   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 2001.


                                                     REGISTRATION NO. 333- 50350
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                PPL MONTANA, LLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                4911                                 54-1928759
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                                                                                PAUL FARR
                                                                         CHIEF FINANCIAL OFFICER
            303 NORTH BROADWAY, SUITE 400                                    PPL MONTANA, LLC
               BILLINGS, MONTANA 59101                                   BILLINGS, MONTANA 59101
                    (406) 869-5100                                            (406) 869-5100
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,        (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
    INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL         NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE OF
                  EXECUTIVE OFFICES)                                             PROCESS)

                                WITH A COPY TO:

                              DAVID P. FALCK, ESQ.
                             PILLSBURY WINTHROP LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004
                                 (212) 858-1438

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   TITLE OF EACH CLASS OF       AMOUNT TO BE        PROPOSED MAXIMUM            PROPOSED MAXIMUM             AMOUNT OF
 SECURITIES TO BE REGISTERED   REGISTERED(1)     OFFERING PRICE PER UNIT    AGGREGATE OFFERING PRICE    REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------------
8.903% Pass Through
  Certificates due 2020......   $338,000,000               100%                   $338,000,000                $89,232
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Equals the aggregate principal amount of the securities being registered.

(2) This entire amount has been previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED FEBRUARY [  ], 2001


PRELIMINARY PROSPECTUS

                                PPL MONTANA, LLC

                                 EXCHANGE OFFER
                   8.903% PASS THROUGH CERTIFICATES DUE 2020

The Exchange Offer............   We are offering to exchange pass through
                                 certificates registered with the Securities and Exchange Commission for existing pass through certificates that we previously offered in an offering exempt from the SEC's registration requirements. The terms and conditions of the exchange offer are summarized below and more fully described in this prospectus.

New Certificates..............   The new certificates will represent the same
                                 fractional undivided interest in a pass through trust as the old certificates they are replacing. The new certificates will have the same material financial terms as the old certificates, which are described more fully in this prospectus. The new certificates will not contain terms with respect to transfer restrictions or interest rate increases.

Expiration Date...............   5:00 p.m. (New York City time) on
                                 [            ], 2001.

Withdrawal Rights.............   Any time before 5:00 p.m. (New York City time)
                                 on the expiration date.

Integral Multiples............   Old certificates may only be tendered in
                                 integral multiples of $1,000.

Expenses......................   Paid for by PPL Montana, LLC.

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                        INITIAL PRINCIPAL    FINAL PRINCIPAL              INTEREST
   PRINCIPAL AMOUNT     INTEREST RATE   DISTRIBUTION DATE   DISTRIBUTION DATE        DISTRIBUTION DATES
------------------------------------------------------------------------------------------------------------
     $338,000,000           8.903%       January 2, 2001      July 2, 2020          January 2 and July 2
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

     The certificates represent interests in a pass through trust only and do not represent interests in or obligations of PPL Corporation, PPL Montana, LLC, or any other affiliate of PPL Corporation.

     We do not intend to apply to list the certificates on any national securities exchange or the Nasdaq Stock Market.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is [               ], 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   14
THIS EXCHANGE OFFER.........................................   23
RATIO OF EARNINGS TO FIXED CHARGES..........................   31
USE OF PROCEEDS.............................................   32
SELECTED FINANCIAL AND OPERATING DATA.......................   33
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   34
ABOUT US....................................................   39
BUSINESS....................................................   41
REGULATION..................................................   51
MANAGEMENT..................................................   59
RELATIONSHIPS AND RELATED TRANSACTIONS......................   65
SUMMARY OF INDEPENDENT ENGINEER'S REPORT....................   66
SUMMARY OF INDEPENDENT MARKET CONSULTANT'S REPORT...........   68
SUMMARY OF INDEPENDENT FUEL CONSULTANT'S REPORT.............   71
DESCRIPTION OF OUR PRINCIPAL CONTRACTUAL ARRANGEMENTS.......   72
DESCRIPTION OF THE PASS THROUGH TRUST CERTIFICATES..........   82
DESCRIPTION OF THE LEASE DOCUMENTS..........................  105
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............  123
ERISA CONSIDERATIONS........................................  128
PLAN OF DISTRIBUTION........................................  130
INDEPENDENT CONSULTANTS.....................................  131
LEGAL MATTERS...............................................  131
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
  PROSPECTUS................................................  131
WHERE YOU CAN FIND MORE INFORMATION.........................  131
INDEX TO FINANCIAL STATEMENTS...............................  F-1
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................  F-3
APPENDIX A: INDEPENDENT ENGINEER'S REPORT...................  A-1
APPENDIX B: INDEPENDENT MARKET CONSULTANT'S REPORT..........  B-1
APPENDIX C: INDEPENDENT FUEL CONSULTANT'S REPORT............  C-1


     Until [            ], 2001, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.

                               PROSPECTUS SUMMARY


     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the certificates, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section beginning on page 14 of this prospectus.


PPL MONTANA


     We are an indirect wholly owned subsidiary of PPL Corporation. We were formed to acquire, own, lease and operate interests in thirteen generating facilities with an aggregate capacity of approximately 1,260 net megawatts. When we refer to MW in this prospectus, we mean net megawatts. We refer to these generating facilities, together with a storage reservoir that we also acquired, as the Montana portfolio.



     We sell all of the energy generated by these generating facilities in the region referred to as the Western Systems Coordinating Council, which covers a large portion of the western United States. Within the Western Systems Coordinating Council, our primary regional market is the Northwest (Montana, Oregon, Washington and Idaho), and Montana is our single most important market. Our energy marketing plan, which targets both wholesale and retail customers, will be implemented on our behalf by our affiliate PPL EnergyPlus, LLC.


     The Montana portfolio consists of the following generating assets:

     - eleven hydroelectric generating facilities and a storage reservoir, which we wholly own;

     - the J.E. Corette coal-fired generating facility, which we wholly own; and


     - our leasehold interest in an undivided joint ownership interest in units 1, 2 and 3 of the Colstrip coal-fired generating facility.



     The hydroelectric generating facilities are primarily located in the Columbia River and Missouri-Madison River basins and together generate up to 577 MW of energy in the summer. The Corette facility is located near Billings, Montana and can generate 154 MW of energy. The Colstrip facility, located in Colstrip, Montana, is the second largest coal-fired generating facility west of the Mississippi River and can generate 2,094 MW of energy. We lease 529 MW of the energy generation capacity of the Colstrip facility, and we are the operator of the entire facility.



     Our principal executive offices are located at 303 North Broadway, Suite 400, Billings, Montana 59101, and our main telephone number is (406) 869-5100.

                         SUMMARY OF THIS EXCHANGE OFFER

     On July 20, 2000, we completed the offering of $338 million principal amount of 8.903% pass through certificates due 2020, which we refer to as the old certificates. In connection with that offering, we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer by April 16, 2001, which is 270 days after the date of original issuance of the old certificates.

THIS EXCHANGE OFFER........  We are offering to exchange up to $338 million aggregate principal amount of old certificates that were issued on July 20, 2000 for up to $338 million aggregate principal amount of new certificates that have been registered under the Securities Act of 1933, which we refer to as the Securities Act. Old certificates may be exchanged in denominations of integral multiples of $1,000 principal amount. We will issue the new certificates promptly after the expiration of the exchange offer.

                             The form and terms of the new certificates that we are offering in the exchange offer, which we refer to as the new certificates, are identical in all material respects to the form and terms of the old certificates which were issued on July 20, 2000 in an offering that was exempt from the SEC's registration requirements, except that the new certificates that we are offering in the exchange offer have been registered under the Securities Act. The new certificates that we are offering in the exchange offer will evidence the same obligations as, and will replace, the old certificates and will be issued under the same pass through trust agreement.

                             If you wish to exchange an outstanding old certificate, you must properly tender it in accordance with the terms described in this prospectus.

                             As of this date, there are $338 million principal amount of old certificates outstanding. The exchange offer is not contingent upon any minimum aggregate principal amount of existing pass through trust certificates being tendered for exchange. We will arrange for the pass through trustee to issue the registered pass through trust certificates on or promptly after the expiration of the exchange offer.

REGISTRATION RIGHTS
AGREEMENT..................  We are making this exchange offer in order to satisfy our obligation under the registration rights agreement, entered into July 13, 2000, to cause our registration statement to become effective under the Securities Act. You are entitled to exchange your old certificates for registered new certificates with substantially identical terms. After the exchange offer is complete, you will generally no longer be entitled to any registration rights with respect to your certificates.

RESALES OF THE NEW
CERTIFICATES...............  Based on an interpretation by the SEC staff set forth in no-action letters issued to third parties, we believe that the new certificates issued pursuant to the exchange offer in exchange for old certificates may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

                             - you acquire any new certificate in the ordinary
                               course of your business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the new certificates;

                             - you are not a broker-dealer who purchased old
                               certificates for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

                             - you are not an "affiliate" of our company, within
                               the meaning of Rule 405 under the Securities Act.

                             If our belief is inaccurate and you transfer any new certificate without delivering a prospectus meeting the requirements of the Securities Act without an exemption from registration of your certificates from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

                             Each broker-dealer that is issued new certificates for its own account in exchange for old certificates must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new pass through trust certificates. The letter of transmittal states that, by making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer who acquired old certificates for its own account as a result of market-making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the new certificates. We have agreed that, for a period of 180 days following the completion of this exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any broker-dealers for use in connection with these resales. We believe that no registered holder of the existing pass through trust certificates is an "affiliate" of our company, within the meaning of Rule 405 under the Securities Act.

EXPIRATION DATE............  This exchange offer will expire at 5:00 p.m., New
                             York City time, [            ], 2001, unless we
                             decide to extend the expiration date. We do not currently intend to extend the expiration date, although we reserve the right to do so, and we have agreed to use our reasonable best efforts to complete the exchange offer promptly but no later than April 16, 2001.

CONDITIONS TO THIS EXCHANGE
  OFFER....................  This exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the SEC staff.

WITHDRAWAL RIGHTS..........  You may withdraw the tender of your old certificates at any time prior to 5:00 p.m. New
                             York City time on [            ], 2001.

MATERIAL U.S. FEDERAL
INCOME TAX CONSEQUENCES....  The exchange of old certificates for new certificates pursuant to the exchange offer will not constitute a taxable event for United States federal income tax purposes. For a discussion of other U.S. federal income tax consequences resulting from the exchange, acquisition, ownership and disposition of the new certificates, see "Material U.S. Federal Income Tax Consequences."

USE OF PROCEEDS............  We will not receive any proceeds from the issuance of the new certificates offered in this exchange offer. In consideration for issuing the new certificates as contemplated in this prospectus, we will receive in exchange old certificates in like principal amount. We will pay all registra-tion expenses incident to this exchange offer. Each holder of certificates will pay all underwriting discounts and commissions and transfer taxes incurred in the sale or disposition of the certificates issued in this exchange offer.

EXCHANGE AGENT.............  The Chase Manhattan Bank is serving as exchange agent in connection with the exchange offer.

                            SUMMARY OF OUR BUSINESS

OUR ACQUISITION OF THE MONTANA PORTFOLIO, THE COLSTRIP FACILITY AND THE LEASE TRANSACTIONS

  The acquisition


     In June 1997, the Montana state legislature enacted a bill which deregulated the energy generating business and initiated customer choice for competitive energy supplies effective July 1, 1998. In response to this legislation, in March 1998, The Montana Power Company, or MPC, initiated an auction to divest its generating assets.


     PPL Global, LLC, a direct subsidiary of PPL Energy Funding Corporation, was selected as the winning bidder in this auction process. In October 1998, PPL Global entered into an asset purchase agreement with MPC under which PPL Global agreed to acquire the Montana portfolio for a purchase price of approximately $760 million plus transaction expenses. PPL Global subsequently assigned its interests in the asset purchase agreement to us, and we closed the acquisition of the Montana portfolio on December 17, 1999. We have an obligation under this asset purchase agreement to acquire the portion of MPC's interest in a transmission system known as the Colstrip transmission system that is related to the interests in the Colstrip facility that we acquired from MPC. Negotiations to complete this acquisition are ongoing. On July 20, 2000, we sold our interests in the Colstrip facility and leased the interests back, as described below.

  Our interests in the Colstrip facility

     The most significant asset in the Montana portfolio is our interest in the Colstrip facility. The Colstrip facility consists of four coal-fired generating units. Colstrip units 1 and 2 are twin 307 MW generating units and Colstrip units 3 and 4 are twin 740 MW generating units.

     We hold a 50% leasehold interest in Colstrip units 1 and 2 and a 30% leasehold interest in Colstrip unit 3. Puget Sound Energy, Inc. owns the other 50% undivided interest in Colstrip units 1 and 2. Colstrip units 1 and 2 are governed by an ownership agreement and an operation agreement. These agreements provide for an owners' committee and an operator. Most of the responsibility for operating Colstrip units 1 and 2 is vested in us, as the operator. The role of the owners' committee in operating Colstrip units 1 and 2 is limited to scheduling planned outages, reviewing the annual operation and maintenance costs that we incur and approving the annual budget that we propose. These agreements provide the owners of Colstrip units 1 and 2 with rights of first refusal in respect of transfers and assignments of ownership interests in Colstrip units 1 and 2.

Puget, Portland General Electric Company, Avista Corporation and PacifiCorp own 25%, 20%, 15% and 10%, respectively, of the undivided ownership interests in each of Colstrip units 3 and 4. In addition, MPC owns a 30% leasehold interest in Colstrip unit 4. We refer to these owners and ourselves as the project users.

     Colstrip units 3 and 4 are governed by an ownership and operation agreement. This agreement is independent of the agreements governing Colstrip units 1 and 2. Pursuant to this agreement, each project user has a project share in Colstrip units 3 and 4 equal to the sum of (1) any undivided interests in Colstrip units 3 and 4 owned by that project user, and (2) any undivided interests in Colstrip units 3 and 4 leased to that project user by a third-party owner. This agreement provides for a project committee and an operator. Each of Puget, Portland, Avista and PacifiCorp is able to appoint one member to the project committee. Under the terms of a vote sharing agreement between MPC and us, MPC and we jointly control the remaining vote on the project committee. As with Colstrip units 1 and 2, most of the responsibility for operating Colstrip units 3 and 4 is vested in us, as the operator. Some types of major decisions must be approved by 55%, 65% or 85% of the total project shares. Each project user is required to contribute its project share of the costs of operation for Colstrip units 3 and 4. This ownership and operation agreement also provides the owners of Colstrip units 3 and 4 rights of first refusal in respect of transfers and assignments of ownership interests in Colstrip units 3 and 4.

     Under a separate agreement with MPC, our 30% leasehold interest in Colstrip unit 3 entitles us to a 15% share of the combined energy generation capacity of Colstrip units 3 and 4 and obligates us to cover 15% of the operations and maintenance costs of Colstrip units 3 and 4. Our leasehold interest provides us approximately 307 MW from Colstrip units 1 and 2 and 222 MW from Colstrip units 3 and 4.

     The Colstrip facility is owned as indicated below:

   UNITS 1 & 2 -- 2 X 307 MW           UNIT 3 -- 740 MW                UNIT 4 -- 740 MW

          [Pie Chart]                               [Pie Chart]                     [Pie Chart]

  The lease transactions

     On July 20, 2000, we sold our interests in the Colstrip facility to three owner lessors under four separate lease transactions. We refer to these interests as the leased assets. Each owner lessor is beneficially owned by an institutional investor. We refer to these investors as owner investors. We entered into two leases that relate to Colstrip units 1 and 2 and two leases that relate to Colstrip unit 3. Each owner lessor issued a lessor note in connection with each lease to the pass through trust. The pass through trust purchased the lessor notes with the proceeds of the old certificates. Each owner lessor used the proceeds from the sale of its lessor note to fund a portion of the purchase price of its portion of the leased assets.

     Each lessor note is secured by, among other things, the interest in the related leased assets purchased with the proceeds of such lessor note, and by the applicable owner lessor's interest in the related lease documents other than the tax indemnity agreement. The lessor notes are not secured by any of the other assets included in the Montana portfolio. Our obligations under each lease, however, are our general unsecured obligations. Revenues generated from the entire Montana portfolio support our obligation to pay rent.

     The rent payment under each lease is in an amount that is sufficient to pay the principal of, premium, if any, and interest on the lessor note issued by the applicable owner lessor. Each owner lessor has assigned its right to receive rent payments to the trustee under the indenture for the owner lessor's lessor note.

     Because each owner lessor's right to receive rent under its lease has been assigned to the applicable indenture trustee, we pay all rent directly to the indenture trustees. From the rent it receives from us, each indenture trustee pays principal, premium, if any, and interest due on the lessor note issued under its indenture to the pass through trust. The pass through trust distributes the payments received by it as holder of the lessor notes to you. After payment to the pass through trust, each indenture trustee distributes the remaining balance, if any, of the rent received from us to the applicable owner lessor who distributes such amounts to its owner investor.

     The certificates offered to you represent interests in the pass through trust that holds the lessor notes. Only the pass through trust is directly liable to make distributions on the certificates. Our obligation is to make payments under the leases. Neither we nor any of our affiliates is directly liable to make distributions on the certificates.

     The following diagram illustrates the payment flows in the lease transactions among us as lessee, the owner lessors, the indenture trustees, the pass through trust and the certificate holders.

                                  [Flow Chart]

                    SUMMARY OF TERMS OF THE NEW CERTIFICATES

     The form and terms of the new certificates are the same as the form and terms of the old certificates except that the new certificates will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and, in general, will not be entitled to registration under the Securities Act. The new certificates will evidence the same obligations as the old certificates and both the old certificates and the new certificates are governed by the same pass through trust agreement.

     The certificates are not our direct obligations. Each certificate represents a fractional undivided interest in a pass through trust formed pursuant to a pass through trust agreement between us and The Chase Manhattan Bank, as pass through trustee. The pass through trust was formed for the benefit of the holders of the pass through trust certificates.

     The property of the pass through trust consists solely of lessor notes issued on a non-recourse basis by three owner lessors under four separate lease transactions. Each owner lessor is beneficially owned by an institutional investor. Each lessor note is secured by, among other things, the interest in the related leased assets purchased with the proceeds of such note, and by the applicable owner lessor's interest in the related lease documents other than the tax indemnity agreement. The lessor notes are not secured by any of the other assets included in the Montana portfolio. Our obligations under each lease, however, are our general unsecured obligations. Revenues generated from the entire Montana portfolio currently support our obligation to pay rent.

     The lessor notes issued by the three owner lessors were issued in a single series under four lease indentures between the three owner lessors and The Chase Manhattan Bank, as lease indenture trustee. The pass through trust purchased all the lessor notes issued by the three owner lessors so that all of the lessor notes held in the pass through trust have an interest rate and maturity date corresponding to the final distribution date applicable to the old certificates issued on July 20, 2000. The pass through trustee will generally distribute any amounts paid by the owner lessors in respect of the lessor notes to the holders of the new certificates promptly after receipt. Distributions on the new certificates therefore depend on the rental and other payments that we make under the leases on Colstrip units 1, 2 and 3. PPL Corporation has no obligation for and has not guaranteed our lease obligations, the pass through trust certificates or the lessor notes issued by the owner lessors which are held by the pass through trust.

     The following summary contains basic information about the new certificates. It does not contain all the information that may be important to you. For a more complete description of the new certificates, please refer to the section of this prospectus entitled "Description of the Pass Through Certificates."

SECURITIES OFFERED............   $338,000,000 aggregate principal amount of
                                 8.903% pass through certificates due 2020.

PASS THROUGH TRUST............   The new certificates will be offered by a pass
                                 through trust. The pass through trust was formed by a pass through trust agreement between us and The Chase Manhattan Bank, as the pass through trustee.

PASS THROUGH TRUST PROPERTY...   The property of the pass through trust consists
                                 solely of the lessor notes.

INTEREST......................   Interest on the lessor notes will accrue at a
                                 rate of 8.903% per year. Interest on the lessor notes and the resulting distributions on the certificates will be payable semiannually in arrears on January 2 and July 2 of each year, beginning on January 2, 2001.


PAYMENT DATES.................   Principal payments will be made on the lessor
                                 notes and the resulting distributions will be made on the certificates according to the amortization schedule on page 105.

AVERAGE LIFE OF THE
CERTIFICATES..................   The certificates will be paid off over varying
                                 periods of time, but the average of the periods is approximately 9.93 years.

RANKING.......................   Rent payable by us under the leases is the
                                 source of payment for the lessor notes and, consequently, the certificates. Our obligation to pay rent is our senior unsecured obligation and ranks equally in right of payment with all of our other existing and future senior unsecured obligations. We currently have approximately $70 million in senior unsecured obligations, consisting of bank letters of credit issued on our behalf.

LEASE DOCUMENTS...............   The lease documents for each lease transaction
                                 include a bill of sale, a lease, a site lease and sublease, an assignment and reassignment of the related ownership and operating agreement(s), a participation agreement, a lease indenture, a lessor note, a limited liability company agreement relating to the owner lessor, a guaranty of the parent of the owner investor and a tax indemnity agreement between us and the owner investor.

COLLATERAL FOR THE LESSOR
NOTES.........................   The lessor note issued for each lease
                                 transaction is secured by a first priority security interest in the rights and interests of the owner lessor in the following:

                                      - the related lease under which the owner
                                        lessor leases the related interest in
                                        the leased assets to us, including its
                                        right to receive rent;

                                      - the related interest in the leased
                                        assets;

                                      - the related site lease and sublease,
                                        participation agreement and other lease
                                        documents (other than the tax indemnity
                                        agreement);

                                      - the related ownership and operating
                                        agreement(s);

                                      - the common facilities agreement for the
                                        Colstrip facility; and

                                      - its right to receive payments under a
                                        rent reserve letter of credit issued on
                                        our behalf in an amount equal to the
                                        greater of (1) the next scheduled
                                        payment under the related lease, or (2)
                                        50% of the next twelve months of the
                                        scheduled payments under the related
                                        lease.

                                 All of the property and rights described above are referred to collectively as the "collateral." The collateral does not include any of our other generating assets. The collateral also excludes customary excepted payments and rights reserved to the owner lessors and the owner investors.

NO CROSS COLLATERALIZATION OF
LESS OR NOTES OR CROSS DEFAULT
PROVISIONS....................   The lessor note issued in a lease transaction
                                 will not be cross-collateralized with, or generally cross-defaulted to, the lessor note issued under the other lease transactions. The covenants under each set of lease documents are identical except that (1) we provide a separate rent reserve letter of credit for each lease, and (2) there are certain facility-specific covenants, such as mainte-nance and insurance, which relate to the applicable unit being leased. Thus, an event of default under one lease may not necessarily trigger an event of default under the other leases. However, we are required to pay rent under each lease pro rata without preference to any lease, so a failure to pay rent under any lease would trigger an event of default under the other leases.

OPTIONAL REDEMPTION...........   We may request, or with our consent the owner
                                 investors may cause, the owner lessors to redeem the lessor notes (and consequently cause the pass through trust to redeem the certificates) at a redemption price equal to:

                                      - 100% of the principal amount of the
                                        lessor notes being redeemed, plus

                                      - accrued interest on the lessor notes
                                        being redeemed, plus

                                      - a make whole premium based on the rates
                                        of comparable treasury securities plus
                                        50 basis points.

                                 We agree not to request that any lessor note be redeemed or consent to a request from any owner investor to cause the related owner lessor to redeem its lessor notes unless all four lessor notes are being redeemed.

MANDATORY REDEMPTION WITHOUT
PREMIUM.......................   Upon receipt by the indenture trustees of
                                 proceeds in connection with any of the
                                 circumstances described below, one or all of the lessor notes will be redeemed, in whole or, in the case of a termination of the leases relating to Colstrip units 1 or 2 under items
                                 (2) or (3) below, in whole or in part, at a redemption price equal to 100% of the principal amount of the lessor notes being redeemed plus accrued interest. The certificates will be redeemed in whole or in part with the proceeds of a redemption of the related lessor notes under the following circumstances:

                                      (1) Any owner investor or any owner lessor
                                          is then subject to any public utility
                                          regulation that renders it burdensome
                                          to participate in the lease
                                          transactions, which we refer to as a
                                          regulatory event of loss, unless
                                          either (a) we purchase the beneficial
                                          interest in the owner lessor and waive
                                          the regulatory event of loss, and the
                                          lease between us and the owner lessor
                                          remains in effect, or (b) we assume
                                          the lessor note(s) issued by the owner
                                          lessor;

                                      (2) any event of loss, other than a
                                          regulatory event of loss, occurs with
                                          respect to one or more of the Colstrip
                                          units, unless we elect to rebuild or
                                          replace the damaged Colstrip unit or
                                          units, and the event of loss results
                                          in a termination or parallel partial
                                          termination of the other lease related
                                          to the damaged Colstrip unit or units;

                                      (3) we elect to terminate all applicable
                                          leases, in whole or in part, because
                                          one or more of the Colstrip units are
                                          then economically or technologically
                                          obsolete as a result of:

                                           - a change in law, regulation or
                                             tariff of general application, or

                                           - the imposition by a governmental
                                             authority of any conditions or
                                             requirements (including requiring
                                             significant capital improvements to
                                             the affected Colstrip unit or
                                             units) upon the availability,
                                             continued effectiveness or renewal
                                             of any license or permit required
                                             for the ownership or operation of
                                             the Colstrip unit or units; or

                                      (4) we exercise our option to terminate
                                          one or more of the leases (except in
                                          circumstances where we assume the
                                          applicable lessor notes) if:

                                           - a change in law causes it to become
                                             illegal for us to continue a lease
                                             or to pay rent under a lease and
                                             the other lease documents, and the
                                             transactions contemplated by the
                                             lease documents cannot be
                                             restructured to comply with the
                                             change in law, or

                                           - one or more events outside of our
                                             control occurs and causes us to
                                             have burdensome indemnity
                                             obligations under the lease
                                             documents.

MANDATORY REDEMPTION WITH
PREMIUM.......................   If we elect to terminate the applicable leases,
                                 in whole or in part, because one or more of the Colstrip units is:

                                      - economically or technologically obsolete
                                        for reasons other than the reasons in
                                        item (3) above under "Mandatory
                                        redemption without premium," or

                                      - surplus to our needs or no longer useful
                                        in our trade or business,

                                 then the outstanding lessor notes will be redeemed, in whole or in part, at a redemption price equal to:

                                      - 100% of the principal amount of the
                                        lessor notes being redeemed, plus

                                      - accrued interest on the lessor notes
                                        being redeemed, plus

                                      - a make whole premium based on the rates
                                        of comparable treasury securities plus
                                        50 basis points.

COVENANTS.....................   The lease documents limit our ability to, among
                                 other things:

                                      - incur debt;

                                      - sell assets;

                                      - create liens;

                                      - declare dividends or make other
                                        distributions or similar payments;

                                      - enter into transactions with affiliates;

                                      - engage in any business other than
                                        permitted businesses specified in the
                                        lease documents; and

                                      - engage in mergers, consolidations or
                                        similar transactions.

                                 The lease documents also require us to, among other things, provide the following items to the indenture trustees and the rating agencies:

                                      - annual audited financial statements and
                                        no default certificates, and

                                      - quarterly unaudited financial
                                        statements.

CHANGE OF CONTROL.............   It is an event of default under the leases if
                                 PPL Corporation's direct or indirect beneficial ownership in us is reduced to less than 50%, unless Moody's and S&P confirm that the then existing ratings for the certificates will not be lowered as a result of the reduction in ownership.

                                 Upon the occurrence of an event of default under the leases that is caused by a reduction of PPL Corporation's interest in us, the indenture trustees may accelerate the lessor notes and require us to pay a premium equal to 1% of the principal amount of the outstanding lessor notes in addition to principal and accrued interest on the outstanding lessor notes.

LEASE ASSIGNMENT..............   We may not assign any lease document without
                                 the prior written consent of the applicable indenture trustee, except that we may assign all of the lease documents (1) in connection with a merger, consolidation or sale of substantially all our assets to the extent permitted under the lease documents, or (2) if the following conditions, among others, are met:

                                      - the certificates are rated at least Baa3
                                        by Moody's and at least BBB- by S&P; and

                                      - Moody's and S&P confirm that the
                                        assignment will not result in a
                                        downgrade of the then existing ratings
                                        for the certificates.

                                 If these conditions are met, we will not have any further liability or obligation under the lease documents.

GOVERNING LAW.................   The certificates, the pass through trust
                                 agreement, the lease indentures and the lessor notes are governed by the laws of the State of New York, except to the extent that the leases, the site lease and subleases and the indentures are required to be governed by the laws of the State of Montana.

FORM, DENOMINATION AND
REGISTRATION OF
CERTIFICATES..................   The certificates (other than certificates sold
                                 to institutional accredited investors) were issued in book-entry form and are represented by one or more fully registered global certificates. Each global certificate has been deposited with, or on behalf of, the Depository
                                 Trust Company, which we refer to as DTC, and registered in its name or in the name of Cede &
                                 Co., its nominee. The certificates sold to institutional accredited investors are represented by fully registered physical certificates. The certificates were issued in denominations of $100,000 or any integral multiple of $1,000 in excess of $100,000.

INDENTURE TRUSTEE.............   The Chase Manhattan Bank acts as the indenture
                                 trustee for the lessor notes under each of the indentures.

RISK FACTORS..................   An investment in the new certificates involves
                                 risks, including, without limitation, risks related to the uncertainties associated with the competitive market in which we operate, the structure of the lease transactions and the operation of our generating facilities. A description of these risks begins on page 14.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this prospectus, you should carefully consider the following risk factors in evaluating an investment in the new certificates.

OUR REVENUES AND RESULTS OF OPERATIONS WILL DEPEND IN PART ON MARKET AND COMPETITIVE FORCES THAT ARE OUTSIDE OF OUR CONTROL.

     The markets for wholesale and retail energy transactions in the Western Systems Coordinating Council have been, or are in the process of becoming, deregulated. We and other owners of generating facilities will not be guaranteed a specified rate of return on our capital investments or recovery of our costs. Therefore, our revenues and results of operations will depend on the prices that we can obtain for energy in the Montana market and adjacent markets. Among the factors beyond our control that could influence prices are:

     - fuel supply and price -- the prevailing market prices for natural gas, fuel oil and coal, and the amount of water available from the river systems in the Western Systems Coordinating Council;

     - competition -- the extent of additional supplies of energy from our current competitors or new market entrants, which may include the construction of additional energy generation capacity in Montana or elsewhere in the Western Systems Coordinating Council;

     - regulation -- the regulatory and pricing structures developed for Western Systems Coordinating Council energy markets as they continue to evolve;

     - transmission -- future pricing for and availability of transmission services, the effect of deregulation proposals and export energy transmission constraints, each of which could limit our ability to sell energy in markets adjacent to Montana;

     - market structure -- the pace of the development of Northwest regional markets for energy and capacity which does not yet exist except in the context of bilateral contracts; and

     - demand -- the rate of growth in energy usage as a result of factors such as regional economic conditions and the implementation of conservation programs.

IN OPERATING THE MONTANA PORTFOLIO, WE MAY ENCOUNTER EXPENSES AND OPERATING PROBLEMS GREATER THAN WE ANTICIPATE.

     Operation of the Montana portfolio involves risks including the energy output and efficiency levels at which the Montana portfolio performs, interruptions in fuel supply, increased prices for fuel supply and transportation as existing contracts expire, disruptions in the delivery of energy, facility shutdown due to a breakdown or failure of equipment or processes, violation of permit requirements (whether through operations or changes in law), operator error or catastrophic events such as fires, explosions, floods or other similar occurrences affecting the Montana portfolio, ourselves or third parties upon which our business may depend.


     The generating facilities in the Montana portfolio, like other generating facilities of similar age, will require additional capital expenditures. Except for the Kerr and Cochrane facilities, initial construction of the hydroelectric dams and generating facilities occurred before 1930. The units comprising the Colstrip facility and the Corette facility are between 15 and 33 years old. All generating facilities require continuing capital expenditures in order to keep operations at optimal levels. The average capital expenditures we project to make for these maintenance projects are approximately $15 million per year. Our actual capital expenditure requirements could differ significantly from these estimates. The lease documents and our existing working capital facility will limit our ability to incur indebtedness to finance capital expenditures.


WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR MARKETING PLAN AND THE OTHER ASPECTS OF OUR BUSINESS PLAN.

     Our results of operations depend on our ability to implement our business plan. Our business plan assumes, among other things, that the generating assets included in the Montana portfolio will be maintained, available and dispatched at levels necessary to support our marketing plan. The business plan also assumes that we can effectively execute our marketing plan. We are relying on PPL EnergyPlus to implement our marketing plan by creating a portfolio of wholesale and retail contracts that will provide a stable revenue stream with satisfactory operating margins. We cannot assure you that PPL EnergyPlus will successfully execute our marketing plan.


BECAUSE THE MONTANA PORTFOLIO WAS NOT OPERATED HISTORICALLY ON A COMPETITIVE BASIS WE DO NOT KNOW IF WE CAN OPERATE IT SUCCESSFULLY IN A COMPETITIVE ENVIRONMENT.



     Substantially all of our business consists of owning or leasing and operating the Montana portfolio. Although the assets included in the Montana portfolio had a significant operating history at the time we acquired them, the assets had all been operated as an integrated part of a regulated utility and thus the energy generated by the assets was sold by MPC based upon rates set by regulatory authorities. While owned by MPC, the Montana portfolio was generally operated at lower average output than planned by us. We have operated the Montana portfolio only since December 17, 1999. We cannot assure you that we will be successful in operating the Montana portfolio in a competitive environment in which energy rates will be set by market forces.



SIGNIFICANT UNEXPECTED CAPITAL EXPENDITURES COULD DECREASE OUR CASH FLOW AND OPERATING INCOME.



     We expect to make continued capital expenditures for the Montana portfolio. Equipment replacement or modification expenditures and costs of compliance with environmental standards will continue to be reflected in our capital expenditures and operating costs. We intend to fund these capital expenditures and the aggregate rent payments under the leases primarily from cash flow from our operations. Significant unexpected capital expenditures could decrease our cash flow and operating income and impair our ability to pay our lease obligation.



WE MUST SATISFY SUBSTANTIAL ENERGY REGULATORY REQUIREMENTS, WHICH COULD INCREASE OUR COSTS OF COMPLIANCE AND LIMIT OUR OPERATIONS.



     Statutory or regulatory changes or judicial or administrative interpretations of existing energy regulatory laws, regulations or licenses that impose more comprehensive or stringent requirements on us could affect our business in the following ways.


  Energy regulatory matters

     We believe that we have obtained all material energy-related approvals required to operate the Montana portfolio, and that the owner lessors have obtained all energy-related approvals required for them to enter into the lease transactions. We may be required to obtain additional regulatory approvals, including, without limitation, licenses, renewals, extensions, transfers, assignments, reissuances or similar actions. We cannot assure you that we will be able to:

     - obtain all required regulatory approvals that we may require in the future;

     - obtain any necessary modifications to existing regulatory approvals; or

     - maintain compliance with all applicable energy regulatory laws, regulations, ordinances and approvals.

     Delay in obtaining or failure to obtain and maintain in full force and effect any required regulatory approvals, or delay or failure to satisfy any applicable regulatory requirements, could prevent operation of, or the sale of energy from, the assets included in the Montana portfolio, or could result in potential civil or criminal liability or in additional costs to us.

  Hydroelectric licensing issues


     The hydroelectric generating facilities collectively are covered by four Federal Energy Regulatory Commission project licenses issued under Part I of the Federal Power Act. The licenses expire in 2009, 2025,

2035 and 2040, respectively. Although the terms and conditions of each respective license are applicable throughout the term of the license, some of the licenses contain reopener provisions that during the existing license term would permit the Federal Energy Regulatory Commission to establish new operating parameters or environmental protection measures that could increase the cost of operating the affected project in ways or to an extent that cannot be predicted at this time. We cannot assure you that the terms and conditions of any new licenses will be as favorable to us as the original licenses.

     The Federal Energy Regulatory Commission's statutory authority to issue new licenses to existing hydroelectric generating facilities that were previously licensed requires the Federal Energy Regulatory Commission to consider and include license conditions that "protect, mitigate damages to, and enhance fish and wildlife . . . affected by the development, operation and management of the project." Such conditions could take the form of, among other things, operational protocols or construction of additional facilities, such as fish passages, which could increase the cost to us of operating and maintaining the hydroelectric generating facilities. Moreover, to the extent that a project is located on lands under the protection of the federal government, the agencies responsible for administering the government's interests are authorized to formulate license conditions that the Federal Energy Regulatory Commission is required by law to incorporate into the license. Such conditions could be expected to increase the cost of operation or diminish the energy output of the project.

ENVIRONMENTAL LAWS WILL AFFECT OUR BUSINESS PLANS AND COULD CAUSE COST INCREASES BECAUSE WE HAVE ASSUMED LIABILITY FOR PRE-EXISTING ENVIRONMENTAL CONDITIONS AT THE SITES OF THE GENERATING FACILITIES INCLUDED IN THE MONTANA PORTFOLIO.

  Environmental regulatory approvals

     We believe that we have obtained all material environmental-related approvals required to operate the Montana portfolio or that these approvals have been applied for and will be issued in a timely manner. The approvals concern, among other things, the protection of the environment and the health and safety of employees and the public. Failure to comply with the approvals and applicable laws, regulations and ordinances could result in potential civil or criminal liability, imposition of clean-up liens and fines and expenditures of funds to bring the Montana portfolio into compliance. We cannot assure you that we will be able to:

     - obtain all environmental approvals that we may require in the future;

     - obtain any necessary modifications to existing environmental approvals;
       or

     - maintain compliance with all applicable environmental laws, regulations, ordinances and approvals.

     Delay in obtaining or failure to obtain and maintain in full force and effect any required environmental approvals, or delay or failure to satisfy any applicable environmental regulatory requirements, could prevent operation of, or the sale of energy from, assets included in the Montana portfolio, or could result in potential civil or criminal liability or in additional costs to us.

  Responsibility for environmental liabilities

     Under the asset purchase agreement for our acquisition of the Montana portfolio, we assumed responsibility for losses resulting from or arising out of pre-existing environmental conditions or violations of environmental laws relating to the Montana portfolio. However, MPC has retained liability related to its hazardous materials which either are transported off-site or released off-site. MPC has agreed to indemnify us for losses relating to pre-existing on-site environmental conditions, including any fines or penalties imposed upon us by a governmental authority relating to MPC's ownership, operation and maintenance of the Montana portfolio. MPC has also agreed to indemnify us if the Montana Department of Environmental Quality requires us to remediate metals at the Thomspon Falls facility or changes the regulatory status of the Thompson Falls facility.

     These indemnity obligations are limited and are not transferred to the owner lessor. Also, MPC's obligation to indemnify us for losses associated with the cost of remediating pre-existing on-site environmental conditions is limited to 50% of its pro-rata share of such environmental liability not to exceed in the aggregate 10% of the purchase price of the Montana portfolio. Although we have performed our own environmental due diligence, we have not performed on-site testing. Instead, we have relied on the environmental evaluations of the Montana portfolio provided to us by MPC and an independent consulting firm in connection with the acquisition. These environmental evaluations were performed more than two years ago. Although we are not aware of any additional concerns, we cannot assure you that these investigations uncovered all relevant site conditions.

     MPC's consultant has identified several areas in its report where additional investigations and groundwater capture systems will be required to maintain compliance with its certificate of environmental compatibility and public need. We cannot assure you that other environmental occurrences or conditions will not arise or be discovered in the future. These additional occurrences and conditions could involve significant expense and we may be unable to seek indemnification from MPC for the resulting costs.

     In 1999, the Environmental Protection Agency initiated enforcement actions against operators of older, coal-fired generating facilities, asserting that those facilities have, over the years, been modified in ways that subject them to more stringent "New Source" requirements under the Clean Air Act. The Environmental Protection Agency has issued an information request to us related to the Corette facility. Compliance with any such Environmental Protection Agency enforcement action could result in additional capital and operating expenses in amounts which are not determinable at this time, but which could be significant.

WE MAY HAVE TO PAY INCREASED TRANSMISSION COSTS OR FACE CONSTRAINTS IN OUR ABILITY TO TRANSMIT ENERGY.

     While we deliver most of the energy we generate to customers in Montana, approximately 20% of the energy that we generate is expected to be delivered to customers outside Montana via the Colstrip transmission system or other transmission paths. We or our customers will reserve transmission service on the Colstrip transmission system or on other transmission paths under Federal Energy Regulatory Commission mandated open-access tariffs or Bonneville Power Administration tariffs.

     Significant regional transmission developments. The Bonneville Power Administration's transmission system is a primary outlet to the Northwest for exported energy from Montana. The Bonneville Power Administration is a federal entity that owns more than half of the transmission facilities in the Northwest and also supplies about 40% of the region's energy. While the Bonneville Power Administration has indicated an intention to voluntarily comply with the Federal Energy Regulatory Commission's policies concerning open transmission access, it is not required to do so under current law. The Bonneville Power Administration also sets its own transmission rates through an administrative process in which its customers can participate. Bonneville Power Administration rate proceedings are currently underway which could increase the Bonneville Power Administration's transmission rates. We believe the Bonneville Power Administration's transmission rates are and are likely to remain reasonable. However, in view of the remoteness of our generating facilities from some of our target markets, and the Bonneville Power Administration's dominance of regional transmission, the future policies, practices and structure of the Bonneville Power Administration (and any successor entities) could affect the marketing of our energy to the Northwest by increasing the price we must pay for transmission, limiting our access to its transmission system or in other ways.


     The formation of a regional transmission organization, or RTO, in the Northwest could also affect the transmission of the energy we generate. On October 23, 2000, nine transmission owning utilities in the Northwest Power Pool region and southern Nevada made a supplemental compliance filing with the Federal Energy Regulatory Commission for the proposed formation of a non-profit RTO independent system operator, to be called RTO West. While we cannot be certain what form RTO West may eventually take, the currently contemplated proposal calls for RTO West to operate the transmission facilities of all the filing transmission owners that intend to file the proposal including the Bonneville Power Administration and the current owners of the Colstrip transmission system. While we expect that RTO West would enhance transmission reliability and reduce some transmission fees, we cannot be certain what effect it will ultimately have on transmission in the Northwest and the rest of the Western Systems Coordinating Council.

     Purchase of the Colstrip transmission system. Under our asset purchase agreement with MPC, we have agreed to purchase from MPC the portion of the Colstrip transmission system that is related to the interests in the Colstrip facility that we acquired from MPC. Negotiations to complete this acquisition are ongoing. However, we cannot assure you that we will acquire all or any portion of these interests in the Colstrip transmission system or that the acquisition will occur within any given period of time. If we do not acquire, or if we are significantly delayed in acquiring, that portion of the Colstrip transmission system from MPC, it may increase our costs of transmitting energy.

     Open-Access tariffs. Any person can reserve access on the Colstrip transmission system if available under open-access tariffs regardless of whether it has an interest in the Colstrip transmission system or the Colstrip facility. This could result in transmission constraints to us or to other users of the Colstrip transmission system (including our customers). This may also result in the need for us or other users of the Colstrip transmission system to upgrade the Colstrip transmission system or to bear some portion of the cost associated with upgrading the Colstrip transmission system. We cannot assure you that this situation will not arise in the future.

     In addition, under the Federal Power Act, transmission owners (including us, if we acquire an interest in the Colstrip transmission system) are able to modify existing tariffs or file new tariffs from time to time. Thus, we cannot assure you that the terms and conditions of these third party open-access tariffs will not change in the future. The Federal Power Act provides procedural rights to transmission customers in the event of disputes over tariffs and open-access, but we cannot assure you that any dispute would be resolved favorably.


THE ENERGY CRISIS IN CALIFORNIA MAY EXPOSE US TO LITIGATION AND AFFECT OUR FUTURE PROFITS.



     Starting in mid-December 2000 the U.S. Secretary of Energy ordered a number of wholesale power sellers in the western United States, including us, to sell to the California Independent System Operator all amounts of energy that such sellers had available in excess of their existing firm power commitments. From mid-December through the expiration of the most recent order on February 7, 2001, we delivered approximately 1,700 MWh to the California Independent System Operator pursuant to these orders. In addition, in December 2000 we made voluntary sales of energy to the California Independent System Operator prior to the date the first order was issued. As of December 31, 2000 we have fully reserved for possible underrecoveries of payments for these energy sales. We may have to add to our reserves in future periods if we are required by the U.S. Secretary of Energy or other authority to continue to supply the California Independent System Operator.



     Litigation arising out of the California supply situation has been filed at the Federal Energy Regulatory Commission and in California courts against sellers of energy to the California Independent System Operator. The plaintiffs and intervenors allege abuse of market power, among other things, and seek price caps on wholesale sales in California and other Western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorneys' fees. We have intervened in the Federal Energy Regulatory Commission proceedings in order to protect our interests, but have not been named as a defendant in any of the court actions. We cannot predict whether we will eventually be named in these lawsuits or other lawsuits and cannot predict the outcome of any such litigation.



     If the eventual resolution of the California power supply crisis involves the imposition of price caps or other regulatory controls on wholesale energy sales, our future cash flow and financial condition could be adversely affected. Our business plan assumes we will sell at least a portion of the energy we produce at wholesale market prices. If regulatory price controls are imposed on us, our revenues may be reduced.

IT IS POSSIBLE THAT THE LEASES COULD BE TERMINATED, OR THAT WE COULD ASSIGN THE LEASES TO A NEW OBLIGOR, IF WE BECOME A DEBTOR IN A BANKRUPTCY PROCEEDING.

     The certificates are not our direct obligations. If we were to become a debtor in a liquidation or reorganization case under the United States bankruptcy code, we, or our bankruptcy trustee, could reject the leases as "executory" contracts under Section 365 of the bankruptcy code. If that happens, rent payments under the leases would terminate, leaving the owner lessors without regular rent payments and with a claim for damages for breach of the leases. While the owner lessors could then file claims for damages, the amount of any recovery on those claims and the amount of time that would pass between the commencement of the bankruptcy case and the receipt of any recovery cannot be determined. If we were to become a debtor in a case under the bankruptcy code, an event of default under the indenture would occur.

     Under Montana law, it is possible that the leases will be viewed as leases of real, rather than personal, property. If the leases are rejected in a bankruptcy proceeding, Section 502(b)(6) of the bankruptcy code limits the claims of lessors under unexpired leases of real property. If a bankruptcy court concluded that the leases are leases of real property, damages for the rejection of a lease would be limited to the greater of one year's rent under the lease or 15% of the remaining rent under the lease (not to exceed three years' rent). These damages might not be sufficient to cover debt service on the lessor notes and, accordingly, the certificates.

     The leases would not be subject to the risks of the foregoing characterizations if a court determined that they constitute "financing leases" within the meaning of the bankruptcy code. "Financing leases" are leases intended as security and are in substance installment sales or loans. The issue of whether leases such as ours could be characterized as financing leases has not yet been definitively addressed by the courts. Resolution of this issue would depend on a bankruptcy court's analysis of the particular facts and circumstances associated with the lease transactions. Therefore, we cannot predict with any degree of certainty whether a court would conclude that the leases constitute "financing leases" for purposes of the bankruptcy code.

     It is also possible that we could, in a bankruptcy proceeding, elect to cure defaults under the leases and to assume and assign the leases, in which event the ultimate source of payments under the leases (and thus on the certificates) would be an entity other than us. While the assignee would have to demonstrate its ability to perform under the assumed leases, we cannot assure you that the assignee could satisfy our obligations under the leases.

IT MAY BE DIFFICULT TO REALIZE THE VALUE OF THE COLLATERAL PLEDGED TO SECURE THE LESSOR NOTES AND THE CERTIFICATES.

     Each lessor note is secured by collateral which includes, subject to customary exceptions, the rights and interests of the owner lessor issuing the lessor note in the related leased assets, participation agreement, lease, site lease and sublease. If a default occurs with respect to one or more of the lessor notes, we cannot assure you that an exercise of remedies, including foreclosure on the related collateral, would provide sufficient funds to repay all amounts due on the defaulted lessor notes and, consequently, the certificates.

     The leases and the other lease documents do not contain cross-collateralization or general cross-default provisions. In other words, each indenture trustee's security interests in the collateral for the related lessor note are separate from the security interests of the other indenture trustees and do not secure the other lessor notes. In addition, a default under a lease would not necessarily result in a default under the other leases. If an indenture trustee exercises its right to foreclose on and sell its collateral, the proceeds from the sale would be applied only to repay the lessor note secured by that collateral. The proceeds could not be used to satisfy any deficiency in the proceeds from the sale of collateral securing the other lessor notes, and by operation of law any excess proceeds would be remitted to the applicable owner lessor. As a result, the amount of proceeds from the sale of collateral related to a lessor note might not be sufficient to pay all principal, premium, if any, and interest due on the lessor note even though the aggregate sale proceeds from all of the collateral would have been sufficient for such purpose.

     Several other factors may affect the value of the collateral in a foreclosure, including:

     Limitations on transferability of required governmental approvals. If an indenture trustee exercises its right to foreclose on the collateral related to a particular portion of the leased assets, the purchaser or new operator of the generating facilities may have difficulty obtaining in a timely manner all governmental approvals required to operate the generating facilities.

     Effect of Colstrip facility ownership and operating agreements. The Colstrip units 1 and 2 ownership and operating agreements and the Colstrip units 3 and 4 ownership and operating agreement provide the owners of the Colstrip facility with rights of first refusal for transfers of ownership interests in Colstrip units 1 and 2 and Colstrip units 3 and 4, respectively. In addition, no transfer of an interest in the Colstrip units may be made unless the transferor's rights under the other agreements relating to the Colstrip units are simultaneously transferred to the proposed transferee. If an indenture trustee were to attempt to foreclose on the leased assets, it would be bound by these limitations, which could affect the ability of the indenture trustee to complete the foreclosure or the prices at which the leased assets could be sold. Any transferee would also be subject to the other provisions of the Colstrip ownership and operating agreements, which are discussed in a risk factor below.

     Limitations on access to the Colstrip transmission system. The Colstrip transmission system is not part of the leased assets. If an event of default under a lease and subsequent foreclosure occurs, the applicable indenture trustee or any transferee of the leased assets would most likely be required to obtain transmission service from us, under our open-access tariff (in the event we own a portion of the Colstrip transmission system) or from the other owners of the Colstrip transmission system under their open-access tariffs. The cost to any new owner for transmission service under these circumstances could affect the value of the leased assets in a foreclosure.

     Limitations on indemnity. Our asset purchase agreement with MPC requires that MPC indemnify us for certain breaches of its representations, warranties or covenants and for certain losses related to pre-existing on-site environmental conditions. This indemnification right runs only to us and we will not assign our right to be indemnified by MPC to the owner lessors, including with respect to the Colstrip facility. Accordingly, such indemnification rights do not form part of the collateral.

BECAUSE WE ONLY HOLD A 50% LEASEHOLD INTEREST IN COLSTRIP UNITS 1 AND 2 AND A MINORITY POSITION IN COLSTRIP UNITS 3 AND 4, WE MAY NOT BE ABLE TO TAKE IMPORTANT ACTIONS WITHOUT THE CONSENT OF THE OTHER COLSTRIP OWNERS.

     We act as the operator of the Colstrip facility, which under the Colstrip ownership and operating agreements gives us special rights to propose or concur in a variety of actions which could affect operations at the Colstrip facility. However, some actions require the approval of other participants in the Colstrip facility. The priorities and incentives of the other Colstrip owners with respect to the Colstrip facility may not be the same as ours.

     We control only 50% of the votes related to Colstrip units 1 and 2, while Puget controls the other 50% of the votes. Puget must approve the annual budget that we propose for Colstrip units 1 and 2, although it cannot unreasonably withhold its approval. If Puget does not agree with expenditures that we want to make, it could be more difficult for us to make necessary or desirable improvements to Colstrip units 1 and 2.

     The agreements governing Colstrip units 3 and 4 set out many activities that require the approval of the owners of these units. We hold an effective 15% vote related to Colstrip units 3 and 4 (subject to a vote sharing agreement between us and MPC). Accordingly, we do not control enough votes to affirmatively satisfy the 55%, 65%, 85% or unanimous voting thresholds described in this prospectus with respect to actions affecting Colstrip units 3 and 4. As a result, the consent of the Colstrip owners other than ourselves would be required for many important decisions affecting the Colstrip facility, including decisions concerning certain capital expenditures.

     We did not purchase MPC's 30% leasehold interest in Colstrip unit 4. We have entered into a vote sharing agreement with MPC, which gives MPC certain rights which could limit our ability to vote as we wish in regard to matters affecting Colstrip unit 3. If there is a default under the MPC Colstrip unit 4 lease, the Colstrip unit 4 lessors could gain control of our vote under the vote sharing agreement. In addition, under certain circumstances, MPC may transfer its interest in Colstrip unit 4. This vote sharing agreement would be binding on any assignee of MPC's Colstrip unit 4 leasehold interest.

WE COULD BE EXPOSED TO CLAIMS BY THE OTHER OWNERS OF THE COLSTRIP FACILITY IF WE FAIL TO OPERATE THE COLSTRIP FACILITY IN A PRUDENT MANNER.

     As the operator of the Colstrip facility, we exercise broad authority over day-to-day operations. We have agreed with the other owners of the Colstrip facility to exercise our operator responsibilities in accordance with prevailing standards of prudent utility practice, guidelines established by the Colstrip owners' committees and applicable laws and regulations. As is typically the case with joint ownership arrangements for generating facilities in the electric utility industry, these standards are general in nature and can be subject to differing interpretations. We could be exposed to claims by the other owners arising out of our operation of the Colstrip facility if we interpret these standards of conduct differently than the other owners do, or if we fail to comply with the provisions of the Colstrip ownership and operating agreements governing the four Colstrip units.

WE MAY NOT BE ABLE TO RELY ON PPL CORPORATION FOR FUTURE EQUITY FUNDING THAT WE MAY NEED; ADDITIONALLY, PPL CORPORATION CONTROLS US AND ITS INTERESTS MAY COME INTO CONFLICT WITH YOURS.

     We are an indirect wholly owned subsidiary of PPL Corporation. Since our formation, PPL Corporation has indirectly provided all of our equity funding. Our only source of future funding in addition to permitted indebtedness under the participation agreements, which includes indebtedness under the working capital facility, is cash flow from the Montana portfolio. PPL Corporation is not obligated to provide any loans or equity contributions to make up a shortfall between the amount of our commitments and the foregoing sources of funds other than its obligation to provide $97 million in equity to us for our obligation under our asset purchase agreement with MPC to purchase a portion of the Colstrip transmission system.

     PPL Corporation has the power to control us. In circumstances involving a conflict of interest between PPL Corporation as our sole indirect equity owner, on the one hand, and the certificate holders as our indirect creditors, on the other hand, we cannot assure you that PPL Corporation would not exercise its power to control us in a manner that would benefit PPL Corporation to the detriment of the certificate holders.

     PPL Corporation's existing generating facilities do not currently compete with the Montana portfolio. However, it is possible that in the future PPL Corporation or its subsidiaries may undertake projects that could compete with the Montana portfolio.

YOUR INVESTMENT MAY BE NOT BE LIQUID, BECAUSE THERE IS NO EXISTING MARKET FOR THE CERTIFICATES AND AN ACTIVE TRADING MARKET MAY NEVER DEVELOP.

     The certificates have not been and, until completion of the exchange offer described in this prospectus, will not be registered under the Securities Act and will be subject to transfer restrictions. There is no existing market for the certificates and we do not intend to apply for listing of the certificates on any securities exchange. There can be no assurance as to the liquidity of any market that may develop for the certificates, the ability of the certificate holders to sell their certificates or the price at which the certificate holders will be able to sell their certificates. Future trading prices for the certificates will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

     Chase Securities Inc., Credit Suisse First Boston Corporation, UBS Warburg LLC and TD Securities (USA) Inc., which we refer to as the initial purchasers, have informed us that they intend to make a market in the certificates. However, the initial purchasers are not obligated to do so and can terminate their market-making activities at any time without notice. If a market for the certificates does not develop, purchasers may be unable to resell the certificates for an extended period of time. Consequently, a certificate holder may not be able to liquidate its investment in a timely manner, and the certificates may not be readily accepted as collateral for loans. In addition, any activity will be subject to restrictions imposed by the Securities Act and the Securities Exchange Act of 1934, which we refer to as the Exchange Act.

     We will be required to file periodic reports under the Exchange Act only so long as required by law. Under current Exchange Act rules, if there are fewer than 300 certificate holders we would be required to file reports for only one year after the registration statement is declared effective. If we are not otherwise required to file Exchange Act reports after the one year period, any filing of reports with the SEC would be at our discretion. A decision not to file reports would result in a lack of publicly available information about us and the certificates and may affect the liquidity and marketability of the certificates.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE DEPENDENT ON EVENTS AND CIRCUMSTANCES THAT ARE OUTSIDE OF OUR CONTROL.

     This prospectus includes forward-looking statements, which give our current expectations of future events. You will recognize these statements because they do not strictly relate to historical or current facts. The forward-looking statements may use words such as "anticipate," "estimate," "expect," "project," "intend," "think," "believe," "will," "should" and other words or terms of similar meaning in connection with any discussion of our future performance. For example, the forward-looking statements relate to our future actions, performance and expenses, and to the impact of the capital markets on our liquidity. We have based these forward-looking statements on our current expectations based upon our knowledge of facts as of the date of this prospectus and our assumptions about future events.

     Any or all of the forward-looking statements in this prospectus and in any other public statements we make may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many factors, which cannot be predicted with certainty, will be important in determining our future results. Among these factors are:

     - the application of governmental, statutory, regulatory or administrative laws, rules and regulations to us, our subsidiaries, the Montana portfolio and the United States energy industry generally;

     - demand for and pricing of the electric capacity and energy in the markets served by our generating facilities;

     - the future nature of the markets where we plan to sell energy;

     - competition from other generating facilities, including new facilities that may be developed in the future;

     - the cost and availability of fuel and fuel transportation services for our generating facilities;

     - the performance of our generating facilities;

     - our limited operating history;

     - the cost and availability of transmission capacity for the energy generated by our generating facilities or required to satisfy energy sales made on our behalf.

     As a result of these factors, our actual future results may vary materially from those described in the forward-looking statements. Except to the extent of our obligations under the federal securities laws to disclose material information, we are under no obligation to update the forward-looking statements contained in this prospectus.

                              THIS EXCHANGE OFFER

PURPOSE AND TERMS OF THIS EXCHANGE OFFER

     The old certificates were originally sold on July 20, 2000 in an offering that was exempt from the registration requirements of the Securities Act. As of the date of this prospectus, $338 million aggregate principal amount of old certificates are outstanding. In connection with the sale of the old certificates, we entered into a registration rights agreement in which we agreed to file with the SEC a registration statement with respect to the exchange of old certificates for new certificates and to use our best efforts to cause the registration statement to become effective by March 17, 2001 and to complete the exchange offer on or prior to April 16, 2001. Under the registration rights agreement, we also agreed to pay additional interest at a rate of 0.50% per annum on the old certificates if we failed to meet either of these deadlines. The additional interest would be payable on the old certificates on the regular interest payment dates. We filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. This exchange offer satisfies our contractual obligations under the registration rights agreement.

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $338 million aggregate principal amount of old certificates for $338 million aggregate principal amount of new certificates which have been registered under the Securities Act. We will accept for exchange old certificates that you properly tender prior to the expiration date and do not withdraw in accordance with the procedures described below. You may tender your old certificates in whole or in part in integral multiples of $1,000 principal amount.

     This exchange offer is not conditioned upon the tender for exchange of any minimum aggregate principal amount of old certificates. We reserve the right in our sole discretion to purchase or make offers for any old certificates that remain outstanding after the expiration date or, as detailed under the caption "-- Conditions to this exchange offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase old certificates in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of this exchange offer. There will be no fixed record date for determining the registered holders of the old certificates entitled to participate in the exchange offer.

     Only a registered holder of the old certificates (or the holder's legal representative or attorney-in-fact) may participate in the exchange offer. Holders of old certificates do not have any appraisal or dissenters' rights in connection with this exchange offer. Old certificates which are not tendered in, or are tendered but not accepted in connection with, this exchange offer will remain outstanding. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and SEC rules and regulations.

     If we do not accept any old certificates that you tender for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return the certificates for any unaccepted old certificates to you, without expense, after the expiration date.

     If you tender old certificates in connection with this exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old certificates in connection with this exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. See "-- Fees and expenses."

     Unless the context requires otherwise, the term "holder" with respect to this exchange offer means any person in whose name the old certificates are registered on the pass through trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of old certificates.

     For purposes of this exchange offer, a participant includes beneficial interests in the old certificates held by direct or indirect participants and old certificates held in definitive form.

     WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR OLD CERTIFICATES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD CERTIFICATES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" means 5:00 p.m., New York City time, on
[         ], 2001 unless we extend this exchange offer, in which case the term
"expiration date" shall mean the latest date and time to which we extend this exchange offer and the consent solicitation.

     We expressly reserve the right, at any time or from time to time, so long as applicable law allows,

          (1) to delay our acceptance of old certificates for exchange;

          (2) to terminate or amend this exchange offer if, in the opinion of our counsel, completing the exchange offer would violate any applicable law, rule or regulation or any SEC staff interpretation; and

          (3) to extend the expiration date and retain all old certificates tendered into this exchange offer, subject, however, to your right to withdraw your tendered old certificates as described under "-- Withdrawal rights."

     If this exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of this exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the old certificates, and we will extend this exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

     We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING THE OLD CERTIFICATES

     Upon the terms and the conditions of this exchange offer, we will exchange, and we will arrange for the pass through trusts to issue to the exchange agent, new certificates for old certificates that have been validly tendered and not validly withdrawn promptly after the expiration date. The tender by a holder of any old certificates and our acceptance of that holder's old certificates will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

  Valid tender

     We will deliver new certificates in exchange for old certificates that have been validly tendered and accepted for exchange pursuant to this exchange offer. Except as set forth below, you will have validly tendered your old certificates pursuant to this exchange offer if the exchange agent receives prior to the expiration date at the address listed under the caption "-- Exchange agent:"

          (1) a properly completed and duly executed letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or

          (2) if the old certificates are tendered in accordance with the book-entry procedures set forth below, the tendering old certificate holder may transmit an agent's message (described below) instead of a letter of transmittal.

     In addition, on or prior to the expiration date:

          (1) the exchange agent must receive the old certificates along with the letter of transmittal; or

          (2) the exchange agent must receive a timely book-entry confirmation of a book-entry transfer of the tendered old certificates into the exchange agent's account at DTC according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent's message in lieu of the letter of transmittal; or

          (3) the holder must comply with the guaranteed delivery procedures described below.

     Accordingly, we may not make delivery of new certificates to all tendering holders at the same time since the time of delivery will depend upon when the exchange agent receives the old certificates, book-entry confirmations with respect to old certificates and the other required documents.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of existing pass through trust certificates into the exchange agent's account at DTC. The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

     If you tender less than all of your old certificates, you should fill in the amount of old certificates you are tendering in the appropriate box on the letter of transmittal or, in the case of a book-entry transfer, so indicate in an agent's message if you have not delivered a letter of transmittal. The entire amount of old certificates delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by us, you must submit evidence satisfactory to us, in our sole discretion, of that person's authority to so act.

     If you are a beneficial owner of old certificates that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact this entity promptly if you wish to participate in this exchange offer.

     THE METHOD OF DELIVERY OF OLD CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND AT YOUR SOLE RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY AND YOU SHOULD OBTAIN PROPER INSURANCE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD CERTIFICATES TO PPL MONTANA. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR YOU.

  Book-entry transfer

     Holders who are participants in DTC tendering by book-entry transfer must execute the exchange through the Automated Tender Offer Program of DTC on or prior to the expiration date. DTC will verify this acceptance and execute a book-entry transfer of the tendered Certificates into the exchange agent's account at DTC. DTC will then send to the exchange agent a book-entry confirmation including an agent's message confirming that DTC has received an express acknowledgment from the holder that the holder has received and agrees to be bound by the letter of transmittal and that the exchange agent and we may enforce the letter of transmittal against such holder. The book-entry confirmation must be received by the exchange agent in order for the exchange to be effective.

     The exchange agent will make a request to establish an account with respect to the old certificates at DTC for purposes of this exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with DTC suitable for this exchange offer.

     Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the existing pass through trust certificates by causing DTC to transfer these existing pass through trust certificates into the exchange agent's account at DTC in accordance with DTC's procedures for transfers.

     If the tender is not made through the Automated Tender Offer Program, you must deliver the old certificates and the applicable letter of transmittal, or a facsimile of the letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message in lieu of a letter of transmittal, and any other required documents to the exchange agent at its address listed under the caption "--Exchange agent" prior to the expiration date, or you must comply with the guaranteed delivery procedures set forth below in order for the tender to be effective.

     Delivery of documents to DTC does not constitute delivery to the exchange agent and book-entry transfer to DTC in accordance with its procedures does not constitute delivery of the book-entry confirmation to the exchange agent.

  Signature guarantees

     Signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are only required if:

          (1) a certificate for old certificates is registered in a name other than that of the person surrendering the certificate; or

          (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. See "Instructions" in the letter of transmittal.

     In the case of (1) or (2) above, you must duly endorse these certificates for old certificates or they must be accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution" that is a member of a medallion guarantee program, unless these pass through trust certificates are surrendered on behalf of that eligible guarantor institution. An "eligible guarantor institution" includes the following:

     - a bank;

     - a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

     - a credit union;

     - a national securities exchange, registered securities association or clearing agency; or

     - a savings association.

  Guaranteed delivery

     If you desire to tender old certificates into this exchange offer and:

          (1) the certificates for the old certificates are not immediately available;

          (2) time will not permit delivery of the old certificates and all required documents to the exchange agent on or prior to the expiration date; or

          (3) the procedures for book-entry transfer cannot be completed on a timely basis;

     you may nevertheless tender the existing pass through trust certificates, provided that you comply with all of the following guaranteed delivery procedures:

          (1) tender is made by or through an eligible guarantor institution;

          (2) prior to the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal. This eligible guarantor institution may deliver the Notice of Guaranteed Delivery by hand or by facsimile or deliver it by mail to the exchange agent and must include a guarantee by this eligible guarantor institution in the form in the Notice of Guaranteed Delivery; and

          (3) within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the exchange agent must receive:

             (a) the certificates, or book-entry confirmation, representing all tendered old certificates, in proper form for transfer;

             (b) a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal, with any required signature guarantees; and

             (c) any other documents required by the letter of transmittal.

  Determination of Validity

     - We have the right, in our sole discretion, to determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered existing pass through trust certificates. Our determination will be final and binding on all parties.

     - We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders of old certificates that we determine are not in proper form.

     - We reserve the absolute right, in our sole and absolute discretion, to refuse to accept for exchange a tender of old certificates if our counsel advises us that the tender is unlawful.

     - We also reserve the absolute right, so long as applicable law allows, to waive any of the conditions of this exchange offer or any defect or irregularity in any tender of old certificates of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

     - Our interpretation of the terms and conditions of this exchange offer, including the letter of transmittal and the instructions relating to it, will be final and binding on all parties.

     - We will not consider the tender of existing pass through trust certificates to have been validly made until all defects or irregularities with respect to the tender have been cured or waived.

     - We, our affiliates, the exchange agent, and any other person will not be under any duty to give any notification of any defects or irregularities in tenders and will not incur any liability for failure to give this notification.

ACCEPTANCE FOR EXCHANGE FOR THE NEW CERTIFICATES

     Upon satisfaction or waiver of all of the conditions of this exchange offer, we will accept, promptly after the expiration date, all old certificates properly tendered and will arrange for the pass through trusts to issue the new certificates promptly after acceptance of the old certificates. See
"-- Conditions to this exchange offer." Subject to the terms and conditions of this exchange offer, we will be deemed to have accepted for exchange, and exchanged, old certificates validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent, with any oral notice promptly confirmed in writing by us, of our acceptance of these old certificates for exchange in this exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of existing pass through trust certificates, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving old certificates, letters of transmittal and related documents and transmitting new certificates to holders who validly tendered old certificates. The exchange agent will make the exchange promptly after the expiration date. If for any reason whatsoever:

     - the acceptance for exchange or the exchange of any old certificates tendered in this exchange offer is delayed, whether before or after our acceptance for exchange of old certificates;

     - we extend this exchange offer; or

     - we are unable to accept for exchange or exchange old certificates tendered in this exchange offer;

     then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered old certificates and these old certificates may not be withdrawn unless tendering holders are entitled to withdrawal rights as described under "-- Withdrawal rights."

INTEREST


     For each old certificate that we accept for exchange, the old certificate holder will receive a new certificate having a principal amount and final distribution date equal to that of the surrendered old certificate. Interest on the new certificates will accrue from July 20, 2000, the original issue date of the old certificates or from any later interest distribution date preceding completion of this exchange offer on which all scheduled interest was distributed in respect of the old certificates tendered for exchange. January 2, 2001 was the first scheduled interest distribution date.


RESALES OF THE NEW CERTIFICATES

     Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new certificates may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

     - you acquire any new certificate in the ordinary course of your business;

     - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new certificates;

     - you are not a broker-dealer who purchased outstanding certificates directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     - you are not an "affiliate" (as defined in Rule 405 under the Securities
       Act) of our company.

     If our belief is inaccurate and you transfer any new certificate without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your certificates from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act.

     Each broker-dealer that is issued new certificates for its own account in exchange for certificates must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new certificates. A broker-dealer that acquired old certificates for its own account as a result of market-making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the new certificates.

WITHDRAWAL RIGHTS

     Except as otherwise provided in this prospectus, you may withdraw your tender of old certificates at any time prior to the expiration date. If you withdraw your tender of old certificates, your consent to the proposed waiver will also be deemed withdrawn. You may not withdraw your consent without withdrawing your tender of old certificates.

     - In order for a withdrawal to be effective, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to the exchange agent at any of its addresses listed under the caption
       "-- Exchange agent" prior to the expiration date.

     - Each notice of withdrawal must specify:

          (1) the name of the person who tendered the old certificates to be withdrawn;

          (2) the aggregate principal amount of old certificates to be withdrawn; and

          (3) if certificates for these old certificates have been tendered, the name of the registered holder of the old certificates as set forth on the old certificates, if different from that of the person who tendered these old certificates.

     - If you have delivered or otherwise identified to the exchange agent certificates for old certificates, the notice of withdrawal must specify the serial numbers on the particular certificates for the old certificates to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of old certificates tendered for the account of an eligible guarantor institution.

     - If you have tendered old certificates in accordance with the procedures for book-entry transfer listed in "-- Procedures for tendering the old certificates -- Book-entry transfer," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of existing pass through trust certificates and must otherwise comply with the procedures of DTC.

     - You may not rescind a withdrawal of your tender of old certificates.

     - We will not consider old certificates properly withdrawn to be validly tendered for purposes of this exchange offer. However, you may retender old certificates at any subsequent time prior to the expiration date by following any of the procedures described above in "-- Procedures for tendering the old certificates."

     - We, in our sole discretion, will determine all questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices. Our determination will be final and binding on all parties. We, our affiliates, the exchange agent and any other person have no duty to give any notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

     - We will return to the holder any old certificates which have been tendered but which are withdrawn promptly after the withdrawal.

CONDITIONS TO THIS EXCHANGE OFFER

     Notwithstanding any other provisions of this exchange offer or any extension of this exchange offer, we will not be required to accept for exchange, or to exchange, any old certificates. We may terminate this exchange offer, whether or not we have previously accepted any old certificates for exchange, or we may waive any conditions to or amend this exchange offer, if we determine in our sole and absolute discretion that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

EXCHANGE AGENT

     We have appointed The Chase Manhattan Bank as exchange agent for this exchange offer. You should direct all deliveries of the letters of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal to the exchange agent as follows:

     By mail, overnight delivery or hand:
          The Chase Manhattan Bank
          55 Water Street, Room 234
          New York, New York 10041
          Attention: Victor Matis

     By Facsimile:
          212-638-7380

     Confirm by telephone:
          212-638-0459

     DELIVERY TO OTHER THAN THE ABOVE ADDRESS OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders of the old certificates. We will make the initial solicitation by mail; however, we may decide to make additional solicitations personally or by telephone or other means through our officers, agents, directors or employees.

     We have not retained any dealer-manager or similar agent in connection with this exchange offer and we will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We have agreed to pay the exchange agent and pass through trustee reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus and related documents to the beneficial owners of old certificates, and in handling or tendering for their customers.

TRANSFER TAXES

     Holders who tender their old certificates will not be obligated to pay any transfer taxes in connection with the exchange, except that if:

          (1) you want us to deliver new certificates to any person other than the registered holder of the old certificates tendered;

          (2) you want the pass through trusts to issue the new certificates in the name of any person other than the registered holder of the old certificates tendered; or

          (3) a transfer tax is imposed for any reason other than the exchange of old certificates in connection with this exchange offer;

then you will be liable for the amount of any transfer tax, whether imposed on the registered holder or any other person. If you do not submit satisfactory evidence of payment of such transfer tax or exemption from such transfer tax with the letter of transmittal, the amount of this transfer tax will be billed directly to the tendering holder.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD CERTIFICATES

     Holders of old certificates who do not exchange their old certificates for new certificates in this exchange offer will continue to be subject to the provisions of the pass through trust agreement regarding transfer and exchange of the old certificates and the restrictions on transfer of the old certificates set forth on the legend on the old certificates. In general, the old certificates may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Based on interpretations by the staff of the SEC, as detailed in no-action letters issued to third parties, we believe that new certificates issued in this exchange offer in exchange for old certificates may be offered for resale, resold or otherwise transferred by the holders (other than any holder that is an "affiliate" of our company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new certificates are acquired in the ordinary course of the holders' business and the holders have no arrangement or understanding with any person to participate in the distribution of these new certificates. However, we do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer.

     Each holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new certificates and has no arrangement or understanding to participate in a distribution of new certificates. If any holder is an affiliate of our company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new certificates to be acquired pursuant to the exchange offer, the holder:

     - could not rely on the applicable interpretations of the staff of the SEC, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act.

     Each broker-dealer that receives new certificates for its own account in exchange for outstanding certificates must acknowledge that it will deliver a prospectus in connection with any resale of the new certificates. See "Plan of Distribution."

     In addition, to comply with state securities laws, the new pass through trust certificates may not be offered or sold in any state unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new pass through trust certificates to "qualified institutional buyers" (as defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the new pass through trust certificates in any state where an exemption from registration or qualification is required and not available.

                       RATIO OF EARNINGS TO FIXED CHARGES


     For the year ended December 31, 2000, the ratio of our earnings to fixed charges was 5.43. For the period from December 17, 1999 through December 31, 1999, the ratio of our earnings to fixed charges was 0.38. Because we began operations on December 17, 1999, we cannot calculate a ratio of earnings to fixed charges for any prior periods. For the purposes of calculating the ratio of earnings available to cover fixed charges:


     - earnings consist of income from continuing operations and fixed charges, and

     - fixed charges consist of interest on borrowings, related amortization and estimated interest component of rent expense.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the new certificates offered in this exchange offer. In consideration for issuing the new certificates as contemplated in this prospectus, we will receive in exchange old certificates in like principal amount.

     The old certificates surrendered in exchange for new certificates will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new certificates will not result in a change in our lease rental obligations or any increase in our indebtedness.

     The old certificates were issued and sold in order to provide the debt portion of the lease transactions we entered into with respect to our interests in the Colstrip facility. The proceeds from the sale of the existing pass through trust certificates were $338 million and were used by the pass through trustee to purchase the lessor notes that were issued by the owner lessors that acquired our interests in the Colstrip facility. The owner lessors used the proceeds of the issuance of the lessor notes, together with the proceeds of equity investments made in the owner lessors by the institutional investors that formed the owner lessors, to finance their purchase of our interests in the Colstrip facility and for lease related transaction expenses, including the underwriting fees for the certificates.

     The aggregate purchase price of our electricity generating facilities was approximately $767 million which included a $760 million payment to MPC and $7 million for transaction expenses related to the acquisition of our electricity generating facilities. The owner lessors paid an aggregate of $422.3 million to acquire their interests in the Montana portfolio and to fund transaction costs (approximately $410 million in respect of the Montana portfolio, and approximately $12.3 million in respect of transaction costs). The institutional investors that formed the owner lessors made equity contributions to the owner lessors equal to $84.3 million (20% of the total cost of the interests in the Montana portfolio purchased by the owner lessors and the transaction costs funded by the owner lessors) and the balance of the amount paid by the owner lessors, $338 million (80% of such cost), was financed through the issuance by each owner lessor of the lessor notes. We paid the balance of the purchase price of our electricity generating facilities and the balance of the transaction expenses using equity contributions that we received from PPL Corporation.

                     SELECTED FINANCIAL AND OPERATING DATA


     The following table sets forth our selected historical data. We had no assets or operations prior to our acquisition of the Montana portfolio. All of our generating facilities were acquired from MPC on December 17, 1999. The selected historical information has been derived from our audited financial statements included elsewhere in this prospectus. You should read the information set forth below in conjunction with both the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus and our historical financial statements and the accompanying notes included in this prospectus. No financial statements of the pass through trust are included in this prospectus since the property of the pass through trust consists solely of the lessor notes and because distributions by the pass through trust depend on the rental and other payments that we make under the leases.



                                                              FOR THE PERIOD          FOR THE YEAR
                                                            DECEMBER 17, 1999            ENDED
                                                           TO DECEMBER 31, 1999    DECEMBER 31, 2000
                                                           --------------------   --------------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA (FOR THE PERIOD):
  Operating Revenues.....................................       $   9,713              $  429,384
  Operating costs and other expenses, less
     depreciation........................................           8,213                 226,136
  Depreciation expense...................................             734                  13,186
  Allowance for doubtful trade accounts receivable.......              --                  18,695
  Interest expense.......................................           2,005                  25,764
  Income tax expense (benefit)(1)........................            (399)                 57,885
  Extraordinary loss (net of income taxes)...............              --                   1,005
  Net income (loss)......................................            (840)                 86,713
BALANCE SHEET DATA (AT THE END OF THE PERIOD):
  Total assets...........................................         912,587                 695,947
  Long-term debt.........................................           5,000                      --
  Total liabilities......................................         495,985                 242,632
  Member's equity........................................         416,602                 453,315
STATEMENT OF CASH FLOW DATA (FOR THE PERIOD):
  Net cash provided (used) by operating activities.......          (1,987)                100,233
  Net cash provided (used) by investing activities.......        (760,000)                396,021
  Net cash provided (used) by financing activities.......         764,915                (420,000)
OTHER DATA (FOR THE PERIOD):
  Capital expenditures...................................              83                  13,979
  Generation (MWh).......................................         382,207               8,195,300
  Ratio of earnings to fixed charges.....................            0.38                    5.43


---------------

(1) We are a limited liability company and elected to be disregarded as a separate entity for federal income tax purposes. Our member is responsible for the income tax liability resulting from our operations in accordance with an intercompany tax sharing policy between our member and its parent. The income tax provision has been reflected in our consolidated financial statements in accordance with Statement of Financial Accounting Standards, or SFAS, 109, "Accounting For Income Taxes."



     Our capitalization as of December 31, 2000 consists of approximately $453 million of member's equity. We have entered into operating leases totaling $410 million, and our rent obligations under the leases are treated as operating lease payments for financial reporting purposes. Our future minimum rent obligations under the leases are $43.3 million for 2001, $49.3 million for 2002, $47.0 million for 2003, $43.5 million for 2004, $38.1 million for 2005 and a total of $530.9 million for the remaining term of the certificates.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     We were formed to acquire, own, lease and operate the Montana portfolio. The aggregate purchase price for the Montana portfolio, which we acquired on December 17, 1999, was $767 million, which included a $760 million payment to MPC and $7 million for transaction expenses. We funded the acquisition with a $402 million indirect equity contribution from PPL Corporation and a $365 million draw under our credit facility. After the acquisition closed, PPL Corporation made additional indirect equity contributions to us of approximately $15 million.

     The owner lessors paid us an aggregate amount of approximately $410 million for the leased assets. This amount was funded by equity contributions from the owner investor to the owner lessors in the amount of $72 million and $338 million from the proceeds from the sale of the lessor notes. We used $410 million of the proceeds from the sale of the leased assets to: (1) repay principal and interest outstanding under our credit facility of approximately $360 million; and (2) distribute to PPL Montana Holdings for ultimate distribution to PPL Corporation approximately $50 million. In addition, the owner investors, directly or through the owner lessors, paid $12.3 million of the transaction expenses associated with the lease transactions.

     As described above, PPL Corporation has already made a total of $417 million in indirect equity contributions to fund the acquisition. PPL Corporation is also required to provide us with an additional indirect equity contribution of a maximum of $97 million to fund the purchase of a portion of MPC's interest in the Colstrip transmission system which we are negotiating to acquire.


     Through June 2002, we expect to sell approximately 60% of the energy that we generate to MPC under two energy purchase agreements entered into in connection with our acquisition of the Montana portfolio. These energy purchase agreements should provide us with a revenue base as our energy marketing effort is implemented and are expected to contribute approximately 25% of our revenues over the remaining terms of the agreements. The energy purchase agreement related to energy generated by Colstrip unit 3 covers a 200 MW load and expires on December 17, 2001. The other energy purchase agreement requires us to supply MPC's actual remaining customer load with energy generated by the other generating facilities in the Montana portfolio. This agreement expires when MPC's remaining customer load is zero, but in no event later than June 30, 2002. Based on our recent estimates, we will supply a gradually increasing load through June 30, 2002.


RESULTS OF OPERATIONS

     We have a limited operating history. Separate financial statements for the Montana portfolio are available only for the period since our acquisition of the Montana portfolio. Prior to that, the portfolio's operations were fully integrated with MPC's operations. Therefore, the Montana portfolio's results of operations were consolidated into the financial statements of MPC. In addition, the energy generated by the Montana portfolio was sold based on rates set by regulatory authorities.


     For purpose of the following discussion, we refer to the period from the date of acquisition of the Montana portfolio, December 17, 1999, to December 31, 1999 as the initial period. We refer to the twelve month period ended December 31, 2000 as year 2000. The results of operations for these periods are discussed below:


  Revenues


     Our revenues were $9.7 million for the initial period and $429.4 million for year 2000. The initial period revenues consisted of $9.6 million of energy revenues and $0.1 million of other revenues. Year 2000 revenues consisted of $426.4 million of energy revenues and $3.0 million of other revenues.

  Operating costs


     Operating costs were $8.2 million for the initial period and $244.8 million for year 2000. Operating costs consist mainly of expenses for fuel, energy purchases, transmission tariffs, plant operations and maintenance and general and administrative expenses. Fuel expenses for the initial period were $1.4 million and $32.2 million for year 2000. Fuel expenses are principally the costs of coal and fuel oils used in the operations of the generating facilities. Energy purchases were $1.0 million for the initial period and $91.9 million for year 2000. Energy purchases are principally to meet our energy supply obligations.



     Other operations and maintenance expenses were $4.1 million for the initial period and $75.6 million for year 2000. These expenses consist principally of labor and benefits, maintenance, parts, supplies and services expenses. Year 2000 expenses include approximately $9.1 million of rent expense related to the operating lease on the Colstrip facility.


  Depreciation expense


     Depreciation expense was $0.7 million for the initial period and $13.2 million for year 2000. Depreciation expense primarily relates to the generating assets purchased from MPC.



  Allowance for doubtful trade accounts receivable



     Allowance for doubtful trade accounts receivable was $18.7 million for year 2000. The expense primarily relates to receivables from the California Independent System Operator. No allowance was required for the initial period.


  Interest expense


     Interest expense was $2.0 million for the initial period and $25.8 million for year 2000. The interest expense relates to interest on the credit facility, which includes the bridge and working capital facilities, amortization of related financing costs and interest upon accretion of wholesale energy commitments. The weighted average interest rate on the facilities was 8.62% for the initial period and 7.26% for year 2000. The principal amount owed under the facilities was $370 million as of December 31, 1999 and $0 at December 31, 2000.


  Income tax expense (benefit)


     Income tax benefit was $0.4 million for the initial period. The income tax expense was $57.9 million for year 2000. The effective tax rate was 32.2% for the initial period and 39.8% for year 2000.



  Extraordinary item



     During 2000, we repaid our bridge financing debt and reduced the commitments under the revolving credit facility. In accordance with SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," an extraordinary loss at approximately $1,005,000, net of $653,000 of income tax benefit, was recorded in write off deferred loan fees.


LIQUIDITY AND CAPITAL RESOURCES


     Net cash used by operating activities for the initial period was $2.0 million. Net cash provided by operating activities was $100.2 million for year 2000. Net cash used by investing activities was $760 million for the initial period. Net cash provided by investing activities was $396.0 million for year 2000. The cash flow from investing activities for year 2000 includes $410 million of proceeds from the sale of the leased assets. Net cash provided by financing activities was $764.9 million for the initial period. Net cash used by financing activities was $420.0 million for year 2000. The cash flow from financing activities for the initial period included an equity contribution of $394.9 million and net borrowings of $370 million. The cash flow from financing activities for year 2000 includes repayment on the bridge facility of $365 million and distribution to member of $50.0 million.

     We are required to make semi-annual rent payments under the leases on each January 2 and July 2 during the terms of the leases, beginning on January 2, 2001. Our future minimum rent obligations under the leases are $43.3 million for 2001, $49.3 million for 2002, $47.0 million for 2003, $43.5 million for 2004,
$38.1 million for 2005 and a total of $530.9 million for the remaining term of the certificates. As a result of these obligations, a substantial portion of our cash flow from operations will be dedicated to payments of rent under the leases. We are also required to make payments of operating expenses and other expenses, including interest on and principal of our outstanding debt under our working capital facility.

     We expect to make continued capital expenditures for the Montana portfolio. The average capital expenditures we expect to make are approximately $15 million per year. Compliance with environmental standards will continue to be reflected in our capital expenditures and operating costs. We believe that cash flow from our operations will be sufficient to cover aggregate rent payments under the leases and, together with borrowings under our working capital facility, to cover expected capital expenditure requirements. If the cash flow from our operations is not sufficient, any unanticipated capital expenditures could adversely affect our cash flow from operations and operating income in the period incurred.

SEASONALITY

     Because hydroelectric generating facilities represent a substantial portion (42%) of the installed capacity in the Western Systems Coordinating Council, wholesale energy prices have historically been lower in the first six months of the calendar year due to high seasonal water flow conditions. In addition, energy available from the Corette and Colstrip facilities has been lower during the first six months of the calendar year due to the timing of scheduled maintenance outages. These historical market, water flow and maintenance patterns may cause our revenues to be lower in the first six months of the calendar year.

SALES TO CALIFORNIA INDEPENDENT SYSTEM OPERATOR


     Starting in mid-December 2000 the U.S. Secretary of Energy ordered a number of wholesale power sellers in the western United States, including us, to sell to the California Independent System Operator all amounts of energy that such sellers had available in excess of their existing firm power commitments. The orders required that the California Independent System Operator first certify on a daily basis to the Department of Energy that it had inadequate energy supplies to meet its needs, and that it was implementing specified conservation measures. If these certifications were made, then the California Independent System Operator was authorized to request deliveries of excess energy from the sellers named in the orders. The orders stated that the California Independent System Operator was to allocate such requests, to the extent feasible, in proportion to each seller's available excess power.



     The U.S. Secretary of Energy has stated that he took this extraordinary action because of an emergency that he found exists in California due to a shortage of electric energy in the state. We have requested rehearing of these orders on the ground that they fail to provide adequate assurances that the sellers would be paid for the power so delivered. Rehearing was granted on January 17, 2001 for the limited purpose of receiving additional information. The most recent such order expired on February 7, 2001.



     From mid-December through the expiration of the order, we delivered approximately 1,700 MWh to the California Independent System Operator pursuant to these orders. The delivered energy represents approximately 0.2% of our production for the period the orders were in place. We have not yet received payment for these sales. We negotiated prices for a portion of the ordered sales with the California Independent System Operator. The prices for the remaining ordered sales, which occurred in 2001, will be established in future proceedings at the Federal Energy Regulatory Commission. If the Federal Energy Regulatory Commission accepts our proposals for the pricing of these sales, which we caution cannot be assured, we estimate that the value of the energy we have sold under the U.S. Secretary of Energy's orders amounts to about $0.4 million as of February 16, 2001.


     In addition, in December 2000 we made voluntary sales of energy to the California Independent System Operator prior to the date the first order was issued. The pre-order sales amount to about $18 million and are currently scheduled to be paid in February and March of 2001.

     Our ability to be paid for both our pre-order and post-order sales to the California Independent System Operator will ultimately depend on the two major California electric utilities, Pacific Gas and Electric Company and Southern California Edison Company, recovering their financial stability, or on the State of California constructing a financial solution to the power supply crisis currently facing the state. Both of the utilities are experiencing severe liquidity constraints, have defaulted on various debts and have stated publicly that they may file for bankruptcy protection. We cannot predict if or when we will receive payment for sales to the California Independent System Operator that we have made or may be required to make in the future, or the final amounts of any such payments. As of December 31, 2000 we have fully reserved for possible underrecoveries of payments for these energy sales. We may have to add to our reserves in future periods if we are required by the U.S. Secretary of Energy or other authority to continue to supply the California Independent System Operator. Litigation arising out of the California supply situation has been filed at the Federal Energy Regulatory Commission and in California courts against sellers of energy to the California Independent System Operator. The plaintiffs and intervenors allege abuse of market power, among other things, and seek price caps on wholesale sales in California and other Western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorneys' fees. We have intervened in the Federal Energy Regulatory Commission proceedings in order to protect our interests, but have not been named as a defendant in any of the court actions. We cannot predict whether we will eventually be named in these lawsuits or other lawsuits and cannot predict the outcome of any such litigation. If the eventual resolution of the California power supply crisis involves the imposition of price caps or other regulatory controls on wholesale energy sales, our future cash flow and financial condition could be adversely affected.


CREDIT FACILITY

     On November 16, 1999, we entered into a credit facility with various commercial banks and The Chase Manhattan Bank as administrative agent for the banks. The credit facility included:

     - a $360 million bridge facility, which we repaid with the proceeds from the sale of the leased assets and cancelled;

     - a revolving acquisition facility, which we have cancelled; and

     - a working capital facility of up to $100 million, which we use for our general corporate purposes.

NEW ACCOUNTING STANDARDS


     On January 1, 2001, we adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. We, through the use of a cross-functional project team, have completed the process of identifying all derivative instruments, determining their fair market values, designating and documenting hedge relationships and evaluating the effectiveness of those hedge relationships.



     In accordance with the transition provisions of SFAS 133, we expect to record a net-of-tax cumulative-effect-type charge of $155,998,000 in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash flow hedging instruments. This adjustment will be attributed to financial swaps in which we have reserved and stand ready to deliver energy from the planned output of our generating units. We use these contracts to mitigate commodity price risk.



     Future changes in the fair market values of these derivative instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in other comprehensive income. At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income will be reported in the Consolidated Statements of Income. To the extent that the hedges are not effective, the ineffective portion of the changes in the fair market value will be recorded directly in earnings. We expect to reclassify into earnings during the next twelve months $119,710,000 from the transition adjustment that will be recorded in accumulated other comprehensive income. The cash flow hedges described above cover various periods of time from January 2001 through December 2006.


MARKET RISK SENSITIVE INSTRUMENTS

     We actively manage the market risks inherent in our business. The board of directors of PPL Corporation has adopted a risk management policy to manage risk exposure. The policy establishes a risk management committee comprised of certain executive officers, which oversees the risk management function. Nonetheless, adverse changes in commodity prices and interest rates may result in losses in earnings, cash flows and/or fair values. The forward-looking information presented below only provides estimates of what may occur in the future, assuming certain adverse market conditions, due to reliance on model assumptions. As a result, actual future results may differ materially from those presented. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses.

  Commodity Price Risk

     Our risk management program is designed to manage the risks associated with market fluctuations in the price of electricity. Our risk management policy and programs include risk identification and risk limits management, with measurement and controls for real time risk monitoring. In 2000, we entered into fixed price forward contracts that require physical delivery of the commodity and derivative financial instruments consisting mainly of financial swaps where settlement is generally based on the difference between a fixed and index based price for the underlying commodity. We expect to continue using such contracts through 2000. At December 31, 1999, we did not have such contracts in place.

     We enter into contracts to hedge the impact of market fluctuations on our energy-related assets and liabilities. In addition as defined by EITF 98-10, we may enter into these contracts for trading purposes to take advantage of market opportunities. We may at times create a net open position in our portfolio that could result in significant losses if prices do not move in the manner or direction anticipated.


     We use various methodologies to simulate forward price curves in the energy markets to estimate the size and probability of changes in market value resulting from commodity price movements. The methodologies require several key assumptions, including selection of confidence levels, the holding period of the commodity positions, and the depth and applicability to future periods of historical commodity price information. At December 31, 2000, we estimated that a 10% adverse movement in market prices across the market we operate in and across all time periods could have decreased the value of our trading portfolio by approximately $0.3 million. For our non-trading portfolio, a 10% adverse movement in market prices across the markets we operate in and across all time periods could have decreased the value of our non-trading portfolio by approximately $42.6 million at December 31, 2000. However, this effect would have been offset by the change in the value of the underlying commodity, that is, the electricity generated. In addition to commodity price risk, our commodity positions are also subject to operational and event risks including, among others, increases in load demand and forced outages at generating plants.


  Interest Rate Risk


     We may use borrowings to provide funds for our operations. We utilize various risk management instruments to reduce our exposure to adverse interest rate movements through the use of financial derivative products to adjust the mix of fixed and floating-rate interest rates in our debt portfolio. We have risk limits designed to balance risk exposure to volatility in interest expense and losses in the fair value of our debt portfolio due to changes in the absolute level of interest rates. We have no borrowings outstanding as of December 31, 2000. Based on the level of outstanding borrowings, the interest rate risk is not material to our operations and cash flows as of December 31, 2000.

                                    ABOUT US

PPL MONTANA AND ITS SUBSIDIARIES

     We are a Delaware limited liability company and an indirect wholly owned subsidiary of PPL Corporation. We were formed on December 29, 1998 to acquire, own, lease and operate the Montana portfolio. Our business consists solely of the ownership, leasing and operation of the Montana portfolio, the execution of the lease transactions and related activities. The mailing address of our principal executive offices is 303 North Broadway, Suite 400, Billings, Montana 59101, and our telephone number is (406) 869-5100.

PPL CORPORATION

     Our ultimate parent, PPL Corporation, is a holding company with headquarters in Allentown, Pennsylvania. Its subsidiaries include, among others:

     - PPL Electric Utilities Corporation (formerly PP&L, Inc.), which provides energy delivery services in eastern and central Pennsylvania;

     - PPL Capital Funding, Inc., which engages in financing activities for some of PPL Corporation's unregulated subsidiaries;

     - PPL Energy Funding, which is a holding company for PPL Corporation's subsidiaries involved in regulated and unregulated domestic and international energy generation and delivery;

     - PPL Global, LLC, which is the development and international operations affiliate of PPL Corporation;

     - PPL EnergyPlus, which markets wholesale and retail energy in 43 states and Canada and is our agent for the marketing of energy generated by the Montana portfolio;

     - PPL Generation, LLC, which is our indirect parent company and serves as the holding company for PPL Corporation's generating businesses and assets in the United States; and

     - PPL Montana Holdings, which is our direct parent company and holds all of our membership interests.

     The following chart shows the ownership structure of PPL EnergyPlus and us.

                             [PPL EnergyPlus Chart]

     Our acquisition of the Montana portfolio represents an important step towards PPL Corporation's goal of becoming a major multi-regional energy company. The Montana portfolio gives PPL Corporation access to energy markets in the Western Systems Coordinating Council that are in the process of deregulating.

     PPL Corporation's subsidiaries, including us, own or lease generating facilities in the United States having approximately 12,400 MW of energy generation capacity, including generating facilities in operation, in construction and under active development.

     PPL EnergyPlus sells energy, natural gas and energy services to retail customers and serves as supplier of choice for customers in Pennsylvania, New Jersey, Maine, Montana and Delaware.

     None of our obligations under the leases are obligations of, or guaranteed by, PPL Corporation or any of its affiliates, other than us.

     PPL Corporation's common stock is traded on the New York Stock Exchange. PPL Corporation files periodic reports with the Securities and Exchange Commission. PPL Corporation's SEC filings are available to the public from the SEC's web site at http://www.sec.gov.

                                    BUSINESS

INDUSTRY OVERVIEW

     The United States energy industry, which includes companies engaged in providing energy generation, transmission and distribution as well as ancillary services, has undergone substantial deregulation over the last several years, leading to significantly increased competition. Historically, local energy utilities provided generation, transmission and distribution services to their retail service territories under exclusive franchises and recovered costs plus a rate of return on invested capital based upon rate orders approved by a regulatory body. In recent years, independent energy producers have sold energy to utilities on a contractual basis.

     The Energy Policy Act introduced more competition into the industry by creating exempt wholesale generators, a new class of generators that are not subject to significant portions of the regulatory structure otherwise generally applicable to energy utilities and their holding companies. It also empowered the Federal Energy Regulatory Commission to require that the owners and operators of energy transmission facilities make their transmission facilities available on a nondiscriminatory basis to all wholesale generators, sellers and buyers of energy.

     In addition to making transmission facilities available to wholesale customers, state regulators throughout the United States have begun to establish a framework to allow retail customers to choose their energy suppliers, with incumbent utilities required to deliver that energy over their transmission and distribution systems. Various states are in different stages of the process of determining a framework for deregulation.

     As part of the transition to a deregulated market, a number of energy utilities nationwide have divested or are in the process of divesting all or a portion of their energy generating business. Legislative and regulatory developments, increased competition and an increasing focus on shareholder value are responsible for these changes. As additional companies seek to expand into a more deregulated market, the industry is likely to see increasing consolidation and the emergence of dominant companies, which will intensify competition. Energy generation and energy marketing have been the means by which these companies seek to achieve higher returns than their regulated utility predecessors. The emerging regulatory environment of our industry is also likely to increase competition in the future and may result in lower energy prices and less profit for all competitors in the energy generating industry.

MARKET OVERVIEW

  Western Systems Coordinating Council

     The United States is divided into ten regional reliability councils whose polices are coordinated by the North American Electric Reliability Council. These regional councils are responsible for overseeing the reliable operation of the energy system. The Western Systems Coordinating Council is geographically the largest of the ten regional councils and is on the forefront of deregulation in the United States. The Western Systems Coordinating Council is composed of all or portions of 14 states in the western United States. It encompasses 1.8 million square miles and reaches approximately 59.7 million people in the United States, or 21.4% of all United States residents.

     According to the independent market consultant, the Western Systems Coordinating Council relies significantly on hydroelectric and coal-fired generation. Of approximately 158,400 MW of installed energy generation capacity in the Western Systems Coordinating Council, 42% is hydroelectric and 23% is coal-fired. The Montana portfolio represents less than 1% of the installed energy generation capacity in the Western Systems Coordinating Council.

     Most of the states and markets in the Western Systems Coordinating Council have recently completed, or are undergoing, energy supply deregulation at the wholesale and retail level. Competitive energy supply markets are replacing heavily regulated markets. In general, energy supply markets in the Western Systems Coordinating Council, and particularly in Montana, are based on bilateral contracts. In other words, these markets function through direct contracts between energy generators and energy purchasers. Some markets within the Western Systems Coordinating Council, however, such as California, have opted for market structures based more on short-term purchases on the open market for immediately available energy, also known as the spot market, and sales through recently established power exchanges.


     California, the largest state in the Western Systems Coordinating Council, was the first state in the United States to deregulate. Montana was the second state in the western United States to deregulate. In both Arizona and Nevada, restructuring legislation has been passed and retail open access is being phased in for industrial, commercial and residential customers over the course of the remainder of 2001. Oregon has recently enacted utility restructuring legislation which provides Oregon nonresidential energy consumers with direct access to competitive energy markets not later than October 1, 2001 and requires the Oregon Public Utility Commission to report to the Oregon legislature not later than January 1, 2003 whether residential consumers would benefit from direct access.


     The Western Systems Coordinating Council is separated into four distinct sub-regions that represent geographic and climatic differences. The sub-regions are (1) the Northwest Power Pool, which includes Idaho, Montana, northern Nevada, Oregon, Utah, Washington and western Wyoming, (2) the Rocky Mountain power area, (3) the Arizona-New Mexico-Southern Nevada power area, and (4) the California power area. Of these areas, the Northwest Power Pool and California are the largest markets for energy.

  Montana

     The Montana market is a bilateral market. The customer base in the Montana market includes municipalities, retail aggregators, energy marketers and commercial and industrial end-users. Montana enacted a deregulation law which will make retail customer direct access available for all energy customers by June 30, 2002.

     MPC previously supplied energy to approximately 86% of the population of Montana, or approximately 756,000 customers, with energy generated from the Montana portfolio. Most of these customers currently remain customers of MPC. MPC supplies these customers with energy generated by and purchased from us under the energy purchase agreements that we have with MPC.

     Under the deregulation law passed in Montana, these customers must select an alternative energy supplier by June 30, 2002. Montana has not yet implemented the default supplier provisions in the deregulation law. Default supplier provisions will designate a default supplier of energy for those customers who do not select an alternative energy supplier by June 30, 2002. On October 27, 2000, the Montana Public Service Commission issued a proposal to extend the transition period for election of customer choice to July 1, 2004, and sought comments upon such proposed action by November 17, 2000. It is too early to predict the outcome and scope of the final action that will be taken by the Commission, although it appears likely that the transition period will be extended. Such an extension would also continue MPC (or its successor) as the default supplier during the extended transition. It is also possible that the 2001 Montana legislature will deal with the issue in some manner.

     Large industrial customers may select an alternative supplier under the Montana deregulation law. These customers represent a substantial portion of the competitive retail market in Montana and are significant because they require a substantial amount of energy on a consistent basis. Energy generated from our generating facilities represents a significant portion of the capacity available in Montana. Due to our competitive cost of supply and the transmission constraints on the export and import of energy into the Montana market, we expect to supply many of these customers under arrangements with PPL EnergyPlus using energy generated by the Montana portfolio.

  The Northwest

     Our primary market outside Montana is the wholesale energy market in the remainder of the Northwest, which is well developed with large quantities of energy being exchanged on a regular basis. The Northwest relies extensively on hydroelectric generation and, to a lesser extent, on coal-fired generation. According to the independent market consultant, hydroelectric generation accounts for approximately 60% of the energy produced in the Northwest, based on the average hydroelectric generation for the last ten years and coal-fired generation accounts for approximately 26% of annual energy produced in the Northwest. The Bonneville Power Administration supplies about 40% of the Northwest's energy. By comparison, the Montana portfolio represents approximately 2% of the energy produced in the Northwest. Historically, the Northwest has been a net exporter of energy to other areas of the Western Systems Coordinating Council, primarily California.

     While there is no independent power pool in the Northwest as in California or the northeastern part of the United States, utilities and public agencies have traded energy in the region for more than 30 years under the Western Systems Power Pool operating agreement or Federal Energy Regulatory Commission approved bilateral agreements. Approximately 90% of the transactions take place under these preapproved standard form agreements. The Western Systems Power Pool operating agreement was amended in 1998 to allow transactions to be consummated at "market-based" rates; prior to this amendment, the agreement capped the rates at which sales could be made under the agreement.

  California


     The secondary target market for the energy we export from Montana is California. Since deregulating in 1997, California has implemented an independent system operator and commenced operation of the California Power Exchange. The California Power Exchange has active day-ahead and hour-ahead energy trading markets.


OUR PLAN AND STRATEGY


THE MONTANA PORTFOLIO


     In June 1997, the Montana state legislature enacted a bill which deregulated the energy generating business and initiated customer choice for competitive energy supplies effective July 1, 1998. In response to this legislation, in March 1998, MPC initiated an auction to divest its generating assets.

     PPL Global, a direct subsidiary of PPL Energy Funding, was selected as the winning bidder in this auction process. In October 1998, PPL Global entered into an asset purchase agreement with MPC under which PPL Global agreed to acquire the Montana portfolio for a purchase price of approximately $760 million plus transaction expenses. PPL Global subsequently assigned its interests in the asset purchase agreement to us, and we closed the acquisition of the Montana portfolio on December 17, 1999. We have an obligation under this asset purchase agreement to acquire the portion of MPC's interest in the Colstrip transmission system associated with Colstrip units 1, 2 and 3. Negotiations to complete this acquisition are ongoing. On July 20, 2000, we sold our interests in the Colstrip facility and leased the interests back.

     The independent engineer's report includes a detailed description of the generating facilities included in the Montana portfolio. The following table summarizes some of the key aspects of these facilities:

                            NET CAPACITY                          COMMERCIAL
         FACILITY               (MW)        TYPE OF FACILITY    OPERATION DATE          LOCATION
         --------           ------------    ----------------    --------------    --------------------
Colstrip units 1 and 2....       307(1)         Coal-fired      1975 and 1976,          Colstrip
                                                                  respectively
Colstrip unit 3...........       222(1)         Coal-fired                1984          Colstrip
Corette...................       154            Coal-fired                1968          Billings
Kerr......................       189(2)      Hydroelectric)               1939    Columbia River Basin
                                             (run of river

                            NET CAPACITY                          COMMERCIAL
         FACILITY               (MW)        TYPE OF FACILITY    OPERATION DATE          LOCATION
         --------           ------------    ----------------    --------------    --------------------
Thompson Falls............        86(2)      Hydroelectric)     1915, new unit    Columbia River Basin
                                             (run of river                1995
Mystic....................        11(2)      Hydroelectric)               1927     West Rosebud Creek
                                             (run of river
Madison...................         9(2)      Hydroelectric)               1906    Missouri -- Madison
                                             (run of river                            River Basin
Hauser....................        17(2)      Hydroelectric)               1911    Missouri -- Madison
                                             (run of river                            River Basin
Holter....................        50(2)      Hydroelectric)               1918    Missouri -- Madison
                                             (run of river                            River Basin
Black Eagle...............        18(2)      Hydroelectric)               1927    Missouri -- Madison
                                             (run of river                            River Basin
Rainbow...................        35(2)      Hydroelectric)               1910    Missouri -- Madison
                                             (run of river                            River Basin
Cochrane..................        54(2)      Hydroelectric)               1958    Missouri -- Madison
                                             (run of river                            River Basin
Ryan......................        60(2)      Hydroelectric)               1915    Missouri -- Madison
                                             (run of river                            River Basin
Morony....................        48(2)      Hydroelectric)               1929    Missouri -- Madison
                                             (run of river                            River Basin
                               -----
          Total...........     1,260MW

---------------
(1) Based on our percentage entitlements under the Colstrip ownership agreements.

(2) The hydroelectric generating facilities together generate up to 577 MW of energy in the summer. In the winter, these facilities historically generate approximately 474 MW of energy due to lower average water flow conditions.

     The environmental impact from the operation of our thermal generating facilities is mitigated through the use of pollution control equipment. Colstrip units 1 and 2 are equipped with flue gas scrubbers for SO(2) removal. Each unit is equipped with three scrubber vessels. Colstrip units 3 and 4 are also equipped with flue gas scrubbers and each unit has eight scrubber vessels. The Corette facility burns low-sulfur coal, has low NO(x) burners and electrostatic precipitators for particulate removal.

TRANSMISSION INTERCONNECTIONS

     We have access to transmission throughout Montana, including to transmission routes to the northwest, southwest and southeast. The current transmission infrastructure of, and regional coordination by, the Western Systems Coordinating Council enables us to transmit energy throughout the western United States by either Federal Energy Regulatory Commission mandated open-access tariffs or by transmission agreements. We expect to maintain the existing interconnections to the MPC transmission grid, subject to an interconnection agreement with MPC.

     We can deliver the energy we generate from the Colstrip facility through the Colstrip transmission system and the Bonneville Power Administration Montana intertie, each discussed below, to the adjacent transmission systems of Idaho Power, Avista, Western Area Power Administration and PacifiCorp. We can then transmit our energy over those entities' transmission systems, which provide additional corridors to the south and the east. MPC also has a DC tie to the Eastern Interconnect at Miles City, Montana which may allow us to capitalize on price differentials, if available, between the Western Systems Coordinating Council and the Mid-Continent Area Power Pool. We have access to all of MPC's transmission capacity for energy that we generate at all of our generating facilities through our interconnection agreement with MPC and MPC's open-access transmission tariff.

     The Colstrip transmission system includes each of the following:

     - two 500 kV AC transmission lines ("A" and "B") from the Colstrip 500 kV switchyard to the Broadview, Montana substation, a distance of approximately 116 miles;

     - two 500 kV AC transmission lines ("1" and "2") from the Broadview substation to Townsend, Montana, a distance of approximately 133 miles;

     - the 500 kV facilities at the Colstrip switchyard except for those included in the generating units; and

     - the 500 kV facilities at Broadview, Montana.

     The ownership interests in the Colstrip transmission system are contractually specified in the Colstrip project transmission agreement for each Colstrip transmission system owner for each of these segments. The Colstrip transmission system connects at Townsend with the Bonneville Power Administration's double circuit line which extends to Garrison, Montana. The Bonneville Power Administration's 85-mile double-circuit 500 kV transmission line extending from the terminal point of the Colstrip transmission system near Townsend, Montana to a Bonneville Power Administration substation located on the Federal Columbia River Transmission System near Garrison, Montana is known as the Bonneville Power Administration Montana intertie. The Bonneville Power Administration owns and operates the Bonneville Power Administration Montana intertie. All energy transmitted across the Colstrip transmission system for export out of the state of Montana requires transmission across the Bonneville Power Administration Montana intertie.


     Our asset purchase agreement with MPC provides that we are to purchase the portion of MPC's interest in the Colstrip transmission system associated with Colstrip units 1, 2 and 3 for $97 million. This interest would provide us with
612.8 megawatts of transmission allocation between Colstrip and Broadview, Montana, and 210 megawatts of transmission allocation between Broadview and Townsend, Montana. We are currently in discussions with MPC to pursue alternatives to acquiring this entire interest in the Colstrip transmission system as contemplated by the asset purchase agreement because we are a generating company and do not believe that we need to acquire that much transmission capacity for our business purposes in light of the open-access transmission tariffs available to us. These discussions are ongoing, so we cannot predict whether we will buy all or less than all of MPC's entire interest in the Colstrip transmission system, or what the purchase price will be if a purchase occurs. We have a commitment from PPL Corporation to provide us with an additional equity contribution of up to $97 million to fund the acquisition.


     If we purchase an interest in the Colstrip transmission system from MPC under the terms of the asset purchase agreement, we will also acquire 258.5 MW of associated interest in the capacity of the Bonneville Power Administration Montana intertie through assignment of the existing Bonneville Power Administration Montana intertie agreements. These agreements are scheduled to expire on September 20, 2027, but have 20-year renewal provisions. We expect that these agreements will be extended on similar terms, conditions and pricing thereafter. However, because we would only have access to 210 MW on the Broadview -- Townsend segment of the Colstrip transmission system, our only transmission route into Townsend, we would effectively be constrained to 210 MW of capacity on the Bonneville Power Administration Montana intertie. We would only pay charges associated with our transmission capacity of 210 MW on the Bonneville Power Administration Montana intertie.


     MPC is the operator of the Colstrip transmission system and it, or its successor, will remain its operator under the Colstrip ownership and operating agreements.

  Northwest regional transmission organization

     Various transmission paths within the Northwest, and between the Northwest and California and the Pacific southwest, are subject to periodic constraints. As a result, at times it may be difficult for generating facilities and other energy sellers in the region to obtain adequate transmission capacity to transport energy to their desired markets. On December 20, 1999, the Federal Energy Regulatory Commission issued its Order 2000, relating to the formation and implementation of regional transmission organizations, or RTOs. The Federal Energy Regulatory Commission's express objective in issuing the order is to bring the transmission facilities of as many transmission owners (including consumer-owned utilities and other non-Federal Energy Regulatory Commission-jurisdictional entities) as possible under the operation and control of regional transmission organizations. The regional transmission organization's operation and control of the transmission facilities would, among other things, eliminate or reduce the application of multiple additive rates for transmission services and discriminatory market practices, and would enhance transmission reliability, congestion management and system planning and expansion. Order 2000 requires that Federal Energy Regulatory Commission-jurisdictional transmission owners file a proposal with the Federal Energy Regulatory Commission by October 15, 2000 on the efforts of such owners to participate in a regional transmission organization that would become operational not later than December 15, 2001.

     There is currently no operational regional transmission organization in the Western Systems Coordinating Council outside of California. On October 23, 2000, in response to Order 2000, the Bonneville Power Administration, Idaho Power, Nevada Power Company, Sierra Pacific Power Company, MPC, Puget, Portland, Avista and PacifiCorp, which we refer to as the filing utilities, made a supplemental compliance filing with the Federal Energy Regulatory Commission proposing formation of a regional transmission organization, to be called RTO West, which would operate throughout the Northwest Power Pool and southern Nevada. On October 16, 2000, all of the filing utilities except the Bonneville Power Administration, Idaho Power and PacifiCorp made an Order 2000 compliance filing with the Federal Energy Regulatory Commission proposing the formation of an independent transmission company in connection with RTO West. The independent transmission company, which would be a Delaware limited liability company named TransConnect LLC, would own the aggregate transmission facilities of the participating filing utilities, and would contract with RTO West to place these facilities under the operational control of RTO West. The utilities seeking to form the independent transmission company have asked the Federal Energy Regulatory Commission for declaratory orders that the company as proposed would satisfy the independence requirements established by the Federal Energy Regulatory Commission in Order 2000 for regional transmission organizations and would be entitled to perform transmission planning and expansion functions on behalf of RTO West.

     RTO West is proposed to take the form of an independent system operator, which would operate, but not own, the transmission facilities under its control. The filing utilities are structuring RTO West in this manner in part because any effort by the Bonneville Power Administration to transfer ownership of its transmission facilities to a transmission company would generate significant resistance within the Northwest and would encounter serious legal obstacles. RTO West would be a nonprofit Washington corporation, and would be governed by an independent board of trustees. A stakeholder advisory committee, in which all members of RTO West would be entitled to participate, would provide ongoing advice and consultation to the board of trustees on a wide range of matters relating to the regional transmission organization, including any proposed amendments to the regional transmission organization's tariff. Although the filing utilities have taken somewhat divergent positions on the extent of the transmission facilities that they propose to place under the operational control of RTO West, they have stated that RTO West would encompass all high-voltage transmission facilities. RTO West would not initially include an associated power exchange.

     For purposes of preparing the RTO West Federal Energy Regulatory Commission filing, the filing utilities mounted a substantial regional effort, involving not only the filing utilities but also a broad range of other constituencies, including representatives of the region's consumer-owned utilities, independent energy producers, power marketers, industrial customers, residential customers, state utility and energy regulatory offices, environmental groups and renewable resources advocates. A 25-member regional representatives group (which included representatives of generators and power marketers) was established to oversee the filing effort, and a variety of open-membership work groups (including transmission pricing, congestion manage-ment, ancillary services, transmission planning, seams, legal, market monitoring and implementation work groups) were also formed for purposes of assisting in the preparation of the Federal Energy Regulatory Commission filing documents. The stated intent of the filing utilities in establishing the regional representatives group was that decisions with respect to the structure and operations of RTO West would be made by consensus within the open-membership work groups and the regional representatives group to the maximum extent practicable. However, the filing utilities reserved the right to make final decisions themselves with respect to any matters which the work groups and the regional representatives group were unable to resolve by consensus.


     The RTO West filing made with the Federal Energy Regulatory Commission on October 23, 2000 was only a partial filing, and therefore did not contain all of the essential elements of the RTO West proposal. That filing included documents relating to the governance of RTO West (principally the proposed articles of incorporation and bylaws of the RTO), and proposed forms of the RTO West transmission operating agreement, agreement to suspend provisions of pre-existing transmission agreements, and agreement limiting liability among RTO West participants, along with white papers describing the manner in which RTO West is proposed to satisfy various of the characteristics and functions required of regional transmission organizations under Order 2000. The filing utilities are proposing to make a further compliance filing with the Federal Energy Regulatory Commission in the summer of 2001, in which they would submit the remaining RTO West documents required to be approved by the Federal Energy Regulatory Commission, including the proposed forms of RTO West transmission tariff, generation integration agreement, load integration agreement, scheduling coordinator agreement and security coordinator agreement.


     A variety of interventions and protests have been filed with respect to the RTO West and TransConnect filings, and we have ourselves filed an intervention and protest with respect to each filing as part of an ad hoc group of independent power producers and power marketers styled as the Northwest IPPs/Marketers Group. The protests have raised concerns regarding various aspects of the proposed RTO West, including the allocation of voting power within certain RTO West voting classes and the extent of TransConnect's independence from market participants. The protest filed by the Northwest IPPs/Marketers Group in the RTO West Federal Energy Regulatory Commission proceeding focuses on three concerns:


     (1) the proposed exclusion from the control of RTO West of certain power lines and related facilities used for Federal Energy Regulatory Commission-jurisdictional services. This proposed exclusion, if not disallowed by the Federal Energy Regulatory Commission, could cause transmission customers of RTO West, including us, to be subject to multiple transmission rates, and therefore increased electric power transportation costs, when moving power over any such excluded facilities, and could also cause power producers such as ourselves to be subject to potentially disparate and discriminatory interconnection standards and requirements when seeking to interconnect generating projects to any such excluded facilities;


     (2) the extent to which independent power producers and power marketers will be precluded from obtaining firm transmission rights on constrained paths as a result of RTO West's proposed procedure for allocating such rights on such paths to incumbent utility power suppliers; and

     (3) certain proposed limitations on the liability of RTO West for wrongful dispatch instructions.

     The protest filed by the Northwest IPPs/Marketers Group in the TransConnect proceeding focuses on the appropriateness of TransConnect performing transmission planning operations on behalf of RTO West. The Northwest IPPs/Marketers Group has also requested that the Federal Energy Regulatory Commission consolidate the RTO West and TransConnect proceedings, in view of the extent of the overlap in the issues required to be resolved by the Federal Energy Regulatory Commission in both proceedings.

     Notwithstanding the size and scope of the RTO West filing effort, and the significance of the resources that have been committed to it, we cannot predict with any certainty whether this effort will result in the actual formation of one or more RTOs in the Northwest, or, if any RTO is formed in the Northwest, what the geographic scope, transmission pricing and ratemaking principles, extent of control over transmission facilities and other characteristics of the RTO would be.

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

OUR ENERGY MARKETING STRATEGY

     We market all of our energy in the Western Systems Coordinating Council. The Northwest is our primary regional market within the Western Systems Coordinating Council, and Montana is our single most important market, where we currently sell approximately 80% of our output. We expect to continue to sell approximately 80% of our output in Montana. We export the remainder of our output to a number of markets. These markets include the remainder of the Northwest, California and elsewhere in the Western Systems Coordinating Council.

     We have developed a comprehensive energy marketing plan designed to provide a balance between maximizing the net operating revenues from the Montana portfolio and stabilizing these revenues. Our affiliate, PPL EnergyPlus, is responsible for implementing our marketing plan and marketing all of the energy that we generate. We and PPL EnergyPlus have entered into a brokering and contract management agreement for the wholesale marketing of our energy and a memorandum of understanding for supplying PPL EnergyPlus' retail energy requirements. To provide diversity and stability to our revenue stream, we, together with PPL EnergyPlus, are targeting customers throughout Montana and the Western Systems Coordinating Council and creating a portfolio of wholesale and retail term contracts and sales on the open market for immediately available energy.

     Through June 2002, we expect to sell approximately 60% of the energy that we generate to MPC under two energy purchase agreements entered into in connection with our acquisition of the Montana portfolio. These energy purchase agreements should provide us with a revenue base as our energy marketing plan is implemented and are expected to contribute approximately 25% of our revenues over the remaining terms of the agreements.

     Our primary market is in Montana. In this market PPL EnergyPlus arranges for us to enter into bilateral contracts with wholesale market participants and PPL EnergyPlus itself enters into retail contracts. We will supply the energy to satisfy PPL EnergyPlus' obligations under the retail contracts. We cannot enter into retail contracts directly because we are an "exempt wholesale generator" under the Energy Policy Act.

     Customers in Montana include municipalities, retail aggregators, energy marketers and industrial and commercial users, many of whom were previously supplied by MPC.

     We expect that customers outside Montana will be predominantly utilities and energy marketers that will purchase energy under bilateral contracts. We also sell energy at market prices in the California power exchange.

     The current transmission infrastructure of, and regional coordination within, the Western Systems Coordinating Council enables us to transmit energy throughout the Western Systems Coordinating Council either by Federal Energy Regulatory Commission mandated open-access tariffs or under transmission agreements. We expect to maintain the existing interconnections to the MPC transmission grid, subject to an interconnection agreement with MPC.

     We currently intend to enter into new contracts of varying length. Following the expiration of our energy purchase agreements with MPC, we currently plan to sell approximately 50% of our output under long-term contracts of 2 years or longer. We expect short-term contracts of 1 month to 2 years will represent approximately 40% of our portfolio with the remaining output sold in the market for immediately available energy.

     In addition to energy we produce from our generating facilities, we make seasonal purchases of energy through an energy purchase contract with Basin Electric Power Cooperative and PPL EnergyPlus arranges open market purchases of energy on our behalf. These energy purchases are primarily made to satisfy supply obligations to our customers. To the extent these purchases are not offset by supply obligations, they are subject to our risk management program.

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

  Risk management program

     We have developed a risk management program, which has been approved by our board of managers and is consistent with corporate risk objectives, in order to quantify, manage and hedge risks and exposures arising from our energy marketing activities. The energy marketing activities of PPL EnergyPlus on our behalf comply with PPL Corporation's financial risk management program. These programs provide for a comprehensive framework in which to manage exposures.

     Two key programs help ensure that our risk controls are consistent with approved risk tolerances:

     - the credit risk program addresses specific exposure to counterparties;
       and

     - the risk management program addresses the risks associated with wholesale energy marketing and trading.

     PPL EnergyPlus employs a risk manager and PPL Corporation employs a trading controls officer. Together, their responsibilities include independent oversight of risk policy compliance, consultation on proposed transactions, stress testing and scenario analysis.

     We have adopted and modified for our purposes the risk management policies of PPL Corporation which relate to counterparty and exposure management. With the exception of limited hourly purchases, under these risk management policies we attempt to structure arrangements that match our supply obligations with our physical and purchased energy generation capacity and limit our speculative transaction exposure.

FUEL PROCUREMENT

     The Colstrip facility is located at the mouth of the Rosebud Mine, which is currently operated by Western Energy Company, a subsidiary of MPC. On September 15, 2000, MPC announced that it had entered into an agreement with Westmoreland Coal Company under which Westmoreland Coal is, subject to contingencies and regulatory approvals, to acquire MPC's coal business unit, including the operations of Western Energy Company. The Rosebud Mine has been, and is expected to continue to be, a stable, reliable supplier to the Colstrip facility. There are coal reserves available at the Rosebud Mine which are adequate to satisfy current contractual commitments to the Colstrip facility. Rosebud Mine reserves and resources beyond those currently committed are adequate to fuel the Colstrip facility through the term of the certificates.


     The Corette facility obtains fuel from the large mines in Wyoming's Southern Powder River Basin under short-term agreements. Currently, the Corette facility obtains its coal from an unaffiliated company through a coal supply contract that expires on December 31, 2001. The Southern Powder River Basin can also serve as an alternative supply for the Colstrip facility's generating requirements.


EMPLOYEES AND LABOR RELATIONS

     We employ approximately 470 employees, including approximately 345 at the Colstrip facility, approximately 75 at the hydroelectric facilities, approximately 36 at the Corette facility and approximately 14 at our corporate office in Billings, Montana. Three union locals (International Brotherhood of Electrical Workers, Local 1638, International Brotherhood of Electrical Workers, Local 44 and International Brotherhood of Teamsters, Local 190) represent employees at our facilities. The current collective bargaining agreements with IBEW Local 1638 and IBEW Local 44 both expire on April 30, 2001, and the agreement with IBT Local 190 expires on June 30, 2001. The three union locals collectively represent approximately 330 employees or approximately 70% of our workforce.

     We believe that we have a good relationship with our employees.

LEGAL PROCEEDINGS

     We are not currently involved in any legal proceedings the outcome of which would have a material adverse effect on our financial condition or results of operations.

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

     On April 28, 2000, three employees at the Colstrip facility were severely burned when an equipment fault in Colstrip unit 1 caused electrical arcing. The Occupational Safety and Health Administration is conducting an investigation of the incident. Colstrip unit 1 is operated by us and jointly owned with Puget. On May 15, 2000, the injured employees and their spouses filed litigation for their injuries in state district court against MPC. As of the date of this prospectus we have not yet been named as a party defendant although the plaintiff has made a motion to do so. The court has not yet ruled on that motion but the threat of being made a party defendant to the pending litigation certainly exists. Having had no direct involvement with the litigation up to this point, it is too early to predict the likelihood of plaintiffs establishing any liability on our part for the injuries of the plaintiffs or to realistically estimate the scope of any potential damages award against the ultimate defendants.


MPC REORGANIZATION AND DISPOSITIONS


     On March 28, 2000, MPC announced its decision to divest its energy businesses, including its energy and natural gas delivery utilities, to focus solely on its fiber-optic and wireless telecommunications networks, which it operates under the name Touch America. Having previously announced the sales of its oil and gas properties on August 28, its coal business unit on September 15 and its independent power business on September 20, MPC announced on October 2, 2000 that it had entered into an agreement with Northwestern Corporation under which Northwestern is, subject to contingencies and regulatory approvals, to acquire MPC's electric and natural gas transmission and distribution assets.

     We do not expect MPC's decision to divest its energy businesses to have a material effect on the operation of our generating facilities or on our business. MPC's electric business will become a new subsidiary of Northwestern, and this subsidiary will retain all of MPC's obligations to us, so our contractual relationships will remain unchanged. MPC has further stated that it will seek necessary consents from other owners of interests in the Colstrip station in order to complete the transaction, so that the replacement of MPC by the new Northwestern subsidiary will not conflict with our Colstrip arrangements.

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

                                   REGULATION

ENERGY REGULATORY MATTERS

  General

     Our ownership and operation of the Montana portfolio are subject to numerous federal, state and local statutes and regulations. These statutes and regulations, among other things, govern to a certain extent the rates that we may charge for the output of the Montana portfolio and establish, in certain instances, the operating standards for the Montana portfolio.

  Federal regulation

     Federal Power Act. Under the Federal Power Act, the Federal Energy Regulatory Commission possesses exclusive rate-making jurisdiction over wholesale sales of energy and transmission in interstate commerce. The Federal Energy Regulatory Commission regulates the owners of facilities used for the wholesale sale of energy and transmission in interstate commerce as "public utilities" under the Federal Power Act.

     Under Section 203 of the Federal Power Act, MPC was required to obtain Federal Energy Regulatory Commission approval to sell jurisdictional facilities. On June 22, 1999, the Federal Energy Regulatory Commission approved the sale of the jurisdictional facilities to us.

     All public utilities subject to the Federal Energy Regulatory Commission's jurisdiction are required to obtain the Federal Energy Regulatory Commission's acceptance of their rate schedules in connection with the wholesale sale of energy. On August 24, 1999, the Federal Energy Regulatory Commission authorized us to make wholesale sales of energy at market-based rates, subject to various standard regulatory conditions, to willing purchasers in wholesale markets. On June 22 and June 29, 1999, the Federal Energy Regulatory Commission accepted for filing our proposed sales of energy to MPC pursuant to the energy purchase agreements with MPC.

     On August 24, 1999, the Federal Energy Regulatory Commission ruled that to the extent we acquire portions of the Colstrip transmission system, we must have on file with the Federal Energy Regulatory Commission an open-access tariff permitting our competitors to use available capacity in our transmission facilities on a non-discriminatory basis at regulated rates. On November 2, 1999, we filed with the Federal Energy Regulatory Commission an open-access tariff to be applicable for transmission services rendered over the Colstrip transmission system in which we were potentially acquiring interests from MPC. By a letter-order issued on December 29, 1999, the Federal Energy Regulatory Commission accepted the tariff for filing, with an effective date of December 16, 1999. In the event that we acquire an interest in the Colstrip transmission system from MPC, the Federal Energy Regulatory Commission may require us to revise the rates for transmission services over the Colstrip transmission system.

     Under these open-access tariffs, parties not presently involved in the Colstrip facility can reserve access on the Colstrip transmission system if available. Under certain conditions, this could result in transmission constraints to us or the need to upgrade the Colstrip transmission system. As a result, we and the other existing users of the Colstrip transmission system may be required to bear some portion of the costs to upgrade the Colstrip transmission system. We cannot assure you that this situation will not arise in the future. The open-access tariffs on the Colstrip transmission system are equally available to us, PPL EnergyPlus and our customers to transport energy to market.

     In addition, under the Federal Power Act, transmission owners are able to modify existing tariffs or file new tariffs from time to time. Thus, we cannot assure you that the terms and conditions of these third party open-access tariffs will not change in the future. The Federal Power Act provides procedural rights to transmission customers in the event of disputes over tariffs and open-access, but we cannot assure you that any dispute would be resolved in favor of the interests represented by the certificates.

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

     On September 22, 1999, the Federal Energy Regulatory Commission authorized us to enter into sale and leaseback transactions of our interests in the Colstrip facility for financing purposes.

     All of the hydroelectric generating facilities are licensed by the Federal Energy Regulatory Commission. These licenses expire periodically and the generating facilities must be relicensed at that time. The Federal Energy Regulatory Commission license for the Mystic facility expires in 2009; the Thompson Falls and Kerr Federal Energy Regulatory Commission licenses expire in 2025 and 2035, respectively and the Missouri-Madison facilities' license expires in 2040. A Federal Energy Regulatory Commission relicensing proceeding gives the current owner (and other interested parties) an opportunity to obtain a new or renewed license for the generating facilities. Such proceedings can impose additional conditions on the generating facilities that were not included in the original license and cannot always be anticipated. In a recent policy statement, the Federal Energy Regulatory Commission also has asserted that it can deny relicensing and otherwise require decommissioning of existing generating facilities, although this jurisdiction has only been exercised in very limited circumstances to date. Thus, there can be no assurance that, upon or subsequent to relicensing of any of our hydroelectric generating facilities, additional conditions or relicensing obligations will not adversely affect our ability to make payments under the leases.

     In addition, transfers of existing licenses must be approved by the Federal Energy Regulatory Commission under Section 8 of the Federal Power Act. The Federal Energy Regulatory Commission approved the transfer of the MPC hydroelectric licenses on July 7, 1999. On October 27, 1999, the Federal Energy Regulatory Commission approved administrative license amendments to conform the transferred licenses to the asset purchase agreement.

     In 1994, the Federal Energy Regulatory Commission adopted a policy statement in which it asserted that it has authority over the decommissioning of licensed hydroelectric generating facilities being abandoned or denied a new license. However, in the process leading to the policy statement, the Federal Energy Regulatory Commission recognized that mandated generating facility removal would occur in only rare circumstances. The only such decommissioning to date occurred in June 1999, in Maine. The Federal Energy Regulatory Commission also declined to require any generic funding mechanism to cover decommissioning costs. If a generating facility is decommissioned, then the licensee may incur substantial costs.

     Public Utility Holding Company Act. The Public Utility Holding Company Act, or PUHCA, provides that any corporation, partnership or other entity or organized group that owns, controls or holds power to vote 10% or more of the outstanding voting securities of a "public utility company" or a company that is a "holding company" of a public utility company is subject to regulation under PUHCA, unless an exemption is established or an order is issued by the SEC declaring it not to be a holding company. Registered holding companies under PUHCA are required to limit their utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of the utility system. In addition, a public utility company that is a subsidiary of a registered holding company under PUHCA is subject to financial and organizational regulation, including approval by the SEC of certain of its financing transactions. PPL Corporation is a holding company exempt from registration under PUHCA. As a result, neither PPL Corporation nor its subsidiaries including ourselves have been required to obtain SEC approval prior to acquiring the Montana portfolio or entering into the lease transactions.

     Under the Energy Policy Act, a company engaged exclusively in the business of owning and/or operating a facility used for the generation of energy for sale at wholesale may be exempted from PUHCA regulation as an "exempt wholesale generator." On September 24, 1999, we received exempt wholesale generator status from the Federal Energy Regulatory Commission for our generating and associated facilities acquired from MPC. As exempt wholesale generators, we and the owner lessors are precluded from making any direct sales to retail customers, or we risk losing our exempt status and becoming "electric utility companies" as that term is defined in PUHCA. In addition, any such retail sales and the retail seller may be subject to state utility jurisdiction. Thus any sales to retail customers in Montana or elsewhere will be effectuated via a wholesale sale from us to PPL EnergyPlus or another wholesale purchaser, which may then make retail sales in accordance with the state law in the relevant jurisdictions. In that circumstance, PPL EnergyPlus or the wholesale purchaser may become subject to state regulation with regard to such retail sales.

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

     Lease transactions filings and approvals. As conditions to the consummation of the lease transactions, we and the appropriate financial participants in the lease transactions are required to obtain certain approvals from the Federal Energy Regulatory Commission. We and the owner lessors have obtained all approvals necessary for the lease transactions. The Federal Energy Regulatory Commission has approved the sale and leaseback of Federal Energy Regulatory Commission-jurisdictional facilities pursuant to the lease transactions. The Federal Energy Regulatory Commission has granted a disclaimer of jurisdiction over each of the owner investors and the owner lessors (and the trustees thereunder) as public utilities under Parts II or III of the Federal Power Act. The owner lessors have received determinations from the Federal Energy Regulatory Commission that they are exempt wholesale generators, which exempt them from regulation under PUHCA.

     In the event that the indenture trustees exercise certain remedies under their respective indentures and the collateral becomes the property of the pass through trust, additional federal and state approvals may be required from the SEC, the Federal Energy Regulatory Commission or the State of Montana (and other state or federal agencies with respect to permits and other like entitlements) before the exercise of such remedies may be consummated. The likelihood of obtaining such approvals, or any associated terms and conditions, will depend on the law then in effect and on the particular facts and circumstances presented by such proposed transfer.

  State regulation

     As an exempt wholesale generator, we are exempt from regulation by the Montana Public Service Commission with respect to energy matters.

ENVIRONMENTAL REGULATORY MATTERS

  General

     As is typical for generating facilities, the Montana portfolio is subject to and required to comply with federal, state and local environmental regulations relating to the safety and health of personnel, the public and the environment, including the identification, generation, storage, handling, transportation, disposal, recordkeeping, labeling, reporting of and emergency response in connection with hazardous and toxic materials associated with the Montana portfolio, limits on noise emissions from the Montana portfolio, safety and health standards, practices and procedures applicable to the operation of the Montana portfolio, and environmental protection requirements, including standards and limitations relating to the discharge of air and water pollutants, and protection of endangered and threatened species. Failure to comply with any such statutes or regulations could have material adverse effects on us, including the imposition of criminal or civil liability by regulatory agencies or civil fines and liability to private parties, and the required expenditure of funds to bring the Montana portfolio into compliance. In addition, pursuant to our asset purchase agreement with MPC, we will indemnify MPC against certain consequences of its handling, storage or emission of hazardous and toxic materials on the sites of the assets comprising the Montana portfolio.

     In 1999, the Environmental Protection Agency initiated enforcement actions against eight utilities, asserting that older, coal-fired generating facilities operated by those utilities have, over the years, been modified in ways that subject them to more stringent "New Source" requirements under the Clean Air Act. The Environmental Protection Agency recently issued notices of violation to two additional utilities. The Environmental Protection Agency's regional office that regulates our generating facilities has indicated an intention to issue information requests to all utilities in its jurisdiction as well as facilities in other industries and has issued such a request to us related to the Corette facility. Compliance with any such Environmental Protection Agency enforcement action could result in additional capital and operating expenses in amounts which are not determinable at this time, but which could be significant.

     The Environmental Protection Agency is also proposing to revise its regulations in a way that will require power plants to meet "New Source" performance standards and/or undergo "New Source" review for many maintenance and repair activities that are currently exempted. Until the revised regulations have been issued, we cannot estimate the additional costs they might impose upon us. In the meantime, we will monitor this and other potential regulatory developments that may impact our operations and will participate in any rulemakings applicable to our operations.

     It is likely that the stringency of environmental regulations affecting us and our operations will increase in the future. The Environmental Protection Agency has proposed changes to its regulations so as to require power plants to meet "New Source" performance standards and/or undergo "New Source" review for many maintenance and repair activities that are currently exempted. The effect of these regulations when finalized could be significant. In the meantime, we will monitor this and other potential regulatory developments that may impact our operations and will participate in any rulemakings applicable to our operations.

     In October 1999, the Montana Supreme Court held in favor of several citizens' groups that the right to a clean and healthful environment is a fundamental right guaranteed by the Montana Constitution. The court's ruling could result in significantly more stringent environmental laws and regulations as well as an increase in citizens' suits under Montana's environmental laws. The effect on us of any such changes in laws or regulations or any such increase in citizen suits is not currently determinable but could be significant.

  Air emissions

     The Clean Air Act and many state laws require significant reductions in utility SO(2) and NO(x) emissions that result from burning fossil fuels in order to reduce acid rain and ground-level ozone (smog). The major permit regulating the Colstrip facility's air emissions is the Title V Operating Permit. The permit for Colstrip units 1 and 2 was issued September 23, 1997 and became effective January 1, 1998. The permit for Colstrip units 3 and 4 was issued November 10, 1998 and became effective January 1, 1999. The permits contain specific emission limits and monitoring requirements as well as other conditions that must be complied with during the operation of the plant.

     The Colstrip facility is currently in compliance on air quality matters. It is not presently operating under any consent orders resulting from notices of violations.

     Sulfur dioxide (SO(2)). SO(2) emissions are regulated under New Source Performance Standards and Title IV of the Clean Air Act. Title IV of the Clean Air Act establishes the national Acid Rain Program to address emissions of acid rain precursors, SO(2) and NO(x). This program mandates substantial reductions in SO(2) emissions to meet a national cap beginning in 1995 for some facilities and 2000 for others (Phase I and II, respectively), which can be achieved through methods such as emission controls, allowance purchases, fuel switching and unit retirements. The Colstrip facility is subject to Phase II of this program, under which the facility may not emit SO(2) in quantities that exceed the number of SO(2) allowances the Colstrip facility holds (one allowance equals one ton of SO(2)). Allowances may be banked or sold under this program, such that the Colstrip facility could acquire additional SO(2) allowances it needs to operate or sell excess allowances to third parties. On the closing of the acquisition, MPC transferred to us 5,795 tons per year of allowances through 2025 for the Colstrip facility.

     The Colstrip facility meets Phase II requirements for SO(2). The Phase II allowance allocation is premised on an emissions rate of approximately 1.2 pounds per million Btu (lbs/MMBtu). Low-sulfur coal and the modern scrubber technology employed at the Colstrip facility have kept the SO(2) emissions levels at Colstrip units 1 and 2 below 0.5 lbs/MMBtu and the SO(2) emissions levels at Colstrip units 3 and 4 below 0.1 lbs/MMBtu. Thus, the number of allowances transferred by MPC should be sufficient to cover the expected operation of the Colstrip facility. If necessary, the scrubbers at the Colstrip facility can be operated at a higher level of control to further reduce SO(2) emissions, allowing a certain measure of flexibility in the operation of the Colstrip facility.

     Nitrogen oxides (NO(x)). The national Acid Rain Program also mandates NO(x) emissions reductions from certain coal-fired energy utility boilers, including those operated by the Colstrip facility. The Colstrip facility complies with the Phase I standards for NO(x) emissions (0.45 lbs/MMBtu) and was able to exercise an option to defer compliance with the Phase II standard (0.40 lbs/MMBtu) until 2009 based on early adoption of the Phase I requirements. We do not anticipate significant capital expenditures in 2009 to comply

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

with the Phase II standard given that all the Colstrip units have already achieved NO(x) levels under 0.40 lbs/ MMBtu.

     Particulates and visibility. We are involved in ambient monitoring at three sites in proximity to the Colstrip facility and we operate three Northern Cheyenne Indian Reservation monitoring sites. These sites monitor SO(2), NO(x) and a variety of meteorological parameters, as well as visibility on the reservation. We are financially obligated to support the monitoring program on the reservation. The sites are operated by the Northern Cheyenne. We provide quality control and technical assistance to the Northern Cheyenne, and pay a $75,000 fee and fund a $25,000 grant per year to support the monitoring efforts of the Northern Cheyenne. No significant problems have been identified with the ambient monitoring program.

     In July 1997, the Environmental Protection Agency issued revised and more stringent air quality standards for ozone and coarse particulates as well as a new standard for fine particulates. These standards were challenged and remanded to the Environmental Protection Agency by the D.C. Circuit Court in 1999. If finalized, these new standards could result in further reductions in NO(x) and SO(2) being required at Colstrip. Further reduction in NO(x) and SO(2) emissions could also be required as a result of the Environmental Protection Agency's new regional haze rules. Currently, given the uncertain status of these requirements, we cannot determine if they are material.

     Mercury. Under the Clean Air Act, the Environmental Protection Agency has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine what emissions should be regulated. The Environmental Protection Agency has concluded that mercury is the power plant air toxin of greatest concern and the Environmental Protection Agency must determine by the end of this year whether it must be regulated. The Environmental Protection Agency has obtained mercury and chlorine sampling and other data from electric generating facilities, including the Colstrip facility, in order to make this determination. Should the Environmental Protection Agency decide to regulate mercury, the costs to the Colstrip facility could be substantial, depending upon the specific regulatory requirements.

     Carbon dioxide (CO(2)). Environmental concerns related to the impacts of greenhouse gases such as CO(2) led to the adoption in 1992 of the United Nations-sponsored Framework Convention, which was ratified by over 150 countries, including the United States. In 1993, President Clinton committed the United States to limit CO(2) and other climate-altering gas emissions to their 1990 levels by the year 2000. However, it became apparent that this goal was unlikely to be met by most industrialized nations. The Kyoto Conference was called in December 1997 to expedite a global climate treaty supported by the United States. If adopted by the participating nations, any legally binding global climate treaty will have significant economic consequences for all United States industries, including the utility industry as a whole, and particularly for coal-fired generating facilities. Although the United States has signed the Kyoto Protocol which calls for significant reductions in greenhouse gas emissions and global warming, thereby committing the United States to significant reductions in greenhouse gas emissions between 2008 and 2012, the United States Senate must ratify the agreement for the protocol to take effect.

  Hazardous material and wastes

     The energy utility industry typically utilizes or generates in its operations a range of potentially hazardous products and by-products. We have identified a number of site remediation issues at the Montana portfolio. Under the terms of the asset purchase agreement, MPC has agreed to indemnify us for certain losses relating to pre-existing on-site environmental conditions, subject to the limitation that its obligation to indemnify us for losses associated with the cost of remediating pre-existing on-site environmental conditions is limited to 50% of its pro-rata share of such environmental liability not to exceed in the aggregate 10% of the purchase price of the Montana portfolio.

     Coal combustion wastes are regulated under the Resource Conservation and Recovery Act, or RCRA, which governs the handling, treatment and disposal of hazardous and non-hazardous wastes. Under the so-called Bevill Amendment to RCRA in 1980, wastes from coal-burning generating facilities were temporarily classified as non-hazardous for purposes of regulation, which meant that these wastes would be exempt from the significantly more stringent (and costly) regulatory requirements for hazardous wastes. The Environmen-
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

tal Protection Agency, however, was directed by statute to determine whether these wastes should be regulated as hazardous wastes. The Environmental Protection Agency recently concluded that coal combustion wastes should be regulated as non-hazardous wastes, but indicated that it may revisit this issue if public health risks are identified or if states (which manage the handling and disposal of solid waste) do not take steps to address these wastes adequately in a reasonable amount of time. Consequently, it is possible that the Environmental Protection Agency could seek to regulate coal combustion wastes as hazardous wastes in the future. Any such regulations could have a significant cost impact on the Colstrip facility.

  Environmental site assessments

     MPC prepared a Phase I Environmental Site Assessment for the Montana portfolio. The Phase I Environmental Site Assessment reports, dated May 1998, consisted of site reconnaissance, interviews, review of facility files, and review of relevant government agency files. MPC subsequently engaged a consultant to perform Phase II environmental investigations at its facilities in August 1998. MPC's consultant updated the remedial cost estimates presented in October 1999 and we further revised these estimates in May 2000. The Phase II investigations consisted of (1) site reconnaissance of the facilities, (2) supplemental interviews with MPC and regulatory personnel, (3) additional research and data review regarding various issues, and (4) sampling of soil and groundwater at various portions of the sites for the plants.

     The American Society for Testing and Materials has developed standards for conducting Phase I assessments. As a general matter, these standards do not recommend relying on such reports to the extent they are more than 180 days old. We have not conducted any independent investigation of environmental conditions at the sites of the Montana portfolio, but have relied exclusively on the 1998 Phase I Environmental Site Assessments and related October 1999 Phase II reports. Except as otherwise discussed in this prospectus, we are not aware of any other environmental conditions at the Colstrip facility (or in the aggregate at the other sites of the Montana portfolio) that may have a material adverse effect on the leased assets or our ability to pay the rent. However, there can be no assurance that such conditions do not exist, and a decision to proceed without further environmental investigation increases the risk of such unknown conditions to some extent.

     Colstrip facility. For the Colstrip facility, MPC's Phase I Environmental Site Assessment consisted of a site reconnaissance, review of plant files, and interviews with plant personnel and Montana Department of Environmental Quality representatives. According to MPC, the Colstrip facility site was mostly undeveloped prior to initial construction in 1972. Portions of the site had previously been mined for coal or historically used as a landfill, which is now closed. The Phase I Environmental Site Assessment identified a complex system of ponds used for the discharge of plant effluents and coal ash. According to MPC, seepage from the ponds have resulted in impacts to groundwater over various portions of the Colstrip facility site. MPC installed groundwater capture systems to mitigate the environmental impacts. MPC's consultant identified several areas where additional investigations and groundwater capture systems will be required to maintain compliance with its certificate of environmental compatibility and public need. In addition, MPC identified other historically significant spills primarily consisting of releases of petroleum products and other miscellaneous areas of concern. The Phase II investigations consisted of limited soil sampling, collection of numerous groundwater samples from existing wells and selective analysis for organic and inorganic constituents. We estimate that our share of the "Most Probable" case scenario for mitigation of the above issues will be approximately $3.8 million in 2000 dollars primarily for capital expenditures spread over a period between 2000 and 2020. Most of these costs are attributable to issues associated with groundwater impacted by the Colstrip facility's system of effluent and ash disposal ponds. These pond-associated costs would cover additional groundwater investigations, pond closures and construction, dam repair, installation of groundwater capture systems, and long-term groundwater monitoring projects.

     The remaining areas of mitigation included issues associated with coal pile leachate management, excavation and disposal of lead-contaminated soil at an on-site shooting range, and various other petroleum products spills and potential groundwater contamination issues. We have additionally evaluated a cost estimate for a single large cost item that would expand the potential range of mitigation costs at the Colstrip facility. In the event that planned groundwater capture mitigation measures described above are ineffective, a synthetic liner would additionally be required for a portion of the Colstrip units 3 and 4 effluent holding pond.

MPC's consultant considered this to be a "Low Probability" case scenario. Should a liner installation be required, we estimate that our share of the cost to be approximately $2 million in 2000 dollars, spread between 2010 to 2014.

     Since acquiring the leased assets and becoming the operator, we have received three violation letters from the Montana Department of Environmental Quality. The Department of Environmental Quality issued a January 27, 2000 letter regarding a September 1999 transformer cooling oil spill that occurred while MPC still operated Colstrip units 1 and 2. We estimate that the cost of remediation of this issue will not be material.

     On February 29, 2000, the Department of Environmental Quality issued a violation letter regarding seepage below a saddle dam at the Colstrip units 3 and 4 holding pond. The letter required that we submit reports on May 31 and July 31, 2000. We have submitted both reports. The letter also required us to complete any required repairs by December 31, 2000. We have met with the Department of Environmental Quality to discuss our plans for repair and have reached agreement that due to the scope of repairs, as well as adequate temporary mitigation measures currently in place, the repair of the saddle dam can extend into the year 2003 if necessary. These repairs will also address potential settlement concerns at the south end of the saddle dam. We estimate that our share of the costs for repair of the saddle dam could range from $75,000 to $2.25 million.

     On March 8, 2000, the Department of Environmental Quality issued a letter regarding a fly ash effluent return water spill at one of the Colstrip units 3 and 4 effluent drain ponds. We have resolved this matter with the Department of Environmental Quality, and we estimate the costs related to the identified conditions will not be material.

     On March 29, 2000, a spill occurred of clear flush water being pumped by a pipeline from the Colstrip units 1 and 2 fly ash pond to the evaporation pond. We promptly reported the spill to the Department of Environmental Quality and undertook corrective and remedial measures. The Department of Environmental Quality issued a $3,700 fine, which we paid on September 15, 2000 and this matter is resolved.

     Corette facility. The Corette facility site was undeveloped farmland prior to initial development of the site in 1950, which consisted of construction of the Frank Bird plant which was shut down in 1984, and dismantled in 1997. The Corette facility became operational in 1968. Since then there have been minor spills and releases of oil and other potentially contaminated areas resulting from historical generating facility operations.

     MPC's consultant provided cost estimates to address certain other issues including mitigation of a former on-site flyash landfill, management of coal pile leachate, and additional investigations regarding the presence of tetrachlorethene in the form of PCE, a chlorinated industrial solvent, found in the groundwater during its sampling investigations. We estimate that our share of the "Most Probable" case scenario cost for mitigation of the above issues will be approximately $0.7 million in 2000 dollars primarily for capital expenditures, spread over the period between 2000 and 2020.

     Hydroelectric generating facilities. In general, dam construction for most of the hydroelectric generating facilities occurred between 1906 and 1958. Some existing dams have replaced dams constructed in the early 20th century. The investigations of MPC's consultant encountered no evidence of buildings or industrial activities prior to construction of the hydroelectric generating facilities. In addition to the facilities directly related to hydroelectric generation, some of the sites had former "employee camps" associated with residential activity and recreational facilities. The following issues were common at several of the hydroelectric generating facilities sites:

     - use of various chemicals and hazardous substances and generation of used oil and small amounts of hazardous waste were recognized by the investigations;

     - former or current use of underground storage tanks were identified at several sites. Only one site had currently active underground storage tanks;

     - spills of petroleum products or other release incidents. According to MPC's consultant, none of these incidents resulted in citations or involve any ongoing assessment, remediation, or unresolved regulatory issues;

     - potential for PCB-containing equipment and potential spill/leak issues;

     - septic systems and leachfields;

     - former household trash disposal areas;

     - known or suspected asbestos-containing materials exist at the plants within floor tiles, ceiling tiles, transite materials, brake shoes, and insulation;

     - lead-based paint was identified as likely to exist at the facilities;

     - the potential for elevated metals in reservoir sediments due to historic mining operations; and

     - listing of the bull trout and west slope cutthroat trout as threatened species under the Endangered Species Act.

     MPC's consultant concluded that some of these issues potentially require mitigation at some of the hydroelectric generating facilities sites. According to the combined estimates developed by MPC's consultant and by us, our share of the total future costs associated with former household trash dumps at several of the sites, a sanitary wastewater lagoon at one site, and other miscellaneous contamination issues is approximately $0.6 million in 2000 dollars primarily for capital expenditures, spread over a period of 2000 to 2020.

  Water issues


     The federal Clean Water Act prohibits the discharge of any pollutant (including heat), except in compliance with a discharge permit issued by the states or the Environmental Protection Agency for a term of no more than five years. The Environmental Protection Agency has proposed requirements that could require cooling towers at plants that are new or modified as specified in the proposed regulations. These regulations are expected to be finalized by August of this year. Depending on the final wording, these regulations are unlikely to affect the Colstrip facility unless the intake structure at the plant is modified. Another rule, expected later this year, will address existing structures.


     The Montana portfolio and its ash disposal sites have been designed and are operated to comply with strict water and wastewater compliance standards. Groundwater protection measures include coal pile liners at all stations other than Colstrip, lined active ash disposal sites, no active fly ash settling ponds, and a network of approximately 600 groundwater monitoring wells. Montana has technology-based effluent limitations for surface water discharges and restrictive limits on wastewater discharges to ensure that very protective water quality-based standards are maintained. The Montana portfolio has numerous wastewater treatment facilities in order to ensure compliance with these restrictive discharge limits.

WATER RIGHTS

     MPC transferred all water rights necessary for the operation of the Montana portfolio to us. Water use in Montana is governed by the prior appropriation doctrine. We believe that the water rights associated with our hydroelectric generating facilities are sufficiently "senior" water rights to allow us to continue to operate these facilities. Although in a very lengthy process the Montana Water Court is currently adjudicating most water rights in Montana with a priority date before July 1, 1973, we have no reason to believe that our filed claims would be altered by that process in any way that would materially affect operation of our generating facilities.

                                   MANAGEMENT

     PPL Montana Holdings, an indirect wholly owned subsidiary of PPL Corporation, controls us as our sole member. PPL Montana Holdings appoints our board of managers and officers, and it may elect to appoint additional managers, or remove current managers, from time to time at its discretion. Neither officers nor members of the board of managers serve for a fixed term. Each member of the board of managers holds office until his successor is elected and qualified or until his earlier resignation or removal, and each of our officers serves at the discretion of the board of managers. The board of managers has the full power available to a board of managers under the law to control us.

OUR BOARD OF MANAGERS AND OFFICERS

     The following table sets forth information concerning our board of managers and officers as of the date of this prospectus.

NAME                                        AGE                     POSITION
----                                        ---    ------------------------------------------
Roger L. Petersen.........................  49     President, Chief Executive Officer and
                                                   Member of the Board of Managers
Michael C. Enterline(1)...................  51     Vice President and Chief Operating Officer
Paul A. Farr..............................  33     Vice President, Chief Financial Officer
                                                   and Assistant Secretary
David B. Kinnard..........................  49     Vice President, General Counsel and
                                                   Secretary
John R. Biggar............................  55     Member of the Board of Managers
Paul T. Champagne.........................  42     Member of the Board of Managers
Robert J. Grey............................  49     Member of the Board of Managers
William F. Hecht..........................  57     Member of the Board of Managers
Frank A. Long.............................  59     Member of the Board of Managers

---------------
(1) Effective January 12, 2001, Mr. Enterline resigned as Vice President and Chief Operating Officer.


     Roger L. Petersen has been President and CEO of PPL Montana and a member of our board of managers since January 1999. Mr. Petersen was chief operating officer of PPL Global from 1996 until June 1999. Mr. Petersen has been involved, for more than 20 years, in energy facility operations, including asset management for operating plants, business development, financing, project management and environmental compliance in both the domestic and international arenas. Prior to his employment with PPL Global, Mr. Petersen was employed by Edison Mission Energy (formerly Mission Energy Company) as Regional Vice President -- North American Operation from 1986 to 1996. Mr. Petersen holds a bachelor's degree in mechanical engineering from South Dakota State University, a masters in engineering from California Polytechnical Institute and a business management degree from the University of California at Los Angeles.



     Michael C. Enterline became Vice President and COO of PPL Montana in December 1999. Mr. Enterline joined MPC in 1979 as a Shift Supervisor after working for Puget Sound Power and Light Company at Colstrip, Montana. His career with MPC also included the positions of Production Engineer, Superintendent of Common Facilities, Superintendent of Colstrip units 1 and 2, Manager of Business and Change Management, General Manager of Colstrip Operations, and in August 1995 he was promoted to Vice President, Colstrip Project Division. Mr. Enterline became an officer of ours on December 18, 1999. Mr. Enterline earned a B.A. in chemistry, with a minor in mathematics, in 1971 from the University of Northern Colorado, Greeley. Effective January 12, 2001, Mr. Enterline resigned as Vice President and Chief Operating Officer.



     Paul A. Farr has been Vice President, CFO and Assistant Secretary of PPL Montana since June 1999. Mr. Farr was the former Director of International Tax for PPL Global and has 7 years of industry experience in the acquisition, financing and structuring of merchant generating facilities. Before joining PPL Global in June 1998, Mr. Farr worked at the St. Louis, Missouri office of Price Waterhouse for two years and at the Milwaukee, Wisconsin and London, England offices of Arthur Andersen & Co. for four years in a financial consultant capacity. Mr. Farr has a Bachelor of Science degree in accounting from Marquette University and a Masters of Science in Management degree from the Krannert School at Purdue University.


     David B. Kinnard has been Vice President, General Counsel and Secretary of PPL Montana since July 1999. Mr. Kinnard is a graduate of Montana State University and the University of Montana School of Law. Mr. Kinnard commenced private law practice in Billings, Montana in 1977. From 1988 through 1997, Mr. Kinnard was General Counsel for United Tote Company, a Montana-based provider of computerized wagering equipment and services to the legalized racing and gaming industries. During his tenure there he also was responsible for regulatory compliance and corporate relations, and during his last 15 months served as its chief operating officer. He returned to private practice in February 1998 and joined us in July 1999.



     John R. Biggar, Senior Vice President and CFO of PPL Corporation as well as its subsidiary, PPL Electric Utilities. Before being named to his current position in 1998, Mr. Biggar served 14 years as Vice President -- Finance of PPL Corporation. He started his career in 1969 as an attorney in the legal department of PPL Corporation, was promoted to corporate attorney three years later and, in 1975, became Manager -- Financing Services. Mr. Biggar also served as Manager -- Finance and as an assistant treasurer of PPL Corporation. Mr. Biggar is a graduate of the College of Law at Syracuse University and has a bachelor's degree in political science from Lycoming College. Mr. Biggar has been a member of our board of managers since June 1999.



     Paul T. Champagne, President of PPL Global. Mr. Champagne joined PPL Global in 1995 as Vice President and Senior Development Officer and was promoted to his current position in May 1999. Prior to joining PPL Global, he served for six years in several business development roles at Edison Mission Energy Company, including Midwest Regional Manager, where he was responsible for acquisitions and greenfield development opportunities. Mr. Champagne earned a bachelor's degree in chemical engineering and completed master's course work in mechanical engineering at the University of Illinois. Mr. Champagne has been a member of our board of managers since January 1999.



     Robert J. Grey, Senior Vice President, General Counsel and Secretary of PPL Corporation as well as its subsidiary, PPL Electric Utilities. Mr. Grey joined PPL Corporation in 1995 as Vice President, General Counsel and Secretary and was promoted to his current position in March, 1996. Prior to his work at PPL Corporation, Mr. Grey was General Counsel for Long Island Lighting Co. for two and a half years. Prior to that, he had been a partner with the law firm of Preston Gates & Ellis. Mr. Grey's experience also includes work as a staff counsel for the New York Public Service Commission and he served as an attorney for the U.S. Environmental Protection Agency. Mr. Grey has a bachelor of arts degree from Columbia University, a doctor of law degree from Emory University and a master of law degree in taxation from George Washington University. Mr. Grey has been a member of our board of managers since June 1999.



     William F. Hecht, Chairman, President and Chief Executive Officer of PPL Corporation. Mr. Hecht joined PPL Corporation in 1964 and worked in a number of engineering and management positions before being named Vice President-System Power in 1983. He has also served as Vice President -- Marketing & Economic Development, Vice President -- Power Production & Engineering and Senior Vice President -- System Power & Engineering. In 1990, he was named Executive Vice President -- Operations and was elected to PPL Corporation's board of directors. Mr. Hecht was named President in 1991 and in 1993 was also named Chairman and Chief Executive Officer. Mr. Hecht holds bachelor's and master's degrees in engineering from Lehigh University and is also a graduate of the Cornell University Executive Development Program. Mr. Hecht has been a member of our board of managers since June 1999.


     Frank A. Long, Executive Vice President of PPL Corporation and Executive Vice President and Chief Operating Officer of PPL Electric Utilities. Mr. Long started his career with PPL Corporation in 1963 as an engineer in the system planning department. He has served as Manager -- Engineering Systems, Manager -- Engineering & Scientific Systems, Manager -- Systems & Programming,
Manager -- System Planning and was named Vice President -- Power Supply in 1989. In 1990 he was appointed Senior Vice President -- System Power & Engineering. Mr. Long was named Executive Vice President and Chief Operating Officer of PPL Electric Utilities in January 1993 and became Executive Vice President of PPL Corporation in

April 1995. Mr. Long has a bachelor of science degree in electrical engineering from Northeastern University. Mr. Long has been a member of our board of managers since June 1999.


COMPENSATION OF MANAGEMENT

     All members of our management participate in employee benefit plans and arrangements sponsored by PPL Corporation or by us, including the PPL Incentive Compensation Plan for Key Employees, the PPL Incentive Compensation Plan, the PPL Montana Supplemental Executive Retirement Plan, the PPL Montana Officers Deferred Compensation Plan, health, life insurance and pension plans and other plans which may be established in the future. We will not reimburse PPL Corporation for management participation in any benefit plans sponsored, other than costs related to issuances under stock option plans.

     The following table summarizes all compensation for our chief executive officer and all three of our executive officers, whom we refer to collectively as the named executive officers, for the last fiscal year, for service for us. We commenced operations on December 17, 1999, therefore there were no officers who received compensation in excess of $100,000 for the period from inception to December 31, 1999.

                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                     -------------------------------------   ------------------------------------------------
                                                                                                 SECURITIES
                                                            OTHER ANNUAL        RESTRICTED       UNDERLYING      ALL OTHER
        NAME AND                      SALARY     BONUS     COMPENSATION(1)   STOCK AWARD(S)(2)    OPTIONS     COMPENSATION(3)
   PRINCIPAL POSITION       YEAR       ($)        ($)            ($)                ($)             (#)             ($)
   ------------------     --------   --------   --------   ---------------   -----------------   ----------   ---------------
Roger L. Petersen.......    2000     286,860         (5)        3,245             463,505          26,440         12,390
President and Chief
Executive Officer
Michael C. Enterline....    2000     160,670         (5)        7,210                 996          16,390         10,503
Vice President and Chief
Operating Officer(4)
Paul A. Farr............    2000     143,020         (5)          790              20,467          14,490         10,699
Vice President, Chief
Financial Officer and
Assistant Secretary
David B. Kinnard........    2000     155,710         (5)        8,508              10,951          15,680          9,351
Vice President, General
Counsel and Secretary


---------------
(1) Amount stated includes longevity pay, which is compensation for vacation earned but not taken.

(2) As of December 31, 2000, the named executive officers held the following number of shares of restricted common stock of PPL Corporation, with the following values: Mr. Petersen -- 28,510 shares ($1,290,078); Mr.
    Enterline -- 50 shares ($2,263); Mr. Farr -- 1,508 shares ($68,237); and Mr. Kinnard -- 550 shares ($24,888). This year-end data does not include awards made in January 2001 for 2000 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards.

(3) Includes contributions by us to the Officers' Deferred Savings Plan account.

(4) Effective January 12, 2001, Mr. Enterline resigned as Vice President and Chief Operating Officer.


(5) As of the date of this filing, the bonuses earned for 2000 performance have not yet been determined.

  Option Grants in Last Fiscal Year

     The following table provides information on option grants in fiscal year 2000 to the named executive officers.

                                                     INDIVIDUAL GRANTS(1)
                    ---------------------------------------------------------------------------------------
                    NUMBER OF
                    SECURITIES
                    UNDERLYING
                     OPTIONS     % OF TOTAL OPTIONS                                         GRANT DATE(2)
                     GRANTED       GRANTED TO PPL     EXERCISE OR BASE                      PRESENT VALUE
       NAME             #        EMPLOYEES IN 2000      PRICE($/SH)      EXPIRATION DATE         ($)
       ----         ----------   ------------------   ----------------   ---------------   ----------------
R.L. Petersen.....    26,440            1.8                19.91             3/7/10            104,702
M.C. Enterline....    16,390            1.1                19.91             3/7/10             64,904
P.A. Farr.........    14,490            1.0                19.91             3/7/10             57,380
D.B. Kinnard......    15,860            1.0                19.91             3/7/10             62,806

---------------

(1) Exercisable in three equal annual installments beginning March 6, 2001.


(2) Values indicated are an estimate based on a modified binomial option pricing model. Although executives risk forfeiting these options under certain circumstances, these risks are not factored into the calculated values. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the modified binomial option pricing model.

     Assumptions used for the modified binomial model are as follows:

Risk-free interest
Rate........................................................      6.62%
Volatility..................................................     21.38%
Dividend yield..............................................      5.70%
Time of exercise............................................  10 years

  Change in Control Arrangements

     We have entered into an agreement with Mr. Petersen, which provides benefits upon termination of employment in certain circumstances following a change in control, as defined in the agreement. The benefits provided under the agreement replace any other severance benefits provided to Mr. Petersen by us, or any prior severance agreement.

     Mr. Petersen's agreement is effective through December 31, 2001, and generally is automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreement will expire no earlier than thirty-six months after the month in which the change in control occurs. The agreement provides the severance benefits described below if we terminate Mr. Petersen's employment following a change in control for any reason other than death, disability, retirement or "cause," or if Mr. Petersen terminates employment for "good reason" (as those terms are defined in the agreement).

     The benefits consist of a lump sum payment equal to three times the sum of:

     (a) base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and

     (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. This bonus amount would include the value of restricted stock awards for calendar years prior to 1999.

     In addition, under the terms of the agreement, we would provide Mr. Petersen and his dependents with continuation of welfare benefits (reduced to the extent Mr. Petersen receives comparable benefits), and would pay Mr. Petersen unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits Mr. Petersen would have received had he continued to be employed by us for an additional thirty-six months, and outplacement services for up to three years. In addition, under the agreement, we would provide post-retirement health care and life insurance benefits to Mr. Petersen if he would have become eligible for those benefits within the thirty-six month period following the change in control.

     In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the compensation and corporate governance committee of the board of directors of PPL Corporation may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

  Policies for Setting Executive Compensation


     Our ultimate parent, PPL Corporation, has a committee of independent members of its Board of Directors that establish the executive compensation policy. This policy applies to PPL Corporation affiliated companies, including us. The overall compensation objective is to provide compensation levels that are competitive with comparable companies to enable us to attract and retain high quality executives. To meet this objective the total compensation proposed for our executives consists of a base salary in the 50% percentile range of officer salaries at comparable energy and other similar businesses. Short term cash and stock incentives are based on pre-established goals for us and PPL Corporation. Additionally, our executives receive long term incentives in the form of stock options. Future cash incentive awards will be targeted to specific performance goals established by the executive compensation policy. During 2000 restricted stock and stock option grants were awarded to our executive officers, as shown in the table on page 61 based on pre-established target levels.


RETIREMENT PLANS FOR EXECUTIVE OFFICERS

     Upon retirement, our officers are eligible for benefits under the PPL Montana Retirement Plan and the Supplemental Executive Retirement Plan.

     The following table shows the estimated annual retirement benefits for executive officers payable under these Plans:


                                    PENSION PLAN TABLE
-------------------------------------------------------------------------------------------
                                                       YEARS OF SERVICE
                                   --------------------------------------------------------
         REMUNERATION              15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
         ------------              --------    --------    --------    --------    --------
100,000........................     30,000      40,000      50,000      60,000      70,000
150,000........................     45,000      60,000      75,000      90,000     105,000
200,000........................     60,000      80,000     100,000     120,000     140,000
250,000........................     75,000     100,000     125,000     150,000     175,000
300,000........................     90,000     120,000     150,000     180,000     210,000
350,000........................    105,000     140,000     175,000     210,000     245,000
400,000........................    120,000     160,000     200,000     240,000     280,000
450,000........................    135,000     180,000     225,000     270,000     315,000
500,000........................    150,000     200,000     250,000     300,000     350,000
550,000........................    165,000     220,000     275,000     330,000     385,000
600,000........................    180,000     240,000     300,000     360,000     420,000
650,000........................    195,000     260,000     325,000     390,000     455,000
700,000........................    210,000     280,000     350,000     420,000     490,000


     Benefits under both the Retirement Plan and the Supplemental Executive Retirement Plan benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table on page 61. (Of the officers listed in that table, Mr. Petersen deferred $180,288 of compensation for 2000.) The benefits under the Supplemental Executive Retirement Plan are 2.0% of the base salary for each year of service.


     Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the Supplemental Executive Retirement Plan are computed on the same basis; are offset by Retirement Plan benefits and the maximum Social Security benefit payable at 65; and are reduced for retirement prior to age 60.

     As of January 1, 2001 the years of credited service under the Supplemental Executive Retirement Plan for Messrs. Farr and Kinnard were 1 year. Under the terms of the plans Mr. Petersen is entitled to a minimum of 30 years of service once he attains the age of 60.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All our executive officers as a group own 0.02% of PPL Corporation's common stock. The following table sets forth the amount of PPL Corporation's common stock that our executive officers owned as December 31, 2000:

                                                              SHARES OF COMMON STOCK
                            NAME                              BENEFICIALLY OWNED (1)
                            ----                              ----------------------
Roger L. Petersen...........................................          31,821
Michael C. Enterline........................................             881
Paul A. Farr................................................           1,517
David B. Kinnard............................................           1,381
All executive officers as a group...........................          35,600

---------------
(1) The number of shares beneficially owned includes:

     (a) shares directly owned by certain relatives with whom officers share voting or investment power;


     (b) shares held of record individually by a officer or jointly with others or held in the name of a bank, broker or nominee for such individual's account; and



     (c) shares in which certain officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit.



There are no shares that the above executive officers have the right to acquire within 60 days from December 31, 2000.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     We are an indirect wholly owned subsidiary of PPL Corporation. Since our formation, PPL Corporation has indirectly provided all of our equity funding. Our only other source of future funding in addition to permitted indebtedness under the participation agreements, which includes indebtedness under the working capital facility, is cash flow from the Montana portfolio. In the event of a shortfall between the amount of our commitments and the foregoing sources of funds, PPL Corporation is not obligated to provide any loans or equity contributions to make up such shortfall.

     PPL Corporation has the power to control us. In circumstances involving a conflict of interest between PPL Corporation, as the sole indirect equity owner, on the one hand, and certificate holders, effectively as our creditors, on the other, we cannot assure you that PPL Corporation would not exercise its power to control us in a manner that would benefit PPL Corporation to the detriment of the certificate holders.

     PPL Corporation's existing generating facilities do not currently compete with the Montana portfolio. However, it is possible that in the future PPL Corporation or its subsidiaries may undertake projects that could ultimately compete with the Montana portfolio.


     We have executed a brokering and contract management agreement and a memorandum of understanding with our affiliate PPL EnergyPlus, which we describe in more detail on page 80.

                    SUMMARY OF INDEPENDENT ENGINEER'S REPORT

     Our independent engineer, R.W. Beck, Inc., has prepared a report about our generating facilities, a copy of which is set forth as Appendix A to this prospectus. Following is a summary of the conclusions reached by the independent engineer in its report. The independent engineer's conclusions are subject to the assumptions and qualifications set forth in the independent engineer's report, and you should read this summary in conjunction with the full text of the independent engineer's report. The descriptive terms used in this summary may differ from the terms we use elsewhere in this prospectus. Terms that are not defined in this summary or elsewhere in this prospectus are defined in the independent engineer's report.

     The independent engineer has expressed the following opinions:

     - The sites for the generating facilities included in the Montana portfolio are suitable for the facilities' continued operation.

     - The generating facilities have been designed and constructed in accordance with good engineering practices and generally accepted industry practices and the technologies in use at the generating facilities are sound, proven conventional methods of electric and thermal generation. Furthermore, all major off-site requirements for the generating facilities are adequately provided for, including coal supply, water supply and electrical interconnections. If operated and maintained as they are currently, the generating facilities should be capable of meeting the currently applicable environmental permit requirements.

     - The Colstrip transmission system utilizes sound technology and proven methods of electricity transmission and has generally been designed and constructed in accordance with generally accepted industry practice.

     - Colstrip units 1, 2, 3 and 4 and the Corette facility should be capable of achieving annual average equivalent availability factors of 87.9%, 84.9%, 88.7%, 86.3% and 85.7%, respectively, over the term of the certificates. There will be years when the availability is both above and below the projected annual average.

     - The generating facilities and the Colstrip transmission system should have a useful life extending well beyond the term of the certificates.

     - The dam safety inspection reports for the hydroelectric facilities were conducted in a manner consistent with industry standards, using comparable industry protocols for similar studies with which the independent engineer is familiar.

     - The environmental site assessments and subsurface investigations of the sites for the generating facilities were conducted in a manner consistent with industry standards, using comparable industry protocols for similar studies with which the independent engineer is familiar.

     - The major permits and approvals required to operate the generating facilities have been obtained and are currently valid and the independent engineer is not aware of any technical circumstances that would prevent the issuance of a new Federal Energy Regulatory Commission license for the Missouri-Madison hydroelectric generating facilities.

     - By combining the demonstrated experience of the current PPL Montana programs and operating team with the operating experience of PPL Generation, PPL Montana should have sufficient capability to operate the generating facilities effectively. The operating programs and procedures which are currently in place are consistent with generally accepted practices of the industry and, with the exception of the Colstrip facility, the generating facilities have incorporated organizational structures that are comparable to other facilities using similar technologies. However, it appears that the Colstrip facility personnel have successfully incorporated an organizational structure which is less typical of the industry.

     - Based on the operating history, proposed operation and maintenance practices, observed conditions and proposed capital expenditures:

        (a) Each of Colstrip units 1 and 2 should be capable of delivering net electrical capacity of 307 MW at a full load net heat rate of 11,124 Btu/kWh.

        (b) Each of Colstrip units 3 and 4 should be capable of delivering net electrical capacity of 740 MW at a full load net heat rate of 10,459 Btu/kWh.

        (c) The Corette facility should be capable of delivering net electrical capacity of 154 MW at an annual average net heat rate of 11,100 Btu/kWh.

     - The methodology used by PPL Montana to estimate energy from the hydroelectric facilities using historical streamflow records is consistent with industry standards.

     - The generating facilities appear to be operating in general compliance with applicable environmental permits, approvals, laws, rules and regulations.

               SUMMARY OF INDEPENDENT MARKET CONSULTANT'S REPORT

     Our independent market consultant, PA Consulting Services Inc., formerly known as PHB Hagler Bailly, Inc., has prepared a report, a copy of which is set forth as Appendix B to this prospectus. Following is a summary of the conclusions reached by the independent market consultant in its report. The independent market consultant's conclusions are subject to the assumptions and qualifications set forth in the independent market consultant's report, and you should read this summary in conjunction with the full text of the independent market consultant's report. The descriptive terms used in this summary may differ from the terms we use elsewhere in this prospectus. Terms that are not defined in this summary or elsewhere in this prospectus are defined in the independent market consultant's report.

     The predictions, estimates and forecasts included in the independent market consultant's report are based on assumptions with respect to conditions which may exist or events which may occur in the future. While the independent market consultant believes these assumptions to be reasonable for purposes of preparing this report, they are dependent upon future events that are not within our control, the independent market consultant's control or any other person's control. The predictions and estimates may also differ from that which other experts specializing in the electricity industry might present. You should be aware that actual future results may differ, perhaps materially, from those projected. No one can give you assurance that the assumptions used will prove to be correct or that the predictions, estimates and forecasts will match actual results of operations. The independent market consultant does not make, nor intends to make, nor should you infer, any representation with respect to the likelihood of any future outcome. In addition, the report is not intended to be a complete and exhaustive analysis, and may not consider all of the relevant factors which may be important to a potential investor's analysis. Therefore, PA Consulting Services Inc. cannot, and does not, accept liability for losses suffered, whether direct or consequential, arising out of any reliance on the report.

MARKET CHARACTERISTICS

     The independent market consultant identified the following characteristics of the markets in which we intend to sell our output:

     - The Western Systems Coordinating Council includes 78 member power systems and 21 affiliates in 14 states. The Western Systems Coordinating Council consists of approximately 59 million energy consumers with more than 700,000 GWh of annual consumption.

     - Currently, the only centrally organized competitive wholesale energy market in the Western Systems Coordinating Council is in California. The generator services market for the remaining portion of the region is primarily based on bilateral wholesale contracts.

     Within the Western Systems Coordinating Council, the Northwest, consisting of Montana, Washington, Oregon, and Idaho, represents the primary market for power for the acquired facilities:

     - The market for energy in the Northwest is based primarily on bilateral contracts between energy producers and energy purchasers. The market also includes (1) two informal spot markets with survey data reported daily called the California-Oregon Border and Mid-Columbia spot markets, (2) a formal short-term spot market called the APX/Chelan Mid-Columbia spot market and (3) two formal futures markets called the NYMEX California-Oregon Border and Mid-Columbia Electricity futures markets. There are currently no markets for ancillary services in the Northwest, other than through individual contracts between the service providers and purchasers.

     - Utilities in the Northwest are members of the Northwest Power Pool, a voluntary reserve group. Energy producers have limited direct access to retail customers in the Northwest.

     - Because of the mild climate in the Northwest, electricity demand in the winter increases significantly.

     - The Northwest, and the rest of the Western Systems Coordinating Council, is unique in the United States in its significant reliance on hydroelectric generation. Coal-fired generation is the second largest component of the annual energy generation.

     - The Northwest is also characterized by the dominance of one transmission owner, the Bonneville Power Administration.

PRICE FORECASTS

     The independent market consultant used a production-cost framework and a capacity compensation market simulation model to forecast energy production and market prices over the study period in the three pricing areas that are the primary markets for energy produced by the Montana portfolio. These pricing areas are: (1) Montana, the physical location of the Montana portfolio; (2) Washington and Oregon East, representative of the Mid-Columbia spot market, a major contractual point of delivery for the energy generated by the Colstrip facility; and (3) Washington and Oregon West.

     The independent market consultant used the following assumptions in its analysis:

     - Peak demand in the Northwest (which for purposes of this summary and the independent market consultant's report includes Idaho, Montana, northern Nevada, Oregon, Utah and Washington) is forecasted to grow at an average annual growth rate of approximately 1% from 2000 through 2029.

     - Forecasts of natural gas and oil prices use a consensus fuel price forecast derived from published fuel price forecasts. The following table summarizes the fuel price forecasts used in the base case.

                      DELIVERED FUEL PRICES (2000$/MMBTU)

        FUEL             REGION      2000    2005    2010    2015    2020    2025
        ----           ----------    ----    ----    ----    ----    ----    ----
Natural Gas..........  Montana       2.46    2.29    2.48    2.55    2.62    2.68
                       Oregon        2.46    2.31    2.45    2.53    2.59    2.66
                       Washington    2.61    2.46    2.60    2.69    2.75    2.82
                       ----------    ----    ----    ----    ----    ----    ----
Fuel Oil No. 2.......  Montana       5.93    5.26    5.35    5.57    5.75    5.94
                       Oregon        5.61    4.92    5.01    5.23    5.42    5.62
                       Washington    5.96    5.23    5.33    5.56    5.76    5.97
                       ----------    ----    ----    ----    ----    ----    ----
Fuel Oil No. 6.......  Montana       3.66    3.30    3.35    3.46    3.56    3.67
                       Oregon        2.91    2.54    2.59    2.71    2.81    2.91
                       Washington    3.10    2.70    2.76    2.88    2.99    3.10

     - Based on assessments of the status of announced plants, the independent market consultant has estimated operational capacity additions of 1,756 MW of natural gas-fired combustion turbines and combined cycle units in the Northwest through 2002. Capacity additions after 2002 are based on the results of modeling and simulation of developers' decisions.

BASE CASE PRICE FORECASTS

     Using the assumptions described above, the independent market consultant developed a "base case" which reflects its best assessment of future market conditions. The following table summarizes the independent market consultant's base case "all-in" price forecasts, which represent energy prices and capacity-related revenues assuming a 100% load factor expressed in real 2000 dollars.

                             ALL-IN PRICE FORECASTS
                                  (2000$/MWH)

                           2000     2001     2002     2003     2004     2005     2010     2015     2020
                          ------   ------   ------   ------   ------   ------   ------   ------   ------
Montana.................  $26.70   $26.50   $26.60   $26.00   $26.90   $25.00   $25.70   $26.00   $26.40
Washington and Oregon
  East..................  $29.30   $28.90   $28.50   $28.00   $28.70   $27.10   $26.90   $27.30   $27.20
Washington and Oregon
  West..................  $29.90   $29.40   $29.00   $28.50   $29.30   $27.60   $27.30   $27.70   $27.50

SENSITIVITY CASES

     The independent market consultant also analyzed the following two alternative cases which test the sensitivity of the base case market price forecasts:

     - "Low Fuel Prices Case," which tests the sensitivity of the base case market price forecasts to lower gas and oil prices, represented as a $0.50/MMBtu reduction in the 2000 gas and oil prices with escalation and coal prices remaining unchanged.

     - "High Hydro Case," which reflects the result of five consecutive seasons of high water availability (2000-2004) in the Western Systems Coordinating Council. The high water availability data is based on the average of the two highest years in the past ten years. After the initial five years, the case reverts back to the base case which is based on the average water flows over the last ten years.

     The following tables show the effects of these alternative assumptions on the prices forecasted in the base case.

LOW FUEL PRICES CASE

                             ALL-IN PRICE FORECASTS
                                  (2000$/MWH)

                           2000     2001     2002     2003     2004     2005     2010     2015     2020
                          ------   ------   ------   ------   ------   ------   ------   ------   ------
Washington and Oregon
  East..................  $27.10   $26.80   $26.00   $24.10   $25.60   $23.40   $23.40   $23.70   $23.50
Washington and Oregon
  West..................  $27.60   $27.30   $26.40   $24.60   $26.00   $23.80   $23.80   $24.00   $23.80

HIGH HYDRO CASE

                             ALL-IN PRICE FORECASTS
                                  (2000$/MWH)

                           2000     2001     2002     2003     2004     2005     2010     2015     2020
                          ------   ------   ------   ------   ------   ------   ------   ------   ------
Washington and Oregon
  East..................  $26.70   $26.30   $25.30   $26.60   $26.30   $27.10   $26.90   $27.10   $27.20
Washington and Oregon
  West..................  $27.10   $26.70   $25.70   $27.00   $26.70   $27.70   $27.40   $27.60   $27.50

                SUMMARY OF INDEPENDENT FUEL CONSULTANT'S REPORT

     Our independent fuel consultant, John T. Boyd Company, has prepared a report and an update letter, copies of which are set forth as Appendix C to this prospectus. Following is a summary of the conclusions reached by the independent fuel consultant in its report. The independent fuel consultant's conclusions are subject to the assumptions and qualifications set forth in the independent fuel consultant's report, and you should read this summary in conjunction with the full text of the independent fuel consultant's report. The descriptive terms used in this summary may differ from the terms we use elsewhere in this prospectus. Terms that are not defined in this summary or elsewhere in this prospectus are defined in the independent fuel consultant's report.

     The independent fuel consultant has expressed the following opinions:

     - The coal for the Colstrip facility is supplied from Western Energy Company's Rosebud Mine in southeastern Montana. There are adequate coal reserves available to satisfy current contractual commitments to the Colstrip facility, and the Rosebud Mine reserves and resources beyond those currently committed are adequate to fuel the Colstrip facility through 2030. Western Energy's property ownership is such that all reserves are effectively controlled.

     - Coal reserve quality is well defined, meets contract specifications and is similar to that currently burned at the Colstrip facility.

     - The Rosebud Mine has all required permits and is generally in compliance with applicable laws and regulations. No material environmental deficiencies were found relative to current and future operations.

     - The Rosebud mining equipment and facilities are functional and appropriate for planned operations.

     - Current mining plans are reasonable and consistent with the "least-cost" mining approach. This will result in relatively low costs initially, followed by gradually increasing costs over the mine life.

     - Coal sales at the Colstrip facility are governed by two long-term supply contracts. Both are full requirements contracts. Thus, pricing is generally not affected by external market trends.


     - The Corette plant obtains fuel from the large mines in the Southern Powder River Basin under short-term agreements.


     - The following table describes the existing fuel supply contracts for the Colstrip facility:

          PLANT             FUEL SUPPLIER      CONTRACT TERM           ESTIMATED 2000 (JULY-DECEMBER) PRICE
          -----             --------------  --------------------  ----------------------------------------------
Colstrip units 1 and 2....  Western Energy  December 31, 2009              $8.32/ton, or $0.49/MMBtu.(1)
Colstrip units 3 and 4....  Western Energy  December 31, 2019              $9.12/ton, or $0.54/MMBtu.(2)

---------------
(1) The pricing is based on fixed charges plus specified variable charges. A price re-opener will occur on July 30, 2001. If the parties are unable to agree on base price provisions, the matter will be arbitrated so as to be equitable to all parties and will reflect the seller's reasonable cost of mining.

(2) The pricing is based on a formula which includes fees, incentives and return on investment compensation. There is no price re-opener provision.

             DESCRIPTION OF OUR PRINCIPAL CONTRACTUAL ARRANGEMENTS

COLSTRIP FACILITY PROJECT AGREEMENTS

  Joint ownership of the Colstrip facility

     Prior to our acquisition of the Montana Portfolio, interests in the Colstrip facility were owned by MPC, Puget, Portland, Avista and PacifiCorp, pursuant to various ownership and operating agreements described below. When we acquired MPC's interest in the Colstrip facility, we also assumed MPC's rights and obligations with respect to all such contractual arrangements, with the exception of the MPC Colstrip unit 4 lease and MPC's related interest in the common facilities. In addition, we were designated the "operator" of the Colstrip facility under those agreements when we acquired the Montana portfolio.

  Colstrip units 1 and 2 ownership and operating agreements

     Puget currently owns a 50% undivided interest and we lease the other 50% undivided interest in Colstrip units 1 and 2. These undivided interests are held as tenants-in-common pursuant to the Colstrip Units 1 and 2 Construction and Ownership Agreement dated as of July 30, 1971, which we refer to as the Colstrip units 1 and 2 ownership agreement. The Colstrip Units 1 and 2 Agreement for the Operation and Maintenance of Colstrip Steam Electric Generating Plant dated as of July 30, 1971, which we refer to as the Colstrip units 1 and 2 operating agreement, governs the operation of Colstrip units 1 and 2. Both of these agreements are to remain in effect so long as Colstrip units 1 and 2 are used or useful for generating energy. The Colstrip units 1 and 2 ownership and operating agreements provide for an owners' committee for Colstrip units 1 and 2 which facilitates communication among the owners. When we closed the acquisition of the Montana portfolio, the owners' committee appointed us operator of Colstrip units 1 and 2 with broad power to act on Puget's behalf.

     Most of the responsibility for operating Colstrip units 1 and 2 is vested in us, as the operator. The role of the owners' committee in operating Colstrip units 1 and 2 is limited to scheduling planned outages, reviewing the annual operation and maintenance costs that we incur and approving the annual budget that we propose. We must submit a budget to the owners' committee each year setting out the expected operation and maintenance costs for the coming year. It also must detail the expenses required for extraordinary items of maintenance. The owners cannot unreasonably withhold their approval of the budget. If the owners are unable to reach agreement regarding the budget or any other matter on which they must agree, they must submit the matter to binding arbitration within 30 days of when the dispute arises. The arbitrator must render his decision within 30 days from when the owners submit the dispute to him.

     Each owner must supply working capital, as required, for operation and ordinary maintenance. The owners review the amount of working capital periodically, to determine if the amount is adequate. Also, we pay the operation and maintenance costs under the budget, and bills the owners for their share of those costs each month. If either owner fails to make any payment required under these agreements, it is in default. Even if an owner disputes that it is in default, the Colstrip units 1 and 2 ownership and operating agreements require the owner to make the required payments, but allows it to make the payments under protest. The owners must adjust any payments made under protest when they settle the underlying controversy regarding the alleged default.

     The Colstrip units 1 and 2 ownership and operating agreements provide the owners of Colstrip units 1 and 2 with rights of first refusal in respect of transfers and assignments of ownership interests in Colstrip units 1 and 2. No owner may transfer or assign its interest in Colstrip units 1 and 2 unless it simultaneously transfers its rights under other project agreements relating to Colstrip units 1 and 2 to the same party, except with respect to the transfers and assignments specified in the agreements.

     If the Colstrip units 1 and 2 are damaged or destroyed beyond repair and if either owner does not elect to reconstruct the units, the owner who does not elect to reconstruct the units may convey its ownership interest in the units to the electing owner and the electing owner shall pay the other owner the fair market value of the units.

     We are reimbursed for our costs associated with operating and maintaining Colstrip units 1 and 2, but do not receive any additional compensation for our services. We may not assign our responsibilities as operator without Puget's written approval. Each owner is severally liable for its obligations and losses under these agreements.

  Colstrip units 3 and 4 ownership and operating agreement

     The Colstrip Units 3 and 4 Ownership and Operation Agreement dated as of May 6, 1981 among MPC, Puget, Portland, Avista, PacifiCorp and us governs the ownership and operation of Colstrip units 3 and 4. We refer to this agreement as the Colstrip units 3 and 4 ownership and operating agreement. Under this agreement, the owners hold their undivided interests in Colstrip units 3 and 4 as tenants-in-common.

     We own a 30% leasehold interest in Colstrip unit 3. The other owners' respective percentage interests in each of Colstrip units 3 and 4 are as follows:

     - MPC owns a 30% leasehold interest in Colstrip unit 4;

     - Puget owns 25% of each of Colstrip units 3 and 4;

     - Portland owns 20% of each of Colstrip units 3 and 4;

     - Avista owns 15% of each of Colstrip units 3 and 4; and

     - PacifiCorp owns 10% of each of Colstrip units 3 and 4.

     We refer to these owners and ourselves as the project users. The Colstrip units 3 and 4 ownership and operating agreement is to remain in effect so long as Colstrip units 3 and 4 are capable of producing energy. The Colstrip units 3 and 4 ownership and operating agreement is independent of the agreements governing Colstrip units 1 and 2.

     Pursuant to the Colstrip units 3 and 4 ownership and operating agreement, each project user has a "project share" in Colstrip units 3 and 4 equal to the sum of (1) any undivided interests in Colstrip units 3 and 4 owned by such project user, and (2) any undivided interests in Colstrip units 3 and 4 leased to such project user by a third-party owner. Each project user is entitled to schedule and take an amount of generation up to but not exceeding its project share of the net energy generation capacity of Colstrip units 3 and 4. The project shares are subject to adjustment under certain limited circumstances as described in the Colstrip units 3 and 4 ownership and operating agreement. Under the reciprocal sharing agreement between us and MPC described below, our 30% leasehold interest in Colstrip unit 3 entitles us to a 15% project share of the energy generation capacity of the combined Colstrip units 3 and 4.

     The Colstrip units 3 and 4 ownership and operating agreement provides for the governance of Colstrip units 3 and 4 through a project committee and sets out specific matters that require approval of the project committee. Other matters are under our control, as operator of Colstrip units 3 and 4. The matters that require project committee approval include setting the annual budget, deciding whether to repair damage to Colstrip units 3 and 4 when the damage exceeds $2 million, setting the budget for repairing such damage and settling third party claims against Colstrip units 3 and 4 when the claims exceed $0.5 million.

     Voting rights correspond to each party's project share, which as described above will include our leasehold interest in Colstrip unit 3 and MPC's leasehold interest in Colstrip unit 4. In most cases, approval of both (1) our committee member, and (2) at least two other committee members is sufficient to approve matters coming before the project committee so long as such committee members voting for approval represent at least 55% of the total project shares. In certain limited circumstances, however, approval by a larger project share is required. In order to replace us as the operator, committee members representing at least 65% of the total project shares must approve such replacement. Improvements to Colstrip units 3 and 4 that go beyond what is needed to assure design capability and reliability or what is required by governmental agencies, require approval by committee members representing at least 85% of the total project shares. Dispute resolution is by arbitration with a single arbitrator. Subject to requirements in the Colstrip units 3 and

4 ownership and operating agreement, any two members of the project committee (other than the member appointed by us) may together submit any proposal to the committee.

     Each of Puget, Portland, Avista and PacifiCorp is able to appoint one member to the project committee. Under the terms of a vote sharing agreement between MPC and us, MPC and we jointly control the remaining vote on the project committee. Under the MPC Colstrip unit 4 lease, as long as the MPC Colstrip unit 4 lease remains in effect, the owner lessors under this lease are not involved in the governance of Colstrip units 3 and 4 through the project committee. MPC and we can each appoint a member of the project committee, but those appointees share a single vote for their 30% project share. In matters primarily affecting Colstrip unit 3, our appointee casts the shared vote, while in matters primarily affecting Colstrip unit 4, MPC's appointee casts the shared vote. In matters that affect both Colstrip units 3 and 4, our appointee casts the shared vote, unless MPC objects. If MPC's objection involves a judgment as to how the project ought to be operated, then the project committee will conduct a poll of the members of the project committee. If members of the project committee representing enough project shares to carry the vote indicate that they intend to vote against MPC's objection, then our appointee casts the shared vote; otherwise, MPC's appointee casts the shared vote. If MPC's objection pertains to a default under the Colstrip unit 4 lease or the categorization of the matter under consideration by the project committee as one affecting both Colstrip units 3 and 4, and MPC and we cannot settle the disagreement, then the dispute must be resolved by arbitration. The vote sharing agreement is effective until the Colstrip units 3 and 4 ownership and operating agreement is amended to allow MPC and us to vote our respective project shares separately or until the owner lessors under the MPC Colstrip unit 4 lease take possession of Colstrip unit 4 pursuant to the lease. If the owner lessors under the MPC unit 4 lease take possession by foreclosing on the Colstrip unit 4 lease after an event of default under the lease, the owner lessors will direct the shared vote. Otherwise, MPC and the owner lessors are required to attempt to reach agreement on the allocation of the unit 4 project share vote. If they cannot settle a disagreement, then the dispute must be resolved by arbitration.

     Under the Colstrip units 3 and 4 ownership and operating agreement, as successor to MPC, we were appointed operator of Colstrip units 3 and 4 with broad power to act on behalf of the other owners of Colstrip units 3 and 4. We are reimbursed for costs associated with operating and maintaining Colstrip units 3 and 4, but do not receive any additional compensation for our services. We may not assign our responsibilities without the written approval of project committee members representing at least 50% of the total project shares (excluding our project share). We may resign as the operator upon the giving of two years' notice to the other project users, and may be replaced by the project committee upon approval of project committee members representing at least 65% of the total project shares. However, no replacement of us as the operator shall become effective earlier than two years from the date of such approval unless we consent or an arbitrator finds us in material breach of our obligations.

     The Colstrip units 3 and 4 ownership and operating agreement provides the owners of Colstrip units 3 and 4 rights of first refusal in respect of transfers and assignments of ownership interests in Colstrip units 3 and 4. No project user may transfer or assign its interest in Colstrip units 3 and 4 unless it simultaneously transfers its rights under other project agreements relating to Colstrip units 3 and 4 to the same party, except the transfers and assignments that are specifically permitted in the agreement.

     If Colstrip units 3 and 4 are damaged, the Colstrip units 3 and 4 ownership and operating agreement provides a different procedure for approving repairs depending on how severe the damage is. If the cost of repairing the damage is less than 20% of the value of Colstrip units 3 and 4 after taking depreciation into account, then we must submit a budget to the project committee. This budget is dealt with under the general provisions of the Colstrip units 3 and 4 ownership and operating agreement relating to the budget approval procedures. If the cost of repairing the damage is greater than 20%, then the Colstrip units 3 and 4 ownership and operating agreement provides a special procedure that requires the unanimous consent of the project users. If all of the project users agree to pay for the repairs, then the Colstrip units 3 and 4 ownership and operating agreement prescribes the same approval process as for more minor damage. If only some of the owners want to repair the damage, however, then the project share of those who do not contribute towards the repairs will be correspondingly reduced and redistributed to those who do contribute. The amount of the

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distribution is based on the cost of the repairs and the fair market value of
Colstrip units 3 and 4 without the repairs.

     Each project user is required to contribute its project share of the costs of operation for Colstrip units 3 and 4 to a bank account. These costs of operation include payroll, material and supply costs, taxes and all costs related to injury or damages (after subtracting the proceeds of any insurance). We can use the funds in this account to meet the operating and maintenance expenses of Colstrip units 3 and 4. We must periodically give each project user notice of the amount that we need to cover expenses. The project user must deposit its project share of this amount in the account, regardless of whether the expenses are covered in the budget. If the project user fails to make this deposit, or any other payment required by the Colstrip units 3 and 4 ownership and operating agreement, then it will be in default. If the project user does not pay within a specified period of time, and the project users cannot resolve the dispute, then the matter must go to arbitration.

     As long as the default is in dispute, the defaulting project user is not entitled to the energy generated by its project share of Colstrip units 3 and 4. We can sell the energy generated by the defaulting project user's project share, and apply the proceeds of the sale to the amount the defaulting project user owes.

  Reciprocal sharing agreement

     When we closed the acquisition of the Montana portfolio, we and MPC entered into the MPC/PPL Units 3&4 Generating Project Reciprocal Sharing Agreement, which we refer to as the reciprocal sharing agreement, to govern each party's responsibilities regarding the operation of Colstrip units 3 and 4. Whereas the vote sharing agreement controls our right to vote on the Colstrip units 3 and 4 project committee, the reciprocal sharing agreement governs our economic rights and responsibilities with respect to Colstrip units 3 and 4. This agreement provides that subject to the provisions of the Colstrip units 3 and 4 ownership and operating agreement, MPC and we each hold a 15% project share in Colstrip units 3 and 4, and each party is entitled to take 15% of the energy generation capacity of Colstrip units 3 and 4. Each party is also responsible for taking or otherwise disposing of 15% of the minimum energy production from Colstrip units 3 and 4, and for most costs of operation and costs of construction under the Colstrip units 3 and 4 ownership and operating agreement, irrespective of whether a particular cost is specific to Colstrip unit 3 or 4. However, each party pays its own fuel related costs. This agreement will remain in force until the owner lessors under the Colstrip unit 4 lease take possession of Colstrip unit 4 pursuant to the MPC Colstrip unit 4 lease.

  Common facilities agreement

     The Colstrip owners are parties to the Common Facilities Agreement -- Units 1, 2, 3 and 4 dated May 6, 1981, which we refer to as the common facilities agreement. The common facilities agreement addresses common ownership and operating issues between Colstrip units 1 and 2 and Colstrip units 3 and 4. We succeeded MPC as the operator of the Colstrip common facilities when we acquired the Montana portfolio.

     The common facilities agreement allocates costs associated with the Colstrip common facilities between Colstrip units 1 and 2 and Colstrip units 3 and 4 and sets out our rights and obligations with respect to the Colstrip common facilities. The cost percentage allocations differ depending on the type of facility at issue. There is not a separate common facilities owner committee. Rather, we must seek approval from both the Colstrip units 1 and 2 owners' committee and the Colstrip units 3 and 4 project committee regarding several matters relating to the Colstrip common facilities, including the annual budget, which approval may not be unreasonably withheld. We are reimbursed our costs associated with operating and maintaining the Colstrip common facilities, but receive no fee. We may not assign our responsibilities as the operator without the consent of both the Colstrip units 1 and 2 owners' committee and the Colstrip units 3 and 4 project committee, and if we are replaced as operator under the Colstrip units 3 and 4 ownership and operating agreement we shall be removed as operator of the Colstrip common facilities. The common facilities agreement will remain in effect until the end of the term of either the Colstrip units 1 and 2 ownership agreement or the Colstrip units 3 and 4 ownership and operating agreement, whichever is earlier. However, the portion of the common facilities agreement by which the parties waive their right to partition shall survive until the end of the term of

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both the Colstrip units 1 and 2 ownership agreement and the Colstrip units 3 and
4 ownership and operating agreement.

  Colstrip units 1 and 2 coal supply agreement

     Western Energy, Puget and we are parties to the Coal Supply Agreement dated as of July 30, 1971, which we refer to as the Colstrip units 1 and 2 coal supply agreement, to supply coal to Colstrip units 1 and 2. We are responsible for transporting the coal from Western Energy's facility near Colstrip, Montana to the Colstrip facility. We transport the coal to the Colstrip facility with coal haulers and by a conveyor belt. The agreement is a requirements contract, under which Western Energy will supply all of the coal that Colstrip units 1 and 2 need to operate, from a minimum of 1.5 million tons up to a maximum of 3 million tons each calendar year.

     The price for coal under this agreement is broken down into a commodity charge, which is paid for each ton of coal produced, and an annual fixed charge, which is paid in twelve equal monthly installments. The commodity charge covers Western Energy's costs of wages and benefits, salaries, reclamation, materials and supplies, lease, rents and records and energy. The fixed price charge is subject to renegotiation on July 30, 2001. The fixed charge consists of rates of compensation for administrative employees, ad valorem taxes and depreciation.

     The commodity charge is adjusted as of March 1 and September 1 of each year based on changes in Western Energy's costs; there is also an adjustment for inflation. If the parties are unable to agree on a base price by January 30, 2002, the matter will be arbitrated so as to be equitable to all parties and to reflect Western Energy's reasonable costs of mining.

     The agreement extends through December 31, 2009, although it may be extended upon terms mutually agreeable to the parties if Western Energy has coal economically available for mining.

  Colstrip units 3 and 4 coal supply agreement

     Puget, Portland, Avista, PacifiCorp, MPC, Western Energy and we are parties to the Amended and Restated Coal Supply Agreement for Colstrip Units 3 and 4 dated as of August 24, 1998, which we refer to as the Colstrip units 3 and 4 coal supply agreement, to supply coal to Colstrip units 3 and 4.

     This agreement is also a requirements contract. It provides that Western Energy will supply all of the coal that Colstrip units 3 and 4 need to operate, without a stated minimum or maximum amount. It requires Western Energy to dedicate all of the coal reserves it owns in Rosebud County Montana, Area C and to purchase coal not produced from the mine at Rosebud County Montana, Area C, as the agent of the Colstrip units 3 and 4 owners, to meet the requirements of Colstrip units 3 and 4.

     The coal price under the Colstrip units 3 and 4 coal supply agreement also includes fixed charge and commodity charge components. These components are similar to those contained in the Colstrip units 1 and 2 coal supply agreement, although certain cost allocation and pass-through provisions are different. In addition, the pricing cannot be renegotiated.

     The agreement extends through December 31, 2019, although it may be extended upon terms mutually agreeable to the parties if Western Energy has coal economically available for mining.

  Colstrip units 3 and 4 coal transportation agreement

     Puget, Portland, Avista, PacifiCorp, MPC, Western Energy and we are parties to the Coal Transportation Agreement for Colstrip Units 3 and 4 dated July 10, 1981, which we refer to as the Colstrip units 3 and 4 coal transportation agreement, which provides for the transportation of coal from the delivery point under the Colstrip units 3 and 4 coal supply agreement to Colstrip units 3 and 4 by means of a conveyor belt. The

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agreement extends through December 31, 2019. The fee payable to Western Energy under the agreement is the sum of:

     - the fixed charge, plus

     - the cost reimbursement charge, plus

     - the operating profit fee, minus

     - the revenue credit.

     The price is adjusted on March 1 and September 1 of each year to reflect changes in costs or inflation and for changes in depreciation and property tax components of the fixed charge. We act as agent for the owners of Colstrip units 3 and 4 in dealings with Western Energy under the Colstrip units 3 and 4 coal transportation agreement. This agreement does not have a specified term, but rather remains in effect as long as the Colstrip units 3 and 4 coal supply agreement does.

  Colstrip project transmission agreement

     Ownership and operation of the Colstrip transmission system is governed by the Colstrip Project Transmission Agreement dated as of May 6, 1981 among MPC, Puget, Portland, Avista and PacifiCorp, which we refer to as the Colstrip project transmission agreement. Under our asset purchase agreement with MPC, if we purchase MPC's interest in the Colstrip transmission system associated with Colstrip units 1, 2 and 3, MPC will also assign to us its rights under the Colstrip project transmission agreement associated with Colstrip units 1, 2 and
3. Each of the parties holds an undivided interest in each of the two segments of the Colstrip transmission system as tenants-in-common in proportion to its payment of costs of construction for such segment. These payments are based on the ownership percentages that each party holds in Colstrip units 3 and 4, plus additional payments made by MPC and Puget as owners of Colstrip units 1 and 2. Such payments are adjusted for transmission system elective capital additions and transmission system capital additions that the parties make to different segments of the Colstrip transmission system.

     The agreement provides for the governance of the Colstrip transmission system though a transmission committee. Each party to the agreement (or its successors and assigns acting collectively) appoints one transmission committee member. Voting rights are based on each party's "requirements share," which corresponds to each party's capacity in the transmission system segments. The transmission committee provisions are very similar to the "project committee" provisions of the Colstrip units 3 and 4 ownership and operating agreement, and, like that agreement, the Colstrip project transmission agreement appoints a separate transmission operator for the Colstrip transmission system. In most cases (including in connection with the adoption of budgets), approval of both
(1) the transmission operator's committee member, and (2) at least two other committee members is sufficient to approve matters coming before the transmission committee so long as such committee members voting for approval represent at least 55% of the total requirement shares of each segment affected by the matter before the committee.

     The transmission operator has broad powers to act on behalf of the other transmission owners, subject to the rights of the transmission committee. The transmission operator may not assign its responsibilities without the approval of transmission committee members representing at least 50% of the total requirements shares of each segment affected (excluding the requirements share of the operator). The transmission operator may resign as operator upon the giving of two years' notice to the transmission owners. However, unlike the Colstrip units 3 and 4 ownership and operating agreement, the Colstrip project transmission agreement does not provide for replacement of the operator by vote of the other owners.

     The Colstrip project transmission agreement may be terminated as to any owner with respect to such owner after the Colstrip units 3 and 4 ownership and operating agreement is terminated and if such owner offers to assign all of its interests to the other transmission owners. Otherwise, the Colstrip project transmission agreement continues in effect indefinitely.

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  Bonneville Power Administration Montana intertie agreements

     MPC, Puget, Portland, Avista and PacifiCorp are parties to transmission agreements with the United States of America, acting through the Bonneville Power Administration, dated April 6, 1981 known as the Montana intertie agreements. Under our asset purchase agreement with MPC, if we purchase an interest in the Colstrip transmission system from MPC, MPC will also partially assign to us its rights under the Montana intertie agreements. These agreements will provide us with transmission rights on the Bonneville Power Administration Montana intertie. Pursuant to the terms of these agreements, the Bonneville Power Administration charges a use-of-facilities fee to the users based on investment in, and operating costs of, the portion of the Bonneville Power Administration Montana intertie from Townsend to Garrison. The fees are charged to the users pro rata based upon capacity rights in the Bonneville Power Administration Montana intertie.

THE ASSET PURCHASE AGREEMENT

     We, as assignee of PPL Global, purchased the Montana portfolio from MPC for approximately $760 million plus transaction expenses on December 17, 1999. The asset purchase agreement also provides that, except to the extent of the express representations and warranties of MPC in the asset purchase agreement, we acquired the Montana portfolio "as is, where is."

  Contingent obligations

     We are required under the asset purchase agreement with MPC to purchase its interest in the Colstrip transmission system associated with Colstrip units 1, 2 and 3 for $97 million. Purchasing this interest from MPC would give us owned transfer capability of 612.8 MW on the Colstrip to Broadview segment and 210 MW on the Broadview to Townsend segment. We are currently in discussions with MPC to pursue alternatives to acquiring this entire interest in the Colstrip transmission system as contemplated by the asset purchase agreement. However, if we do purchase MPC's interest in accordance with the original terms, we have a commitment from PPL Corporation to provide us with an additional equity contribution of up to $97 million to fund the acquisition.

  Liabilities

     Under the asset purchase agreement, we agreed to assume certain liabilities relating to the Montana portfolio including post-closing liabilities under assumed contracts and post-closing employment obligations and environmental liabilities. We also assumed responsibility for losses resulting from or arising out of any pre-existing environmental condition or violation of environmental law relating to the Montana portfolio, other than losses relating to Are-closing fines and penalties, the off-site release of hazardous substances and certain liabilities relating to the Thompson Falls hydroelectric project. We are not obligated to assume any liability under the asset purchase agreement arising out of or related to the assets or liabilities retained by MPC.

  Representations and warranties

     The asset purchase agreement provides that the parties' respective representations and warranties (other than those with respect to tax, ERISA and title) survive until December 17, 2000. The representations and warranties with respect to tax and ERISA survive for the periods of the applicable statutes of limitation, and the representations with respect to title survive indefinitely. However, if we actually receive proceeds from title insurance for real property included in the Montana portfolio in respect of any matters addressed by title representations and warranties, then we will not be indemnified by MPC to the extent that we are compensated from such proceeds and to the extent such proceeds relate to those representations and warranties.

  Indemnification

     The asset purchase agreement provides that, subject to the limitations discussed below, MPC will indemnify us and our affiliates, and our respective officers, directors, employees, agents and representatives

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from and against any and all losses suffered, incurred, or sustained by any of them resulting from or arising out of:

     - any breach by MPC of any representation or warranty of MPC contained in the asset purchase agreement;

     - any breach by MPC of any covenant or agreement of MPC contained in the asset purchase agreement;

     - the liabilities not assumed by us under the asset purchase agreement; or

     - liabilities relating to certain employee severance agreements.

     MPC's indemnification obligations are subject to the following limitations. MPC shall have no obligation to indemnify us for losses related to MPC's breach of representations other than title representations until the aggregate amount of such losses equals or exceeds $5 million. In addition, MPC's liability for losses may not exceed in the aggregate 50% of the purchase price of the Montana portfolio. MPC's liability for breach of its title representations may not exceed, in the aggregate, the purchase price of the Montana portfolio.

     Under the asset purchase agreement, we assumed responsibility for losses resulting from or arising out of pre-existing environmental conditions or violations of environmental laws relating to the Montana portfolio. However, MPC has retained liability related to its hazardous materials which either are transported off-site or released off-site. MPC has agreed to indemnify us for losses relating to pre-existing on-site environmental conditions, including any fines or penalties imposed upon us by a governmental authority relating to MPC's ownership, operation and maintenance of the Montana portfolio. MPC has also agreed to indemnify us if the Montana Department of Environmental Quality requires us to remediate metals at the Thomspon Falls facility or changes the regulatory status of the Thompson Falls facility.

     These indemnity obligations are limited and are not transferred to the owner lessors. Also, MPC's obligation to indemnify us for losses associated with the cost of remediating pre-existing on-site environmental conditions is limited to 50% of MPC's pro-rata share of such environmental liability and may not exceed in the aggregate 10% of the purchase price of the Montana portfolio. MPC's obligation to indemnify us for losses relating to the remediation of on-site environmental conditions not identified in the Phase II reports prepared by MPC's consultant is limited to losses for which indemnity claims are made within two years after the closing of the acquisition.

     The asset purchase agreement also provides that we will indemnify MPC and its affiliates, and their respective officers, directors, employees, agents and representatives, from and against any and all losses suffered, incurred, or sustained by any of them resulting from or arising out of:

     - any breach by us of any representation or warranty of ours contained in the asset purchase agreement;

     - any breach by us of any covenant or agreement of ours contained in the asset purchase agreement; or

     - the liabilities assumed by us under the asset purchase agreement.

     Our indemnification obligations are subject to the following limitations. We shall have no obligation to indemnify MPC for losses related to our breach of representations until the aggregate amount of such losses equals or exceeds $5 million, and our liability for such losses shall not exceed in the aggregate 50% of the purchase price of the Montana portfolio.

  Pollution control facilities

     The asset purchase agreement contains use limitations on those portions of the Colstrip facility that were financed by certain outstanding pollution control revenue funding bonds which we refer to as the pollution control facilities. These use limitations prohibit us, until the maturity or redemption date of the outstanding pollution control revenue funding bonds, from materially changing (or permitting any such change to) the character or nature of the use of the pollution control facilities from the manner in which they had been used prior to our acquisition of the assets, unless such changed use would constitute a permissible use or purpose for which tax-exempt bonds could be issued pursuant to the Tax Reform Act of 1986. In addition, we may not sell

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or otherwise transfer the pollution control facilities unless (1) the transferee covenants to satisfy the use limitations or (2) the transfer relates to personal property and is exclusively for cash, the proceeds of which will be expended within six months of the date of receipt on facilities for which tax-exempt bonds could be issued pursuant to the Tax Reform Act of 1986. The use limitations do not, however, prevent us or a transferee from ceasing to use any pollution control facilities that, in such person's reasonable judgment, have become obsolete or otherwise uneconomical to continue to use.

OTHER AGREEMENTS

  Interconnection agreement

     We have entered into an interconnection agreement with MPC pursuant to which MPC provides us with transmission interconnection services. The agreement sets forth various requirements for the capabilities and operation of the Montana portfolio to ensure the reliability of MPC's transmission system. The interconnection agreement will terminate on the earliest of (1) termination of all agreements between MPC and us for the provision of transmission service under MPC's open-access tariff, (2) the date the parties mutually agree in writing to terminate the agreement or (3) the effective date of an agreement between an independent system operator and us. If MPC enters into an agreement with an independent system operator whereby the independent system operator acquires the right to control MPC's energy system, we must enter into a new interconnection agreement with that independent system operator and the interconnection agreement will be terminated.

  Energy purchase agreements

     We are supplying energy to MPC under two energy purchase agreements. The Colstrip Unit Number 3 Wholesale Transition Service Agreement covers a 200 MW load and expires December 17, 2001. The Non Colstrip Unit Number 3 Wholesale Transition Service Agreement requires us to supply MPC's actual remaining customer load for each hour; it expires when MPC's remaining customer load is zero, but in no event later than June 30, 2002. Under both of these agreements, in a given month we are paid the weighted average of the Mid-Columbia index price over the last consecutive 12 months for energy, subject to a floor of $20 per MWh and a cap of $22.25 per MWh.

  PPL EnergyPlus wholesale brokering and contract management agreement

     We have executed a brokering and contract management agreement with PPL EnergyPlus. The agreement authorizes PPL EnergyPlus to act as our exclusive agent in managing our wholesale energy supply and energy and capacity purchase contracts, including our energy purchase agreements with MPC. The agreement also grants PPL EnergyPlus express authority and responsibility for managing the sale of energy in excess of our wholesale contract commitments.

     Under the terms of the agreement, PPL EnergyPlus must execute wholesale transactions in our name, schedule and/or confirm the scheduling of energy in connection with wholesale transactions, procure transmission service and associated ancillary services on our behalf, and perform contract management services. We are responsible for providing PPL EnergyPlus with necessary information for us to continue to receive transmission service, complying with requirements of transmission tariffs and regulators, and paying the transmission providers for the transmission service PPL EnergyPlus obtains for us. We retain title to all of the Montana portfolio energy that is sold into the wholesale market.


     We must pay PPL EnergyPlus a fee to cover its annual operating expenses related to its responsibilities under the brokering and contract management agreement. All revenue from energy sales flows directly to us. The fee was approximately $5.1 million in 2000 and is expected to increase to approximately $5.5 million in 2005. The agreement provides that at the end of each year, the amount we paid PPL EnergyPlus during that year will be adjusted to reflect PPL EnergyPlus' actual operating expenses for that year. If PPL EnergyPlus' actual expenses are greater than the fee we paid, then we will pay PPL EnergyPlus the excess amount we owe. If its actual expenses are less, PPL EnergyPlus will reimburse us.


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     Either party can terminate the agreement on 60 days' written notice.

  PPL EnergyPlus retail brokering memorandum of understanding

     We have entered into a memorandum of understanding with PPL EnergyPlus regarding our supply of energy to satisfy PPL EnergyPlus' obligations under its retail contracts. This memorandum of understanding was effective through December 31, 2000. We intend to renew this memorandum of understanding with substantially the same terms. We intend to enter into wholesale energy agreements with PPL EnergyPlus based on this memorandum of understanding. The memorandum of understanding provides that we will supply the energy necessary for PPL EnergyPlus to supply energy services to retail customers. We have the ability to sell any portion of the energy generated by the Montana portfolio to PPL EnergyPlus under the memorandum of understanding, taking into account our energy commitments to third parties under wholesale supply agreements. PPL EnergyPlus will take title to the energy and has the sole authority to sell the energy, including the sole responsibility for any sales and retail customer credit risk.

     The memorandum of understanding provides for two different pricing mechanisms, dependent on the structure of PPL EnergyPlus' underlying retail contract structure. If PPL EnergyPlus sells to a retail customer at a fixed price during the contract term, we will supply energy to PPL EnergyPlus for that contract term at the Mid-Columbia forward price agreed by us and PPL EnergyPlus at the date the retail supply contract is executed. If PPL EnergyPlus enters into a floating price agreement with a retail customer, we will supply energy to PPL EnergyPlus for the term of the contract at a floating price. The floating price that PPL EnergyPlus will pay us will be the Mid-Columbia forward price plus $1.00. Should PPL EnergyPlus enter into a retail contract to sell energy at a price that is structured with both fixed and floating components, we will use a combination of the above pricing mechanisms.

  Credit facility

     On November 16, 1999 we entered into a credit facility with various commercial banks and The Chase Manhattan Bank as administrative agent for the banks. The credit facility included a bridge facility, a revolving acquisition facility and a working capital facility.


     The bridge facility is a 364-day senior unsecured credit facility. We had $360 million outstanding under this facility, which was repaid with the proceeds from the sale of the leased assets. We cancelled the remaining unused commitment under the bridge facility. Borrowings under the bridge facility were used primarily to finance a portion of our acquisition of the Montana portfolio. In accordance with SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt," an extraordinary item was recorded in the year ended December 31, 2000 for approximately $1.0 million of deferred loan fees that were written off in connection with repayment of the bridge facility, which is net of income taxes of $0.65 million.


     The revolving acquisition facility was a three-year senior unsecured credit facility. We cancelled the full amount of the commitments under this facility.

     The working capital facility is a three-year senior unsecured credit facility. We have the ability to borrow up to $100 million under the working capital facility. Borrowings under the working capital facility are being and will be used for our general corporate purposes.

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               DESCRIPTION OF THE PASS THROUGH TRUST CERTIFICATES

GENERAL

     As used in this description, the term "certificates" refers to the new certificates to be issued in the exchange offer. Each certificate will represent a fractional, undivided interest in the pass through trust and will correspond to a pro rata share of the property of the pass through trust, including the outstanding principal amount of the lessor notes. The property of the pass through trust will consist solely of the lessor notes, all monies due or paid on, or the liquidation proceeds of, the lessor notes and other moneys deposited with the pass through trustee.

     The certificates, other than certificates sold to institutional accredited investors, will be issued in book-entry form. Persons owning a beneficial interest in the certificates are referred to as certificate owners. Certificate owners, other than institutional accredited investors, will not be entitled to receive a definitive certificate representing the certificate owner's interest in the certificates, except as described below under the caption "--Book entry; delivery and form." Unless and until definitive certificates are issued under the limited circumstances described later in this prospectus, all references to actions by registered certificate holders mean actions taken by The Depository Trust Company or, DTC, upon instructions from its participants, and all references made herein to distributions, notices, reports and statements to certificate holders will refer to distributions, notices, reports and statements to DTC or its nominee, Cede & Co., as the registered holder of the certificates, or to DTC participants for distribution to certificate owners in accordance with DTC procedures. You should consult with each bank or broker through which you hold a beneficial interest in a certificate for information on how you will receive notices and payments with respect to your certificates.

     We have formed the pass through trust for the exclusive purpose of issuing the certificates. The pass through trust will have no property other than the trust property described above. Each certificate will represent an interest in the pass through trust and will not represent an interest in or obligation of us, the pass through trustee, the owner lessors (except to the extent of the trust property) or the owner investors, or any affiliates of any of the foregoing. The pass through trustee will make distributions to the certificate holders solely from the trust property to the extent the trust property contains sufficient proceeds to make the distributions. By accepting a certificate, each certificate holder agrees that it will look only to the income and proceeds of the trust property to the extent available for distribution.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     We and the initial purchasers entered into the registration rights agreement on July 20, 2000. Under the registration rights agreement, we agreed to file with the SEC the exchange offer registration statement of which this prospectus is a part under the Securities Act with respect to an exchange offer to the holders of restricted certificates.

     Upon the effectiveness of the exchange offer registration statement, the pass through trust will offer new certificates in exchange for restricted certificates to the holders of restricted certificates who are able to make certain representations.

     Shelf registration statement. We agreed to use our reasonable best efforts to file, as promptly as practicable, with the SEC and cause to be declared effective a shelf registration statement relating to the offer and sale of the transfer restricted certificates by the holders thereof from time to time in accordance with the methods of distribution set forth in the shelf registration statement if:

          (1) we are not permitted to effect a registered exchange offer because of a change in law or the applicable interpretations thereof of the staff of the SEC;

          (2) any transfer restricted certificates validly tendered pursuant to the registered exchange offer are not exchanged for new certificates not subject to transfer restrictions within 270 days of the closing date;

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          (3) any initial purchaser so requests with respect to the certificates not eligible to be exchanged for new certificates in the registered exchange offer and held by it following consummation of the registered exchange offer;

          (4) applicable laws or interpretations thereof do not allow any certificate holder to participate in the registered exchange offer;

          (5) any certificate holder that participates in the registered exchange offer does not receive freely transferable new certificates in exchange for tendered transfer restricted certificates; or

          (6) we so elect.

     No certificate holder (other than the initial purchasers) is entitled to have any transfer restricted certificates held by it covered by the shelf registration statement unless that certificate holder agrees in writing to be bound by all the provisions of the registration rights agreement.

     Our obligations regarding the exchange offer registration statement. The registration rights agreement also provides that:

          (1) we will prepare and file the exchange registration statement with the SEC within 90 days after the closing date;

          (2) we will use our reasonable best efforts to cause the exchange offer registration statement to be declared effective within 240 days after the closing date; and

          (3) we will keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the registered exchange offer is mailed to certificate holders.

     Liquidated damages. Although we have filed an exchange offer registration statement or a shelf registration statement, we cannot assure you that it will become effective. If:

     - the exchange registration statement or the shelf registration statement, as applicable, is not declared effective within 240 days after the closing date, or (A) in the case of a shelf registration statement required to be filed in response to a change in law or the applicable interpretations of the SEC staff, if later, within 60 days after publication of the change in law or interpretation or (B) in the case of a shelf registration statement required to be filed in response to the request of any initial purchaser with respect to the certificates not eligible to be exchanged for new certificates in the registered exchange offer and held by it following the consummation of the registered exchange offer, if later, within 60 days of the date of such request;

     - the registered exchange offer is not consummated on or prior to 270 days after the closing date; or

     - a shelf registration statement is filed and declared effective within 270 days after the closing date (or (A) in the case of a shelf registration statement required to be filed in response to a change in law or the applicable interpretations of the SEC staff, if later, within 60 days after publication of the change in law or interpretation or (B) in the case of a shelf registration statement required to be filed in response to the request of any initial purchaser with respect to the certificates not eligible to be exchanged for new certificates in the registered exchange offer and held by it following the consummation of the registered exchange offer, if later, within 60 days of the date of such request) but thereafter ceases to be effective (at any time that we are obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional registration statement filed and declared effective;

then, until the conditions described above are cured, we will be obligated to pay liquidated damages to each holder of a transfer restricted certificate in an amount equal to the interest that would accrue on your portion of the outstanding principal amount of the lessor notes at 0.50% per year.

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

     Representations and obligations of certificate holders. Certificate holders will be required to:

          (1) if participating in the registered exchange offer, make certain representations (as described in the registration rights agreement) to us; and

          (2) if registering certificates pursuant to a shelf registration statement, deliver information regarding the certificate holders to be included in the shelf registration statement if required by us.

PAYMENTS AND DISTRIBUTIONS

     Scheduled payments. The pass through trustee will pay each certificate holder a pro rata share of all scheduled principal and interest payments on the lessor notes received by the pass through trustee. Scheduled payments are to be made on January 2 and July 2 of each year, commencing January 2, 2001, each referred to as a scheduled distribution date. The pass through trustee will establish and maintain with itself, on behalf of and for the benefit of the certificate holders, one or more non-interest bearing accounts, each a certificate account, for the deposit of scheduled payments on the lessor notes held by the pass through trust. Under the pass through trust agreement, the pass through trustee must immediately deposit any scheduled payments received in the certificate account.

     On each scheduled distribution date, and on each of the following five days, the pass through trustee will distribute to certificate holders of record all scheduled payments that it receives before 11:00 a.m., New York time, on the day it receives the payment or on the following business day if received after 11:00 a.m.

     The record date will be the fifteenth day preceding such scheduled distribution date, subject to certain exceptions. Any scheduled payments received by the pass through trustee after the fifth day following the scheduled distribution date will be distributed as a special payment as described below.

     Special payments. The pass through trustee will pay each certificate holder a pro rata share of:

          (1) all payments of principal, premium, if any, and interest received by the pass through trustee because of a partial or full redemption of the lessor notes, including as a result of the optional or mandatory redemption of the lessor notes;

          (2) amounts received by the pass through trustee following a default under the lessor notes held in the pass through trust, including payments received from the sale of lessor notes by the pass through trustee; and

          (3) any payment which is not received within five days of the scheduled distribution date.

     We refer to these amounts as special payments. The lessor notes (and consequently, the certificates) are subject to partial or full redemption under the circumstances described below. The pass through trustee will establish and maintain with itself, on behalf of and for the benefit of the certificate holders, one or more non-interest bearing accounts, each a special payments account, for the deposit of special payments. Under the pass through trust agreement, the pass through trustee must immediately deposit any special payments received in the special payment account.

     The pass through trustee will distribute the special payment to certificate holders of record on the second day of the next month after which the pass through trustee has received the special payment and given notice as required under the pass through trust agreement, unless the special payment results from the redemption of lessor notes. If the special payment results from the redemption of lessor notes, the pass through trustee will distribute the special payment on the date the redemption is scheduled to occur under the terms of the applicable indenture. We refer to these dates as the special distribution dates, in each case, so long as payment is received by the pass through trustee by 11:00 a.m., New York time, on such special distribution date. The pass through trustee must give 20 days' notice to the certificate holders of any special payments resulting from such a prepayment. The pass through trustee will mail notice of each special payment to the certificate holders of record and, upon request, certificate owners, and describe, among other things, the special distribution date, the record date, the amount of the special payment per $1,000 of face amount of certificates and the allocation of principal, premium, if any, and interest, if calculable and the reason for the special payment. The record

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

date for each distribution of a special payment on a special distribution date will be the fifteenth day before the special distribution date.

     Method of payment. The pass through trustee will make distributions from the certificate account or the special payment account of the pass through trust on a scheduled distribution date or a special distribution date by wire transfer in immediately available funds to an account maintained by such certificate holder with a bank if DTC is the certificate holder of record, if a certificate holder holds certificates in an aggregate amount greater than $10 million or if any certificate holder that holds certificates in an aggregate amount greater than $1 million requests that such distributions be made by wire transfer. Otherwise, the pass through trustee will make distributions by check mailed to each certificate holder of record on the applicable record date at its address appearing on the register maintained by the pass through trustee. The pass through trustee will make the final distribution for the pass through trust only after surrender of the certificates at the office or agency of the pass through trustee. The pass through trustee will mail notice of the final distribution (at maturity, redemption or otherwise) to the certificate holders of record between 60 days and 20 days before the final distribution, specifying the date set for such final distribution and the amount of such distribution.

     If any scheduled distribution date or special distribution date is not a business day, distributions scheduled to be made on such scheduled distribution date or special distribution date may be made on the next succeeding business day without any additional interest accruing during the intervening period.

REPORTS TO CERTIFICATE HOLDERS AND CERTIFICATE OWNERS

     On each scheduled distribution date and special distribution date, the pass through trustee will include with each distribution of a scheduled payment or special payment a statement giving effect to such distribution to be made on the distribution date, which sets forth the following information (per $1,000 in aggregate principal certificate amount) to certificate holders of record and, upon request, to a certificate owner:

          (1) the amount of such distribution allocable to principal and the amount allocable to premium, if any; and

          (2) the amount of such distribution allocable to interest.

     In addition, within a reasonable time after the end of each calendar year, but not later than the last date permitted by law, the pass through trustee will furnish to each person who at any time during such calendar year was a certificate holder of record and, upon request, to each person who at any time during such calendar year was a certificate owner, a statement specifying the sum of the amounts determined above for such calendar year or, if such person was a certificate holder of record or certificate owner during a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the pass through trustee and which a certificate holder or certificate owner will reasonably request as necessary for the purpose of such certificate holder's or certificate owner's preparation of its federal income tax returns.

     The pass through trustee will prepare these reports based on information the DTC participants and the certificate owners supply to the pass through trustee when the certificates are not issued in definitive form. The pass through trustee will notify the certificate holders of all events of default under the pass through trust agreement known to such pass through trustee within 90 days after the occurrence of such event of default. However, the pass through trustee will be protected if it withholds notice from the certificate holders of an event of default, other than a failure to pay principal of, premium, if any, or interest on any lessor note, so long as the board of directors, the executive committee or a trust committee of directors or specified responsible officers of the pass through trustee determine in good faith that the withholding of such notice is in the interests of the certificate holders and the certificate owners.

     At such time, if any, as certificates are issued in the form of definitive certificates, the pass through trustee will prepare and deliver the information described above to each certificate holder of record as the name and period of record ownership of such certificate holder appears on the records of the registrar of such certificates.

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

     We currently are not subject to the periodic reporting and other informational requirements of the Exchange Act. However, we will be subject to such reporting requirements during the fiscal year in which the exchange offer registration statement or shelf registration statement is declared effective by the SEC. In subsequent fiscal years, we may not be subject to the reporting requirements of the Exchange Act. However, we currently have no intention to stop filing such reports with the SEC.

     We are required to furnish to the pass through trustee unaudited quarterly and audited annual consolidated financial statements, with the accompanying footnotes and report. The unaudited quarterly consolidated financial statements will be furnished to the pass through trustee within 60 days following the end of each of the first three fiscal quarters of each fiscal year. The audited consolidated annual financial statements will be furnished to the pass through trustee within 120 days following the end of each fiscal year commencing after December 31, 2000. We will provide these financial statements for each of (1) ourselves and our consolidated subsidiaries and (2) ourselves and our Core Subsidiaries (excluding our Additional Subsidiaries). We will also furnish the pass through trustee with notice of certain material events related to us. So long as the certificates are not freely transferable under the Securities Act, we will furnish the pass through trustee with any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. We are also required to furnish annually to the pass through trustee a statement as to the fulfillment of our covenants and obligations under the pass through trust agreement and the other lease documents.

     The pass through trustee will, upon request (which may include a request to receive such information for subsequent financial reporting periods on an ongoing basis), furnish all such information directly to the applicable certificate holders and certificate owners and to prospective purchasers of certificates designated by such certificate holders or certificate owners.

VOTING OF LESSOR NOTES

     The pass through trustee, as holder of the lessor notes in the pass through trust, will have the right, under certain circumstances, to vote and give consents and waivers in respect of those lessor notes. The pass through trust agreement describes the circumstances under which the pass through trustee will direct any action or cast any vote as the holder of such lessor notes at its own discretion and the circumstances under which the pass through trustee will seek instructions from the certificate holders. The principal amount of the lessor notes held in the pass through trust directing any action or being voted for or against any proposal will be in proportion to the principal amount of certificates held by the certificate holders taking the corresponding position.

COVENANTS

     So long as the certificates are outstanding, we will be subject to the following covenants under the participation agreements:

     Limitations on Restricted Payments. We will not, and will not permit any of our Core Subsidiaries to, take any of the following actions, which we refer to as Restricted Payments:

     - declare or pay any dividend or make any other payment or distribution on our account or the account of any of our Core Subsidiaries' equity interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Core Subsidiaries) or to the direct or indirect holders of our or any of our Core Subsidiaries' equity interests in their capacity as such; however, the following dividends or distributions will not be considered Restricted
       Payments:

          (1) a dividend or distribution not in excess of $50 million on the closing date;

          (2) dividends or distributions payable in our equity interests or equity interests of a Core Subsidiary (so long as it remains a Core Subsidiary and our direct or indirect percentage ownership interest in a Core Subsidiary is not reduced as a result of such dividend or distribution);

          (3) dividends or distributions to us or any Core Subsidiary; and

          (4) dividends or distributions to any shareholder of a Core Subsidiary other than us or another Core Subsidiary, so long as the shareholder is a Qualified Shareholder and the dividend or distribution is made pro rata to each of the holders of the type of securities or other interests in respect of which the dividend or distribution is being made, in each case, in accordance with their respective holdings of the securities or other interests in the Core Subsidiary making the dividend or distribution;

     - purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any of our equity interests,

     - make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to our obligations under the leases, or

     - make any Restricted Investment;

unless, at the time of the Restricted Payment, each of the following conditions is satisfied:

     - we satisfy the following historical coverage ratio test for the most recently ended four full fiscal quarters, or such shorter period (of not less than one full fiscal quarter) commencing on the closing date and ending on the last day of the most recent fiscal quarter for which internal financial statements are available:

          (1) if the four full fiscal quarters commencing with the quarter in which the Restricted Payment is proposed to be made is a PPA Period, the Cash Flow to Fixed Charges Ratio is equal to at least 1.5 to 1.0; or

          (2) if the four full fiscal quarters commencing with the quarter in which the Restricted Payment is proposed to be made is not a PPA Period, the Cash Flow to Fixed Charges Ratio is equal to at least 1.7 to 1.0;

     - we satisfy the following projected coverage ratio test for each of the two following periods of four fiscal quarters commencing with the fiscal quarter in which the Restricted Payment is proposed to be made:

          (1) if the four full fiscal quarters commencing with the quarter in which the Restricted Payment is proposed to be made is a PPA Period, the projected Cash Flow to Fixed Charges Ratio is equal to at least 1.5 to 1.0; or

          (2) if the four full fiscal quarters commencing with the quarter in which the Restricted Payment is proposed to be made is not a PPA Period, the projected Cash Flow to Fixed Charges Ratio is equal to at least 1.7 to 1.0;

in each case, determined on a pro forma basis after giving effect to such Restricted Payment and on a basis consistent with projections prepared by us in good faith based upon assumptions consistent in all material respects with the relevant contracts and agreements, historical operations, and our good faith projections of future revenues and projections of operating and maintenance expenses for us and the Core Subsidiaries in light of the then existing or reasonably expected regulatory and market environments in the markets in which the facilities or other assets owned by such person is or will be operated and upon the assumption that there will be no early redemption or prepayment of Indebtedness;

     - we are then maintaining a fully undrawn (or, if previously drawn in whole or in part, a fully reinstated) Rent Reserve Letter of Credit described under the caption "-- Rent Reserve Letter of Credit" below;

     - we have provided an officers' certificate to the indenture trustees and the pass through trustee to the effect that the making of the Restricted Payment will not have a material adverse effect on (a) our business, assets, revenues, results of operations, financial condition or prospects, or those of any of our Core Subsidiaries, taken as a whole,
       (b) our ability to perform our obligations under the applicable lease documents or (c) the validity or enforceability of the applicable lease documents, the liens granted under the lease documents or the rights and remedies under the lease documents; and

     - no Significant Lease Default or Lease Event of Default has occurred and is continuing.

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

     So long as no Significant Lease Default or Lease Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit the redemption, repurchase, retirement, defeasance or other acquisition of any of our subordinated Indebtedness or of any of our equity interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our subsidiaries) of, our equity interests.

     Sale of assets. Except in connection with a merger, consolidation or the sale of all or substantially all of our properties or assets on the terms described under the caption "-- Merger, consolidation or sale of substantially all assets" below, we will not, and will not permit any of our Core Subsidiaries to, sell, lease, transfer, convey or otherwise dispose of any assets, including by way of the issue or sale by us or any of our Core Subsidiaries of equity interests in our Core Subsidiaries or the designation of any Core Subsidiary as an Additional Subsidiary, if the aggregate net book value of all asset sales consummated since the closing date would exceed 15% of our Consolidated Tangible Net Assets as of the beginning of our most recently ended full fiscal quarter. Asset sales will be disregarded for purposes of the foregoing limitation if the proceeds of the asset sales are invested by us or our Core Subsidiaries in a permitted business or are used by us or any of our Core Subsidiaries to repay any of our existing Indebtedness or any of our Core Subsidiaries' existing Indebtedness or if the consideration received is retained by us or any of our Core Subsidiaries.

     The following asset sales will not be subject to the 15% limitation described in the preceding paragraph:

     - transfers of assets among us and any of our wholly-owned Core
       Subsidiaries;

     - sales of inventory (including fuel and coal), products or obsolete items and other similar dispositions and sales of power in the ordinary course of business;

     - a transfer of ownership of the Kerr hydroelectric generating facility by us or any Core Subsidiary to the Confederated Salish and Kootenai Tribes or any successor in interest;

     - sales of assets required to be made pursuant to any change in law, regulation or any imposition by the FERC or any other governmental entity having or claiming jurisdiction over us, our subsidiaries or the Montana portfolio of any conditions or requirements;

     - an issuance of equity interests by one of our wholly-owned Core Subsidiaries to us or to another wholly-owned Core Subsidiary;

     - a sale or liquidation of cash equivalents in the ordinary course of business;

     - a Restricted Payment that is made in cash or cash equivalents that is permitted by the participation agreements; and

     - Permitted Investments other than those made in Additional Subsidiaries (unless made with proceeds described in clause (7) of the definition of Permitted Investments).

     Additionally, if after giving effect to any asset sale that otherwise would cause the 15% limitation described above to be exceeded, Moody's and S&P confirms the then current rating of the certificates, the asset sale will be disregarded for purposes of the 15% limitation.

     Merger, consolidation or sale of substantially all assets. We will not, directly or indirectly, consolidate or merge with or into, any other person, or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties or assets (including equity interests of our Core Subsidiaries) to any person or persons in one or a series of transactions, unless immediately after giving effect to the transaction each of the following conditions are satisfied:

     - no Significant Lease Default or Lease Event of Default has occurred and is continuing;

     - the surviving entity, if other than us, will be organized under the laws of the United States, any state thereof or the District of Columbia and will assume all of our obligations under the lease documents;

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

     - we provide to the pass through trustee, the indenture trustees, the owner lessors, the owner lessors' managers and the owner investors a customary officers' certificate and customary legal opinions addressing certain matters in connection therewith;

     - if at the time of such consolidation or merger, the entity with whom we have consolidated or merged has any Indebtedness, we would be permitted to incur such Indebtedness under the caption "-- Limitation on incurrence of Indebtedness" herein after giving effect to such consolidation or merger; and

     - unless we are the surviving entity, Moody's and S&P confirms the then current rating of the certificates after giving effect to such consolidation, merger or sale of all or substantially all of our assets.

     In addition, unless the resulting or surviving entity shall be rated at least investment grade, no consolidation, merger or sale, assignment, lease, transfer or other disposition of all or substantially all of our property or assets may be consummated without the consent of the owner investor.

     Restriction on liens. We will not, nor will we permit any of our Core Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any liens on our or any of our Core Subsidiaries' properties or assets now owned or hereafter acquired, except for the following permitted liens:

     - liens in existence on the closing date, including liens and encumbrances identified on the policy of title insurance issued in connection with the lease transactions;

     - liens by us to any of our wholly owned Core Subsidiaries or by one of our wholly owned Core Subsidiaries to us or any of our other wholly owned Core Subsidiaries;

     - any lien arising by reason of any judgment, decree or order of any court so long as such lien is being contested in good faith and is appropriately bonded or reserved against, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

     - liens arising by reason of taxes, duties, assessments, imposts or other governmental charges that are not yet delinquent or are being contested in good faith;

     - liens arising by reason of security for payment of worker's compensation or other insurance;

     - liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers or employees incurred in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith;

     - liens in favor of suppliers incurred in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith;

     - liens arising by reason of easements, rights-of-way, zoning and similar covenants and restrictions or similar encumbrances or title defects that do not in the aggregate materially interfere with the ordinary course of our business or the business of our Core Subsidiaries;

     - liens arising by operation of law pursuant to any license issued by the FERC required for our operation of hydroelectric generation facilities;

     - liens to secure the refinancing of previously secured permitted Indebtedness, so long as the liens do not cover assets, as a whole, more valuable than the assets covered by liens that secured the refinanced Indebtedness;

     - liens against earned receivables pledged to secure Indebtedness permitted to be incurred pursuant to the covenant described under the caption
       "-- Limitation on incurrence of Indebtedness" below;

     - the interests of us, the owner investors, the owner lessors, the owner lessors' managers, the indenture trustees and the pass through trustee under any of the applicable lease documents;

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

     - liens caused by the owner lessors, the owner investors and the indenture trustees that such parties are responsible for removing;

     - our reversionary interests in the Colstrip facility site;

     - liens to secure permitted Indebtedness described below under the caption "-- Limitation on incurrence of Indebtedness,"other than subordinated Indebtedness, so long as the liens will not secure Indebtedness in an amount in excess of $25 million;

     - liens on assets of any Additional Subsidiary that secure Non-Recourse Indebtedness of such Additional Subsidiary; and

     - the Colstrip units 1 and 2 ownership and operating agreements, the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement or such other similar arrangements with respect to the Colstrip facility and the Colstrip common facilities used or useful to us or our Core Subsidiaries which could not reasonably be expected to have a material adverse effect on (a) our business, assets, revenues, results of operations, financial condition or prospects, or those of any of our Core Subsidiaries, taken as a whole, (b) our ability to perform our obligations under the applicable lease documents or (c) the validity or enforceability of the applicable lease documents, the liens granted under the lease documents or the rights and remedies under the lease documents.

     Limitation on incurrence of Indebtedness. We will not, and will not permit any of our subsidiaries to, incur any Indebtedness unless, at the time of incurrence of the Indebtedness, each of the following conditions is satisfied:

          (1) we satisfy the following historical coverage ratio test for the most recently ended four full fiscal quarters, taken as a whole, or shorter period (of not less than one full fiscal quarter) commencing on the closing date, each ending on the last day of the most recent fiscal quarter for which internal financial statements are available:

             (A) if the most recently ended four full fiscal quarters (or shorter period of not less than one full fiscal quarter) was a PPA Period, the Cash Flow to Fixed Charges Ratio shall equal at least 2.0 to 1.0; or

             (B) if the most recently ended four full fiscal quarters is not a PPA Period, the Cash Flow to Fixed Charges Ratio shall equal at least
        2.5 to 1.0; and

          (2) we satisfy the following projected coverage ratio test for each calendar year during the term in which such new Indebtedness is outstanding;

             (A) if such calendar year is a PPA Period, the projected Cash Flow to Fixed Charges Ratio shall equal at least 2.0 to 1.0, and

             (B) if such calendar year is not a PPA Period, the projected Cash Flow to Fixed Charges Ratio shall equal at least 2.5 to 1.0,

in each case, determined on a basis consistent with projections prepared by us in good faith based upon assumptions consistent in all material respects with the relevant contracts and agreements, historical operations, and our good faith projections of future revenues and projections of operating and maintenance expenses for us and the Core Subsidiaries in light of the then existing or reasonably expected regulatory and market environments in the markets in which the facilities or other assets owned by such person is or will be operated and upon the assumption that there will be no early redemption or prepayment of Indebtedness (other than early redemptions or prepayments of Indebtedness that are to occur concurrently with the incurrence of such new Indebtedness); and

          (3) in the case of Indebtedness incurred by any Core Subsidiary, Moody's and S&P shall have confirmed the then current rating of the certificates.

     However, if a Significant Lease Default or Lease Event of Default has occurred and is continuing, we will not be permitted to incur any Indebtedness, unless the incurrence of Indebtedness would otherwise satisfy the requirements set forth in clauses (1) and (2) above and the application of the proceeds therefrom will cure the Significant Lease Default or Lease Event of Default. Each calculation made under clause (2) above will be made, as applicable, after giving pro forma effect to the Indebtedness to be incurred, the application of the proceeds of the Indebtedness, any Restricted Payments to be made and any assets or businesses to be acquired in connection with the incurrence of the Indebtedness, and to the consummation of any related transactions.

     Notwithstanding the foregoing, we and our subsidiaries, in the aggregate, will be permitted to incur the following types of Indebtedness at any time:

          (a) Indebtedness in respect of letters of credit, surety bonds or performance bonds issued in the ordinary course of business;

          (b) Indebtedness in an aggregate amount up to $45 million incurred in connection with the issuance of the Rent Reserve Letters of Credit;

          (c) Indebtedness of up to $50 million in the aggregate for general corporate purposes incurred under our current working capital facility or any replacement, successor, or additional working capital facility on customary terms and conditions;

          (d) Indebtedness of up to $25 million incurred for the purpose of financing all or any part of the cost of the construction, installation, lease, development or improvement of any assets used or useful in a permitted business or for general corporate purposes;

          (e) Indebtedness that is expressly subordinated to our payment obligations under the leases and the other lease documents;

          (f) Non-Recourse Indebtedness incurred by Additional Subsidiaries; however, if the Indebtedness ceases to be Non-Recourse Indebtedness of an Additional Subsidiary, it will not be permitted under this category of permitted Indebtedness; and

          (g) Indebtedness ("New Indebtedness") incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that we were permitted to incur under the participation agreements ("Old Indebtedness"), so long as (A) the principal amount of the New Indebtedness will not exceed the principal amount of the Old Indebtedness plus a reasonable premium in connection with the redemption or repurchase of the Old Indebtedness, (B) for each calendar year during the period in which the Old Indebtedness would have been outstanding, the projected Cash Flow to Fixed Charges Ratio (determined on a pro forma basis after giving effect to the incurrence of such New Indebtedness and the retirement of the Old Indebtedness) is at least equal to the then existing projected Cash Flow to Fixed Charges Ratio, and (C) for each calendar year during the period in which the New Indebtedness will be outstanding and the Old Indebtedness would not have been outstanding,

          (i) if such calendar year is a PPA Period, the projected Cash Flow to Fixed Charges Ratio is equal at least 2.0 to 1.0; and

          (ii) if such calendar year is not a PPA Period, the projected Cash Flow to Fixed Charges Ratio is equal at least 2.5 to 1.0;

in each case, determined on a basis consistent with projections prepared by us in good faith based upon assumptions consistent in all material respects with the relevant contracts and agreements, historical operations, and our good faith projections of future revenues and projections of operating and maintenance expenses for us and the Core Subsidiaries in light of the then existing or reasonably expected regulatory and market environments in the markets in which the facilities or other assets owned by such person is or will be operated and upon the assumption that there will be no early redemption or prepayment of Indebtedness (other than Old Indebtedness).

     Designation of Core Subsidiaries and Additional Subsidiaries. Our board of managers may designate any Core Subsidiary to be an Additional Subsidiary if that designation would not cause a Significant Lease Default or a Lease Event of Default. The designation of a Core Subsidiary as an Additional Subsidiary will be deemed to be an asset sale and will be subject to the provisions described above under the caption "-- Sale of
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assets." If a Core Subsidiary is designated as an Additional Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Core Subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will be subject to the limitations set forth above under the caption "-- Limitations on Restricted Payments." That designation will be permitted only if the resulting Investment would be permitted at that time and if the Core Subsidiary otherwise meets the definition of an Additional Subsidiary.

     No subsidiary will be designated an Additional Subsidiary unless the subsidiary:

          (1) has no Indebtedness other than Non-Recourse Indebtedness;

          (2) is not party to any agreement, contract, arrangement or understanding with us or any Core Subsidiary, unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Core Subsidiary than those that might be obtained at the time from persons who are not affiliates of ours;

          (3) is a person with respect to which neither we nor any of our Core Subsidiaries has any direct or indirect obligation to (a) subscribe for additional equity interests (unless the amount of such subscription could be made as a Restricted Payment) or (b) maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or of any Core Subsidiaries.

     Any designation of one of our subsidiaries as an Additional Subsidiary will be evidenced to the indenture trustees by filing with the indenture trustees a certified copy of the board resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Limitation on Restricted Payments." If, at any time, any Additional Subsidiary would fail to meet the requirements described in clauses (1) through
(4) above, it will cease to be an Additional Subsidiary for purposes of the indentures and any Indebtedness of the subsidiary will be deemed to be incurred by one of our Core Subsidiaries and, if the Indebtedness is not permitted to be incurred under the covenant described above under the caption "-- Limitation on Incurrence of Indebtedness," then we will be in default.

     Our board of managers may at any time designate any Additional Subsidiary to be a Core Subsidiary. The designation will be deemed to be an incurrence of Indebtedness by one of our Core Subsidiaries in the amount of any outstanding Indebtedness of the Additional Subsidiary, and will be permitted only if:

          (a) the resulting Indebtedness is permitted under the covenant described under the caption "-- Limitation on incurrence of Indebtedness" above; and

          (b) no Significant Lease Default or Lease Event of Default would be in existence following the designation.

     No Additional Subsidiary or person other than us and the Core Subsidiaries may hold 50% or more of all voting and economic interests in any Core Subsidiary.

     Limitations on our activities. We will not be permitted, nor will we permit any of our Core Subsidiaries, to engage in any business other than the following permitted businesses:

     - the generation, transmission, distribution, marketing and sale of power from the Montana portfolio (and any expansions related to the Montana portfolio or acquisitions of similar generating assets in Montana);

     - activities related to the ownership and operation of the Rosebud Mine or other coal assets in North America for the supply of fuel to the Montana portfolio (and any expansions related to the Montana portfolio or acquisitions of similar generating assets in Montana);

     - all activities related or incidental to those described above; and

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     - if Moody's and S&P confirm that the then existing ratings of the certificates will not fall below an investment grade rating as a result of our participation in such activities, any other activity related to non-nuclear generation, transmission, distribution, marketing and sale of power in North America.

     Maintenance of Tax Status. We will not, and will not permit any of our Core Subsidiaries to, voluntarily take any action which would cause us or our Core Subsidiaries to become taxable as a separate entity for federal income tax purposes.

     Limitations on transactions with affiliates. We will not, nor will we permit any of our Core Subsidiaries to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, to or for the benefit of, any affiliate, unless the transaction or series of transactions is on terms that are no less favorable to us or the Core Subsidiary than would be available in a comparable transaction with an unrelated third party. This restriction will not apply to transactions contemplated by any agreement entered into between us and any of our affiliates as the same are in effect on the closing date.

     Restrictions on guarantees. We will not, contingently or otherwise, be or become liable, directly or indirectly, for any obligation guaranteeing in any manner any Indebtedness or performance obligation of any other person, except for the following permitted guarantees:

     - endorsements and similar obligations in the ordinary course of business;

     - guarantees existing on the closing date, and renewals of these guarantees in the ordinary course of business;

     - guarantees constituting Indebtedness that are permitted by the participation agreements;

     - performance guarantees not otherwise constituting Indebtedness in a principal or notional amount that would be permitted to be incurred under the participation agreements if the performance guarantees did constitute Indebtedness;

     - guarantees of Indebtedness that is permitted by the participation agreements;

     - guarantees of the performance of PPL EnergyPlus or any of our other affiliates that has entered into an agreement with us or any Core Subsidiary in the ordinary course of business in connection with (a) sales or purchases of energy or capacity, (b) sales or purchases of emissions credits, (c) fuel procurement or (d) ash waste disposal, in each case related to a permitted business of ours or any Core Subsidiary and not for speculative purposes;

     - guarantees of the performance of any affiliate of ours that owns, leases or operates the Rosebud Mine or other coal assets in North America that supplies fuel to any permitted business, but only to the extent of our ownership, leasehold or operating interest in the affiliate; and

     - any other performance guarantee, so long as S&P and Moody's confirm that the guarantee will not result in a downgrade of the then current ratings of the certificates.

     Nondiscrimination among leases. To the extent periodic rent or termination value is due under more than one lease, payments will be made pro rata under all of the leases without preference to any lease.

     Rent Reserve Letter of Credit. We are required to maintain Rent Reserve Letters of Credit for the benefit of each owner lessor. Each owner lessor, in turn, will transfer its Rent Reserve Letter of Credit to the applicable indenture trustee to secure payment on the lessor notes. Each Rent Reserve Letter of Credit is required to have a drawing amount, as of its date of issuance and as of each subsequent rent payment date (after giving effect to the payment of the rent to be made on such rent payment date), equal to the greater of (1) the next scheduled payment under the applicable lease or (2) 50% of the next twelve months of the scheduled payments under the applicable lease. We may, from time to time, replace any Rent Reserve Letter of Credit with a replacement Rent Reserve Letter of Credit as long as there is no resulting interruption in the coverage provided by the Rent Reserve Letter of Credit. We are required to extend or replace each Rent Reserve Letter of Credit on or before the date that is 60 days prior to its scheduled expiration date or any other

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early termination date if the Rent Reserve Letter of Credit has an expiration date prior to the maturity date for the certificates. If at any time after the issuance of a Rent Reserve Letter of Credit we become aware that the rating of a financial institution which issued the Rent Reserve Letter of Credit falls below the required level, then we are required to replace it with an alternative Rent Reserve Letter of Credit within 60 days. If periodic rent or termination value due under any lease is not paid when due, the applicable indenture trustee will be instructed to draw on the applicable Rent Reserve Letter of Credit to the extent necessary to remedy such failure to pay. If a Rent Reserve Letter of Credit is drawn to pay periodic rent or termination value, we must provide a new Rent Reserve Letter of Credit or reinstate the Rent Reserve Letter of Credit up to the then required amount within 90 days.

     Insurance. We and each of our Core Subsidiaries are required to maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

     Special terms. Following are definitions of terms that we use in the foregoing description of covenants.

     "Additional Subsidiary" means a subsidiary of ours designated as an Additional Subsidiary as described above under the caption "-- Designation of Core Subsidiaries and Additional Subsidiaries."

     "Cash Flow Available for Fixed Charges" for any period means, without duplication:

          (1) consolidated EBITDA of us and our Core Subsidiaries for such period, minus

          (2) the portion of such consolidated EBITDA described in the foregoing clause (1) that is attributable to extraordinary gains or other nonrecurring items included in EBITDA (other than to the extent such extraordinary gains or nonrecurring items are offset by extraordinary losses), minus

          (3) for each Core Subsidiary having an interest holder other than us or our Core Subsidiaries, the amount described in the foregoing clause (1) attributable to such interests, plus

          (4) EBITDA of any Additional Subsidiary and the proceeds from any asset sales received by any Additional Subsidiary, in each case, to the extent such amount is distributed to us or our Core Subsidiaries from such Additional Subsidiary during such period, so long as the amount described in this clause is not included in the calculation of the Cash Flow Available for Fixed Charges for any projected period, minus

          (5) capital expenditures made by us and our Core Subsidiaries during such period other than capital expenditures financed with Indebtedness permitted under the caption "-- Limitation on the incurrence of Indebtedness" above.

     "Cash Flow to Fixed Charges Ratio" means, with respect to any person for any period, the ratio of (1) Cash Flow Available for Fixed Charges for such period to (2) Fixed Charges for such period.

     "Consolidated Tangible Net Assets" means, at any date of determination:

          (1) our total net assets and the total net assets of us and our Core Subsidiaries determined in accordance with GAAP, excluding, however, from the determination of total net assets:

             (a) goodwill, organizational expenses, research and product development expenses, trademarks, tradenames, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles;

             (b) all deferred charges or unamortized debt discount and expenses;

             (c) all reserves carried and not deducted from assets;

             (d) securities which are not readily marketable;

             (e) cash held in sinking or other analogous funds established for the purpose of redemption, retirement or prepayment of capital stock or other equity interests or Indebtedness;

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             (f) any write-up in the book value of any assets resulting from a revaluation thereof subsequent to the closing date; and

             (g) any items not included in clauses (a) through (f) above which are treated as intangibles in conformity with GAAP; plus

          (2) the aggregate purchase price paid by the owner lessors for their ownership interests in the leased assets, plus

          (3) the aggregate net book value of all asset sales or dispositions made by us or any of our Core Subsidiaries since the closing date to the extent that the proceeds of the asset sales or dispositions or other consideration received for the asset sales or dispositions are not invested in any permitted business and are not retained by us or any of our Core Subsidiaries, minus

          (4) for each Core Subsidiary having an interest holder other than us or any Core Subsidiary, the amount described in the foregoing clauses (1) and (3) attributable to such interest.

     "Core Subsidiary" means each of our subsidiaries other than an Additional Subsidiary.

     "EBITDA" means, with respect to any person for any period, the income (or loss) before interest and taxes of such person, and, to the extent the following items were included in determining such income (or loss):

     - plus depreciation, amortization and other similar non-cash charges and reserves;

     - minus non-cash non-recurring income items, including extraordinary non-cash gains (or losses);

     - plus non-cash restructuring charges or other non-cash non-recurring expense items and non-cash charges representing allocations from affiliates;

     - plus GAAP lease rent expense.

     "Fixed Charges" means, with respect to us and our Core Subsidiaries for any period, the sum, without duplication, of:

          (1) the aggregate amount of interest expense with respect to Indebtedness of such persons for such period, including (A) the net costs under interest rate hedge agreements, (B) all capitalized interest (except to the extent that such interest is either (x) not paid in cash or (y) if paid in cash, is paid solely with the proceeds of the Indebtedness in respect of which such interest accrued) and (C) the interest portion of any deferred payment obligation;

          (2) the aggregate amount of all mandatory scheduled payments (whether designated as payments or prepayments) and sinking fund payments with respect to principal of any Indebtedness of such persons; and

          (3) the aggregate amount of all payments due under the leases, in each case, scheduled to be paid by such person during such period.

     "Indebtedness" of any person means:

          (1) all indebtedness of such person for borrowed money;

          (2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such person to pay the deferred purchase price of property or services;

          (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

          (5) all Lease Obligations of such person;

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

          (6) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities;

          (7) all unconditional obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such person or any warrants, rights or options to acquire such capital stock or other equity interests;

          (8) all Indebtedness of any other person of the type referred to in clauses (1) through (7) guaranteed by such person or for which such person will otherwise (including under any keepwell, makewell or similar arrangement) become directly or indirectly liable; and

          (9) all third party Indebtedness of the type referred to in clauses
     (1) through (7) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
     by) any lien or security interest on property (including, without limitation, accounts and contract rights) owned by the person whose Indebtedness is being measured, even though such person has not assumed or become liable for the payment of such third party Indebtedness. The amount of such obligation is deemed to be the lesser of the value of such property or the amount of the secured obligation.

     "Investment" means with respect to any person, all direct or indirect investments by that person in other persons (including affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, equity interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     If we or any of our Core Subsidiaries sells or otherwise disposes of any equity interests of any of our direct or indirect Core Subsidiaries and, after giving effect to any such sale or disposition, that person is no longer a Core Subsidiary, we, or the Core Subsidiary, as the case may be, will be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the equity interests of such Core Subsidiary.

     The acquisition by us or any of our Core Subsidiaries of a person that holds an Investment in a third person will be deemed to be an Investment by us or the Core Subsidiary in the third person in an amount equal to the fair market value of the Investment held by the acquired person in the third person.

     "Lease Obligations" means, without duplication, (1) indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes and (2) with respect to noncapital leases of electric generating facilities (a) non-recourse indebtedness of the lessor in such a lease, or (b) if the amount is indeterminable, then the present value, determined using a discount rate equal to the incremental borrowing rate (as defined in SFAS 13) of the lessee under such a lease, of rent obligations under the lease.

     "Non-Recourse Indebtedness" means Indebtedness:

          (1) as to which neither we nor any of our Core Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

          (2) which, if in default, would not permit (upon notice, lapse of time or both) any holder (as such) of any other Indebtedness of ours or any of our Core Subsidiaries to declare a default on the other Indebtedness, cause the payment of the other Indebtedness to be accelerated or payable prior to its stated maturity, or to take enforcement action against an Additional Subsidiary; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or the stock or assets of any of our Core Subsidiaries.

     "Permitted Investment" means:

          (1) any Investment in us or in one of our Core Subsidiaries;

          (2) any Investment in cash equivalents;
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          (3) any Investment by us or any of our Core Subsidiaries in a person, if as a result of the Investment:

             (a) the person becomes a Core Subsidiary; or

             (b) the person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or one of our wholly owned Core Subsidiaries;

          (4) any acquisition of assets solely in exchange for the issuance of our equity interests;

          (5) hedging obligations entered into in the ordinary course of business and not for speculative purposes;

          (6) any investment made from the proceeds of capital contributions to, or the issuance and sale of equity interests in, us not constituting Indebtedness other than the proceeds of any capital contributions required by the terms of our credit facility; and

          (7) other Investments in any person (including any Additional Subsidiary) having an aggregate fair market value (measured on the date the Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments of the kind described in this clause (7) since the closing date not to exceed $30 million.

          "PPA" means:

     - an arm's length, executed, valid and binding agreement between us or any Core Subsidiary and either:

          (1) a third party purchaser whose long-term senior debt is rated no less than Baa3 by Moody's and BBB- by S&P; or

          (2) an affiliate of ours, so long as the affiliate has executed a valid and binding agreement with a third party purchaser whose long-term senior debt is rated no less than Baa3 by Moody's and BBB- by S&P with substantially the same terms (other than pricing) as the affiliate's agreement with us or the Core Subsidiary;

in each case, for the sale of electric energy or capacity by us or the Core Subsidiary to the third party or affiliate; or

- financial hedge agreements relating to energy or capacity pricing that are:

          (1) supported by available energy or capacity of us and our Core Subsidiaries; and

          (2) with counterparties having long-term senior debt that is rated no less than Baa3 by Moody's and BBB- by S&P.

     "PPA Period" means any consecutive period of four full fiscal quarters (or shorter period of not less than one full fiscal quarter that is equal to the period being evaluated for purposes of determining whether such period is a PPA Period) during which we and our Core Subsidiaries have committed to sell at a scheduled or formula price (as opposed to pure spot market price) at least 50% of our total projected energy sales (measured in MWh and, in the case of Core Subsidiaries that are not directly or indirectly wholly owned by us, taking into account only the portion of the projected energy sales as directly corresponds to our direct or indirect ownership interest in the Core Subsidiary) (1) for the consecutive period of four full fiscal quarters commencing on the first day of the period being evaluated and (2) for the consecutive period of four full fiscal quarters commencing on the one year anniversary of the period being evaluated, in each case, under one or more PPAs.

     "Qualified Shareholder" means a person who holds a minority interest in a Core Subsidiary, so long as S&P and Moody's have confirmed that, at the time of the person's acquisition of an interest in the Core Subsidiary, the acquisition and any transactions related thereto did not result in a downgrade of the then current ratings of the certificates.

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     "Rent Reserve Letter of Credit" means an irrevocable unconditional stand-by letter of credit issued by a financial institution whose long-term debt is rated A3 or higher by Moody's and A- or higher by S&P. The applicable owner lessor will be the initial beneficiary under any Rent Reserve Letter of Credit. Each owner lessor will transfer its Rent Reserve Letter of Credit to the applicable indenture trustee. Each Rent Reserve Letter of Credit will allow drawings by the applicable beneficiary if (1) we fail to pay periodic rent or termination value when due or (2) a Lease Event of Default has occurred and is continuing. Our reimbursement obligation under any letter of credit will be a senior unsecured obligation of ours.

     "Restricted Investment" means any Investment other than a Permitted Investment.

SIGNIFICANT LEASE DEFAULTS

     "Significant Lease Default" means any of the following:

          (1) a failure by us to pay periodic rent or termination value under a lease;

          (2) a failure by us to pay any other amounts due and payable under the applicable lease documents (other than excepted payments) in excess of $250,000 except to the extent such amounts are in dispute and have not been established to be due and payable; and

          (3) any event or circumstance which is a Lease Event of Default under clause (5), (6), (7) or (10) of the definition of Lease Event of Default, or any event or circumstance which is, or with the giving of notice or passage of time will be a Lease Event of Default under clause (9) of the definition of Lease Event of Default.

LEASE EVENTS OF DEFAULT

     "Lease Event of Default" means any of the following:

          (1) a failure by us to pay periodic rent or termination value when due, and such failure continues unremedied after application of the proceeds of any applicable Rent Reserve Letter of Credit for five business days;

          (2) a failure by us to make any other payment under the lease documents relating to such lease (other than excepted payments unless the applicable owner lessor shall have declared a default with respect thereto) within 30 days after our receipt of written notice of such default from the applicable owner investor, owner lessor, indenture trustee or the pass through trustee;

          (3) a failure by us to maintain or cause to be maintained insurance in the amounts and on the terms required by the lease;

          (4) a failure by us to perform any covenant set forth in a participation agreement, an indenture, the pass through trust agreement or any covenant set forth in any other lease document relating to the lease (other than any covenant referred to in clauses (1), (2), (3), (5), (6) or (7)), in any material respect and which continues unremedied for 30 days after receipt by us of written notice thereof from the applicable owner investor, owner lessor, indenture trustee or the pass through trustee; however:

             (a) if such condition cannot be remedied within such 30-day period, then the period within which to remedy such condition will be extended up to an additional 180 days, so long as we diligently pursue such remedy and such condition is reasonably capable of being remedied within such additional 180-day period;

             (b) in the case of our failure to maintain the Colstrip units in accordance with applicable laws, if, to the extent and for so long as a test, challenge, appeal or proceeding will be prosecuted in good faith by us, the failure by us to comply with such requirement will not constitute a Lease Event of Default if such test, challenge, appeal or proceeding will not involve any danger of (1) foreclosure, sale, forfeiture or loss of, or imposition of a lien on, any part of the leased assets or the impairment of the use, operation or maintenance of the leased assets in any material respect, or (2) any criminal liability being incurred by, or any material adverse effect on the interests of, the applicable owner
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        investor, owner lessor, or indenture trustee, or the pass through trustee, including, without limitation, subjecting the applicable owner investor or owner lessor to regulation as a public utility under applicable law, and so long as such test, challenge, appeal or proceeding to review will not extend beyond the date 36 months prior to the scheduled expiration of the lease; and

             (c) in the case of our failure to maintain the Colstrip units in accordance with applicable laws, if the noncompliance is not of a type that can be immediately remedied, the failure to comply will not be a Lease Event of Default if we are taking all reasonable action to remedy the noncompliance and if, and only if, the noncompliance will not involve any danger described in clauses (1) or (2) of clause (b) above, and so long as the noncompliance will not extend beyond the date 36 months prior to the scheduled expiration of the lease;

          (5) a failure by us to perform or observe in all material respects (a) the covenants described under the captions "-- Limitation on the incurrence of Indebtedness," "-- Limitations on Restricted Payments," or "-- Merger, consolidation or sale of substantially all assets," "-- Sale of assets" or
     (b) if such failure is in respect of any borrowed money, the covenants described under the caption "-- Restriction on liens";

          (6) a failure by us (a) following a drawing on a Rent Reserve Letter of Credit, to replace or cause such Rent Reserve Letter of Credit to be reinstated to the full amount required under the caption "-- Rent Reserve Letter of Credit" within 90 days following such drawing or (b) to perform or observe the other covenants described under the caption "-- Rent Reserve Letter of Credit";

          (7) a failure by us to comply in all material respects with the restrictions on assignment set forth under the caption "Description of the lease documents -- Sublease and assignment";

          (8) any representation or warranty of us set forth in the lease documents relating to such lease (other than a Tax Representation) proves to have been incorrect in any material respect when made and continues to be material and unremedied for a period of 30 days after receipt by us of written notice thereof from the applicable owner investor, owner lessor or indenture trustee or either pass through trustee; however, if such condition cannot be remedied within such 30-day period, then the period within which to remedy such condition will be extended by an additional 120 days, so long as we diligently pursue such remedy and such condition is reasonably capable of being remedied within such additional 120-day period;

          (9) customary events of bankruptcy and insolvency, whether voluntary or involuntary, with a grace period of 60 days for involuntary events;

          (10) acceleration of our Indebtedness (excluding obligations under the applicable lease documents or Non-Recourse Indebtedness) in excess of $75 million in the aggregate; and

          (11) so long we are the lessee under such lease, the occurrence of a Change of Control.

     The leases do not contain general cross-default provisions and default under a lease would not necessarily result in a default under the other leases.

     "Change of Control" means the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any person (other than (a) PPL Corporation or any of its successors into which PPL Corporation has consolidated or merged, (b) any person who comes to be a beneficial owner (as defined below) directly or indirectly of more than 50% of the voting power of or economic interest in PPL Corporation, or (c) any of PPL Corporation's direct or indirect wholly owned subsidiaries), becomes the "beneficial owner" (as such term is defined in Rule 13(d)(3) under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the voting power of or economic interests in us; provided that a Change of Control will be deemed not to have occurred if Moody's and S&P confirm that the then existing ratings of the certificates will not be lowered as a result of any of the foregoing events.

     If any of the events described in the definition of "Change of Control" occurs, but such event is not deemed a Change of Control because Moody's and S&P confirm that the then existing ratings of the certificates would not be lowered as a result of such event, then immediately after such event, the definition of "PPL Corporation" in the indentures will be amended by a supplemental indenture (without consent of the holders of the certificates) to mean, the entity or entities Moody's and S&P relied upon, if any, in confirming the then existing ratings of the certificates.

     In addition, if:

          (a) any person becomes a beneficial owner directly or indirectly of more than 50% of the voting power of or economic interest in PPL Corporation or

          (b) any event that is not described in the definition of "Change of Control" occurs, pursuant to which PPL Corporation merges into or consolidates with another entity and PPL Corporation is not the surviving entity, then, immediately after such event, the definition of "PPL Corporation" in the indentures will be amended by a supplemental indenture (without consent of the holders of the certificates) in the case of clause (a), to refer to the person so acquiring more than 50% of the voting power of or economic interest in PPL Corporation or, in the case of clause (b), to mean such surviving entity.

EVENTS OF DEFAULT AND RIGHTS UPON EVENTS OF DEFAULT

     An event of default under the pass through trust agreement is defined as the occurrence and continuance of an event of default under any of the indentures, which we refer to in this prospectus as an Indenture Event of Default. We describe the Indenture Events of Default under the caption "DESCRIPTION OF THE LEASE DOCUMENTS -- INDENTURE EVENTS OF DEFAULT." Under the indentures, the owner lessors have the right under certain circumstances to cure Indenture Events of Default that result from the occurrence of a Lease Event of Default. If the owner lessor chooses to exercise its cure right, the Indenture Events of Default and consequently, the event of default under the pass through trust agreement will be deemed to be cured.

     The pass through trust agreement provides that, so long as an Indenture Event of Default has occurred and is continuing:

          (1) the pass through trustee may, and upon the direction of the certificate holders evidencing fractional undivided interests aggregating not less than a majority in interest of the pass through trust, which we refer to as the majority certificate holders, will, vote in favor of directing the applicable indenture trustee to declare the unpaid principal amount of such lessor notes then outstanding and any accrued and unpaid interest thereon to be due and payable;

          (2) the pass through trustee may, and upon the direction of the majority certificates holders, will, vote to direct the applicable indenture trustee regarding the exercise of remedies provided in the indentures and consistent with the terms of the indenture.

     Each indenture provides that so long as an Indenture Event of Default has occurred and is continuing:

          (a) the applicable indenture trustee may, and upon the instruction of the holders of a majority of the aggregate outstanding principal amount of the lessor note, will, declare the unpaid principal of and accrued interest on the lessor note issued under the indenture to be due and payable; and

          (b) the holders of a majority in aggregate outstanding principal amount of the lessor note may direct the indenture trustee with respect to the exercise of remedies under the indenture.

     As an additional remedy, if an Indenture Event of Default has occurred and is continuing, the pass through trust agreement provides that the pass through trustee may, and upon the direction of the majority certificate holders must, sell all or part of the lessor notes that are held in the pass through trust to any person. In addition, if an owner lessor elects to purchase or redeem its lessor note upon the occurrence and during the continuation of an Indenture Event of Default, the pass through trustee will sell the lessor note to the owner lessor at a price equal to the unpaid principal amount of the lessor note, together with accrued but unpaid interest on the lessor note, but without any premium. Any proceeds received by the pass through trustee upon any such sale will be deposited in the special payment account and will be distributed to the certificate holders on a special distribution date. The market for lessor notes in default may be very limited and we cannot assure that they could be sold for a reasonable price. If the pass through trustee sells any lessor note with respect to which an Indenture Event of Default exists for less than the outstanding principal amount of the lessor note, the certificate holders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against us, the owner lessors, the indenture trustees or the pass through trustee.

     Any amount distributed to the pass through trustee by an indenture trustee on account of a lessor note following an Indenture Event of Default will be deposited in the special payment account and will be distributed to the certificate holders on a special distribution date as described under the caption "-- Special payments." In addition, if following an Indenture Event of Default, the related owner lessor or owner investor exercises its option to purchase the lessor note issued by such owner lessor, the purchase price paid by such owner lessor or owner investor to the pass through trustee for such lessor note will be deposited in the special payment account and will be distributed to the certificate holders on a special distribution date.

     Any funds representing payments received with respect to any lessor note in default, or the proceeds from the sale by the pass through trustee of any lessor note in the special payment account will, to the extent practicable, be invested by the pass through trustee in Permitted Government Investments (as defined below) pending the distribution of such funds on a special distribution date. The pass through trustee is prohibited from selling any Permitted Government Investment prior to its maturity and no liability with respect to any such investment other than by reason of its willful misconduct or negligence.

     "Permitted Government Investments" mean obligations of the United States maturing in not more than 60 days or such lesser time as is required for the distribution of any such funds on a special distribution date.

     The pass through trust agreement provides that the pass through trustee will, within 90 days after the occurrence of a default (as defined below) in respect of the pass through trust, give to the certificate holders notice, transmitted by mail, of all uncured or unwaived defaults under the pass through trust agreement actually known to a responsible officer of the pass through trustee. However, except in the case of a default in the payment of principal of, premium, if any, or interest on any of the lessor notes, the pass through trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the certificate holders. The term "default," for the purpose of the provision described in this paragraph only, will mean the occurrence of any event of default under the pass through trust agreement, except that in determining whether any event of default has occurred, any applicable grace period or notice will be disregarded.

     The pass through trust agreement contains a provision entitling the pass through trustee to be indemnified by the certificate holders before proceeding to exercise any right or power under the pass through trust agreement at the request of the certificate holders, subject to the duty of the pass through trustee during a default to act with the required standard of care.

     In certain cases, the majority certificate holders may, on behalf of all certificate holders, waive any past default or event of default and its consequences under the pass through trust agreement and thereby annul any direction given by such holders to the indenture trustee in this respect, except for the following:

          (1) a default in the deposit of any scheduled payment or special payment or in the distribution of any such payment;

          (2) a default in payment of the principal of, premium, if any, or interest on, any of the lessor notes; or

          (3) a default in respect of any covenant or provision of the pass through trust agreement that cannot be modified or amended without the consent of each certificate holder affected thereby.

     The indentures provide that the holders of a majority in aggregate unpaid principal amount of the lessor notes may on behalf of all holders waive any past default or Indenture Event of Default, except for a default

(a) in the payment of the principal of, premium, if any, or interest on any lessor note or (b) a default in respect to provision of the indenture that cannot be modified or amended without the consent of each holder of the lessor notes.

MODIFICATION OF THE PASS THROUGH TRUST AGREEMENT

     The pass through trust agreement will contain provisions permitting us and the pass through trustee to enter into a supplemental trust agreement, without the consent of any certificate holders, among other things:

          (1) to evidence the succession of another corporation to us and the assumption by any such successor corporation of our obligations under the pass through trust agreement;

          (2) to add to our covenants for the protection of the certificate holders or to surrender any of our rights or powers;

          (3) to cure any ambiguity in, or to correct or supplement any defective or inconsistent provision of, the pass through trust agreement or any supplemental trust agreement, or to make such provisions with respect to matters or questions arising under the pass through trust agreement as may be necessary or desirable, so long as such actions will not adversely affect the interests of the certificate holders;

          (4) to comply with requirements of the SEC, any applicable law, rules or regulations of any exchange or quotation system on which the certificates are listed, or any regulatory body;

          (5) to modify, eliminate or add to the provisions of the pass through trust agreement to such extent as will be necessary to qualify or continue the qualification of the pass through trust agreement (including any supplement thereto) under the Trust Indenture Act of 1939, or similar federal stature enacted after the closing date, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act;

          (6) to add, eliminate or change any provision of the pass through trust agreement that will not adversely affect the interests of the certificate holders; or

          (7) if necessary in our opinion, to provide for the issuance of exchange certificates.

     The pass through trust agreement also will contain provisions permitting us and the pass through trustee, with the consent of the majority certificate holders to execute supplemental trust agreements adding provisions to or changing or eliminating any of the provisions of the pass through trust agreement or modifying the rights of the certificate holders, except that no such supplemental trust agreement may, without the consent of each certificate holder so affected, do any of the following:

          (1) reduce in any manner the amount of, or delay the timing of, any receipt by the pass through trustee of payments with respect to the lessor notes held in the pass through trust, or distributions in respect of any certificate, or make distributions payable in coin or currency other than that provided for in the certificates, or impair the right of any certificate holder to institute suit for the enforcement of any such payment when due;

          (2) permit the disposition of any lessor note, permit the creation of a lien on the pass through trust or otherwise deprive any certificate holder of the benefit of ownership of the lessor note, except as provided in the pass through trust agreement; or

          (3) reduce the percentage of the aggregate interest of the pass through trust that is required to approve any supplemental trust agreement or reduce the percentage required for any waiver provided for in the pass through trust agreement.

     Notwithstanding the foregoing, we may not enter into a supplement to the past through trust agreement unless we deliver an opinion of counsel confirming that such supplemental agreement does not cause the pass through trust to become taxable as an "association" within the meaning of Treasury Regulation Section 301.7701-4 or to be taxable as other than a pass through entity for federal income tax purposes.

TERMINATION OF THE PASS THROUGH TRUST

     Both our obligations and those of the pass through trustee created by the pass through trust agreement, and the pass through trust, will terminate upon the distribution to certificate holders of all amounts required to be distributed to them pursuant to the pass through trust agreement and the disposition of all property held in the pass through trust. The pass through trustee will mail to each certificate holder of record notice of the termination of the pass through trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for the pass through trust. The final distribution to any certificate holder will be made only upon surrender of such certificate holder's certificates at the office or agency of the pass through trustee specified in such notice of termination.

THE PASS THROUGH TRUSTEE

     The Chase Manhattan Bank is the pass through trustee for the pass through trust. The pass through trustee and any of its affiliates may hold certificates in their own names. The pass through trustee makes no representations as to the validity or sufficiency of the pass through trust agreement, the certificates, the lessor notes, the indentures, the leases or other lease documents. The Chase Manhattan Bank is also the indenture trustee for the lessor notes issued under the indentures.

     The pass through trustee may resign at any time, in which event we will be obligated to appoint a successor trustee. The certificate holders holding a majority in interest of the certificates may remove the pass through trustee at any time by notice to the pass through trustee, us, the owner lessor and lease indenture trustee. If the pass through trustee ceases to be eligible to continue as such under the pass through trust agreement ceases to comply with certain provisions of the Trust Indenture Act at any time it is required to do so following notice or becomes incapacitated or insolvent, we (or the owner lessor if a Lease Event of Default has occurred) may remove the pass through trustee, or any certificate holder which has held such certificate for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the pass through trustee and the appointment of a successor trustee. Any resignation or removal of the pass through trustee and appointment of a successor trustee for the pass through trust does not become effective until acceptance of the appointment by the successor trustee.

     The pass through trust agreement provides that we will pay the pass through trustee's fees and expenses. In addition, with certain exceptions, we will also indemnify the pass through trustee for any loss, liability or expense arising out of or in connection with the acceptance or administration of the pass through trust.

BOOK-ENTRY; DELIVERY AND FORM

     All payments made by us under the leases to the indenture trustees (as assignees of the owner lessors) and by the indenture trustees to the pass through trustee will be in immediately available funds and delivered through DTC in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers generally is settled in clearinghouse or next-day funds. In contrast, secondary trading in pass through certificates (such as the certificates offered hereby) generally is settled in immediately available funds. The certificates will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in such certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the certificates.

     DTC has advised us as follows: DTC is a limited purpose company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     So long as DTC or its nominee is the registered owner or holder of the Global Certificates, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the certificates represented by such Global Certificates for all purposes under the related pass through trust agreement. No beneficial owners of an interest in the Global Certificates will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the pass through trust agreement and, if applicable, Euroclear or Clearstream.

     Payments of the principal of, premium, if any, and interest on the Global Certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither us, the pass through trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificates or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Certificates will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Certificates, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Certificates held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Neither us, nor the pass through trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Certificates and a successor depositary is not appointed by us within 90 days, the pass through trust will issue definitive certificates in exchange for the Global Certificates.

                       DESCRIPTION OF THE LEASE DOCUMENTS

THE LESSOR NOTES

     General. The lessor notes were issued a single series (or tranche) under the indentures between each owner lessor and The Chase Manhattan Bank, as indenture trustee.

     Payments of interest and principal. The owner lessor must pay interest on the unpaid principal amount of the lessor notes on each scheduled distribution date at the rate per annum indicated on the cover page of this prospectus calculated on the basis of a 360-day year of twelve 30-day months, until the final distribution date. Any interest payment on a lessor note will result in a corresponding distribution on the certificates.

     The initial aggregate principal amount of the lessor notes is $338 million. There is a lessor note issued pursuant to each of the four lease indentures. The initial principal amount of these four lessor notes is approximately $146,237,000, $144,818,000, $23,587,000 and $23,358,000. Each lessor note is scheduled to amortize in accordance with the percentage amortization set forth in the table below. The aggregate scheduled payments of principal on the lessor notes are also shown in the table below. Any principal payment on a lessor note will result in a corresponding distribution on the certificates.

 PRINCIPAL PAYMENT     PERCENTAGE SCHEDULED    AGGREGATE SCHEDULED
       DATES          PRINCIPAL AMORTIZATION    PRINCIPAL PAYMENT
 -----------------    ----------------------   -------------------
July 2, 2001                 1.272781%            $  4,302,000
July 2, 2002                 5.768047%            $ 19,496,000
July 2, 2003                 5.615680%            $ 18,981,000
July 2, 2004                 5.096746%            $ 17,227,000
July 2, 2005                 3.944675%            $ 13,333,000
July 2, 2006                 4.248225%            $ 14,359,000
July 2, 2007                 4.005030%            $ 13,537,000
July 2, 2008                 4.994083%            $ 16,880,000
July 2, 2009                 5.966568%            $ 20,167,000
July 2, 2010                 7.034911%            $ 23,778,000
July 2, 2011                 7.820710%            $ 26,434,000
July 2, 2012                 7.249704%            $ 24,504,000
July 2, 2013                10.280473%            $ 34,748,000
July 2, 2014                11.054438%            $ 37,364,000
July 2, 2015                10.281361%            $ 34,751,000
July 2, 2016                 1.816272%            $  6,139,000
July 2, 2017                 0.887574%            $  3,000,000
July 2, 2018                 0.887574%            $  3,000,000
July 2, 2019                 0.887574%            $  3,000,000
July 2, 2020                 0.887574%            $  3,000,000
                           -----------            ------------
                           100.000000%            $338,000,000

     The owner lessors have leased the leased assets and have subleased the Colstrip facility site to us pursuant to the leases, and the site lease and subleases. We are obligated to pay or cause to be paid rent and other payments to the owner lessor under each lease in amounts that will be at least sufficient to pay the principal of, premium, if any, and interest on the related lessor notes when and as due and payable (except principal and interest payable upon an Indenture Event of Default that is not caused by a Lease Event of Default and except any premium payable by the owner lessors in connection with an early termination of the leases). However, the lessor notes are not obligations of, or guaranteed by us (except to the extent that we may, in certain circumstances described herein, assume the obligations of the applicable owner lessor under the lessor notes). Payments under each lease in excess of the amounts required to make required payments on the applicable lessor notes will be paid by the indenture trustee to the applicable owner lessor for distribution to the applicable owner investor and will not be available for distribution to the certificate holders except in certain cases upon the occurrence of an Indenture Event of Default. Our rental obligations under the leases and the other lease documents are general obligations of ours.

     Security. The lessor notes issued by an owner lessor are secured by a lien on and first priority security interest in its rights and interests in the applicable collateral. The collateral includes (other than certain customary excepted payments and excepted rights reserved to the owner lessor and the owner investor) such owner lessor's interest in:

     - the applicable interests in the leased assets;

     - the applicable interests in the Colstrip facility site;

     - the Colstrip units 1 and 2 ownership and operating agreements or the Colstrip units 3 and 4 ownership and operating agreement;

     - the common facilities agreement;

     - the applicable lease and its rights arising under the lease, including the right to receive payments of rent or elections under the lease;

     - the applicable site lease and sublease and other lease documents (other than the tax indemnity agreement) relating to the applicable leased assets;

     - any sublease of its leased assets subsequently entered into by us;

     - the related Rent Reserve Letter of Credit;

     - all rents, profits and other income of property subject to the applicable lease indenture, including payments or proceeds of the sale of the applicable leased assets;

     - other property of the owner lessor pursuant to the transactions related to the applicable lease; and

     - the proceeds of all of the above.

     We refer to the foregoing as the Collateral. The lessor note issued for any lease transaction is not cross collateralized to the lessor note for any other lease transaction.

     So long as no Indenture Event of Default has occurred and is continuing under its indenture, the applicable owner lessor will be entitled to exercise all of the rights of such owner lessor under the applicable lease documents, subject to certain specific exceptions (including with respect to amendments, waivers, modifications and consents under specified provisions of certain of such lease documents). The owner lessors' rights, however, will not include the right to receive payments of rent and certain other amounts due under the leases, which payments will be made directly to the applicable indenture trustee. The assignment by each owner lessor to the applicable indenture trustee of its rights under the related lease and other lease documents also will exclude certain rights of such owner lessor, including rights relating to indemnification by us for certain matters and insurance proceeds payable solely to such owner lessor under liability insurance maintained by us under such lease. For a description of certain other rights of the owner lessors, see "The Leases -- Lease Events of Default."

     Funds, if any, held from time to time by the indenture trustee pursuant to the lease indentures will be invested by the indenture trustee, at the direction and at the risk and expense of each owner lessor, in permitted investments. Each owner lessor is required on demand to pay to the indenture trustee the amount of any loss resulting from any such investment.

     Limitation of liability. The lessor notes are not obligations of, or guaranteed by us, the owner investors, or the owner lessors' manager. None of the owner lessors' managers, the owner investors or the indenture trustee, or any affiliates thereof, will be personally liable to any holder of a lessor note or, in the case of the owner lessors' managers or any owner investor, to the indenture trustee for any amounts payable under any lessor notes or, except as provided in the applicable lease indenture, for any liability under such lease indenture. All payments of principal of, premium, if any, and interest on the lessor notes (other than payments made in connection with an optional redemption or purchase by the applicable owner lessor or owner investor) will be made only from the assets subject to the lien of the related lease indenture or the income and proceeds received by the indenture trustee therefrom (including rent payable by us under the related lease).

     Except as otherwise provided in the lease indenture, neither the owner lessors nor the owner lessors' managers will be answerable or accountable under any lease indenture or lessor notes under any circumstances except for: (1) its own willful misconduct or gross negligence not caused by a breach of warranty, covenant, or representation in any related lease document by us or any of our affiliates, (2) misrepresentation or breach of warranty in any related lease document or breach of covenant thereunder insofar as not attributable to a breach of any covenant, representation or warranty by us or any of our affiliates, contained in any related lease document, and (3) certain other limited acts or omissions.

REDEMPTION OF LESSOR NOTES

     Optional redemption. The owner lessors may redeem the lessor notes at the principal amount thereof, together with interest accrued to and unpaid on the date of redemption plus a make whole premium, if any, upon:

     (1) an optional refinancing of all lessor notes at our request; or

     (2) an optional prepayment by an owner lessor of the lessor note issued under the applicable indenture, but only with our consent.

     We will agree not to request that any lessor notes be refinanced and we will agree not to consent to any optional prepayment by an owner lessor, unless all lessor notes are being redeemed. In addition, we will not request an optional refinancing of the lessor notes prior to the fifth anniversary of the closing date without the owner investors' consent.

     The make whole premium for any lessor note subject to redemption is an amount equal to the discounted present value of such lessor note less the unpaid principal amount of such lessor note; provided that the make whole premium will not be less than zero. For purposes of this definition, the discounted present value of any lessor note subject to redemption pursuant to any indenture will be equal to the discounted present value of all principal and interest payments scheduled to become due in respect of such lessor note after the date of such redemption, calculated using a discount rate equal to the sum of (1) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of such lessor note and trading in the secondary market at the price closest to par and (2) 50 basis points. However, if there is no U.S. Treasury security having an average life equal to the remaining average life of such lessor note, such discount rate will be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity for two U.S. Treasury securities having average lives most closely corresponding to the remaining life of such lessor note and trading in the secondary market at the price closest to par.

     Mandatory redemption with make whole premium. An owner lessor will redeem its lessor note(s) (or the portion thereof relating to the affected Colstrip unit(s)) at any time on or after the fifth anniversary of the closing date at the principal amount of the lessor note(s) being redeemed, together with all accrued and unpaid interest thereon, if any, to the redemption date, plus a make whole premium (as defined above), if any, upon early termination of its lease(s) in whole or in part with respect to such Colstrip unit(s) following a determination in good faith by our board of directors that one or more of the Colstrip unit or units are:

          (1) economically or technologically obsolete (other than as a result of (a) a change in law, regulation or tariff of general application or (b) imposition by the FERC or any other governmental entity having or claiming jurisdiction over us, or such Colstrip unit(s) of any conditions or requirements (including, without limitation, requiring significant capital improvements to such Colstrip unit(s)) upon the initial issuance, continued effectiveness or renewal of any license or permit required for the operation or ownership of such Colstrip unit(s); or

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          (2) surplus to our needs or are no longer useful in our trade or business (including without limitation, as a result of a change in the markets for the wholesale purchase or sale of energy or any material abrogation of power purchase agreements).

          If one or two but less than all of the Colstrip units are determined to be obsolete, surplus or no longer useful, then we may (a) terminate the leases with respect to the affected Colstrip unit(s) and a proportionate undivided interest in the common facilities, and (b) continue the leases with respect to the unaffected Colstrip unit(s) and a proportionate undivided interest in the common facilities. Notwithstanding the foregoing, we may only terminate or partially terminate a lease with respect to any Colstrip unit pursuant to the foregoing, if the other lease relating to such unit is also terminated with respect to such Colstrip unit.

          Prior to any such termination, we will deliver to the pass through trustee an officers' certificate setting forth in reasonable detail the basis on which we are exercising such termination right. The pass through trustee will furnish, upon request, such officer's certificate to the certificate holders and to the certificate owners.

          If we elect to terminate or partially terminate the leases because one or more of the Colstrip unit(s) are obsolete, surplus or no longer useful, we will, at the request of any owner lessor, use commercially reasonable efforts, as a non-exclusive agent for such owner lessor, to obtain bids and sell such owner lessor's interest in such Colstrip unit(s) on the date such lease terminates with respect to such Colstrip unit(s). All of the proceeds of any such sale will be for the account of such owner lessors so long as, to the extent the sales proceeds exceed the then applicable termination value, such excess will be paid to the applicable indenture trustee and used to pay the modified make whole premium due as a result of such redemption. Neither us, any of our affiliates nor any third party with whom we or any of our affiliates has an arrangement to use or operate the affected Colstrip unit(s) to generate power for our benefit after termination of the leases may be the purchaser of such interests.

          Mandatory redemption without premium. An owner lessor will redeem its lessor note(s) in whole or, in the case of clauses (1) and (2) below, in part, at the principal amount of the lessor note(s) being redeemed, together with all accrued and unpaid interest thereon, if any, to the redemption date, but without any premium, upon receipt by the applicable indenture trustee of any amount under any of the following circumstances:

          (1) termination of the leases with respect to one or more of the Colstrip units upon the occurrence of an Event of Loss as described below under the caption "-- The leases -- Event of loss," with respect to such unit(s) (unless we elect to rebuild or replace the damaged unit(s) or, in the case of a Regulatory Event of Loss we acquire the applicable owner lessor's interest in the leased assets and assume the lessor note(s) issued under such indenture(s); so long as if we elect to rebuild or replace a damaged unit, we make a similar election with respect to such unit under the other lease relating to such unit);

          (2) exercise by us of our right to terminate the leases with respect to one or more of the Colstrip units following a determination in good faith by our board of directors that such unit(s) are economically or technologically obsolete, as a result of (a) a change in law, regulation or tariff of general application or (b) imposition by the FERC or any other governmental entity having or claiming jurisdiction over us, or such unit(s) of any conditions or requirements (including, without limitation, requiring significant capital improvements to such unit(s)) upon the initial issuance, continued effectiveness, or renewal of any license or permit required for the operation or ownership of such unit(s), provided, that we may not terminate a lease with respect to any unit pursuant to this clause (2), unless the other lease relating to such unit is also terminated with respect to such unit; or

          (3) exercise by us of our option to terminate one or more of leases (except under circumstances in which we either purchase the applicable owner lessor's interest in the applicable leased assets and assume

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     its lessor note(s) or purchase the applicable owner investor's interest in the related owner lessor and withdraw such termination notice) if:

               (a) a change in law causes it to become illegal for us to continue such lease(s) or to make payments thereunder and the other lease documents related to such lease(s) and the transactions contemplated thereby cannot be restructured to comply with such change in law; or

               (b) one or more events outside of our control occurs that gives rise to indemnity obligations under the lease documents, such obligations can be avoided if such lease(s) are terminated and the owner lessors sell their interests leased thereunder to us, and the present value of such avoided payments would exceed 3% of the original purchase price of such interest.

     Prior to any termination under clause (2) above, we will deliver to the pass through trustee an officer's certificate setting forth in reasonable detail the basis on which we are exercising such termination right. The pass through trustee will, upon request, furnish such officer's certificate to the certificate holders and certificate owners. In the event of an early termination under clause (2) above, we will, at the request of any owner lessor, use commercially reasonable efforts, as non-exclusive agent for such owner lessor, to obtain bids and sell such owner lessors' interests in such affected unit(s). All of the proceeds of such sale will be for the account of such owner lessor and none of such proceeds will be for our account. Neither us, any of our affiliates and any third party with whom we, or any of our affiliates has an arrangement to use or operate such unit(s) to generate power for our benefit after the termination of the leases, may be the purchaser of such interests.

     "Regulatory Event of Loss" means any event which subjects an owner investor's interest in the leased assets to any rate of return regulation by any governmental entity, or any event which subjects the owner investor or the owner lessor to any other public utility regulation of any governmental entity or law that in the reasonable opinion of the owner investor is burdensome, in either case by reason of the participation of the owner lessor or the owner investor in the transaction contemplated by this prospectus, and not, in any event, as a result of:

          (1) investments, loans or other business activities of the owner investor or its affiliates in respect of equipment or facilities similar in nature to the Colstrip facility or any part of the Colstrip facility or in any other electrical, steam, cogeneration or other energy or utility related equipment or facilities or the general business or other activities of the owner investor or affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the owner investor or its affiliates; or

          (2) a failure of the owner investor to perform routine, administrative or ministerial actions the performance of which would not subject the owner investor to any adverse consequence (in the reasonable opinion of the owner investor acting in good faith).

     We, the owner lessor and owner investor agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation constituting a Regulatory Event of Loss at our cost and expense and so long as there shall be no adverse consequences to the owner lessor or owner investor as a result of such cooperation or the taking of reasonable measures.

     Assumption by us of lessor notes. So long as no Significant Lease Default or Lease Event of Default has occurred and is continuing, upon the termination of a lease as a result of

          (1) a Regulatory Event of Loss,

          (2) a change in law that makes it illegal for us to continue such lease or make payments under the lease and the other lease documents related thereto, or

          (3) us becoming obligated to pay an indemnity under the applicable lease documents in an amount in excess of 3% of the present value of the cost of the applicable interest in the leased assets, and,

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in each case, upon the purchase by us of the applicable owner lessor's interest in the leased assets, we will have the option to (a) assume the related lessor note on a fully recourse basis or (b) purchase the owner investor's interest in the owner lessor and withdraw such termination notice.

     As a condition to the assumption of any lessor notes, the indenture trustee will receive an opinion of our counsel to the effect that, among other things:

     - the assumption agreement and the applicable lessor notes constitute the legal, valid and binding obligations of us, subject to certain exceptions;

     - the assumption agreement and the assumption of the lessor notes would not cause a taxable transaction to occur as to any direct or indirect holder of a lessor note (including any certificate owner); and

     - the lien of the lease indenture will continue to be a first priority perfected lien on the collateral.

     In addition, S&P and Moody's will confirm that such assumption will not result in a downgrade of the then existing credit rating of the certificates.

     Indenture Events of Default. When we refer to an Indenture Event of Default, we mean any of the following:

          (1) a Lease Event of Default under the applicable lease, other than with respect to:

             - certain customary excepted payments reserved to the applicable owner lessor and the owner investor; or

             - our failure to maintain required insurance, if, and so long as,
               (a) the insurance actually maintained by or on behalf of us constitutes Prudent Industry Practice, and (b) the applicable owner investor waives such Lease Event of Default;

          (2) a payment default by the owner lessor under the applicable indenture in respect of principal, premium, interest or any other amounts due with respect to the lessor notes that continues unremedied for five business days;

          (3) failure by the owner lessor to perform any covenant set forth in such indenture or failure of the owner lessor, the owner lessor's manager or an owner investor to perform certain covenants under the participation agreements or failure of the owner investor's parents to perform, any material covenant under such owner investor's parent guaranty, in each case in any material respect, which failure remains unremedied for a period of 30 days after written notice thereof; however, if capable of being remedied, such period will be extended for up to 180 days, so long as such party diligently pursues such remedy and such failure is reasonably capable of being remedied within such period;

          (4) any representation or warranty made by the owner investor, the owner lessor or the owner lessor's manager, in the participation agreement or in any officers' certificate delivered pursuant thereto or by the owner investor's parents in its parent guaranty will prove at any time to have been incorrect as of the date made in any material respect and will continue to be material and unremedied for a period of 30 days after receipt by such party of written notice thereof; however, if capable of being remedied, such period will be extended for up to an additional 120 days, so long as such party diligently pursues such remedy and such condition is reasonably capable of being remedied within such period; and

          (5) customary events of bankruptcy and insolvency, whether voluntary or involuntary, with respect to the owner lessor, the owner investor or its parents, with a grace period of 60 days for involuntary events.

     Remedies. Subject to certain rights of an owner lessor and the applicable owner investor described below, if an Indenture Event of Default has occurred and is continuing, the applicable indenture trustee may exercise certain specified rights and remedies available to it under applicable law, including, if a Lease Event of Default under the related lease has occurred and is continuing, one or more of the remedies with respect to its security interest in the leased assets and Colstrip facility site that are afforded by such lease for Lease Events of Defaults. Such remedies may be exercised by the applicable indenture trustee to the exclusion of the applicable owner lessor and the applicable owner investor. A sale of the leased assets and Colstrip facility site
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upon the exercise of such remedies will be free and clear of any rights of those parties (other than, in certain cases, rights of redemption provided by law), including our rights under such lease. No exercise of any remedies by such indenture trustee, however, may affect our rights under such lease unless a Lease Event of Default has occurred and is continuing thereunder.

     Upon the occurrence of an Indenture Event of Default arising out of a Lease Event of Default, no indenture trustee will be entitled to exercise any remedy under the applicable indenture which could or would divest the owner lessor of its ownership interest in any collateral subject thereto, unless such indenture trustee, to the extent it is then entitled to do so under the lease documents related thereto and is not then stayed or otherwise prevented from doing so by operation of law, has commenced the exercise of one or more of the remedies referred to in the applicable lease intended to dispossess us of the applicable leased assets and is using good faith efforts to exercise such remedies (and not merely asserting a right or claim to do so). However, if such indenture trustee is then stayed or otherwise prevented by operation of law from exercising such remedies, such indenture trustee will not divest the owner lessor of its interest in such collateral until the earlier of (1) the expiration of the 180 day period following the commencement of such stay or other prevention or (2) the date of repossession of the applicable leased assets under the related lease.

     Notwithstanding the foregoing to the contrary, during the continuance of an Indenture Event of Default which constitutes a Lease Event of Default, the applicable indenture trustees shall (to the exclusion of us and the owner lessors) direct all votes with respect to the leased assets under the applicable ownership and operating agreements.

     Upon the occurrence of any Lease Event of Default with respect to the payment of the equity portion only of rent, the applicable indenture trustee will not be entitled to exercise remedies under the applicable indenture for a period of 180 days unless the applicable owner lessor or owner investor consents to the declaration of a Lease Event of Default under the related lease by such indenture trustee.

     Upon (a) the occurrence of an Indenture Event of Default arising out of a Lease Event of Default caused by a Change of Control and (b) acceleration of the lessor notes, a Change of Control premium of 1% will be payable.

     In the event of the bankruptcy of an owner investor or an owner lessor, the ability of the indenture trustee to exercise its remedies under the applicable lease indenture against the bankrupt party might be limited and payments required to be made under the applicable lease might be interrupted, although the indenture trustee would retain its status as a secured creditor in respect of the applicable owner lessor's interest in the applicable lease and leased assets. In addition, in the event of a bankruptcy of an owner lessor, it is possible that its lease might be rejected as an executory contract or unexpired lease. If the lease were rejected, it would leave the indenture trustee as a secured creditor in respect of such owner lessor's interest in such lease and leased assets with a claim against the bankrupt estate of the owner lessor in the amount owing under the applicable lessor notes.

     If at any time after the outstanding principal amounts of lessor notes have become due and payable by acceleration pursuant to the applicable lease indenture:

          (a) all amounts of principal, premium, if any, and interest which are then due and payable in respect of all the lessor notes other than as a result of such acceleration are paid in full, together with interest on all such overdue principal and (to the extent permitted by applicable law) overdue interest at the rate or rates specified in the lessor notes, and an amount sufficient to cover all costs and expenses of collection incurred by or on behalf of the holders of the lessor notes (including, without limitation, counsel fees and expenses and all expenses and reasonable compensation of the indenture trustee); and

          (b) every other Indenture Event of Default is remedied;

then, a majority in interest of the holders of the lessor notes may, by written notice or notices to the applicable owner lessor, the indenture trustee and us, rescind and annul such acceleration and any related declaration of default under the lease and their respective consequences. However, no such rescission and annulment will extend to or affect any subsequent Indenture Event of Default or impair any right consequent thereon, and no

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such rescission and annulment will require any holder of a lessor note to repay any principal or interest actually paid as a result of such acceleration.

     Owner lessor's right to purchase the lessor notes. Each owner lessor has the right to purchase the lessor notes outstanding under the applicable indenture, without any premium, at a price equal to the outstanding principal amount of such lessor notes, together with accrued and unpaid interest thereon to the date of purchase, if any, and all outstanding fees and expenses owed to or incurred by the applicable indenture trustee, if:

          (1) (x) an Indenture Event of Default, which also constitutes a Lease Event of Default, has occurred and is continuing for a period of at least 90 days under such indenture without the acceleration of such lessor notes or the exercise of any remedy under the related lease by such indenture trustee intended to dispossess the applicable lessee of its interest in the leased assets, (y) as a result of the occurrence and continuation of an Indenture Event of Default, such indenture trustee accelerates, in its discretion, or a majority in interest of certificate holders directs the acceleration of, such lessor notes, and such acceleration has not been rescinded, or (z) such indenture trustee has provided the applicable lessee and the applicable owner investor written notice that it intends to exercise, within not less than 30 days, remedies available under the related lease intended to dispossess such lessee of its interest in the leased assets under such lease as the result of the occurrence of an Indenture Event of Default which also constitutes a Lease Event of Default;

          (2) no Indenture Event of Default (other than solely as the result of the occurrence of a Lease Event of Default) has occurred and is continuing under such indenture; and

          (3) the applicable owner lessor has notified such indenture trustee in writing of its intention to purchase such lessor notes.

MODIFICATION OF LEASE DOCUMENTS

     Each indenture trustee may, without the consent of the pass through trustee, enter into any indenture or indentures supplemental to the applicable indenture or execute any amendment, modification, supplement, waiver or consent with respect to any other lease document related thereto to do any of the following:

     - evidence the succession of another person as manager of the owner lessor or to evidence the succession of a successor as the indenture trustee under such indenture, the removal of such indenture trustee or the appointment of any separate or additional trustee or trustees and to define the rights, powers, duties and obligations conferred upon any such separate trustee or trustees or co-trustees;

     - correct, confirm or amplify the description of any property at any time subject to the lien of such indenture or to convey, transfer, assign, mortgage or pledge any property to or with such indenture trustee;

     - provide for any evidence of the creation and issuance of any additional lessor notes in accordance with such indenture and to establish the form or terms of such lessor notes;

     - cure any ambiguity in, to correct or supplement any defective or inconsistent provision of, or to add to or modify any other provisions and agreements in, such indenture or any other lease document related thereto, in any manner that will not, in the judgment of such indenture trustee, materially adversely affect the interests of the holders of such lessor notes;

     - grant or confer upon such indenture trustee for the benefit of the holders of such lessor notes any additional rights, remedies, powers, authority or security which may be lawfully granted or conferred and which are not contrary or inconsistent with such indenture;

     - add to the covenants or agreements to be observed by us or the applicable owner lessor and which are not contrary to such indenture, to add Indenture Events of Default for the benefit of the holders of such lessor notes or surrender any right or power of the applicable owner lessor;

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     - effect the assumption of any or all of the lessor notes by us; so long as the supplemental indenture will contain all of our covenants contained in the related lease and the related participation agreement for the benefit of the indenture trustee or the holders of any lessor notes issued under the indenture, such that our obligations contained therein, if applicable in the event that the related leases are terminated, will continue to be in full force and effect;

     - comply with requirements of the SEC, any applicable law, rules or regulations of any exchange or quotation system on which the certificates are listed, or any regulatory body;

     - modify, eliminate or add to the provisions of such lease documents to such extent as will be necessary to qualify or continue the qualification of the pass through trust agreement (including any supplements thereto) under the Trust Indenture Act, or similar federal stature enacted after the closing date, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act; or

     - effect any indenture or indenture supplement or any other amendment, modification, supplement, waiver or consent with respect to such indenture or any other lease document related thereto provided that such supplemental indenture, amendment, modification, supplement, waiver or consent will not, in the judgment of such indenture trustee, materially adversely affect the interests of the holders of such lessor notes.

     Notwithstanding the foregoing, no such amendment, modification, supplement, waiver or consent will, without the consent of the holders of a majority in interest of such lessor notes, modify the covenants set forth in this prospectus under the captions "Description of the certificates -- Covenants -- Limitations on incurrence of Indebtedness," "-- Limitations on Restricted Payments,"
"-- Restriction on liens," "-- Merger, consolidation or sale of substantially all assets," "-- Sale of assets," "-- Designation of Core Subsidiaries and Additional Subsidiaries," "-- Limitations on our activities," "-- Limitations on transactions with affiliates" and "-- Rent Reserve Letter of Credit" and the caption "-- The leases -- Sublease and assignment," other than modifications having no adverse effect on the interests of the holders of such lessor notes.

     In addition, no such supplement to or amendment of such indenture or the related lease, site lease and sublease, or waiver or modification of or consent to the terms thereof will, without the consent of the holders representing 100% of the outstanding principal amount of such lessor notes, do any of the following:

          (1) reduce the percentage of holders of such lessor notes required to take or approve any action thereunder;

          (2) change the amount or the time of payment of any amount owing or payable with respect to any such lessor note or change the rate or manner of calculation of interest payable with respect to any such lessor note;

          (3) alter or modify the provisions with respect to the manner of payment or the order of priorities in which distributions thereunder will be made as between the holders of such lessor notes and the related owner lessor;

          (4) reduce the amount (except to any amount as will be sufficient to pay the aggregate principal of and interest on all such lessor notes) or extend the time of payment of rent or termination value, except as expressly provided in the related lease, or change any of the circumstances under which rent or termination value is payable; or

          (5) consent to any assignment of the related lease if in connection therewith the applicable lessee will be released from its obligation to pay rent and termination value, except as expressly provided herein, or otherwise release such lessee of its obligations in respect of the payment of rent or termination value or change the absolute and unconditional character of such obligations.

     If the pass through trustee, as the holder of the lessor notes in trust for the benefit of the certificate holders, receives a request for its consent to any amendment, modification, waiver or supplement under any indenture, the related lease or other related document, the pass through trustee will send a notice of such

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proposed amendment, modification, waiver or supplement to each certificate holder of record as of the date of such notice. The pass through trustee will request from the certificate holders directions as to the following decisions:

     - whether or not to direct the indenture trustee to take or refrain from taking any action which a holder of such lessor note has the option to direct;

     - whether or not to give or execute any waivers, consents, amendments, modifications or supplements as a holder of such lessor note; and

     - how to vote any lessor note if a vote has been called for with respect thereto.

     The pass through trustee will vote or consent with respect to the lessor notes held in the pass through trust in the same proportion as the certificates were actually voted by the certificate holders and delivered to the pass through trustee prior to two business days before the pass through trustee directs such action, casts such vote or gives such consent. Notwithstanding the foregoing, if an Event of Default under the pass through trust agreement has occurred and is continuing, the pass through trustee, subject to the voting instructions referred to under the caption "Description of the certificates -- Events of Default and rights upon Events of Default," may in its own discretion consent to such amendment, modification, waiver or supplement, and may so notify the indenture trustee.

THE LEASES

     We have entered into two leases that relate to Colstrip units 1 and 2 and two leases that relate to Colstrip unit 3.

     Term and rent. The term of each lease commenced on July 20, 2000 and will continue for a period of 36 years, which we refer to as the lease term. We have the right to renew each lease for one or more renewal lease terms.

     During the lease term and during any renewal lease terms, rent will be paid on each January 2 and July 2, which we refer to as rent payment dates.

     Use and maintenance. We will covenant to exercise all rights, powers, elections and options available to us under the Colstrip units 1 and 2 ownership and operating agreements, the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement:

          (1) to cause the leased assets to be maintained in good condition, repair and working order, in all material respects (a) in accordance with Prudent Industry Practice, (b) in compliance with all applicable material laws, rules and regulations of any governmental body having jurisdiction, including, without limitation, all material environmental protection, pollution and safety laws, and (c) in accordance with the terms of all insurance policies required to be maintained under the applicable lease, and

          (2) to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof all as in our judgment may be necessary in each case, so that the leased assets may be operated in accordance with the Colstrip units 1 and 2 ownership and operating agreements, the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement.

     In the ordinary course of maintenance, service, repair or testing, we or the operator, at no cost to the applicable owner lessor, may remove or cause to be removed any components of the leased assets so long as we exercise all rights, powers, elections and options available to us under the Colstrip units 1 and 2 ownership and operating agreements, the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement

          (a) to cause such component to be replaced by replacement components, which will be free and clear of all liens (other than permitted liens) and in as good an operating condition as that of the component replaced (assuming that the component replaced was maintained in accordance with the applicable lease), and

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          (b) to cause such replacement to be performed in a manner which does not materially diminish the current value, residual value, utility or remaining useful life of the facilities.

     Notwithstanding the foregoing, if we or the operator have determined that any parts, components or portion of the leased assets are surplus or obsolete, such parts, components or portion may be removed without being replaced as long as such removal would not materially diminish the current value, residual value, utility or remaining useful life of the leased assets.

     "Prudent Industry Practice" means, at a particular time, either (1) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating in the western United States at such time, or (2) with respect to any matter to which clause (1) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of governmental bodies of competent jurisdiction. Notwithstanding the foregoing, practices, methods and acts consistent with the objectives set forth in the Reliability Based Production program for the Colstrip facility, including without limitation, the organizational structure and strategies being implemented at the Colstrip facility as of the closing date, will be deemed to be "Prudent Industry Practice."

     Modifications to the leased assets. We will, subject to the Colstrip units 1 and 2 ownership and operating agreements, the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement, have the right, without the consent of the pass through trustee, the applicable indenture trustee, owner lessor or owner investor, to make or cause to be made, without expense to such owner lessor, modifications, alterations, additions and improvements, which we refer to as Modifications, to the leased assets as we consider desirable in the proper conduct of our business. We will exercise all of our rights, powers, elections and options under the Colstrip units 1 and 2 ownership and operating agreements, the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement to cause Modifications to be made as may be required by any applicable law, rule or regulation, by any agency or authority having jurisdiction, which we refer to as Required Modifications. Except for Required Modifications, we will exercise all of our rights, powers, elections and options under the Colstrip units 1 and 2 ownership and operating agreements, the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement to prevent any Modification from being made that would decrease the current value, residual value, utility or remaining useful life of the leased assets or cause the leased assets to become "limited-use" property.

     Modifications that can be removed without causing material damage to the leased assets, except for Modifications that are also Required Modifications and Modifications financed through the leases, will remain our property. All Required Modifications, Modifications that cannot be removed without causing material damage to the leased assets and Modifications financed through the leases, will automatically, upon being affixed to the leased assets, become the property of the applicable owner lessor and be subject to the applicable lease and the lien of the applicable lease indenture.

     If we elect to finance Modifications to the leased assets through a lease, the applicable owner investor will be given the opportunity to finance and will consider in its sole discretion financing such Modifications in whole or in part with additional equity. We are not obligated to accept, nor will an owner investor be obligated to provide, any such additional equity financing. Notwithstanding the foregoing, however, at our request, each owner lessor will be obligated to finance Modifications through the issuance of additional non-recourse loans under its indenture, subject to the conditions described under the caption "Description of the certificates -- Covenants -- Limitation on incurrence of Indebtedness" and the following conditions:

          (1) except with respect to Required Modifications, there will not be more than one such financing in any calendar year;

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          (2) the additional debt will have a final maturity date no later than the date that is two years prior to the last day of the lease term and will be fully repaid out of additional rent, as adjusted pursuant to the lease;

          (3) appropriate adjustments to rent and termination value (determined without regard to any tax benefits associated with such modifications, unless the applicable owner investor is financing the equity) will be made to protect such owner investor's expected return;

          (4) no Significant Lease Default or Lease Event of Default under the applicable lease has occurred and is continuing unless the Modifications to be constructed with such financing will cure such default and such Modifications will be made in compliance with the applicable lease documents;

          (5) such financing is for an amount, in the aggregate, not less than $20 million, nor greater than 100% of the costs of the Modifications being financed, so long as (a) the aggregate balance of all lessor notes never exceeds 87% of the fair market value of the leased assets taking into account such Modifications and (b) the total amount of lessor notes issued to finance Modifications does not exceed 25% of the fair market value of the leased assets after taking into account such Modifications at the time such lessor notes are issued and (c) the projected outstanding amount of such lessor notes will not exceed 25% of the projected fair market value at any time during the remainder of the applicable lease term and any renewal lease terms (such fair market value and projected fair market value to be determined by an appraiser selected by the owner investor and reasonably acceptable to us);

          (6) the owner investor will have received either a favorable opinion of its tax counsel satisfactory to such owner investor to the effect that such financing creates no unindemnified tax risk to such owner investor, or a satisfactory indemnity against such risks;

          (7) the owner investor will suffer no adverse accounting effects under GAAP; and

          (8) we will have made or delivered such representations, warranties, covenants, opinions or certificates as the owner investor may reasonably request.

     Notwithstanding the prior provisions dealing with the financing of Modifications through the leases, we will, subject to the conditions described under "Description of the certificates -- Covenants -- Limitation on incurrence of Indebtedness," at all times have the right to fund Modifications to the leased assets other than through the leases.

     Sublease and assignment. We may sublease our interest in the leased assets under any lease without the consent of the applicable owner lessor, owner investor, or indenture trustee, or the pass through trustee under the following conditions:

          (1) the sublessee (a) is a solvent corporation, partnership, business trust, limited liability company, or other person or entity not subject to bankruptcy proceedings, (b) is not involved in material litigation with the applicable owner investor, and (c) is, or its operating and maintenance obligations under the sublease are, guaranteed by, or such obligations are contracted to be performed by, an experienced, reputable operator of coal-fired electric generating assets;

          (2) the applicable owner lessor, owner investor, indenture trustee and the pass through trustee have received an opinion of counsel, which opinion of counsel will be reasonably acceptable to the recipients, to the effect that all regulatory approvals required to enter into such sublease have been obtained;

          (3) the sublease does not extend beyond the scheduled expiration of the applicable lease term and any renewal lease term then in effect or elected by us (and may be terminated upon early termination of such lease) and is expressly subject and subordinate to the applicable lease;

          (4) all terms and conditions of the applicable lease and the related lease documents remain in effect and we remain fully and primarily liable for our obligations under such lease and such lease documents;

          (5) no Significant Lease Default or Lease Event of Default has occurred and is continuing under the applicable lease;

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

          (6) the sublease prohibits further assignment or subletting;

          (7) the sublease requires the sublessee to operate and maintain the leased assets in a manner consistent with the applicable lease;

          (8) the sublessee does not cause the property to become "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code (unless we make a payment to the applicable owner investor contemporaneously with the execution of the sublease that in the reasonable judgment of such owner investor compensates such owner investor for the adverse tax consequences resulting from the classification of the property as "tax-exempt use property");

          (9) the terms of the sublease do not result in any prepayment of rent or any lump sum or advance payments received by us or any of our affiliates in excess of $1 million in the aggregate; and

          (10) we pay all reasonable documented out-of-pocket expenses of the applicable owner lessor, owner investor and indenture trustee, and the pass through trustee in connection with such sublease.

     As a condition precedent to such sublease, we will provide the applicable owner lessor, owner investor and indenture trustee with all documentation in respect of such sublease and any opinion of counsel to the effect that such sublease complies with the foregoing conditions (such documentation, counsel and opinion to be reasonably satisfactory to such recipients).

     We may assign all, but not part, of our interest in all of the leases and the related lease documents, without the consent of the indenture trustees or the pass through trustees if:

          (1) no Significant Lease Default or Lease Event of Default has occurred and is continuing;

          (2) the certificates are rated investment grade by Moody's and S&P;

          (3) Moody's and S&P confirm that such assignment and assumption will not result in a downgrade of the then current rating of the certificates; and

          (4) we satisfy the conditions set forth in clauses (1) through (7) of the second succeeding paragraph.

     Upon the transferee's assumption of our obligations under the leases and the other lease documents, we will, except as provided in the second succeeding paragraph, have no further liability or obligation thereunder.

     Assignment of any lease and the related lease documents will also be subject to satisfaction of the following conditions:

          (1) the applicable owner lessor and owner investor and so long as the related lessor notes are outstanding, the applicable indenture trustee and the pass through trustee have received an opinion of counsel, which opinion and counsel are reasonably satisfactory to each such recipient, to the effect that all regulatory approvals required in connection with such transfer or necessary to assume our obligations under the applicable lease and the related lease documents have been obtained;

          (2) such transfer will be pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to such owner investor and so long as the related lessor notes are outstanding, the applicable indenture trustee and the pass through trustee;

          (3) the applicable owner lessor, owner investor and, so long as the related lessor note remains outstanding, the applicable indenture trustee and the pass through trustee have received an opinion of counsel, which opinion and counsel are reasonably satisfactory to such parties, as to such assignment and assumption agreement;

          (4) the transfer will not cause the applicable owner investor or owner lessor to be regulated as a public utility or public utility holding company;

          (5) the transfer will not result in a Regulatory Event of Loss;

          (6) the transferee is not involved in material litigation with the applicable owner investor; and
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

          (7) we will pay or cause to be paid all reasonable documented out-of-pocket expenses of the applicable owner lessor, owner investor, indenture trustee, and the pass through trustee in connection with such assignment.

     Notwithstanding the foregoing, we will remain secondarily liable under the leases and the other lease documents unless either (1)(a) the senior unsecured debt of the transferee is rated BBB+ or higher by S&P and Baa1 or higher by Moody's at the time of such assignment and (b) such transferee or a party which guarantees such transferee's obligations under the lease documents assigned to such transferee (x) will have a tangible net worth of at least $1 billion after giving effect to such transfer, and (y) will have significant experience owning or operating coal-fired electric generating facilities in the United States, or
(2) the owner investor will have consented to such transfer.

     Liens. We will not, directly or indirectly, create, incur, assume or suffer to exist any liens or other encumbrances on the leased assets or its interest in any lease document relating thereto, except for Permitted Liens.

     The owner investors will severally agree not to create, incur, assume or suffer to exist any lien or encumbrance on the related Collateral arising as a result of (1) claims against or any act or omission of such owner investor that is not related to, or is in violation of, any applicable lease document or the transactions contemplated thereby, or that is in breach of any covenant or agreement of such owner investor set forth therein, (2) taxes against such owner investor for which it is not indemnified by us pursuant to the lease documents, or (3) claims against or affecting such owner investor arising out of the voluntary or involuntary transfer by such owner investor (other than transfers required by the lease documents and transfers during the continuance of a Lease Event of Default) of its interest in the applicable owner lessor, which will be collectively referred to as "owner investor liens."

     The owner lessors will severally agree not to create, incur, assume or suffer to exist any lien or encumbrance on the Collateral arising as a result of
(1) claims against or any act or omission of such owner lessor, the owner lessor's manager, or any affiliate thereof that is not related to, or is in violation of, any applicable lease document or the transactions contemplated thereby, or that is in breach of any covenant or agreement of such owner lessor, the owner lessor's manager, set forth therein, (2) taxes imposed upon such owner lessor, the owner lessor's manager, or any affiliate thereof for which it is not indemnified by us pursuant to the applicable lease documents, or (3) claims against or affecting such owner lessor, the owner lessor's manager, or any affiliate thereof arising out of the voluntary or involuntary transfer by such owner lessor, in its capacity as manager or its individual capacity, (other than transfers required by the lease documents or during the continuance of a Lease Event of Default) of any portion of its interest in the leased assets, which will be collectively referred to as "owner lessor liens."

     "Permitted Liens" means:

          (1) our interests and the interests of, the owner investors, the owner lessors, the owner lessors' manager, the indenture trustees and the pass through trustee under any of the applicable lease documents;

          (2) the owner lessor liens and the owner investor liens;

          (3) our reversionary interests in the Colstrip facility site;

          (4) the Colstrip units 1 and 2 ownership and operating agreements, the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement;

          (5) the interest of the co-owners of Colstrip unit 3 as tenants in common in Colstrip unit 3 and the common facilities and the rights of such owners under the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement;

          (6) the interest of the co-owners of Colstrip unit 4 as tenants in common of Colstrip unit 4 and the common facilities and the rights of such co-owners under the Colstrip units 3 and 4 ownership and operating agreement and the common facilities agreement; and

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

          (7) the liens and encumbrances identified on the policy of title insurance issued in connection with the lease transaction.

     Insurance. We will, at our cost and expense, maintain or cause to be maintained (1) all risk property insurance customarily carried by prudent operators of coal-fired electric generating facilities of comparable size and risk to the Colstrip facility and, in any case, in an amount equal to the maximum probable loss of the Colstrip facility and (2) commercial general liability insurance, commercial automobile liability insurance and contractual liability coverage, insuring against claims for bodily injury and property damage to third parties arising out of the ownership, operation, maintenance, condition and use of the Colstrip facility and the Colstrip site. Any such liability insurance policy maintained by or on behalf of us will name the owner lessor, the owner lessor's manager, the owner investor and the indenture trustee as additional insureds. All insurance proceeds up to $25 million on account of any damage to or destruction of the Colstrip facility will be paid to or retained by us for application in repair or replacement of the affected property unless a Significant Lease Default or Lease Event of Default has occurred and is continuing. All insurance proceeds in excess of $25 million on account of any such damage to the Colstrip facility will, if the lien of the indentures will not have been terminated or discharged, be paid to the applicable indenture trustee for application in accordance with the terms of leases. If any insurance required to be maintained by us ceases to be available on a commercially reasonable basis at the time of renewal, us and each affected owner lessor will enter into good faith negotiations in order to obtain an alternative to such insurance.

     Termination for burdensome events. We have the option, by giving notice to the applicable owner lessor and owner investor no later than 12 months after the date we receive notice or actual knowledge of an event described below, to purchase an owner lessor's interest in the leased assets and terminate the applicable lease if: (1) a change in law causes it to become illegal for us to continue such lease or for us to make payments under such lease or other lease documents relating thereto, and the transactions cannot be restructured to comply with such change in law in a manner reasonably acceptable to the parties thereto; or (2) one or more events outside of our control has occurred which will, or can reasonably be expected to, give rise to an obligation by us to pay or indemnify in respect of general indemnity or tax indemnity payments under the applicable lease documents; provided, however, that the indemnity obligation (and the underlying cost or tax) can be avoided in whole or in part by such purchase and the amount of such avoided payments would exceed (on a present value basis, discounted at the discount rate, compounded on an annual basis to the date of the termination) 3% of the purchase price of the owner lessor's interest in the leased assets (it being understood that the related owner investor may waive its right to "excess" payments or arrange for its own account the payment thereof).

     If, in connection with the termination of such lease with respect to one or more Colstrip units under the circumstances described above, we purchase the owner lessor's interest in the leased assets, execute an assumption agreement and satisfy certain other conditions contained in the applicable indenture, we may, so long as no Significant Lease Default or Lease Event of Default has occurred and is continuing after giving affect to such assumption, assume the applicable lessor notes. No termination of a lease under the circumstances described above will be effective (regardless of whether the owner lessor elects to sell or retain its interest in the leased assets in connection therewith) unless and until either we assume the related lessor notes in accordance with the provisions of the related lease indenture or the applicable owner lessor have paid all outstanding principal and accrued interest on such lessor notes and all other amounts due under the lease indenture on such proposed date of termination. Pursuant to the participation agreements, we also have the option of purchasing the beneficial interest of the applicable owner investor under such circumstances and waive such termination right.

     Termination for obsolescence. We may, so long as no Lease Event of Default has occurred and is continuing, terminate a lease in whole or with respect to any Colstrip unit at any time on or after the fifth anniversary of the closing date if our board of managers determines in good faith that:

          (1) such Colstrip unit(s) are economically or technologically obsolete as a result of a change in applicable law, regulation, or tariff of general application or imposition by the FERC or any other governmental entity having or claiming jurisdiction over us, or such Colstrip unit(s) of any conditions or

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

     requirements (including without limitation, requiring significant capital improvements to Colstrip units upon the initial issuance, continued effectiveness or renewal of any license or permit required for the operation or ownership of such Colstrip unit(s); or

          (2) such Colstrip unit(s) are otherwise economically or technologically obsolete or surplus to our needs or no longer useful in our trade or business, including without limitation, as a result of a change in the markets for the wholesale purchase and/or sale of energy or any material abrogation of power purchase agreements.

     In order to exercise such termination option, we must give the applicable owner lessor, owner investor and indenture trustee and pass through trustee six months' prior notice, containing a certification by our board of managers. Notwithstanding the foregoing, so long as the related lessor notes are outstanding, we will not terminate a lease with respect to any Colstrip unit pursuant to the foregoing, unless all of the leases for which we are the lessee related to such obsolete, surplus or unusable Colstrip unit are also terminated.

     In the event of such an early termination, we will, as non-exclusive agent for the applicable owner lessors, use commercially reasonable efforts to obtain bids and sell the applicable owner lessor's interest in such obsolete, surplus or unusable Colstrip units on the termination date, all of the proceeds of which will be for the account of such owner lessors. The purchaser of such interest in the leased assets will not be us, any of our affiliates or any third party with whom we, or any of our affiliates has an arrangement to use or operate the affected Colstrip units to generate power for our benefit, or the benefit of our affiliate after termination of the applicable lease.

     No termination of a lease under the circumstances described above will be effective (regardless of whether any owner lessor elects to sell or retain its interest in the leased assets in connection therewith) unless and until the applicable owner lessors pay all outstanding and accrued interest of the lessor notes relating to the affected unit and all other amounts due under the lease indenture on such proposed date of termination.

     Unless the applicable owner lessor elects to retain its interest in the leased assets, we may, not more than 30 days prior to the proposed termination date, revoke our notice of termination. In such event, the applicable lease will continue in effect.

     On the termination date, we will pay such owner lessor the amount, if any, by which the applicable termination value exceeds the proceeds received by such owner lessor from such sale, plus the make whole premium, if any, arising from a redemption of the lessor notes in connection therewith pursuant to clause (2) above (provided, however, that if the proceeds of the sale received by the owner lessor exceed the applicable termination value, such owner lessor will pay a portion of such premium up to but not exceeding such excess).

     Event of loss. An "Event of Loss" with respect to any Colstrip unit or units, as the case may be, or in the case of a Regulatory Event of Loss, all units in which the applicable owner lessor has an interest, will be deemed to have occurred with respect to such Colstrip unit or Colstrip units and the corresponding interests in the Colstrip common facilities allocated to such Colstrip unit or Colstrip units upon the occurrence of any of the following events:

          (1) loss of any Colstrip unit or use thereof due to destruction or damage to such Colstrip unit or the Colstrip common facilities that is beyond economic repair or that renders such Colstrip unit permanently unfit for normal use;

          (2) damage to any Colstrip unit or the Colstrip common facilities that results in an insurance settlement with respect to such Colstrip unit on the basis of a total loss, or an agreed constructive or a compromised total loss;

          (3) seizure, condemnation, confiscation or taking of, or requisition of title to or use of, any Colstrip unit by any governmental authority (a "Requisition") following exhaustion of all permitted appeals or an election by us not to pursue such appeals (provided that no such contest will extend beyond the earlier of (x) the date which is one year after the loss of such title, or (y) the date which is 36 months prior to the end of the lease term and any renewal lease term then in effect or elected by us), but, in any case
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

     involving Requisition of use but not of title, only if such Requisition of use continues beyond the lease term or any renewal lease term then in effect or elected by us; and

          (4) a Regulatory Event of Loss.

     If an Event of Loss with respect to one or more Colstrip units described in clauses (1) or (2) above occurs, we may elect to either (a) if no Significant Lease Default or Lease Event of Default has occurred and is continuing, and subject to certain other specified conditions, rebuild or replace the affected Colstrip units so that such Colstrip units will have a current and residual value, remaining useful life, and utility at least equal to its condition prior to the rebuilding, assuming such Colstrip units were in the condition and repair prescribed by the applicable lease or (b) terminate the leases with respect to the affected Colstrip units and pay the applicable termination value.

     If we elect not to rebuild or replace the affected Colstrip units following the occurrence of an Event of Loss described in clauses (1) or (2) above, or upon the occurrence of any other Event of Loss, we will terminate the leases with respect to such Colstrip units and pay the applicable owner lessor (a) the applicable termination value plus (b) certain other amounts, that, in the aggregate, will be an amount at least sufficient to pay the outstanding principal of and accrued interest on the related lessor notes, whereupon such leases will terminate with respect to such Colstrip units.

     Notwithstanding the foregoing, in the case of a Regulatory Event of Loss so long as no Significant Lease Default or Lease Event of Default has occurred and is continuing and certain other conditions are satisfied, we may assume the applicable lessor notes in accordance with the provisions of the lease indenture. If we assume the lessor notes our obligation to pay applicable termination value will be reduced by the outstanding principal amount and accrued interest of the lessor notes we assumed.

     Our right to rebuild or replace the affected Colstrip units will be subject to the satisfaction of our obligation to, among other things:

          (1) deliver to the owner lessors a report of an independent engineer to the effect that the rebuilding or replacing of the affected Colstrip units are technologically feasible and economically viable and that such rebuilding or replacing can be completed at least 36 months before the end of the lease term and any renewal lease term then in effect or elected by us;

          (2) deliver to the owner lessors an appraisal of an independent engineer to the effect that the affected Colstrip units will have at least the same value, residual value, utility and useful life as such Colstrip units immediately prior to the Event of Loss;

          (3) deliver to the owner lessors either (a) a tax opinion of our counsel stating that, assuming the proposed rebuilding or replacement is completed in a manner and within the time proposed, such rebuilding or replacement will not cause any unindemnified adverse tax consequences, or
     (b) an indemnity against such adverse tax risk from an entity that meets certain minimum credit standards;

          (4) demonstrate that we possess adequate financial resources, from insurance proceeds or otherwise, to complete the rebuilding or restoration of the Colstrip units;

          (5) deliver to the owner lessors a certificate from us to the effect that we reasonably believe that we will have sufficient funds available to continue to pay rent during the rebuilding or replacing period; and

          (6) commence the rebuilding or replacing as soon as practicable after we notify the applicable owner lessor and indenture trustee of our intent and, in any event, within 18 months of the occurrence of the event that caused the Event of Loss.

CONSEQUENCES OF LEASE EVENTS OF DEFAULT

     Upon the occurrence and continuance of any Lease Event of Default, the applicable owner lessor may declare the lease to be in default. Except as provided below, such owner lessor may at any time thereafter, so

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long as we have not cured all outstanding Lease Events of Default, exercise one or more of the remedies set forth in such lease, including:

     - seeking specific performance of our obligations under such lease and the other applicable lease documents by appropriate court actions, either at law or equity, or recover damages for breach thereof;

     - terminating such lease, whereupon we will be required to return possession of the owner lessor's interest in the leased assets to such owner lessor, and our right to the possession and use of such interest under the lease will absolutely cease and terminate, but we will remain liable as provided in such lease;

     - selling the applicable interest in the leased assets and Colstrip facility site at public or private sale, free and clear of our rights;

     - holding, keeping idle or leasing to others the applicable interest in the leased assets and Colstrip facility site, free and clear of our rights under such lease; or

     - exercising its rights under the applicable Rent Reserve Letter of Credit and applying the proceeds thereof against the debt portion of any amounts owed under the lessor notes by the lessee under any of the lease documents.

     Upon the occurrence and continuance of any Lease Event of Default and so long as the applicable owner lessor will not have sold its interest in the leased assets and Colstrip facility site, such owner lessor may terminate the applicable lease and require us to pay any accrued and unpaid rent due before such termination date, any other amounts due and payable under the lease documents, plus an amount equal to the excess, if any, of the applicable termination value over the fair market sales value of its interest in the leased assets and Colstrip facility site, as of such termination date. If the owner lessor elects to sell its interest in the leased assets, it may require us to any accrued and unpaid rent due before such sale, any other amounts due and payable under the applicable lease documents, plus an amount equal to the excess, if any, of the applicable termination value over the fair market sales value of its interest in the leased assets and Colstrip facility site. The amounts payable under the immediately proceeding sentence will be sufficient to pay the principal, premium, if any, and interest due on the related lessor notes.

     Owner lessor's right to perform. Subject to the provisions of the last sentence of this paragraph, if we fail to make any payment required to be made under a lease or perform or comply with any other obligations under a lease and such failure continues for 10 days after notice thereof, the applicable owner lessor or owner investor may make such payment or perform or comply with such obligation. If we fail to make any payment of rent when due, and if, such failure will not constitute the fourth consecutive such failure or the eighth cumulative failure for which the owner lessor has cured such default by making such payment, the applicable owner lessor may, at its option, at any time within 10 business days of receiving notice of such failure, pay to the indenture trustee any amount equal to the principal of, premium, if any, and interest on the applicable lessor notes then due together with any past due interest, and such payment will be deemed to have cured any Indenture Event of Default that would have otherwise arisen.

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                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES


     The following section summarizes material United States federal income tax consequences relating to the ownership of the certificates. All statements under this section, in so far as they relate to matters of law or legal conclusions, constitute the opinion of Orrick, Herrington & Sutcliffe LLP, as special tax counsel.


     The section does not apply to you if you do not own your certificates as capital assets for tax purposes. The section also does not apply to you if you are subject to special tax rules, such as those that apply to:

     - brokers and security dealers;

     - traders in securities that elect to mark to market;

     - banks;

     - life insurance companies;

     - tax-exempt organizations;

     - persons who will hold the certificates as part of a hedging, straddle, integrated or conversion transaction; or

     - persons whose functional currency for tax purposes is not the U.S.
       dollar.

     This section is based upon the laws, regulations, rulings and decisions currently in effect, which could change at any time (possibly with retroactive effect). The discussion does not address foreign, state and local tax issues and does not address alternative minimum tax issues. You should consult with your own tax advisor concerning the tax consequences of owning a certificate.

CLASSIFICATION OF TRUST


     Special tax counsel is of the opinion that the pass through trust (if operated in accordance with the terms of the pass through trust agreement) constitutes a fixed investment trust for United States federal income tax purposes. Moreover, special tax counsel has concluded that if the pass through trust were determined not to be a fixed investment trust, the pass through trust would be classified as a partnership for United States federal income tax purposes if at least 90% of the pass through trust's gross income for each taxable year consists of "qualifying income" which, in special tax counsel's opinion, will include any interest or gain that the pass through trust may derive from ownership or disposition of the lessor notes.


     To reduce the possibility that the IRS would seek to characterize the pass through trust as a partnership for United States federal income tax purposes, the pass through trust intends to make a protective "election out" of Subchapter K of the Internal Revenue Code (which contains most of the taxing rules applicable to partnerships). By purchasing a certificate, you consent to the pass through trust's making this protective election. If the United States Internal Revenue Service treats the pass through trust as a partnership and gives effect to this election (which is not certain), your income tax reporting should be substantially similar to the income tax reporting that is required under the fixed investment trust rules discussed below. If the United States Internal Revenue Service treats the pass through trust as a partnership but determines the election out of subchapter K is not effective, the tax consequences described below generally would apply (assuming that the pass through trust were not also determined to be engaged in a U.S. trade or business), but:

     - income or loss with respect to the pass through trust's assets would be calculated at the pass through trust level;

     - you would be required to report your share of the pass through trust's items of income and deduction on your tax return for your taxable year within which the pass through trust's taxable year ends;

     - you would be required to report income or loss with respect to the certificates on an accrual basis even if you otherwise use the cash method of accounting; and

     - the bond premium and market discount rules discussed below would not apply.

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


     The following discussion of United States federal income tax consequences assumes the accuracy of special tax counsel's opinion that the pass through trust constitutes a fixed investment trust for United States federal income tax purposes.


U.S. BENEFICIAL OWNERS

     This section describes your tax consequences if you are a "U.S. beneficial owner." You are a U.S. beneficial owner if you are a beneficial owner of a certificate and you are, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a domestic corporation;

     - a domestic partnership (except as may be provided in Treasury
       Regulations);

     - an estate the income of which is includible in gross income for United States tax purposes regardless of its source; or

     - a trust where a United States court is able to exercise primary supervision over your administration and where one or more U.S. persons have authority to control all your substantial decisions (or if you are a trust that was in existence on or before August 20, 1997, you were properly treated as a U.S. person for U.S. federal income tax purposes under the law in effect prior to August 20, 1997 and you properly elected to continue to be treated as a U.S. person for U.S. federal income tax purposes subsequent to August 20, 1997).

     If you are not a U.S. beneficial owner, this section does not apply to you, and you should refer to the section entitled "Non-U.S. beneficial owners."

     Interest. For United States federal income tax purposes, you will be treated as if you directly own your pro rata share of the lessor notes held by the pass through trust. Accordingly, interest on the lessor notes will be taxable to you when it is received or accrued, depending upon your method of tax accounting and assuming, as is expected, that the certificates are issued for their face amount. Special tax counsel has advised that it does not believe that the special rules relating to the accrual of original issue discount set forth in Section 1272(a)(6) of the Internal Revenue Code will apply to the certificates and therefore the pass through trusts will not provide you with the information you would need to compute your accrual of original issue discount under these special rules. However, this result is not clear and you should consult your own tax advisor on this issue.

     Sale of certificate. Upon a sale, exchange or redemption of a certificate, you will generally recognize gain or loss equal to the difference between the amount realized on the sale (not including any amounts attributable to accrued and unpaid interest) and your adjusted basis in the certificate for United States federal income tax purposes. Except to the extent attributable to accrued but unpaid interest on the underlying lessor notes (and subject to the market discount rules discussed below), any gain or loss you recognize on the sale of a certificate will be capital gain or loss. Similar rules will apply if a lessor note held by the pass through trust is sold, exchanged or redeemed.

  Market discount

     If the amount you pay for a certificate that is allocable to any of the underlying lessor notes of the pass through trust is less than your pro rata share of the outstanding principal amount of the pass through trust's lessor notes (other, generally, than on original issuance), that difference will constitute market discount, unless the market discount rules treat the difference as de minimis. In general, unless you elect to include market discount in income currently:

     - any gain realized on a sale of a lessor note acquired with market discount or upon any payment of principal on such a note (including, in the case of a sale of a certificate, your allocable share of the gain that is attributable to the lessor notes held by the pass through trust) will be ordinary income to the extent of accrued market discount; and

     - deductions for interest on any debt you incur or continue to purchase or carry the certificate may be deferred until you sell the certificate (or until the underlying lessor notes are sold).

     You may elect to include market discount in income currently, but generally this election will apply to all debt instruments you acquire during or after the first taxable year to which the election applies and you may not revoke this election without the consent of the IRS. You should consult a tax advisor before making this election.

  Premium

     If you buy a certificate for more than your pro rata share of the outstanding principal amount of the pass through trust's lessor notes, that excess will constitute bond premium. You may elect to amortize bond premium. If you make this election:

     - amortizable bond premium will generally be treated as a reduction of your interest income from the lessor notes determined on a constant yield basis;

     - you will be required to reduce your basis in the lessor notes by the amount of your amortized bond premium.

     Your election to amortize bond premium will generally apply to all debt instruments (other than tax-exempt obligations) you hold on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS. You should consult a tax advisor before making the election. If you do not make (or have not previously made) the election, you will not be entitled to amortize any bond premium on the lessor notes.

  Exchange of Certificates

     Special tax counsel believes that any exchange of your certificates for certificates that are registered under the Securities Act of 1933 (as detailed above under the caption "Description of the Certificates -- Registration rights; liquidated damages") will not be a taxable event for Federal income tax purposes (because the new certificates will not differ materially in kind from the securities that you will be surrendering in the exchange), with the result that special tax counsel believes that the holding period of your new certificates will include the holding period of the certificates that you surrender in the exchange and that the basis of your new certificates will be the same as the basis of the certificates that you surrender in the exchange (as determined immediately prior to the date of the exchange). If new certificates are not issued in exchange for your certificates within 270 days after the date that the certificates are issued (or under certain other circumstances) and liquidated damages become payable on the certificates (again, as detailed above under the caption "Description of the Certificates -- Registration rights; liquidated damages"), these damages should be includible in your income as ordinary income in accordance with your method of accounting.

  Expenses

     You will generally be entitled to deduct, consistent with your method of accounting, your pro rata share of the fees and expenses paid or incurred by the pass through trust. Although it is anticipated that these fees and expenses will be borne by parties other than the pass through trust, it is possible that these fees and expenses would be treated as constructively borne by the pass through trust, in which event you would be required to include in income and would be entitled to deduct your pro rata share of the fees and expenses. If you are an individual, estate or trust, the deduction will be allowed only to the extent that all of your miscellaneous deductions, including your share of these fees and expenses, exceed 2% of your adjusted gross income. In addition, if you are an individual, you may be subject to additional rules which limit the amount of your otherwise allowable itemized deductions.

NON-U.S. BENEFICIAL OWNERS

     This section describes the tax consequences to a non-U.S. beneficial owner. You are a non-U.S. beneficial owner if:

     - you are the beneficial owner of a certificate;

     - you have no connection with the United States other than holding a certificate; and

     - for United States federal income tax purposes, you are:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership; or

     - an estate or trust that is not subject to United State income tax on a net income basis.

     If you are not a non-U.S. beneficial owner, this section does not apply to you and you should refer to the section entitled "U.S. beneficial owners."

     Any gain you recognize on a sale of your certificate will not be subject to any deduction or withholding for United States federal income tax purposes (except possibly, for backup withholding as discussed below). Additionally, no United States federal income tax deduction or withholding will be made from interest paid on your certificates, provided that:

     - you do not actually or constructively own 10% or more of the combined voting power of all classes of the stock of any of the owner investors;

     - you are not a controlled foreign corporation with respect to which any of the owner investors is a "related person" within the meaning of Section 864(d)(4) of the Internal Revenue Code; and

     - you provide the U.S. paying agent with a statement signed by you under penalties of perjury that (i) certifies that you are not a U.S. beneficial owner and (ii) provides your name and address (or, instead, you may provide your statement to a non-U.S. securities clearing organization or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds your certificates, but this entity must certify to the U.S. paying agent that you have provided the required statement to it, or to a similar financial institution between it and you, and must furnish the U.S. paying agent with a copy of the statement).

     Recently issued tax regulations, generally effective for payment made after December 31, 2000 (subject to certain transition rules), attempt to unify the certification requirement discusses above and to clarify reliance standards. Additionally, in the case of certificates held by a foreign partnership, these new regulations require that (a) the certification described above be provided by the partners and by the foreign partnership and (b) the partnership provide certain information, including a United States taxpayer identification number. You are urged to consult your own tax advisers regarding the effect and application of the new regulations.

BACKUP WITHHOLDING

     U.S. beneficial owners. Generally, if you are a non-corporate U.S. beneficial owner, payments made on your certificates will have to be reported to the IRS. In addition, any proceeds received from a sale of your certificates will generally have to be reported to the IRS. Backup withholding, at the rate of 31%, may apply to payments made on your certificates and to proceeds received from a sale of your certificates, if you fail to provide an accurate certified taxpayer identification number to the appropriate party or if you are notified by the United States Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. Backup withholding is not an additional tax and you will be able to claim a refund or credit for taxes withheld during any taxable year at the time you file your U.S. federal income tax return for that year.

     Non-U.S. beneficial owners. If you are a non-U.S. beneficial owner, you will generally be exempt from backup withholding with respect to payments made on your certificates so long as you provide the certification described above under "Non-U.S. beneficial owners." Even if you provide the certification, however, payments of interest made to you will have to be reported to the United States Internal Revenue Service by the payor on Form 1042-S.

     Proceeds you receive from a sale of your certificates effected outside the United States to or though a foreign office of a broker will generally be exempt from backup withholding and information reporting. However, unless you certify as to your non-U.S. status or otherwise establish an exemption, information reporting (but not backup withholding) may apply to proceeds made though the foreign office of a broker, if the broker is

     - a U.S. person;

     - a controlled foreign corporation for United States income tax purposes;

     - a foreign person 50% or more of whose gross income from all sources for a specified 3-year period is effectively connected with the conduct of a trade or business within the United States; or

     - a foreign partnership if it is engaged in a trade or business in the United States or if 50% or more of its income or capital interests are held by U.S. persons.

     Additionally, proceeds received from a sale of your certificates effected through the United States office of a broker will be subject to backup withholding and reporting, unless you certify as to your non-U.S. status or otherwise establish an exemption.

                              ERISA CONSIDERATIONS

     If you intend to purchase certificates with assets of an employee benefit plan, an individual retirement account or annuity, or any fund or account holding assets of an employee benefit plan or individual retirement account or annuity, you should consult with your legal counsel about any potential consequences of this investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, known as ERISA, and the provisions of ERISA and the Code that prohibit fiduciaries and other individuals who have a particular relationship to the employee benefit plan from engaging in certain transactions with plan assets.

     For purposes of this discussion, the term plan will be used to include employee benefit plans, individual retirement accounts and annuities and any entity holding the assets of such plans, account or annuities. ERISA and the Code require fiduciaries to act solely in the interest of participants and beneficiaries of plans. Generally, a fiduciary status is any person who exercises discretionary authority or control with respect to the assets of a plan. If you are a plan fiduciary, before you invest in a certificate, you should determine whether this investment is permitted under the documents governing the plan and is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the certificates.

     In addition, ERISA and the Code prohibit a wide range of transactions involving the assets of a plan and persons who have certain specified relationships to the plan, known as parties in interest under ERISA or disqualified persons under the Code. These prohibited transactions include, among other things, the sale of property, lending of money, or furnishing of goods or services between a plan and a party in interest and the transfer to, or use by or for the benefit of, a party in interest of any assets of the plan.

     Further, if a plan invests in the certificates, the assets of the related pass through trust may also be considered assets of the plan. If the assets of a pass through trust are considered plan assets, the operation of the pass through trust might give rise to one or more nonexempt prohibited transactions. In addition, as a plan fiduciary, you may be deemed to have improperly delegated your investment management responsibilities to the pass through trustee with respect to those assets of the pass through trust deemed to be plan assets.

     When a plan acquires an equity interest in another entity, such as the pass through trusts, and the equity interest is neither a publicly-offered security nor is issued by an investment company registered under the Investment Company Act of 1940, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that the entity is an operating company or that equity participation in the entity is not significant. The pass through trusts would not be considered operating companies for this purpose. In general, an equity interest is an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features. We believe that the certificates will be treated as equity interests in the pass through trusts under the applicable regulations issued by the U.S. Department of Labor.

     If you invest plan assets in the certificates, your participation would not be considered significant if less than 25% of the value of the certificates is held by benefit plan investors immediately after the most recent acquisition of a certificate. Benefit plan investors include employee benefit plans governed by ERISA, certain plans not subject to ERISA (for example, governmental plans, foreign plans, certain individual retirement accounts and entities whose assets are treated as plan assets) and entities deemed to be holding the assets of any such plan. We will not restrict or monitor investment in and transfer of the certificates with respect to this 25% limit. Therefore, it is possible that during the term of the certificates, 25% or more of the certificates will be held by plans and other benefit plan investors. In this situation, if you invest plan assets in the certificates, your investment would be considered an investment in the corresponding lessor notes and an ongoing loan to the owner lessors. This investment could, in this case, result in a prohibited transaction or an impermissible delegation of authority if any of the assets of a pass through trust are considered plan assets.

     Further, regardless of whether the assets of a pass through trust are considered plan assets, the initial purchasers, the pass through trustee, PPL Montana or any of their affiliates may be a party in interest or a disqualified person with respect to a plan that acquires, holds or disposes of the certificates. In this case, a plan that acquires, holds or disposes of the certificates could be engaging in a prohibited transaction.

     The certificates may be acquired, held or disposed of pursuant to and in accordance with one or more statutory or administrative exemptions issued by the U.S. Department of Labor. Among the administrative exemptions, known as a prohibited transaction class exemptions or PTCEs are the following:

     - PTCE 75-1: an exemption for certain transactions involving employee benefit plans and registered broker dealers, reporting dealers and banks;

     - PTCE 84-14: an exemption for certain transactions determined by an independent qualified professional asset manager;

     - PTCE 90-1: an exemption for certain transactions involving insurance company pooled separate accounts;

     - PTCE 91-38: an exemption for certain transactions involving bank collective investment funds;

     - PTCE 95-60: an exemption for certain transactions involving insurance company general accounts; and

     - PTCE 96-23: an exemption for certain transactions determined by a qualified in-house asset manager.

     While these exemptions provide relief from certain of the prohibited transaction rules, they do not relieve a party in interest from prohibitions against self-dealing contained in Section 406(b) of ERISA and Section 4975(c)(1)(E)-(F) of the Code. In addition, we cannot assure that any of these administrative exemptions will be available with respect to a particular transaction involving the certificates. Thus, if you are a plan fiduciary considering an investment in the certificates, you should consider whether acquiring, holding, or disposing of a certificate might constitute or give rise to a prohibited transaction.

     Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions or the prohibited transaction provisions of ERISA or the Code, may still be subject to state or other federal laws that are substantially similar to these rules. If you are a fiduciary of a governmental or church plan, you should consult with your legal counsel before investing in a certificate.

     If you are an insurance company that wants to invest assets of your general account in the certificates, you should consider the extent to which the investment is subject to ERISA's requirements in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank. You may find helpful guidance on the application of ERISA's fiduciary rules to insurance company general account assets for policies issued before 1999 in the final regulations issued by the Department of Labor on January 5, 2000 under ERISA Section 401(c).

     If you are acquiring or accepting a certificate or an interest in a certificate, you will be deemed to have represented and warranted that: (i) no plan assets have been used to acquire the certificate or an interest in the certificate; or (ii) acquiring and holding the certificate or interest in the certificate does not constitute or is exempt from the prohibited transaction restrictions of ERISA and the Code.

     If you are a plan fiduciary considering investing in the certificates, you should consult with your tax and/or legal advisors regarding your fiduciary responsibilities in connection with this investment. In particular, you should consider the circumstances under which the assets of a pass through trust would be considered plan assets and whether an exemption from any potential prohibited transaction is available.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new certificates for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new certificates. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new certificates received in exchange for old certificates where those old certificates were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until [          ], 2001, all
dealers effecting transactions in the new certificates may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new certificates by broker-dealers. New certificates received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new certificates or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new certificates. Any broker-dealer that resells new certificates that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new certificates may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new certificates and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the certificates) other than commissions or concessions of any broker-dealers and will indemnify the holders of the certificates (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                            INDEPENDENT CONSULTANTS

     The independent engineer's report included as Appendix A to this prospectus has been prepared by R.W. Beck, Inc., and is included herein in reliance upon its conclusions and R.W. Beck's experience in the review of the operation of generating facilities and the preparation of financial projections with respect to revenues from the operation of the generating facilities. The independent market consultant's report included as Appendix B to this prospectus has been prepared by PA Consulting Services Inc., formerly known as PHB Hagler Bailly, Inc., a consulting firm experienced in energy market policy, price forecasting and economic analysis. The independent fuel consultant's report included as Appendix C to this prospectus has been prepared by John T. Boyd Company, and is included herein in reliance upon its conclusions and John T. Boyd Company's experience as a mining and geological consulting firm specializing in the coal industry. Prospective investors should read the appended reports in their entireties and note the assumptions and qualifications stated therein.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Pillsbury Winthrop LLP, New York, New York and Orrick, Herrington & Sutcliffe LLP, New York, New York.

        IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

     We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that our affairs have not changed since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

     We include cross-references in this prospectus to captions where you can find further related discussions. The Table of Contents provides the pages on which these captions are located.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are filing a registration statement on Form S-4 to register with the SEC the new certificates to be issued in exchange for the old certificates. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement.

     Upon effectiveness of the registration statement, we will file annual and quarterly reports and other information with the SEC. You may read and copy any reports, documents and other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     Our obligations to file reports with the SEC will be suspended if the new certificates are held of record by fewer than 300 holders as of the beginning of any fiscal year, and may cease filing reports with the SEC in respect of such fiscal year, other than the fiscal year in which this registration statement is declared effective.

                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Accountants...........................   F-3
Consolidated Balance Sheet as of December 31, 2000 and
  1999......................................................   F-4
Consolidated Statement of Income and Member's Equity for the
  Year ended December 31, 2000 and from inception (December
  17, 1999) to December 31, 1999............................   F-5
Consolidated Statement of Cash Flows for the Year ended
  December 31, 2000 and from inception (December 17, 1999)
  to December 31, 1999......................................   F-6
Notes to Financial Statements...............................   F-7

PPL MONTANA, LLC
REPORT AND FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers and Member of
PPL Montana, LLC

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and member's equity and of cash flows present fairly, in all material respects, the financial position of PPL Montana, LLC and its subsidiaries at December 31, 2000 and 1999 and the results of their operations and their cash flows for the year ended December 31, 2000 and the period from inception (December 17, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
January 29, 2001

                       PPL MONTANA, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                           DECEMBER 31, 2000 AND 1999

                                                                2000        1999
                                                              --------    --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)........................  $ 79,182    $  2,928
  Trade accounts receivable, net............................    87,152       8,973
  Joint owner accounts receivable (Note 12).................     6,666       5,920
  Due from member (Note 1 and 11)...........................        --       2,999
  Inventories (Note 2)......................................     5,045       4,487
  Prepayments and other.....................................     5,210       4,676
  Current portion deferred income taxes (Note 11)...........    20,307      10,753
                                                              --------    --------
                                                               203,562      40,736
Property, plant and equipment, net (Notes 1 and 3)..........   427,563     811,594
Deferred income taxes (Note 11).............................    31,098      29,824
Other (Note 4)..............................................    33,724      30,433
                                                              --------    --------
                                                              $695,947    $912,587
                                                              ========    ========
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Short-term debt (Note 5)..................................  $     --    $365,000
  Accounts payable..........................................    50,429       7,302
  Due to affiliates.........................................    17,796       1,079
  Due to member (Note 1 and 11).............................    38,338          --
  Accrued expenses..........................................    17,091       4,414
  Wholesale energy commitments (Note 13)....................    22,643      16,115
                                                              --------    --------
                                                               146,297     393,910
Revolving line of credit (Note 5)...........................        --       5,000
Employee benefit obligations (Note 1 and 9).................     8,235      10,007
Wholesale energy commitments (Note 13)......................    75,456      80,672
Other.......................................................    12,644       6,396
                                                              --------    --------
                                                               242,632     495,985
                                                              --------    --------
COMMITMENTS AND CONTINGENT LIABILITIES
(Notes 14, 15, 17 and 18)
MEMBER'S EQUITY.............................................   453,315     416,602
                                                              --------    --------
                                                              $695,947    $912,587
                                                              ========    ========

The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

                       PPL MONTANA, LLC AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF INCOME AND MEMBER'S EQUITY
                             (THOUSANDS OF DOLLARS)

           YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM INCEPTION
                    (DECEMBER 17, 1999) TO DECEMBER 31, 1999


                                                                2000       1999
                                                              --------   --------
OPERATING REVENUES:
  Wholesale energy marketing................................  $426,422   $  9,598
  Other revenues............................................     2,962        115
                                                              --------   --------
     Total..................................................   429,384      9,713
                                                              --------   --------
OPERATING EXPENSES:
  Operation:
     Fuel...................................................    32,210      1,407
     Energy purchases for wholesale.........................    91,885      1,065
     Other operations and maintenance.......................    75,562      4,129
     Transmission...........................................    12,553        918
  Depreciation expense......................................    13,186        734
  Allowance for doubtful trade accounts receivable..........    18,695         --
  Taxes, other than income..................................    15,186        664
                                                              --------   --------
          Total.............................................   259,277      8,917
                                                              --------   --------
          Operating income..................................   170,107        796
OTHER INCOME (DEDUCTIONS), NET..............................     1,260        (30)
INTEREST EXPENSE............................................    25,764      2,005
                                                              --------   --------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM....   145,603     (1,239)
INCOME TAX EXPENSE (BENEFIT)................................    57,885       (399)
                                                              --------   --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....................    87,718       (840)
EXTRAORDINARY ITEM (NET OF INCOME TAXES) (NOTE 6)...........     1,005         --
                                                              --------   --------
NET INCOME (LOSS)...........................................  $ 86,713   $   (840)
                                                              ========   ========
Beginning member's equity...................................  $416,602   $     --
Member contributions........................................        --    417,442
Distribution to member......................................    50,000         --
Net income (loss)...........................................    86,713       (840)
                                                              --------   --------
ENDING MEMBER'S EQUITY......................................  $453,315   $416,602
                                                              ========   ========


The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

                       PPL MONTANA, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

           YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM INCEPTION
                    (DECEMBER 17, 1999) TO DECEMBER 31, 1999


                                                                2000         1999
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  86,713    $    (840)
  Extraordinary item (net of income taxes)..................      1,005           --
                                                              ---------    ---------
  Income (loss) before extraordinary item...................     87,718         (840)
  Adjustments to reconcile net income (loss) to cash
     provided (used) by operating activities:
       Allowance for doubtful accounts......................     18,695           --
       Depreciation and amortization........................     15,494        1,302
       Wholesale energy commitment amortization.............    (18,844)        (734)
       Changes in current assets and liabilities:
       Accounts receivable..................................    (97,620)     (12,893)
       Due from member......................................     41,990       (2,999)
       Due from affiliate...................................     16,717           --
       Inventories..........................................       (558)         167
       Other assets.........................................     (7,881)       1,709
       Accounts payable and accrued expenses................     55,804       10,246
       Deferred income taxes................................    (10,828)       2,564
       Other liabilities....................................       (454)        (509)
                                                              ---------    ---------
          Net cash provided (used) by operating
            activities......................................    100,233       (1,987)
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of assets........................................         --     (759,917)
  Sale of assets............................................    410,000           --
  Property, plant and equipment additions...................    (13,979)         (83)
                                                              ---------    ---------
          Net cash provided (used) by investing
            activities......................................    396,021     (760,000)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on short-term debt.............................         --      365,000
  Repayments on short-term debt.............................   (365,000)          --
  Borrowings on revolving line of credit....................     23,000       15,000
  Repayments on revolving line of credit....................    (28,000)     (10,000)
  Member's contributions....................................         --      394,915
  Distributions to member...................................    (50,000)          --
                                                              ---------    ---------
          Net cash provided (used) by financing
            activities......................................   (420,000)     764,915
                                                              ---------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     76,254        2,928
Cash and cash equivalents at beginning of period............      2,928           --
                                                              ---------    ---------
Cash and cash equivalents at end of period..................  $  79,182    $   2,928
                                                              =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $  16,131    $   2,005
  Cash received on income taxes, net........................        436           --
  Gain deferred on sale of assets...........................      8,221           --
  Property, equipment, financing and acquisition costs
     contributed by member..................................         --       22,527


The accompanying Notes to the Consolidated Financial Statements are an integral part of the financial statements.

                       PPL MONTANA, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND CONSOLIDATION

     The consolidated financial statements include the accounts of PPL Montana, LLC, a Delaware limited liability company, and its direct and indirect wholly-owned subsidiaries PPL Colstrip I, LLC and PPL Colstrip II, LLC (collectively, the "Company"). The subsidiaries have no assets or operations and bear no relationship to Colstrip Units 1 and 2. All significant intercompany accounts and transactions have been eliminated. The Company is a wholly-owned subsidiary of PPL Montana Holdings, LLC (the "Member"), which is an indirect wholly-owned subsidiary of PPL Corporation.

NATURE OF OPERATIONS

     The Company commenced operations December 17, 1999 after the purchase of substantially all the generation assets and certain contracts of the utility division of The Montana Power Company ("MPC"). The Company operates steam generation and hydroelectric facilities throughout Montana. The Company has been designated as an Exempt Wholesale Generator under the Federal Power Act ("FPA") and sells wholesale power throughout the Western United States.

RECLASSIFICATIONS


     Certain amounts in the 1999 financial statements have been reclassified to conform to the current presentation.


MANAGEMENT'S ESTIMATES

     These financial statements were prepared using management's estimates of existing conditions. Actual results could differ from these estimates.

CASH EQUIVALENTS

     All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash in high credit quality investments and limits the amount of credit exposure by any one financial institution. Management believes that risk of loss on the Company's trade receivables is minimized by ongoing credit evaluations of customers' financial condition.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company maintains its allowance for doubtful accounts based on management's evaluation of the ultimate collectibility of all receivables. At December 31, 2000, the Company recorded an allowance of approximately $18,695,000 (See Note 14). No allowance was required at December 31, 1999.

INVENTORIES

     Inventories consist mainly of fuel and materials and supplies. Inventories are stated at the lower of cost or market. Cost is determined under the average cost method and includes the purchase price and transportation costs of the coal.

                       PPL MONTANA, LLC AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT


     Additions to property, plant and equipment representing major renewals or improvements are capitalized at cost. The Company records costs associated with planned major maintenance projects in the periods in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed. Assets are depreciated using the remaining life and straight-line methods. Depreciation is recognized over the estimated useful life of the related assets, ranging from 5 to 50 years for electric generation plant in service and ranging from 5 to 40 years for non-generation property. The cost of maintenance and repairs and replacement of minor items of property are charged to expense as incurred. Maintenance and repair costs include costs associated with major planned overhauls that do not improve or replace an existing asset or extend its useful life.


EMISSION CREDITS

     Emission credits are accounted for at historical cost and are charged to operating expense as used, based on the average cost method.

ASSET IMPAIRMENT

     Long-lived assets and identifiable intangibles held and used by the Company are reviewed for impairment when events or circumstances indicate carrying amounts may not be recoverable. Such reviews are performed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Impairment losses on such long-lived assets are recognized when book values exceed expected undiscounted future cash flow with the impairment measured on a discounted future cash flows basis.

REVENUE RECOGNITION

     Revenues are recorded based on the amount of electricity delivered to wholesale customers through the last day of each reporting period.

ACCOUNTING FOR PRICE RISK MANAGEMENT


     The Company engages in price risk management activities for both energy trading and non-trading activities as defined by EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," and accounts for such activities in accordance with that guidance. On January 1, 2001, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). See Note 19 for additional information.


INCOME TAXES

     The Company is a limited liability company and has elected to be disregarded as a separate entity for federal and state income tax purposes. The Company's taxable income or loss is included in the consolidated federal and state income tax returns of PPL Corporation. The Member is a party to a tax sharing policy that provides that the Member is responsible for taxes associated with the Company's operations. The income tax provision for the Company is calculated in accordance with SFAS No. 109, "Accounting for Income Taxes." Income taxes are presented in the accompanying financial statements as if the Company files separate returns. The current tax benefit or provision recognized for each period is recorded in the balance sheet as amounts due from or to the Member.

                       PPL MONTANA, LLC AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PENSION PLAN AND OTHER POSTRETIREMENT BENEFITS

     The Company has a noncontributory pension plan covering substantially all employees. Funding is based upon actuarially determined computations that consider the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974. The Company also provides certain health care and life insurance benefits to retired employees.

2. INVENTORIES

     Inventories consisted of the following at December 31 (thousands of dollars):

                                                              2000      1999
                                                             ------    ------
Fuel.......................................................  $  981    $1,003
Materials and supplies.....................................   4,064     3,484
                                                             ------    ------
                                                             $5,045    $4,487
                                                             ======    ======

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following at December 31 (thousands of dollars):

                                                           2000        1999
                                                         --------    --------
Electric generation plant (including jointly-owned
  plant)...............................................  $381,798    $774,868
Non-generation property................................    27,105      12,122
Land...................................................    15,062      16,229
Construction work in progress..........................    13,251       9,109
                                                         --------    --------
                                                          437,216     812,328
Less Accumulated depreciation..........................     9,653         734
                                                         --------    --------
                                                         $427,563    $811,594
                                                         ========    ========

4. OTHER ASSETS

     Other assets consisted of the following at December 31 (thousands of dollars):

                                                            2000       1999
                                                           -------    -------
Emissions credits........................................  $19,744    $20,394
Loan fees................................................       --      4,610
Capitalized financing costs..............................    1,345      3,847
Prepaid rent.............................................   12,644         --
Other....................................................        6      2,150
                                                           -------    -------
                                                            33,739     31,001
Less accumulated amortization............................       15        568
                                                           -------    -------
                                                           $33,724    $30,433
                                                           =======    =======

5. CREDIT ARRANGEMENTS AND FINANCING ACTIVITIES

     In November 1999, the Company entered into a Bridge and Revolving Credit Facility (the "Facility") with a syndicate of banks. The agreement provided for three different facilities.

                       PPL MONTANA, LLC AND SUBSIDIARIES

5. CREDIT ARRANGEMENTS AND FINANCING ACTIVITIES -- (CONTINUED)
     At December 31, 1999, the Company had a $675,000,000 Bridge loan (the "Bridge"), which matured in November 2000. The terms of the Bridge required interest payments quarterly or at the end of term depending on interest rate bases, with the outstanding principal balance due at maturity. The Bridge required a facility fee of .175% based on the total commitment and was paid quarterly. At December 31, 1999 the total outstanding on the Bridge loan was $365,000,000. During 2000, the Company retired the Bridge facility.

     At December 31, 1999, the Company had a $150,000,000 Tranche A Revolver ("Revolver A"), which matured in November 2002. Borrowings under Revolver A could be utilized once the Bridge had been fully utilized. The terms of Revolver A required interest payments quarterly with the outstanding balance due at maturity. Revolver A required a facility fee of .20% based on the total commitment and was paid quarterly. At December 31, 1999, there were no amounts outstanding under Revolver A. During 2000, the Company retired Revolver A.

     At December 31, 1999, the Company had a $125,000,000 Tranche B Revolver ("Revolver B"), which matures in November 2002. The maturity date may be extended with the consent of the lenders. Revolver B provides that up to $75,000,000 of the commitment may be used to issue letters of credit. The terms of Revolver B required interest payments quarterly with the outstanding balance due at maturity. Revolver B required a facility fee of .20% based on the total commitment. Additionally, Revolver B requires a letter of credit and issuance fee of .925% and .125%, respectively, based on the face value of the letters of credit issued. All fees are paid quarterly. At December 31, 1999, there was $5,000,000 outstanding under Revolver B and $2,000,000 of letters of credit issued. During 2000, the Company reduced Revolver B to $100,000,000. At December 31, 2000, there were no amounts outstanding under Revolver B and $70,122,000 of letters of credit issued.


     The Facility provides that the interest rate, at the option of the Company, may be based on either the LIBOR plus an Applicable Rate, or the adjusted base rate (the "ABR") as defined in the agreement. The interest rate, as defined above, is separately fixed for the term of each advance. The weighted average interest rate on the Facility was 8.62% for the period from inception to December 31, 1999 and 7.26% for the year ended December 31, 2000.


     The Facility requires that the Company maintain certain financial ratios, related to, among other things, cash flow, additional indebtedness and net worth and restricts the sale of assets. The Company was in compliance with these requirements as of December 31, 2000 and for the year then ended and as of December 31, 1999 and for the period from inception to December 31, 1999.

6. EXTRAORDINARY ITEM


     During 2000, the Company repaid its Bridge financing debt and reduced the commitments under the Revolving Credit Facility. In accordance with SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," an extraordinary loss of approximately $1,005,000 (net of $653,000 of income tax benefit) was recorded to write off deferred loan fees.


7. FINANCIAL INSTRUMENTS

     The Company utilizes fixed-price forward contracts that require physical delivery of the commodity and derivative financial instruments to manage the risk associated with the impact of market fluctuations on its energy related assets. The Company's derivative financial instruments consist primarily of financial swaps.

     Hedged transactions meet the requirements for hedge accounting, including the probability of the anticipated transaction being highly correlated to price movements of the derivative instrument. The impact of changes in the fair value of the derivative financial instruments is deferred until the hedged transactions are

                       PPL MONTANA, LLC AND SUBSIDIARIES

7. FINANCIAL INSTRUMENTS -- (CONTINUED)
completed at which time the related deferred gain or loss is recognized in income. In the event it becomes likely that an anticipated transaction will not occur or that adequate correlation no longer exists, hedge accounting is terminated and changes in the value of the derivative instrument are recognized as income in the period of change.


     At December 31, 2000, the Company held derivative financial instrument swap contracts accounted for as hedges covering the sale of a notional amount of 4,206,000 MWh of future electrical generation. The Company had gross unrecognized losses on these contracts of approximately $257,424,000 ($154,969,000 net of taxes). The Company recorded gross losses of approximately $20,471,000 and gross gains of approximately $32,000 for the year ended December 31, 2000 on the settlement of financial swaps. Such losses are included in wholesale energy marketing revenue in the Consolidated Statements of Income and Member's Equity.


     The Company may enter into derivative financial contracts for speculative purposes to take advantage of market opportunities. In accordance with EITF 98-10, the Company marks to market all speculative transactions and recognizes any corresponding unrealized gains and losses in the Consolidated Statements of Income and Member's Equity. At December 31, 2000, the Company held speculative energy trading contracts for the future purchase of a notional amount of 8,424 MWh of electricity. At December 31, 2000, the Company recorded unrealized gains on these contracts of approximately $1,717,000 as wholesale energy marketing revenue. At December 31, 1999 and the period from inception to December 31, 1999, the Company held no speculative energy trading contracts.

     The Company is exposed to credit risk in the event of non-performance by the counter-parties to the agreements. However, the Company has established strict counter-party credit guidelines and only enters into transactions with counter-parties whose debt is rated investment grade or better, or to counter-parties who have provided performance assurance such as letters of credit or corporate guarantees. The Company considers the risk of counter-party default to be minimal.

     The carrying value of cash and cash equivalents, accounts receivable, certain other current assets, accounts payable and debt approximate fair value due to either the short-term nature of the instruments or variable interest rates associated with the long-term instruments.

8. ACQUISITION

     On December 17, 1999, the Company completed the acquisition of substantially all the electric generation assets of MPC (the "Acquisition"). As part of the Acquisition, the Company assumed from MPC certain wholesale power purchase and sale agreements and entered into wholesale transition power sales agreements to sell back power to MPC until no later than June 30, 2002. In addition, the Company assumed various employee benefit obligations related to former MPC employees retained by the Company. The transaction was treated as an asset purchase for financial reporting purposes. Assets acquired and liabilities assumed were recorded at their preliminary estimated fair values. Some allocations were based on studies and valuations that were being finalized and therefore the preliminary purchase price allocation was adjusted during 2000 (see Note 13).

                       PPL MONTANA, LLC AND SUBSIDIARIES

8. ACQUISITION -- (CONTINUED)

     The components of the purchase price and the preliminary allocation at December 31, 1999 were as follows:

Consideration and acquisition costs:
Cash paid...................................................  $759,917
Acquisition costs...........................................     7,184
                                                              --------
                                                              $767,101
                                                              ========
Preliminary allocation of purchase price:
Property, plant and equipment...............................  $805,176
Deferred income taxes.......................................    43,141
Emission credits............................................    20,394
Inventories.................................................     4,654
Prepayments.................................................     3,538
Other assets................................................     2,847
Due from MPC................................................     2,000
Wholesale energy commitments................................   (97,521)
Employee benefit obligations................................   (10,450)
Other liabilities...........................................    (6,678)
                                                              --------
                                                              $767,101
                                                              ========

9. RETIREMENT AND OTHER BENEFITS

PENSION AND OTHER POSTRETIREMENT BENEFITS

     The Company has a funded, noncontributory defined benefit pension plan covering substantially all employees. Benefits are based upon a participant's earnings and length of participation in the plan, subject to meeting certain minimum requirements. The pension plan assets consist primarily of common stocks, government and corporate bonds and temporary cash investments. The Company also has a Supplemental Executive Retirement Plan (SERP) for certain officers of the Company. The SERP provides certain retirement benefits to the participants based on their compensation and years of service. Substantially all employees will become eligible for certain health care and life insurance benefits upon retirement.

     In conjunction with the Acquisition, the Company recorded a liability for assumed pension and postretirement medical benefit obligations. No net periodic pension and postretirement benefit costs, actuarial gains, return on plan assets or contributions were recorded for the period from inception to December 31, 1999.

     Net pension and postretirement benefit costs were as follows for the year ended December 31, 2000 (thousands of dollars):

                                                                   POSTRETIREMENT
                                                       PENSION        MEDICAL
                                                       BENEFITS       BENEFITS
                                                       --------    --------------
Service cost.........................................  $ 1,548          $201
Interest cost........................................    2,111           280
Expected return on plan assets.......................   (2,260)           --
Prior service cost...................................       61            --
                                                       -------          ----
  Net periodic pension and postretirement benefit
     cost............................................  $ 1,460          $481
                                                       =======          ====

                       PPL MONTANA, LLC AND SUBSIDIARIES

9. RETIREMENT AND OTHER BENEFITS -- (CONTINUED)
     The net periodic pension cost charged to operating expenses was $731,000. Retiree health and benefit costs charged to operating expenses were $254,000.

     Postretirement medical costs at December 31, 2000 were based on the assumption that costs would decrease gradually from 7.25% in 2000 to 6.0% in 2006 and thereafter. A one-percent change in the assumed health care cost trend assumptions would have the following effect (thousands of dollars):

                                                  ONE PERCENTAGE    ONE PERCENTAGE
                                                  POINT INCREASE    POINT DECREASE
                                                  --------------    --------------
Effect of service cost and interest cost
  components....................................       $ 25             $ (21)
Effect on postretirement benefit obligation.....        203              (176)

     The following assumptions were used in the valuation of the benefit obligations:

                                                                  POSTRETIREMENT
                                                    PENSION          MEDICAL
                                                    BENEFITS         BENEFITS
                                                  ------------    --------------
                                                  2000    1999    2000     1999
                                                  ----    ----    -----    -----
Discount rate...................................   7.5%   7.0%     7.5%     7.0%
Expected return on plan assets..................   9.2%   8.0%      --       --
Rate of compensation increase...................  4.75%   5.0%    4.75%     5.0%

The funded status of the plans at December 31, 2000 is as follows (thousands of dollars):

                                                                   POSTRETIREMENT
                                                       PENSION        MEDICAL
                                                       BENEFITS       BENEFITS
                                                       --------    --------------
CHANGE IN BENEFIT OBLIGATION
Benefit Obligation, January 1........................  $29,528        $ 3,500
Service cost.........................................    1,548            201
Interest cost........................................    2,111            280
Plan amendments......................................    1,099             --
Actuarial gain.......................................     (876)           203
Net benefits paid....................................      (14)            --
                                                       -------        -------
Benefit Obligation, December 31......................  $33,396        $ 4,184
                                                       =======        =======
CHANGE IN PLAN ASSETS
Plan assets at fair value, January 1.................  $23,843        $    --
Actual return on plan assets.........................      591             --
Contributions........................................    3,200             --
Net benefits paid....................................      (14)            --
                                                       -------        -------
Plan assets at fair value, December 31...............  $27,620        $    --
                                                       =======        =======
FUNDED STATUS
Funded status of plan................................  $(5,776)       $(4,184)
Unrecognized net gain................................      795           (106)
Unrecognized prior service cost......................    1,036             --
                                                       -------        -------
Liability recognized.................................  $(3,945)       $(4,290)
                                                       =======        =======

     Amounts for pension benefits in the preceding tables include amounts attributable to the SERP. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the SERP were

                       PPL MONTANA, LLC AND SUBSIDIARIES

9. RETIREMENT AND OTHER BENEFITS -- (CONTINUED) approximately $1,118,000, $227,000 and $0, respectively, at December 31, 2000. The Company did not have a material obligation to the SERP at December 31, 1999.

SAVINGS PLAN

     Substantially all employees are eligible to participate in a 401(k) savings plan. Employees may elect to save up to 16% of compensation on a pre-tax basis subject to certain limits. The Company matches 100% of the first 4% of employee contributions. The Company contributed approximately $1,373,000 and $18,000 to the 401(k) plan in 2000 and 1999, respectively.

     The Company has a non-funded deferred compensation plan for certain officers of the Company. The plan provides for the deferral of up to 100% of a participant's salary and incentive awards. The total amount deferred was $243,000 and $0 in 2000 and 1999, respectively. Participants receive an earnings credit on all compensation amounts deferred.

10. STOCK-BASED COMPENSATION

     Certain employees of the Company participate in the Incentive Compensation Plan ("ICP") and Incentive Compensation Plan for Key Employees ("ICPKE") (together, the "Plans") of PPL Corporation. Under the Plans, restricted shares of common stock as well as stock options may be granted to officers and other key employees. Awards under the Plans are made in the common stock of PPL Corporation by the Compensation and Corporate Governance Committee ("CCGC") of the Board of Directors in the case of the ICP, and by the PPL Corporate Leadership Council ("CLC") in the case of the ICPKE. Each plan limits the number of shares available for awards to two percent of the common outstanding stock of PPL Corporation on the first day of each calendar year. The maximum number of options which can be awarded under each Plan to any single employee in any calendar year is 1.5 million shares. Any portion of these shares that has not been granted may be carried over and used in any subsequent year. If any award lapses or is forfeited or the rights to the participant terminate, any shares of common stock are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL Corporation or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

RESTRICTED STOCK

     Restricted shares of common stock are outstanding shares with full voting and dividend rights. However, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death. Restricted shares vest fully if control of PPL Corporation changes, as defined by the Plans.

     Restricted stock awards of 25,308 shares, with per share weighted-average fair values of $24.45 were granted in 2000. Compensation expense was approximately $100,000 for the year ended December 31, 2000. At December 31, 2000, there were 31,018 restricted shares outstanding, which include restricted shares for employees who transferred to the Company from PPL Corporation. Of these awards, 11,018 vest three years from the date of the grant and 20,000 vest eleven years from the date of the grant. At December 31, 1999 no awards had been made to the employees of the Company.

STOCK OPTIONS

     Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL Corporation's common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL Corporation or a

                       PPL MONTANA, LLC AND SUBSIDIARIES

10. STOCK-BASED COMPENSATION -- (CONTINUED) subsidiary, in installments as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. The CLC and CCGC have discretion to accelerate the exercisability of the options. All options expire ten years from the grant date. The options become exercisable if control of PPL Corporation changes, as defined in the Plan.

     At December 31, 2000, there were 100,420 stock options outstanding, with a fair value of $3.34 per option. Fair value was determined using a modified Black-Scholes model with the following assumptions: Risk-free interest rate -- 6.62%; Expected stock volatility -- 21.38%; Expected dividend yield rate -- 5.70% and Expected option life (years) -- 10.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for stock options. Since stock options are granted at market price, no compensation cost has been recognized. Compensation calculated in accordance with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," was not significant for the year ended December 31, 2000 and the period from inception to December 31, 1999.

     In April 1999, PPL Corporation made its initial award of stock options under the Plan. A summary of the stock option activity for the year ended December 31, 2000 are as follows, which includes 30,240 options for employees who transferred to the Company from PPL Corporation.

                                                                      WEIGHTED
                                                                      AVERAGE
                                                            SHARES     PRICE
                                                            -------   --------
Outstanding December 31, 1999.............................   30,240    $26.85
Granted...................................................   73,180     19.91
Exercised.................................................    3,000     26.85
                                                            -------    ------
Outstanding December 31, 2000.............................  100,420     21.79
Exercisable December 31, 2000.............................    7,080     26.85

     Outstanding options had a weighted-average remaining life of 9 years at December 31, 2000.

11. INCOME AND OTHER TAXES

     For 2000 and 1999, the corporate federal income tax rate was 35% and the Montana corporate income tax rate was 6.75%.

                       PPL MONTANA, LLC AND SUBSIDIARIES

11. INCOME AND OTHER TAXES -- (CONTINUED)
COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES

     The tax effects of significant temporary differences comprising the Company's net deferred income tax asset at December 31 were as follows (thousands of dollars):

                                                              2000       1999
                                                            --------   --------
Deferred tax assets:
  Accrued retirement costs................................  $ 3,122    $ 3,558
  Allowance for doubtful costs............................    7,363         --
  Accrued vacation and other..............................    2,294      1,008
  Wholesale energy commitments............................   38,639     38,611
                                                            -------    -------
                                                             51,418     43,177
                                                            -------    -------
Deferred tax liabilities:
  Property, plant and equipment...........................       13      2,600
                                                            -------    -------
     Net deferred tax asset...............................  $51,405    $40,577
                                                            =======    =======

INCOME TAX EXPENSE

     Details of the components of income tax expense (benefit), a reconciliation of federal income taxes derived from statutory tax rates applied to income
(loss) from continuing operations for accounting purposes and details of taxes other than income at December 31 are as follows (thousands of dollars):


                                                            2000       1999
                                                          --------    -------
Income tax expense (benefit):
  Provision -- Federal..................................  $ 56,528    $(2,577)
  Provision -- State....................................    12,185       (386)
                                                          --------    -------
                                                            68,713     (2,963)
                                                          --------    -------
  Deferred -- Federal...................................    (9,156)     2,124
  Deferred -- State.....................................    (1,672)       440
                                                          --------    -------
                                                           (10,828)     2,564
                                                          --------    -------
                                                          $ 57,885    $  (399)
                                                          ========    =======
RECONCILIATION OF EFFECTIVE INCOME TAX RATE:
  Income tax expense (benefit) on pre-tax income at
     statutory tax rate -- 35%..........................  $ 50,961    $  (434)
  State income taxes....................................     6,388         35
  Other.................................................       536
                                                          --------    -------
Total income tax expense (benefit)......................  $ 57,885    $  (399)
                                                          ========    =======
Effective income tax rate...............................      39.8%      32.2%

TAXES OTHER THAN INCOME:
  Property taxes........................................  $ 13,200    $   560
  Generation taxes......................................     1,665         77
  Social security and other.............................       321         27
                                                          --------    -------
                                                          $ 15,186    $   664
                                                          ========    =======

                       PPL MONTANA, LLC AND SUBSIDIARIES

12. JOINTLY OWNED FACILITIES

     The Company is the operator of the jointly owned coal-fired generating units comprising the Colstrip steam generation facility. At December 31, 2000, the Company has a 50% leasehold interest in Colstrip Units 1 and 2 and a 30% leasehold interest in Colstrip Unit 3 under an operating lease (see Note 15). At December 31, 1999, the Company had a 50% ownership interest in Colstrip Units 1 and 2 and a 30% ownership interest in Colstrip Unit 3.


     The Company's share of direct expenses associated with the operation and maintenance of these facilities is included in the corresponding operating expenses in the Consolidated Statements of Income and Member's Equity. Each joint owner in these facilities provides its own financing. As operator of all Colstrip Units, the Company invoices each joint-owner for their respective portion of the direct expenses. The amount due from joint-owners was approximately $6,666,000 and $5,920,000 at December 31, 2000 and 1999,
respectively.


     At December 31, 2000, MPC continues to own a 30% interest in Colstrip Unit
4. As part of the purchase of generation assets from MPC, the Company and MPC entered into a reciprocal sharing agreement to govern each party's responsibilities regarding the operation of Colstrip Units 3 and 4. This agreement provides that each party is entitled to 15% of the generation of each of Colstrip Units 3 and 4, and is responsible for 15% of the respective operating and construction costs, regardless of whether a particular cost is specified to Colstrip Unit 3 or 4. However, each party is responsible for its own fuel related costs.

13. WHOLESALE ENERGY COMMITMENTS

SUPPLY COMMITMENTS

     As part of the purchase of generation assets from MPC, the Company agreed to supply electricity to MPC under two wholesale transition service agreements (WTSAs). One WTSA is for a term of two years from December 17, 1999 and is a 200MW firm commitment. The other WTSA covers MPC's remaining native load commitments and is for a term from December 17, 1999 until MPC's remaining customer load is zero, but in no event later than June 30, 2002. In accordance with purchase accounting guidelines, the Company recorded a $52,489,000 liability as an estimate of the fair value of the contracts at the acquisition date, including $20,156,000 recorded in 2000 upon completion of the valuation study. The liability was recorded on a present value basis, determined using a 6.5% discount rate. Such amount is prospectively amortized as an adjustment of wholesale energy marketing revenues over the contract terms. The Company had sales to MPC for the year ended December 31, 2000 of approximately $113,395,000, including amortization of approximately $22,383,000, which represented 26% of revenue for the year. Interest expense on the amortized balance was $2,790,000 for the year ended December 31, 2000. The unamortized liability was $32,214,000 at December 31, 2000. The Company had sales to MPC from the period from inception through December 31, 1999 of approximately $4,600,000, including amortization of approximately $682,000 which represented 48% of revenue for the period.

     As part of the purchase of generation assets from MPC, the Company agreed to supply electricity to the United States Government on behalf of the Flathead Irrigation Project (FIP). Under the agreement, which expires in December 2010, the Company is required to supply approximately 7.5MW of capacity year round, with an additional 3.7MW during the months of April through October. In accordance with purchase accounting guidelines, the Company recorded a $6,616,000 liability as an estimate of the fair value of the contract at December 17, 1999. The liability was recorded on a present value basis, determined using a 6.5% discount rate. Such amount is prospectively amortized as an adjustment to wholesale energy marketing revenues over the contract term. The Company recorded amortization of $673,000 and interest expense of $424,000 on the unamortized balance for the year ended December 31, 2000. The unamortized liability was $6,364,000 at December 31, 2000. The Company recorded amortization from the period from inception to December 31, 1999 of approximately $3,000.

                       PPL MONTANA, LLC AND SUBSIDIARIES

13. WHOLESALE ENERGY COMMITMENTS -- (CONTINUED)
PURCHASE COMMITMENTS

     As part of the purchase of generation assets from MPC, the Company assumed a power purchase agreement with Basin Electric Power Cooperative, which expires in April 2010. The agreement requires the Company to purchase up to 98MW of firm capacity from November through April of each year. The pricing under the agreement consists of a capacity charge that is fixed, and an energy charge adjustment to cover certain capital and operating and maintenance costs. In accordance with purchase accounting guidelines, the Company recorded a $58,572,000 liability as an estimate of the fair value of the contract at December 17, 1999. The liability was recorded on a present value basis, determined using a 6.5% discount rate. Such amount is prospectively amortized as an adjustment to energy purchases for wholesale over the contract term. The Company recorded amortization of $2,830,000 and interest expense of $3,828,000 on the unamortized balance for the year ended December 31, 2000. The unamortized liability was $59,521,000 at December 31, 2000. The Company recorded amortization from the period from inception to December 31, 1999 of approximately $49,000.

14. COMMITMENTS AND CONTINGENT LIABILITIES

ENVIRONMENTAL MATTERS

AIR

     The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. The Company is substantially compliant with the Clean Air Act.

     The Environmental Protection Agency ("EPA") has developed new standards for ambient levels of fine particulates. These standards were challenged and remanded to the EPA by the D.C. Circuit Court in 1999. The United States Supreme Court is reviewing the Circuit Court decision. The new particulates standard, if finalized, may require further reductions in SO(2) emissions for the Company.

     Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine what should be regulated. The EPA has determined that mercury emissions must be regulated. The EPA is expected to develop regulations by 2004.

     In 1999, the EPA initiated enforcement actions against eight utilities, asserting that older, coal-fired power plants operated by those utilities have, over the years, been modified in ways that subject them to more stringent "New Source" requirements under the Clean Air Act. The EPA has since issued notices of violation and has commenced enforcement activities against other utilities and has threatened to continue expanding its enforcement actions. The EPA's regional offices that regulate the Company's generation plants have indicated an intention to issue information requests to all utilities in its jurisdiction and have issued such a request to the Company related to the J.E. Corette Steam Electric Station. Compliance with any such EPA enforcement action could result in additional capital and operating expenses in amounts which are not now determinable, but which could be significant.

     The EPA is also proposing to revise its regulations in a way that will require power plants to meet "New Source" performance standards and/or undergo "New Source" review for many maintenance and repair activities that are currently exempt.

REMEDIATION

     In conjunction with its divestiture, the Montana Power Company prepared a Phase I and Phase II Environmental Site Assessment. The assessment identifies approximately $7.2 million of future capital expenditures through the year 2020 related to various groundwater remediation issues. Additional capital expenditures could be required in amounts which are not now determinable but which could be material.

                       PPL MONTANA, LLC AND SUBSIDIARIES

14. COMMITMENTS AND CONTINGENT LIABILITIES -- (CONTINUED)
     Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs for the Company that cannot be estimated at this time. The Company has been indemnified by the Montana Power Company for any preacquisition environmental liability. However, this indemnification is conditioned on certain circumstances that can result in the Company and the Montana Power Company sharing in certain costs within limits set forth in the Asset Purchase Agreement.

     In October 1999, the Montana Supreme Court held in favor of several citizens' groups that the right to a clean and healthful environment is a fundamental right guaranteed by the Montana Constitution. The Court's ruling could result in significantly more stringent environmental laws and regulation as well as an increase in citizens' suits under Montana's environmental laws. The effect on the Company of any such changes in laws or regulations or any such increase in citizen suits is not currently determinable but could be significant.

GENERAL

     Due to the environmental issues discussed above or other environmental matters, the Company may be required to modify, replace or cease operating certain plants to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, the Company also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable but which could be material.

PURCHASE COMMITMENTS

     The Company is party to an "all requirements" coal supply agreement with Western Energy Company (WECO) to supply coal the Company uses to generate electricity from interests in Colstrip Units 1 and 2. The pricing under this agreement consists of a commodity charge and an annual fixed charge. The commodity charge is adjusted as of March 1 and September 1 of each year based on changes in WECO costs. The fixed charge is subject to renegotiation on July 30, 2001. Under this agreement the Company purchased approximately 1,319,000 and 36,000 tons of coal for the year ended December 31, 2000 and for the period from inception to December 31, 1999, respectively. The agreement expires on December 31, 2009, and may be extended upon terms mutually agreeable to the parties.

     The Company is party to an "all requirements" coal supply agreement and coal transportation agreement with WECO to supply and deliver coal used to generate electricity from interests in Colstrip Units 3 and 4. The pricing under the coal supply agreement consists of a commodity charge and an annual fixed charge. The pricing under the coal transportation agreement consists of an annual fixed charge, cost reimbursement charge, operating profit fee and a revenue credit. Under this agreement the Company purchased approximately 907,000 and 52,000 tons of coal for the year ended December 31, 2000 and for the period from inception to December 31, 1999, respectively. The coal supply and transportation agreements expire on December 31, 2019, and may be extended upon terms mutually agreeable to the parties.

     The Company is party to a coal supply contract to purchase coal for use at another coal-fired plant at fixed rates. The Company purchased approximately 727,000 and 27,000 tons of coal for the year ended December 31, 2000 and for the period from inception to December 31, 1999, respectively. The agreement expires on December 31, 2001.

POWER EXCHANGE COMMITMENTS

     The Company has a power exchange agreement which requires the Company to deliver 118,800MWh of firm power between June 15 and September 15 of each year. In return, the Company receives 108,000MWh of firm power between December 1 and February 28 of each year. The agreement shall continue in effect until terminated by either party with a three year written notice.

                       PPL MONTANA, LLC AND SUBSIDIARIES

14. COMMITMENTS AND CONTINGENT LIABILITIES -- (CONTINUED)
SOURCE OF LABOR SUPPLY

     At December 31, 2000, the Company had approximately 470 employees. Approximately 68% and 2% of the employees are represented by the International Brotherhood of Electrical Workers and the Teamsters, respectively. All union contracts expire in 2001.

SALES TO CALIFORNIA INDEPENDENT SYSTEM OPERATOR

     Since mid-December 2000 the U.S. Secretary of Energy ("Secretary") has ordered a number of wholesale power sellers in the Western United States, including the Company, to sell to the California Independent System Operator ("CAL ISO"), all amounts of energy that such sellers have available in excess of their existing firm power commitments. The orders require that the CAL ISO first certify on a daily basis to the Department of Energy that it has inadequate energy supplies to meet its needs, and that it is implementing specified conservation measures. If these certifications are made, then the CAL ISO is authorized to request deliveries of excess energy from the sellers named in the orders. The orders state that the CAL ISO is to allocate such requests, to the extent feasible, in proportion to each seller's available excess power.

     The Secretary has stated that he took this extraordinary action because of an emergency that he found exists in California due to a shortage of electric energy in the state. The Company has requested rehearing of these orders on the grounds that they fail to provide adequate assurances that the sellers would be paid for the power so delivered. Rehearing was granted on January 17, 2001 for the limited purpose of receiving additional information. The most recent such order expires on February 7, 2001.

     Since mid-December through the expiration of the order, the Company has delivered approximately 1,700 MWh to the CAL ISO. The delivered energy represents approximately 0.2% of the Company's production for the period the orders have been in place. The Company has not yet received payment for these sales. The Company negotiated prices for a portion of the ordered sales with the CAL ISO. The prices for the remaining ordered sales, which occurred in 2001, will be established in future proceedings at the Federal Energy Regulatory Commission ("FERC").

     The Company made voluntary sales of energy to the CAL ISO prior to the date the first order was issued. The order sales amount to approximately $18 million and are currently scheduled to be paid in February and March 2001.

     The CAL ISO's ability to pay for both the pre-order and post-order sales will ultimately depend on the two major California electric utilities, Pacific Gas and Electric Company and Southern California Edison Company, recovering their financial stability, or on the State of California constructing a financial solution to the power supply crisis currently facing the state. Both of the utilities are experiencing severe liquidity constraints, have defaulted on various debts and have stated publicly that they may file for bankruptcy protection. The Company cannot predict if or when it will receive payment for sales to the CAL ISO that have been made or may be required to make in the future, or the final amounts of any such payments. As of December 31, 2000, the Company has fully reserved for possible underrecoveries of payments for these energy sales. The Company may have to add to the reserves in future periods if it is required by the Secretary, other governmental agencies or a court to continue to supply energy to the CAL ISO.


     Litigation arising out of the California supply situation has been filed at the FERC and in California courts against sellers of energy to the CAL ISO. The plaintiffs and intervenors allege abuse of market power, among other things, and seek price caps on wholesale sales in California and other Western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorneys' fees. The Company has intervened in the FERC proceedings in order to protect the Company's interests, but have not been named as a defendant in any of the court actions. The Company cannot predict

                       PPL MONTANA, LLC AND SUBSIDIARIES

14. COMMITMENTS AND CONTINGENT LIABILITIES -- (CONTINUED)

whether it will eventually be named in these lawsuits or other lawsuits and cannot predict the outcome of any such litigation. If the eventual resolution results in the imposition of price caps or other regulatory controls on wholesale energy sales, our future cash flow and financial condition could be adversely affected.


15. LEASE COMMITMENTS

     In July 2000, the Company sold its investment in the Colstrip Steam Generation Plant to owner lessors in a sale leaseback transaction whereby the Company leased the assets from the owner lessors under a thirty-six year operating lease. The sale proceeds were approximately $410,000,000. The Company recorded a deferred gain on sale of approximately $8,221,000, which will be amortized into other operations and maintenance over the term of the operating lease on a straight-line basis. For the year ended December 31, 2000, the Company recognized approximately $114,000 of amortization. The Company used the sale proceeds to reduce outstanding debt and make distributions to the Member.

     The Company leases a 50% interest in the Colstrip Units 1 and 2 and a 30% interest in Unit 3, through four non-cancelable operating leases, which expire in thirty-six years. The Company is required to pay all expenses associated with the operations of the generation units. The leases place certain restrictions on the Company's ability to incur additional debt, sell assets and declare dividends and require the Company to maintain certain financial ratios related to cash flow and net worth. Rent expense charged to operations and maintenance expense has been recognized on a straight-line basis and for the year ended December 31, 2000 was approximately $9,100,000.

     The Company leases a portion of a building under a non-cancelable operating lease, which expires in 2002. The Company also leases operating equipment under various short-term leases.

     The future minimum lease payments under operating leases are as follows (thousands of dollars):

YEAR ENDED DECEMBER 31,
-----------------------
2001........................................................  $ 43,273
2002........................................................    49,277
2003........................................................    46,973
2004........................................................    43,511
2005........................................................    38,084
Thereafter..................................................   530,866
                                                              --------
                                                              $751,984
                                                              ========

16. RELATED PARTY TRANSACTIONS

     The Member has interests in other entities with whom the Company has transactions. Although transactions with these entities cannot be presumed to be at arms length, it is the intention of the parties and the Company that these transactions be conducted at terms comparable to those available with third parties.

     The Company has executed a brokering and contract management agreement with PPL EnergyPlus. The agreement authorizes PPL EnergyPlus to act as exclusive agent in managing the Company's wholesale energy supply and energy and capacity purchase contracts. The agreement also grants PPL EnergyPlus express authority and responsibility for managing the sale of energy in excess of wholesale contract commitments. The Company retains title to all energy that is sold into the wholesale market. The Company must pay PPL EnergyPlus a fee to cover its annual operating expenses related to its responsibilities under the brokering and contract management agreement. The total amount paid to PPL EnergyPlus was $5,041,000 for the year

                       PPL MONTANA, LLC AND SUBSIDIARIES

16. RELATED PARTY TRANSACTIONS -- (CONTINUED) ended December 31, 2000 and is included in other operations and maintenance on the Consolidated Statements of Income and Member's Equity. The amounts due to PPL EnergyPlus at December 31, 2000 and 1999 were $420,000 and $1,079,000, respectively, and are included in due to affiliates on the Consolidated Balance Sheets.

     The Company has a memorandum of understanding ("MOU") with PPL EnergyPlus regarding the supply of energy to satisfy PPL EnergyPlus' obligations under its retail contracts. The MOU is effective through December 31, 2000. The Company plans to renew the MOU with substantially the same terms. The MOU provides that the Company will provide the energy necessary for PPL EnergyPlus to supply energy services to its customers, taking into account the Company's energy commitments to third parties under wholesale supply agreements. PPL EnergyPlus will take title to the energy and has the sole authority to sell the energy and assumes all customer credit risks.

     The MOU provides for two different pricing mechanisms, dependent upon the underlying PPL EnergyPlus retail contract structure. If PPL EnergyPlus sells power at a fixed price during the contract term, the Company will supply energy to PPL EnergyPlus for the term of the contact at the Mid-Columbia forward price agreed by the Company and PPL EnergyPlus at the date the contract is executed. If PPL EnergyPlus enters into a floating price agreement, the Company will supply energy to PPL EnergyPlus for the term of the contract at a floating price. The floating price PPL EnergyPlus will pay will be the Mid-Columbia forward price plus $1.00 per MWh. If PPL EnergyPlus enters into a retail contact to sell energy at a price that is structured with both fixed and floating components, the pricing will use a combination of the above mechanisms. Total energy sales to PPL EnergyPlus were $32,548,000 for the year ended December 31, 2000 and are included in wholesale energy marketing revenues on the Consolidated Statements of Income and Member's Equity. The amount due from PPL EnergyPlus at December 31, 2000 was $12,750,000 and is included in due to affiliates on the Consolidated Balance Sheet. There were no sales to PPL EnergyPlus under the MOU for the period from inception to December 31, 1999.

     The Member has guaranteed certain obligations of the Company for up to $20 million under power purchase and sales agreements at December 31, 2000. There were no guarantees at December 31, 1999.

17. REGULATORY ISSUES

     The Company has eleven hydroelectric facilities and one storage reservoir licensed by FERC pursuant to the FPA under long-term licenses which expire on varying dates from 2009 through 2040. Pursuant to Section 8(e) of the FPA, FERC approved the transfer from MPC of all pertinent licenses and any amendments thereto, for the ownership and operation of these facilities purchased by the Company.


     The Kerr Dam Project license was jointly issued by FERC to MPC and the Confederated Salish and Kottenai Tribes of the Flathead Reservation in 1985, and required MPC to hold and operate the project for 30 years. The license required MPC, and subsequently the Company as a result of the purchase of the Kerr Dam from MPC, to continue to implement a plan to mitigate the impact of the Kerr Dam on fish, wildlife and habitat. The implementation will require payments totaling approximately $8,450,000 between 2001 to 2020. Additionally, the Company is required to make annual payments to the Confederated Salish and Kootenai Tribes for the use of the property the Kerr Dam occupies. The annual payments increase in June of each year based on the CPI-Urban index. The annual payment for the period from July 2000 through June 2001 is approximately $14,412,000. The Company expensed approximately $14,240,000 for the year ended December 31, 2000, and $534,000 for the period from inception through December 31, 1999.


     The Company is subject to the jurisdiction of certain federal, regional, state and local regulatory agencies with respect to air and water quality, land use and other environmental matters. The operations of its generating facilities are subject to the Occupational Safety and Health Act of 1970 and comparable state

                       PPL MONTANA, LLC AND SUBSIDIARIES

17. REGULATORY ISSUES -- (CONTINUED)
statues. In addition, the Company is subject to the jurisdiction of the Nuclear Regulation Commission in connection with its operation of level and density monitoring devices. Management believes at this time that it is operating in accordance with the laws and regulations of the various agencies and there are no current actions which will have a material effect on its business, financial condition or results of operations.

18. PENDING TRANSACTIONS

     PPL Global, Inc., an indirect wholly-owned subsidiary of PPL Corporation and our affiliate, was party to separate Asset Purchase Agreements (each an "APA") with Portland General Electric Company ("PGE") and Puget Sound Energy, Inc. ("PSE") to purchase their respective interests in the Colstrip Units and certain related transmission assets and rights. The interested parties mutually agreed to terminate the APA's.

     The MPC APA, previously assigned to the Company by PPL Global, provided if neither the PSE or PGE acquisitions are consummated the Company is required to purchase a portion of MPC's interest in the 500 kilovolt Colstrip Transmission System ("CTS") for $97,000,000 for which regulatory approval has been received. The Company is currently in discussions with MPC to pursue alternatives to acquiring this entire interest in the CTS as contemplated by the APA. These discussions are ongoing, therefore, the Company cannot predict whether it will buy all or less than all of MPC's entire interest in the CTS, or what the purchase price will be if a purchase occurs.

19. NEW ACCOUNTING STANDARDS


     On January 1, 2001, the Company adopted SFAS 133, which requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company, through the use of a cross-functional project team, has completed the process of identifying all derivative instruments, determining their fair market values, designating and documenting hedge relationships and evaluating the effectiveness of those hedge relationships.


     In accordance with the transition provisions of SFAS 133, the Company expects to record a net-of-tax cumulative-effect-type charge of $154,969,000 in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash flow hedging instruments. This adjustment will be attributed to financial swaps in which the Company has reserved and stands ready to deliver energy from the planned output of its generating units. The Company uses these contracts to mitigate commodity price risk.

     Future changes in the fair market values of these derivative instruments, to the extent that the hedges are effective at mitigating the underlying commodity risk, will be recorded in other comprehensive income. At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income will be reported in the Consolidated Statements of Income. To the extent that the hedges are not effective, the ineffective portion of the changes in the fair market value will be recorded directly in earnings. The Company expects to reclassify into earnings during the next twelve months $118,920,000 from the transition adjustment that will be recorded in accumulated other comprehensive income. The cash flow hedges described above cover various periods of time from January 2001 through December 2006.

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                   APPENDIX A: INDEPENDENT ENGINEER'S REPORT

                                                                [R.W. BECK LOGO]
                                                                   July 13, 2000

Chase Securities Inc.
270 Park Avenue
New York, NY 10017

Ladies and Gentlemen:

SUBJECT:  INDEPENDENT ENGINEER'S REPORT ON PPL MONTANA, LLC

     Presented herein is the report (the "Report") of our review and analyses of an interest in the 2,094 MW (net) coal-fired power plant located in Colstrip, Montana (the "Colstrip Facility"); the 154 MW (net) Corette coal-fired power plant located near Billings, Montana (the "Corette Facility"); the 577 MW Missouri-Madison, Thompson Falls, Kerr and Mystic hydroelectric plants (collectively, the "Hydroelectric Facilities" and, together with the Colstrip and Corette Facilities, the "Plants"); and an interest in the Colstrip Transmission System (the "Colstrip Transmission System" and, together with the Plants, the "Montana Portfolio"). PPL Montana, LLC ("PPL Montana"), an indirect wholly-owned subsidiary of PPL Corporation, acquired the Plants from Montana Power Company ("MPC") on December 17, 1999. PPL Montana has a contingent contract to purchase an interest in the Colstrip Transmission System currently owned by MPC.

     The acquisition of the Montana Portfolio was supported, in part, through a credit facility (the "Credit Facility") from a syndicate of banks led by The Chase Manhattan Bank. PPL Montana is currently entering into sale leaseback transactions for its Colstrip Facility assets pursuant to leveraged lease transactions (the "Leases") with four owner lessors. PPL Montana will use the proceeds of the Leases to pay down the Credit Facility. Accordingly, a pass through trust is issuing $338,000,000 of 8.903% Pass Through Certificates due 2020 (the "Certificates"). The Certificates represent fractional undivided interests in a pass through trust consisting solely of secured lease obligation notes called lessor notes. The lessor notes will be issued by the owner lessors and be secured by collateral which includes certain ownership interests of the owner lessors in the Colstrip Facility and certain of the owner lessors' rights under the Leases and the other lease documents. The proceeds from the issuance of the lessor notes, together with the proceeds of each owner participant's equity investment in the related owner lessor, will be used by each owner lessor to finance the purchase of its interest in the Colstrip Facility from PPL Montana and finance certain Lease related transaction expenses. PPL Montana will be responsible for making rent payments on the Leases (the "Rent"). The Rent is paid at the same priority as payments on any other senior debt of PPL Montana (together with the Rent, the "Fixed Charges").

     The Colstrip Facility consists of four operating coal-fired electric generating units, including associated common facilities. Colstrip Units 1 and 2 have a nominal net generating capability of 614 MW and are jointly owned by PPL Montana and Puget Sound Energy, Inc. ("Puget") as tenants in common, each having a 50 percent ownership interest. Colstrip Units 3 and 4 have a nominal net generating capability of 1,480 MW and are jointly owned according to the following allocation: 25 percent of both units is owned by Puget, 20 percent by Portland Electric Generating Company ("Portland"), 15 percent by Avista Corporation ("Avista"), and 10 percent by PacifiCorp. Thirty percent of Colstrip Unit 3 is owned by PPL Montana and MPC has a leasehold interest in 30 percent of Colstrip Unit 4. PPL Montana operates the Colstrip Facility.

     PPL Montana and MPC have executed a Reciprocal Sharing Agreement dated December 17, 1999 to coordinate the operation of their respective shares of Colstrip Units 3 and 4 in order to ensure conformity to the terms of certain MPC agreements. MPC's output from its Colstrip Unit 4 interest serves two Power Sales Agreements (the "PSAs"). These consist of a PSA with Duke Energy Trading and Marketing and a PSA

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with Puget, both with terms through December 29, 2010. There are certain contractual obligations contained in the PSAs and certain Colstrip Unit 4 agreements with respect to the operation of Colstrip Units 3 and 4. Under these various agreements, PPL Montana's and MPC's interests in Colstrip Units 3 and 4 are operated jointly as twin units. The contractual obligations relative to the joint operation of Colstrip Units 3 and 4 include, but are not limited to: (1) governance under the various agreements; (2) the apportionment of outputs of the units to meet the obligations under the PSAs; and (3) the means of sharing the cost of operation, maintenance, and capital improvements between the owners of Colstrip Units 3 and 4.

     Colstrip Units 1 and 2 receive coal under a Coal Supply Agreement between MPC, Puget and Western Energy Company ("Western Energy") entered into July 30, 1971 and continuing through December 31, 2009. Colstrip Units 3 and 4 receive coal under an Amended and Restated Coal Supply Agreement between MPC, Puget, Portland, Avista, PacifiCorp and Western Energy entered into August 24, 1998, continuing through December 31, 2019. Under the terms of the Asset Purchase Agreement, both coal supply agreements have been assigned by MPC to PPL Montana with no changes in terms or conditions. Both agreements may be extended on terms mutually agreeable if coal is available that may be mined and used economically.

     The Colstrip Transmission System consists of a portion of the Colstrip 500 kilovolt ("kV") Switchyard, 500 kV facilities at the Broadview Substation, and approximately 249 miles of 500 kV transmission system extending from the Colstrip Facility to near the town of Townsend, Montana where it physically interconnects with the transmission system of the Bonneville Power Administration ("BPA"). PPL Montana has a contingent contract to purchase MPC's Colstrip Units 1, 2 and 3 ownership interest in the Colstrip Transmission System, as shown in Table 1 in the section entitled "Colstrip Transmission System". The Colstrip Transmission System will continue to be operated by MPC. The Colstrip Transmission System is divided into two distinct segments: the approximate 115-mile long Colstrip-Broadview segment and the approximate 133-mile long Broadview-Townsend segment. The ownership interests in the Colstrip Transmission System are contractually specified in the Colstrip Plant Transmission Agreement ("CPTA") for each Colstrip Facility owner for each of these segments, with the percentage ownership in the Colstrip-Broadview segment of each of the Colstrip Facility owners approximating their aggregate ownership share of the four generating units. MPC historically used its Colstrip Units 1 and 2 net capability to serve native loads located off its distribution system at Broadview. Therefore, MPC's share of the Broadview-Townsend segment only approximates its interest in Colstrip Units 3 and 4. The CPTA will remain in effect for as long as energy is generated from the Colstrip Facility generating units.

     PPL Montana owns and operates the Hydroelectric Facilities, which include eleven hydroelectric generating plants with a generating capability of approximately 577 MW and one storage reservoir. The Hydroelectric Facilities are licensed by the Federal Energy Regulatory Commission ("FERC") as four plants, the Missouri-Madison Plants, the Thompson Falls Plant, the Kerr Plant and the Mystic Plant. The Missouri-Madison Plants consist of the Hebgen Reservoir and eight hydroelectric generating plants: Madison, Hauser, Holter, Black Eagle, Rainbow, Cochrane, Ryan, and Morony. The Missouri-Madison Plants have a total generating capacity of 291 MW. The Thompson Falls Plant consists of two dams, the original intake and powerhouse at 36 MW and the Unit 7 powerhouse and intake at 50 MW. The Kerr Plant has a total capacity of 189 MW and the Mystic Plant has a total capacity of 11 MW.

     The Corette Facility has a maximum net generating capability of 154 MW and is a single operating coal-fired electric generating unit which is 100 percent owned and operated by PPL Montana. The Corette Facility is primarily used by PPL Montana to supply electricity to customers within the MPC service territory. In 1996, in order to meet the requirements of the Clean Air Act, the coal supply for the Corette Facility was switched from the local Rosebud mine to a lower sulfur coal from the Southern Powder River Basin of Wyoming. The primary source of coal is supplied through a one-year contract with RAG Mining expiring December 31, 2000 for 450,000 to 750,000 tons of 0.25 percent sulfur coal with a heating value averaging 8,350 Btu/lb. A secondary source of coal is supplied through a one-year contract with Decker Mining expiring December 31, 2000 for 100,000 to 200,000 tons of 0.25 percent sulfur coal with a heating value averaging 9,200 Btu/lb. Each contract has a one-year renewal option. New contracts with other Powder River Basin coal suppliers will be negotiated in October 2000. Spot market purchases are also being considered.

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     PPL Montana sells electricity to MPC under the terms of the Colstrip Unit
Number 3 Wholesale Transition Service Agreement dated December 17, 1999 (the "MPC Colstrip Unit 3 Transition Agreement") and the Non-Colstrip Unit Number 3 Wholesale Transition Service Agreement dated December 17, 1999 (the "MPC Non-Colstrip Unit 3 Transition Agreement" and, together with the MPC Colstrip Unit 3 Transition Agreement, the "Wholesale Contracts"). The MPC Colstrip Unit 3 Transition Agreement has a term ending two years from the closing date, which occurred on December 17, 1999. The MPC Non-Colstrip Unit 3 Transition Agreement expires when MPC's remaining customer load is zero, but in no event later than June 30, 2002. A portion of the generation from the Kerr Plant is sold to the Flathead Irrigation Project ("FIP") under the terms of the Kerr FERC license. During six months of the year, PPL Montana will be obligated to purchase 98 MW generated by Basin Electric Power Cooperative ("Basin") under the terms of the Basin Power Purchase Agreement (the "Basin PPA").

     During the preparation of this Report, we reviewed the various agreements related to the operation of the Plants to which PPL Montana is a party. These agreements set forth the obligations of each of the parties with respect to operation of the Plants. As Independent Engineer, we have made no determination as to the validity and enforceability of the agreements; however, for the purposes of this Report, we have assumed the agreements will be fully enforceable in accordance with their terms and that all parties will comply with the provisions of their respective agreements.

     During the course of our review, we visited and made general field observations of the Colstrip and Corette Facility and the Hydroelectric Facility sites. The general field observations were visual, above-ground examinations of selected areas which we deemed adequate to comment on the existing condition of the sites but which were not in the level of detail necessary to reveal conditions with respect to geological or environmental conditions; the internal physical condition of any equipment; or the conformance with agreements, codes, permits, rules, or regulation of any party having jurisdiction with respect to the sites.

     In addition, we have reviewed: (1) the status of permits and approvals and compliance with those permits; (2) environmental assessment reports; (3) the historic and projected levels of production of the Plants; (4) the historic operating and maintenance expenses of the Plants; (5) historical operating records of the Plants, and (6) operating programs and procedures.

                      DESCRIPTION OF THE MONTANA PORTFOLIO

COLSTRIP FACILITY

     The Colstrip Facility is a four-unit, coal-fired, conventional steam cycle electric generating plant. The Colstrip Facility is the second largest coal-fired plant in the United States west of the Mississippi River. It is located adjacent to the incorporated City of Colstrip, Montana which was developed in the course of building the units. All four units have mine mouth sub-bituminous coal supplied from the local Rosebud mines with coal supplied to Colstrip Units 1 and 2 by truck and coal supplied to Colstrip Units 3 and 4 by belt conveyor from the mine. Scrubbers are installed in the flue gas path from each boiler to reduce emissions.

     Colstrip Units 1 and 2 are identical electric generating units that have been in commercial operation since 1975 and 1976, respectively. Each unit consists of a single boiler and steam turbine generator ("STG") nominally rated at 333 MW of gross generating capacity and approximately 307 MW of net generating capacity, and can be dispatched down to 140 MW. The annual average net plant heat rate is currently running approximately 11,100 Btu/kWh. Each unit has a Combustion Engineering ("CE") pulverized coal-fired boiler and a General Electric ("GE") STG.

     Colstrip Units 3 and 4 are identical electric generating units that have been in commercial operation since 1984 and 1986, respectively. Each unit consists of a single boiler and STG nominally rated at 805 MW of gross generating capacity and approximately 740 MW of net generating capacity, and can be dispatched down to 200 MW. The annual average net plant heat rate is currently running approximately 10,750 Btu/kWh for both units. Each unit has a CE pulverized coal-fired boiler and a Westinghouse STG. In addition the Colstrip Facility has certain common facilities shared by all four units, such as the river pumping station and facility,

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coal handling facilities, a raw water surge pond structure and equipment, reverse osmosis water treatment equipment, an environmental building, warehouses, instrumentation and controls and machine shops, chemistry laboratory, an administration building, an auxiliary services building, garage/warehouse, and meteorological and air quality monitoring structures.

  The Plant Site

     The Colstrip Facility Site is located on unincorporated land in Rosebud County, in southeastern Montana, adjacent to the City of Colstrip, along state highway Route 39 (the "Colstrip Facility Site"). The site is easily accessible and provides adequate access to necessary utilities and rail transportation. On the basis of our observations and historical operation of the Colstrip Facility, we are of the opinion that the site is suitable for the Colstrip Facility's continued operation.

     Approximately 3,100 acres of the Colstrip Facility is allocated to Colstrip Units 1 and 2, approximately 2,664 acres is allocated to Colstrip Units 3 and 4, and approximately 675 acres is land allocated to the common facilities. The Colstrip Facility Site is bordered on the north by the City of Colstrip municipal water tanks and wastewater treatment plant; on the south by state highway Route 39; on the east by Western Energy's mine property; and on the west by a park, two elementary schools and a residential area. There are two sets of rail tracks into the site; one set of tracks enters the site from the west, while the other set of tracks enters the site from the east. There is also a mine haul road that enters the site from multiple directions and circles the perimeter of the site, which also provide access for hauling bottom ash to the effluent holding pond area for Colstrip Units 3 and 4.

  Mechanical Equipment and Systems

     Pulverized Coal-Fired Boilers

     The Colstrip Units 1 and 2 boilers, which were manufactured by CE, are identical controlled-circulation, radiant-reheat, outdoor types, designed for balanced-draft operation. Each boiler includes a superheater, reheater, economizer, two regenerative air preheaters, superheat and reheat desuperheaters, and a soot blowing system. The boilers have a maximum continuous rating of 2,520,000 pounds per hour ("pph") of superheated steam at 2,610 pounds per square inch ("psig") and 1,005(LOGO)F. The boilers are designed to fire pulverized coal as the primary fuel and to fire liquid petroleum gas ("LPG") for start-up and low-load stabilization. In addition, each boiler's furnace has been retrofitted with additional water deslagging capability above the burner elevations. Each windbox assembly consists of a vertical-compartment housing with five adjustable coal burner assemblies, a warm-up gas gun, three flame detectors, four gas ignitors, two overfire-air ports, and thirteen secondary-air compartments. New CE, low NO(X), concentric firing burners were installed on Colstrip Units 1 and 2 boilers in the mid to late 1980's to lower firing temperatures and reduce slagging.

     There are five exhauster type coal mills for Colstrip Units 1 and 2, each supplying a different elevation of coal nozzles and each unit can be maintained full load with four mills in operation.

     Primary and secondary air are provided to the boiler by two forced draft fans, whose inlet air is heated by passing through steam-coil air preheaters to maintain a constant fan discharge temperature and is then heated by passing through the regenerative air preheaters. The heated air flows as primary air to the coal mills and as secondary air to the boiler windboxes. Three induced draft fans are provided to draw flue gas from the boiler, maintain a slight negative pressure in the boiler and discharge to the inlet of the scrubber vessels.

     The Colstrip Units 3 and 4 boilers, also manufactured by CE, are identical, double-drum, forced-circulation, radiant-reheat, designed for balanced-draft operation. The boilers are located indoors. Each boiler includes a superheater, reheater, economizer, two regenerative air preheaters, superheat and reheat desuperheaters, and a sootblowing system. Each boiler has a dual-furnace separated by a division wall; each furnace has two air plenums that supply secondary air to two windboxes mounted vertically at the corners of the furnace. Each boiler fires pulverized coal as its primary fuel through eight elevations of tilting tangential burners; each boiler fires No. 2 oil for start-up and low-load stabilization. Each windbox supplies secondary air to eight burner assemblies at the front and rear wall corners of the furnace. The burner assemblies, which are

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arranged for tangential firing, are comprised of eight coal nozzles, fourteen secondary air nozzles, two overfire air nozzles, six ignitors, one warm up gun, and four flame scanners. Colstrip Units 3 and 4 have retained their original burners and have reduced the flow of fuel air to meet NO(X) limits.

     There are eight pressurized coal mills per Colstrip Units 3 and 4 boiler, each supplies a different elevation of coal nozzles, and each unit can maintain full load with seven mills in operation. Primary air is supplied to the mills by two primary air fans. Secondary air, which passes through regenerative air preheaters to the burner assemblies, is supplied by two forced-draft fans. Glycol/steam air heaters are installed in inlets to the fan room to preheat ambient air. Four induced draft fans draw flue gas from the boiler, maintain a slight negative pressure in the boiler and discharge to the inlet of the scrubber vessels.

     Steam Cycle and Heat Rejection Systems

     Each Colstrip Unit 1 and 2 boiler provides steam to its dedicated steam turbine which are GE tandem-compound, double-flow, reheat, condensing, two-cylinder turbines. Each turbine is rated at 332,922 kW at an inlet throttle flow of 2,464,261 pph of steam at 2,400 psig, 1,000(DEGREES)F/1,000(DEGREES)F reheat and 1.0 inch Hg absolute backpressure. It is equipped with an electro-hydraulic-control and lube-oil equipment. The low-pressure section of the steam turbine exhausts to a two-pass surface condenser, where the steam is condensed by rejecting its heat to the circulating water system.

     Each Colstrip Unit 1 and 2 circulating water system is a closed-loop system that uses a wooden cross-flow induced draft-cooling tower. There are two 50 percent capacity, vertical circulating water pumps, which take suction from the cooling tower basin and supply the condenser with cooling water which is returned to the cooling tower. The cooling tower basins for Colstrip Units 1 and 2 are cross-connected to satisfy fire protection requirements. As an upgrade, the cooling towers fill and drift eliminators have been replaced.

     Boiler feedwater for each of Colstrip Units 1 and 2 is provided by three 50 percent capacity steam-turbine-driven condensate pumps, two 50 percent capacity boiler feed booster pumps and two 50 percent capacity boiler feed pumps through six stages of feedwater heating including a deaerator. Each unit's high pressure feedwater heaters 4 and 5 have been retubed with stainless steel.

     Each Colstrip Unit 3 and 4 boiler provides steam to its dedicated steam turbine which is a Westinghouse tandem-compound, single-reheat, regenerative, four-flow condensing turbine rated at 805,000 kW at a throttle flow of 5,800,000 pph of steam at 2,400 psig, 1,000(DEGREES)F/1,000(DEGREES)F reheat and a backpressure of 2.5 inches Hg absolute. The two Colstrip Unit 3 low pressure steam turbine sections were replaced in 1995 with a "ruggedized" design which increased the last stage blade length from 30 to 31 inches and also increased power output. Colstrip Unit 4 low pressure steam turbine sections were similarly replaced in 1996. The low-pressure sections of the steam turbine exhaust to a dual pressure condenser where the steam is condensed by rejecting its heat to the circulating water system. Each steam turbine is equipped with an electro-hydraulic control fluid system and lube-oil equipment.

     Each Colstrip Unit 3 and 4 has a closed-loop circulating water system and a circular concrete, counter-flow induced draft-cooling tower. Circulating water flows by gravity flow from the tower basin to the circulating water pumphouse that houses the circulating water pumps for both units. There are two vertical circulating water pumps for each unit that circulate water to each unit's condenser and return it to the cooling towers.

     Boiler feedwater for each Colstrip Unit 3 and 4 is provided by three 50 percent capacity condensate pumps, two 50 percent capacity boiler feedwater booster pumps and two 50 percent capacity boiler feed pumps. Each booster pump is paired with a feed pump and both are driven by a common steam turbine. There are seven stages of feedwater heating including a deaerator.

     Fuel Handling Systems

     Coal is supplied by truck to Colstrip Units 1 and 2 from Area D of the Western Energy Rosebud Mine. Coal handling systems transfer coal from the mine storage pile to the coal silos located at the units. Coal is gravity fed from beneath the mine storage pile to eight in-line hoppers, which discharge through a Rex Carrier
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vibratory feeder onto a conveyor belt. The vibratory feeders have a variable capacity up to 250 tons per hour ("tph"). Coal then travels along conveyors through a series of sampling, weighing, and blending equipment before being deposited on the surge pile. The conveyors are equipped with protective devices, including stop switches, belt misalignment switches, critical speed switches and belt take-up switches. From the surge pile, the coal is gravity fed onto two coal conveyors. The conveyors discharge the coal into a common Colstrip Unit 1 and 2 distribution bin; the coal is then distributed via belt conveyors to ten coal silos (five per unit). The coal handling system is equipped with a dust collection system at the conveyor discharge points, and there is also a dust suppression system at the surge pile. LPG is normally transported to the site by truck. The LPG system consists of six storage tanks, each with a capacity of 52,500 gallons.

     The primary source of coal to Colstrip Units 3 and 4 is from Area C of the Western Energy Rosebud Mine. Coal is delivered from the mine to the units via a 4.25-mile long belt conveyor. From the belt conveyor, the coal passes through sampling and weighing equipment to the covered live-storage coal facility. From the surge pile, the coal travels along conveyors to a common distribution bin from which a series of drag chain conveyors supply the eight coal silos at each of the units. The coal handling system is equipped with a dust collection system at conveyor discharge points. No. 2 oil used for start-up fuel for Colstrip Units 3 and 4, is stored in one of two above-ground 500,000-gallon fuel oil tanks equipped to receive oil by truck or rail. Presently, one tank is in service, while the other has been retired in place. A study is underway to determine if it is economical to return it to service.

     Ash Handling Systems

     Bottom ash and slag that fall to the bottom of the furnace section of each of the boilers at the Colstrip Facility are collected in water-sealed refractory lined hoppers. Colstrip Units 1 and 2 boilers each have two hoppers and Colstrip Units 3 and 4 boilers have three hoppers each. A clinker grinder at the outlet of each hopper crushes large pieces of bottom ash so they can pass through the conveying system. Ash sluice pumps discharge the ash slurry to a transfer tank, which also collects ash from the economizer hoppers, and pyrites from the coal mills. The combined slurry is further pumped to a bottom ash pond. The bottom ash pond is divided into separate sections to allow the ash to settle. Residual water is stored in the clearwell portion of the ash pond, from where it is pumped to the bottom ash system return header which supplies the suction of the three high-pressure ash sluice pumps dedicated to Colstrip Units 1 and 2 and three pumps dedicated to Colstrip Units 3 and 4.

     Make-Up Water System

     Originally Colstrip Units 1 and 2 boiler makeup water was produced by evaporators and two ion-exchange demineralizer trains. In 1998, the Colstrip Units 1 and 2 evaporators and demineralizers were decommissioned and replaced with reverse osmosis units preceded by pressure filter pretreatment, which in conjunction with the Colstrip Unit 3 and 4 demineralizer trains now supply all condensate make-up required by the Colstrip Facility.

     Additional Structures and Systems

     There is an auxiliary boiler for Colstrip Units 1 and 2 which was designed to supply steam during start-up and emergencies. However, it has not been used for several years and is currently not functional. Steam for start-up and emergency operations is provided from either of the four main boilers.

     Colstrip Units 1 and 2 compressed air can be supplied by three air compressors, one of which is a one-third sized spare. Air for instrument services is processed through either of two desiccant air dryers.

     Structures and systems that are shared by both Colstrip Units 1 and 2 include: the control room, LPG system, yard coal handling, flyash ponds A and B, evaporation ponds, bottom ash pond, auxiliary boiler, spare main transformer, a condensate polishing demineralizer system and the emergency diesel generators.

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     Colstrip Units 1 and 2 each have a 500-foot, reinforced-concrete, steel lined chimney with a diameter of 16.5 feet. Testing enclosures at the 250-foot elevation house the Continuous Emissions Monitoring System ("CEMS") and stack testing ports.

     A motor-driven fire pump takes suction from the Colstrip Unit 2 cooling tower basin and a diesel engine-driven fire pump takes suction from the Colstrip Unit 1 cooling tower basin. A motor-driven jockey pump which takes suction from the raw water supply header maintains fire water system pressure.

     Colstrip Unit 3 and 4 include a heating boiler located in the auxiliary service building that can supply saturated steam to the plant space-heating system, but it has been laid-up dry and is currently not used.

     For Colstrip Unit 3 and 4, a diesel engine-driven fire pump and a motor-driven jockey pump take suction from a common fire pump basin. The computer room and telephone equipment room are protected by Halon systems. Halon is being replaced with alternative material as the current inventory of Halon is used. Compressed air for both units is supplied by five air compressors. Air for instrument service is processed through either of four desiccant air dryers.

     Structures and systems that are shared by both Colstrip Units 3 and 4 include: the control room; fuel oil tanks, yard coal handling, effluent holding pond, circulating water pumphouse, bottom ash ponds, lime handling, plant heating boiler, emergency diesel generators, spare main transformer, condensate polishing demineralizers and make-up demineralizer.

     Colstrip Units 3 and 4 each have a 692-foot, reinforced-concrete, steel lined chimney with a diameter of 24 feet. Testing enclosures at the 379-foot elevation house the CEMS and stack testing ports.

  Electrical and Control Systems

     Each of the Colstrip Units 1 and 2 steam turbines drives a GE hydrogen-cooled generator rated 377 MVA at 0.95 power factor, 22 kV, with water-cooled stators and Generex static excitation systems. Each of the Colstrip Unit 3 and 4 steam turbines drives a Westinghouse hydrogen-cooled generator rated 819 MVA at 0.95 power factor, 26 kV, with water-cooled stators and shaft-driven brushless excitation systems.

     The Colstrip Unit 1 generator was completely rewound in 1994. Top stator bars in the Colstrip Unit 2 generator have been replaced, and a complete rewind of the generator is under consideration. Cooling water piping connections to these units have been a continuing problem, which is controlled by preventive maintenance during each outage. One of the Colstrip Units 3 and 4 generator rotors was replaced in 1993. The removed rotor was refurbished and installed in the other unit in 1996. The second removed rotor now serves as a spare.

     Each generator is connected through isolated phase bus duct to its main generator step-up transformer. Colstrip Units 1 and 2 utilize three-phase outdoor oil-filled units rated 21.4-230 kV, 374 MVA with forced oil/ forced air cooling. Colstrip Units 3 and 4 are provided with single-phase outdoor oil-filled units rated 26-525 kV, 280 MVA with forced oil/forced air cooling (840 MVA per three-phase bank). One spare main generator step-up transformer for Colstrip Units 3 and 4 is on-site.

     On September 26, 1999, the Colstrip Unit 1 generator step-up transformer experienced a sudden failure, resulting in a major oil release and fire. The failure of the step up transformer is believed to have been initiated when a support structure failed on the 230 kV transmission line less than two miles from the Colstrip Facility. The fire also damaged the adjacent Colstrip Unit 1 start-up transformer and nearby auxiliary equipment. Both Colstrip Units 1 and 2 tripped off line at the time of the failure. Fire damage was limited by the activation of the fire suppression sprinkler system on the step-up transformer, and by the plant's fire brigade and the local fire department. Restoration efforts began immediately after the fire was extinguished. Colstrip Unit 2 was returned to service in approximately one week, following the repair of fire damaged cabling and the testing of the unit's transformers and generator. Colstrip Unit 1 was returned to service approximately one week later following the replacement of the damaged step-up and start-up transformers with spare transformers that were available on site, the testing of the generator, and the repair of the damaged electrical cabling, circuit breakers, and other auxiliary equipment. The failed Colstrip Unit 1 generator step-up transformer has been scrapped and a new transformer has been ordered and is expected to be delivered in August 2000. The damaged start-up transformer has been repaired and placed back in service. MPC provided a spare step-up transformer which is on-site.

     On the high side of each main generator step-up transformer, a short overhead line connects to the Colstrip 230 kV or 500 kV switchyard. The generation point of receipt is defined as the point of connection to the 230 kV bus for Colstrip Units 1 and 2, and the point of connection to the 500 kV bus for Colstrip Units 3 and 4. The overhead lines connecting the generator step-up transformers and start-up transformers to the switchyards are included in the Montana Portfolio, as are the two circuit breakers and associated disconnect switches which connect each generator circuit to the switchyard buswork.

     The Colstrip Facility auxiliary power is derived from the generator circuits with start-up power derived from the nearby Colstrip 115 kV switchyard. The auxiliary transformers are outdoor, oil-filled units. Colstrip Units 1 and 2 are equipped with three-winding, three-phase outdoor oil-filled units rated 21-7.2-7.2 kV, 48 MVA. Colstrip Units 3 and 4 are provided with three-winding, three-phase outdoor oil-filled units rated 26-13.8-4.16 kV, 100 MVA.

     Auxiliary start-up power is supplied from the Colstrip 115 kV switchyard. Colstrip Units 1 and 2 share a common three-phase outdoor oil-filled transformer rated 115-7.2 kV, 42 MVA. Colstrip Unit 3 is equipped with a three-phase, three-winding outdoor oil-filled transformer rated 115-13.8-4.16 kV, 50 MVA. The Colstrip Unit 4 start-up transformer is identical to the Colstrip Unit 3 transformer. The spare start-up transformer for Colstrip Units 1 and 2, rated 115-7.2 kV, 20 MVA, is available on-site, as discussed above.

     To improve the voltage on the auxiliary systems during start-up of Colstrip Units 3 and 4, a dedicated 230-115 kV autotransformer was added in the switchyard. This autotransformer, included in the Montana Portfolio, can also supply the start-up transformer for Colstrip Units 1 and 2.

     The points of interconnection for the start-up circuits are the termination of the 115 kV circuit in the switchyard, and the bus-side disconnects for the 23 kV circuit breakers on the high side of the 230-115 kV start-up autotransformer.

     The two 230 kV circuit breakers (designated 230-20 and 230-64) and associated disconnect switches on the high side of the start-up 230-115 kV autotransformer are included in the Montana Portfolio, as are the two 115 kV circuit breakers (designated 100-202 and 100-204) and associated disconnect switches on the low side of the autotransformer. No other substation facilities are included.

     Colstrip Units 1 and 2 medium voltage switchgear is the air-magnetic type. About half of the breakers have been converted to vacuum interruption using the original breaker truck and mechanism. Colstrip Units 3 and 4 have vacuum-type medium voltage switchgear.

     Numerous 7.2 kV-480 V, 13.2 kV-480 V and 4.16 kV-480 V indoor dry-type transformers located throughout the Colstrip Facility, as well as several outdoor oil-filled transformers, provide low voltage power for smaller motors and miscellaneous plant loads. Lighting transformers are connected to the 480 volt systems for lighting and general power requirements.

     AC and DC Critical Systems

     Colstrip Units 1 and 2 each include a 125 volt battery system for critical DC loads. Each battery has a dedicated charger, and a third charger can be used as backup for either battery.

     Colstrip Units 3 and 4 are each provided with three 125 volt battery system, with battery chargers arranged as for Colstrip Units 1 and 2 so there is one spare for each two batteries. In addition, a 125 volt battery with two chargers powers critical scrubber loads. There are also two 250 volt battery systems, one each for Colstrip Units 3 and 4, for DC oil pumps. The 250 volt charger arrangement is similar to the 125 volt arrangement, with a total of three chargers.

     Critical AC loads are provided with dedicated uninterruptible power systems ("UPS"). These loads include flame safety systems, turbine controls, and the plant computers.

     In addition, diesel generators can supply critical and important AC loads including turning gear if all external power is lost for an extended period. Two Delco 600 kW 480 volt generators are provided for Colstrip Units 1 and 2, and four 1000 kW 4.16 kV generators are provided for Colstrip Units 3 and 4. The Colstrip Facility does not have black start capability.

     The Colstrip Facility communications system for Colstrip Units 1 and 2 is a typical Gai-Tronics page-party public address/telephone system. Colstrip Units 3 and 4 are equipped with a PAX telephone system. Radios are used to supplement the Gai-Tronics and PAX systems.

     Plant Control System

     The boiler-turbine-generator control systems include analog and digital dedicated controls, with some programmable logic controllers ("PLC") for specific systems. Colstrip Units 1 and 2 include Westinghouse Series 7300 boiler controls and GE Mark I turbine controls, with a Fischer and Porter 3000 plant computer for alarm and data logging. Colstrip Units 3 and 4 utilize Westinghouse Series 7300 boiler controls and Westinghouse DEH turbine controls together with a Westinghouse Series 2500 plant computer. Scrubber controls for all four units are implemented in Allen-Bradley PLCs. Colstrip Units 1 and 2 do not include hardware necessary for automatic dispatch, but Colstrip Units 3 and 4 are so equipped.

  Environmental Control System and Equipment

     Air Emissions

     The Colstrip Facility's Title V Air Operating Permit contains air emission limits for the key pollutants of particulate matter, SO(2), NO(X) and opacity. The basic air pollution control technologies employed at the Colstrip Facility to control the aforementioned pollutants are a SO(2) desulfurization system (scrubber), and low-NO(X) burners for the control of NO(X) emissions. The scrubbers are of a high-energy type that also controls the emissions of particulate matter.

     Colstrip Units 1 and 2 are each equipped with a flue gas scrubber unit; each unit has three vessels, which are 70 feet tall by 35 feet in diameter, and all three vessels are needed for full load operation. The scrubber is designed to meet 75 percent SO(2) removal and 99.5 percent particulate matter removal. Each scrubber vessel is supplied with a reheater to raise the flue gas temperature above the dew point. In the venturi section of the scrubber vessels, flue gas is accelerated to increase gas velocity for thorough mixing with the slurry and fly ash particles are entrained with the fly ash slurry. All interior components of the scrubber vessels have a protective coating to inhibit corrosion and erosion, and eight emergency water sprays are located at the inlet of each scrubber vessel. Emergency sprays are automatically placed in service in the event of high scrubber inlet or outlet temperature or low upper and middle spray flows. The slurry recycle system circulates the slurry from the scrubber recycle tank to the venturi and absorption sprays. Three centrifugal recycle pumps per vessel supply the slurry to the upper and lower sprays on each scrubber vessel. Three scrubber pond return pumps supply return water from the fly ash pond clearwell to the scrubbers of both Colstrip Units 1 and 2.

     Colstrip Units 3 and 4 are each equipped with eight stainless steel scrubber vessels (six vessels are required for full load). The scrubber unit is designed for 95 percent SO(2) removal and 99.5 percent particulate matter removal. Each scrubber vessel consists of five main sections: the venturi-spray, absorption-spray, wash tray, mist eliminator, and recycle tank sections. Most fly ash and some SO(2) are removed from the flue gas in the venturi section, while the absorption sprays remove additional SO(2). The wash trays and mist eliminators remove liquid entrainment. High calcium lime is added to maintain proper pH. The stainless steel scrubber recycle tanks, which were manufactured by Union Boiler, are each 35 feet diameter and 17 feet high with a capacity of 100,000 gallons. For each scrubber, slurry is pumped to the venturi sprays by two 100 percent capacity Warman centrifugal pumps; each pump discharges 6,700 gpm at a head of 110 feet and are belt-driven by 400 hp, 4,160 volt motors. The absorption sprays are supplied by two 100 percent capacity pumps. The scrubber system is also supplied with a reheating system containing eight total reheaters, one per scrubber vessel. The reheaters are provided as the flue gas leaves each scrubber vessel to prevent condensation in the ductwork, induced draft fans, and stack.

     Effluent from the scrubbers is pumped to an effluent holding pond located three miles southeast of the Colstrip Facility Site. The pond has a surface area of 337 acres and a volume of 17,200 acre-feet. Water that separates from the effluent is returned to the plant for use in the scrubbers.

     NO(X) emissions were improved by the low-NO(X) burners which were retrofitted on Colstrip Units 1 and 2 primarily for the control of slagging. Although no retrofits were made to the Colstrip Units 3 and 4 burners, modifications to the overfire air were made that allowed the units to achieve comparable emission rates as Colstrip Units 1 and 2. All four units employ separated overfire air for the control of NO(X) emissions. The units achieve emission rates in the 0.35 to 0.45 lb/MMBtu range on a routine basis. Such rates are in compliance with the limits set forth in the Operating Permit and in compliance with the NO(X) limits set forth in the Title IV Acid Rain Permit.

     Colstrip Units 1 and 2 are equipped with CEMS, which include SO(2), NO(X), opacity, CO(2) and flow monitoring systems. The SO(2), NO(X), flow and opacity monitors are of the in-situ type.

     Colstrip Unit 3 and 4 are equipped with SO(2), NO(X), opacity, CO(2) and flow monitoring systems. The SO(2), and NO(X) monitors are of the extractive type measuring and reporting concentrations on a dry basis. The opacity and flow monitors are of the in-situ type. The SO(2), and NO(X) analyzers for Colstrip Units 3 and 4 were replaced during 1999. Also, the Data Acquisition System for the Colstrip Facility was upgraded in 1999.

     The CEMS were upgraded in 1995 and, along with the 1999 upgrades including the data acquisition system and flow monitors, meet the 40 CFR Part 75 monitoring regulations.

     Wastewater/Solid Waste Disposal

     The Colstrip Facility is permitted as a zero discharge wastewater facility. The solid waste generated at the facility, namely, scrubber sludge with fly ash, and bottom ash, is disposed of on-site in a series of ponds and disposal areas. Likewise, the wastewater involved in the operation of the scrubber, the cooling towers, other plant processes, and transportation of the bottom ash to the disposal ponds is disposed of in a series of ponds.

     Bottom ash from Colstrip Units 1 and 2 is wet sluiced from the boilers to the bottom ash pond. The ash is allowed to settle and the sluice water is stored in the clear well part of the pond and then returned to the plant for reuse. Settled bottom ash from the bottom ash pond is excavated and trucked to the effluent holding pond area for Colstrip Units 3 and 4.

     Fly ash and scrubber sludge from the scrubber of Colstrip Units 1 and 2 is piped to Fly Ash Ponds A and B. Fly ash and scrubber sludge is allowed to settle with the water returned to the scrubbers via the Fly Ash Pond clear well. The settled material is transported via pipeline to the Colstrip Units 1 and 2 effluent holding ponds located approximately two miles northwest of the plant area for final disposal. The Colstrip Units 1 and 2 effluent holding pond area consists of three ponds. Stage I which is inactive and Stage II which is comprised of two ponds. The Stage II ponds are used to store effluent which then flows to the clear well and returned to the plant for reuse in the scrubber system.

     Cooling tower blowdown from Colstrip Units 1 and 2 is directed to Pond C South. From there the blowdown is recycled back to the scrubber to be used for scrubber make-up. The adjacent Pond C North, which was used for cooling tower blowdown collection, is now inactive.

     Bottom ash from Colstrip Units 3 and 4 is wet sluiced to a series of six Bottom Ash Ponds. Settling of solids occurs in the ponds and the effluent discharges to an adjacent clearwell for recycling to the plant. Bottom ash is excavated and trucked to the Colstrip Units 3 and 4 effluent holding pond area.

     Fly ash and scrubber sludge are sluiced to the Colstrip Units 3 and 4 effluent holding pond area located approximately three miles southeast of the plant area. The slurry is deposited into the ponds for settling of suspended solids. The clarified effluent flows to a clearwell from where it is recycled to the plant scrubber system. The effluent holding area is divided into several cells which allows for sediment in all areas of the pond to be periodically dewatered.

     In total there are 26 ponds at the Colstrip Facility Site. There are eleven ponds for Colstrip Units 1 and 2, eleven ponds for Colstrip Units 3 and 4, two common ponds, and two sedimentation ponds. Of these ponds, ten ponds are presently inactive.

  Off-Site Requirements

     All four Colstrip units are currently burning a low sulfur coal from the Western Energy Rosebud Mine approximately 6 miles from the Colstrip Facility. Colstrip Units 1 and 2 coal is supplied by truck from Area D of the mine. Colstrip Units 3 and 4 coal is supplied via a 4.25-mile long belt conveyor from Area C. Colstrip Units 1 and 2 utilize LPG as a start-up fuel while Colstrip Units 3 and 4 use No. 2 fuel oil. LPG and No. 2 fuel oil are shipped by truck to the Colstrip Facility Site.

     The Colstrip Facility electric output is interconnected to the MPC grid at 230 kV and to the Colstrip Transmission System at 500 kV. Startup power is obtained from the MPC grid at 115 kV and 230 kV. There are two 500 kV transmission lines, one 230 kV transmission line, and one 115 kV transmission line leaving the switchyard complex. In addition, a 115-69 kV autotransformer serves local MPC and cooperative loads, and two 115 kV positions serve distribution circuits.

     Raw water for all four Colstrip units is obtained from the Yellowstone River pumping plant, which is located near Forsyth, Montana on the Yellowstone River. The claimed water rights are 250 cubic feet per second ("cfs"), but presently only 66 cfs is used at the Colstrip Facility, of which 20 cfs is allocated to Colstrip Units 1 and 2, 44 cfs to Colstrip Units 3 and 4 and 2 cfs to the Colstrip community. Three pumps discharge water from an intake channel into two pipelines, each of which are approximately 30 miles long. A spare pump is available, but not installed. The two pipelines deliver water to a surge pond, Castle Rock Lake, that provides 26 days of winter storage capacity for the four units and the City of Colstrip. The surge pond dam is an earth-fill embankment with a concrete spillway. The water is pumped from the surge pond to the Colstrip Units 1 and 2 makeup clarifier and to Colstrip Units 3 and 4 raw water system. Raw water to be used as potable water by the City of Colstrip and the Colstrip Facility is processed by a primary water treatment plant owned by the City of Colstrip. Both the water treatment and wastewater treatment plants have been owned and operated by the City of Colstrip since late 1999. The entire station is operated as a zero-discharge facility for wastewater.

     There are also two separate lime-unloading stations provided for delivery of lime to Colstrip Units 3 and 4 scrubbers. A railcar unloading station utilizes a vacuum/pressure conveying system to transport lime to the storage silos. A truck unloading station connects to a manifold that also carries lime to the silos.

  Review of Technology

     The design and construction of electric utility boilers burning pulverized bituminous coal in suspension in a water-cooled furnace became common in the 1930's. This technology has been utilized extensively for coal fired generating stations above 100 MW for over 40 years. Sustained combustion of pulverized coal is dependent on its having medium to high level of volatility. The fineness to which the coal must be ground is in turn dependent upon the volatility of the coal and the ease with which a coal can be ground, its grindability, is dependent upon its hardness. The grindability affects the design of and power required to operate the mills used to pulverize the coal. The ash content of the coal is important as 80 percent of the ash contained in the fired coal is carried out of the boiler as "fly ash" by the flue gas, the remaining 20 percent falls and is collected in the bottom of the furnace. By today's environmental standards over 99 percent of this fly ash must be removed from the flue gas and collected. Other chemical constituents of the coal are also important. Sulfur directly affects the quantity of environmentally sensitive SO(2) that is produced and emitted. Sodium in conjunction with other chemicals affects the temperature at which the ash becomes fluid and hence prone to collecting on cooler furnace and tube surfaces where it hardens and builds up as slag. Slag adversely affects boiler performance by reducing heat transfer surface, restricting gas flow passages and can do damage when a large piece breaks free and falls onto the bottom of the furnace. Formation of slag is a common experience on many coal-fired power plants and, as on the Colstrip and Corette Facilities, is addressed and dealt with by the operators. All of the Colstrip units use a wet lime, high energy type scrubber to remove SO(2) and particulates from the flue gas stream. This type of technology is proven and has been used for similar applications on plants of this type for approximately the past 20 years.

     In general, Colstrip Units 1, 2, 3 and 4 have been normally base loaded. Colstrip Units 3 and 4 boilers have been normally run at 5 percent overpressure while Colstrip Units 1 and 2 are not. Colstrip Units 1 and 2 are manually dispatched by PPL E-Plus in Butte, Montana. Colstrip Units 3 and 4 have the ability to accept an automatic dispatch signal. Colstrip Units 1 and 2 must reduce load to 230 MW each to permit scrubber maintenance as there is no spare scrubber vessel capacity, while Colstrip Units 3 and 4 have spare capacity that allows routine scrubber maintenance without reducing loads on the units.

     Based on discussions with PPL Montana operating and maintenance personnel and review of operating reports for the past five years, it appears that the steam turbines' output is limited by copper buildup. Copper carryover is believed to originate from the feedwater heater tubing copper alloy material. The feedwater carries the copper to the boiler where it vaporizes with the steam and is deposited on the boiler steam passes and steam turbine blades. Plant start-up procedures have been adjusted to reduce copper carryover and some feedwater heater tube material has been changed to stainless steel alloy. Feedwater chemical treatment has also been changed as it has been found to contribute to copper carryover. The recent revision to reverse osmosis units for make-up water treatment may contribute to a reduction in copper carryover. To reduce the sources of copper, PPL Montana will continue to replace the existing feedwater heaters, which have tubes made of cuprous alloys, with stainless steel tubed heaters. Funding for the replacement of feedwater heaters is included in the capital expenditures budget for 2000 to 2003 for Colstrip Units 1 and 2 and Colstrip Units 3 and 4. The copper coating on the blades can be removed by foam cleaning of the steam turbines. It has been successfully performed on Colstrip Units 3 and 4, but in the case of Colstrip Units 1 and 2, turbine seals have to be changed from a copper alloy to stainless steel to avoid damaging the seals in the cleaning process. PPL Montana has advised that the Colstrip Unit 1 turbine seals were replaced in 1999 and the Colstrip Unit 2 turbine seals are scheduled to be replaced in 2002. An extension in the period between turbine outages is expected as a result of this change.

     The Colstrip Unit 1 and 2 boilers' furnaces are acknowledged to be undersized for the type coal being burned and as a result these units have a history of heavy slagging occurring on tube surfaces in the furnaces. Colstrip Units 3 and 4 furnaces are relatively larger and hence experience less problems with slagging. All four units are subject to load reductions to deslag the boilers. Intensive soot blowing, used to release slag and maintain optimum heat transfer surface, tends to damage tubes. Reheater tubes on Colstrip Units 1 and 2 were replaced in the 1993 to 1994 time period due to damage caused by soot blowing and high temperatures. Crash bars have been installed on tubes in critical areas below burners to reduce potential damage to the tubes from falling slag clinkers. At times when the boilers are shut down, mechanical techniques including explosive charges must be used to dislodge the slag. Large particles of slag carried over by the flue gas to the economizer tended to be caught in the fin tubes which reduced gas flow and lowered the economizer's performance. The Colstrip Unit 2 economizer was replaced in 1992 with a different design that does not plug. Colstrip Unit 1 economizer is being evaluated for a full or partial replacement in 2001. Colstrip Units 3 and 4 have not reported any economizer problems. Colstrip Units 1 and 2 boiler arches have both been replaced.

     Based on our review, we are of the opinion that the Colstrip Facility has been designed and constructed in accordance with good engineering practices and generally accepted industry practices and the technology in use at the Colstrip Facility is a sound, proven conventional method of electric generation. Furthermore, all major off-site requirements of the Colstrip Facility are adequately provided for, including coal supply, water supply, and electrical interconnections. If operated and maintained as they are currently, the Colstrip Facility should be capable of meeting the currently applicable environmental permit requirements.

  Availability

     PPL Montana has advised that, with assistance from its parent company in Allentown, Pennsylvania, it is continuing to improve its outage management practices at the Colstrip Facility to reduce the amount of scheduled outage time required. Outages are to be scheduled based on the condition of a piece of equipment rather than the amount of time in service since its last outage. The condition of equipment, and hence the need for overhaul or internal inspection, is to be determined by the more extensive use of predictive maintenance techniques. While this practice is expected to extend the normal period between equipment outages for many pieces of equipment, reliability concerns with the Colstrip Units 3 and 4 boilers have resulted in reducing the period between major outages from three to two years. PPL Montana has advised that it intends to make better use of established unit outage management practices under which it is prepared to pursue scheduled outage repairs, inspections and overhauls during periods of forced outages whenever the forced outage periods are to be greater than that required for the scheduled outage activities. This approach should reduce the number of activities required to be performed during a scheduled outage. Based on historical performance data from the Colstrip Facility, review of current and proposed operations and maintenance practices and procedures and general observation of the Colstrip Facility, we are of the opinion that the Colstrip Units 1, 2 3 and 4 should be capable of achieving projected annual average equivalent availability factors of 87.9, 84.9, 88.7 and 86.3 percent, respectively, over the term of the Certificates. There will be years when the availability factor is both above and below the projected annual average.

  Estimated Useful Life

     We have reviewed the quality of equipment installed at the Colstrip Facility, the general plans for operating and maintaining the facility and the performance of the Colstrip Facility. On the basis of this review and assuming that: (1) the units are operated and maintained in accordance with the policies and procedures as presented by PPL Montana, (2) all required renewals and replacements are made on a timely basis as the units age, and (3) coal, gas and oil burned by the units are within the expected range with respect to quantity and quality, we are of the opinion that the Colstrip Facility should have a useful life extending well beyond the term of the Certificates.

COLSTRIP TRANSMISSION SYSTEM

  Description of the Colstrip Transmission System

     The Colstrip Transmission System includes two 500 kV AC transmission lines from the Colstrip 500 kV Switchyard to the Broadview Substation, two 500 kV AC transmission lines from the Broadview Substation to Townsend, Montana, the Colstrip 500 kV Switchyard (except for those facilities included with the generating units) and the 500 kV facilities at the Broadview Substation.

     The "A" line in the Colstrip -- Broadview segment was originally constructed as a double-circuit 230 kV line for future conversion to single-circuit 500 kV. It was constructed around 1970. The remaining lines ("B" in the Colstrip -- Broadview and "1" and "2" in the Broadview -- Townsend segments) were constructed as 500 kV single-circuit lines in the 1982 to 1983 time period.

     The two transmission lines in each segment are located on the same right-of-way over most of the route. The Colstrip -- Broadview segment line length is approximately 115 miles and the Broadview -- Townsend segment is approximately 133 miles. The lines continue west of Townsend under BPA ownership as a double circuit line to Garrison, Montana. Table 1 summarizes the current and pending ownership interests in the Colstrip Transmission System.

                                    TABLE 1
           OWNERSHIP ENTITLEMENT IN THE COLSTRIP TRANSMISSION SYSTEM
                                      (MW)

                                                COLSTRIP-BROADVIEW               BROADVIEW-TOWNSEND
                                           -----------------------------    -----------------------------
CURRENT                                     OWNERSHIP      PPL MONTANA       OWNERSHIP      PPL MONTANA
OWNER                                      ENTITLEMENT    ACQUISITION(1)    ENTITLEMENT    ACQUISITION(1)
-------                                    -----------    --------------    -----------    --------------
MPC......................................      822.8          612.8             468.5          258.5(2)
Puget....................................      746.0            0.0             758.6            0.0
Portland.................................      307.2            0.0             312.4            0.0
AVISTA...................................      230.4            0.0             234.3            0.0
PacificCorp..............................      153.6            0.0             156.2            0.0
                                             -------          -----           -------          -----
Total....................................    2,260.0          612.8           1,930.0          258.5

---------------
(1) -- Based on PPL Montana's contingent contract to purchase MPC's Colstrip Units 1, 2 and 3 ownership interests in the Colstrip Transmission System.

(2) -- MPC granted BPA the right to utilize 48.5 MW of its interest in the Broadview-Townsend capability in exchange for a reduction in facility use charges, resulting in 210 MW of net available capability on this segment of the Colstrip Transmission System.

     PPL Montana has a contingent contract to purchase the ownership and contractual interests related to 74.5 percent of MPC's entitlements in the Colstrip-Broadview segment and 55.2 percent of MPC's entitlements in the Broadview-Townsend segment of the Colstrip Transmission System. These ownership percentages correspond to an approximate 50 percent capacity share of Colstrip Units 1 and 2, a 30 percent capacity share of Colstrip Unit 3 on the Colstrip-Broadview segment, and a 30 percent capacity share of Colstrip Unit 3 on the Broadview-Townsend segment. MPC has retained its remaining interest in the Colstrip Transmission System which provides transmission capacity for its Colstrip Unit 4 interest, and is remaining as operator of the Colstrip Transmission System.

     MPC has retained ownership of certain parts of the Broadview 500 kV Switchyard, including two thirds of the autotransformers and two ninths of common facilities including circuit breakers, buswork, control house, warehouse, and common equipment in the control house.

     Transmission line electrical ratings are 550 kV maximum; 2,000 amps continuous; and 2,200 amps for one hour emergency. The current ratings are based on series capacitor bank and wavetrap ratings, and could be increased to 3,000 amps continuous and 3,300 amps emergency with modifications to the capacitor banks and replacement of the "A" line wavetraps only. Conductor thermal ratings are approximately 4,800 amps per line.

     The transmission line structures are lattice galvanized steel, with a majority of the tangent structures being guyed. Angle and deadend structures and those located where sufficient guying space was not available are self-supporting. Guyed structures utilize four guys positioned at angles of 45 degrees from the centerline, with anchors set in concrete. Overall structure heights vary from about 100 feet to 170 feet. There are approximately four structures per mile except where geography or routing required additional structures for angles or to maintain ground clearance. Structures are erected on concrete foundations designed for the soil conditions at the structure location.

     Structures are designed for National Electric Safety Code heavy loading, with additional requirements for heavy horizontal wind, heavy wind and ice combination, heavy vertical loading, balanced longitudinal loading (next structure down, all wires intact), unbalanced longitudinal loading (ice dropping), unbalanced vertical loading (ice dropping), and construction and maintenance loads. Wind and ice loading criteria were determined from a local meteorological study and based on a 50-year storm.

     Phase conductors are bundled aluminum conductor, steel reinforced ("ACSR") supported on toughened glass insulator strings. Overhead ground (shield) wires are Alumoweld (aluminum-coated steel).

     Structure grounding is specified to achieve a ground resistance of 10 ohms or less using counterpoise buried at 2-foot depth. The "A" line uses copper-clad counterpoise, while for the later lines galvanized steel was selected. Counterpoise connects the anchor rods to the structure. Due to premature corrosion of anchor rods, a passive cathodic protection system consisting of magnesium anodes was added to all guyed towers on the "A" line. Similar cathodic protection was included in the design of the remaining lines.

     The Colstrip 500 kV Switchyard is a breaker-and-one-half arrangement with two generator positions, two line positions, and two future positions. Each line terminal includes a 500 kV, 100 MVA shunt reactor. An autotransformer rated 500-230 kV, 500 MVA with forced oil/forced air cooling is connected to each of the two buses. The seven circuit breakers are ABB-ITE dead-tank, dual-pressure SF(6) type with independent-pole operation. Connected to each autotransformer tertiary is a reactor rated 34.5 kV, 45 MVA 3 phase. GE solid-state line relaying is provided for each line, using microwave and power line carrier communications. Bus and transformer protection utilizes conventional electromechanical relays. Additional equipment includes metering, fault recorders, fault locators, and SCADA. Two 125 volt DC batteries, each with one charger, provide power to the control and protective systems, and a 48 volt DC battery with charger powers communications equipment. Normal station service power is derived from the 34.5 kV transformer tertiaries, and a 480 volt diesel generator provides 480 volt AC power upon loss of normal station service. A separate control building houses control and protective equipment for the Colstrip 500 kV Switchyard.

     The Broadview 500 kV Switchyard is similar to the Colstrip 500 kV Switchyard. The breaker-and-one-half arrangement includes four line positions and two future positions. The line terminals for lines "1" and "2" each include a 500 kV, 100 MVA shunt reactor. An autotransformer rated 500-230 kV, 600 MVA with forced oil/forced air cooling is connected to each of the two buses through a motor-operated disconnect switch. The seven circuit breakers are ABB-ITE dead-tank, dual-pressure SF(6) type with independent-pole operation. Connected to each autotransformer tertiary is a reactor rated 34.5 kV, 96 MVA 3 phase. Protection, metering, and battery equipment is similar to that at Colstrip. Normal station service power is derived from the 34.5 kV transformer tertiaries, and a 400 kW diesel generator provides 480 volt AC power upon loss of normal station service.

     The Broadview Switchyard also includes a series capacitor bank for each of the two lines to the Colstrip Switchyard. The capacitors provide 35 percent compensation of the line reactance, improving system stability and reducing line losses and voltage drop. The capacitor banks are rated for 2,000 amps continuous, 2,200 amps for one hour, and have been designed for future upgrading to 3,000 amps continuous, 3,300 amps for one hour. The capacitor installation includes bypass switches, protective metal oxide varistors, triggered air gaps, and a control system with a 125 volt DC battery and chargers.

     The Broadview Switchyard is equipped with an extensive security system operated from the Colstrip Facility, with CCTV cameras, intrusion sensors, and a fiber-optic fence disturbance alarm. Selected cameras are augmented with infrared illumination for night viewing.

     Spare parts for the 500 kV transmission lines include four tangent structures partially assembled and ready for helicopter transport; one unassembled deadend/angle structure; and conductor, insulators, and hardware for one mile of line. Switchyard spares are two 500 kV circuit breaker bushings and miscellaneous circuit breaker consumables, 500 kV switch parts, and a fiber optic signal cable column for series capacitor platforms.

  Review of Technology

     The Colstrip Transmission System has been in operation at 500 kV since about 1983. Structures on the "A" line were installed about 1970, and converted to 500 kV about 1983.

     Premature corrosion of the anchor rods on the "A" line, together with coating degradation on the copperweld counterpoise, was addressed in the early 1980s by application of passive cathodic protection using magnesium anodes. The anodes were designed for 25-year life, so replacement would be expected in about the 2005 to 2010 time period. In addition, nondestructive ultrasound testing has been conducted beginning in

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1995. About 50 percent of the structure anchors have been tested. No anchor rods have been reported to need replacement.

     Corrosion of anchor rods on the "B," "1," and "2" lines was addressed in the design stage by use of galvanized steel counterpoise and inclusion of magnesium anodes. Also, concrete encasement of the anchor rods was improved to eliminate contact with soil. As with the "A" line, the anodes were sized for 25-year life and will probably need replacement in the 2005 to 2010 time period.

     Structure corrosion is minimal, and in general the galvanizing appears to be excellent. PPL Montana reports some corrosion of members east of Broadview Substation, but it is not reported as extensive. Defective galvanizing of a relatively small number of members is suspected.

     MPC also reports that a few redundant members have broken on structures approximately 70 to 80 miles west of Broadview. The suspected cause is wind-induced vibration where unusual geography causes updraft winds. The broken members have been replaced as they are found. No structure failures have been reported, and structures elsewhere on the lines have not been reported to have experienced this type of failure.

     An infrared aerial inspection of all four transmission lines was performed in about 1990, and no problems were reported to have been found.

     MPC indicated that it considers the number of line trips to be unacceptable, and has been researching the causes. It has concluded that excrement from large birds which perch atop the towers is responsible for a significant number of line trips. A pilot project is underway to provide alternative perches and to discourage perching on the top of the towers.

     The 500 kV circuit breakers have had ongoing problems with SF(6) leaks and MPC has been replacing bushing gaskets to reduce the leakage problem.

     We have reviewed the quality of equipment installed in the Colstrip Transmission System, the general plans for operating and maintaining the Colstrip Transmission System and the performance of the Colstrip Transmission System. On the basis of this review, we are of the opinion that the Colstrip Transmission System utilizes sound technology and proven methods of electric transmission and has generally been designed and constructed in accordance with generally accepted industry practices. Also, assuming that: (1) the system is operated and maintained in accordance with generally accepted industry practices, and (2) all required renewals and replacements are made on a timely basis, we are of the opinion that the Colstrip Transmission System should have a useful life extending well beyond the term of the Certificates.

CORETTE FACILITY

     The Corette Facility is located near Billings, Montana along the Yellowstone River. It began commercial operations in 1968 and consists of a single boiler and STG nominally rated at 163 MW of gross generating capacity and 154 MW of net generating capacity, that can be dispatched down to 80 MW. The unit is considered a base-loaded unit and is manually dispatched on an hourly or as-needed basis by PPL E-Plus in Butte, Montana. The Corette Facility's capacity is reduced during summer months due to stack plume buoyancy issues and limitations of the electrostatic precipitator, resulting in an average annual net electrical capacity of approximately 147 MW. The annual average net plant heat rate is currently running approximately 11,100 Btu/kWh. The boiler had historically fired sub-bituminous coal from the local Rosebud Mine; however, in 1996, to meet environmental regulations, the fuel supply was changed to a low-sulfur coal from the Powder River Basin Rawhide Mine near Gillette, Wyoming. With the closing of the Rawhide Mine in 1999, coal is currently being supplied by other Powder River Basin mines in the same area. The unit utilizes natural gas as a start-up fuel.

     At one time, the Corette site included two generating plants: the Frank Bird Plant and the J. E. Corette Plant. The Frank Bird Plant was dismantled in 1997, however, the turbine pedestal and plant floor remain on-site.

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  The Plant Site

     The Corette Facility site is located just outside the city limits of Billings, Yellowstone County, Montana, along interstate highway Route 90 (the "Corette Facility Site"). The site is easily accessible and provides adequate access to the necessary utilities and rail transportation. On the basis of our observations and historical operation of the Corette Facility, we are of the opinion that the site is suitable for the Corette Facility's continued operation.

     The Corette Facility Site is situated on approximately 87 acres along the Yellowstone River. The site includes the powerhouse; adjacent operating yard; ancillary buildings and system areas; two fuel oil storage tanks, which are not currently in service; the coal yard; and the bottom ash pond and storage area. The Corette Facility Site is bordered on the north by Coulson Park (a city park), on the south by MPC's Billings Division substation and the Billings municipal waterworks, on the east by the Yellowstone River, and on the west by Interstate Highway 90. There are two sets of railroad tracks into the site, which run north-south through the site effectively splitting the site in half. In addition to the railroad tracks, there is a MPC owned natural gas pipeline that runs into the site. There is also a municipal drainage line running through the site. Within the bottom ash processing and storage area are the terminations of the site access roads which provide access for hauling bottom ash.

  Mechanical Equipment and Systems

     Pulverized Coal-Fired Boilers

     The Corette Facility boiler, which was manufactured by CE, is an outdoor-type, single-drum, tangentially-fired, natural-circulation, reheat unit with a pressurized-furnace. The boiler includes a superheater, a reheater, an economizer, a regenerative air preheater, superheat and reheat desuperheaters, and a soot blowing system. The boiler was designed to operate at a maximum continuous rating of 1,166,000 pph superheated steam flow at 1,890 psig and 1,005(DEGREES)F. The boiler is designed to burn pulverized coal as the primary fuel and natural gas as a start-up fuel. The furnace has four burner assemblies located at the corners of the furnace; each burner assembly has four coal nozzle elevations, two warm-up guns, two ignitors, seven air nozzles and three close-coupled over-fire air nozzles. The furnace was retrofitted in 1997 with low NO(X) CE burners. In addition to start-up, natural gas is used to enhance flame stability at low loads and for some additional load capacity. The boiler economizer was replaced in 1989 with an improved design.

     There are four coal mills, each supplies a different elevation of coal nozzles and all four mills are needed for full-load output when burning coal. With one mill out of service, the maximum gross generating capacity on coal is reportedly 140 MW; however, the remaining load can be made up with supplemental gas firing. Mill bowls were rebuilt in 1997. Primary and secondary air is provided by two forced draft fans, located in an enclosed fan room, whose inlet air is heated by passing through steam-coil air preheaters to maintain a constant outlet temperature and is then heated by passing through a regenerative air preheater. The heated air flows as primary air to the coal mills and as secondary air to the boiler windboxes.

     Steam Cycle and Heat Rejection Systems

     The boiler provides steam to a single steam turbine which is a Westinghouse two-cylinder, tandem-compound, double-exhaust, condensing reheat turbine. The turbine and its generator are located out-of-doors with a weather enclosure. The turbine is rated at 163,000 kW at an inlet throttle flow of 1,108,762 pph steam at 1,800 psig and 1,000(LOGO)F/1,000(LOGO)F reheat and 3.5 inches Hg backpressure. The STG is equipped with hydraulic control and lubricating oil systems. A new turbine lubricating oil treatment system has been added. The low-pressure turbine exhausts to a two-pass surface condenser where the steam is condensed by rejecting its heat to the circulating water system.

     Circulating water for the condenser is obtained through an intake structure and intake canal located on the Yellowstone River. The intake structure consists of two traveling water screens and two 50 percent capacity, vertical circulating water pumps. The pumps discharge to the condenser, and after passing through the condenser, the circulating water is discharged to the river through a discharge structure and discharge

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canal located downstream from the intake. The retired Frank Bird plant intake and discharge structures are still operational and are interconnected to the Corette Facility intake and discharge pipes. There is one pump and one traveling screen at the Frank Bird plant intake structure, which supplement flow for certain operating conditions.

     Boiler feedwater is provided by two 100 percent capacity condensate pumps and two 65 percent capacity feedwater pumps through five feedwaters heaters. The low-pressure feedwater heaters have admiralty tubing, while the high-pressure feedwater heaters have been retubed with monel. The No.6 feedwater heater was retubed with stainless steel tubes in June 2000. The feedwater cycle does not include a deaerator. Deaeration of the feedwater occurs in a deaerating section of the condenser. The condenser was retubed in 1982 after experiencing damage during a chemical cleaning of the boiler.

     Fuel Handling System

     The on-site coal unloading system is designed to allow unloading of a 25-car train during a 12-hour shift. The 75 bottom dump railcars have a capacity of 117 tons and are owned by PPL Montana. They were manufactured in 1994 and 1997. The railcars are unloaded into a double-outlet track hopper. Two belt feeders feed the coal from the track hopper outlets onto a belt conveyor. The coal is weighed by a belt scale and transferred to a radial stacker, which discharges to the coal pile.

     When coal cannot be unloaded by rail, it is obtained from an on-site dead-storage pile, which can be reclaimed along the same coal handling feed conveyors. Coal from the pile is moved to the reclaim area by a bulldozer. A reclaim conveyor runs through a reclaim tunnel, located under the live storage area of the coal pile. Four tunnel reclaim openings supply the reclaim conveyor. The conveyor supplies coal to two conveyors on the boiler house roof which fill the four coal bunkers. Coal flows from each of the bunkers through a feeder to one of the four mills below.

     Ash Handling Systems

     Bottom ash from the boiler furnace drops to a water-filled hopper. The refractory-lined, double-outlet ash hopper can store approximately 38 tons of bottom ash. Pyrites collected from the pulverizers are sluiced to the bottom ash hopper for mixing with the bottom ash and transferred to the bottom ash pond. Two clinker grinders located at the outlet of the hoppers reduce large pieces of ash to a size that can be transported in the ash sluicing system. Two hydraulic jet pumps pump the ash slurry to the bottom ash settling pond located north of the plant.

     A portion of the fly ash in the flue gas stream is collected in the boiler's economizer hoppers and is removed by a hydraulic jet pump. The balance of the fly ash is removed by an electrostatic precipitator with eight ash collection hoppers. Fly ash is transported from the precipitator hoppers using a dry, pressurized air conveying system which pneumatically transports to a fly ash storage silo. There are one 2,000-ton silo, two 1,500-ton silos, and one 300-ton silo at the Corette Facility Site.

     Make-Up Water System

     Boiler makeup water is generated from the city potable water supply utilizing water softeners and a new water treatment system consisting of a reverse osmosis unit and electronic demineralizer that has been in service since September 1999.

     Additional Structures and Systems

     The Corette Facility has two new 100 percent capacity oil free rotary screw air compressors. Both service air and instrument air are supplied from the same compressed air header.

     City water is distributed for various services within and outside of the power building, including fire protection. Should header pressure drop too low a natural gas engine-driven firepump starts automatically taking suction from the city water line and discharging to the plant header.

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     Since the boiler began burning Powder River Basin coal in 1996, four mill combustion incidents have been reported due to the nature of the Powder River Basin coal. Reduction of the mill outlet temperature reportedly has been adequate to prevent further mill incidents. Fire suppression systems were added to the feeders and mills, and new isolation dampers are to be installed on the feeders in 2000.

     The Corette Facility contains a number of buildings and significant structures, including: the turbine enclosure and administration building; the coalyard stock-out conveyor building; the precipitator building; the warehouse; the circulating water intake structure; the flyash silo and unloading station building; the ash pond chemical treatment building; coal unloader building; a 100,000 gallon condensate storage tank; and an activity center building, as well as a number of transmission towers.

     The Corette Facility has a 350-foot, reinforced-concrete, steel lined chimney with a diameter of 11.5 feet. Testing enclosures at the 175-foot elevation house the CEMS and stack testing ports.

  Electrical and Control Systems

     The steam turbine drives a Westinghouse generator rated 202 MVA at 0.85 power factor, 18 kV. The original shaft-driven brushless exciter system has been modified by removal of the rotating pilot exciter and substitution of a static pilot exciter system provided by ABB. The generator suffered a failure in 1997 when a generic problem with cooling fan blades caused damage to both rotor and stator. The repair included replacement of the rotor with a new Westinghouse rotor and a complete rewind of the stator.

     The generator is connected through isolated phase bus duct to the main generator step-up transformer, an ABB outdoor oil-filled unit rated 18-100 kV, 192 MVA with forced oil/forced air cooling. The original main generator step-up transformer, a Westinghouse outdoor oil-filled unit rated 17.2-100 kV, 171.5 MVA, was replaced in 1991 after its condition was determined to be questionable. It is currently available on-site as a spare.

     The generation point of receipt is the bus side of the generator circuit breaker (designated 100-98) in the Billings Steam Plant Switchyard. Metering has been provided at this point by PPL Montana.

     Auxiliary power is derived from the generator circuit with start-up power derived from the adjacent 50 kV switchyard. The auxiliary transformer is an outdoor, oil-filled unit manufactured by Pennsylvania Transformer and rewound by U.S. Transformers in 1992. It is rated 17.2-4.16 kV, 14 MVA.

     Auxiliary start-up power is supplied from the 50 kV switchyard through a 50 - 4.16 kV outdoor oil-filled transformer manufactured by Pennsylvania Transformer and rewound by U.S. Transformer in 1992. This transformer is also rated 14 MVA. A used spare auxiliary start-up transformer is on-site. In addition, an outdoor oil-filled 12.47 kV - 480 V, 1500 kVA transformer provides power from the local MPC distribution system for essential power when the plant is shut down.

     The start-up power point of interconnection is the 50 kV bus tap on the high side of the start-up transformer. Metering has been provided at this point by PPL Montana. The interconnection point for the essential power circuit is the
12.47 kV transformer bushings.

     Medium voltage switchgear is the air-magnetic type manufactured by ITE. Three 4.16 kV-480 volt outdoor oil-filled transformers, two rated 1500 kVA and one rated 500 kVA, provide low voltage power for smaller motors and miscellaneous plant loads, and lighting transformers are connected to the 480 volt systems for lighting and general power requirements.

     Motor Control Centers ("MCCs") are obsolete, but the most critical unit is being replaced in 2001 with current production equipment. Components from replaced equipment will be available as spares for remaining original equipment MCCs.

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     AC and DC Critical Systems

     A single 125 volt DC battery system, equipped with a 50 amp charger, supplies critical DC loads including protection systems. A UPS with a separate 125 volt DC battery is used to power the DCS. A 48 volt DC system provides communications power.

     In addition, a 300 kVA, 480 volt, AC diesel generator can supply critical AC loads including turning gear if all external power is lost for an extended period. The diesel is started by compressed air provided by a gasoline-engine-driven compressor. The Corette Facility does not have black start capability.

     The plant communications system is a typical Gai-Tronics page-party public address/telephone system. Radios are used to supplement the Gai-Tronics system.

     Plant Control System

     The control room was completely redone in the summer of 1998 and a Honeywell DCS installed. In conjunction with this installation, new burner management and flame scanner safety systems were provided. The turbine control system is the original hydraulic system, with interface to the DCS. Automatic load dispatching capability is provided with the existing controls.

  Environmental Controls and Equipment

     Air Emissions

     The Corette Facility's Title V Air Operating Permit contains air emission limits for the key pollutants of particulate matter, SO(2), NO(X) and opacity. The basic air pollution control technologies employed at the plant to control the aforementioned pollutants are an electrostatic precipitator for the control of particulates and opacity, and Low-NO(X) burners for the control of NO(X) emissions. The emissions of SO(2) are controlled by the sulfur content of the coal burned at the plant.

     The precipitator, which was manufactured by Research-Cottrell, consists of four electrical sections, each containing 39 parallel ducts with stainless steel discharge electrodes, collecting plates, and magnetic rappers. Each section is provided with a transformer-rectifier set, a saturation reactor, and a rectifier control unit. The collecting plates, which are 30 feet high by 9 feet wide, are cleaned with magnetic impulse rappers. The precipitator is designed for 600,000 actual cubic feet per minute ("acfm") at 96 percent collection efficiency, and the inlet duct contains three perforated distribution plates to provide uniform gas distribution. The precipitator is enclosed in a steel shell and equipped with eight ash collection hoppers (four per row, two rows). A steel-top housing covers the roof of the precipitator to enclose and protect the high voltage insulators, high voltage connections and rapper shafts. In 1988, the precipitator controls were replaced with new Westinghouse controls.

     The inlet temperature of the electrostatic precipitator must be kept below 280(DEGREES)F. Operation at higher temperatures adversely affects the resistivity of the fly ash, therefore, decreasing the particulate removal efficiency in the precipitator. In order to maintain the precipitator temperature below 280(DEGREES)F, a certain amount of combustion air is bypassed (after the air heater) from the input to the boiler to a point upstream of the precipitator, thus lowering the exit temperature from the boiler. The by-pass reduces the efficiency and output of the boiler.

     The low-NO(X) burners installed during 1997 are used for the control of NO(X) emissions. The boiler is not equipped with separated overfire air due to the fact that insufficient room exists at the top of the furnace for such installation. The unit achieves NO(X) emission rates in the 0.25 to 0.40 lb/MMBtu range on a routine basis. Such rates are in compliance with the limits set forth in the Operating Permit and in compliance with the NO(X) limits set forth in the Tile IV Acid Rain Permit.

     The Corette Facility is equipped with CEMS which include SO(2), NO(X), opacity, CO(2) and flow monitoring systems. The SO(2), NO(X), CO(2), flow and opacity monitors are of the in-situ type. The CEMS were upgraded including the data acquisition system and flow monitors to meet the 40 CFR Part 75 monitoring regulations.

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     Wastewater/Solid Waste Disposal

     Bottom ash from the Corette Facility is sluiced to a bottom ash pond area consisting of two ponds. The ash is allowed to settle and the sluice water flows from Pond 1 to Pond 2 before discharging to the Yellowstone River via a permitted outfall. Low volume wastewaters such as boiler blowdown, floor drains, softener backwash, and equipment floor drains are also routed to the bottom ash pond for treatment before discharge to the Yellowstone River. Sulfuric acid is added at the inlet of Pond 2 for pH control. The floor drains wastewater flows through an oil/water separator prior to disposal in the bottom ash ponds.

     The fly ash at the Corette Facility is collected dry and stored in silos before removal from the site. The fly ash along with excavated bottom ash from the bottom ash pond is sold, therefore, minimizing the need for disposal areas on-site.

  Off-Site Requirements

     Potable water, makeup water and water for fire protection is taken from a City of Billings 24-inch diameter water pipeline. The Yellowstone River is the source of water supply to the City of Billings.

     The station output is interconnected to the MPC grid at 100 kV in the Billings Steam Plant Switchyard. Startup power is obtained from the MPC grid at 50 kV. The 100 kV bus is connected to 230 kV and 50 kV portions of the switchyard through autotransformers. There are four 230 kV transmission circuits and five 100 kV transmission circuits. The 50 kV portion is used for local distribution.

     Coal is delivered to the Corette Facility Site by railroad in 25 car increments by a Montana rail link after being transported by Burlington Northern from the mine. Fly ash and bottom ash are sold and removed from the site. Cooling water for the Corette Facility is taken from and returned to the Yellowstone River. Wastewater is treated and discharged to the river. Natural gas is received from an MPC pipeline which runs on-site. Sewerage is discharged to a municipal sewer line running through the site.

  Review of Technology

     Additional information regarding the technology incorporated in the Corette Facility is included in the Review of Technology section for the Colstrip Facility since both plants employ the same technology with the exception of flue gas cleanup. The Corette Facility does not have a flue gas sulfur dioxide removal system. It does employ an electrostatic precipitator to remove particulates (fly ash) from the flue gas stream. The electrostatic precipitator in use at the Corette Facility is typical of the type of design employed on numerous pulverized coal fired power plants thirty years ago.

     In general, the Corette Facility has been normally base loaded with the exception of the spring time when river water conditions yield excess hydro generation or during the summer months when output is limited to approximately 147 MW due to stack plume buoyancy issues and limitations of the electrostatic precipitator. Based on discussions with PPL Montana operating and maintenance personnel and review of operating reports for the past five years it appears that the boiler is subject to slagging and that tubes have experienced failures due to water side damage caused by hydrogen embrittlement, thus presenting the potential for a severe incident. Portions of the boiler's west waterwalls found to have corrosion problems were replaced in 1999. Reportedly, problems with the plants' boiler water monitoring practices have made it difficult to determine the cause of the failures. A water chemistry contractor has been retained to monitor the boiler water chemistry and train PPL Montana employees. The new water treatment system should also help reduce corrosion problems as should the new water sampling system to be installed in June 2000.

     Performance in 1997 was adversely affected by a 12-week scheduled outage in the summer of 1997 in which the control room was redone and a distributed control system was installed. It was further impacted by a forced outage in late 1997 due to the electric generator failure which required the replacement of the rotor and a complete rewind of the stator. The outage extended into 1998 adversely impacting that year's performance as well. Other than some continuing pluggage problems in the boiler backpass and air heaters, there were no major issues that affected the performance of the unit in 1999.

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     Based on our review, we are of the opinion that the Corette Facility has been designed and constructed in accordance with good engineering practices and generally accepted industry practices and the technology in use at the Corette Facility is a sound, proven, conventional method of electric and thermal generation. Furthermore, all major off-site requirements of the Corette Facility are adequately provided for, including coal supply, water supply, and electrical interconnections. If operated and maintained as they are currently, the Corette Facility should be capable of meeting the currently applicable environmental permit requirements.

  Availability

     Based on historical performance data from the Corette Facility, review of operations and maintenance practices and procedures and general observation of the Corette Facility, we are of the opinion that it should be capable of achieving a projected annual average equivalent availability factor of 85.7 percent over the term of the Certificates. There will be years when the availability factor is both above and below the projected annual average.

  Estimated Useful Life

     We have reviewed the quality of equipment installed at the Corette Facility, the general plans for operating and maintaining the facility and the performance of the Corette Facility to date. On the basis of this review and assuming that: (1) the plant is operated and maintained in accordance with the policies and procedures as presented by PPL Montana, (2) all required renewals and replacements are made on a timely basis as the unit ages, and (3) coal and natural gas burned by the plant are within the expected range with respect to quantity and quality, we are of the opinion that the Corette Facility should have a useful life extending well beyond the term of the Certificates.

HYDROELECTRIC FACILITIES

     The Hydroelectric Facilities include eleven generating plants and one storage reservoir without generation licensed by FERC as four projects. The storage reservoir together with eight of the generating plants are licensed together as the Missouri-Madison Plants, FERC Project No. 2188. Each of the other three generating plants is licensed by FERC as a separate plant. On the basis of our observations and historical operation of the Hydroelectric Facilities, we are of the opinion that the sites are suitable for the Hydroelectric Facilities' continued operation. The Hydroelectric Facilities are described in the following paragraphs.

  Missouri-Madison Plants

     The Missouri-Madison Plants includes nine facilities located on the Madison and Missouri Rivers. Two of the facilities, Hebgen Reservoir and the Madison Plant, are located on the Madison River. The other seven plants are located on the mainstem of the Missouri River.

     The Hebgen Reservoir is located near the southern border of Montana on the Madison River. Hebgen Reservoir is formed by Hebgen Dam, a 721-foot long, 81-foot high earthfill gravity dam with a concrete core wall. The dam was completed in 1915. The spillway is a 375-foot long side channel with a capacity of 7,000 cfs. Normal releases are made through a concrete intake structure on the left side of the reservoir, a 785-foot long, 12-foot diameter concrete pipe that conducts the releases back to the Madison River downstream of the dam. The Hebgen Reservoir is used both as a storage facility to regulate flows for power production and also for flood control in the Madison River. Releases are controlled to maintain minimum flows downstream, also the operators attempt to limit flows in the Madison River at Kirby Ranch to less than 3,500 cfs to prevent erosion of the river banks. They also try to limit changes in outflow to no more than 10 percent per day from August 1 through March 31.

     The Madison Plant is located on the Madison River about 60 miles downstream of the Hebgen Reservoir. It was constructed in 1906 and includes a 257-foot long, 38.5-foot high dam, a 140-foot long spillway, intake, 7,500-foot long 13-foot diameter steel pipe flowline, concrete surge chamber, four 9-foot diameter penstocks, and a masonry powerhouse. The powerhouse contains four horizontal shaft Francis turbines connected to 2.25

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MW electric generators. The planned replacement of the existing electro-mechanical equipment in 2004 together with tailrace improvements in 2004 will increase total capacity of the plant to 10.3 MW.

     The Hauser Plant is located on the Missouri River about 14 miles northeast of Helena, MT and downstream of the Bureau of Reclamation's Canyon Ferry Project. The Hauser Plant was completed in 1911 and includes a 700-foot long, 80-foot high concrete gravity dam with a controlled ogee crest spillway, an intake and forebay at the right abutment, steel penstocks, and a masonry powerhouse. The powerhouse contains six horizontal Francis turbines connected to electric generators with a total capacity of 17 MW. There are also three hydraulic exciters. Upgrading of the electrical and mechanical equipment is planned between 2000 and 2005 which will increase the total generating capacity by 4.5 MW.

     The Holter Plant is located on the Missouri River about 25 miles downstream of the Hauser Plant. It was completed in 1918 and the plant facilities include a 1,364-foot long, 124-foot high concrete gravity dam with a 682-foot long controlled overflow spillway section, an intake section at the left abutment with steel penstocks leading to a powerhouse integral with the intake. The powerhouse is a 208-foot long concrete and steel structure housing four vertical Francis turbines and electric generators with a total capacity of 50 MW. The generators were all rewound in the 1960's and no major expansions are planned for the Holter Plant. The powerhouse also contains a switchyard that will remain with MPC.

     The remaining five plants of the Missouri-Madison Plants are located in a 13-mile reach of the Missouri River at Great Falls, Montana. In descending order from upstream to downstream they are the Black Eagle, Rainbow, Cochrane, Ryan, and Morony Plants.

     The Black Eagle Plant first went on line in 1891, and was completely rebuilt in 1927. It includes a 782-foot long, 34.5-foot high concrete gravity dam with a controlled ogee crest spillway section 646 feet long, a 421 foot by 96 foot forebay that forms the left abutment of the dam, and an integral intake and powerhouse. The powerhouse contains three vertical Kaplan turbines and electric generators with a total capacity of 18 MW. All three generators were rewound between 1978 and 1982. During the site visit MPC staff were installing automation controls that will allow remote operation of the Black Eagle Plant from the main control room at the Rainbow Plant. There are no plans for capacity additions at the Black Eagle Plant.

     The Rainbow Plant was completed in 1910. It includes a 1,146-foot long, 43.5-foot high rockfill timber crib and concrete gravity dam with an integral overflow spillway, two intake structures leading to steel flowlines, surge tank and chamber, penstocks to the powerhouse, and a brick masonry powerhouse. The powerhouse contains eight horizontal Francis turbines with a total capacity of 35 MW. The Rainbow Plant is not automated and must be manually controlled. The Rainbow Plant's license application filed by MPC includes provisions allowing for construction of a new powerhouse increasing the total capacity to 58 MW. Based on an economic review of the plant redevelopment, PPL Montana may decide not to construct a new powerhouse but to renovate the existing one with new units that will add 6.6 MW in 2009 for a total capacity of 41.6 MW.

     The Cochrane Plant was completed in 1958 and includes a 856-foot long, 100-foot high concrete gravity dam with a 334-foot long overflow spillway section controlled by radial gates, an integral intake and powerhouse section 188 feet long. The powerhouse is 130 feet by 65 feet reinforced concrete structure housing two vertical Kaplan turbines and electric generators with a total capacity of 54 MW. Redevelopment of the Rainbow Plant with a new powerhouse would allow the Cochrane pool to operate about 6 feet higher than at present and would increase the capacity of the Cochrane Plant by about 5 MW. Redevelopment of the Rainbow Plant at the existing powerhouse would not allow the higher pool, hence the capacity of the Cochrane Plant will remain 54 MW.

     The Ryan Plant was completed in 1915 and it consists of a 1,465-foot long, 82-foot high concrete gravity dam with an overflow spillway, and intake to six steel penstocks leading to a brick masonry powerhouse. The powerhouse contains six vertical Francis turbines and electric generators with a total capacity of 60 MW. An upgrade of the Ryan Plant is proposed for 2001 and 2002 that will add 12 MW of capacity. The powerhouse contains a switchyard that will remain with MPC.

     The Morony Plant was completed in 1929 and consists of an 842-foot long, 96-foot high concrete gravity dam with a 390-foot wide spillway controlled with 9 radial gates and one slide gate, an intake and powerhouse at the left end of the spillway. The powerhouse is a semi-outdoor type containing two vertical Francis turbines and electric generators with a total capacity of 48 MW. No major expansions are planned for the Morony Plant.

  Thompson Falls Plant

     The Thompson Falls Plant is licensed by the FERC as Project No. 1869 and is located on the Clark Fork River in western Montana at the town of Thompson Falls. The license was issued in 1979 and terminates December 31, 2025. The license was amended in 1990 to allow for the construction of Unit 7.

     The Thompson Falls Plant consists of two dams, (the main dam and the Dry Channel Dam) the original intake and powerhouse, and the Unit 7 powerhouse and intake. The main dam is a 913-foot long concrete gravity structure with two 41 ft by 18 ft radial gates and 38 bays with removable panels, flashboards, and stanchions. The Dry Channel Dam has two sections: a non-overflow sluiceway section 122 feet long and 38 feet high, and an overflow ogee section 289 feet long which has 12 bays with removable panels, flashboards, and stanchions. The original powerhouse is a steel and concrete structure with a cut rock exterior, and the intake is integral with the powerhouse. It contains six vertical Kaplan turbines and electric generators with a total capacity of 36 MW. The original plant was constructed in 1915. Unit 7 was completed in 1995 and is a reinforced concrete structure containing one 50 MW vertical Kaplan turbine and electric generator. Unit 7 is located between the original powerhouse and the Dry Channel Dam. The powerhouse also contains a switchyard that will remain with MPC.

  Kerr Plant

     The Kerr Plant is located at the south end of Flathead Lake on the Flathead River. It is licensed by the FERC as Project No. 5 and is a joint license to PPL Montana and the Confederated Salish and Kootenai Tribes ("CSKT"). Under the terms of the license, PPL Montana will own and operate the Kerr Plant until 2015. Anytime during the next ten years (2015 to 2025), the CSKT may, at their discretion and with at least one year's written notice, take over ownership of the Kerr Plant and continue operation through 2035, the end of the current license. If CSKT decides to take over ownership of the Kerr Plant, they will pay PPL Montana an amount according to a formula specified in the FERC license equal to original cost less depreciation.

     The Kerr Plant was originally constructed in 1939 and consists of a concrete arch dam with 14 overflow spillway gates across the crest, a concrete intake on the left abutment of the dam, three concrete and steel lined penstock tunnels, and a concrete powerhouse containing three vertical Francis turbines and electric generators with a total installed capacity of 189 MW.

  Mystic Plant

     The Mystic Plant is located at the headwaters of West Rosebud Creek in south central Montana. It is licensed by FERC as Project No. 2301. The license was issued in 1976 and ends December 31, 2009.

     The Mystic Plant was originally constructed in 1927 and consists of a concrete arch dam 368 feet long and 45 feet high, a concrete intake, a 10,000-foot long flowline, a 118.5-foot high surge tank, a steel penstock 2,566 feet long between the surge tank and powerhouse, and a reinforced concrete powerhouse with two horizontal Pelton turbines and electric generators with a total installed capacity of 11 MW. In 1978 a reregulating dam was constructed downstream of the powerhouse.

  Review of Technology

     Hydroelectric power is a conventional form of electricity generation with a proven track record for nearly 100 years. Hydroelectric power plants contain equipment that convert hydraulic energy into electric energy. Water under pressure is released in a controlled manner through waterways, called penstocks, to drive waterwheels, or turbines. The turbines are connected to generators which rotate to produce electricity through magnetic coils. The "de-energized" water is discharged from the turbines into a tailrace channel which returns the water to the river. Hydroelectric projects can make use of natural features such as waterfalls or cascades or man made dams to develop the head required to create the pressure in the water. Dams can also create reservoirs that allow for storage of water during wet periods and subsequent release of water during dry periods.

     Based on the information provided and our site visits, the Hydroelectric Facilities appear to be in generally good condition. We were able to visit all the plants except the Mystic Plant which was inaccessible due to the time of year and the weather. The plants were well maintained and cared for, with all, except the recently completed Unit 7 at Thompson Falls, having been in service for many years. The civil works appeared to be in adequate to good condition. The condition of the electrical and mechanical equipment varied according to the age of the plant and any improvements that had been made. The plants are regularly inspected, both by PPL Montana staff and by independent consultants. Based on the observations during the site visits and discussions with the staff at the plants, problems identified during the inspections are corrected, and recommendations for improvements are carefully considered.

     Voith Hydro Co. inspected the electro-mechanical equipment at the Madison, Hauser, Holter, Rainbow, Ryan, and Thompson Falls Plants and prepared reports with recommendations for replacements and upgrades of the units. MPC used these reports together with in-house inspections and analysis to develop a 15-Year Capital Requirements Program for the Hydroelectric Facilities from 1998 through 2012. This 15-year program includes capacity upgrades, replacement of units, and plant and unit refurbishments. MPC started work on the capital program and PPL Montana is continuing it.

     FERC requires that the owners of licensed hydroelectric plants have their dams inspected by a qualified independent consultant every five years. The independent dam safety inspections include a physical inspection of the plants and its facilities, an analysis of the spillway adequacy for the Probable Maximum Flood ("PMF"), and an analysis of the stability of the dam and other critical structures under various possible loading conditions. MPC had the Hydroelectric Facilities inspected by Raytheon Infrastructure Services Inc. (formally Ebasco) on a regular basis as required by the FERC.

     Table 2 lists the dates of these reports and the general findings regarding each plant. The Overall Condition column lists the general assessment included in each report of the dam and safety related equipment. The Spillway Adequacy column lists whether or not the spillway can pass the PMF. None of the reports contained recommendations for adding to the spillway capacity, even if there were potential for overtopping the dam. Since most of the dams are concrete structures on rock, overtopping during the PMF is a concern only if it causes structural instability. The stability column lists the results of the stability analysis and the conclusions regarding the stability of the dams and related structures.

                                    TABLE 2
                       FERC DAM SAFETY INSPECTION REPORTS

                                          OVERALL
PLANT                   REPORT DATE      CONDITION     SPILLWAY ADEQUACY           STABILITY
-----                  --------------    ---------    --------------------    -------------------
Thompson Falls.......   October 1996       Good        Overtops by 1.9 ft          See below
Kerr.................   October 1996       Good             Adequate               Adequate
Mystic...............   October 1998       Good             Overtops               Adequate
Hebgen Reservoir.....  September 1994    See below          Adequate          Adequate, see below
Madison..............   October 1999       Good       Overtops by 12.1 ft          Adequate
Hauser...............   October 1995       Good        Overtops by 6.8 ft          Adequate
Holter...............   October 1995       Good        Overtops by 3.4 ft          Adequate
Black Eagle..........   October 1995       Good             Adequate               Adequate
Rainbow..............   October 1998       Good        Overtops by 5.3 ft          See Below
Ryan.................   October 1999       Good             Adequate               Adequate

                                          OVERALL
PLANT                   REPORT DATE      CONDITION     SPILLWAY ADEQUACY           STABILITY
-----                  --------------    ---------    --------------------    -------------------
Cochrane.............  November 1998       Good        Overtops by 13 ft           See Below
Morony...............   October 1999       Good        Overtops by 4.8 ft          Adequate

     As shown in Table 2, the independent dam safety inspections found that the dams and water control structures at the hydro plants were generally in good condition with an adequate stability. The dam safety inspections do not cover the powerhouse or generating equipment. In some cases the inspection found conditions that needed repair or correction. These cases are discussed in the following paragraphs.

     The dam stability analysis of the Thompson Falls dams found that some sections of the main dam could fail under a normal pool plus ice loading case. In order to avoid problems with ice loading on the dam, MPC monitored the ice formation at the dam and removes ice when necessary. Since completion of Unit 7, the flow pattern at the dam has been such that ice buildup has not been problem. The stability analysis of the Dry Channel Dam indicated that it would be unstable under the full PMF, but that it is stable under a flood that is 90 percent of the PMF. Since the Thompson Falls dams are classified as low hazard, this is considered adequate.

     During the dam safety inspection of the Hebgen Reservoir dam, it was noted that spalling and concrete erosion on the spillway wingwalls were due to alkali aggregate reaction. Since the inspection, MPC repaired the concrete surfaces and PPL Montana is monitoring the walls for signs of additional erosion. Earthquake analyses of the embankment dam indicated that some shallow surface sloughing of the upstream face could occur, but that they would not compromise the water retaining integrity of the dam due to the concrete core wall. A seismic upgrade of the intake tower is planned in the summer of 2001. Remediation work will include mass concrete in the intake structure plus eight vertical post-tensioned anchors to stabilize the mass concrete during seismic loading conditions.

     The Rainbow dam safety report identified some sections of the dam and surge structure with factors of safety less than one under certain extreme loading conditions. The report also included recommendations that these be accepted because the conditions are unlikely to occur, and, even if a failure were to occur, it would not threaten life or other property. According to PPL Montana staff, FERC has accepted these recommendations.

     The Cochrane dam stability analysis showed that some of the dam sections have a factor of safety of less than one under the PMF loading. MPC engineers thought that additional foundation investigations would justify changes to the coefficient of friction between the dam and the foundation rock such that the factor of safety would increase to above one. However, the investigations required are quite costly, and MPC did not think they were justified. MPC asked FERC for a waiver on this matter. FERC has not yet responded to the request.

     Based upon our review of the dam safety inspection reports for the Hydroelectric Facilities conducted for PPL Montana, we are of the opinion that the dam safety inspection reports for the Hydroelectric Facilities were conducted in a manner consistent with industry standards, using comparable industry protocols for similar studies with which we are familiar.

     Based on our review, we are of the opinion that the Hydroelectric Facilities have been designed and constructed in accordance with good engineering practices and generally accepted industry practices, and the technology in use at the Hydroelectric Facilities is a sound, proven, conventional method of electric generation.

  Estimated Useful Life

     We have reviewed the quality of equipment installed, the general plans for operating and maintaining, and the performance of the Hydroelectric Facilities. On the basis of this review and assuming that: (1) the Hydroelectric Facilities continue to be operated and maintained in accordance with the established policies and procedures, and (2) all required renewals and replacements are made on a timely basis, we are of the opinion that the Hydroelectric Facilities should have a useful life extending well beyond the term of the Certificates.

                           ENVIRONMENTAL ASSESSMENTS

ENVIRONMENTAL SITE ASSESSMENTS

     MPC prepared a Phase I environmental site assessment for each of the Colstrip and Corette Facilities and the Hydroelectric Facilities (including the Hebgen Reservoir) dated May 1998. The Phase I environmental site assessments consisted of site reconnaissance, interviews, review of facility files, and review of relevant government agency files. MPC subsequently retained a consultant who has experience in environmental site assessments to perform Phase II environmental investigations at Colstrip and Corette Facilities and several of the Hydroelectric Facilities in August 1998. The environmental site consultant provided an update to its estimates in October 1999 and PPL Montana revised these estimates in May 2000. The Phase II investigations consisted of
(1) site reconnaissance of the facilities, (2) supplemental interviews with MPC and regulatory personnel, (3) additional research and data review regarding various issues, and (4) sampling of soil and groundwater at various portions of the sites for the Plants.

     Based upon our review of the environmental site assessments conducted by MPC and the additional review and subsurface investigations conducted for PPL Montana for the Colstrip and Corette Facility sites and the Hydroelectric Facility sites, we are of the opinion that the environmental site assessments and subsurface investigations of the sites for the Plants were conducted in a manner consistent with industry standards, using comparable industry protocols for similar studies with which we are familiar.

     Under terms of the Asset Purchase Agreement, MPC has agreed to indemnify PPL Montana for certain pre-existing environmental remediation claims identified in the Phase II environmental site assessment with respect to the Montana Portfolio. PPL Montana is also indemnified for pre-closing unknown liabilities for a period of two years after closing, which occurred on December 17, 1999. The Asset Purchase Agreement provides that MPC's liability is limited to: (1) 50 percent of the covered remedial costs at the Hydroelectric Facilities, the Hebgen Reservoir, and the Corette Facility; and (2) 50 percent of PPL Montana's pro-rata share of the covered remedial costs at the Colstrip Facility. MPC is not required to indemnify PPL Montana for losses attributable to acts or omissions of PPL Montana resulting in an increase in or aggravation of such environmental liabilities.

COLSTRIP FACILITY

     For the Colstrip Facility, MPC's Phase I environmental site assessment consisted of a site reconnaissance, review of plant files, and interviews with plant personnel and Montana Department of Environmental Quality ("MDEQ") representatives. According to MPC, the Colstrip Facility Site was mostly undeveloped prior to initial construction in 1972. Portions of the site had been previously been mined for coal or historically used as the County landfill (currently closed). The Phase I environmental site assessment identified a complex system of ponds used for the discharge of plant effluents and coal ash. According to MPC, leaks from the ponds have resulted in impacts to groundwater over various portions of the Colstrip Facility Site. MPC installed groundwater capture systems to mitigate the environmental impacts. Several areas were identified where additional investigations and groundwater capture systems will be required to maintain compliance with its Certificate of Environmental Compatibility and Public Need. In addition, MPC identified other historically significant spills primarily consisting of releases of petroleum products and other miscellaneous areas of concern. Additional interviews were conducted on behalf of PPL Montana with MDEQ and plant personnel and Colstrip Facility files were reviewed in order to supplement the Phase I investigations by MPC and to prepare cost estimates for areas of concern identified by MPC and/or independently identified in the environmental site assessment. Phase II investigations consisted of limited soil sampling, collection of numerous groundwater samples from existing wells and selective analysis for organic and inorganic constituents. Based on these studies, estimates were prepared by PPL Montana in May 2000, which included mitigation of the issues identified above. According to PPL Montana, its share of the "Most Probable" case scenario for mitigation of the above issues is now estimated to be approximately $3,800,000 in 2000 dollars for capital expenditures and operation and maintenance spread over the period between 2000 to 2020. Most of these costs were attributable to issues associated with groundwater impacted by the Colstrip Facility's system of effluent/ash disposal ponds. These pond-associated costs would cover additional groundwater investigations, pond closures/construction, dam repair, installation of groundwater capture systems, and long-term groundwater monitoring projects. The remaining areas of mitigation included issues associated with coal pile leachate management, excavation and disposal of lead-contaminated soil at an on-site shooting range, and various other petroleum products spills and potential groundwater contamination issues. PPL Montana included an item from the "Low Probability" case scenario that a synthetic liner would be required for a portion of the Colstrip Units 3 and 4 effluent holding pond, in the event that planned groundwater capture mitigation measures were ineffective. Should a liner installation be required, PPL Montana estimated its share of the cost to be $2,000,000 in 2000 dollars, spread between 2010 to 2014.

     During the 1999 Phase I inspection of the Colstrip Units 3 and 4 effluent pond, main, and saddle dams, settlement cracks were observed in the saddle dam in addition to the seepage being observed downstream of the dam. It was recommended that additional investigations be conducted to define the extent and cause of both problems. PPL Montana has contracted for both studies to proceed. The consultant conducting the investigations has recommended that grouting of the foundation be done to seal seams of rock that are allowing the seepage to occur. The consultant is continuing to investigate the settlement cracks and will have a final report to MDEQ by the end of July 2000. PPL Montana's share of the costs for repair of the settlement cracks could range from $75,000 associated with continued monitoring to $2,250,000 if replacement of the entire saddle dam was required. The consultant has stated that preliminary results indicate that the settlement cracks are due to settlement in the foundation and not to an instability of the dam. Therefore, the repair would not require replacement of the dam.

  Corette Facility

     For the Corette Facility, MPC's Phase I environmental site assessment consisted of a site reconnaissance, review of plant files, and interviews with plant personnel and MDEQ representatives. According to MPC, the site was undeveloped farmland prior to initial development of the site in 1950, which consisted of construction of the Frank Bird plant, which was shut down in 1984, and dismantled in 1997. The Corette Facility became operational in 1968. The Phase I environmental site assessment identified minor historical spills/releases of oil and other potentially contaminated areas resulting from historical power plant operations.

     Additional interviews were conducted on behalf of PPL Montana with MDEQ and Corette Facility personnel and plant files were reviewed in order to supplement the Phase I investigations by MPC and to prepare cost estimates for areas of concern identified by MPC and/or independently identified by the environmental site consultant. Phase II investigations consisted of limited soil sampling, collection of groundwater samples and selective analysis for organic and inorganic constituents. Cost estimates were prepared to address certain issues including mitigation of a former on-site flyash landfill, management of coal pile leachate, and additional investigations regarding the presence of tetrachlorethene (PCE, a chlorinated industrial solvent) found in the groundwater during sampling investigations. According to PPL Montana, its share of the "Most Probable" case scenario cost for mitigation of the above issues is estimated to be approximately $700,000 in 2000 dollars for capital expenditures and operation and maintenance spread over the period between 2000 to 2020.

  Hydroelectric Facilities

     For the Hydroelectric Facilities, MPC prepared Phase I environmental site assessments for each of the eleven hydroelectric plants and the Hebgen Storage Reservoir. The Phase I environmental site assessment reports, dated May 1998, consisted of site reconnaissance, interviews, review of facility files, and review of relevant government agency files. Phase II environmental investigations were performed at several of the Hydroelectric Facilities. The Phase II investigations consisted of (1) site reconnaissance to the facilities,
(2) supplemental interviews with MPC and regulatory personnel, (3) additional research and data review regarding various issues, and (4) sampling of soil and groundwater at various portions of the plant sites. Cost estimates were prepared by PPL Montana in May 2000 which address several issues either raised within the Phase I environmental site assessments or by the supplemental investigations conducted by the environmental site consultant.

     Except for the Kerr and Cochrane plants, initial construction of the dams and power plants occurred before 1930. Some of the plants have been upgraded since their original construction. The investigations encountered no evidence of buildings or industrial activities prior to construction of the Hydroelectric Facilities. In addition to the facilities directly related to hydroelectric power generation, some of the sites had former "employee camps" associated with residential activity and recreational facilities. The following issues were common at several of the Hydroelectric Facility sites:

     - Use of various chemicals and hazardous substances and generation of used oil and small amounts of hazardous waste were recognized by the investigations.

     - Former or current use of underground storage tanks ("USTs") were identified at several sites. Only one site had currently active USTs.

     - Spills of petroleum products or other release incidents. According to the environmental site consultant, none of these incidents resulted in citations or involve any ongoing assessment, remediation, or unresolved regulatory issues.

     - Potential for PCB-containing equipment and potential spill/leak issues.

     - Septic systems and leachfields.

     - Former household trash disposal areas.

     - Known or suspected asbestos-containing materials exist at the plants within floor tiles, ceiling tiles, transite materials, brake shoes, and insulation. It was noted that remodeling projects consider the potential for asbestos prior to demolition or project activities.

     - Lead-based paint was identified as likely to exist at the facilities.

     - The potential for elevated metals in reservoir sediments.

     The environmental site consultant's review of the above potential concerns identified certain issues that potentially require mitigation at some of the Hydroelectric Facility sites. According to the combined estimates provided by PPL Montana, its share of the "Most Probable" case scenario total cost estimate associated with former household trash dumps at several of the sites, a sanitary wastewater lagoon at one site, and other miscellaneous contamination issues is approximately $600,000 in 2000 dollars for capital expenditures and operation and maintenance expenses, spread over a period of 2000 to 2020.

STATUS OF PERMITS AND APPROVALS

     On the basis of our review of the permits and approvals for the Plants, we are of the opinion that the major permits and approvals required to operate the Plants have been obtained and are currently valid, and we are not aware of any technical circumstances that would prevent the issuance of a new FERC license for the Missouri-Madison Plants.

  Colstrip Facility

     The Colstrip Facility must be operated in accordance with applicable environmental laws, regulations, policies, codes and standards. Table 3 identifies the key permits and approvals required for the operation of the plant.

                                    TABLE 3
           STATUS OF KEY PERMITS AND APPROVALS REQUIRED FOR OPERATION
                               COLSTRIP FACILITY

  PERMIT/APPROVAL/                             RESPONSIBLE
        PLAN               REQUIRED FOR           AGENCY              STATUS                       COMMENTS
---------------------    ----------------    ----------------    ----------------    -------------------------------------
FEDERAL
 1.  Hazardous Waste     Hazardous waste     USEPA/MDEQ          Issued ID Nos.      Large quantity generator of hazardous
     Generator ID        disposal                                MTD 000710236       wastes. Waste manifest system must be
     Number              tracking                                for Colstrip        followed when disposing hazardous
                                                                 Units 1 and 2       waste.
                                                                 and MTD
                                                                 980330609 for
                                                                 Colstrip Units 3
                                                                 and 4
 2.  Spill Prevention    Oil spill           USEPA/MDEQ          Not required        MPC determined that a plan is not
     Control and         prevention                                                  required because site characteristics
     Countermeasure                                                                  make it unlikely that any oil spills
     Plan ("SPCC")                                                                   could reach navigable waterways.
 3.  Emergency           Response and        USEPA/MDEQ/         Prepared            Part of operating procedures manual
     Response            notification        Local fire                              of plant.
     Procedures          procedures for      department
                         substance
                         release in
                         accordance with
                         right-to-know
                         laws.
 4.  Phase II Acid       Colstrip Units 1    USEPA/MDEQ          Issued 12/20/95;    Stack CEM data used to demonstrate
     Rain Title IV       and 2, SO(2)                            also attached to    compliance with allowance allocations
     Permit              emissions                               Title V
                         allowance                               Operating Permit
                         program                                 issued 11/10/98
 5.  Phase II Acid       Colstrip Units 3    USEPA/MDEQ          Issued 12/20/95.    Stack CEM data used to demonstrate
     Rain Title IV       and 4 SO(2)                             Also attached to    compliance with allowance allocations
     Permit              emissions                               Title V
                         allowance                               Operating Permit
                         program                                 issued 10/6/97
STATE
 6.  Title V             Operating permit    MDEQ                Issued 9/23/97;     Incorporates all emission sources for
     Operating Permit    pursuant to                             expires 12/31/02    Colstrip Units 1 and 2 at plant.
                         Title V, Clean
                         Air Act for
                         Colstrip Units 1
                         and 2
 7.  Title V             Operating permit    MDEQ                Issued 11/10/98;    Incorporates all emission sources for
     Operating Permit    pursuant to                             expires 12/31/02    Colstrip Units 3 and 4 at plant.
                         Title V, Clean
                         Air Act for
                         Colstrip Units 3
                         and 4
 8.  Montana             Wastewater          MDEQ                Not required        Plant is designed and permitted as a
     Pollutant           discharges at                                               zero discharge facility, therefore,
     Discharge           facility                                                    no MPDES permit is required.
     Elimination
     System Permit
     ("MPDES")
 9.  Certificate of      Approval of         Board of Natural    Issued 7/22/76      Identifies conditions under which
     Environmental       Colstrip Units 3    Resources and                           Colstrip Units 3 and 4 shall be
     Compatibility       and 4 in            Conservation                            constructed and operated.
     and Public Need     accordance with
                         Utility Siting
                         Act
10.  Amendment to        Modification of     Board of Natural    Issued 9/12/80      Allowed for more flexible operation
     Certificate of      Condition 12a,      Resources and                           associated with water withdrawal from
     Environmental       addressing water    Conservation                            Yellowstone River.
     Compatibility       withdrawal plan
     and Public Need
11.  Tank                Underground         MDEQ                Issued 12/99        Issued for two 10,000-gal. tanks
     Registrations       storage tanks                                               storing gasoline and diesel, 500,000-
                                                                                     gal. and 20,000-gal. diesel tanks.

  Corette Facility

     The Corette Facility must be operated in accordance with applicable environmental laws, regulations, policies, codes and standards. Table 4 identifies the key permits and approvals required for the operation of the plant.

                                    TABLE 4
           STATUS OF KEY PERMITS AND APPROVALS REQUIRED FOR OPERATION
                                CORETTE FACILITY

  PERMIT/APPROVAL/                             RESPONSIBLE
        PLAN               REQUIRED FOR           AGENCY              STATUS                       COMMENTS
---------------------    ----------------    ----------------    ----------------    -------------------------------------
FEDERAL
 1.  Hazardous Waste     Hazardous waste     USEPA/MDEQ          Issued ID No.       Small quantity generator of hazardous
     Generator ID        disposal                                MTD000818112        wastes. Waste manifest system must be
     Number              tracking                                                    followed when disposing hazardous
                                                                                     waste.
 2.  Spill Prevention    Oil spill           USEPA/MDEQ          Prepared 7/21/95    The two 3.25 million gallon above-
     Control and         prevention in                                               ground oil storage tanks were leased
     Countermeasure      accordance with                                             to Conoco Oil Refinery. Conoco was
     Plan ("SPCC")       40 CFR 112.                                                 responsible for managing, operating,
                                                                                     and monitoring the tanks. Conoco has
                                                                                     cleaned the tanks and they will no
                                                                                     longer be used to store oil.
 3.  Emergency Action    Response and        USEPA/MDEQ          Prepared 8/96       Emergency Response Plan for oil
     Plan                notification                                                storage tanks is included in Conoco's
                         procedures for                                              Emergency Response Plan. The plant
                         substance                                                   also maintains a Fire Prevention
                         release in                                                  Plan. Tanks will no longer be used to
                         accordance with                                             store oil.
                         right-to-know
                         laws.
STATE
 4.  Title V             Operating permit    MDEQ                Issued 2/23/98;     Incorporates all emission sources at
     Operating Permit    pursuant to                             expires             plant.
                         Title V Clean                           12/31/2003
                         Air Act
 5.  National            Authorizes          MDEQ                Issued 4/1/00;      Establishes effluent limits and
     Pollutant           wastewater                              expires 3/31/05     reporting requirements for the
     Discharge           discharges at                                               various outfalls at the plant.
     Elimination         plant                                                       Stormwater permit not required due to
     System Permit                                                                   site contouring not allowing
     ("NPDES")                                                                       discharge to the river.
 6.  Tank                Underground         MDEQ                Not required        No underground tanks present
     Registrations       storage tank                                                on-site.
                         registration

  Hydroelectric Facilities

     The Hydroelectric Facilities are covered by four FERC licenses. Kerr Plant (FERC No. 0005), Thompson Falls Plant (FERC No. 1869) and Mystic Plant (FERC No.
2301) have individual licenses. The remaining eight plants and the Hebgen Reservoir are licensed as the Missouri-Madison Plants under a single license (FERC No. 2188). There are other permits issued by the State of Montana for operation of the various Hydroelectric Facilities.

     The FERC licenses for the Hydroelectric Facilities were transferred from MPC to PPL Montana. The Kerr Plant license expires in 2035. According to the terms of the license, the CSKT has the right to assume control of the plant any time between 2015 and 2025, with notice and payment of a conveyance price to PPL Montana. Until the CSKT assumes control of the plant, the CSKT receives annual payments from the plant and participates in plant activities. The legal record of the Kerr Plant shows a long history of negotiation and litigation between the CSKT and MPC regarding a variety of issues. In June 1997, FERC approved a mitigation and management plan that could settle many of the issues related to the Kerr Plant. The Thompson Falls Plant license expires in 2025. No noteworthy conditions of that document were found. The Mystic Plant license expires in 2009. Typical natural resources and recreation issues can be expected to arise in that relicensing process.

     The Missouri-Madison Plants are currently in the process of relicensing and are operating under annual licenses. FERC is reviewing the recommendations of its staff, prior to issuance of the new FERC license for the Missouri-Madison Plants. The final Environmental Impact Statement ("EIS") was issued in September 1999. The EIS contains conditions that are expected to be part of the new license and have been included in the planning and budgets prepared by PPL Montana. It is possible but unlikely for changes in the conditions to occur at this point in the process. Based on the available documents, no significant new operating restrictions are expected in the new license, and risk of substantial unexpected mitigation costs is low.

     Presently there are no fish-passage facilities at any of the Hydroelectric Facilities. For the licensing of the Missouri-Madison Plants, fish-passage facilities are not being prescribed by the fish resource agencies. However, the new license will contain a standard article of condition that states that fish passages facilities could be prescribed in the future if the fish resource agencies determine there is a need for them. We do not expect fish passage facilities to be required in the future because anadromous fish are not known to reside in the upper Missouri and Madison river systems.

     PPL Montana is currently studying the proposed new powerhouse at the Rainbow Plant, and has indicated that it may decide to replace the units in the existing powerhouse rather than construct a new powerhouse. If PPL Montana decides to upgrade the existing powerhouse, an amendment to the new license will be needed. However, this amendment is not expected to be difficult or expensive to undertake since the alternative (equipment upgrade only) should have less environmental impact than construction of a new powerhouse at a different location.

     In addition to the FERC licenses, various state permits are in place for the Hydroelectric Facilities. These permits address water acquisition, sewage discharge, bearing cooling water discharges, septic fields, and periodic air permits for burning wood waste. The Hydroelectric Facilities have been in operation for many years and none of the state permits appear to address unusual operations or incorporate unusual conditions.

                           OPERATION AND MAINTENANCE

THE OPERATOR

     The Plants are being operated by PPL Montana. PPL Montana's indirect parent, PPL Generation, LLC ("PPL Generation"), currently owns and operates two hydroelectric projects totaling 146 MW of capacity and is a one-third partner in a 400 MW hydroelectric project with 12 operating units. It also owns and operates 16 coal-fired units totaling over 4,000 MW capacity of which the two largest units are each 745 MW. PPL Montana is utilizing PPL Generation's operating experience to enhance PPL Montana's operations of the Plants and has maintained the existing MPC operations team. PPL Montana also expects to obtain operating efficiencies by consolidating the administrative functions for the Plants and by managing the Colstrip and Corette Facilities together to maximize synergies and reduce operating costs.

     PPL Montana is continuing to use the MPC Colstrip Project Division, Vision 2000 Business Plan. The intent of the plan is to improve work processes and reduce generating costs recognizing a changing utility environment. The plan establishes budget and production levels for all four of the units. It discusses general strategies for safety, employee satisfaction and business success that combine to reduce cost, increase production and assure proper business focus. It identifies specific actions to be taken by each area of budget responsibility. Specific strategies typical of the plan include involvement of employees to improve plant processes, extension of the period between planned outages and reduction of the outages' durations, continued development of predictive maintenance and the need for sound economic analysis of heat rate and generation relationships. The plan is to undergo periodic revisions on at least an annual basis. The 2001-2004 business plan was recently completed and approved by the Colstrip Facility owners.

     PPL Montana has advised that it will continue to operate the Corette Facility in a manner similar to MPC with the personnel adjustments described in the Report section entitled Operating Programs and Procedures. The Corette Facility is also developing a similar business plan for 2001 to 2003.

     For the Hydroelectric Facilities, MPC established an operation and maintenance approach that PPL Montana advises that it plans to continue.

OPERATING PROGRAMS AND PROCEDURES

  Colstrip Facility

     We have reviewed the various MPC operations and maintenance ("O&M") programs and procedures, including: preventive, corrective and predictive maintenance plans; operating procedures; administrative procedures; emergency plans; training, safety and chemistry manuals and performance monitoring system. We did not review all aspects of these plans and procedures, but verified that all of the usual and necessary plans, procedures and documentation normally required to operate a facility of this type were in place. PPL Montana has advised that it accepted all MPC O&M programs and procedures in kind. Following is a brief description of the key plans and procedures that we reviewed.

     The MPC maintenance management system was called Colstrip Area Reporting and had been utilized for the past fifteen years. It was computer based and interfaced with the MPC main frame computer in Butte, MT. PPL Montana has advised that it is in the process of integrating the maintenance management system with the PPL Generation's enterprise system. It is used to control spare parts inventory, maintaining quantities between established maximum and minimum levels and prepares purchase orders. Preventive maintenance work orders are scheduled and issued automatically. Corrective work orders are generated by the operators. The system is linked to the accounting, payroll, and budgeting system, as well.

     The predictive maintenance program includes in house capability to perform vibration based trending and uses thermography to sense hot spots in electrical and rotating equipment. Samples of lubricating oil requiring analyses are sent to a Mobil laboratory which returns results by electronic mail. Electro-hydraulic control fluid is sent to the equipment vendor for analysis.

     PPL Montana maintains and updates Operations and Maintenance Manuals which include a set of operating and maintenance procedures for all major equipment and systems at the Colstrip Facility. These manuals include original drawings and data books from Bechtel and the various original equipment manufacturers' operating instructions, maintenance requirements and schedules. A set of operating procedures developed for the station is also available.

     PPL Montana maintains an administrative manual and a standards and practices manual which addresses the typical and necessary administrative practices and procedures, including: organizational plans; accounting, bookkeeping and record-keeping systems; personnel policies; procurement and contracting procedures; training, safety, and site security requirements.

     PPL Montana has a Safety, Training and Security Director, and there are three safety and health advisors and two training instructors reporting to that position. The director administers the state certified apprenticeship training program between MPC and the International Brotherhood of Electrical Workers ("IBEW") union which represents craft personnel at the Colstrip Facility. Vendor training and welding training, leading to welder certification, are also made available

     PPL Montana has also implemented a Safety Training Observation Program which gives supervisors the responsibility and the training they need to prevent injuries. It is based on observing people as they work, correcting unsafe actions and encouraging safe practices.

     While we did not undertake a detailed environmental assessment of the operation and maintenance procedures at the Colstrip Facility, it appears that plant personnel are aware of and are taking appropriate steps to comply with the various environmental laws and regulations addressing hazardous waste management and disposal, spill prevention and control, community right-to-know laws, chemical reporting, PCBs, and asbestos.

     In conjunction with an in-house program that monitors equipment performance trending, PPL Montana uses a computer based Plant Information ("PI") System by OSI Software, Inc., which collects, archives, displays and disseminates process and performance data and process variables obtained from the Colstrip Facility's various computers and programmable logic controllers. The PI System accommodates real-time and historic data bases and is used to develop reports and perform monitoring and trending of equipment performance. The Colstrip Facility's PI System is linked to the Electric Power Research Institute ("EPRI") data base.

     The Colstrip Facility staffing plan consists of a total of approximately 341 personnel. This is a decrease implemented by MPC from an earlier staffing level of approximately 600 personnel. According to plant personnel, this decrease is due to a reorganization plan adopted by MPC three years ago. Personnel are under either the operations and maintenance area or the business services area. These areas are supervised by six area leaders and a consultant leader. Each area leader is parallel to one another, however, leadership does not function as a pyramid, as most typical generating plant organizations operate. Area leaders are in charge of the budget for their area expenditures and accountability. Below the area leaders are team leaders and craft leaders. The craft personnel are organized in the IBEW union. Under the O&M Area Leader, four O&M shift supervisors oversee the operation of the four units. Colstrip Units 1 and 2 have eight lead plant operators, eight control room operators that work rotating 12-hour shifts in a four shift rotation. A chemist is assigned to each shift. Colstrip Units 3 and 4 are similarly staffed. Maintenance is performed by craft teams, each with a leader who also reports to the O&M Area Leader, which are responsible for specific systems or pieces of equipment.

     Maintenance shifts work ten hour days, four days per week. In addition, a small maintenance staff is assigned to each operating shift. Power Maintenance Resources, Inc. personnel are retained on site to perform contract maintenance.

  Corette Facility

     We have reviewed the various MPC operations and maintenance programs and procedures, including: preventive, corrective and predictive maintenance plans; operating procedures; administrative procedures; emergency plans; training, safety and chemistry manuals and performance monitoring system. We did not review all aspects of these plans and procedures, but verified that all of the usual and necessary plans, procedures and documentation normally required to operate a facility of this type are in place. Following is a brief description of the key plans and procedures which we reviewed.

     The current maintenance management system is a computer-based system. Minimal spare parts are kept on site. There is no documentation of the inventory of spare parts; however, critical spare parts are reportedly stored on site. Spare parts inventory and equipment histories have been entered in the system. Preventive maintenance work order scheduling and processing have also been set up. PPL Montana has advised that it will implement the PPL Generation "Passport" system in the latter half of 2000.

     There is no formal predictive maintenance program. However, some vibration analysis is conducted and analyses of oil from the steam turbine, coal pulverizers and transformers are sent out for analysis. PPL Montana reports that development of predictive maintenance capabilities is in progress.

     PPL Montana maintains and updates Operations Manuals and Maintenance Manuals which include a set of operating and maintenance procedures for all major equipment and systems in the plant. These manuals include original drawings and data books from Bechtel and the various original equipment manufacturers' operating instructions, maintenance requirements and schedules.

     The plant maintains an administrative manual and a standards and practices manual which addresses all the typical and necessary administrative practices and procedures, including: organizational plans; accounting, bookkeeping and record-keeping systems; personnel policies; procurement and contracting procedures; training, safety and site security requirements. Weekly safety meetings are conducted.

     When the control room was redone in 1997 and the DCS was added, a training room with a DCS simulator was incorporated in the layout. An audio-visual packaged O&M training program was also purchased. The plant's practice is to cross train operators and maintenance personnel.

     While we did not undertake a detailed environmental assessment of the operation and maintenance procedures at the Corette Facility, it appears that the plant's personnel are aware of and are taking appropriate steps to comply with the various environmental laws and regulations addressing hazardous waste management and disposal, spill prevention and control, community right-to-know laws, chemical reporting, PCBs, and asbestos.

     In 1997 the Corette Facility purchased a computer-based performance monitoring package which is to be interfaced with the DCS and allow the operators to model boiler and turbine cycles. It will perform on line analyses of feedwater heater and condenser performance and has provisions for data archiving. The system is currently in operation and being fine-tuned by the plant's engineering staff.

     Based upon our review of the stations various administrative, operating and maintenance procedures, we are of the opinion that the Corette Facility has in place, or plans to have in place within the next year, operating programs and procedures which are consistent with the generally accepted practices of the industry.

     The plant staffing plan currently consists of a total of 35 personnel. A plant superintendent is responsible for all plant functions. An operations supervisor and a maintenance supervisor provide full-time day-to-day supervision of the operating and maintenance staff. A plant performance analyst with three people oversees all plant performance and efficiency reports, plus plant water chemistry. There are four lead plant operators, four control room operators, and eight journeyman system maintenance operators that work rotating 12-hour shifts in a four shift rotation. The maintenance staff consists of four mechanics. There is also a plant senior clerk and a storekeeper. All personnel have worked in the plant for numerous years. Recently, two engineers previously on staff in MPC's Butte, Montana offices and familiar with the Corette Facility were transferred to the Corette Facility to follow, among other things, water chemistry issues.

  Hydroelectric Facilities

     PPL Montana maintains and updates a manual entitled "Hydro Operations Procedures" that details the general operating procedures for the Hydroelectric Facilities as well as procedures specific to each plant. Although we did not review all sections of the manual in detail, it appeared to contain all the usual and necessary sections and information consistent with standard practice at hydroelectric plants. The manual contains sections covering safety procedures and safety training. The manual also contains sections describing procedures for environmental reporting and action in the event of oil spills or other events affecting the environment. PPL Montana has a General Monitoring Plan to comply with the requirements of the FERC for maintaining and protecting the safety, stability, and integrity of its dams, appurtenant structures, and related equipment. This plan describes the monitoring equipment and program for each plant and the subsequent reporting requirements.

     In addition to the "Hydro Operations Procedures" manual, PPL Montana also has an Emergency Action Plan for each hydroelectric plant. The plans are typically required for hydroelectric projects and appear to contain information and procedures that are consistent with standard practice.

     Based on discussions of maintenance planning and procedures with the maintenance superintendent, it was evident that careful planning for maintenance is done, and records are kept of all maintenance activities. It appeared that the maintenance activities are based on inspections of the plants, the operators' observations of the units and their performance, and the age of the plants. The Hydroelectric Facilities have a relatively low level of forced outages, which is an indication of planned preventive maintenance over a number of years. The plants also have an exceptionally good safety record which is also indicative of a well trained and careful staff.

     The Hydroelectric Facilities are generally staffed eight hours per day, five days per week by a team of operators who live either in PPL Montana housing at the plant or in the area. One of the operators is on call at all times. For the five plants near Great Falls, the central control room at the Rainbow Plant is staffed 24 hours per day and monitors and controls the other four plants. The Black Eagle and Rainbow Plants have regular operators, but the Ryan, Cochrane, and Morony Plants share operators who spend time at each plant on a daily schedule. Table 5 lists the number of operators PPL Montana now has at each plant.

                                    TABLE 5
                            HYDROELECTRIC FACILITIES
                           TOTAL OPERATING PERSONNEL

PLANT                                   NUMBER OF OPERATORS
-----                                -------------------------
Kerr.............................                4
Thompson Falls...................                5
Mystic...........................                3
Missouri-Madison
  Hebgen Reservoir...............    (Madison) and 2 part time
  Madison........................                4
  Hauser.........................                4
  Holter.........................                4
  Black Eagle....................                2
  Rainbow........................                6
  Cochrane.......................             (Ryan)
  Ryan...........................                4
  Morony.........................             (Ryan)
  Total Staff....................       36 and 2 part time

     In addition to their operating duties, the operators typically handle the housekeeping and light maintenance at each plant. For major maintenance, PPL Montana has a maintenance staff at the Rainbow Shop located above the Rainbow Plant that takes care of the major maintenance at all the Hydroelectric Facilities. The Rainbow Shop has a staff of 20 people including 1 superintendent, 1 administrator, 2 warehouse clerks and 16 crafts people.

     The operators and maintenance staff are supported by engineering and regulatory personnel in Butte, Montana. According to the PPL Montana organization chart, there are four environmental and licensing staff, six engineers, two administrators and three managers. This staff assists with design and contracting of projects, licensing of projects, and regulatory compliance efforts.

     Based on the condition of the Hydroelectric Facilities, their age, and the adverse winter weather conditions, it appears that the staffing levels are consistent with good industry practices.

SUMMARY

     Based on our review, we are of the opinion that, by combining the demonstrated experience of the current PPL Montana programs and operating team with the operating experience of PPL Generation, PPL Montana should have sufficient capability to operate the Plants effectively. The operating programs and procedures which are currently in place are consistent with generally accepted practices of the industry and, with the exception of the Colstrip Facility, the Plants have incorporated organizational structures that are comparable to other facilities using similar technologies. However, it appears the Colstrip Facility personnel have successfully incorporated an organizational structure less typical of the industry.

                               OPERATING HISTORY

PERFORMANCE

     For the Colstrip and Corette Facilities we have prepared operating summaries which include reported Equivalent Availability and Net Capacity Factor. Equivalent Availability Factor is traditionally defined as the number of hours which the unit is available to operate less the sum of (1) the equivalent planned and unplanned derated hours and (2) the equivalent seasonal derated hours all divided by the number of hours in the period. Net capacity factor is defined as the net electrical generation divided by the product of the unit's net rated capacity and the number of hours in the period.

  Colstrip Facility

     Operating summaries for the past six years of operation of the Colstrip Facility units are shown in Tables 6 through 11 and are based on data including NERC reports provided by PPL Montana.

                                    TABLE 6
                           HISTORICAL OPERATING DATA
                                COLSTRIP UNIT 1

                                        1994      1995      1996      1997      1998      1999
                                       ------    ------    ------    ------    ------    ------
Net Unit Generation (GWh)............   1,959     2,328     2,057     2,085     2,217     2,069
Net Unit Heat Rate (Btu/kWh).........  11,088    10,958    10,948    10,954    11,056    10,929
Net Capacity Factor (%)..............    73.1      86.9      76.5      77.5      82.4      76.9
Equivalent Availability Factor (%)...    73.4      95.0      86.2      80.8      84.4      79.2
Coal Use (Tons X 1000)...............   1,257     1,480     1,322     1,347     1,445     1,329

                                    TABLE 7
                           HISTORICAL OPERATING DATA
                                COLSTRIP UNIT 2

                                        1994      1995      1996      1997      1998      1999
                                       ------    ------    ------    ------    ------    ------
Net Unit Generation (GWh)............   2,226     2,032     2,173     2,121     2,239     2,302
Net Unit Heat Rate (Btu/kWh).........  11,088    10,958    10,875    11,036    11,080    11,003
Net Capacity Factor (%)..............    83.1      75.8      80.8      78.9      83.3      85.6
Equivalent Availability Factor (%)...    83.8      76.6      91.6      81.9      85.3      88.3
Coal Use (Tons X 1000)...............   1,441     1,291     1,384     1,380     1,463     1,442

                                    TABLE 8
                           HISTORICAL OPERATING DATA
                                COLSTRIP UNIT 3

                                        1994      1995      1996      1997      1998      1999
                                       ------    ------    ------    ------    ------    ------
Net Plant Generation (GWh)...........   5,724     4,635     3,734     4,474     5,724     5,369
Net Plant Heat Rate (Btu/kWh)........  10,760    10,580    10,837    10,709    10,734    10,642
Net Capacity Factor (%)..............    90.8      73.5      59.0      68.6      88.3      82.8
Equivalent Availability Factor (%)...    91.7      84.5      95.5      80.1      92.1      87.4
Coal Use (Tons X 1000)...............   3,617     2,882     2,377     2,803     3,595     3,380

                                    TABLE 9
                           HISTORICAL OPERATING DATA
                                COLSTRIP UNIT 4

                                        1994      1995      1996      1997      1998      1999
                                       ------    ------    ------    ------    ------    ------
Net Plant Generation (GWh)...........   5,213     4,342     3,074     4,885     5,476     5,701
Net Plant Heat Rate (Btu/kWh)........  10,588    10,820    10,755    10,818    10,773    10,660
Net Capacity Factor (%)..............    82.7      68.8      48.6      75.4      84.5      87.9
Equivalent Availability Factor (%)...    82.8      84.9      79.9      89.9      87.2      91.1
Coal Use (Tons X 1000)...............   3,241     2,760     1,942     3,092     3,452     3,595

     Based upon the operating history of the Colstrip Facility, we are of the opinion that each of Colstrip Units 1 and 2 should be capable of delivering net electrical capacity of 307 MW at a full load net heat rate of 11,124

Btu/kWh and that each of Colstrip Units 3 and 4 should be capable of delivering a net electrical capacity of 740 MW at a full load net heat rate of 10,459 Btu/kWh.

  Corette Facility

     An operating summary for the past six years of operation of the Corette Facility is shown below in Table 10 and are based on data provided by PPL Montana.

                                    TABLE 10
                           HISTORICAL OPERATING DATA
                                CORETTE FACILITY

                                        1994      1995      1996      1997      1998      1999
                                       ------    ------    ------    ------    ------    ------
Net Plant Generation (GWh)...........   1,177     1,138     1,043       737       595     1,066
Net Plant Heat Rate (Btu/kWh)........  11,279    11,225    10,891    11,049    11,052    10,981
Capacity Factor (%)..................    86.1      83.3      76.1      53.9      43.7      78.2
Equivalent Availability Factor (%)...    89.0      86.9      83.6      57.7      43.8      79.1
Coal Use (Tons X 1000)...............     703       693       680       484       396       674

     Based upon the operating history of the Corette Facility, we are of the opinion that it should be capable of delivering a net electrical capacity of 154 MW at an average annual net heat rate of 11,100 Btu/kWh.

  Hydroelectric Facilities

     For the Hydroelectric Facilities we have prepared operating summaries which include reported Availability Factor and Capacity Factor. Availability Factor is traditionally defined as the number of hours which the plant is available to operate divided by the number of hours in the period. Capacity Factor is defined as the net electrical generation divided by the product of the plant's rated capacity and the number of hours in the period.

                                    TABLE 11
                           HISTORICAL OPERATING DATA
                            HYDROELECTRIC FACILITIES

                                                               1993-1999                       1993-
                                                 TOTAL       AVERAGE ANNUAL      PLANT        1997(1)
                                      NO. OF    CAPACITY       GENERATION       CAPACITY    AVAILABILITY
PLANT                                 UNITS       (MW)           (GWH)           FACTOR        FACTOR
-----                                 ------    --------    ----------------    --------    ------------
Kerr................................    3         189           1,144.0           69.1           91.3
Thompson Falls......................    7          86             538.1           71.4           97.5(2)
Mystic Lake.........................    2          11              50.6           52.6           99.0
Madison.............................    4           9              59.1           74.9           87.5
Hauser..............................    6          17             147.4           99.0           96.4
Holter..............................    4          50             325.9           74.4           92.0
Black Eagle.........................    3          18             137.1           87.0           94.5
Rainbow.............................    8          35             252.5           82.3           98.2
Cochrane............................    2          54             332.1           70.2           98.6
Ryan................................    6          60             453.4           86.3           98.1
Morony..............................    2          48             333.2           79.2           98.2
                                                  ---           -------           ----
          Total.....................              577           3,773.5           74.7

---------------
(1) Data not recorded by MPC after 1997.

(2) For the Thompson Falls Plant, Units 1 through 6 only.

     Projections of the future energy from the Hydroelectric Facilities were prepared by PPL Montana with the assistance of its hydroelectric consultant. We reviewed the estimates with regard to the general approach, methodology, and input data to determine if normal industry standards were followed and if the results appeared to be adequate for the purposes of this Report. We did not perform independent power studies.

     The Hydroelectric Facilities are located on streams that have extensive long-term stream flow gage records. The Kerr, Thompson Falls, Mystic, Madison and Holter Plants have gages that are located downstream from the tailraces. As run-of-river plants, the flows recorded by the gages include power flows, spills and any required bypass flows. The gage data is, therefore, a reliable record of available inflow to each of those plants. The available flow for the remaining Hydroelectric Facilities can be estimated by multiplying the gage data by a ratio of the drainage area at each plant and at the appropriate gage.

     Historic flow data for the gages were obtained from the United States Geological Survey data files for the available periods of record. These were reviewed for length of record, consistency and seasonal and annual variations. The period selected by PPL Montana for the energy analysis contained a number of high and low flow years.

     The Hydroelectric Facilities performance and outages were accounted for in the analysis by using a combined efficiency curve for each Hydroelectric Plant, which is consistent with industry standards. PPL Montana selected 30 years to estimate the potential energy for the Hydroelectric Facilities.

     PPL Montana assumed average availability factors of 90.2 percent. It should be noted that the electricity generation of hydroelectric facilities is impacted by both availability and water inflow to the facility. The capacity factors projected by PPL Montana are lower than the assumed availability since the Hydroelectric Facilities are assumed to be available to operate at times when the water inflow is not available.

     Based on the review, we are of the opinion that the methodology used by PPL Montana to estimate energy from the Hydroelectric Facilities using historical streamflow records is consistent with industry standards.

REGULATORY COMPLIANCE

  Colstrip Facility

     Air Compliance

     The major permit regulating the Colstrip Facility's air emissions is the Title V Operating Permit. The permit for Colstrip Units 1 and 2 was issued September 23, 1997 and became effective January 1, 1999. The permit for Colstrip Units 3 and 4 was issued November 10, 1998 and became effective January 1, 1999. The permits contain specific emission limits and monitoring requirements as well as other conditions that must be complied with during the operation of the plant.

     Table 12 presents the key emission limits for Colstrip Units 1 and 2 boilers.

                                    TABLE 12
                              AIR EMISSION LIMITS
                             COLSTRIP UNITS 1 AND 2

POLLUTANT                                          EMISSION LIMIT
---------                                          --------------
SO(2) (lb/MMBtu)                              1.2 (3-hr rolling avg.)
SO(2) (% sulfur in coal)                                 1
NO(X) (lb/MMBtu)                              0.7 (3-hr rolling avg.)
                                         0.45 (annual avg. as per Title IV
                                                 Acid Rain Permit)
Particulate Matter (lb/MMBtu)                           0.1
Opacity (%)                             20, except one six min. avg. of not
                                                        more
                                                  than 27 percent

     Table 13 presents the key emission limits for Colstrip Units 3 and 4 boilers.

                                    TABLE 13
                              AIR EMISSION LIMITS
                             COLSTRIP UNITS 3 AND 4

POLLUTANT                                          EMISSION LIMIT
---------                                          --------------
SO(2) (lb/MMBtu)                              0.18 (calendar day avg.)
SO(2) (pph)                                  761 (30-day rolling avg.)
                                             1,363 (calendar day avg.)
                                             4,273 (3-hr rolling avg.)
SO(2) (% sulfur in coal)                                 1
NO(X) (lb/MMBtu)                              0.7 (3-hr rolling avg.)
                                         0.45 (annual avg. as per Title IV
                                                 Acid Rain Permit)
NO(X) (pph)                                   5301(3-hr rolling avg.)
Particulate Matter (lb/MMBtu)                     0.05 (3-hr test)
Particulate Matter (pph)                          379 (3-hr test)
Opacity (%)                             20, except one six min. avg. of not
                                                        more
                                                  than 27 percent
Heat Input (MMBtu/yr)                            6.63 (LOGO) 10(7)

     Table 14 presents the 1996, 1997, 1998, and 1999 annual averages of SO(2) and NO(X) emissions for the Colstrip units.

                                    TABLE 14
                          ANNUAL AVERAGE AIR EMISSIONS
                               COLSTRIP FACILITY
                                   (lb/MMBtu)

          1996            1997            1998            1999
      -------------   -------------   -------------   -------------
UNIT  SO(2)   NO(X)   SO(2)   NO(X)   SO(2)   NO(X)   SO(2)   NO(X)
----  -----   -----   -----   -----   -----   -----   -----   -----
 1    0.377   0.381   0.414   0.373   0.393   0.386   0.444   0.410
 2    0.353   0.380   0.425   0.384   0.452   0.408   0.404   0.370
 3    0.078   0.350   0.088   0.390   0.092   0.408   0.101   0.430
 4    0.078   0.356   0.096   0.391   0.094   0.415   0.102   0.450

     The number of exceedances reported were typical of units of this type with which we are familiar and do not represent a trend of long term noncompliance with the emission limits set forth in the Title V Permit.

     The Colstrip Facility units are subject to the Acid Rain Program as Phase II affected units relative to SO(2) emissions. As such, the Acid Rain Program requires that affected emission sources possess sufficient SO(2) allowances to cover their actual emissions beginning in the year 2000. MPC was allocated a number of allowances by the United States Environmental Protection Agency ("USEPA") as part of the Acid Rain Program for years 2000 to 2009 and for years 2010 and beyond. As part of the Asset Purchase Agreement, PPL Montana acquired a portion of MPC's originally allocated SO(2) allowances for the Colstrip Facility equal to 5,795 tons per year through 2025.

     Actual annual emissions for the entire Colstrip Facility during 1996, 1997, 1998 and 1999 were 10,755, 14,577, 18,003 and 17,948 tons, respectively. It should be noted that the Colstrip units have scrubbers that can potentially be operated to a higher level of control, therefore, allowing a certain level of flexibility in the operation to match the number of allowances controlled by PPL Montana. The exact number of allowances that will be required in the future will depend to a large extent on the future utilization rates. PPL Montana will be obligated to supply allowances in proportion to its ownership interest in Colstrip Units 3 and 4. Allowances from the Colstrip and Corette Facilities can be transferred between the units at either plant.

     PPL Montana is involved in ambient monitoring at various sites in proximity to the Colstrip Facility. PPL Montana operates three monitoring sites that monitor SO(2), NO(X) and a variety of meteorological parameters. PPL Montana is also financially obligated to support a monitoring program for particulate matter of 10 microns or less ("PM(10)") on the Northern Cheyenne Indian Reservation (the "Northern Cheyenne"). The sites are operated by the Northern Cheyenne. PPL Montana provides quality control and technical assistance to the Northern Cheyenne, and pays a $75,000 fee and a $25,000 grant per year to support the monitoring efforts of the Northern Cheyenne. No significant problems have been identified with the ambient monitoring program.

     Certain future requirements relative to the revised particulate matter of
2.5 microns or less ("PM(2.5)") standard, the haze rule, regional visibility, and potential ratcheting of the SO(2) allowance program beyond the year 2009 may affect the Colstrip Facility in the future by imposing more stringent requirements than those in effect at the present time. Based on available data for PM(10) the USEPA identified Rosebud County as potentially exceeding the new PM(2.5) standard. However, the USEPA has indicated that future designations are speculative and will be confirmed by ambient monitoring conducted between 1998 and 2004. Due to concerns by industry, the USEPA agreed to reevaluate the standard no later than 2002 prior to designating any non-attainment areas. State Implementation Plan revisions for PM(2.5) would be due at the earliest 2005. In addition, PM(2.5) is viewed as a regional problem, i.e., particulate non-attainment in Rosebud County may be caused by distant sources. Because of the extended compliance schedule, future emission reduction requirements that may be imposed on the Colstrip Facility, if any, cannot be determined at the present time.

     The compliance history of the Colstrip Facility can be categorized as good. It is not presently operating under any Consent Orders resulting from Notices of Violations ("NOVs"). In 1997 the Colstrip Facility was issued an NOV for failing to recover a minimum percentage of data from one of the ambient monitoring sites in Colstrip. The penalty for this NOV has been identified to pave a road in the Town of Lame Deer on the Northern Cheyenne Indian Reservation at an estimated cost of less than $50,000. The road has been paved and the NOV was deemed closed by the MDEQ in December 1999. Additionally, during 1997 an NOV was issued for late submittal of the Certification Report for the CEMS. MPC did not expect a fine to be issued as a result of this NOV and none has been issued to date.

     Wastewater Compliance

     The Colstrip Facility is being operated as a zero discharge facility. A pond network is utilized for water management to recycle cooling water and process wastewater from the ponds to the plant for reuse. Monitoring wells have been installed around the ponds to monitor ground water as a result of pond seepage. MPC prepared annual reports for submittal to the MDEQ describing the results of the monitoring. Impacts to groundwater as a result of seepage have occurred. In order to control the migration of the seepage plumes, groundwater collection systems have been installed using either recovery wells or trenches with the recovered seepage returned to an active pond. Approximately 34 recovery systems consisting of recovery wells, sumps, and trenches have been installed to abide with the State of Montana's mandate requiring no degradation of groundwater quality.

     Eventually, all ponds that comprise the water management system at the Colstrip Facility will require closure following their useful life, either during or after the plant's useful life. As is the case with previously closed ponds, appropriate measures will need to be taken to ensure the integrity of the closed ponds. While pond seepage concerns are environmental in nature, addressing the concerns has financial implications on operation and maintenance budgets as discussed under the Environmental Site Assessments section of this Report.

     Two NOVs have been issued to the Colstrip Facility for adverse impacts associated with pond seepages in 1998. An NOV was issued in August 1998 for a seepage collection system failure for the Colstrip Units 3 and 4 effluent holding pond main sump pump. An additional NOV was issued in August 1998 for pond seepage in many areas of plant ponds. This has been addressed by the installation of additional collection systems to intercept the seepages from the ponds. The MDEQ has not formally responded as to the adequacy of the recovery systems and, hence, PPL Montana is proceeding on the presumption that their efforts in installing the recovery system are adequate to address these NOVs.

     The MDEQ issued a March 8, 2000 letter indicating that a spill of fly ash effluent return water which occurred at Colstrip Units 3 and 4 effluent pipeline drain pond No. 3 constituted a violation of the terms of the Certificate of Environmental Compatibility and Public Need. An original penalty of $11,400 was assessed for the violation. PPL Montana subsequently revised the quantity of effluent spilled and on April 21, 2000, the MDEQ issued a Notice of Violation and Administrative Order of Consent with a lowering of the original $11,400 fine to $3,800. At the present time, PPL Montana is considering the MDEQ offer.

     A Violation Letter was issued January 27, 2000 by the MDEQ for a transformer cooling oil spill that occurred in September 1999. There was no fine or penalty imposed. PPL Montana developed a remediation plan of action. Based on our contacts with the MDEQ, it is in basic agreement with the remediation plan.

     A Violation Letter was issued by the MDEQ on February 29, 2000 for seepage from the Colstrip Units 3 and 4 effluent holding pond on the hillside below the saddle dam. No fines or penalties were issued to date and PPL Montana does not expect any to be issued for this Letter of Violation.

  Corette Facility

     Air Compliance

     The major permit regulating the Corette Facility's air emissions is the Title V Operating Permit. The permit was issued February 23, 1998 and became effective January 1, 1999. The permit contains specific emission limits and monitoring requirements as well as other conditions that must be complied with during the operation of the plant.

     Table 15 presents the key emission limits for the Corette Facility.

                                    TABLE 15
                              AIR EMISSION LIMITS
                                CORETTE FACILITY

POLLUTANT                                          EMISSION LIMIT
---------                                          --------------
SO(2) (lb/yr)                                        9,999,000
SO(2)                                    Calculated limits (3-hr and daily
                                                     emissions)
SO(2) (sulfur in fuel, lb/MMBtu)                         1
NO(X) (lb/MMBtu)                                 0.4 (annual avg.)
                                                 effective 1/1/2000
Particulate Matter(lb/MMBtu)                      0.26 (3-hr test)
Opacity (%)                                        23 (1-hr avg.)
                                                  17 (24-hr avg.)
Buoyancy Flux                                144.6 - 448.57 m(4)/sec(3)

     Table 16 presents the 1996, 1997 and 1998 annual averages of SO(2) and NO(X) for the Corette Facility.

                                    TABLE 16
                          ANNUAL AVERAGE AIR EMISSIONS
                                CORETTE FACILITY
                                   (lb/MMBtu)

    1996           1997            1998            1999
------------   -------------   -------------   -------------
SO(2)  NO(X)   SO(2)   NO(X)   SO(2)   NO(X)   SO(2)   NO(X)
-----  -----   -----   -----   -----   -----   -----   -----
0.763  0.441   0.451   0.312   0.429   0.272   0.455   0.250

     The number of exceedances reported to us were typical of plants of this type with which we are familiar and do not represent a trend of long term noncompliance with the emission limits set forth in the Title V Permit.

     The Corette Facility is subject to the Acid Rain Program as a Phase II affected unit relative to SO(2) emissions. As such, the Acid Rain Program requires that affected emission sources possess sufficient SO(2) allowances to cover their actual emissions beginning in the year 2000. MPC was allocated a number of allowances by the USEPA as part of the Acid Rain Program for years 2000 to 2009 and for years 2010 and beyond. As part of the Asset Purchase Agreement, PPL Montana acquired a portion of MPC's originally allocated SO(2) allowances for the Corette Facility equal to 4,312 tons per year through 2025.

     Annual emissions from the plant during 1996, 1997, 1998 and 1999 were 4,312, 1,925, 1,536 and 2,698 tons, respectively. The exact number of allowances that will be required in the future will depend to a large extent on the fuel used and the future utilization rates of the Corette Facility.

     The Billings/Laurel area is in non-attainment for SO(2). The USEPA has required the MDEQ to revise its State Implementation Plan to put into place limits that bring the area into attainment status with federal SO(2) ambient air quality standards. Other parties involved in negotiating the terms of the State Implementation Plan include Cenex, Conoco, Exxon, Montana Sulfur and Chemical, and Western Sugar. PPL Montana is also obligated to participate in an ambient monitoring program in the area. The key stipulations in the State Implementation Plan affecting the Corette Facility include: a 3-hour SO(2) emission limit that varies with buoyancy flux; a calendar day SO(2) emission limit not to exceed the sum of the 3-hour values; and buoyancy flux limit to a minimum of 144 m(4)/sec(3) and a maximum of 448.57 m(4)/sec(3).

     As indicated under the Report section describing the regulatory compliance for the Colstrip Facility, certain future requirements relative to the revised PM(2.5) standard, the haze rule, regional visibility, and potential ratcheting of the SO(2) allowance program beyond the year 2009 may affect the Corette Facility in the future by imposing more stringent requirements than those in effect at the present time. Because of the extended compliance schedule, and future emission reduction requirements that may be imposed on the Corette Facility, if any, cannot be determined at the present time.

     The compliance history of the Corette Facility can be categorized as good and it was not issued any recent NOVs. The Corette Operating Permit indicates an ongoing matter related to a past problem with particulate emissions that resulted in a NOV during 1985. No recent NOVs have been issued associated with particulate emissions at the Corette Facility.

     Wastewater Compliance

     A Montana Pollutant Discharge Elimination System ("MPDES") Permit regulates the Corette Facility's wastewater effluents. Unlike the Colstrip Facility, the Corette Facility is not a zero discharge facility, and has three permitted discharges to the Yellowstone River. The three discharges are for the former Bird Plant cooling water, Corette Facility cooling water, and the bottom ash pond discharge. The renewal of the MDPES was issued on April 1, 2000.

     Based on our plant visit and review of the monthly monitoring reports for 1999, the discharges were found to be in compliance. The sample results for toxicity for 1999 were satisfactory and met permit conditions. Nothing was identified that appears to be a long-term noncompliance concern.

     Although the Corette Facility cooling water intake is the primary intake used at the plant, the former Bird Plant intake is also used seasonally. During the winter, water is pumped from the Corette Facility discharge to the Bird Plant discharge (upstream) to prevent ice formation in the river in order to keep the Corette plant intake clear of ice. In addition, water from the Bird Plant intake is diverted to the Corette Facility discharge to lower its temperature before discharging to the Yellowstone River to comply with the 110 degreesF limit. According to plant personnel this is not a standard practice but one that is performed periodically and it has reportedly not been detrimental to plant operations.

  Hydroelectric Facilities

     No significant compliance problems were found at any of the Hydroelectric Facilities. Aside from infrequent issues of delayed submittals or temporarily unmet minimum flow requirements, the only compliance issue involved MPDES permits for cooling water at ten of the plants. This concern was identified by PPL Montana at Black Eagle, Cochrane, Hauser, Holter, Kerr, Madison, Morony, Mystic, Rainbow and Ryan Plants. However, the MDEQ is fully aware of the situation and apparently unconcerned about the minor discharges. Furthermore, the costs associated with achieving compliance if that becomes necessary are small, and there is no apparent record of the MDEQ seeking to impose penalties although the situation has been known for several years.

  Summary

     Based on our plant visits and review of documents, data and monitoring reports, we are of the opinion that the Plants appear to be operating in general compliance with applicable environmental permits, approvals, laws, rules and regulations.

                    PRINCIPAL CONSIDERATIONS AND ASSUMPTIONS

     In the preparation of this Report and the opinions that follow, we have made certain assumptions with respect to conditions which may exist or events which may occur in the future. While we believe these assumptions to be reasonable for the purpose of this Report, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, we have used and relied upon certain information provided to us by sources which we believe to be reliable. While we believe the use of such information and assumptions to be reasonable for the purposes of our Report, we offer no other assurances thereto and some assumptions may vary significantly due to unanticipated events and circumstances. To the extent that actual future conditions differ from those assumed herein or provided to us by others, the actual results will vary from those projected herein. This Report summarizes our work up to the date of the Report. Thus, changed conditions occurring or becoming known after such date could affect the material presented to the extent of such changes.

     The principal considerations and assumptions made by us and the principal information provided to us by others include the following:

          1. As Independent Engineer, we have made no determination as to the validity and enforceability of any contract, agreement, rule, or regulation applicable to the Montana Portfolio and its operations. However, for purposes of this Report, we have assumed that all such contracts, agreements, rules, and regulations will be fully enforceable in accordance with their terms and that all parties will comply with the provisions of their respective agreements.

          2. Our review of the design of the Montana Portfolio was based on information developed by MPC and PPL Montana.

          3. The operators will maintain the Plants in accordance with good engineering practice, will perform all required major maintenance in a timely manner, and will not operate the equipment to cause it to exceed the equipment manufacturers' recommended maximum ratings.

          4. The operators will employ qualified and competent personnel and will generally operate the Plants in a sound and businesslike manner.

          5. Inspections, overhauls, repairs and modifications are planned for and conducted in accordance with manufacturers' recommendations, and with special regard for the need to monitor certain operating parameters to identify early signs of potential problems.

          6. All licenses, permits and approvals, and permit modifications necessary to operate the Plants have been, or will be, obtained on a timely basis and any changes in required licenses, or permits and approvals will not require reduced operation of, or increased costs to, the Plants.

                                  CONCLUSIONS

     Set forth below are the principal opinions we have reached after our review of the Montana Portfolio. For a complete understanding of the estimates, assumptions, and calculations upon which these opinions are based, the Report should be read in its entirety. On the basis of our review and analyses of the Montana Portfolio and the assumptions set forth in this Report, we are of the opinion that:

          1. The sites for the Plants are suitable for the Plants' continued operation.

          2. The Plants have been designed and constructed in accordance with good engineering practices and generally accepted industry practices and the technologies in use at the Plants are sound, proven conventional methods of electric and thermal generation. Furthermore, all major off-site requirements of the Plants are adequately provided for, including coal supply, water supply, and electrical interconnections. If operated and maintained as they are currently, the Plants should be capable of meeting the currently applicable environmental permit requirements.

          3. The Colstrip Transmission System utilizes sound technology and proven methods of electric transmission and has generally been designed and constructed in accordance with generally accepted industry practices.

          4. Colstrip Units 1, 2, 3 and 4 and the Corette Facility should be capable of achieving annual average equivalent availability factors of 87.9, 84.9, 88.7, 86.3 and 85.7 percent, respectively, over the term of the Certificates. There will be years when the availability is both above and below the projected annual average.

          5. The Plants and the Colstrip Transmission System should have a useful life extending well beyond the term of the Certificates.

          6. The dam safety inspection reports for the Hydroelectric Facilities were conducted in a manner consistent with industry standards, using comparable industry protocols for similar studies with which we are familiar.

          7. The environmental site assessments and subsurface investigations of the sites for the Plants were conducted in a manner consistent with industry standards, using comparable industry protocols for similar studies with which we are familiar.

          8. The major permits and approvals required to operate the Plants have been obtained and are currently valid, and we are not aware of any technical circumstances that would prevent the issuance of a new FERC license for the Missouri-Madison Plants.

          9. By combining the demonstrated experience of the current PPL Montana programs and operating team with the operating experience of PPL Generation, PPL Montana should have sufficient capability to operate the Plants effectively. The operating programs and procedures which are currently in place are consistent with generally accepted practices of the industry and, with the exception of the

     Colstrip Facility, the Plants have incorporated organizational structures that are comparable to other facilities using similar technologies. However, it appears the Colstrip Facility personnel have successfully incorporated an organizational structure less typical of the industry.

          10. Based on the operating history, proposed operation and maintenance practices, observed conditions and proposed capital expenditures:

             (a) Each of Colstrip Units 1 and 2 should be capable of delivering net electrical capacity of 307 MW at a full load net heat rate of 11,124 Btu/kWh.

             (b) Each of Colstrip Units 3 and 4 should be capable of delivering net electrical capacity of 740 MW at a full load net heat rate of 10,459 Btu/kWh.

             (c) The Corette Facility should be capable of delivering net electrical capacity of 154 MW at an annual average net heat rate of 11,100 Btu/kWh.

          11. The methodology used by PPL Montana to estimate energy from the Hydroelectric Facilities using historical streamflow records is consistent with industry standards.

          12. The Plants appear to be operating in general compliance with applicable environmental permits, approvals, laws, rules and regulations.

                                          Respectfully submitted,

                                                 /s/ R. W. BECK, INC.
                                          --------------------------------------

               APPENDIX B: INDEPENDENT MARKET CONSULTANT'S REPORT

                        INDEPENDENT MARKET EXPERT REPORT
                        FOR THE NORTHWEST POWER MARKETS

                                  Final Report

                                 Prepared for:

                             Chase Securities Inc.

                                  Prepared by:

                            PHB Hagler Bailly, Inc.

                                  May 23, 2000

                                   DISCLAIMER

     This report presents PHB Hagler Bailly, Inc.'s (PHB Hagler Bailly) analysis of the Western Systems Coordinating Council -- Northwest power market.

          (i) some information in the report is necessarily based on predictions and estimates of future events and behaviors,

          (ii) such predictions or estimates may differ from that which other experts specializing in the electricity industry might present,

          (iii) the provision of a report by PHB Hagler Bailly does not obviate the need for potential investors to make further appropriate inquiries as to the accuracy of the information included therein, or to undertake an analysis of its own,

          (iv) this report is not intended to be a complete and exhaustive analysis of the subject issues and therefore will not consider some factors that are important to a potential investor's decision making, and

          (v) PHB Hagler Bailly and its employees cannot accept liability for loss suffered in consequence of reliance on the report. Nothing in PHB Hagler Bailly's report should be taken as a promise or guarantee as to the occurrence of any future events.

                                    CONTENTS

EXECUTIVE SUMMARY
S.1    Introduction................................................   S-1
S.2    Market Characteristics......................................   S-1
S.3    Forecasting Methodology.....................................   S-2
S.4    Key Assumptions.............................................   S-2
S.5    Results and Conclusions.....................................   S-3
CHAPTER 1 INTRODUCTION
1.1    Objective...................................................   1-1
1.2    Asset Description...........................................   1-1
1.3    Structure of the Report.....................................   1-1
CHAPTER 2 MARKET STRUCTURES IN THE WSCC
2.1    Introduction................................................   2-1
2.2    Competitive Power Markets...................................   2-1
       2.2.1 Reliability and Competitive Markets...................   2-3
2.3    Northwest Market............................................   2-5
       2.3.1 Overview..............................................   2-5
       2.3.2 The Northwest Power Pool..............................   2-5
       2.3.3 Retail Customer Direct Access.........................   2-5
       2.3.4 Significance of Hydropower............................   2-6
       2.3.5 Bonneville Power Administration.......................   2-6
       2.3.6 Development of Regional Transmission Organizations....   2-7
2.4    California..................................................   2-7
       2.4.1 Market Structure in California........................   2-8
CHAPTER 3 APPROACH TO MARKET PRICE FORECASTING
3.1    Introduction................................................   3-1
3.2    Issues in Forecasting Market Prices.........................   3-1
       3.2.1 Economic Equilibrium and Market Price Forecasting.....   3-1
       3.2.2 Capacity and Energy Markets...........................   3-1
       3.2.3 Forecasting Generation Service Prices.................   3-3
3.3    Approach to Market Price Forecasting........................   3-4
       3.3.1 Market Characteristics................................   3-5
       3.3.2 Predicting Energy Prices and Dispatch.................   3-5
       3.3.3 Predicting Prices Related to Capacity:
       The Capacity Compensation Simulation Model..................   3-6
       3.3.4 Market Entry and Exit.................................   3-6

CHAPTER 4 ASSUMPTIONS
4.1    Introduction................................................   4-1
4.2    General Assumptions.........................................   4-1
4.3    Pricing Areas...............................................   4-1
4.4    Fuel Prices.................................................   4-2
       4.4.1 Natural Gas...........................................   4-2
       4.4.2 Fuel Oil..............................................   4-5
       4.4.3 Coal..................................................   4-7
4.5    Demand and Energy Forecasts.................................   4-8
4.6    Electricity Imports.........................................   4-9
4.7    Existing Generation Units...................................   4-9
       4.7.1 Fossil Units..........................................   4-9
       4.7.2 Hydroelectric Units...................................  4-10
       4.7.3 Nuclear Units.........................................  4-11
       Capacity Compensation Market Simulation Model Input
4.8    Assumptions.................................................  4-12
       4.8.1 Existing Units Going-Forward Costs....................  4-12
       4.8.2 Capacity Additions Through 2002.......................  4-12
       4.8.3 Capacity Additions Post 2002..........................  4-14
CHAPTER 5 MARKET PRICE FORECASTS
5.1    Introduction................................................   5-1
5.2    Northwest Market Conditions.................................   5-2
       5.2.1 Base Case Analysis....................................   5-3
       5.2.2 Montana Energy and All-In Price Forecast..............   5-4
       5.2.3 Washington Oregon East................................   5-5
       5.2.4 Washington Oregon West................................   5-6
5.3    Sensitivity Cases...........................................   5-8
       5.3.1 Montana Energy and All-In Price Forecasts Sensitivity
       Cases.......................................................   5-9
       5.3.2 Washington Oregon East Energy and All-In Price
       Forecasts Sensitivity Cases.................................  5-11
       5.3.3 Washington Oregon West Energy and All-In Price
       Forecasts Sensitivity Cases.................................  5-13
APPENDICES:
A      REGIONAL COAL PRICE FORECASTS...............................   A-1
B      TRANSFER CAPABILITY.........................................   B-1
C      NEW CAPACITY ADDITIONS......................................   C-1
D      SUPPLY CURVES...............................................   D-1

                               EXECUTIVE SUMMARY

S.1 INTRODUCTION

     PHB Hagler Bailly, Inc. (PHB Hagler Bailly) was retained by Chase Securities Inc. (Chase Securities) to independently assess future prices for electric energy and related products in the Western Systems Coordinating Council -- Northwest market in support of a financing of PPL Montana's acquisition of generating assets from Montana Power Company.

     The portfolio of assets includes coal-fired generation and hydro generation. The coal-fired generation includes the 154 MW (net) Corette power plant and PPL Montana's share of Colstrip Units 1 through 3 (529 MW net). The hydro generation consists of 577 MW (net) of run-of-river hydro generation.

S.2 MARKET CHARACTERISTICS

     The United States is currently experimenting with a variety of regional market structures. Some regions currently have fixed reserve margin requirements coupled with capacity markets, while others implicitly price capacity through on-peak energy prices, ancillary service prices, and bilateral option contracts. In addition, some regions have developed bid-based markets for the provision of energy, ancillary services, and/or capacity, while others continue to rely on bilateral contracts. It is not clear which model will eventually become more widespread. Nevertheless, in both types of markets, new generating capacity will be developed based on the revenue streams determined through competition. While the type of market in place in a given region will determine the composition of the revenue streams and will affect the mix and timing of new generating units, the financial return on new assets is likely to be similar in both types of markets, as generators seek to cover their total going-forward costs.

     The Western Systems Coordinating Council (WSCC) consists of 78 member power systems and 21 affiliates in 14 states. These states include Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, Washington, Wyoming, parts of Montana, Nebraska, New Mexico, South Dakota, Texas, part of northwestern Mexico, and Alberta and British Columbia, Canada. Currently, the only centrally organized competitive wholesale power market in the WSCC-U.S. is in California. The generator services market for the remaining portion of the region is primarily based on bilateral wholesale contracts.

     The WSCC consists of approximately 59 million electricity consumers with more than 700,000 GWh of annual consumption. Over 40% of the installed capacity in the region is hydro generation. Oil-fired and gas-fired generation represent almost 30% of the installed capacity. Over 20% of the installed capacity is coal-fired generation. A relatively small portion of the capacity, approximately 6%, is nuclear generation. The annual energy demand in the WSCC is projected to grow at approximately 1.5%.

     The Northwest, consisting of Montana, Washington, Oregon, and Idaho, represents the primary market for power for the acquired facilities. The Northwest generator services market is primarily based on bilateral contracts. However the market also includes two informal spot markets with survey data reported daily (California-Oregon Border [COB] and Mid-Columbia), a formal short-term/spot market (APX/Chelan Mid-Columbia), and a formal futures market (the NYMEX COB futures market). There are currently no markets for ancillary services, other than bilateral contracts. Utilities in the Northwest are members of the Northwest Power Pool (NWPP), a voluntary reserve group. Retail customer direct access is limited in the region. Because of the mild climate, the region is strongly winter peaking. The market is unique in the United States in its reliance on hydropower. Almost 70% of the installed capacity in the region is hydro generation that represents approximately 60% of the annual energy generation in the region (based on the average of the last 10 years of hydro generation). Coal-fired generation is the second largest component representing approximately 18% of the installed capacity and 26% of the annual energy generation. There is a relatively small amount of nuclear generation in the region, approximately 2% to 3% of installed capacity and annual generation. Natural gas and oil comprise approximately 8% to 9% of the installed capacity and annual generation. The market is also characterized by the dominance of one transmission owner, the Bonneville Power Administration (BPA). The annual energy demand in the Northwest is projected to grow at approximately 1%.

S.3 FORECASTING METHODOLOGY

     A fundamental tenant of PHB Hagler Bailly's market price forecasting approach is that markets are attempting to adjust to economic equilibrium conditions. By economic equilibrium, we mean that the market will attempt to exploit or capture excess margins through entry (e.g., when the return on equity is above market), and will attempt to increase margins where they are below market through exit. In other words, excess returns should not persist because someone will enter to capture a portion of the above market return.

     The structure of U.S. electric markets is evolving. Some electricity markets provide separate compensation for energy and capacity. Other electricity markets are energy only markets, and do not separately pay generators for their installed capacity. While the type of market in place in a given region will determine the composition of the revenue stream and will affect the mix and timing of new generating units, the financial return on new assets is likely to be similar in both types of markets as generators seek to cover their total going-forward costs.

     PHB Hagler Bailly produces forecasts of generation service prices by examining two components of value in our fundamental model:

     - Energy prices reflecting the marginal cost in each hour based on a production-cost model.

     - Compensation for capacity, which represents the additional margin necessary to keep an economic amount of capacity in the market. This compensation for capacity is not the same as a capacity price in a traded capacity market.

     From the energy price analysis, PHB Hagler Bailly determines the net energy margins (price minus variable cost) for each generating unit in the market. These margins, along with estimates of "going-forward costs," are used in the Capacity Compensation Simulation Model to predict the additional margins related to the provision of capacity. This model presumes that the market will retain a sufficient amount of capacity to meet economic reliability targets. In other words, PHB Hagler Bailly simulates a capacity market consisting of a supply curve and a demand curve for reliability (or capacity) services. PHB Hagler Bailly assumes a competitive market, and that the market-clearing compensation for capacity is determined by the intersection of the supply and demand curves. PHB Hagler Bailly constructs supply and demand curves for each year in the simulation time horizon.

     Compensation for capacity may take many forms. Payments could be in the form of a capacity price arising from a capacity market, a regulated payment fee, bilateral contracts, payments by an ISO for ancillary services, or in the form of prices above the marginal cost of the price-setting plant. Regardless of the form, compensation for capacity will be set to a level necessary to retain a stated minimum amount of generation capacity in the market. Ultimately, the compensation for capacity will reflect what customers are willing to pay for system reliability. The total market price, namely the sum of the energy price plus adequate compensation for capacity, is represented in the report by the all-in market price for electricity.

S.4 KEY ASSUMPTIONS

     The key assumptions in this analysis include demand growth, fuel prices, and capacity additions.

     DEMAND. The Northwest peak demand is forecasted to grow at an average annual growth rate of approximately 1% from 2000 through 2029.

     FUEL PRICES. Forecasts for natural gas and oil use a consensus fuel price forecast derived from published fuel price forecasts. Table S-1 summarizes the fuel price forecasts used in the Base Case.

     CAPACITY ADDITIONS. Based on assessments of the status of announced plants, PHB Hagler Bailly has estimated operational capacity additions of 1,756 MW of natural gas-fired combustion turbines and combined cycle units in the Northwest through 2002. Thereafter, capacity additions are based on the results of modeling and simulation of developer's decisions.

                                   TABLE S-1
                      DELIVERED FUEL PRICES (2000$/MMBTU)

FUEL              REGION    2000   2005   2010   2015   2020   2025
----            ----------  -----  -----  -----  -----  -----  -----
Natural Gas      Montana    2.46   2.29   2.48   2.55   2.62   2.68
                  Oregon    2.46   2.31   2.45   2.53   2.59   2.66
                Washington  2.61   2.46   2.60   2.69   2.75   2.82
Fuel Oil No. 2   Montana    5.93   5.26   5.35   5.57   5.75   5.94
                  Oregon    5.61   4.92   5.01   5.23   5.42   5.62
                Washington  5.96   5.23   5.33   5.56   5.76   5.97
Fuel Oil No. 6   Montana    3.66   3.30   3.35   3.46   3.56   3.67
                  Oregon    2.91   2.54   2.59   2.71   2.81   2.91
                Washington  3.10   2.70   2.76   2.88   2.99   3.10

S.5 RESULTS AND CONCLUSIONS

     Market price forecasts are presented for three pricing regions: Montana, the physical location of the assets; Washington Oregon East, representative of the Mid-Columbia spot market; and Washington Oregon West, a major contractual point of delivery for power generated by the other owners of the Colstrip generating units. In addition to directly marketing the output of the portfolio of assets in Montana, PPL Montana has the ability to sell and deliver power to out-of-state counterparties under open access transmission tariffs with transmission providers such as the Montana Power Company. PPL Montana also has a contingent agreement to purchase an interest in the Colstrip Transmission System from the Montana Power Company. Should PPL Montana purchase an interest in the Colstrip Transmission System, they expect to market approximately 210 MW of Colstrip capacity directly to Mid-Columbia counterparties at the Garrison, MT substation and avoid paying the Montana Power Company open access transmission tariff.

     The energy price forecast presents the marginal cost of generating electricity in these electricity markets. The additional compensation for capacity needed to maintain a minimum amount of capacity in the market is factored into the all-in market price forecast. Thus, the all-in price is a good representation of the average price needed in the marketplace to maintain equilibrium. It should be noted that the amount of compensation for capacity needed in the market is directly related to the energy price level and the ability of the marginal unit to recover its fixed costs. As energy prices rise and fall, compensation for capacity will also adjust to ensure that the total going-forward costs of the marginal unit are met. As a result of this dynamic equilibrium, the revenues, which form the all-in market price, should be sufficient to support the minimum amount of capacity needed by the system.

     Using the assumptions presented in Chapter 4, PHB Hagler Bailly developed a "Base Case." It should be recognized that this Base Case will vary to the extent the input assumptions change, and such assumptions should be reviewed with the same rigor as the resulting forecast. In addition to the Base Case, PHB Hagler Bailly developed two sensitivities as outlined below:

     - "Low Fuel Price Case," which tests the sensitivity of the market price forecasts to lower gas and oil prices represented as a $0.50/MMBtu reduction in the 2000 gas and oil prices (which is carried throughout the study period).

     - "High Hydro Case" which reflects the result of five straight high hydro seasons (2000 - 2004) in the WSCC. The high water data is based on the average of the two highest years in the past ten years. After the initial five years, the case reverts back to the Base Case (based on the average hydro flows over the last ten years).

     Since fuel oil and natural gas are the marginal fuels in several of the transmission pricing areas, the energy price forecast is driven in large part by the forecasted price of these fuels. In order to test the sensitivity of the Base Case energy price forecast to changes in the natural gas and oil forecasts, we developed the Low Fuel Price Case. The Low Fuel Price Case represents a reduction of approximately 20% in the fuel price. We believe that this represents a good example of the fuel price fluctuations (downward) based on historical information (1996-2000). Also, because the region is dependent on hydro generation, we developed a High Hydro Case to represent the potential impact of five consecutive high hydro generation years with an increase in annual hydro generation of approximately 18% over the average annual hydro generation assumed in the Base Case. These sensitivities have been developed to portray the impact of changes in critical assumptions, and do not necessarily present a "worst" case scenario.

     The all-in market price combines the energy price with the price received by generators for other relevant generation services and energy products in the market. The "all-in" price reflects PHB Hagler Bailly's estimate of the total market price that generators will recover. The all-in price results of the study are summarized in Figures S-1, S-2, and S-3.

     As illustrated below, the prices decline in the early years of the study period as new generation is added to the WSCC in the analysis. After the initial decline, the All-In prices in Washington Oregon East and Washington Oregon West are relatively flat. The Montana prices increase during the study period to approximately the same level as Washington Oregon West. Since the Montana pricing area is a net exporter of energy, the prices reflect Montana's ability to market its lower cost resources to higher priced regions.

     The reduction in oil and gas prices in the Low Fuel Price Case results in a corresponding reduction in market prices for the study period. The initial decrease is approximately 8%. The decrease is approximately 14% from 2003 through the end of the study reflecting the increase of gas units on the margin.

     The increase in hydroelectric generation in the initial years of the High Hydro Case depresses prices lower than the Low Fuel Price Case. The decrease is approximately 5% to 12% in the first five years. The reduction in prices pushes out the entry of the first generic new generation in the Northwest until 2005. After 2005, the prices are approximately the same as the Base Case.

                                   FIGURE S-1
                MONTANA ESTIMATED ALL-IN PRICE FORECAST ($/MWH)
[MONTANA ESTIMATED ALL-IN PRICE FORECAST GRAPH]

                                                       HIGH HYDRO                   LOW FUEL                BASE CASE ITER21D
                                                       ----------                   --------                -----------------
2000                                                     24.1000                     24.6900                     26.6600
                                                         23.9000                     24.6600                     26.5000
2002                                                     23.3000                     24.2400                     26.6300
                                                         24.6000                     22.3000                     26.0200
2004                                                     24.4000                     23.9800                     26.9300
                                                         25.0000                     21.4100                     25.0200
2006                                                     24.6000                     21.4100                     24.7400
                                                         24.8000                     21.6400                     24.8400
2008                                                     25.2000                     21.9000                     25.4100
                                                         25.4000                     22.1600                     25.4800
2010                                                     25.8000                     22.3500                     25.7100
                                                         25.3000                     21.8600                     25.2800
2012                                                     25.5000                     22.0900                     25.5600
                                                         25.8000                     22.4000                     26.0600
2014                                                     26.3000                     22.6600                     26.4100
                                                         25.9000                     22.4500                     25.9900
2016                                                     25.7000                     22.3700                     25.7500
                                                         26.0000                     22.4400                     26.0100
2018                                                     26.0000                     22.4000                     25.9600
                                                         26.4000                     22.6915                     26.3672
2020                                                     26.3000                     22.6949                     26.3726
                                                         26.4000                     22.6916                     26.4144
2022                                                     26.8000                     23.0875                     26.8339
                                                         27.0000                     23.1586                     26.9663
2024                                                     27.1000                     23.2425                     27.1058
                                                         27.2000                     23.2721                     27.1555
2026                                                     27.6000                     23.6930                     27.6342
                                                         27.7000                     23.7000                     27.6632
2028                                                     27.8000                     23.8996                     27.8604
                                                         28.3000                     24.2406                     28.3290

                                   FIGURE S-2
         WASHINGTON OREGON EAST ESTIMATED ALL-IN PRICE FORECAST ($/MWH) [WASHINGTON OREGON EAST FORECAST GRAPH]

                                                       HIGH HYDRO                   LOW FUEL                    BASE CASE
                                                       ----------                   --------                    ---------
2000                                                     26.7000                     27.1000                     29.3300
                                                         26.3000                     26.8400                     28.8800
2002                                                     25.3000                     25.9600                     28.5300
                                                         26.6000                     24.1000                     27.9800
2004                                                     26.3000                     25.5600                     28.7000
                                                         27.1000                     23.3500                     27.1400
2006                                                     26.5000                     23.1900                     26.6400
                                                         26.5000                     23.2000                     26.5200
2008                                                     26.7000                     23.3300                     26.9200
                                                         26.7000                     23.3500                     26.7600
2010                                                     26.9000                     23.4200                     26.8700
                                                         27.0000                     23.4700                     26.9800
2012                                                     27.0000                     23.4900                     27.0200
                                                         27.0000                     23.6300                     27.3200
2014                                                     27.6000                     23.8700                     27.7000
                                                         27.1000                     23.6600                     27.2600
2016                                                     27.1000                     23.6500                     27.1100
                                                         27.1000                     23.5200                     27.1100
2018                                                     27.1000                     23.4800                     27.0800
                                                         27.2000                     23.5315                     27.2072
2020                                                     27.2000                     23.5049                     27.1826
                                                         27.2000                     23.4916                     27.1744
2022                                                     27.2000                     23.5375                     27.2239
                                                         27.2000                     23.4586                     27.1763
2024                                                     27.2000                     23.4725                     27.1858
                                                         27.2000                     23.4721                     27.2155
2026                                                     27.3000                     23.5530                     27.3242
                                                         27.3000                     23.5100                     27.2932
2028                                                     27.4000                     23.6896                     27.5104
                                                         27.5000                     23.6706                     27.5290

                                   FIGURE S-3
         WASHINGTON OREGON WEST ESTIMATED ALL-IN PRICE FORECAST ($/MWH) [WASHINGTON OREGON WEST FORECAST GRAPH]

                                                       HIGH HYDRO                   LOW FUEL                    BASE CASE
                                                       ----------                   --------                    ---------
2000                                                     27.1000                     27.5700                     29.8600
                                                         26.7000                     27.3000                     29.4000
2002                                                     25.7000                     26.4100                     29.0400
                                                         27.0000                     24.5600                     28.5200
2004                                                     26.7000                     26.0200                     29.2400
                                                         27.7000                     23.8000                     27.6600
2006                                                     27.1000                     23.6200                     27.1500
                                                         27.0000                     23.6400                     27.0900
2008                                                     27.2000                     23.7700                     27.4200
                                                         27.2000                     23.7600                     27.2000
2010                                                     27.4000                     23.8300                     27.3300
                                                         27.4000                     23.8800                     27.4300
2012                                                     27.4000                     23.9000                     27.4700
                                                         27.5000                     24.0400                     27.7600
2014                                                     28.0000                     24.2700                     28.1400
                                                         27.6000                     24.0600                     27.7100
2016                                                     27.5000                     24.0400                     27.5400
                                                         27.5000                     23.8900                     27.5000
2018                                                     27.5000                     23.8300                     27.4400
                                                         27.5000                     23.8215                     27.4972
2020                                                     27.5000                     23.8049                     27.4826
                                                         27.5000                     23.8116                     27.5144
2022                                                     27.5000                     23.8475                     27.5439
                                                         27.5000                     23.7786                     27.5163
2024                                                     27.5000                     23.7725                     27.4858
                                                         27.6000                     23.7921                     27.5655
2026                                                     27.5000                     23.7830                     27.5442
                                                         27.5000                     23.7700                     27.5432
2028                                                     27.7000                     23.9596                     27.7804
                                                         27.7000                     23.9406                     27.7990

                                   CHAPTER 1

                                  INTRODUCTION

1.1 OBJECTIVE

     PHB Hagler Bailly, Inc. (PHB Hagler Bailly) was retained by Chase Securities Inc. (Chase Securities) to independently assess future prices for electric energy and related products in the Western Systems Coordinating Council -- Northwest market in support of a financing of PPL Montana's acquisition of generating assets from Montana Power Company.

1.2 ASSET DESCRIPTION

     The portfolio of assets includes coal-fired generation and hydro generation. The coal-fired generation includes the 154 MW (net) Corette power plant and PPL Montana's share of Colstrip Units 1 through 3 (529 MW net). The hydro generation consists of 577 MW (net) of run-of-river hydro generation.

1.3 STRUCTURE OF THE REPORT

     This document describes the existing and anticipated electricity market structures in the Northwest, our approach to constructing forward-price forecasts for generation services, and the specific assumptions applied for this market assessment. The market framework and assumptions outlined in the document are then used to derive a market price forecast for a Base Case analysis and various sensitivities. The report is organized as follows:

     - Chapter 2 describes the evolving structure of the markets in WSCC.

     - Chapter 3 presents our approach to developing forward-price forecasts for generation services.

     - Chapter 4 discusses the development of assumptions and data to describe the WSCC-Northwest marketplace.

     - Chapter 5 presents the market price forecasts for the Base Case and two alternative (or sensitivity) cases.

     - Appendix A supplements the fuel forecast presentation in Chapter 4 with further details concerning regional coal pricing trends.

     - Appendix B identifies the transmission transfer capability between WSCC regions.

     - Appendix C outlines the amount and timing of new plant additions assumed in the analysis.

     - Appendix D illustrates the projected position of the target assets in the regional market supply curve.

                                       1-1

                                   CHAPTER 2

                         MARKET STRUCTURES IN THE WSCC

2.1 INTRODUCTION

     The Western Systems Coordinating Council (WSCC) consists of 78 member power systems and 21 affiliates in 14 states. These states include Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, Washington, Wyoming, parts of Montana, Nebraska, New Mexico, South Dakota, Texas, part of northwestern Mexico, and Alberta and British Columbia, Canada. Currently the only centrally organized wholesale competitive power market in the WSCC-U.S. is in California. The generator services market for the remaining portion of the region is primarily based on bilateral wholesale contracts.

     The WSCC consists of approximately 59 million electricity consumers with more than 700,000 GWh of annual consumption. Over 40% of the installed capacity in the region is hydro generation. Oil-fired and gas-fired generation represent almost 30% of the installed capacity. Over 20% of the installed capacity is coal-fired generation. A relatively small portion of the capacity, approximately 6%, is nuclear generation. The annual energy demand in the WSCC is projected to grow at approximately 1.5%.

     One of the key factors that affects prices is the structure and institutions of the market. This chapter describes the structure of the generator services market in the WSCC, focusing on two major markets: the Northwest and California. The Northwest, consisting of Montana, Washington, Oregon, and Idaho, represents the primary market for power from the acquired facilities. California represents a secondary market, and one that has undergone substantial restructuring in the last year. Both of these markets may evolve over time to a structure that differs from those described here.

2.2 COMPETITIVE POWER MARKETS

     Much of the recent progress toward implementing competition in electricity markets is due to a series of legislative and regulatory decisions rendered over the past two decades. The legislative and regulatory framework behind the development of competitive wholesale electricity markets in the United States can be largely traced to the 1978 Public Utilities Regulatory Policies Act (PURPA). This act spurred the growth of the non-utility generation industry and increased wholesale competition, albeit on a limited scale due to transmission ownership issues and other market access constraints. The 1992 Energy Policy Act expanded wholesale competition by mandating transmission owners to provide "open access" for all system users. Transmission access rights were further strengthened in 1996 with Federal Energy Regulatory Commission (FERC) Open Access Rule, Order No. 888 (Order 888). This order called for transmission owners to offer "comparable service" to all customers through the application of a pro forma transmission tariff.((1)) Order 888 also encouraged the creation of ISOs, whose role in operating and managing regional transmission assets is described in greater detail in this chapter. However, even before Order 888 was drafted, the creation of ISOs and the establishment of formalized competitive markets was already underway in California and the Northeast.

     Compared to other countries, which have adopted a national plan for transitioning to competitive power markets, the restructuring process in the United States has progressed piecemeal, with significant differences between various regions. This is largely due to the division of authority over various aspects of the electric power industry between state and federal legislative and regulatory bodies.

---------------

(1) Definition -- transmission owners must treat any of their own new wholesale sales and purchases of energy over their transmission facilities under the same tariffs that they apply to others. EIA, The Changing Structure of the Electric Power Industry: Selected Issues 1998, p. 31.
                                       2-1

                                   FIGURE 2-1
                       AVERAGE RETAIL ELECTRICITY PRICES

                                   [U.S. MAP]

     The debate over retail access and other measures to implement market competition has raised a number of fundamental market transition issues. Three of the principle issues common throughout the country are: the assessment and allocation of stranded costs, the elimination of market power and the method for guaranteeing fair and impartial access to the transmission system. These issues are briefly discussed below.

     Stranded costs can be defined as the positive excess of the net book value of generation assets and power purchase costs over the market value of the assets. The introduction of competition in formerly regulated electricity markets presents a significant financial burden for utilities with generating assets or power purchase contracts, which may now be priced out of the market. A large number of utilities throughout the United States are faced with losses due to the adoption of market pricing before they have had a chance to recover the cost of their prior investments through their rate base. In order to ensure the support of the utility industry in the restructuring agenda, many state utility commissions and legislative bodies have agreed to allow utilities to recover either all or part of their stranded costs through a number of different recovery mechanisms. These recovery vehicles are designed to support the introduction of competition while still allowing the affected utilities to recover a specified portion of their expected losses over a fixed period of time. However, the cost recovery method varies from state to state.

     Despite two decades of Independent Power Producer (IPP) development, the majority of the generation assets in the United States continue to be owned and operated by vertically integrated investor-owned utilities. Within regional electricity markets, the concentration of generating assets is often controlled by a small number of incumbent utilities. The removal of regulation and the introduction of market-based pricing into such markets raise concerns over the potential abuse of market power. To relieve these concerns, federal and state regulatory bodies have taken various measures to eliminate the threat of market power. The principal means of dealing with market power has been the unbundling of generation, transmission, and distribution assets. This is often followed by the mandated sale of a certain amount of generation assets by the traditional utilities to non-affiliated companies. Such generation auctions and negotiated sales have resulted in the transfer of billions of dollars of generation assets in the past few years, changing the face of the generation

                                       2-2
industry in many regions of the country. The impact of current and future unbundling and generation ownership transfers must be considered when analyzing long-term conditions in regional power markets.

     In addition to the recovery of stranded costs and elimination of market power, the ability to reach newly opened markets through the high voltage transmission grid at a fair price is a fundamental requirement for introducing true competition. Thus, the issue of transmission access is at the core of the restructuring movement.

2.2.1 RELIABILITY AND COMPETITIVE MARKETS

     Much of the development of competitive market structures and system operations in recent years has involved the balancing of system reliability concerns with the desire to allow the market to drive the development of the electricity industry. This balancing of market forces and reliability concerns is evident in the transmission industry. The high-voltage transmission system and corresponding bulk power markets in the United States were originally developed to ensure reliability of supply rather than to support commercial transactions and power trading. Stemming from the Northeast blackout of 1965, the utility industry organized regional reliability councils to coordinate reliability practices in the United States and parts of Canada and Mexico. The continental United States is divided into 10 regional reliability councils whose policies are, in turn, coordinated by the North American Electric Reliability Council (NERC). The reliability councils are voluntary organizations that establish guidelines for all member utilities and suppliers. Two of the principle guidelines established by each council concern:

     - MINIMUM OPERATING RESERVES. Operating reserves represent generating units that are maintained in a spinning or fast-start condition so that they can rapidly respond to an outage at another unit or some other emergency condition.

     - MAXIMUM AREA CONTROL ERROR. Area control error is a measure of the difference between actual and scheduled power flows. It is controlled to maintain the standard operating frequency of the alternating current power supply system and to prevent damage to generators and other equipment connected to the grid.

     The ten regional reliability councils are part of larger interconnected and synchronized electric power systems. There are three synchronized electricity networks in the United States:

     - The Eastern Interconnection [ECAR, MAAC, MAIN, MAPP, NPCC (excluding Quebec), SERC, SPP, and FRCC]

     - The Western Interconnection (WSCC)

     - Electric Reliability Council of Texas Interconnection (ERCOT).

     These systems are interconnected through limited D-C ties, but their A-C systems operate independently of one another.

  Power Pools

     While the regional reliability councils provide standards and guidelines, they do not provide actual electricity dispatch, scheduling or other transmission system operational services. In order to capture the economies of scale associated with load and resource pooling as well as joint-dispatch and transmission operations, utilities in a number of regions voluntarily established power pools, the first of which, the PJM, was established in 1927. Power pools attempt to capture the benefits associated with being part of a larger generation and transmission system, including improved reliability through coordinated maintenance planning and shared operating reserves, as well as the blending of load profiles and generating resources. Power pools vary widely throughout the United States in terms of the degree to which they provide coordination and services.

     While pooling arrangements were beneficial for reliability, it is possible that they are not suitable for supporting and developing truly competitive electricity markets. Due to their limited membership and strict

                                       2-3
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membership criteria, external marketers, power producers, and eventually regulatory bodies viewed power pools as barriers to competition. Through Order 888, FERC is actively encouraging the formation of ISOs that replace the power pool organization in scheduling, dispatching and operating the regional transmission system. The purpose of the ISO is to provide independent grid management through a process in which all system users are treated equally. Many of the utilities in the most tightly coordinated power pools in the United States were among the first to file ISO applications with the FERC, but the ISO trend is now progressing through the industry as an increasing number of states enact legislation implementing retail access.

  Independent System Operators

     The creation of an ISO entails the transfer of management and operational control of the transmission system to an independent administrator that has no financial interest in the operation of the generating facilities using that network. As interstate transmission organizations, new ISOs will fall under the regulatory jurisdiction of FERC and must seek FERC approval for their operations. The motivation for establishing ISOs is strong, since a retail provider affiliated with an investor-owned utility which has not satisfied the FERC ISO criteria cannot compete for customers outside its franchised service territory unless it maintains rates based on cost of service.

     In connection with the approval process, FERC has created a list of criteria to which ISOs must adhere. Two of the fundamental criteria of the proposed ISO framework are the need to establish an independent governance structure for the ISO and the application of a postage-stamp tariff for the entire ISO region which would eliminate the payment of a transmission fee to each control area that is involved in a transaction ("pancaking"). Independent governance of each ISO is critical to the ability of such ISO to execute transactions in an unbiased manner, applying the same service standards and prices to both incumbent utilities and new market entrants. The application of a system-wide tariff is also critical for competition. It establishes a level playing field in terms of transportation costs for all generators within an ISO's territory, and it reduces the "pancaking" effect of wheeling power through such ISO's territory.

     The role of the ISO in a functioning spot market is critical to the efficient operation of competitive markets. The spot market may be either operated by the ISO or by a separate Market Operator (or Power Exchange). The spot market is designed to provide a balancing function in which excess generation capacity is matched to demand not already covered under existing bilateral contracts. This balancing market allows wholesale suppliers and customers to hedge their existing bilateral contracts with purchases from the spot market, while also providing the ISO with a source for regulating capacity and emergency supply through various market mechanisms. The specific characteristics of the regional ISO and power markets will have a direct financial and operational impact on the affected generating assets.

     Several ISOs are already operating or under review by FERC, while several others are in the development stage. However, only a few of these ISOs currently incorporate a spot market function. There are currently five functioning ISOs in the United States: the California ISO (CA-ISO), the PJM-ISO, the New England ISO (NE-ISO), the ERCOT-ISO((2)), and the New York ISO (which officially assumed control of the New York Power Pool grid on November 18, 1999). The Midwest ISO
(MISO) was also conditionally approved by FERC in September 1998 and is expected to begin operations in 2001. The Alliance RTO filed for FERC approval in June 1999. In addition, the Entergy Corporation has proposed the creation of a for-profit transmission subsidiary (Transco), to operate and manage its transmission assets in a manner similar to an ISO.

     In Order No. 2000, FERC requested that transmission owners join regional transmission organizations (RTOs) on a voluntary basis to boost competition. The rule requires that all public utilities that own, operate, or control interstate transmission file by October 15, 2000 a proposal for an RTO. The four characteristics of an RTO are: independence, scope and regional configuration, operational authority, and short-term reliability. Based on this, several transmission owning companies are working together to form RTOs in WSCC. The proposed Northwest RTO is discussed further below.

---------------

(2) ERCOT is not under FERC jurisdiction; the Texas Public Utility Commission approved the ISO proposal.
                                       2-4
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     While each of the individual power pools are developing individually and have different products, the final resulting economies will likely be similar; thus, PHB Hagler Bailly approaches all regions with the same fundamental analysis (see Chapter 3).

2.3 NORTHWEST MARKET

2.3.1 OVERVIEW

     The Northwest generator services market is primarily based on bilateral contracts. However the market also includes two informal spot markets with survey data reported daily (California-Oregon Border [COB] and Mid-Columbia), a formal short-term/spot market (APX/Chelan Mid-Columbia), and a formal futures market (the NYMEX COB futures market). There are currently no markets for ancillary services, other than bilateral contracts. Utilities in the Northwest are members of the Northwest Power Pool (NWPP), a voluntary reserve group. Retail customer direct access is limited in the region. Because of the mild climate, the region is strongly winter peaking. The market is unique in the United States in its reliance on hydropower. Almost 70% of the installed capacity in the region is hydro generation that represents approximately 60% of the annual energy generation in the region (based on the average of the last 10 years of hydro generation). Coal-fired generation is the second largest component representing approximately 18% of the installed capacity and 26% of the annual energy generation. There is a relatively small amount of nuclear generation in the region, approximately 2% to 3% of installed capacity and annual generation. Natural gas and oil comprise approximately 8% to 9% of the installed capacity and annual generation. The market is also characterized by the dominance of one transmission owner, the Bonneville Power Administration
(BPA).

2.3.2 THE NORTHWEST POWER POOL

     The purpose of the NWPP is to promote cooperation among its members in order to:

     - achieve reliable operation of the electric power system

     - coordinate power system planning

     - assist in planning of transmission within the Northwest Interconnected Area.

     NWPP calculates operating reserve requirements for the pool, which members comply with on a voluntary basis. The pooling of requirements allows members to carry less reserves and still meet WSCC minimum criteria. NWPP is a "loose" pool, in that it does not conduct any central dispatch.

     WSCC is the first regional electric reliability council in North America to implement a voluntary reliability management program to preserve reliability with sanctions for non-compliance with established reliability criteria. As of March 2000, 28 WSCC members, which represent over 82% of the customer load in WSCC, have signed WSCC Reliability Management Service agreements.

2.3.3 RETAIL CUSTOMER DIRECT ACCESS

     Because of the relatively low electricity prices in the Northwest, interest in retail customer direct access has been progressing slower than in California and in the Northeast. In Montana, retail customer direct access will be available for all power company customers by mid-2002. Montana Power Company has already implemented customer choice.

     In Oregon, Portland General Electric and Pacificorp must provide open access to industrial customers beginning in October 2001. The benefits of offering open access to residential customers in Oregon is still being reviewed. By October 2001, residential customers of Portland General Electric and Pacificorp must be offered a portfolio of power options (i.e., market-based rates or green power rates). Competition is allowed in Washington, but it is not mandated. There is currently no set time frame for implementing a comprehensive restructuring plan in Washington.

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2.3.4 SIGNIFICANCE OF HYDROPOWER

     The large amounts of hydropower in the Northwest create a market for generator services that is significantly different than in other parts of the country. Prices and system reliability are largely driven by the amount of water available, representing increased relative risk to generators. During the spring and early summer, during peak runoff, on-peak prices of $10/MWh or less are not uncommon. Prices are highest in the winter, when regional demand is highest and water supply is lowest, and in late summer, when California demand is highest.

     The chief constraint on power supply in the region has historically not been capacity, but available energy. Sustained peaking requirements can deplete water supplies. The sustained peaking capacity, defined as the maximum capacity that can be delivered during a continuous heavy-load 10 hour period for the 5 work days, of the Federal hydropower system (U.S. Army Corps of Engineer and Bureau of Reclamation dams) can be 50% or less of nameplate capacity.

     Concerns about dwindling populations of anadromous fish (steelhead and salmon) are increasingly constraining the generation of electricity from dams. Dam construction has blocked salmon and steelhead passage to many of their natural habitats along the Columbia River. The National Marine Fisheries Service's "Biological Opinion on Columbia River System Operations," released March 1995, significantly affected the operation of hydroelectric facilities on the Columbia and Snake rivers. The most significant change in operations was that generators were constrained from generating as much to meet the normal winter peaks, to allow sufficient water to be available in time for spring downstream migrations of salmon and steelhead smolts. Hydro-generation is also occasionally required, in spite of unavailability of open access to the transmission system, to reduce nitrogen levels that would be otherwise created by spilling water.

2.3.5 BONNEVILLE POWER ADMINISTRATION

     BPA markets power from the federal dams and one nuclear plant in the Columbia River Basin. It supplies about 40% of the Northwest's electricity. Its customers include public utilities, local governments, irrigation districts, investor-owned utilities, certain large industries, and power marketers and brokers. BPA also owns more than half of the high-voltage transmission system in the Northwest, and 80% of the 500 kV portion of the system. Because of this large ownership share, there are concerns about BPA's ability to use its transmission system to give unfair advantage to its power business in the competitive wholesale electricity market.

     To address these concerns, the Northwest Energy Review Transition Board, representing the four Northwest governors, studied proposals for FERC regulation of BPA transmission, and also stranded cost recovery mechanisms. This Board was set up as an outcome of a year long Comprehensive Review of the Northwest Energy System convened in 1996. The Comprehensive Review was initiated in response to the electricity industry restructuring, with the intent to allow the Northwest to shape its own destiny during this process.

     BPA has undertaken certain changes in response to the concerns about transmission control. It has voluntarily complied with the FERC's open access directives. It has also functionally separated generation and transmission. Further changes are expected, however. One of the key issues is whether and how BPA's transmission system should be regulated by FERC under the Federal Power Act (FPA). Conformance with the FPA is likely to create cost shifts in transmission charges, possibly increasing transmission rates substantially for some customers, while reducing them for others. Currently, for example, a separate transmission rate is charged for use of the DC intertie to Southern California. A move to uniform transmission rates would likely decrease costs for customers using this line, and increase costs for most other customers.

     Another key issue related to FERC jurisdiction over BPA is treatment of BPA's "organic" statutes, which include the Bonneville Project Act of 1937, the Flood Control Act of 1944, the Regional Preference Act of 1964, the Federal Columbia River Transmission System Act of 1974, the Northwest Power Act of 1980, and others. The Transition Board recommended that applicable provisions of the FPA supersede conflicting sections of the organic statutes.

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2.3.6 DEVELOPMENT OF REGIONAL TRANSMISSION ORGANIZATIONS

     In response to FERC Order No. 2000 several northwestern electric transmission companies have begun to work together to form a regional transmission organization. The following companies are working together to form the Northwest Regional Transmission Organization:

     - Avista

     - Bonneville Power Administration

     - Idaho Power Company

     - Montana Power Company

     - Nevada Power Company

     - Pacificorp

     - Portland General Electric Company

     - Puget Sound Energy, Inc.

     - Sierra Pacific Power Company.

     The Northwest RTO is proposed to be a single entity that has the characteristics and functions as set forth in Order 2000 and other applicable FERC orders. Some of the basic principles of the Northwest RTO include the following:

     - Provide transmission reliability

     - Facilitate and promote open bulk power/wholesale markets

     - Provide economic incentives for the reliable and efficient operation and maintenance of transmission facilities

     - Preserve obligations of the United States to the Tribes associated with the Federal Columbia River Transmission System and to Canadian entities under the Columbia River Treaty.

     The Northwest RTO will not include a power exchange. The companies are in the early stages of developing the Northwest RTO and plan to file the plan by the October 15, 2000 deadline.

2.4 CALIFORNIA

     On September 23, 1996, the California General Assembly enacted Assembly Bill 1890 (AB 1890) in an effort to restructure the electric utility industry and stimulate wholesale and retail competition in California. This legislation has allowed retail customers to choose their generation supplier since March 31, 1998. In addition, under AB 1890, small commercial and residential customers received a 10% rate reduction on January 1, 1998, and a rate freeze until 2002. AB 1890 also created two new wholesale market structures to operate and manage the new competitive market: the CA-ISO and the California Power Exchange (Cal-PX).

     The role of the CA-ISO is to coordinate and ensure impartial access to the state's high voltage transmission system, 75% of which is under CA-ISO management. Investor-owned utilities were required to transfer operation and management of their transmission facilities to the CA-ISO. In return for transferring control over their transmission assets, these utilities are allowed to collect stranded costs for a period of up to five years through a Competitive Transition Charge (CTC). The CTC is included in the retail distribution rates within the utilities' respective service territories. In addition to the transfer of control over transmission, the major investor-owned utilities were required to divest 50% of their fossil fuel generation assets.((3)) This divestiture was seen as a critical element in reducing the regional market dominance of the incumbent utilities.

---------------

(3) The mandate initially did not cover nuclear, hydro or geothermal generation.
                                       2-7

     The Cal-PX is a non-profit corporation whose primary purpose is to provide an efficient, competitive energy auction that meets the loads of Cal-PX customers at market prices. Pacific Gas & Electric (PG&E), Southern California Edison (SoCal Edison), and San Diego Gas & Electric (SDG&E) are required by AB 1890 to buy and sell electricity through the Cal-PX until March 31, 2002. Together, these three investor-owned utilities represent approximately 80% of the electricity used in California. The Cal-PX re-prices regional markets based on congestion and coordinates supplemental energy bids, which are used by the CA-ISO to match loads and resources on a real-time basis. The structure of the market and role of the CA-ISO and Cal-PX are explained in greater detail below.

2.4.1 MARKET STRUCTURE IN CALIFORNIA

     This section describes the market structures for energy and ancillary services in California as they currently exist or will exist in the foreseeable future. Unlike the former tight pools of the Eastern United States, California does not have a separate market for installed capacity.

  Electric Energy Market

     The California electric energy market currently consists of four markets that are interrelated and operate in chronological order:

     - block forwards market

     - day-ahead market

     - day-of market

     - real-time market.

     The block forwards, day-ahead, and day-of markets are considered forward markets, in that the settlement prices and quantities are determined before the physical transactions occur. Today the Cal-PX is the primary entity supporting these forward markets, but, in the future, other competing organizations may support similar markets.((4)) The real-time market is a true ex post facto (after the fact) market that is settled after delivery at the prices and quantities in effect at the time of delivery. This market is supported by the CA-ISO. The three energy sub-markets are also regionally subdivided and have different hourly prices when transmission flows are constrained, as discussed below.

     In contrast with the market designs in the New England Power Pool (NEPOOL), PJM, New York, England-Wales, and certain other electricity markets, the California electricity market does not explicitly pay for generating capacity.((5)) A generator must recover its fixed costs by selling ancillary services and by selling energy in those hours when the market price exceeds the generator's fuel and other variable operating costs. In order for peaking and cycling plants to fully recover their costs, they will most likely have to submit offer prices that exceed their variable costs in those hours when capacity is tight and they are reasonably assured of being dispatched. In addition, ancillary services and Reliability Must-Run (RMR) contracts are other sources of revenue that may offset their fixed costs.

     BLOCK FORWARDS MARKET. The block forwards market trades a standardized contract for physical month on-peak energy. The contract is for a certain size (1 to 25 MW) for the on-peak period (6 a.m. to 10 p.m. Monday through Saturday, excluding certain holidays) and to a specific delivery point (NP-15 or SP-15).

---------------

(4) A competing market actually exists now. The Automated Power Exchange (APX) currently brokers hourly trades in electric energy and ancillary services for delivery in California up to one week ahead. The reason for the dominance of the Cal-PX as the forward market is that California's investor-owned electric distribution companies are required to buy and sell exclusively through the Cal-PX through the end of the transition period (March 31, 2002).

(5) Other "energy-only" markets include Australia and New Zealand.
                                       2-8

     DAY-AHEAD MARKET. The day-ahead market allows a market participant to commit to energy purchases or sales at prices that are more predictable and less volatile than the day-of and the real-time markets. Most of the energy purchased and sold in California is exchanged through the day-ahead market.

     DAY-OF MARKET. The day-of market was formerly configured as the "hour-ahead market." It allows participants the opportunity to adjust their scheduled production or consumption to reduce anticipated real-time deviations from their final day-ahead schedules. This market settles on the quantity deviations from each participant's final day-ahead schedule.

     For the day-of market, Cal-PX runs three auctions for hourly on-peak and off-peak energy delivery each day, rather than the 24 hourly auctions conducted in the previous hour-ahead trading. Traders will still be able to participate by providing supply and demand bids for individual delivery hours throughout the day.

     REAL-TIME MARKET. The real-time market is an energy imbalance market run by the CA-ISO. If a generator delivers less (more) energy than the combined total it scheduled in the day-ahead and day-of markets for a given hour, it is deemed to have purchased (sold) the deficit (surplus) in the real-time market. Similarly, a customer that takes more (less) than it scheduled is deemed to have purchased (sold) the surplus (deficit) in the real-time market.

     The CA-ISO determines the real-time market prices based on the dispatch from the merit order stack consisting of all supplemental energy bids and ancillary services energy bids. Generators must submit supplemental bids after the close of the day-of market but at least 30 minutes before the hour of operation commences. Participants in the Cal-PX submit their bids to the Cal-PX, which then passes the bids on to the CA-ISO. Other scheduling coordinators perform the same role for their respective generation assets. Those participants that clear the market are notified and are expected to operate in accordance with their bid.

  Ancillary Services Markets

     In California, the CA-ISO operates competitive markets for procuring the following four ancillary services:

     - regulation

     - spinning reserve

     - non-spinning reserve

     - replacement reserve.

     Generators and interruptible loads participating in the Cal-PX submit bids to sell any of the regulation or reserve services to the Cal-PX. The Cal-PX forwards this information to the CA-ISO without modification. The CA-ISO then procures regulation and reserves through four separate auctions that are held sequentially. These auctions are interdependent because the same resource can often provide more than one type of ancillary service. The most stringent performance standard is imposed on regulation; consequently the auction for this service is held first. The auctions for spinning reserve, then for non-spinning reserve, and finally for replacement reserve follow the regulation auction sequentially.

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                                   CHAPTER 3

                      APPROACH TO MARKET PRICE FORECASTING

3.1 INTRODUCTION

     This chapter discusses PHB Hagler Bailly's approach to forecasting market prices for the services of generating units. The first section discusses the issues faced while forming these forecasts, namely the distinction between capacity and energy markets and the evolution of market structures. The second section describes the relationship between energy markets and compensation for capacity, and the implications for forecasting market prices. The third section summarizes the methodology used for estimating market prices for electricity in this analysis.

3.2 ISSUES IN FORECASTING MARKET PRICES

     This section discusses several foundational issues that frame how PHB Hagler Bailly approaches market price forecasting. The first of these issues is the concept of economic equilibrium and how it suggests that the market will react to returns on equity (or lack thereof). The second has to do with the components of revenue that are present in our forecasts. Each of these topics is addressed below.

3.2.1 ECONOMIC EQUILIBRIUM AND MARKET PRICE FORECASTING

     A fundamental tenant of PHB Hagler Bailly's market price forecasting approach is that markets are attempting to adjust to economic equilibrium conditions. By economic equilibrium, we mean that the market will attempt to exploit or capture excess margins through entry (e.g., when the return on equity is above market), and will attempt to increase margins where they are below market through exit. In other words, excess returns should not persist because someone will enter to capture a portion of the above market return.

     While the concept of economic equilibrium is sound in principle, actual markets may not follow economic equilibrium exactly. Many industries have shown cycling returns, where high returns are followed by excess entry resulting in low returns which are followed by a disincentive to invest which results in high returns. While such cycling and overshooting is often a characteristic of commodity markets, these markets are, in general, attempting to adjust to a level commensurate with economic equilibrium -- that is, they cycle around the price level suggested by economic equilibrium.

3.2.2 CAPACITY AND ENERGY MARKETS

     One must consider the institutions that define the electric market in order to make market price forecasting relevant. Some electric markets, such as those in the Northeastern United States (NYPP, PJM, NEPOOL) and England and Wales, provide separate compensation for energy and capacity. Generators have the opportunity to recover their variable costs and going-forward costs((1)) from the energy market and in the capacity market. This market structure encourages generating capacity and provides for fair market compensation.

     Other electric markets, such as Australia, New Zealand and many regions of the United States, are energy only markets where the market does not separately pay generators for their installed capacity.((2)) In theory, an energy only market leads to economically efficient capacity levels in the long run. As long as prices rise sufficiently to allow the generators in the market to recover their variable costs and going-forward costs,

---------------

(1) Going-forward costs are those costs that a generator cannot avoid if they remain in the market, such as fixed operation and maintenance (O&M), property taxes, employee benefits, and incremental capital expenditures. These costs do not include a return on capital or debt service, as these costs are deferrable on capital that is already committed to the marketplace (e.g., sunk).

(2) Forms of energy-only pricing systems also may include payments for spinning and operating reserves. However, payments for ancillary services are differentiated from capacity reserve payments for purposes of this discussion.
                                       3-1
     the average energy price should cover the costs of new capacity, even if there is not a separate capacity payment delivered either from a traded capacity market or administered by the market operator.

     While the type of market in place in a given region will determine the composition of the revenue streams and will affect the mix and timing of new generating units, the financial return on new assets is likely to be similar in both types of markets as generators seek to cover their total going-forward costs.

     The structure of U.S. electric markets is evolving and new forms of market organization have been adopted in areas such as California and the Northeast and are proposed for the Midwest and ERCOT. These structures will continue to evolve as electric markets develop and move through the transition period from regulated monopolies to fully functioning competitive markets. Indeed, competitive market structures may continue to change even after a market is considered mature, as is occurring in England and Wales.

     Although no region in the United States has a fully mature market today, there is an emerging worldwide consensus on what a competitively restructured electricity industry should look like. Principle facets of the market should include:

     - formation of an entity to operate transmission and coordinate schedules that is independent of any generation owner or market participant, either through an ISO or a TRANSCO

     - some form of "congestion or locational pricing" (either zonal or nodal) to deal with transmission congestion in a market-based fashion

     - formation of a power exchange with, at a minimum, an hourly spot market.

     In addition, a competitive market should allow for effective competition among generators, with minimal abuse of market power.((3))

  Relationship between Energy Markets and Compensation for Capacity

     The United States is currently experimenting with both markets that have fixed reserve margin requirements coupled with capacity markets and those that implicitly price capacity through high on-peak energy prices. It is not clear which model will eventually become more widespread. Nevertheless, in both types of markets, new generating capacity will be developed based on the revenue streams determined through competition.

     In electric markets, such as PJM, New York, or New England, where load-serving entities are required (by administrative rule) to own or contract for a minimum generating capacity reserve level, the capacity obligation creates a market between those that are short on their capacity obligation and those that have surplus capacity. In a competitive market, potential suppliers compete to provide this capacity. Markets have been developed to support trading of this capacity, typically in the form of daily, monthly or annual traded capacity, for which generators are compensated for being available to produce if and when required. In such markets, generators attempt to cover their total going-forward costs through a combination of revenue from energy, capacity, ancillary service markets as well as through sale of options and forwards on a bilateral basis.

     In market structures without an explicit capacity market (such as California), generators must place greater weight on recovering their going-forward costs from the energy market. Were capacity to trade in a market with a capacity obligation for significant amounts of revenue, one would expect that a market without a capacity market would have more volatile prices than one that has a capacity market.

---------------

(3) Ideally, the wholesale market would be competitive with no presence of market power. However, electricity is not quite a pure commodity, as it must be produced in real time with no inventory. This leads to the circumstance that location matters in electricity as it does in real estate. Such a spatial market cannot avoid the periodic presence of market power, but such occurrences should be, ideally, minimal.
                                       3-2

  How Are Generators Compensated for Capacity in an Energy-Only Market?

     As mentioned previously, one would expect that price volatility would be higher in a market that does not provide a meaningful stream of revenue as a capacity payment. This is because the marginal plant (e.g., the last few generators needed to support reliability, regardless of their efficiency) would need to increase their bids above their costs in order to earn a sufficient margin, when they are called upon to generate, to cover their going-forward costs. In low load hours, however, there is an abundance of capacity present in the marketplace, and prices are more likely to be driven to marginal cost.

     Volatility in the spot market affects pricing in the forward market and for options. Because of the volatility in spot prices, marginal generators, who might not be expected to run but for a few hours, may be able to sell call options for power with high strike prices. These options may, or may not, actually be "in the money," but market participants may be willing to buy these call options as a hedge against the possibility of even higher market prices.

     These contracting mechanisms, fostered from volatile spot prices, provide the means for some of the marginal plant to recover their going forward costs. They also provide the mechanism for the market to secure an economic level of reserves to meet peak demand.

  Price Volatility and Capacity Markets

     Even in markets with capacity obligations and a traded capacity market, energy prices have been quite volatile. This price volatility stems from an intrinsic characteristic of electricity: because there is no inventory, electricity must be produced in real time. This means that errors in forecasting demand or commitment of generating units, failures in equipment, and market perceptions amplify price movements with the result that electricity has the most volatile spot prices of any commodity traded.

     This price volatility has exhibited itself even in markets that have a traded capacity market. Some market participants debate whether or not a separate capacity market is viable, useful, or relevant given that most of the compensation earned by plants in these markets is either directly from, or derived from, the energy market.

3.2.3 FORECASTING GENERATION SERVICE PRICES

     Irrespective of where the debate on the future and viability of capacity markets lies, PHB Hagler Bailly produces forecasts of generation service prices by examining two components of value in our fundamental analysis:

     - Energy prices reflecting the marginal cost in each hour based on a production-cost model.

     - Compensation for capacity, which represents the additional margin necessary to keep an economic amount of capacity in the market. (This compensation for capacity is not the same as a capacity price in a traded capacity market.)

     Compensation for capacity may take many forms. Payments could be in the form of a capacity price arising from a capacity market, a regulated payment fee, bilateral option contracts, payments by the ISO for ancillary services, or in the form of energy prices above the marginal cost of the price-setting plant. Regardless of the form, the sum of the compensation for capacity and the market price for energy will ultimately reflect what customers are willing to pay for both energy services and reliability. It is PHB Hagler Bailly's belief that the majority of the compensation for capacity actually arises through energy prices that are higher than marginal cost (and hence our energy price forecast) for some substantial portion of hours.

     Actual market price results support this belief. Figure 3-1 presents a graph of market prices in the PJM market in February 2000. This month was selected since it is one of the lowest load months in PJM, and prices should not be reflecting much in the way of a "scarcity premium" associated with insufficient generation to cover demand.

                                       3-3

                                   FIGURE 3-1
                           PRICE VS. LOAD -- PJM WEST

                                    [GRAPH]

     What is abundantly clear is that generators do not simply bid their marginal cost of generation under all circumstances -- were it the case that such bidding strategies were employed, one would expect that the price results in Figure 3-1 would be closely clustered around the line representative of marginal cost. Rather, there is considerable dispersion in the data, particularly in the higher load hours where marginal generation has a greater ability to support a price above marginal cost.

     The terms "compensation for capacity" and "energy price" as used in this report reflect the prices needed by the marginal units to recover their variable and going-forward costs. These prices together form the all-in price received by generators to meet all of their going-forward costs. Compensation for capacity and energy prices are inversely related; as one rises the other falls, so that the all-in price remains somewhat in balance.

3.3 APPROACH TO MARKET PRICE FORECASTING

     Projecting electric market prices (and generation product sales) requires PHB Hagler Bailly to consider not only price formation in the market, but also the issues of market entry and exit. Figure 3-2 provides a graphical view of PHB Hagler Bailly's process for producing electric market price forecasts. The process begins with a definition of the characteristics of the market, including the electric generating units currently in operation, their production efficiencies (including heat rate curves), a projection of plant additions (based, in part, on announcements and, in part, on an equilibrium evaluation of market price signals and new investments), consumer demand and load, and generation fuel prices.

                                       3-4

                                   FIGURE 3-2
       APPROACH TO DEVELOPING COMPENSATION FOR CAPACITY AND ENERGY PRICES

                                  [FLOW CHART]

     Thus, this process develops prices based on a dynamic examination of market entry and exit (including retirement) decisions made by the supply-side players in the market. The following sections will briefly discuss PHB Hagler Bailly's approach to each of these steps.

3.3.1 MARKET CHARACTERISTICS

     The first step is to understand the nature and parameters of the market and the generation assets that participate in that market. PHB Hagler Bailly uses a variety of data sources to characterize the market. These include:

     - PUBLISHED DATA. This data identifies the generating units, consumer demand and load, and production capacities of existing plants.

     - FUEL PRICE FORECASTS.

     - PLANNED ADDITIONS. PHB identifies new additions that are assumed to be online prior to 2003 based on a detailed review of the announced plans of developers (tracked in the PHB Hagler Bailly IPP Database) and utilities (contained in planning council reports). Capacity additions after 2002 are tested in the entry and exit logic.

     - RETIREMENTS OF NUCLEAR PLANTS. PHB Hagler Bailly reviews the experience of nuclear power plant operators (tracked in the PHB Hagler Bailly Operating Plant Experience Code Database) to identify the plants most likely to be retired before the end of their operating licenses (and to estimate potential retirement dates).

3.3.2 PREDICTING ENERGY PRICES AND DISPATCH

     PHB Hagler Bailly uses a detailed chronological production-cost model to simulate energy price formation in the market area of interest based on short-run marginal costs.
                                       3-5

     From the energy price analysis, PHB Hagler Bailly determines the net energy margins (price minus variable cost) for each generating unit in the market. These margins, along with estimates of "going-forward costs," are used in the Capacity Compensation Simulation Model to predict the additional margins related to the provision of capacity.

3.3.3 PREDICTING PRICES RELATED TO CAPACITY: THE CAPACITY COMPENSATION SIMULATION MODEL

     Compensation for capacity is a mechanism for supporting an appropriate amount of generating capability in the system. There are two reasons for including a measure of the compensation for capacity or shortage payment in the projection of market prices. First, if generators bid their short-run marginal costs into an energy market, only inframarginal plants (those not on the margin) earn a contribution toward their going-forward costs. Plants at the top of the supply curve receive little, if any, contributions toward their going-forward costs. In addition, some of the baseload and cycling plants that are not at the top of the supply curve but have high going-forward costs may not earn a sufficient operating margin from the energy market alone to cover all of those costs.

     PHB Hagler Bailly predicts a value for compensation of capacity using PHB Hagler Bailly's proprietary Capacity Compensation Simulation Model. This model presumes that the market will retain a sufficient amount of capacity to meet economic reliability targets. In other words, PHB Hagler Bailly simulates a capacity market consisting of a supply curve and a demand curve for reliability (or capacity) services. PHB Hagler Bailly assumes a competitive market, and that the market-clearing compensation for capacity is determined by the intersection of the supply and demand curves. PHB Hagler Bailly constructs supply and demand curves for each year in the simulation time horizon.

     The supply curve is developed based on all of the generators in the market. For each generating unit, the net of going-forward costs and energy market margins, expressed on a per-kilowatt basis, are calculated. These net costs represent the minimum amount a generating unit needs to go forward. Ranking these net costs in ascending order produces a supply curve for capacity.

     Next, the demand curve is estimated. The demand curve is estimated by representing the capacity associated with a target reliability level. The demand curve is a vertical line derived using a target reserve margin or target level of installed capacity.

     Finally, the intersection of the demand curve and the supply curve represents the capacity contribution that the market would support in that year. The capacity contribution forecast is the capacity payment derived for each year of the study period. A sample supply and demand curve for a hypothetical year is shown in Figure 3-3.

3.3.4. MARKET ENTRY AND EXIT

     It is necessary to assess the feasibility and timing of new capacity additions as well as the exit of uneconomic existing capacity. PHB Hagler Bailly's proprietary modeling approach serves two purposes:

     - First, it identifies generating units that are not able to recover their going-forward costs in the energy and capacity market and are, therefore, at risk of abandoning the market.

     - Second, it provides a rational method for ascertaining the amount, timing, and type of capacity additions.

                                       3-6

                                   FIGURE 3-3
                        EXAMPLE SUPPLY AND DEMAND CURVE

                          [SUPPLY DEMAND CURVE GRAPH]

     Capacity additions through 2002 are based on known, planned additions. Thereafter, PHB Hagler Bailly's approach uses a financial model to assess the decision to add new capacity and to retire existing capacity. The approach to plant additions is based on a set of generic plant characteristics, financing assumptions, and economic parameters. This "add/retire" analysis is an iterative process performed simultaneously with the development of the energy price forecast and the projected compensation for capacity.

     The methodology assesses the feasibility of annual capacity additions based on a Discounted Cash Flow (DCF) model using net energy revenues determined in the production-cost simulations and compensation for capacity determined from the Capacity Compensation Simulation approach. For each increment of new capacity, a "Go" or "No Go" decision is made based on whether the entrant would experience sufficient returns (developed in the DCF model) to merit entry. In addition, economic retirement decisions are made at each step in the iterative process based on the specific financial and operating characteristics of the existing plant.

     The iterative process begins with the addition of new capacity when needed. A production-cost run is executed to determine energy prices, dispatch, and operating costs. The Capacity Compensation Simulation is then performed. Results for energy and capacity compensation are combined in the DCF model to determine whether the new unit is a "Go" or "No Go." If the new unit is a "Go," another new unit is added in that year and the process repeated. This occurs until the next new unit returns a "No Go." Should the analysis show "No Go," the unit is removed (e.g., not added).

     Annual retirements are determined after new units are added for that year. A financial analysis of each unit is performed beginning in 2002, combining the results of the energy and capacity compensation. If the operating profit (loss) for an existing unit is negative for any five-year consecutive period, it is retired at the end of the third year of consecutive operating loss. Although the decision criterion is somewhat subjective, it is interpreted conservatively. Thus, if a unit loses money for two years, is profitable over the third year, and then loses money for two more years, the unit is maintained online.

                                       3-7

     If units are retired, the iterative process begins again with the addition of new capacity. In this way, the introduction of new units influences the retirement of existing units, and the retirement of existing units enables the introduction of new units. Since the addition of new units is "lumpy," the iteration generally stops with new generators earning a small increment above their cost of debt and equity. The addition of one more new unit then pushes many of the previous additions into losses. This process is repeated chronologically through the end of the analysis for each year continuing to show a deficiency after the most recent new unit addition. This approach reflects a game theoretic concept of a market equilibrium.

                                       3-8

                                   CHAPTER 4

                                  ASSUMPTIONS

4.1 INTRODUCTION

     This chapter describes the key assumptions used in the development of the annual market price forecasts. Based on the assumptions below, PHB Hagler Bailly simulates the hourly market-clearing price of energy using MULTISYM(TM), a production-costing framework that allows the characterization of multiple pricing areas within larger transmission regions. Each major generating unit within a transmission area is represented individually in the MULTISYM(TM) production-costing model using unit-specific cost and operating characteristics. The MULTISYM(TM) model is used to perform an hour-by-hour chronological simulation of the commitment and dispatch of generation resources. As discussed in Chapter 3, the output of this model is then used in PHB Hagler Bailly's Capacity Compensation Market Simulation Model to develop the annual capacity contribution.

4.2 GENERAL ASSUMPTIONS

     - analysis prepared in 2000 real dollars

     - study period 2000 through 2029.

4.3 PRICING AREAS

     The pricing areas used in the MULTISYM(TM) analysis of the hourly energy markets are presented in Figure 4-1.

                                       4-1

                                   FIGURE 4-1
                               WSCC PRICING AREAS

                                                         [WSCC PRICING AREA MAP]

4.4 FUEL PRICES

     All fuel types were analyzed on either a regional (natural gas and oil) or plant location (coal) basis in order to capture pricing variations among major delivery points. The forecast prices for each fuel includes the cost of transportation to the power plant site. The nuclear fuel price is estimated as $5.7 per MWh.

4.4.1 NATURAL GAS

     PHB Hagler Bailly has not developed an independent forecast, rather PHB Hagler Bailly has captured divergent market views by relying on four source forecasts to create a consensus projection of Henry Hub

                                       4-2
natural gas prices. The four forecasts((1)) used in the consensus are from The Energy Information Administration (EIA)((2)), The Gas Research Institute
(GRI)((3)), The WEFA Group (WEFA) and Standard and Poor's (S&P). Table 4-1 outlines the Henry Hub projection from each of the four source forecasts as well as the consensus forecast of natural gas prices at the Henry Hub.

                                   TABLE 4-1
                    HENRY HUB PROJECTIONS (REAL 2000$/MMBTU)

                                                                                    AVERAGE ANNUAL
                                            2000    2005    2010    2015    2020     GROWTH RATE
                                            ----    ----    ----    ----    ----    --------------
EIA.......................................  2.56    2.76    3.06    3.19    3.31         1.30%
GRI.......................................  2.44    2.15    2.09    1.97    1.85        -1.38%
WEFA......................................  2.65    2.50    2.70    2.79    2.86         0.39%
S&P.......................................  2.61    2.24    2.36    2.57    2.75         0.26%
CONSENSUS.................................  2.56    2.41    2.55    2.63    2.69         0.25%

     Regional prices throughout the United States were projected based on this consensus Henry Hub forecast. For all regions modeled, the delivered price is the sum of the Henry Hub projection, the projected regional basis differential and other natural gas supply costs including all taxes.

  Basis Differentials

     Regional differentials from the Henry Hub were projected based on historic data and adjusted over time to reflect the regional effects of pipeline infrastructure development, the introduction of new supplies, regulatory shifts and changes in regional natural gas demand. Key among the elements affecting the pricing patterns over time are the Alliance pipeline project (bringing additional Western Canadian supplies into the Unites States Midwest) and increased access to Canadian supplies in the northeast United States (see Table 4-2).

                                   TABLE 4-2
              REFERENCE HUB ASSIGNMENTS FOR DIFFERENTIAL ANALYSIS

REGION                                             REFERENCE HUB
------                                             -------------
Alberta                                Empress, AB
Arizona                                Average: Blanco, NM & Topock, CA
British Columbia                       Kingsgate, BC
California -- Kern River               Topock, CA
California -- Northern                 Malin, OR
California -- Southern                 Topock, CA
CFE                                    Topock, CA
Colorado                               Opal, WY

---------------

(1) EIA, Annual Energy Outlook 2000, December 1999; GRI 2000 Baseline Projection, November 1999; The WEFA Group, Natural Gas Outlook 2000, April 2000; S&P Platt's US Energy Outlook, Fall-Winter 1999-2000.

(2) The EIA does not explicitly forecast a Henry Hub price. The EIA Henry Hub projection is an estimate based on the EIA lower-48 wellhead price forecast and the historic relationship between that wellhead price and the Henry Hub price.

(3) The GRI forecast includes price projections only through 2015. The 2020 price is an estimate based on the 2015 price and the GRI price escalation pattern from 2010-2015.
                                       4-3

REGION                                             REFERENCE HUB
------                                             -------------
Idaho (ex. SPP)                        Gas Daily Northwest
Montana                                Average: Empress, AB & Opal, WY
Nevada (ex. SPP)                       Average: Opal, WY & Topock, CA
New Mexico                             Blanco, NM
SPP-WSCC                               Gas Daily Northwest
Utah                                   Opal, WY
WA/OR (E&W)                            Gas Daily Northwest
Wyoming                                Opal, WY

  Additional Natural Gas Supply Costs

     In addition to the regional price basis, there are several other elements of natural gas supply costs. Some are location specific, others apply generally to all units modeled. Additional supply costs considered are as follows:

     - Liquidity Premium -- Regional market centers are usually located at the interconnection of several interstate pipelines. Many offer loaning and parking services to help facilitate a liquid and transparent market. It can be assumed that most generating units do not have immediate access to such services and, therefore, pay a nominal fee above this market center price. All units are assumed to incur a liquidity premium as part of their natural gas supply cost.

     - LDC Costs -- Many existing units are located behind Local Distribution Companies (LDC) and, therefore, must pay an additional variable charge for natural gas service. Estimates of regional LDC costs are included for all existing units in the model. It is assumed that market pressure will result in this charge declining over time to a level that covers the variable cost of service incurred by these LDCs.

     - Transition Surcharges -- Southern California units must pay a transition charge as part of the state's stranded cost settlement. This charge is assumed to expire by year-end 2004.

     - Long-Haul Transportation Charge -- Northern and Southern California units not sited on the Kern River pipeline must pay for service on hinshaw pipelines within the state of California.

     - Taxes -- All units in the model are assessed the appropriate state level taxes on all natural gas consumed. In addition, New York City units pay an additional city tax on all natural gas consumed.

     The total annual delivered price for natural gas in each of the market regions is presented in Table 4-3.

  Natural Gas Price Seasonality

     Natural gas prices exhibit significant and predictable seasonal variation. Consumption increases in the winter as space heating demand increases and falls in the summer. Prices follow this pattern as well; the seasonal pattern is most striking in cold weather locations. Dispatch prices in the model reflect the seasonal effects based on 5-year historic price patterns exhibited at the regional market centers.

                                       4-4

                                   TABLE 4-3
                 WSCC DELIVERED NATURAL GAS PRICE (2000$/MMBTU)

                                                                                        AVERAGE
                                                                                        ANNUAL
PRICING AREA                          2000    2005    2010    2015    2020    2025    GROWTH RATE
------------                          ----    ----    ----    ----    ----    ----    -----------
Alberta.............................  2.53    2.37    2.52    2.60    2.66    2.73       0.31%
Arizona.............................  2.75    2.60    2.81    2.89    2.95    3.02       0.38%
British Columbia....................  2.58    2.42    2.57    2.65    2.72    2.78       0.31%
CFE.................................  2.89    2.72    2.94    3.02    3.08    3.15       0.34%
Colorado............................  2.58    2.38    2.63    2.71    2.77    2.84       0.37%
Idaho...............................  2.58    2.42    2.57    2.65    2.72    2.78       0.31%
Montana.............................  2.46    2.29    2.48    2.55    2.62    2.68       0.34%
N. California.......................  3.09    2.90    3.13    3.19    3.24    3.31       0.28%
Nevada..............................  2.80    2.61    2.84    2.93    2.99    3.06       0.36%
New Mexico..........................  2.60    2.47    2.67    2.76    2.82    2.89       0.42%
S. California -- LDC(1).............  3.03    2.91    3.10    3.16    3.22    3.29       0.33%
S. California -- Pipeline(2) (Kern
  River)............................  2.77    2.65    2.86    2.95    3.01    3.08       0.43%
SPP.................................  2.61    2.46    2.60    2.69    2.75    2.82       0.31%
Utah................................  2.63    2.42    2.67    2.75    2.82    2.88       0.38%
Washington..........................  2.61    2.46    2.60    2.69    2.75    2.82       0.31%
Oregon..............................  2.46    2.31    2.45    2.53    2.59    2.66       0.31%
Wyoming.............................  2.61    2.40    2.65    2.73    2.80    2.87       0.37%

---------------
(1) The LDC price group refers to existing plants that are subject to local LDC charges.

(2) The Pipeline price group refers to new additions constructed along main gas pipelines, which will not be subject to LDC charges.

4.4.2 FUEL OIL

     Oil price trends were developed using the same four source forecasts as were used for the natural gas price analysis. Projections of the average refinery cost of crude oil (refinery acquisition crude "RAC") were taken from each of the source forecasts to derive a consensus RAC projection. The escalation rate implicit in this RAC consensus was then applied to historic commodity No. 2 and No. 6 oil prices. These commodity prices were adjusted for the cost of delivery as well as to account for state and local taxes to derive a dispatch price. Table 4-4 outlines the consensus estimates of world oil prices based on the four source forecasts.

                                   TABLE 4-4
                  CRUDE OIL PRICE PROJECTION (REAL 2000$/BBL)

                                                                                       AVERAGE
                                                                                       ANNUAL
                                        2000     2005     2010     2015     2020     GROWTH RATE
                                        -----    -----    -----    -----    -----    -----------
EIA...................................  21.92    21.19    21.72    22.27    22.80        0.20%
GRI...................................  18.42    18.42    18.42    18.42    18.42        0.00%
WEFA..................................  24.22    18.74    18.84    19.80    20.81       -0.76%
S&P...................................  21.14    16.50    17.32    19.31    20.72       -0.10%
CONSENSUS.............................  21.42    18.71    19.07    19.95    20.68       -0.18%

                                       4-5

NO. 2 FUEL OIL

     No. 2 fuel oil prices were derived from historic spot price data, historic U.S. oil prices and projections of world oil price escalation from the four source forecasts. Delivered prices are made up of commodity costs, transportation costs and taxes. First, each state was assigned to a reference terminal. These reference terminal price projections were calculated by escalating historic prices at the consensus RAC crude oil price escalation pattern. All states assigned to the same reference terminal have the same No. 2 oil commodity cost. Table 4-5 details the terminal assignments used.

                                   TABLE 4-5
                       REFERENCE TERMINAL ASSIGNMENTS FOR
                            NO. 2 FUEL OIL ANALYSIS

  REGION    REFERENCE TERMINAL
  ------    ------------------
Arizona      Phoenix
California   Los Angeles
Colorado     Denver
Idaho        Denver
Montana      Denver
Oregon       Los Angeles
Utah         Denver
Washington   Denver
Wyoming      Denver

     The transportation costs for each state is based on an analysis of historic market center prices and delivered fuel oil at electric generating stations. The transportation costs is set to the average (real) cost differential between spot and delivered prices over the 1994-1997 period. Transportation costs for No. 2 fuel oil are projected to remain constant in real terms over the forecast horizon. The final delivered priced for No. 2 fuel oil in each of the study regions is shown in Table 4-6.

                                   TABLE 4-6
                  WSCC DELIVERED NO. 2 OIL PRICE (2000$/MMBTU)

                                                                                    AVERAGE ANNUAL
PRICING AREA                        2000    2005    2010    2015    2020    2025    GROWTH RATE(4)
------------                        ----    ----    ----    ----    ----    ----    --------------
Alberta...........................  5.88    5.16    5.25    5.49    5.68    5.89         0.00%
Arizona...........................  6.37    5.62    5.72    5.96    6.16    6.37         0.00%
British Columbia..................  5.88    5.16    5.25    5.49    5.68    5.89         0.00%
California........................  6.63    5.85    5.96    6.21    6.41    6.63         0.00%
CFE...............................  6.57    5.80    5.91    6.15    6.36    6.57         0.00%
Colorado..........................  6.09    5.40    5.49    5.71    5.90    6.10         0.00%
Idaho (ex. SPP)...................  6.20    5.49    5.59    5.81    6.01    6.21         0.00%
Montana...........................  5.93    5.26    5.35    5.57    5.75    5.94         0.00%
Nevada (ex. SPP)..................  6.28    5.56    5.66    5.89    6.08    6.29         0.00%
New Mexico........................  6.37    5.62    5.72    5.96    6.16    6.37         0.00%
Oregon............................  5.61    4.92    5.01    5.23    5.42    5.62         0.00%
SPP...............................  6.28    5.56    5.66    5.89    6.08    6.29         0.00%

                                       4-6

                                                                                    AVERAGE ANNUAL
PRICING AREA                        2000    2005    2010    2015    2020    2025    GROWTH RATE(4)
------------                        ----    ----    ----    ----    ----    ----    --------------
Utah..............................  6.19    5.48    5.57    5.80    5.99    6.19         0.00%
Washington........................  5.96    5.23    5.33    5.56    5.76    5.97         0.00%
Wyoming...........................  6.15    5.45    5.54    5.77    5.96    6.16         0.00%

---------------
(4) The delivered No. 2 oil prices decline from 2000 to 2005 by approximately 12% and then increase to slightly more than the 2000 value by 2025.

  No. 6 Fuel Oil

     No. 6 fuel oil prices were derived using the same methodology employed to derive No. 2 prices. Because residual oil is so thinly traded, it is difficult to identify significant regional price premiums. As a result, commodity prices for all regions were based on either 1% sulfur residual oil at New York Harbor or the Platt's 1% sulfur U.S. West Coast price quote.

     The transportation costs for each state is calculated as the difference between delivered residual oil at electric generating stations and market center prices based on the assigned terminal. The transportation cost is set to the average (real) cost differential between spot and delivered prices over the 1994-1997 period. Transportation costs for No. 6 fuel oil are projected to remain constant in real terms over the forecast horizon. The final delivered price for No. 6 fuel oil is presented in Table 4-7.

                                   TABLE 4-7
               WSCC DELIVERED NO. 6 FUEL OIL PRICE (2000$/MMBTU)

                                                                                    AVERAGE ANNUAL
PRICING AREA                        2000    2005    2010    2015    2020    2025    GROWTH RATE(5)
------------                        ----    ----    ----    ----    ----    ----    --------------
Alberta...........................  3.05    2.67    2.72    2.84    2.95    3.06         0.00%
Arizona...........................  3.05    2.67    2.72    2.84    2.95    3.06         0.00%
British Columbia..................  3.05    2.67    2.72    2.84    2.95    3.06         0.00%
California........................  2.83    2.44    2.50    2.62    2.73    2.84         0.00%
CFE...............................  2.81    2.42    2.47    2.59    2.70    2.81         0.00%
Colorado..........................  3.75    3.37    3.42    3.55    3.65    3.76         0.00%
Idaho (ex. SPP)...................  3.81    3.42    3.48    3.60    3.70    3.81         0.00%
Montana...........................  3.66    3.30    3.35    3.46    3.56    3.67         0.00%
Nevada (ex. SPP)..................  3.85    3.46    3.51    3.64    3.75    3.86         0.00%
New Mexico........................  3.05    2.67    2.72    2.84    2.95    3.06         0.00%
Oregon............................  2.91    2.54    2.59    2.71    2.81    2.91         0.00%
SPP...............................  3.85    3.46    3.51    3.64    3.75    3.86         0.00%
Utah..............................  3.80    3.42    3.47    3.59    3.70    3.81         0.00%
Washington........................  3.10    2.70    2.76    2.88    2.99    3.10         0.00%
Wyoming...........................  3.78    3.40    3.45    3.58    3.68    3.79         0.00%

---------------
(5) The delivered No. 6 oil prices decline from 2000 to 2005 by approximately 12% and then increase to slightly more than the 2000 value by 2025.

4.4.3 COAL

     PHB Hagler Bailly developed a forecast of marginal delivered coal prices and the corresponding SO(2) allowance prices. The SO(2) prices are presented in
Section 4.7.1. PHB Hagler Bailly developed a base case forecast of annual average marginal delivered coal prices (in real dollars) for the period 2000 through 2029 on a unit-by-unit basis for electric generators in each region.

                                       4-7

     In cost-based electric dispatch modeling, the marginal variable cost of production is expected to determine dispatch order and the wholesale market price of electricity. For this reason, PHB Hagler Bailly has provided marginal delivered coal costs. These costs reflect PHB Hagler Bailly's projection of a particular unit's marginal coal selection and market pricing for that coal, as well as the cost of transportation for such marginal purchases. If a particular unit purchases some higher-cost coal under long-term contracts, the unit's average cost of coal acquisition will be different from its marginal coal acquisition cost. It is expected that the cost of higher-priced, contract coal will not be reflected in dispatch pricing or in market prices for electricity.

     Delivered coal prices were projected in two components: (1) coal costs at the mine (on a FOB basis), and (2) transportation costs.((6)) Because individual units within a plant sometimes burn different coals, coal selection and delivered pricing was developed on a unit-by-unit basis.

     Coal selection for individual units reflects differing requirements for compliance with emissions regulations over time, as well as economics. The use of scrubbers, requirements to comply with Phase I and/or Phase II of the Clean Air Act Amendments of 1990 (CAAA), and requirements for compliance with New Source Performance Standards (NSPS) and State Implementation Plan (SIP) limits were considered, along with the variable costs of different methods of CAAA compliance. While a unit's historical coal selection was an important factor in the projections, substitutions of coal types were projected for several units over time as delivered price economics (including allowance prices) are expected to change.

     FOB mine costs were projected with consideration of productivity increases and supply and demand economics for different coal types in an integrated market analysis. The coal price forecast is conservative in that only approximately one-half of total historical total factor productivity improvements are reflected in projected price decreases. Projected productivity gains and competition in supply drove projections of real price decreases for some coals. For other coals, supply limitations were projected to offset productivity gains and to keep prices flat or minimize price decreases over time. Various quality coals are expected to be related to other coals in the same supply region based on energy content and sulfur content (through projected allowance prices).

     Projected transportation costs are based on available delivery options at each plant for the coal types selected for each unit. Transportation modes included rail, barge, truck, and minemouth plant transportation. The cost of rail transportation in different regions of the country was projected to vary over time, and the costs of alternative transportation modes were projected separately. Particular units' projected total transportation costs were calculated as the sum of these separately escalated components.

     In addition, potential future changes in transportation options were considered. In some cases, for example, PHB Hagler Bailly projected the addition of rail or vessel receiving capability. Potential future rail regulatory relief was also projected for some plants without access to competitive transportation options.

     Regional specific coal discussions are provided in greater detail in Appendix A.

4.5 DEMAND AND ENERGY FORECASTS

     Annual demand and energy forecast values are based on the 1999 WSCC Load and Resource Report, except California, where the forecast values are based on the individual utility data from the 1999 FERC 714 Report.((7)) Based on the 1999 WSCC Load and Resource Report, the average annual growth for the Northwest Region for the period 2000 through 2029 was assumed to be 0.9%.

     The hourly data for the analysis is based on a synthetic hourly load shape based on five years of actual hourly data (1992-1996) provided with the MULTISYM(TM) production-costing model to represent the native

---------------

(6) "Free on Board," indicating that the price includes the costs of loading coal onto a train, truck, or barge.

(7) Energy Information Administration, Form EIA-411, Western System Coordinating Council, Summary of Estimated Loads and Resources, Data as of January 1, 1999, April 1999. Federal Energy Regulatory Commission, Form 714: Annual Electric Control and Planning Area Report, 1999.
                                       4-8
load requirements for each of the pricing areas. The annual demand and energy forecast values are applied to the native hourly load requirements to develop the forecasted hourly loads for each year of the analysis.

4.6 ELECTRICITY IMPORTS

     Imports and exports between transmission areas are determined by the model using inputs for transfer capabilities, wheeling rates, and line losses. The wheeling rates between pricing areas in the WSCC were assumed to be $2.00/MWh for all pricing areas except Montana. For Montana, the wheeling rate was assumed to be $5.00/MWh through 2004, and then reduced to $2.00/MWh to reflect an estimated reduction in pricing from the formation of a regional transmission organization. Wheeling rates within the California ISO were set to $0.00/MWh. The inputs for transfer capability are shown in Appendix B.

4.7 EXISTING GENERATION UNITS

4.7.1 FOSSIL UNITS

     Each of the existing fossil generating units in the model is characterized using the following parameters((8)):

     - summer and winter net capability
     - average heat-rate curve (4 points)
     - operating characteristics
        - minimum capacity
        - ramp rate
        - minimum uptime
        - minimum downtime;
     - forced outage rate
     - scheduled maintenance rate
     - variable operation and maintenance (O&M) cost
     - emission costs
     - start fuel.

  Summer and Winter Capabilities

     The summer and winter capability values were obtained from the 1999 WSCC Load and Resource Report.

  Heat-Rate Curves for Fossil Units

     Heat rate data is initially applied using the Energy Information Administration (EIA) Form EIA-860. This form contains data, including full-load heat rates, for existing electric generating plants and for new plants scheduled for initial commercial operation within 10 years of the filing of the report. Full load heat rate values were established according to the 1995 Form EIA-860.((9)) This is the most recent year the report was published. PHB Hagler Bailly then uses this information to develop heat rate curves based on generic assumptions by unit type.

  Operating Characteristics

     Generating unit operating characteristics (i.e., minimum capacity, ramp rate, minimum uptime, and minimum downtime) were estimated by PHB Hagler Bailly based on typical characteristics by unit type.

---------------

(8) Unit characteristics related to output, heat rate, and forced outage rates for the PPL Montana assets were provided by R.W. Beck.

(9) Energy Information Administration, Form EIA-860, 1995.
                                       4-9

  Scheduled and Forced Outage Rates

     The scheduled maintenance outage rates and equivalent forced outage rates for all fossil units were estimated by PHB Hagler Bailly based on historical data for comparable units contained in the GADS data base.((10))

  Variable Operation and Maintenance Costs

     Each generating unit's variable operation and maintenance cost is represented by PHB Hagler Bailly's default values (see section 4.8.1). The values used are as follows: $4/MWh for scrubbed steam-coal units, $3/MWh for other steam-coal units, $2/MWh for steam-gas and oil units, $2/MWh for combined cycle units, and $5/MWh for peaking units (includes combustion turbine units, internal combustion units, and jet engines).

  Sulfur Dioxide Emission Costs

     Title IV of the Clean Air Act awarded tradable SO(2) emission allowances to certain "grandfathered" plants in existence. Each allowance gives the plant owner the right to emit one ton of SO(2) for one year. Congress' intent was to reduce the total number of tons of SO(2) emissions by awarding emission allowances for less SO(2) than a plant had emitted in previous years. These allowances were awarded in two phases; one beginning in 1995; the other in 2000.

     In this study we assume that the SO(2) emission costs a generating unit incurs in any future year is determined by the number of tons of SO(2) it emits, after installation of cost-effective control technologies, multiplied by the price of allowances in that year. We added this cost to the variable cost of the generating unit emitting the SO(2) and included the capital and operating costs of any abatement equipment in the total capital and operating costs of the generating unit.

     PHB Hagler Bailly developed a price forecast for SO(2) allowances. Starting with a value of $213 per ton in 2000, PHB Hagler Bailly projects the price of SO(2) emission allowances to increase at a real rate of 6.65% per year between 2000 and 2010, reflecting a market discount consistent with the expected rate of return required to justify holding "banked" SO(2) allowances (see Table 4-9). By 2010 the real cost of allowances is projected to plateau at $406 per ton (in 2000 dollars), a level determined by the equivalent cost of releasing allowances by installing flue gas desulfurization equipment at existing plants.((11))

                                   TABLE 4-9
                         SO(2) COST CURVES (2000$/TON)

YEAR  SO(2)   YEAR   SO(2)      YEAR       SO(2)
----  -----   ----   -----   -----------   -----
2000  $213    2004   $276       2008       $357
2001  $227    2005   $294       2009       $381
2002  $243    2006   $314    2010 - 2029   $406
2003  $259    2007   $335

4.7.2  HYDROELECTRIC UNITS

     The hydroelectric plants are consolidated by utility and categorized as peaking or baseload. Similar to the thermal units, the maximum capacity for each unit was taken from the sources cited above for summer and

---------------

(10) North American Electricity Reliability Counsel, Generating Availability Data System (GADS), Equipment Availability Report (1991-1996), 1997.

(11) This assumes a continuation of current regulations under the 1990 Clean Air Act Amendments. Proposals are under consideration by EPA (e.g., controls on fine particulates) that could change these regulations.
                                      4-10
winter capabilities. Monthly energy patterns were developed from the 1991-1999 EIA Forms 759, which contain monthly generation and (for pumped storage units) net inflows.

4.7.3  NUCLEAR UNITS

     PHB Hagler Bailly evaluated the operation of nuclear plants in the regions covered by this study on the basis of operating experience and going forward costs to determine which plants remain in service.

     To conduct the operating experience assessment, PHB Hagler Bailly utilized two proprietary PHB Hagler Bailly databases of nuclear power information: the Nuclear Power Experience (NPE), and the Operating Plant Evaluation Code (OPEC). NPE is a database of all safety-related events that have occurred in the United States. OPEC is a database that tracks the performance of all U.S. nuclear units (400 MW or larger), containing approximately 130,000 event records that document over 1,500 unit-years of experience. The operating experience assessment was used to then evaluate the probable shutdown dates of the nuclear units in question.

     To evaluate shutdown dates, several major issues were considered. The most important issue was plant competitiveness. Many nuclear stations are viewed as expensive because of the high capital costs for original construction. Since no new stations are being built, this is treated as a sunk cost and is not considered in the determination of the competitiveness of a station. Sunk capital costs for original construction will not determine a unit's competitive position in the future.

     The competitiveness of each unit can be evaluated with two essential variables, level of production and costs. Because nuclear units are typically base loaded and reserve shutdown hours are very low, PHB Hagler Bailly uses capacity factor to measure production. Going forward costs include three components: operations and maintenance (O&M), capital addition costs, and fuel costs. The capital addition costs do not include the original investment in the plant and only include modifications made to the plant each year. These costs are very difficult to track due to the reporting methods. In recent years, the number of modifications to nuclear power stations have decreased and these costs are relatively low compared to O&M costs. Thus, PHB Hagler Bailly has not considered capital costs in this analysis. Fuel costs are also relatively low and have been predictable and stable over the past decade. Given the greater importance of many of the other major variables, PHB Hagler Bailly did not consider fuel costs as an important factor and did not evaluate them in the analysis.

     In addition to the competitiveness of the station, there are a number of other issues that might affect a shutdown date. Politics of the region plays an important part in the premature shutdown of the units. Equipment failures and poor overall performance can also cause a utility to shutdown a unit before its license expires. As the units age, the amount of investment required to continue operating the unit becomes an important factor. Issues such as locations that assist in voltage regulation, restrictions due to transmission, and restrictions due to environmental regulation must also be considered. PHB Hagler Bailly specifically addressed each of the following for each of the units analyzed:

     - SIZE OF UNIT. Larger units provide more benefit to the utility when the unit is operating and represent a larger investment loss by the utility if the unit is shutdown.

     - AGE OF UNIT. Nuclear power plants are licensed for 40 years. PHB Hagler Bailly has conducted studies showing that generating power stations begin to require life extension costs between 30 and 40 years. Thus, the older a station gets, the more it is expected to spend and the less competitive a station becomes.

     - NUMBER OF UNITS OPERATED BY UTILITY. If a utility has more than one unit, it has more corporate overhead costs associated with the nuclear power generation allocated to more than one station. In addition, the utility is more likely to be committed to operating its nuclear power generation.

     - PERFORMANCE. Typically the poorer performing units (units that are shut down for extended periods of time or have many forced outages) are viewed as noncompetitive. Even if the unit is able to overcome

                                      4-11
       the existing difficulty causing the shutdown, the perception that the unit is uneconomic is difficult to overcome.

     Historical performance as well as recent trends in forced outage rates at each unit were reviewed. Future forced outage rates were forecast for each year, and each unit's scheduled outages during the year were also considered. From this information, and noting that outages are becoming shorter as the industry improves outage planning, the duration of outages for each unit was forecast. For refueling outages, sources included refueling outage schedules, published every six months in Nuclear News for all U.S. units.

     In addition to the operating experience assessment, PHB Hagler Bailly estimated the annual going forward costs (fixed O&M, property taxes, and annualized incremental capital costs) associated with each unit. For this assessment, Table 4-10 summarizes the nuclear units projected to retire before their 40-year operating life is completed:

                                   TABLE 4-10
                         WSCC NUCLEAR UNIT RETIREMENTS

UNIT                                                          CAPACITY    RETIREMENT DATE
----                                                          --------    ---------------
WNP 2.......................................................    1170         12/31/05

4.8 CAPACITY COMPENSATION MARKET SIMULATION MODEL INPUT ASSUMPTIONS

4.8.1 EXISTING UNITS GOING-FORWARD COSTS

     PHB Hagler Bailly developed projections of Fixed Operation & Maintenance (FO&M) costs for steam generating units. FO&M costs are intended to include all forward (non-sunk) costs of operating and maintaining plants, except those variable costs, such as fuel costs, which are included in the dispatch cost. Total O&M expenses, excluding fuel expenses, rents, and allowances were obtained from the OPRI Database of Form 1 data. Internal estimates of Variable Operation & Maintenance (VO&M) costs (see Section 4.7.1) were used in conjunction with the data to net the variable portion out of total O&M expenses, generating a value for FO&M for each plant.

     Estimates of pension and benefit expenses, based on the number of full-time employees at each station, were also obtained from Form 1 data and added to the FO&M estimate for each plant.

     FO&M estimates were developed for broad prime mover, fuel type, and size categories. For example, coal steam plants were grouped together, as were all oil and gas fired steam plants. Plants in each of these groups were further grouped by size categories. Plants in each resulting grouping were then ranked according to FO&M value.

     To account for an expected reduction in FO&M costs over time in a deregulated environment, the cost for the plant at the 25(th) percentile in each grouping (lower percentiles indicating lower costs) was taken as an appropriate value for the 50(th) percentile of plants in the same grouping for 2005. Estimates of annual incremental capital expenditures were based on a ten-year national average of capital additions to utility steam generating plants. These estimates were added to the FO&M cost figures to develop a total annual going-forward cost. After 2010, FO&M costs were assumed to decrease at a constant rate of 3% per year, equivalent to the average rate of worker productivity improvement in the U.S. industrial sector over the past several decades.

     Property tax data for each unit was derived by applying an estimated mill levy rate to an assumed market value.

4.8.2 CAPACITY ADDITIONS THROUGH 2002

     A critical step in simulating the regional capacity market is to ascertain the number and timing of capacity additions for the near term (2000 through 2002). To this end, PHB Hagler Bailly worked toward the following goals: determining the number and status of greenfield power plants that are currently under development in the regions, determining the average length of time required to construct and operate a new
                                      4-12
power plant in the regions, and determining the costs associated with constructing and operating a power plant in the regions.

     In order to collect and analyze sufficient data to meet these goals, PHB Hagler Bailly completed a number of separate tasks. Staff performed a literature search for the past year in an effort to identify articles referring to planned power plant development in the regions. Also, PHB Hagler Bailly's experts analyzed PHB Hagler Bailly's IPP Database to determine the number of plants currently under development in the regions and also the average length of time required to bring a plant on line following the announcement of a new project.

     As a result of PHB Hagler Bailly's analysis and investigation, a baseline on-line scenario was developed which reflects PHB Hagler Bailly's estimate of the plants that will realistically be constructed in the target region through the year 2002. These are summarized in Table 4-11.

                                   TABLE 4-11
                      WSCC BASE CASE CAPACITY ADDITIONS(1)

DEVELOPER                                             SIZE(2)   UNIT TYPE    FUEL TYPE    BASE CASE
---------                                             -------   ---------   -----------   ---------
ARIZONA/NEW MEXICO/S. NEVADA
Cobisa (Person).....................................    140        GT       Natural Gas    6/1/2000
Calpine (Mojave)....................................    540        CC       Natural Gas    1/1/2001
PPL Global/Duke (Griffith)..........................    600        CC       Natural Gas    7/1/2001
Reliant Energy (Casa Grande)........................    500        CC       Natural Gas    7/1/2001
Panda Energy (Gila Bend)............................   2000        CC       Natural Gas   11/1/2002
Calpine (W. Phoenix)................................    620        CC       Natural Gas   11/1/2002

CALIFORNIA
Sunrise Cogen (Sunrise).............................    320        GT       Natural Gas    5/1/2001
Calpine (Los Medanos)...............................    500        CC       Natural Gas    7/1/2001
Calpine (Sutter)....................................    545        CC       Natural Gas    7/1/2001
PG&E Gen (Lapaloma).................................   1048        CC       Natural Gas   11/1/2001
Calpine/Bechtel (Delta).............................    880        CC       Natural Gas    6/1/2002

COLORADO/WYOMING
KN Power (Front Range)..............................    160        GT       Natural Gas    5/1/2000
Coastal Power (Manchief)............................    265        GT       Natural Gas    5/1/2000
Black Hills (Boulder)...............................     74        GT       Natural Gas    6/1/2000
Black Hills (Denver)................................     37        GT       Natural Gas    6/1/2000
NA Power Corp (DIA).................................    150        GT       Natural Gas   11/1/2002

NORTHWEST (WASHINGTON/OREGON/IDAHO/UTAH/MONTANA/ N.
  NEVADA)
FPL Energy (Ever Delta).............................    248        CC       Natural Gas    6/1/2001
Cogentrix (Rathdrum)................................    270        CC       Natural Gas    6/1/2001
Pacificorp (Klamath)................................    474        CC       Natural Gas    7/1/2001
Calpine (Hermiston).................................    536        CC       Natural Gas    7/1/2002
PGE (Coy Springs)...................................    228        CC       Natural Gas   11/1/2002

ALBERTA/BRITISH COLUMBIA
Island Cogen Project (Island).......................    245        GT       Natural Gas    5/1/2000

---------------
(1) Online dates for the year 2000 are based on projections as of the date of this analysis.

(2) Maximum net capacity.

                                      4-13

4.8.3 CAPACITY ADDITIONS POST 2002

     The validity of capacity additions post 2002 is assessed based on a discounted cash flow (DCF) approach that provides a "Go" or "No Go" decision for each increment of generic new capacity.

     The DCF framework captures the net present value of the various cash flow streams: revenues, including compensation for capacity and energy; and expenses, including fixed and variable O&M, fuel, property taxes, and principal and interest expenses for the new capacity additions. The analysis merges assumptions concerning the general economy, capital markets, tax structures, fixed costs, and depreciation with the operating projections for the potential new capacity in order to capture the gross cash flow from the unit's projected operation.

  Generic Plant Characteristics

     The starting point for the DCF calculation is the generic unit-specific operating parameters for new combined cycle and combustion turbine units. The generic parameters and assumptions assumed in the model are displayed in Table 4-12. Table 4-13 indicates the assumed schedule and effect of technology improvement on new unit heat rates.

                                   TABLE 4-12
                NEW CC AND CT GENERATING CHARACTERISTICS (2000$)

                                                      COMBINED CYCLE       COMBUSTION TURBINE
                                                   --------------------   --------------------
                                                   WSCC-CA   WSCC-OTHER   WSCC-CA   WSCC-OTHER
                                                   -------   ----------   -------   ----------
Capital Cost ($/kW)..............................  $  575      $  500      $ 345      $ 315
Fixed O&M ($/kW-year)............................  $10.50      $10.50      $5.50      $5.50
Variable O&M ($/MWh).............................  $ 2.00      $ 2.00      $5.00      $5.00
Size (MW)........................................     520         520        345        345

                                   TABLE 4-13
                   FULL LOAD HEAT RATE IMPROVEMENT (BTU/KWH)

                                           2000-2003    2004-2008    2009-2013    2014-2018    2019+
                                           ---------    ---------    ---------    ---------    -----
Combined Cycle...........................    6,700        6,566        6,435        6,306      6,180
Combustion...............................   10,400(W)    10,192(W)     9,988(W)     9,788(W)   9,593(W)
Turbine..................................   10,070(S)    10,487(S)    10,427(S)    10,700(S)    9871(S)

  Other Expenses

     Information on fixed costs, depreciation and taxes is also developed and incorporated within the DCF analysis in determining the economic viability of the new unit additions. Environmental costs and overhaul expenses are not included, due to expectations that such expenses would be minimal in early years of operation.

     - Property taxes are based on representative averages for similar projects and are assumed to be 1.1% for California and 1.5% for the rest of WSCC of the initial capital costs.

     - Depreciation of the initial all-in cost of the new combined cycles is based on a standard 20-year MACRS (150 DB) with mid-year convention (15 years for combustion turbine).

  Economic and Financial Assumptions

     - Minimum after-tax return is assumed to be 13.5%.

     - Financing assumptions are assumed to be 60% debt, 40% equity for combined cycle units, and 50% debt, 50% equity for combustion turbine units.

     - Debt interest rate is assumed to be 9.1% based on 30 year U.S. Treasuries plus 250 basis points. Debt terms are 20 years with mortgage-style amortization for combined cycle units and 15 years for combustion turbine units.

                                      4-14

                                   CHAPTER 5

                             MARKET PRICE FORECASTS

5.1 INTRODUCTION

     Using the assumptions presented in Chapter 4, we developed a "Base Case" which reflects our best assessment of future market conditions. It should be recognized that this Base Case will vary to the extent the input assumptions change, and such assumptions should be reviewed with the same rigor as the resulting forecast.

     The market price forecast is composed of two revenue components: those associated with the system marginal cost of producing energy, and the additional compensation for capacity that must be present in the market (above and beyond the system marginal cost) to ensure that adequate generation capacity is available in the market.((1)) This compensation for capacity is developed on an average across the Northwest region and will apply to each individual unit depending on its characteristics.

     Market price forecast are presented for three pricing regions: Montana, the physical location of the assets; Washington Oregon East, representative of the Mid-Columbia spot market; and Washington Oregon West, a major contractual point of delivery for power generated by the other owners of the Colstrip generating units. In addition to directly marketing the output of the portfolio of assets in Montana, PPL Montana has the ability to sell and deliver power to out-of-state counterparties under open access transmission tariffs with transmission providers such as the Montana Power Company. PPL Montana also has a contingent agreement to purchase an interest in the Colstrip Transmission System from the Montana Power Company. Should PPL Montana purchase an interest in the Colstrip Transmission System, they expect to market approximately 210 MW of Colstrip capacity directly to Mid-Columbia counterparties at the Garrison, MT substation and avoid paying the Montana Power Company open access transmission tariff.

     The energy price forecast presents the marginal cost of generating electricity in these electricity markets. The additional compensation for capacity needed to maintain a minimum amount of capacity in the market is factored into the All-In market price forecast. Thus, the All-In price is a good representation of the average price needed in the marketplace to maintain equilibrium. It should be noted that the amount of compensation for capacity needed in the market is directly related to the energy price level and the ability of the marginal unit to recover its fixed costs. As energy prices rise and fall, compensation for capacity will also adjust to ensure that the total going-forward costs of the marginal unit are met. As a result of this dynamic equilibrium, the revenues, which form the All-In market price, should be sufficient to support the minimum amount of capacity needed by the system.

     Compensation for capacity may take many forms. Payments could be in the form of compensation for capacity arising from a capacity market, a regulated payment fee, bilateral contracts, payments by the ISO for ancillary services, or in the form of prices above the marginal cost of the price-setting plant. Ultimately, the compensation for capacity will reflect what customers are willing to pay for reliability.

     In each year, the value of the additional compensation for capacity is assumed to be capped at the annual carrying cost of a new combustion turbine. If the additional compensation for capacity were higher than the carrying cost of a new combustion turbine, then a new combustion turbine would be constructed to displace other higher cost units in the system.

---------------

(1) If additional compensation for capacity were not present in the market, then a substantial portion of the generating capacity necessary to meet peak demand, let alone necessary to maintain an economic level of reserves, would exit the market as these plants would not be able to cover their going-forward costs. Such a forecast is nonsensical; therefore the energy price generated by the model should not be considered without factoring in the value of the assets needed to maintain reliability in the market.
                                       5-1

     In addition to the Base Case, PHB Hagler Bailly developed two additional cases or sensitivities described below:

     - "Low Fuel Price Case," which tests the sensitivity of the market price forecasts to lower gas and oil prices represented as a $0.50/MMBtu reduction in the 2000 gas and oil prices with escalation remaining unchanged (coal prices are not changed).

     - "High Hydro Case" which reflects the result of five straight high hydro seasons (2000-2004) in the WSCC. The high water data is based on the average of the two highest years in the past ten years. After the initial five years, the case reverts back to the Base Case (based on the average flows over the last ten years).

     The Low Fuel Price Case represents a reduction of approximately 20% in the fuel price. We believe that this represents a good example of the fuel price fluctuations (downward) based on historical information (1996-2000). Also, because the region is dependent on hydro generation, we developed a High Hydro Case to represent the potential impact of five consecutive high hydro generation years with an increase in annual hydro generation of approximately 18% over the average annual hydro generation assumed in the Base Case. These sensitivities have been developed to portray the impact of changes in critical assumptions, and do not necessarily present a "worst" case scenario.

     Section 5.2 presents tables and graphs describing the current market conditions in the Northwest. Section 5.3 and 5.4 present analyses of the market price forecasts for the Base Case and the sensitivity cases, respectively. Energy prices were developed for the Montana, Washington Oregon East, and Washington Oregon West markets and an All-In market price forecast is provided for these markets utilizing the methodology outlined in Chapter 3 (assuming a 100% load factor).

     Appendix D presents sample Base Case supply curves for the Northwest energy market, showing the relative costs of PPL Montana's assets in the marketplace at different points in time. The dispatch price shown in the supply curves is based on the average annual marginal dispatch cost of the resources and does not include additional capacity compensation.

5.2 NORTHWEST MARKET CONDITIONS

     The projected load and resource balance for the Northwest is illustrated in Figure 5-1. Peak demand growth in the Northwest market is forecast to grow at an average annual rate of approximately 1% from 2000 through the end of the study period. As illustrated in Figures 5-2 and 5-3, the Northwest region is very dependent on hydro generation. The ability of hydro generation to meet demand is dependent on the availability of water. To reflect this in the load and resource balance chart, the capacity of the hydro generation in the region was decreased by 6% based on BPA's adjustment for instantaneous generating capacity, which reflects the maximum generation under optimum conditions assuming critical water conditions (i.e., the lowest water year).

     A required system-wide reserve margin of approximately 8% is assumed in the analysis. As shown in Figure 5-1, the existing capacity is initially sufficient to meet an 8% reserve margin.

     As illustrated in Figure 5-2 and Figure 5-3, which are based on data for 2000, the Northwest is largely dependent on hydro generation (approximately 69% of the installed capacity in the market). Coal-fired generation accounts for approximately 18% of the installed capacity in the region. The region has a relatively small amount of nuclear generation (approximately 2%). Gas and oil fired generation represent approximately 8% of the installed capacity.

                                       5-2

                                   FIGURE 5-1
                      NORTHWEST LOAD AND RESOURCE BALANCE

                                  [LINE GRAPH]
(1) 8% reserve margin assumed.
Source: 1999 WSCC Load and Resource Report.

                                   FIGURE 5-2
                               NORTHWEST CAPACITY

                                  [PIE GRAPH]
                                   FIGURE 5-3
                                NORTHWEST ENERGY

                                  [PIE GRAPH]

5.2.1 BASE CASE ANALYSIS

     The market price forecast is developed based on the marginal energy costs and the going-forward costs of the marginal unit on the supply curve as discussed in Chapter 3. The marginal energy price forecast presents the marginal cost of generating electricity in the market. The additional compensation for capacity needed to maintain a minimum amount of capacity in the market is factored in to the All-In market price forecast.

     The amount of compensation for capacity needed in the market is directly related to the energy price level and the ability of the marginal unit to recover its fixed costs. As energy prices rise and fall, compensation

                                       5-3
for capacity will also adjust, based on our methodology, to ensure that the total going-forward costs of the marginal unit are met.

     The Base Case compensation for capacity forecast for the Northwest market is presented in Table 5-1. As described in Chapter 3, the capacity compensation is based on the intersection of the supply curve for capacity and the demand curve for reliability. The capacity compensation begins initially at approximately $13/kW-yr. The compensation fluctuates in the first few years as new units are added into the analysis and begin to set the compensation level. In the later years of the analysis, the compensation increases as more units are added to maintain the estimated reserve requirements of the Northwest and the energy margins decline for the unit setting the compensation level.

                                   TABLE 5-1
                              NORTHWEST BASE CASE
                 COMPENSATION FOR CAPACITY FORECAST* ($/KW-YR)


2000  13.10   2010    9.00   2020   25.40
2001  17.90   2011    6.90   2021   26.40
2002  24.40   2012    9.10   2022   28.90
2003   9.70   2013   13.10   2023   30.30
2004  16.90   2014   18.60   2024   35.50
2005   8.70   2015   16.10   2025   33.30
2006   6.80   2016   18.10   2026   33.90
2007   6.60   2017   18.00   2027   33.90
2008   9.20   2018   22.30   2028   29.90
2009  11.50   2019   25.50   2029   27.70

---------------
* Results are expressed in real 2000 dollars.

5.2.2 MONTANA ENERGY AND ALL-IN PRICE FORECAST

     The energy price forecast and All-In price forecast for Montana are presented in Table 5-2, and graphically in Figure 5-4. The energy price declines as new generation enters the WSCC market. Since the Montana pricing area is a net exporter of energy, the prices reflect Montana's ability to market its lower cost resources to higher priced regions.

                                   TABLE 5-2
              MONTANA-BASE CASE ENERGY AND ALL-IN PRICE FORECASTS*

ENERGY PRICE FORECAST ($/MWH)     ALL-IN PRICE FORECAST ($/MWH)
------------------------------   -------------------------------
2000   25.20    2015    24.20    2000    26.70    2015    26.00
2001   24.50    2016    23.70    2001    26.50    2016    25.80
2002   23.80    2017    24.00    2002    26.60    2017    26.00
2003   24.90    2018    23.40    2003    26.00    2018    26.00
2004   25.00    2019    23.50    2004    26.90    2019    26.40
2005   24.70    2020    23.50    2005    25.00    2020    26.40
2006   24.00    2021    23.40    2006    24.70    2021    26.40
2007   24.10    2022    23.50    2007    24.80    2022    26.80
2008   24.40    2023    23.50    2008    25.40    2023    27.00
2009   24.20    2024    23.10    2009    25.50    2024    27.00
2010   24.70    2025    23.40    2010    25.70    2025    27.20
2011   24.50    2026    23.80    2011    25.30    2026    27.60

                                       5-4

ENERGY PRICE FORECAST ($/MWH)     ALL-IN PRICE FORECAST ($/MWH)
------------------------------   -------------------------------
2012   24.50    2027    23.80    2012    25.60    2027    27.70
2013   24.60    2028    24.50    2013    26.10    2028    27.90
2014   24.30    2029    25.20    2014    26.40    2029    28.30

---------------
* Results are expressed in real 2000 dollars.

                                   FIGURE 5-4
                MONTANA ENERGY AND ALL-IN MARKET PRICE FORECASTS

                                  [LINE GRAPH]

5.2.3 WASHINGTON OREGON EAST

     The energy price forecast and All-In price forecast for Washington Oregon East are presented in Table 5-3, and graphically in Figure 5-5. The prices are higher than Montana for most of the years in the study period. The All-In prices reflect both the change in energy prices, and the change in capacity compensation. In the initial years of the study, new resources are added to the WSCC and the prices in the Northwest decline. After the first few years, the energy prices continue to decline, the capacity compensation increases, and the All-In prices remain relatively constant throughout the study period.

                                   TABLE 5-3
      WASHINGTON OREGON EAST BASE CASE ENERGY AND ALL-IN PRICE FORECASTS*

 ENERGY PRICE FORECAST ($/MWH)        ALL-IN PRICE FORECAST ($/MWH)
--------------------------------      ------------------------------
2000   27.80     2015     25.40       2000    29.30    2015    27.30
2001   26.80     2016     25.00       2001    28.90    2016    27.10
2002   25.70     2017     25.00       2002    28.50    2017    27.10
2003   26.90     2018     24.50       2003    28.00    2018    27.10
2004   26.80     2019     24.30       2004    28.70    2019    27.20
2005   26.10     2020     24.30       2005    27.10    2020    27.20

                                       5-5

 ENERGY PRICE FORECAST ($/MWH)        ALL-IN PRICE FORECAST ($/MWH)
--------------------------------      ------------------------------
2006   25.90     2021     24.20       2006    26.60    2021    27.20
2007   25.80     2022     23.90       2007    26.50    2022    27.20
2008   25.90     2023     23.70       2008    26.90    2023    27.20
2009   25.50     2024     23.10       2009    26.80    2024    27.20
2010   25.80     2025     23.40       2010    26.90    2025    27.20
2011   26.20     2026     23.40       2011    27.00    2026    27.30
2012   26.00     2027     23.40       2012    27.00    2027    27.30
2013   25.80     2028     24.10       2013    27.30    2028    27.50
2014   25.60     2029     24.40       2014    27.70    2029    27.50

---------------
* Results are expressed in real 2000 dollars.

                                   FIGURE 5-5
        WASHINGTON OREGON EAST ENERGY AND ALL-IN MARKET PRICE FORECASTS

                                  [LINE GRAPH]

5.2.4 WASHINGTON OREGON WEST

     The energy price forecast and All-In price forecast for Washington Oregon West are presented in Table 5-4, and graphically in Figure 5-6. Similar to the Washington Oregon East results, the prices in Washington Oregon West are higher than the Montana region for most of the study period. The initial years show a decline in prices, as new generation is assumed to be added to the WSCC. In the later years of the analysis, the energy prices decline and the capacity compensation increases, resulting in relatively flat All-In prices for the rest of the study period.

                                       5-6

                                   TABLE 5-4
      WASHINGTON OREGON WEST BASE CASE ENERGY AND ALL-IN PRICE FORECASTS*

 ENERGY PRICE FORECAST ($/MWH)        ALL-IN PRICE FORECAST ($/MWH)
--------------------------------      ------------------------------
2000   28.40     2015     25.90       2000    29.90    2015    27.70
2001   27.40     2016     25.50       2001    29.40    2016    27.50
2002   26.30     2017     25.40       2002    29.00    2017    27.50
2003   27.40     2018     24.90       2003    28.50    2018    27.40
2004   27.30     2019     24.60       2004    29.30    2019    27.50
2005   26.70     2020     24.60       2005    27.60    2020    27.50
2006   26.40     2021     24.50       2006    27.10    2021    27.50
2007   26.30     2022     24.30       2007    27.10    2022    27.50
2008   26.40     2023     24.10       2008    27.40    2023    27.50
2009   25.90     2024     23.40       2009    27.20    2024    27.50
2010   26.30     2025     23.80       2010    27.30    2025    27.60
2011   26.60     2026     23.70       2011    27.40    2026    27.50
2012   26.40     2027     23.70       2012    27.50    2027    27.50
2013   26.30     2028     24.40       2013    27.80    2028    27.80
2014   26.00     2029     24.60       2014    28.10    2029    27.80

---------------
* Results are expressed in real 2000 dollars.

                                   FIGURE 5-6
        WASHINGTON OREGON WEST ENERGY AND ALL-IN MARKET PRICE FORECASTS

                                  [LINE GRAPH]

                                       5-7

5.3 SENSITIVITY CASES

     Two sensitivity cases were developed to assess the impact of major changes in assumptions on the Base Case market price forecasts. The first sensitivity case examined the effect of lower natural gas and oil prices. Since fuel oil and natural gas are the marginal fuels in several of the transmission or pricing areas, the energy price forecast is driven in large part by the forecasted price of these fuels. In order to test the sensitivity of the Base Case energy price forecast to changes in the natural gas and fuel oil forecasts, we developed the Low Fuel Price Case. This case tests the sensitivity of the market price forecasts to lower gas and oil prices represented as a $0.50/MMBtu reduction in the 2000 gas and oil prices, but with the same escalation as used in the Base Case. No change was made to the forecasted prices of coal.

     The second sensitivity case, the High Hydro Case, examined the effect of five consecutive years of high hydro generation from 2000 through 2004. The high water year is based on the average of the two highest years in the past ten years.

     As described in Chapter 3, the energy price and capacity compensation are directly related. This is illustrated in the Low Fuel Price Case and the initial years of the High Hydro Case. The Low Fuel Price Case energy prices decreased as compared to the Base Case and the capacity compensation increased.

     The increase in hydroelectric generation in the initial years of the High Hydro Case depresses energy prices. The marginal supply unit receives less energy margins, and the compensation for capacity increases as compared to the Base Case. The reduction in prices in the High Hydro Case moves out the entry of generic new generation in the Northwest until 2005. The capacity compensation is slightly different than the Base Case after 2004 because of the change in generic unit additions.

     The Low Fuel Price Case and High Hydro Case compensation for capacity forecasts for the Northwest market are presented in Table 5-5.

                                   TABLE 5-5
        NORTHWEST SENSITIVITY CASES COMPENSATION FOR CAPACITY FORECASTS*

  LOW FUEL PRICE ($/KW-YR)             HIGH HYDRO ($/KW-YR)
----------------------------      ------------------------------
2000  26.60    2015    17.50      2000    30.90    2015    14.90
2001  31.90    2016    20.80      2001    33.40    2016    18.50
2002  30.90    2017    19.20      2002    30.90    2017    17.40
2003   9.70    2018    22.40      2003    30.90    2018    22.10
2004  23.20    2019    25.70      2004    30.90    2019    25.70
2005   9.50    2020    25.00      2005     8.70    2020    25.70
2006  10.50    2021    25.90      2006     6.00    2021    26.80
2007  11.30    2022    27.70      2007     6.80    2022    28.50
2008  11.70    2023    29.10      2008     6.70    2023    30.20
2009  15.90    2024    32.80      2009    11.00    2024    35.30
2010  13.20    2025    30.80      2010     8.90    2025    33.30
2011  11.90    2026    32.10      2011     8.00    2026    34.20
2012  13.20    2027    31.70      2012     9.10    2027    33.40
2013  14.70    2028    28.40      2013    11.20    2028    29.20
2014  19.50    2029    26.50      2014    17.10    2029    27.10

---------------
* Results are expressed in real 2000 dollars.

                                       5-8

5.3.1 MONTANA ENERGY AND ALL-IN PRICE FORECASTS SENSITIVITY CASES

     The sensitivity cases energy price forecast and All-In price forecast for Montana are presented in Tables 5-6 and 5-7. A comparison of the All-In prices for the Base Case, Low Fuel Price Case, and High Hydro Case is illustrated in Figure 5-7.

                                   TABLE 5-6
               MONTANA SENSITIVITY CASES ENERGY PRICE FORECASTS*

   LOW FUEL PRICE ($/MWH)               HIGH HYDRO ($/MWH)
----------------------------      ------------------------------
2000  21.70    2015    20.50      2000    20.60    2015    24.20
2001  21.00    2016    20.00      2001    20.10    2016    23.60
2002  20.70    2017    20.20      2002    19.80    2017    24.00
2003  21.20    2018    19.80      2003    21.10    2018    23.50
2004  21.30    2019    19.80      2004    20.90    2019    23.40
2005  20.30    2020    19.80      2005    24.00    2020    23.40
2006  20.20    2021    19.70      2006    24.00    2021    23.40
2007  20.40    2022    19.90      2007    24.10    2022    23.50
2008  20.60    2023    19.80      2008    24.40    2023    23.50
2009  20.40    2024    19.50      2009    24.20    2024    23.10
2010  20.80    2025    19.80      2010    24.80    2025    23.40
2011  20.50    2026    20.00      2011    24.40    2026    23.70
2012  20.60    2027    20.10      2012    24.50    2027    23.90
2013  20.70    2028    20.70      2013    24.50    2028    24.50
2014  20.40    2029    21.20      2014    24.30    2029    25.20

---------------
* Results are expressed in real 2000 dollars.

                                   TABLE 5-7
               MONTANA SENSITIVITY CASES ALL-IN PRICE FORECASTS*

   LOW FUEL PRICE ($/MWH)               HIGH HYDRO ($/MWH)
----------------------------      ------------------------------
2000  24.70    2015    22.50      2000    24.10    2015    25.90
2001  24.70    2016    22.40      2001    23.90    2016    25.70
2002  24.20    2017    22.40      2002    23.30    2017    26.00
2003  22.30    2018    22.40      2003    24.60    2018    26.00
2004  24.00    2019    22.70      2004    24.40    2019    26.40
2005  21.40    2020    22.70      2005    25.00    2020    26.30
2006  21.40    2021    22.70      2006    24.60    2021    26.40
2007  21.60    2022    23.10      2007    24.80    2022    26.80
2008  21.90    2023    23.20      2008    25.20    2023    27.00
2009  22.20    2024    23.20      2009    25.40    2024    27.10
2010  22.40    2025    23.30      2010    25.80    2025    27.20
2011  21.90    2026    23.70      2011    25.30    2026    27.60
2012  22.10    2027    23.70      2012    25.50    2027    27.70
2013  22.40    2028    23.90      2013    25.80    2028    27.80
2014  22.70    2029    24.20      2014    26.30    2029    28.30

---------------
* Results are expressed in real 2000 dollars.

                                       5-9

     LOW FUEL PRICE CASE. Typically the effect of the reduced oil and gas prices is depressed energy prices as compared to the Base Case, which does occur in the Low Fuel Price Case. For most years of the study, the decreased energy prices were accompanied by increased compensation for capacity. This reflects the relationship between the energy prices and compensation for capacity in our methodology. A decline in energy prices tends to increase the capacity contribution requirement. In 2000, the Low Fuel Price Case results in a reduction in All-In prices of approximately 7%. This decrease is approximately 14% in 2003 through the end of the study period representing the increase influence of gas and oil prices on the electricity prices in this region.

     HIGH HYDRO CASE. The High Hydro Case results in All-In prices that are lower than the Base Case. The increased hydro generation in the High Hydro Case depresses prices by 5% to 12% in the first five years of the analysis. After the assumed five years of high hydro conditions, the results are slightly different than the Base Case reflecting the change in generic unit additions.

                                   FIGURE 5-7
                MONTANA ESTIMATED ALL-IN PRICE FORECAST ($/MWH)
[MONTANA ESTIMATED PRICE FORECAST GRAPH]

                                                       HIGH HYDRO                   LOW FUEL                    BASE CASE
                                                       ----------                   --------                    ---------
2000                                                     24.1000                     24.6900                     26.6600
                                                         23.9000                     24.6600                     26.5000
2002                                                     23.3000                     24.2400                     26.6300
                                                         24.6000                     22.3000                     26.0200
2004                                                     24.4000                     23.9800                     26.9300
                                                         25.0000                     21.4100                     25.0200
2006                                                     24.6000                     21.4100                     24.7400
                                                         24.8000                     21.6400                     24.8400
2008                                                     25.2000                     21.9000                     25.4100
                                                         25.4000                     22.1600                     25.4800
2010                                                     25.8000                     22.3500                     25.7100
                                                         25.3000                     21.8600                     25.2800
2012                                                     25.5000                     22.0900                     25.5600
                                                         25.8000                     22.4000                     26.0600
2014                                                     26.3000                     22.6600                     26.4100
                                                         25.9000                     22.4500                     25.9900
2016                                                     25.7000                     22.3700                     25.7500
                                                         26.0000                     22.4400                     26.0100
2018                                                     26.0000                     22.4000                     25.9600
                                                         26.4000                     22.6915                     26.3672
2020                                                     26.3000                     22.6949                     26.3726
                                                         26.4000                     22.6916                     26.4144
2022                                                     26.8000                     23.0875                     26.8339
                                                         27.0000                     23.1586                     26.9663
2024                                                     27.1000                     23.2425                     27.1058
                                                         27.2000                     23.2721                     27.1555
2026                                                     27.6000                     23.6930                     27.6342
                                                         27.7000                     23.7000                     27.6632
2028                                                     27.8000                     23.8996                     27.8604
                                                         28.3000                     24.2406                     28.3290

                                      5-10

5.3.2 WASHINGTON OREGON EAST ENERGY AND ALL-IN PRICE FORECASTS SENSITIVITY CASES

     The sensitivity cases energy price forecast and All-In price forecast for Washington Oregon East are presented in Tables 5-8 and 5-9. A comparison of the All-In prices for the Base Case, Low Fuel Price Case, and High Hydro Case is illustrated in Figure 5-8.

                                   TABLE 5-8
        WASHINGTON OREGON EAST SENSITIVITY CASES ENERGY PRICE FORECASTS*

  LOW FUEL PRICE ($/MWH)         HIGH HYDRO ($/MWH)
--------------------------   ---------------------------
2000  24.10   2015   21.70   2000   23.20   2015   25.40
2001  23.20   2016   21.30   2001   22.50   2016   25.00
2002  22.40   2017   21.30   2002   21.80   2017   25.10
2003  23.00   2018   20.90   2003   23.10   2018   24.60
2004  22.90   2019   20.60   2004   22.80   2019   24.30
2005  22.30   2020   20.70   2005   26.20   2020   24.20
2006  22.00   2021   20.50   2006   25.90   2021   24.10
2007  21.90   2022   20.40   2007   25.70   2022   24.00
2008  22.00   2023   20.10   2008   25.90   2023   23.70
2009  21.50   2024   19.70   2009   25.50   2024   23.20
2010  21.90   2025   20.00   2010   25.90   2025   23.40
2011  22.10   2026   19.90   2011   26.10   2026   23.40
2012  22.00   2027   19.90   2012   25.90   2027   23.50
2013  22.00   2028   20.50   2013   25.80   2028   24.10
2014  21.60   2029   20.70   2014   25.60   2029   24.40

---------------
* Results are expressed in real 2000 dollars.

                                   TABLE 5-9
        WASHINGTON OREGON EAST SENSITIVITY CASES ALL-IN PRICE FORECASTS*

  LOW FUEL PRICE ($/MWH)         HIGH HYDRO ($/MWH)
--------------------------   ---------------------------
2000  27.10   2015   23.70   2000   26.70   2015   27.10
2001  26.80   2016   23.70   2001   26.30   2016   27.10
2002  26.00   2017   23.50   2002   25.30   2017   27.10
2003  24.10   2018   23.50   2003   26.60   2018   27.10
2004  25.60   2019   23.50   2004   26.30   2019   27.20
2005  23.40   2020   23.50   2005   27.10   2020   27.20
2006  23.20   2021   23.50   2006   26.50   2021   27.20
2007  23.20   2022   23.50   2007   26.50   2022   27.20
2008  23.30   2023   23.50   2008   26.70   2023   27.20
2009  23.40   2024   23.50   2009   26.70   2024   27.20
2010  23.40   2025   23.50   2010   26.90   2025   27.20
2011  23.50   2026   23.60   2011   27.00   2026   27.30
2012  23.50   2027   23.50   2012   27.00   2027   27.30
2013  23.60   2028   23.70   2013   27.00   2028   27.40
2014  23.90   2029   23.70   2014   27.60   2029   27.50

---------------
* Results are expressed in real 2000 dollars.

                                      5-11

     LOW FUEL PRICE CASE. In the 2000, the Low Fuel Price Case results in a decrease in All-In prices of approximately 8%. The decrease is approximately 14% in 2003 through the end of the study period.

     HIGH HYDRO CASE. The High Hydro Case decreases prices by 5% to 11% in the first five years of the analysis. The results are approximately the same as the Base Case for the rest of the study period.

                                   FIGURE 5-8
         WASHINGTON OREGON EAST ESTIMATED ALL-IN PRICE FORECAST ($/MWH) [WASHINGTON OREGON EAST ESTIMATED PRICE FORECAST GRAPH]

                                                       HIGH HYDRO                   LOW FUEL                    BASE CASE
                                                       ----------                   --------                    ---------
2000                                                     26.7000                     27.1000                     29.3300
                                                         26.3000                     26.8400                     28.8800
2002                                                     25.3000                     25.9600                     28.5300
                                                         26.6000                     24.1000                     27.9800
2004                                                     26.3000                     25.5600                     28.7000
                                                         27.1000                     23.3500                     27.1400
2006                                                     26.5000                     23.1900                     26.6400
                                                         26.5000                     23.2000                     26.5200
2008                                                     26.7000                     23.3300                     26.9200
                                                         26.7000                     23.3500                     26.7600
2010                                                     26.9000                     23.4200                     26.8700
                                                         27.0000                     23.4700                     26.9800
2012                                                     27.0000                     23.4900                     27.0200
                                                         27.0000                     23.6300                     27.3200
2014                                                     27.6000                     23.8700                     27.7000
                                                         27.1000                     23.6600                     27.2600
2016                                                     27.1000                     23.6500                     27.1100
                                                         27.1000                     23.5200                     27.1100
2018                                                     27.1000                     23.4800                     27.0800
                                                         27.2000                     23.5315                     27.2072
2020                                                     27.2000                     23.5049                     27.1826
                                                         27.2000                     23.4916                     27.1744
2022                                                     27.2000                     23.5375                     27.2239
                                                         27.2000                     23.4586                     27.1763
2024                                                     27.2000                     23.4725                     27.1858
                                                         27.2000                     23.4721                     27.2155
2026                                                     27.3000                     23.5530                     27.3242
                                                         27.3000                     23.5100                     27.2932
2028                                                     27.4000                     23.6896                     27.5104
                                                         27.5000                     23.6706                     27.5290

                                      5-12

5.3.3 WASHINGTON OREGON WEST ENERGY AND ALL-IN PRICE FORECASTS SENSITIVITY CASES

     The sensitivity cases energy price forecast and All-In price forecast for Washington Oregon West are presented in Tables 5-10 and 5-11. A comparison of the All-In prices for the Base Case, Low Fuel Price Case, and High Hydro Case is illustrated in Figure 5-9.

                                   TABLE 5-10
        WASHINGTON OREGON WEST SENSITIVITY CASES ENERGY PRICE FORECASTS*

  LOW FUEL PRICE ($/MWH)         HIGH HYDRO ($/MWH)
--------------------------   ---------------------------
2000  24.50   2015   22.10   2000   23.60   2015   25.90
2001  23.70   2016   21.70   2001   22.90   2016   25.40
2002  22.90   2017   21.70   2002   22.20   2017   25.50
2003  23.50   2018   21.30   2003   23.50   2018   24.90
2004  23.40   2019   20.90   2004   23.20   2019   24.50
2005  22.70   2020   21.00   2005   26.70   2020   24.50
2006  22.40   2021   20.90   2006   26.40   2021   24.50
2007  22.40   2022   20.70   2007   26.20   2022   24.30
2008  22.40   2023   20.50   2008   26.40   2023   24.00
2009  22.00   2024   20.00   2009   25.90   2024   23.50
2010  22.30   2025   20.30   2010   26.40   2025   23.80
2011  22.50   2026   20.10   2011   26.50   2026   23.60
2012  22.40   2027   20.20   2012   26.40   2027   23.70
2013  22.40   2028   20.70   2013   26.20   2028   24.30
2014  22.00   2029   20.90   2014   26.10   2029   24.60

---------------
* Results are expressed in real 2000 dollars.

                                   TABLE 5-11
        WASHINGTON OREGON WEST SENSITIVITY CASES ALL-IN PRICE FORECASTS*

     LOW FUEL ($/MWH)            HIGH HYDRO ($/MWH)
--------------------------   ---------------------------
2000  27.60   2015   24.00   2000   27.10   2015   27.60
2001  27.30   2016   24.00   2001   26.70   2016   27.50
2002  26.40   2017   23.90   2002   25.70   2017   27.50
2003  24.60   2018   23.80   2003   27.00   2018   27.50
2004  26.00   2019   23.80   2004   26.70   2019   27.50
2005  23.80   2020   23.80   2005   27.70   2020   27.50
2006  23.60   2021   23.80   2006   27.10   2021   27.50
2007  23.60   2022   23.90   2007   27.00   2022   27.50
2008  23.80   2023   23.80   2008   27.20   2023   27.50
2009  23.80   2024   23.80   2009   27.20   2024   27.50
2010  23.80   2025   23.80   2010   27.40   2025   27.60
2011  23.90   2026   23.80   2011   27.40   2026   27.50
2012  23.90   2027   23.80   2012   27.40   2027   27.50
2013  24.00   2028   24.00   2013   27.50   2028   27.70
2014  24.30   2029   23.90   2014   28.00   2029   27.70

---------------
* Results are expressed in real 2000 dollars.

                                      5-13

     LOW FUEL PRICE CASE. The All-In prices in the Low Fuel Case are approximately 8%-9% lower in the first few years. From 2003 through the end of the study period the results are approximately 14% lower. This reflects the increased influence that gas and oil prices have on the market prices.

     HIGH HYDRO CASE. The high hydro generation in the High Hydro Case depresses prices in the first years of the study by 5% to 11%. After 2004, the results are approximately the same as the Base Case.

                                   FIGURE 5-9
         WASHINGTON OREGON WEST ESTIMATED ALL-IN PRICE FORECAST ($/MWH) [WASHINGTON OREGON WEST ESTIMATED PRICE FORECAST GRAPH]

                                                       HIGH HYDRO                   LOW FUEL                    BASE CASE
                                                       ----------                   --------                    ---------
2000                                                     27.1000                     27.5700                     29.8600
                                                         26.7000                     27.3000                     29.4000
2002                                                     25.7000                     26.4100                     29.0400
                                                         27.0000                     24.5600                     28.5200
2004                                                     26.7000                     26.0200                     29.2400
                                                         27.7000                     23.8000                     27.6600
2006                                                     27.1000                     23.6200                     27.1500
                                                         27.0000                     23.6400                     27.0900
2008                                                     27.2000                     23.7700                     27.4200
                                                         27.2000                     23.7600                     27.2000
2010                                                     27.4000                     23.8300                     27.3300
                                                         27.4000                     23.8800                     27.4300
2012                                                     27.4000                     23.9000                     27.4700
                                                         27.5000                     24.0400                     27.7600
2014                                                     28.0000                     24.2700                     28.1400
                                                         27.6000                     24.0600                     27.7100
2016                                                     27.5000                     24.0400                     27.5400
                                                         27.5000                     23.8900                     27.5000
2018                                                     27.5000                     23.8300                     27.4400
                                                         27.5000                     23.8215                     27.4972
2020                                                     27.5000                     23.8049                     27.4826
                                                         27.5000                     23.8116                     27.5144
2022                                                     27.5000                     23.8475                     27.5439
                                                         27.5000                     23.7786                     27.5163
2024                                                     27.5000                     23.7725                     27.4858
                                                         27.6000                     23.7921                     27.5655
2026                                                     27.5000                     23.7830                     27.5442
                                                         27.5000                     23.7700                     27.5432
2028                                                     27.7000                     23.9596                     27.7804
                                                         27.7000                     23.9406                     27.7990

                                      5-14

                                   APPENDIX A

                         REGIONAL COAL PRICE FORECASTS

A.1 WSCC REGIONAL COAL PRICING

     A summary of PHB Hagler Bailly's methodology for projecting pricing for Powder River Basin; Utah, Colorado, and non-PRB Wyoming; New Mexico, Arizona, and Colorado Raton; Lignite; and Western Canadian coal is presented below.

     POWDER RIVER BASIN. PHB Hagler Bailly projects the use of three general types of PRB coal in these regions during the study period. A low-Btu coal, projected at 8,400 Btu per pound, a high-Btu coal, projected at 8,800 Btu per pound, and a Montana PRB coal, at 9,000 Btu per pound. PHB Hagler Bailly projected the FOB mine price of high-Btu PRB coal to increase slightly in real terms to 2000, and then to decline gradually throughout the forecast period. A near-term price increase is expected due to increasing demand as new, higher-cost reserves begin to be exploited. Productivity gains were projected to more than counterbalance growing demand after 2000, resulting in a real price decrease trend of approximately 1% per year.

     The price of low-Btu PRB coal was projected to be equivalent to the price of high-Btu PRB coal on a delivered cost basis, in markets at the eastern edge of PRB coal's market reach. Because the low-Btu coal suffers from higher energy-equivalent transportation costs, the spot FOB mine price of the low-Btu coal was projected to be lower than the (energy-adjusted) price of high-Btu coal. In addition, the low-Btu coal is higher in sulfur, putting downward pressure on prices as the value of sulfur dioxide emission allowances increases. The rate of decrease in price is greater for this coal than for the high-Btu coal.

     The Montana PRB coal has a relatively limited market. Its price was projected to retain a modest premium over high-Btu PRB coal during the forecast period.

     UTAH, COLORADO, AND NON-PRB WYOMING. Four coals were projected for use in the WSCC in this group: a Utah coal, Northern and Western Colorado coals, and coal from Wyoming's Hanna Basin. Each of these types of coal is projected to follow the general projected trend of productivity-driven price decreases. As productivity gains are reflected in market pricing, these coals are projected to decrease in price (in real terms) at a rate of 2% per year throughout the forecast period.

     NEW MEXICO, ARIZONA, AND COLORADO RATON. Virtually all coal sold from New Mexico and Arizona sources is sold under long-term contract to electric power generators. Suppliers have virtually no other market for their coal, and generators have virtually no other source of supply. When power market prices are lower, suppliers have an incentive to sell coal at prices that maintain generators' competitiveness in those markets. If generators cannot sell their power they will not purchase coal during lower-price periods and suppliers will suffer. This kind of cooperative pricing is consistent with what PHB Hagler Bailly has observed in the southwestern market. For modeling purposes, PHB Hagler Bailly projected a proxy coal price of $15 per ton, held flat in real terms during the forecast period. This price is designed to represent a minimum acceptable price for suppliers.

     Raton Basin coal is sold in limited quantities to small, local generators, and its price, projected at the same level as other Southwestern coals, is not projected to decline in real terms during the forecast period.

     LIGNITE. A few WSCC plants in the Northern Plains burn lignite from local sources. Typically sold under long-term contract, Northern Plains lignite prices are projected to remain flat in real terms throughout the forecast period.

     WESTERN CANADIAN. Prices were projected for several mine-mouth-generating stations in the Canadian sub-region of the WSCC. Prices were estimated by analogy with similar coals in the Western United States, with a premium added to correspond with the long-term contracting often characteristic of mine-mouth facilities. Prices were projected to remain flat in real terms.

A.2 WSCC COAL TRANSPORTATION COSTS

     PHB Hagler Bailly estimated all transportation costs using publicly available data sources that provide information on electric utility delivered fuel costs and commercial publications providing spot coal market pricing. PHB Hagler Bailly developed transportation cost estimates for particular coal types delivered to specific plants, based on spot coal purchases, to reflect marginal delivered pricing. Transportation costs for coal types not historically used at a particular location were based on industry experience and economic analysis.

     RAIL. PHB Hagler Bailly projects western rail rates, applicable to WSCC coals, to decline in real terms. With continued productivity gains, continued competition between the Burlington Northern Santa Fe Railroad and the Union Pacific Railroad, and the construction of the proposed Dakota, Minnesota, and Eastern Railroad, rail rates are projected to decline at 2.5% per year in real terms through 2010, for generating plants with access to more than one rail carrier. Thereafter, PHB Hagler Bailly projects decreases to continue at a slower rate of 1% per year. For plants without competitive access, rail rates are projected to remain flat in real terms.

     TRUCK. Truck rates are projected to decline slowly during the forecast period, at a rate of 0.1% per year in real terms, to reflect small capital improvements in an industry that is already very competitive.

                                   APPENDIX B

                              TRANSFER CAPABILITY

     The transmission system is the transportation mechanism that moves power from where it is generated to where it is to be used. There are a number of technical factors that limit the amount of power between utilities, control areas or large regions. While facility ratings are one key element, voltage levels or instability are other considerations that need to be considered in establishing transfer capabilities. In addition, transfers that involve two utilities or control areas will have an impact on the transfer capabilities of neighboring utilities because a portion of that transfer will flow on neighboring utilities' lines. In order to quantify transmission capabilities between NERC regions and major subregions, seasonal analyses are performed that include current operating parameters, load patterns and scheduled transfers to determine regional import and export capabilities.

     The transfer capabilities that are shown are non-simultaneous, meaning that for any given transfer at an identified limit, the other transfer limitations shown in the tables are unlikely to be attainable at the same time. Concurrent exports or imports for any particular region may not be technically feasible at the total of the capabilities listed. These values represent the ability of the transmission networks to accommodate the transfer electricity from one area to another area for a single load and generation pattern. Therefore, the actual patterns of demands and generation can result in changes in transfer capabilities on both an hourly and daily basis. These transfer capabilities have been considered as representative of the level of interchange that could occur between the various transmission areas. The following highlights some of the issues associated with the bulk transfer capabilities between regions and subregions that have been included in the study.

B.1 WSCC

     The transmission path between Wyoming and Colorado is often heavily loaded and requires operating procedures to be implemented to provide loading relief for this path in the winter.

     While the northwest (Washington and Oregon) is a net exporter of power in the winter in good water years, the region can be dependent upon imported power under some contingencies such as during extreme cold weather. Import transfer capability at California-Oregon Intertie (COI), which is normally at 3,675 MW (winter), can be limited to 1,350 at extreme levels of demand in Washington and Oregon. Additionally, the import capability of B.C. Hydro to the northwest United States is reduced from 3,150 MW when imports on COI exceed 1,200 MW and imports on the Pacific DC Intertie exceed 2,430 MW. The maximum simultaneous import capability for the Northwest is 10,900 MW in the winter.

     The completion of the Crystal to Allen 230-kV line in southern Nevada will connect Nevada Power Company with the McCullough -- Navajo line and allow for greater imports into southern Nevada from either southern California or Arizona. Phase-shifting transformers in southern Utah-Colorado-Nevada transmission system are available to control unscheduled flows and maintain regional transfers within facility ratings.

                                   TABLE B-1
                     WSCC TRANSMISSION TRANSFER CAPABILITY

                                     WINTER       SUMMER
                                   CAPABILITY   CAPABILITY
FROM                    TO            (MW)         (MW)
----             ----------------  ----------   ----------
Alberta          British Columbia     1,000        1,000
Arizona          New Mexico           1,501        1,501
Arizona          So. California       2,517        2,517
Arizona          Southern Nev         2,517        2,517
Arizona          Utah                   850          850

                                     WINTER       SUMMER
                                   CAPABILITY   CAPABILITY
FROM                    TO            (MW)         (MW)
----             ----------------  ----------   ----------
British          Alberta
  Columbia                            1,200        1,200
British          E. Northwest
  Columbia                              400          400
British          W. Northwest
  Columbia                            2,850        2,850
CFE              So. California         408          408
Colorado         New Mexico             600          600
Colorado         Utah                   550          550
Colorado         Wyoming              1,424        1,424
E. Northwest     British Columbia       400          400
E. Northwest     Idaho                1,200        1,200
E. Northwest     Montana                600          600
E. Northwest     No. California       4,800        4,800
E. Northwest     So. California       2,876(1)     2,876(1)
E. Northwest     W. Northwest        14,653       14,653
Idaho            E. Northwest         2,400        2,400
Idaho            Montana                337          337
Idaho            Sierra Pacific         500          500
Idaho            Utah                 1,500        1,500
Montana          Idaho                  337          337
Montana          Wyoming                400          400
Montana          E. Northwest         2,200        2,200
New Mexico       Arizona              2,517        2,517
New Mexico       Colorado               600          600
No. California   E. Northwest         3,675        3,675
No. California   Sierra Pacific         160          160
No. California   So. California       3,000        3,000
No. California   W. Northwest            30           30
Sierra Pacific   Idaho                  360          360
Sierra Pacific   No. California         160          160
Sierra Pacific   Utah                   245          245
So. California   Arizona              2,750        2,750
So. California   CFE                    408          408
So. California   E. Northwest         2,858        2,858
So. California   No. California       3,000        3,000
So. California   Southern Nevada      6,600        6,600
So. California   Utah                 1,400        1,400
Southern Nevada  Arizona              2,517        2,517
Southern Nevada  So. California       6,600        6,600
Southern Nevada  Utah                   300          300
Utah             Arizona                820          820
Utah             Colorado               550          550
Utah             Idaho                1,000        1,000
Utah             Sierra Pacific         245          245
Utah             Southern Nevada        300          300
Utah             Wyoming                420          420
Utah             So. California       1,920        1,920
W. Northwest     British Columbia     2,000        2,000

                                     WINTER       SUMMER
                                   CAPABILITY   CAPABILITY
FROM                    TO            (MW)         (MW)
----             ----------------  ----------   ----------
W. Northwest     E. Northwest        16,500       16,500
W. Northwest     No. California         100          100
Wyoming          Colorado             1,424        1,424
Wyoming          Idaho                2,200        2,200
Wyoming          Montana                400          400
Wyoming          Utah                   400          400

---------------
(1) Capacity increases to 2,990 MW in 2011.

(2) Capacity decreases to 635 MW in 2011.

                                   APPENDIX C

                             NEW CAPACITY ADDITIONS

     For the first three years of the study period (2000-2002), identified merchant plant projects are added to the system based on the estimated on-line date of the project (see Table 4-11). After this initial period, the market entry and exit logic determines the amount and timing of new generation capacity added to the system as well as the retirement of existing units. Starting in 2003, the market entry and exit logic, at a minimum, builds enough new capacity to meet the estimated reserve requirements.

     The following table describes the timing and amount of market entry and exit (retirements) for the Base Case for the Northwest.

                                   TABLE C-1
                 CUMULATIVE CAPACITY ADDITIONS IN THE NORTHWEST

                                                             CUMULATIVE
          COMBINED CYCLE      COMBUSTION                      CAPACITY
           PLANTS ADDED     TURBINES ADDED    RETIREMENTS    ADDITIONS
YEAR           (MW)              (MW)            (MW)           (MW)
----      --------------    --------------    -----------    ----------
2001                                                38           -38
2002             992                                             954
2003            2276                                            3230
2004                                                            3230
2005           1,040                             1,170          3100
2006           1,040                                            4140
2007             520                                            4660
2008                                                            4660
2009           1,040                                            5700
2010                                                            5700
2011             520                                            6220
2012                                                            6220
2013                                                            6220
2014                                                            6220
2015             520                                            6740
2016           1,040                                            7780
2017             520                                            8300
2018             520                                            8820
2019             520                                 8          9332
2020                                                            9332
2021             520                                66          9786
2022             520                                75         10231
2023             520                                           10751
2024             520                                70         11201
2025                                               100         11101
2026           1,040                                           12141
2027             520                               105         12556
2028                                                           12556
2029             520                                           13076
              ------             ---             -----         -----
TOTAL         14,708               0             1,632         13076
              ======             ===             =====         =====

                                   APPENDIX D

                                 SUPPLY CURVES

     The supply curves provided in this appendix provide a summary of the projected installed capacity in the Northwest market for 2003 and 2015 sorted by dispatch price. The dispatch price is based on the average annual marginal dispatch cost of the units and does not include additional capacity compensation. As shown in the charts, PPL Montana's assets are identified on the lower portion of the curve.

     The first set of supply curves provides a summary of all of the installed resources in the region including hydro capacity. The second set of supply curves provides a summary of the projected installed thermal resources in the region by type of fuel.

             NORTHWEST CAPACITY MARKET EFFECTIVE SUPPLY CURVE 2003
                                   ALL UNITS

                      [SUPPLY CURVE 2003 ALL UNITS GRAPH]

             NORTHWEST CAPACITY MARKET EFFECTIVE SUPPLY CURVE 2015
                                   ALL UNITS

                      [SUPPLY CURVE 2015 ALL UNITS GRAPH]

             NORTHWEST CAPACITY MARKET EFFECTIVE SUPPLY CURVE 2003
                                 THERMAL UNITS

                    [SUPPLY CURVE 2003 THERMAL UNITS GRAPH]

             NORTHWEST CAPACITY MARKET EFFECTIVE SUPPLY CURVE 2015
                                 THERMAL UNITS

                    [SUPPLY CURVE 2015 THERMAL UNITS GRAPH]

                APPENDIX C: INDEPENDENT FUEL CONSULTANT'S REPORT

                        DUE DILIGENCE FUEL SUPPLY REVIEW

                              COLSTRIP AND CORETTE
                              GENERATING STATIONS
                                    MONTANA

                                  Prepared For

                             CHASE SECURITIES INC.

                                       By

                              JOHN T. BOYD COMPANY

                       MINING AND GEOLOGICAL CONSULTANTS
                                Denver, Colorado

                              [John T. Boyd LOGO]

                              Report No. 2817.002

                                 JUNE 22, 2000

                              [John T. Boyd LOGO]

June 22, 2000
File: 2817.002

Chase Securities, Inc., on behalf of the initial purchasers

Subject: Fuel Supply Review -- Colstrip and Corette Generating Stations

Dear Sirs:

     This letter updates John T. Boyd Company's (BOYD) 1999 review of fuel supplies to the coal-fired Colstrip and Corette Generating Stations located in southeastern Montana. PPL Montana LLC (PPL) recently acquired a partial interest in the 2094 net MW Colstrip Station, and full ownership of the 154 net MW Corette Station as part of a larger purchase of generation and transmission assets from Montana Power Company.

     BOYD was retained by Chase Securities, Inc., in December 1998 to conduct due diligence investigations of fuel supplies for the generating stations, addressing long-term availability and delivered cost of coal. A report on that investigation, entitled "Due Diligence Fuel Supply Review: Colstrip and Corette Generating Stations" was issued in March 1999. A comprehensive update of that report was provided in September 1999 and is attached herewith. The primary findings of the September update were essentially unchanged from the March study. This current letter update supplements these previous reports, and is subject to the conditions and limitations noted in those documents. This review does not constitute and is not intended as a comprehensive due diligence study. We have accepted the information provided for our review as accurate and complete.

     Our update addresses various issues and changes in circumstances that have been identified or have occurred since the earlier reports were issued. It is based on an on-site inspection of the Rosebud Mine (which provides fuel to Colstrip), discussions with engineering and operations personnel, and a review of geologic and mine planning documents. The Corette Station fuel supply was discussed with appropriate personnel, and relevant documents were reviewed.

SUMMARY

     Our review and update indicates that the fundamental conclusions reached in our March and September 1999 reports regarding long-term fuel supplies continue to be reasonable and valid as of this date. Major conclusions are briefly restated below:

     - There are adequate proven and probable coal reserves available to satisfy current contractual commitments to the Colstrip station, and the Rosebud Mine reserves and resources (beyond those currently committed) are adequate to fuel the station through year 2030. WECO's property ownership is such that all reserves are effectively controlled.

     - Coal reserve quality is well-defined (proven and probable), meets contract specifications, and is similar to that currently burned at the Colstrip Station.

     - The mine is permitted and generally in compliance with applicable laws and regulations. No environmental "fatal flaws" were found relative to current and future operations.

     - The Rosebud mining equipment and facilities are functional and appropriate for planned operations. Capital additions/commitments since our 1999 review have upgraded the capability and reliability of the equipment fleet.

     - Current mining plans are reasonable and consistent with the "least-cost" mining approach. No factors or circumstances were identified which would require a material change in future mining plans and cost projections.

     - Our update did not identify any circumstances or issues that would require revisions to the Colstrip fuel cost projections presented in our 1999 reports. In BOYD's opinion, those fuel cost projections remain reasonable and valid.

     - The Corette plant obtains fuel from the large mines in the Southern Powder River Basin (SPRB) under short-term agreement. The SPRB will continue to be a viable coal source for Corette. Actual delivered fuel cost in 2000 exceeds our projections by approximately 11% due to higher-than-anticipated rail rates. We believe, however, that over the long term, rail rates can be reduced to levels reflected in our 1999 projections. Thus, in BOYD's opinion, the long-term fuel cost projections for Corette presented in our 1999 reports remain reasonable and valid.

These updated conclusions supplement BOYD's March and September 1999 reports. These and other issues are addressed in greater detail in those reports.

COLSTRIP GENERATING STATION FUEL SUPPLY

     The Colstrip Generating Station draws its coal supply from Western Energy Company's (WECO) nearby Rosebud Mine. Coal is purchased under two long-term agreements, one for fuel to Units 1 & 2, the other for Units 3 & 4. In addition, Rosebud Mine produces coal and waste coal product for third party customers. These sales are summarized:

                                  TYPICAL
MINE                            PRODUCTION
AREA         CUSTOMER         (TONS/YEAR-000)
----         --------         ---------------
 A     Third Party Customers       2,000
 B     Colstrip Units 3 & 4        6,500
 C     Colstrip Units 1 & 2        2,900

     BOYD personnel visited the Rosebud Mine in April 2000, reviewed future mining plans and projections, and discussed ongoing operations with WECO personnel. Issues addressed included:

     - LAND CONTROL.  Federally owned coal reserves in Area C (Sections 6 and
       32) that were not controlled at the time of our March 1999 report have been successfully leased and are scheduled for mining within the next two years. The other remaining land issue relates to surface damages on the Kluver Tract in Area D. Although the issue of surface damages is unresolved, WECO has full mining rights to the coal on these properties. Any delays in negotiating the damage payments should not materially affect mining in Area D.

     - EXPLORATION AND RESERVE ESTIMATES. During 1999, WECO conducted a drilling and sampling program in Area C and to a lesser extent in Area D. The holes drilled were primarily for "in-fill" purposes, and generally confirmed previous information. Some additional proven reserves were identified as a result of the program, and approximately four million tons in Area C-North have been incorporated into the mine plan. Areas were also identified where the seam can be selectively loaded (avoiding a parting), which may result in minor reserve losses.

     - ENVIRONMENTAL/PERMITTING ISSUES. Permitting of the recently leased federal tracts (Sections 6 and 32) is complete. Montana DEQ and OSM indicated some concern with the length of opened highwall in idled mine areas. (The situation is attributable to the "least-cost" mining approach required in the Units 3 & 4 contract.) WECO has scheduled some pit backfilling, grading, and reclamation in 2000 and 2001, which should alleviate the concerns of DEQ and OSM. The cost of this reclamation should not impact coal price.

     - MINING OPERATIONS. WECO is presently producing from Areas B, D, and C-South at the Rosebud Mine. Areas C and D have been active for some time. Area B was idle at the time of BOYD's

       January 1999 site visit, but has since been restarted. Mining methods, equipment applications, and operating practices are essentially unchanged since our earlier report.

     - OUTSIDE SALES. In July 1999, WECO began mining in Area B to supply approximately 1.5 million tons per year (MTPY) of coal to Minnesota Power Company and other small customers. WECO's long-term mining plans (and those addressed in our 1999 reports) do not consider these additional outside sales. While incorporating this tonnage could have some effect on future mining costs, we believe any impacts on the Colstrip price under current contracts will be minimal.

     - MINE PLANNING/FUTURE OPERATIONS. WECO has not made significant changes to long-range plans since our earlier work. They have incorporated minor sequencing and optimization changes, as is normal in the course of mine planning efforts. As discussed above, mine plans have not been modified to incorporate outside sales. We do not anticipate that either the minor changes which have been made or incorporating outside sales would appreciably impact projected fuel costs to Colstrip. Our review did not identify any circumstances that would require major changes to the 1999 long-range plan.

       The Units 3 & 4 contract incorporates a "least-cost" planning approach and requires a mine operating committee to approve the mine plan and budget. This approval process has been slow, and while it should improve over time, regular long-range cost forecasts have not been finalized. Our inspection of the mine, review of planning information, and discussions with mine personnel did not identify or disclose any circumstances which would engender a major revision to the existing long-range plan. However, there may be potential to make minor adjustments to the "least-cost" approach, resulting in lower overall fuel costs.

     - CAPITAL EXPENDITURES. WECO has budgeted and/or spent substantial capital for equipment replacements, major repairs, and mine infrastructure since our 1999 study. BOYD previously expressed concern regarding the advanced age of the equipment and the capital expenditures needed in the near term to maintain productive capability. WECO management is cognizant of this and has budgeted and/or completed the following recent purchases:

        -- Three Kress 200-ton coal trucks are scheduled for delivery in July, August, and September 2000. These are replacements for some of the Dart 160-ton trucks in Area C.

        -- In late 1999, two large dozers were purchased for Area C, and in April 2000, a third large dozer was delivered to Area D.

        -- Two 20,000-gallon water wagons are being purchased to replace three older and smaller-capacity units.

        -- A new 60-cy class bucket for the Marion 8050 draglines is on order.

        -- A replacement tub is being fabricated for the Marion 8200 dragline.
           The tub replacement project is budgeted at $4.35 million.

     Total capital expenditures for 2000 are budgeted at $17.6 million. This is slightly below estimates in BOYD's previous fuel supply report, but is adequate to maintain the productive capability of the mine. Additional monies are budgeted for capital replacements in future years.

     These issues and changes from the circumstances reflected in our 1999 due diligence reviews are generally consistent with projections in those reviews, or are relatively minor in nature. To the extent such changes would impact projections of future fuel prices, that impact would be limited and within the range of accuracy for such projections. Thus, in our opinion, the fuel price projections presented in our 1999 reports remain valid as of this date.

CORETTE GENERATING STATION FUEL SUPPLY

     The Corette Station is fueled by coal from commercial mines in the southern portion of the Powder River Basin (SPRB). At the time of our 1999 reviews, this coal was purchased from Peabody Holding Company's

Rawhide and North Antelope Mines, and delivered to Corette via the Burlington Northern -- Santa Fe Railway (BNSF). These purchase and transportation agreements expired in 1999.

     Following negotiations with suppliers and the BNSF in 1999, PPL secured new coal supplies and negotiated a short-term transportation agreement. Currently, Corette receives coal from RAG Coal West, Inc.'s Eagle Butte Mine and Decker Coal Company's Decker Mine. These contracts are one-year agreements, extending through December 31, 2000. Key contract terms are:

                                                               RAG COAL
                                                                 WEST         DECKER
                                                              ----------    ----------
Annual Quantity (Tons-000)..................................   450 - 750     100 - 200
Coal Quality:
  Heat Content (Btu/Lb.)....................................       8,200    9,200 min.
                                                              min.......
  Sulfur Content (Lbs.SO(2)/MMBtu)..........................  0.7 max...      0.7 max.
  Ash Content (Lbs./MMBtu)..................................  6.4 max...      6.0 max.
  Moisture (%-A.R.)                                           32.5 max..     28.0 max.
Price ($/Ton) -- FOB Mine...................................        4.20          7.25

     The coal price negotiated for the bulk of the tonnage, $4.20/ton from Eagle Butte, is consistent with our 1999 projections. The price of Decker coal, at $7.25/ton for a 9,200-Btu/lb. product is above projections, on both a per-ton and $/MMBtu basis. PPL indicates that the higher quality Decker coal results in more efficient combustion in the boiler, and resulting savings are expected to offset the higher fuel cost.

     Coal is transported to the Corette Station by the BNSF under provisions of a short-term agreement expiring June 30, 2000. Contract rail rates, and resulting delivered price, are summarized:

                                                              RAG COAL
                                                                WEST      DECKER
                                                              --------    ------
FOB Mine Price ($/Ton)......................................    4.20       7.25
Rail Transportation ($/Ton).................................    5.93       4.76
Delivered Price ($/Ton).....................................   10.13      12.01
Delivered Price ($/MMBtu)...................................    61.8       65.3

     The current short-term rail rates for deliveries to Corette are approximately the same as were in effect in 1999. In the 1999 negotiations with BNSF, PPL expected to achieve a reduction from the then-existing +/- $6.00/ton rail rate. PPL was not, however, successful in obtaining such a reduction, and instead opted for a short-term/tariff agreement extending for an indefinite period beyond June 30, 2000, allowing for further bargaining. PPL is taking steps to strengthen their position and is negotiating to obtain a rate reduction in the near future.

     Our review in 1999 indicated that the +/-- $6.00/ton rail rate was high, and that a negotiated rate reduction was a strong possibility. We continue to be of the opinion that such a reduction can be negotiated, and that PPL is pursuing the matter appropriately. However, the rail rate projected for 2000 in our 1999 report is approximately 18% below the actual rate, and the resulting delivered fuel cost projection is 11% below the actual fuel cost to Corette. We consider this difference, which has a net impact of approximately $800,000 per year, to be within the range of accuracy of the analysis, and believe that over the long term, the actual rate can be lowered to levels projected in our 1999 study. Thus, we consider the projections in our 1999 report reasonable as presented, and do not believe any modifications are appropriate.

     In BOYD's opinion, the large mines in the SPRB will continue to provide a reliable long-term, low-cost fuel source for Corette.

SALE OF WESTERN ENERGY COMPANY

     On March 28, 2000, Montana Power announced that it intends to divest its coal mining subsidiaries. WECO is consequently being offered in a stock sale, with that sale expected to be completed within 6 to

12 months. Assuming a buyer has adequate financial resources, the sale of the mine should have minimal impact on the cost of fuel to the Colstrip Station. In the worst case, where WECO, under new ownership, defaults financially or operationally, the Colstrip Station owners have multiple rights, including taking over the mine operation. Since the mine operates essentially as a stand-alone entity, this would not be expected to have a long-term adverse effect on fuel supply or price. The Corette Station would not be affected by a sale of Western Energy. Thus, we do not anticipate that the sale of WECO will materially affect the fuel supply to the Colstrip or Corette Stations.

                                          Respectfully submitted,

                                          JOHN T. BOYD COMPANY

                                          By:
                                             /s/ /s/<WS>Lee<WS>A.<WS>Miller
                                            ------------------------------------
                                            Lee A. Miller
                                            Senior Mining Engineer

                                          /s/ /s/<WS>Richard<WS>L.<WS>Bate
                                          --------------------------------------
                                          Richard L. Bate
                                          Vice President

                                        /s/ /s/<WS>Lawrence<WS>M.<WS>Thomas
                                          --------------------------------------
                                          Lawrence M. Thomas
                                          Senior Vice President

                        DUE DILIGENCE FUEL SUPPLY REVIEW

                              COLSTRIP AND CORETTE
                              GENERATING STATIONS
                                    MONTANA

                                  Prepared For

                             CHASE SECURITIES INC.

                                       By

                              JOHN T. BOYD COMPANY

                       MINING AND GEOLOGICAL CONSULTANTS

                                Denver, Colorado

                              [John T. Boyd LOGO]

                              Report No. 2817.002

                                 SEPTEMBER 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
TABLE OF CONTENTS
1.0   GENERAL STATEMENT..................................................   1-1
      Figure 1.1: General Location Map...................................   1-2

2.0   SUMMARIZED FINDINGS................................................   2-1

3.0   GEOLOGY AND RESERVES...............................................   3-1
       3.1   Introduction................................................   3-1
       3.2   Location and Access.........................................   3-1
       3.3   Topography and Drainage.....................................   3-1
       3.4   Property Ownership and Control..............................   3-1
             Figure 3.1: Coal Lease Map..................................   3-3
       3.5   Regional Geology............................................   3-4
       3.6   Local / Coal Geology........................................   3-4
       3.7   Exploration.................................................   3-4
             Figure 3.2: Regional Map....................................   3-5
             Figure 3.3: Coal Zone Stratigraphic Section.................   3-6
       3.8   Reserve Audit Procedures....................................   3-7
       3.9   Coal Reserves and Resources.................................   3-8
             Figure 3.4: Mine Area Map -- Rosebud Mine...................   3-9
      3.10   Coal Quality................................................  3-12
             Tables:
             3.1 Coal Resource Summary -- Rosebud Mine...................  3-15
             3.2 Coal Quality Summary -- Rosebud Mine....................  3-16

4.0   ROSEBUD MINE.......................................................   4-1
       4.1   Introduction................................................   4-1
       4.2   Present Mine................................................   4-1
       4.3   Coal Handling and Transportation............................   4-4
       4.4   Environmental and Permitting................................   4-5
       4.5   Mining Plans................................................   4-6

                                                                           PAGE
                                                                           ----
       4.6   Cost Projections............................................   4-9
       4.7   General Comments............................................  4-11
             Tables:
             4.1 Historical Performance Summary -- Rosebud Mine..........  4-12
             4.2 Mine Plan and Cost Estimate -- Units 1 & 2..............  4-15
             4.3 Mine Plan and Cost Estimate -- Units 3 & 4..............  4-20
             4.4 Conveyor Operating Cost Estimate........................  4-25

5.0   ALTERNATIVE SUPPLIES...............................................   5-1
       5.1   Introduction................................................   5-1
       5.2   Southern Powder River Basin.................................   5-1
       5.3   Transportation..............................................   5-3
       5.4   Corette Station Fuel Supply.................................   5-4
       5.5   Other Supply Sources........................................   5-4

6.0   FUEL COSTS.........................................................   6-1
       6.1   Introduction................................................   6-1
       6.2   Colstrip -- General.........................................   6-1
       6.3   Colstrip Units 1 & 2........................................   6-1
       6.4   Colstrip Units 3 & 4........................................   6-4
       6.5   Colstrip -- Alternative Supply Potential....................   6-7
       6.6   Corette.....................................................  6-10
       6.7   Fuel Price Estimates -- Inflated Basis......................  6-12
             Tables:
             6.1 Estimated Fuel Price Summary -- 1998 Dollars............  6-13
             6.2 Estimated Fuel Price Summary -- Inflated Dollars........  6-17

APPENDIX
        A:   Major Equipment List -- Rosebud Mine........................   A-1

                               GENERAL STATEMENT

     PP&L Global, Inc., has agreed to acquire certain electric power generating facilities in Montana, including the Corette Station, and a majority interest in the Colstrip Station. The 163-MW Corette Station is located near Billings, while the 2,276-MW Colstrip Station is located in Rosebud County in southeastern Montana (see Figure 1.1 following this page). Both stations are coal fired.

     Chase Securities, Inc., acting as financial advisor to PP&L Global, Inc., retained John T. Boyd Company (BOYD) in December 1998 to conduct a due diligence investigation of the fuel (coal) supply for the Corette and Colstrip Stations. A report on that investigation was issued in March 1999. This updated report reflects changes from March 1999 through September 1999, and addresses certain long-term fuel supply issues. BOYD is an internationally recognized mining and geological consulting firm specializing in the coal industry, and is familiar with current and potential future fuel sources for the stations.

     The Colstrip Station operates four generating units, Units 1 & 2 rated at 333 MW each, and Units 3 & 4, rated at 805 MW each. All four units burn coal produced by Western Energy Company (WECO) at the nearby Rosebud Mine. The mine is configured as two separate operations, referred to as Area D and Area C, with common management. Area D is adjacent to the plant and produces coal for Units 1 & 2. Area C, located 5 miles west of the plant, produces coal for Units 3 & 4, which WECO transports via overland conveyor to the plant. Coal is purchased under two long-term contracts, one for Units 1 & 2, the second for Units 3 & 4. A third contract governs the conveyor operation.

     The Corette Station is a single 163-MW unit which, until 1996, was also fired by Rosebud Mine coal. In 1996, it was determined that coal from the large mines in Wyoming's Southern Powder River Basin (SPRB) would be less expensive, and fuel purchases were changed to that source. That coal is purchased under short-term or spot agreements, which essentially reflect market price. The coal is transported to Corette by the Burlington Northern-Santa Fe Railway (BNSF).

     BOYD's due diligence study primarily addresses the availability of adequate quantities and qualities of fuel for the plants over the period July 1, 1999, through 2030. We reviewed the capability of WECO and SPRB producers to reliably supply the coal, and the estimated delivered cost of the fuel from those sources. The scope of our study considers that the subject fuel supply sources have a proven track record as reliable long-term suppliers to the plants.

     In conjunction with this updated report, we have reviewed, in general terms, the potential fuel supply sources and delivery options extending through 2048.

                                       1-1

                             [Rosebud Graphic Map]

                                       1-2

     Fuel cost estimates for the 1999 - 2030 period rely to a great extent on interpretations regarding the pricing structure under current coal supply agreements. We have made these interpretations and developed the estimates based on our understanding of the agreements and assumptions regarding future events. We do not intend to offer a legal interpretation of contract language, nor can we reliably define the outcome of issues such as price re-openers.

     The study period extends beyond the term of all of the current coal supply agreements. We have made reasonable assumptions about extensions of those agreements; however, there is no assurance that such extensions will be agreed to. For this reason, we have assessed the availability of alternative fuel sources such as the SPRB.

     Our study is based on data received from WECO, PP&L Global, and Chase, which we have accepted as accurate and complete. This data is supplemented by publicly available information, our familiarity with the specific coal properties, and knowledge of the industry in general. The available data as of March 1999 is adequate and suitable as a basis for our study and conclusions as defined herein. Updated information as of September 21, 1999, is based on telephone conversations with WECO personnel which we have accepted as accurate without verification. Specific projections of reserves, production, quality, and costs included in this update have not been revised from our March 1999 report. Although our review and update identified certain changes in circumstances since March 1999 which could affect cost projections, we do not believe those changes would substantially alter the findings of our original report. Unless noted otherwise, all dollar amounts are in 1998 dollars with no allowance for inflation.

     This study is intended to conform to our proposal to Chase dated December 31, 1998, and the scope of work therein (as modified). The study is prepared in accordance with accepted professional standards for such due diligence studies. BOYD makes no other warranty, expressed or implied.

                                          Respectfully submitted,
                                          JOHN T. BOYD COMPANY
                                          By:


/s/ Edward C. Mast                             /s/ Lee A. Miller
---------------------------------------------- ----------------------------------------------
Edward C. Mast                                 Lee A. Miller
Senior Geologist                               Senior Mining Engineer

/s/ Richard L. Bate                            /s/ Lawrence M. Thomas
---------------------------------------------- ----------------------------------------------
Richard L. Bate                                Lawrence M. Thomas
Vice President                                 Senior Vice President

                                       1-3

                              SUMMARIZED FINDINGS

     The primary findings of John T. Boyd Company's (BOYD) due diligence review of fuel supplies for the Colstrip and Corette Stations are summarized in this chapter. These findings are supported by and expanded on in the balance of this report.

     1.  The Colstrip Station is fueled by coal from Western Energy Company's
(WECO) Rosebud Mine in southeastern Montana. The Rosebud Mine is expected to continue as the station's fuel source for the duration of the current Coal Supply Agreements, and possibly beyond.

     The Corette Station is fueled by coal purchased under short-term agreements from mines in Wyoming's southern Powder River Basin (SPRB). The SPRB will likely continue as Corette's fuel source over the long term.

     2. WECO estimated the quantity and quality of proven and probable coal reserves available at the Rosebud Mine. These estimates were reviewed by BOYD, and, based on that review, it is our opinion that there are adequate reserves available to satisfy current contractual commitments to the Colstrip Station. Our review also indicates that:

     - WECO's reserve estimates are based on sufficient exploration data to be considered proven (over 95% of total tonnage) and probable, and are developed using techniques and parameters accepted in the industry.

     - Estimated proven and probable reserves remaining on the Rosebud property total approximately 300 million recoverable tons divided into five geographic areas:

                                                                       REMAINING
                                                                      RECOVERABLE
AREA                                       STATUS                     TONS (000)
----                                       ------                     -----------
Assigned Reserves:*
  Area C                 Active -- Dedicated to Units 3 & 4             142,228
  Area D                 Active -- Dedicated to Units 1 & 2              40,211
                                                                        -------
                                          Subtotal                      182,439

Supplemental Reserves:
  Area A                 Inactive -- Partially depleted                   9,400
  Area B                 Inactive -- Partially depleted                  25,600
  Area F                 Unmined                                         79,900
                                                                        -------
                                          Subtotal                      114,900
                                            Total                       297,339

---------------
        * Dedicated to Colstrip Station under current contracts.

        The assigned reserves in Areas D and C are adequate to meet commitments under the existing contracts at estimated station consumption levels.

        - WECO's property ownership is such that all reserves are effectively controlled.

                                       2-1

     - Coal quality is well defined. Product quality depends on selective mining techniques to control ash and sulfur, which are proven effective and a normal part of WECO's ongoing operation. Estimated product coal quality is:

                                                 AS-RECEIVED BASIS
                                         ---------------------------------
                                         MOISTURE   ASH             SULFUR     NA(2)O
AREA                                       (%)      (%)    BTU/LB    (%)     (% IN ASH)
----                                     --------   ----   ------   ------   ----------
Assigned Reserves:
Area C.................................   25.97     9.32   8,509     0.68       0.49
Area D.................................   26.83     7.95   8,558     0.62       0.58
                                          -----     ----   -----     ----       ----
                                          26.16     9.02   8,520     0.67       0.51
Supplemental Reserves:.................   25.36     8.74   8,634     0.75       0.84

        This coal quality meets contract specifications and is similar to that currently burned at the Colstrip Station.

     - Although WECO is not obligated to make additional reserves available after expiration of the existing contracts (2009 for Units 1 & 2, and 2019 for Units 3 & 4), we consider it reasonably likely that WECO will do so. Substantial reserves are available to support such an extension.

     3. The Rosebud Mine has historically been a stable, reliable supplier to the Colstrip Station, and the mine can be expected to continue to perform reliably. Our review of the mine operation indicates:

     - The mine equipment and facilities are appropriate for planned operations with some over-capacity. Much of the equipment is relatively old and will require replacement or major maintenance in the near future. The cost of these replacements and/or major maintenance is included in fuel price estimates herein.

     - Salaried and hourly personnel are experienced and adequately skilled. Hourly workers are represented by the International Union of Operating Engineers under a collective bargaining agreement expiring in 2001. Labor relations historically have not been contentious.

     - The mine has recently taken steps to reduce costs, significantly lowering operating costs as a result.

     - The mine is fully permitted and generally in compliance with applicable laws and regulations. No environmental "fatal flaws" were found relative to current and future operations. Permit modification efforts necessary to conform with current mining plans are underway.

     4. WECO has developed mining plans (as of January 1999) for Rosebud covering the term of the current Colstrip contracts. BOYD reviewed these plans and extended them through the full study period (i.e., 2030). Our findings relative to future plans are:

     - WECO has adopted a "least cost" mining approach. This will result in relatively low costs initially, followed by gradually increasing costs over the mine life.

     - WECO's mining plans are reasonable and consistent with the "least cost" mining approach. Delays in leasing certain federal coal properties have resulted in minor variations from the plan; however, these variations do not impair the long-term viability of the plan.

     - WECO projects continued use of existing equipment, methods, and techniques, with replacements and upgrades as appropriate. We consider this a reasonable assumption.

     - WECO's plans are based on lower (+/-5%) production rates than required to meet projected station generation levels. BOYD has therefore accelerated and extended WECO's basic plans for purposes of this study. Key assumptions in this modified plan are:

Plan Period:                                         1999 - 2030
Mine Production:                                     10.1 MTPY
Required Coal:                                       319 Million Tons

                                       2-2

Units 1 & 2
  Areas Mined:                                       D, B, A
  Production:                                        3.0 MTPY
  Avg. Eff. Ratio:                                   7.0 BCY/Ton
Units 3 & 4
  Areas Mined:                                       C, F
  Production:                                        6.9 MTPY
  Avg. Eff. Ratio:                                   5.4 BCY/Ton

     - Mine operating cost estimates are based primarily on cost history at Rosebud Mine. Estimated mining costs (excluding royalties, production taxes, and non-cash expenses) over the study period are summarized:

                                                 1998 DOLLARS PER TON
                                ------------------------------------------------------
                                                                UNITS 3 & 4
                                   UNITS 1 & 2                 (AREAS C & F)
                                (AREAS A, B, & D)    ---------------------------------
                                      TOTAL          MINING    TRANSPORTATION    TOTAL
                                -----------------    ------    --------------    -----
1999..........................        4.47            3.56          0.22         3.78
2000..........................        4.34            3.38          0.22         3.60
2001..........................        4.10            3.49          0.22         3.71
2002..........................        3.87            3.54          0.22         3.76
Through Contract Term*........        4.36            4.35          0.22         4.57
Term Through 2030.............        5.12            5.01          0.22         5.23

---------------
        * 2003 - 2009 for Units 1 & 2 and 2003 - 2019 for Units 3 & 4

     - Capital expenditure requirements over the plan period total $242 million. The bulk of this is for rebuilds and replacement of existing equipment.

     5. WECO negotiated a coal sales agreement with Minnesota Power Company in July of 1999. This agreement provides for sale of up to 1.5 million tons annually beginning in January 2000 for an undisclosed term. Mining plans developed by WECO and those presented herein do not include these additional sales, and WECO reportedly has not developed the specific plans for production of this coal. Incorporating this tonnage in the mining plan would have some affect on the plan, and could affect capital and operating cost projections.

     BOYD has reviewed the potential impact of this additional tonnage on fuel prices, and considers any impact under the current contracts likely to be minimal. Development of revised mine plan and cost projections, however, in our opinion, would not likely result in substantial changes to the findings of this study.

     6. The Corette plant obtains fuel from the large mines in the SPRB under short-term agreement. The SPRB will continue to be a viable coal source for Corette throughout the study period, with delivered prices depending on market price for coal and the cost of rail transport to Corette.

     Corette requires a relatively low-sulfur coal to meet air quality regulations in the Billings area. Currently, acceptable coal is available at a competitive cost; however, it is possible the lower sulfur fuel may command a premium in the future.

     The SPRB also provides a potential alternative fuel source for Colstrip upon termination of the present contracts, and provides a competitive alternative to the Rosebud Mine in any contract extension negotiations. We anticipate SPRB coal will remain a viable fuel source for Colstrip throughout the projected life of the plant (through 2048).

                                       2-3

     7. Coal sales at the Colstrip Station are governed by two long-term supply contracts. Both are full-requirements contracts, and thus pricing is generally independent of external market trends. Key features of these contracts are summarized:

                                                        UNITS           UNITS
                                                        1 & 2           3 & 4
                                                   ---------------    ---------
Date.............................................      7/30/71         8/24/98
Expiration.......................................     12/31/09        12/31/19
Re-openers.......................................       2001            none
Pricing Structure................................    Base Price       Cost Plus
                                                   plus Escalation

     The "cost plus" structure of the Units 3 & 4 contract is the result of a recent negotiation, and will be phased in over the 1999 - 2001 period. A price reduction in excess of 25% is expected as a result of this negotiation.

     8. Estimated fuel price for Units 1 & 2 over the remaining term of the contract are:

                                     UNITS 1 & 2 DELIVERED FUEL PRICE (1998 DOLLARS)
                                 --------------------------------------------------------
                                                                        2003 -
                                 1999       2000      2001     2002      2009     AVERAGE
                                 -----    --------    -----    -----    ------    -------
Tons/Yr (000)..................  1,510       3,020    3,020    3,020    3,020      3,020
Quality -- Btu/lb..............  8,558       8,558    8,558    8,558    8,558      8,558
Contract Price ($/Ton):
  Commodity Charge.............   5.79        5.78     5.78     5.19     5.31       5.41
  Fixed Charge.................   1.31        1.39     1.42     1.44     1.48       1.46
  Royalties*...................   1.04        1.04     1.05     0.96     0.98       1.00
  Quality Adjustment...........  (0.14)      (0.14)   (0.14)   (0.13)   (0.13)     (0.13)
                                 -----    --------    -----    -----    -----      -----
          Total................   8.00     8.078.0     8.11     7.46     7.64       7.72
Fuel Price ($/MMBtu)...........   0.47        0.47     0.47     0.44     0.45       0.45

---------------
* Includes production taxes associated with royalty payments.

     To estimate fuel prices after contract expiration, we assumed a new contract with a "cost plus" structure similar to that for Units 3 & 4 would be implemented with pricing terms competitive with the cost of SPRB coal.

     Under this assumption, fuel costs over the remaining contract term average $10.70/Ton or $0.61/MMBtu.

     9. Fuel prices for Units 3 & 4 include not only the FOB mine price, but also a charge to transport the coal via conveyor to the plant. These estimated delivered fuel prices are:

                                       UNITS 3 & 4 DELIVERED FUEL PRICE (1998 DOLLARS)
                                    -----------------------------------------------------
                                                                        2003 -
                                    1999     2000     2001     2002      2019     AVERAGE
                                    -----    -----    -----    -----    ------    -------
Tons/Yr (000).....................  3,485    6,971    6,971    6,971    6,971      6,971
Quality -- Btu/lb.................  8,509    8,509    8,509    8,509    8,509      8,509
Contract Price ($/Ton):
  Commodity Charge................   9.52     7.35     5.91     6.24     6.91       6.92
  Fixed Charge....................   0.68     0.91     1.14     1.18     1.37       1.31
  Royalties*......................   1.70     1.44     1.17     1.23     1.37       1.36
                                    -----    -----    -----    -----    -----      -----
          Subtotal................  11.90     9.70     8.22     8.65     9.65       9.59

                                       2-4

                                       UNITS 3 & 4 DELIVERED FUEL PRICE (1998 DOLLARS)
                                    -----------------------------------------------------
                                                                        2003 -
                                    1999     2000     2001     2002      2019     AVERAGE
                                    -----    -----    -----    -----    ------    -------
Transportation ($/Ton)............   1.62     1.62     1.27     0.91     0.92       0.99
Total Cost:
  $/Ton...........................  13.52    11.32     9.49     9.56    10.57      10.58
  $/MMBtu.........................   0.79     0.67     0.56     0.56     0.62       0.62

---------------
* Includes production taxes associated with royalty payments.

     After expiration in 2019, we assumed the contract will be extended under the current structure, but with pricing terms competitive with the cost of SPRB coal. Estimated average delivered price is $10.19/Ton or $0.59/MMBtu.

     10. The Corette Station will most likely continue to purchase SPRB coal at market prices under short-term agreements. Estimated delivered price is summarized:

                                                     DELIVERED PRICE (1998 DOLLARS)
                                               -------------------------------------------
                                                               2001 -    2006 -
                                               1999    2000     2005      2030     AVERAGE
                                               ----    ----    ------    ------    -------
FOB Mine ($/Ton).............................  3.65    4.10     4.90      5.40       5.23
Transportation ($/Ton).......................  5.06    5.06     5.06      5.06       5.06
                                               ----    ----     ----     -----      -----
          Total..............................  8.71    9.16     9.96     10.46      10.29
$/MMBtu @ 8,330 Btu/lb.......................  0.52    0.55     0.60      0.63       0.62

     Corette requires a relatively low sulfur content coal to meet emissions standards. Ample supplies are currently available; however, if supplies tighten, the cost of the lower sulfur coal could increase.

     11. The Colstrip plant is projected to continue operation through 2048, some 18 years beyond the study period addressed in this report. Projections of fuel supply and costs that far into the future are highly speculative and are not developed in this report. However, certain factors which may affect such future supplies are addressed, specifically:

     - Several options exist for fuel supply after depletion of the economic reserves at Rosebud. The SPRB is the most likely fuel supply source. It is anticipated that adequate supply capacity will exist in the SPRB through the anticipated life of the plant. Other supply alternatives are also available.

     - Coal from the SPRB would most likely be transported to Colstrip via rail. The necessary rail infrastructure is in-place at this time, and we are unaware of any circumstance that would impair the railroad's ability to deliver fuel in the quantities needed.

     - Receiving SPRB coal at Colstrip would require construction of rail unloading facilities and modifications to the coal handling systems. The cost of such facilities would depend on the specific design and ability to integrate a new facility into the existing system. We estimate this capital cost could range between $10M and $25M (1998 dollars), depending on these factors. Assessment of impacts (or necessary modifications) on plant operations are beyond BOYD's scope of work. However, the SPRB and Rosebud coals are very similar, and we would expect any impacts to be limited.

                                       2-5

                              GEOLOGY AND RESERVES

3.1 INTRODUCTION

     Western Energy Company's (WECO) Rosebud Mine is situated near the town of Colstrip in southeastern Montana and lies within the northern (Montana) portion of the Powder River Basin coal region. The coal seams of interest in the Colstrip area are subbituminous in rank and occur geologically in the Paleocene Age Fort Union Formation. The Rosebud coal is similar geologically to other coals in the region that are mined for power plant fuel, and is recoverable by surface mining methods.

     This chapter addresses the geology of the coal resources available to the Rosebud Mine, the extent of the reserves, and the quality of that coal from the standpoint of providing an adequate coal supply to the Colstrip Generating Station.

3.2 LOCATION AND ACCESS

     The Rosebud Mine is located in southeastern Montana's Rosebud County, east and south of the town of Colstrip. Billings, Montana, the largest city in the region, is located approximately 120 miles to the west. Highway access to the property from Billings is by way of Interstate Highway 94 and State Highway 39 to the town of Colstrip. Rail access is provided by a spur line of the Burlington Northern Santa Fe (BNSF) Railway. The nearest commercial airport is at Billings.

     The Colstrip Generating Station lies immediately south of the town of Colstrip, but lies within the town boundaries as defined by an incorporation election in November 1998.

3.3 TOPOGRAPHY AND DRAINAGE

     The Rosebud coal deposit is located along Armells Creek and on the drainage divide south of the creek. Armells Creek is an intermittent stream with a gentle gradient that flows northeast through the deposit during periods of high precipitation and spring runoff. Most of the terrain is gently rolling, but near the northern and eastern edges, it is relatively steep and deeply dissected. Ridges formed of clinker (an erosion-resistant rock formed by the in-situ burning of the underlying coal seams) dominate the higher elevations in these areas. Prominent ridges and steep-sided valleys are also found to the southeast where the Sawyer coal bed, which lies above the Rosebud bed, has formed clinker, capping the ridges between the valleys of the north and south forks of Cow Creek.

     Part of the alluvial valley of Armells Creek is utilized for dry land farming. Hay is raised in meadows along the valley bottoms. Mining generally avoids these valley floor areas.

3.4 PROPERTY OWNERSHIP AND CONTROL

     WECO controls in excess of 35,000 acres of coal leases in Rosebud and Treasure Counties, Montana. Coal lessors include:

     - Great Northern Properties (GNP), the successor in ownership to the Burlington Northern Railroad land grant checkerboard. GNP is lessor of approximately 20,000 acres or 56% of the WECO leasehold. The GNP properties generally carry a 12.5% (of realization) royalty and can be held indefinitely by production.

     - U.S. Bureau of Land Management (BLM) leases approximately 14,000 acres to WECO. These leases also carry a 12.5% royalty and are subject to the various rules and regulations associated with federal leasing.

     - State of Montana is a lessor on about 4% of the WECO landholding. These leases are subject to royalties comparable to the federal lands.

                                       3-1

     The Rosebud Mine coal lands encompass an area of approximately 60 square miles (38,775 acres) in Townships 1 and 2 North, Ranges 40, 41, and 42 East. WECO's ownership of coal rights within this area is illustrated on Figure 3.1 (following this page).

     Surface rights in the area are controlled primarily by WECO or GNP. GNP's coal leases convey to WECO full surface disturbance rights. Other lands in the area are owned by a limited number of large landowners or the State of Montana. With a few minor exceptions, WECO controls appropriate surface owner consent within the reserve area assigned to meet current contract requirements.

     At the time of our March 1999 study, certain federally owned reserves within the mine plan remained unleased. WECO obtained a lease on these lands in June 1999, bidding approximately $4.4 million for the 1,400-acre parcel.

     BOYD did not independently perform title searches or confirm the validity of documentation or information provided by WECO. The documentation reviewed, including property maps, supported the summary information and generally confirmed the adequacy of land control. Based on our review, we conclude that WECO has adequate control of mining rights for coal needed to satisfy existing contract commitments to the Colstrip Generating Station.

                                       3-2

                                     [Map]

                                       3-3

     WECO controls mining rights on substantial additional reserve/resource acreage beyond current contractual commitments. These additional resources could supply the Colstrip Station upon expiration of the current contract term, or be sold to third parties.

3.5 REGIONAL GEOLOGY

     The Powder River Basin (PRB) coal region encompasses some 20,000 square miles in a north-south oval-shaped area of northwestern Wyoming and southeast Montana (see Figure 3.2 following this page). The region is underlain by rocks of the Fort Union Formation, which form an asymmetrical structural basin along a north-south axis located near the western flank. The coal seams currently mined in Wyoming outcrop along the eastern flank of the basin, and dip gently westward. The beds in the Montana portion of the basin exhibit a regional southward dip, but are essentially flat lying in most places.

     Mineable subbituminous coal seams in the PRB tend to be thick, flat lying, and relatively undisturbed by geologic anomalies. Seams sometimes merge, split and reform over distance, and are difficult to correlate across the Basin. In the Colstrip area, the Rosebud seam is thick and consistent, and is the seam of primary interest for mining.

3.6 LOCAL/COAL GEOLOGY

     The structural setting of the Colstrip region is relatively uncomplicated with few faults with minor displacements. Seam structure is gently undulating, dipping at less then one degree to the southeast. The top of the Rosebud seam is highest in the northwestern part of the area, and lowest in the southeast.

     The principal seams in the region are the Rosebud and the McKay (see Figure 3.3). The Rosebud seam averages between 20 and 25 feet of in-place coal. Eighteen to 60 feet below the Rosebud is the McKay Seam, which averages about 8 feet thick.

     The Rosebud Seam resources in the Colstrip area have been actively mined since 1924, using surface mining methods. Currently, maximum cover depths over the Rosebud seam in active mining areas are in the range of 180 ft. The McKay Seam is not recovered due to quality and cost considerations.

3.7 EXPLORATION

     Exploration efforts to define the Rosebud Mine reserves have relied primarily on rotary and core drilling. The first significant drilling by WECO at the Rosebud Mine began in the early 1970's. Since then, a number of drilling programs have been completed, resulting in a large body of exploration data defining the resource.

                                       3-4

             [REGIONAL MAP POWDER RIVER BASIN OF WYOMING & MONTANA]

                                       3-5

                                    [GRAPH]

                                       3-6

     Exploration data is the basis for resource characterization, and the more data available the better, or more reliable, that characterization. Typically, reserve estimates are categorized by reliability to indicate the degree of assurance of the estimate. Reserve estimates for deposits that (unlike the Rosebud Mine) are inadequately explored are not generally reliable and may not provide a sound basis for mine planning and/or fuel supply definition.

     Reserve reliability categories as defined by the United States Geologic Survey are:

     - Proven (Measured) is the highest degree of geologic assurance. Estimates of quantity and quality are well defined by exploration data. The points of observation are closely spaced to accurately determine the physical characteristics and overall mineability of the seam. This definition is predicated on a systematic arrangement of holes in a grid pattern, and does not allocate an area of proven reserve around isolated or wide-centered holes. As used in this report, proven tonnage is defined as being within 1/4 mile of an observation point (nominal drill hole spacing of 1/2 mile).

     - Probable (Indicated) is a moderate degree of geologic assurance. Estimates of quantity are computed from projections of nearby and/or widely spaced observation points. As used in this report, probable tonnages are within 3/4 mile of an observation point.

     - Inferred indicates inadequate definition of the reserve, and therefore a high degree of geologic risk. These would typically be resources located beyond the limits of the probable classification.

     The density of the exploration data at the Rosebud Mine is sufficient to place the coal reserves estimates in the proven and probable categories for all areas of the mine. Over 95% of the reserve is in the proven category. This gives a high level of assurance of the accuracy of reserve estimates, and provides a sound basis for fuel supply definition and planning.

3.8 RESERVE AUDIT PROCEDURES

     To confirm the available reserve tonnages, BOYD audited WECO's reserve estimates. The audit process addresses the adequacy of the database and the reasonability of the procedures used by WECO to estimate the quality and quantity of economically recoverable coal. To perform the audit, BOYD reviewed methodologies and assumptions used by WECO in developing reserve estimates and mine plans. We also audited the geological interpretations and coal quality projections to determine whether they accurately reflect the underlying data and are developed using techniques and parameters accepted in the industry.

     Specifically, BOYD took the following steps to assess WECO's geologic interpretations and reserves estimates:

     - Met with personnel from WECO and discussed the geology, coal reserves, and methodologies used to generate reserves on the property.

     - Completed a site visit of the property.

     - Reviewed geophysical logs for reasonableness of coal seam and overburden thickness determinations.

     - Reviewed seam correlations for consistency and accuracy.

     - Cross-checked the thicknesses picked from the geophysical logs with the lab results from the coal intervals that were sampled and analyzed.

     - Maps generated by geologic modeling computer software (Vulcan) were randomly checked against the exploration database to ensure that the output was representative of the underlying data.

     - Coal reserves and overburden volumes were checked using these maps, and compared to the reserves and overburden volumes reported by WECO.

     - The coal quality database for Areas C and D were checked against the quality maps to insure that the maps reasonably reflected the exploration information.

                                       3-7

     This audit process indicated that WECO's estimates of coal reserve tonnages and quality are reasonable, based on adequate data, and are developed by application of techniques and parameters accepted in the industry. The estimates provide a reliable basis for mine planning and fuel supply assessment.

3.9 COAL RESERVES AND RESOURCES

     This section addresses the quantity of coal reserves and resources available at the Rosebud Mine. Estimates are provided by WECO (except as noted) as of 1998. These have been adjusted by BOYD to reflect anticipated depletion through June of 1999.

  3.9.1 Mining Areas

     For purposes of reserve definition, mine planning, and contract commitments, WECO divides the Rosebud Mine into six reserve areas (see Figure
3.4 following this page):

     - AREA A. Area A lies immediately west of the town of Colstrip. The Rosebud seam reserve covers 261 acres and averages approximately 22 feet thick in this area. Overburden depth ranges from subcrop to over 340 feet, averaging 150 feet. Area A was mined extensively in the past; however, it has been inactive since 1994 because of market declines, increasing overburden depth, and high stripping ratios.

     - AREA B. Area B lies south and southwest of Colstrip along the southern side of Armells Creek. The Rosebud seam reserve covers approximately 640 acres in Area B and averages 24.5 feet thick. Overburden depth averages 128 feet, and, as with Area A, mining has taken place in Area B. Area B has been inactive since 1995 because of increasing overburden depth and stripping ratios.

     - AREA C. Area C lies west of Areas A and B, approximately 5 miles southwest of Colstrip. The area is currently active and is the source of coal dedicated to Units 3 & 4. The Rosebud seam covers over 3,475 acres, averaging 23 feet thick. Overburden depth ranges to over 350 feet, averaging just over 97 feet throughout. The coal reserves in Area C form the bulk of the mineable reserves at the Rosebud Mine.

       Area C is further subdivided into five individual mining areas (Areas
       C -- South, East, Central, North, and West). Current mining is in C-South and C-East.

     - AREA D. Area D lies immediately northeast of Colstrip, and is actively being mined. The Rosebud Seam covers approximately 1,000 acres and averages just less than 22 feet thick in Area D. Overburden depth ranges from subcrop to over 260 feet, averaging 112 feet throughout. Area D is dedicated to Colstrip Units 1 & 2.

     - AREA E.  Area E lies southeast of Colstrip and is fully depleted.

     - AREA F. Area F is the westernmost of the reserves controlled by WECO, lying west of Area C and 14 to 15 miles west of Colstrip. The Rosebud Seam covers approximately 2,400 acres and averages 20.4 feet thick in this area. Overburden depth ranges from subcrop to over 250 feet. Area F has been identified by WECO as an area of future reserves. It is not dedicated to any customer, and has not been the subject of detailed reserve studies or mining plans.

                                       3-8

                                     [Map]

                                       3-9

     The individual reserve areas are bounded by geologic/geographic features or mine planning criteria such as overburden depth. In certain cases, additional tonnage could be recovered by extending mining into deeper cover. Such potential extension areas include Areas A, B, C-South, C-Central, C-West, and F. Coal resources in these areas are available for mining, but are not included in WECO's current plans. (Mining of these resources is not required by the plans developed herein until approximately 2028.) The McKay Seam is not considered mineable in any area.

  3.9.2 Reserve/Resource Groups

     Coal resource estimates have been summarized by groups for purposes of this report. These groupings are:

     - Assigned Reserves. Assigned reserves are those recoverable coal and reserves "assigned" to satisfy WECO's contractual fuel supply obligations to the Colstrip Generating Station. These reserves effectively comprise the remaining tonnages in Area C (for Units 3 & 4) and Area D (for Units 1 & 2). WECO has developed long-term mine plans to recover these reserves.

     - Supplemental Reserves. Supplemental reserves are those tonnages that are considered mineable by WECO if adequate prices can be obtained. These reserves are in Areas A and B, and for long-term commitments, Area F. The supplemental reserves could be available for the Colstrip Station under an extension of the current contracts, or for outside sales.

     - Extended Resources. The extended resources are those tonnages accessible by extending current mining plans into deeper cover areas. These tonnages are considered marginal or sub-economic at this time, and are therefore referred to herein as "resources." The coal is well defined (consistent with the "proven" reliability category) and could be available for Colstrip under an extension of the current contracts.

     These groupings are for purposes of this report and do not, particularly as relates to the extended resources, reflect WECO's long-range planning parameters.

  3.9.3 Reserve Parameters

     Estimating recoverable reserves based on geologic modeling work requires application of a number of factors and parameters related to the specific deposit and general mining practices. These parameters as related to the Rosebud Mine are discussed below.

     WECO estimated reserves based on coal volumes developed from the computerized geologic model and a density of 1,742 tons per acre/foot. This is within the normal density range for subbituminous coals.

     Some coal will inevitably be lost in the mining process; thus, not all of the in-place resource is recoverable. In WECO's case, these mining losses are increased by the need to selectively mine the seam for quality reasons. In the Rosebud Seam, certain impurities (particularly sulfur) tend to concentrate in the top and bottom 6 inches to 12 inches of the seam. WECO removes the top 6 inches prior to loading the coal, and leaves an average of 10 inches of the seam bottom in-place. By excluding these small, poor quality sections, overall product coal quality is significantly improved. Considering these and normal mining losses, the effective mining recovery applied in estimating recoverable coal reserves is 94%. This figure is consistent with past history at the mine and with analyses based on quality parameters.

     Some of the top waste coal and weathered outcrop coal (these tonnages are not included in reserve estimates) are mined and used as feed stock for the Colstrip Energy Partners L.P. (CELP) power plant located 8 miles north of Colstrip. Since 1991, CELP waste coal purchased from the Rosebud Mine has averaged 240,000 tons per year. The arrangement has been mutually beneficial for both WECO and CELP.

     The rock and soil material above the Rosebud coal seam is referred to as overburden. Overburden (typically measured in bank cubic yards or BCY) must be removed (or "stripped") to expose the coal seam, and overburden removal is typically the most important cost factor at the mine. Estimates of overburden volumes were made by BOYD based on WECO's geologic model and are included with reserve estimates. The
                                      3-10

"stripping ratio," expressed in BCY per ton, is the volume of overburden which must be removed to expose one ton of recoverable coal in the surface mining process.* Stripping ratio provides an indicator of the relative economics of different reserves. The Rosebud Mine in recent years has experienced virgin stripping ratios in the range of 3.0 - 3.5 BCY/ton.

  3.9.4 Reserve Estimates

     Estimated proven and probable, recoverable (raw product) coal reserves for Rosebud total about 300 million tons, as summarized below and detailed on Table
3.1 following this text.

                                                                    COAL RESERVE SUMMARY
                                                         -------------------------------------------
                                                           IN-PLACE       RECOVERABLE      VIRGIN
                                                             TONS            TONS        STRIP RATIO
AREA                                                         (000)           (000)       (BCY/ TON)
----                                                     -------------    -----------    -----------
Assigned Reserves:
  Area C...............................................     151,307         142,228          4.1
  Area D...............................................      42,777          40,211          4.7
                                                            -------         -------          ---
          Subtotal.....................................     194,085         182,439          4.2
Supplemental Reserves:
  Area A...............................................      10,000           9,400          6.7
  Area B...............................................      27,234          25,600          5.1
  Area F...............................................      85,000          79,900          4.8
                                                            -------         -------          ---
          Subtotal.....................................     122,234         114,900          5.1
                                                            -------         -------          ---
Total Reserves.........................................     316,319         297,339          4.6

     In excess of 95% of these reserves are considered proven. In addition to the assigned and supplemental reserves, estimated "extended resources" are defined and available for mining within the current mine area. These resources are considered subeconomic at this time, but would be available over the long term should economics change.

  3.9.5 Colstrip Station Requirements

     Reserves required to fuel the Colstrip station under the current contracts are estimated at 175 million tons, based on fuel consumption projections provided by R. W. Beck.

                                                         EXPIRATION    REQ'D TONS
CONTRACT                                                    DATE         (000)
--------                                                 ----------    ----------
Units 1 & 2............................................     2009         31,710
Units 3 & 4............................................     2019        142,905
                                                                        -------
          Total........................................                 174,615

Based on these estimates, the assigned reserves at Rosebud are sufficient to meet contractual obligations to the Colstrip Station.

     If Rosebud continues to supply the Colstrip Station via contract extensions through 2030, an additional 138 million tons will be required. Sales to other customers during this same period are estimated at 6 million tons, bringing total reserve requirements through 2030 to approximately 319 million tons. This exceeds the reserves available at Rosebud (which are adequate for planned operations through approximately 2028) and require mining some of the "extended resources" (estimated at about 25 million tons) to fuel the plant through the study period. This need to recover extended resources will be exacerbated by any additional third

---------------

* Two stripping ratio figures are commonly quoted. "Virgin" stripping ratio is the in-place (or "virgin") BCY divided by recoverable tons. The "effective" stripping ratio is the sum of in-place BCY and dragline rehandle BCY divided by the recoverable tonnage.
                                      3-11
party sales secured by WECO. In July 1999, WECO negotiated such a sale, committing 1.5 MTPY to Minnesota Power Company over a multi-year contract (the contract term is confidential). Current market conditions are not generally favorable for third party sales of Rosebud coal in terms of both price and quality. While we expect WECO will sell some additional third party coal, we would not, given this market situation, expect such sales to be in large tonnages over the long term. Any such sales will, however, limit the reserves potentially available to Colstrip beyond current contract commitments.

     Beyond 2030, we believe that coal available from alternative sources will be less expensive than mining the "extended resources" at Colstrip. While these "extended resources" will be available, they will probably not be mined.

3.10 COAL QUALITY

     Coal quality estimates are based on analytical data gathered in the course of exploration of the deposit. This data is incorporated in the geologic model and extrapolated to estimate in-place and product coal quality. The resulting estimates of delivered coal quality are discussed in this section.

  3.10.1 Data Extent and Adequacy

     Extensive coal quality data were collected on both the Rosebud and, to a lesser extent, on the McKay coal seams during the WECO exploration programs from the early 1970's through 1998. The extent of the available coal quality data is sufficient to categorize the coal quality estimates as proven and probable. This provides a reliable basis for projecting future fuel quality.

  3.10.2 In-Place Coal Quality

     In-place quality is estimated from independent laboratory analyses of the full Rosebud Seam thickness and compiled using computer geologic modeling techniques. Estimated in-place reserve quality by area is summarized below and on Table 3.2 following this text.

                            IN-PLACE AS-RECEIVED BASIS
                       ------------------------------------
                       MOISTURE    ASH               SULFUR
AREA                     (%)       (%)     BTU/LB     (%)
----                   --------    ----    ------    ------
A                       25.59      9.11    8,530      0.93
B                       25.52      8.97    8,580      0.80
C                       25.91      9.90    8,375      0.91
D                       26.75      8.96    8,467      0.84
F                       25.59      9.72    8,470      0.94
                        -----      ----    -----      ----
Average                 25.91      9.61    8,436      0.90

     Based on our review of the data and modeling procedure, we consider these estimates reasonable.

  3.10.3 Selective Mining

     The Rosebud coal seam is characterized by the presence of high sulfur and ash values in the top and bottom 6 to 12 inches of the coal seam. This allows the mine to improve the quality of the product coal by selectively separating and discarding (or selling as waste coal) the top and bottom of the seam, leaving only the higher quality middle portion. Thus the quality of the middle portion, which is sent to the Colstrip Station, is not degraded by the poor-quality top and bottom material, as it would have been had the full seam been mined. This selective mining practice enhances the product and is a significant consideration in estimating product coal quality.

     To determine the thickness of poorer quality material, the exploration cores must be split and the top and bottom sampled and analyzed separately. This "ply-by-ply" sampling technique is now standard procedure at Rosebud and reliably estimates the quality of coal recovered using selective mining techniques.

                                      3-12

     Unfortunately, prior to 1995, the importance of ply-by-ply sampling was not realized, and many of the earlier cores were analyzed as one sample of the full seam thickness. In such a case, the quality of the full core is lower than can be achieved by selective mining, but it is not possible to know by exactly how much, because separate analyses of top and bottom were not made. Much of WECO's pre-1995 exploration data reflects these full-seam samples, and thus understates the actual quality of coal that can be produced. WECO therefore decided to derive a global adjustment methodology that could be applied to this older data to accurately estimate probable product quality. This was the purpose of a "Quality Assessment Study" undertaken in 1995, based on 27 cores in Area D, and some 51 core holes drilled in 1979 - 1981. This data indicated the following typical quality variations in the seam:

                                                    IN-PLACE COAL QUALITY
                                                      AS-RECEIVED BASIS
                                            --------------------------------------
                                            MOISTURE     ASH                SULFUR
INTERVAL                                      (%)        (%)     BTU/LB.     (%)
--------                                    --------    -----    -------    ------
Top.......................................   20.24      24.92     7,135      5.35
Middle....................................   27.05       7.92     8,577      0.67
Bottom....................................   22.96      26.15     6,456      2.58
                                             -----      -----     -----      ----
Composite.................................   26.75       8.96     8,467      0.84

     Thus, by selectively mining the coal (separating or not taking the top 6 inches and bottom 12 inches), the coal quality is improved, with a decrease in sulfur of 0.17% (0.84% - 0.67%), a decrease in ash of 1.04% (8.96% - 7.92%), and an increase of 121 Btu/lb.

     To utilize the older data insofar as possible in conjunction with the 1995 ply-by-ply analysis, WECO derived adjustment factors for estimating recoverable coal:

     - For predicting mined coal quality, weigh the 1995 drilling program quality results and the as-mined quality results equally.

     - For predicting mined coal quality other than sodium, give the pre-1995 results weighting factor equal to 20% of the 1995 program results.

     - For predicting mined sodium, weigh all results equally. This decision was based on an observation of better agreement between drilling program sodium results than between other quality characteristics.

     The above adjustments were made to the Area D database, and the resulting estimated recoverable coal quality by WECO is based on these factors. Similar types of adjustments were derived for Areas A, B, and C and correlated to recovered coal quality. WECO has not determined an adjustment factor for Area F because there has been no coal mined to form a basis for the adjustment.

     BOYD has reviewed this adjustment procedure for predicting recoverable coal quality, and considers it reasonable.

  3.10.4 Recoverable Coal Quality

     The recoverable coal quality for Areas A and B are projected from the WECO computer model. The recoverable coal quality for Areas C and D was estimated from in-place coal quality using the adjustment factors discussed above. Recoverable coal quality for Area F was not estimated by WECO because no coal has been mined in Area F, and no sampling has been done on a ply-by-ply basis.

     For purposes of this report, BOYD applied the parameters from the 1995 drilling program in Area D (the difference between the coal and the composite intervals) to estimate recoverable quality in Area F. The estimated recoverable coal quality of the Rosebud Mine reserves is summarized below and detailed on Table 3.2.

                                      3-13

                                                       RECOVERABLE COAL QUALITY
                                                          AS-RECEIVED BASIS
                                                 ------------------------------------
                                                 MOISTURE    ASH               SULFUR      NA(2)O
AREA                                               (%)       (%)     BTU/LB     (%)      (% IN ASH)
----                                             --------    ----    ------    ------    ----------
Assigned Reserves:
  Area C.......................................   25.97      9.32    8,509      0.68        0.49
  Area D.......................................   26.83      7.95    8,558      0.62        0.58
                                                  -----      ----    -----      ----        ----
                                                  26.16      9.02    8,520      0.67        0.51
Supplemental Reserves:
  Area A.......................................   25.54      8.91    8,713      0.72        0.54
  Area B.......................................   25.51      8.85    8,739      0.72        0.30
  Area F.......................................   25.29      8.68    8,591      0.77        1.05
                                                  -----      ----    -----      ----        ----
                                                  25.36      8.74    8,634      0.75        0.84
          Total Reserves.......................   25.85      8.91    8,564      0.70        0.64

     Recoverable coal quality generally meets contract specifications. However, there are "pockets" of high-sodium coal that could be problematical for Units 1 & 2, even when product quality is within specifications. One such pocket will be encountered in Area D (which supplies Units 1 & 2) late in the contract life. Alternative mining plans or blending with Area C coal may be desirable at that time.

     Following this text are:

     Tables

       3.1: Coal Resource Summary

       3.2: Coal Quality Summary

                                      3-14

                                   TABLE 3.1

                             COAL RESOURCE SUMMARY
                                  ROSEBUD MINE
                            ROSEBUD COUNTY, MONTANA
                                      FOR
                             CHASE SECURITIES INC.
                                       BY
                              JOHN T. BOYD COMPANY
                       MINING AND GEOLOGICAL CONSULTANTS
                                 SEPTEMBER 1999

                                                              COAL TONS              OVERBURDEN*
                                            SEAM       -----------------------    ------------------      VIRGIN
                                          THICKNESS    IN-PLACE    RECOVERABLE    DEPTH       BCY       STRIP RATIO
AREA                             ACRES      (FT)        (000)         (000)       (FT)       (000)        BCY/TON
----                             -----    ---------    --------    -----------    -----    ---------    -----------
ASSIGNED RESERVES:
  Area C:
    C West.....................    760      23.7        31,418        29,533        83       101,308        3.4
    C North....................    718      23.7        29,678        27,897        66        76,339        2.7
    C Central..................    479      21.7        18,183        17,092       101        77,758        4.5
    C East.....................    777      23.7        32,036        30,114       118       148,247        4.9
    C South....................  1,011      22.7        39,992        37,592       111       180,496        4.8
                                 -----      ----       -------       -------       ---     ---------        ---
         Subtotal -- Area C....  3,745      23.2       151,307       142,228        97       584,148        4.1
  Area D.......................  1,040      23.6        42,777        40,211       112       187,256        4.7
                                 -----      ----       -------       -------       ---     ---------        ---
         Total -- Assigned.....  4,785      23.3       194,085       182,439       128       771,404        4.2
SUPPLEMENTAL RESERVES:
  Area A.......................    261      22.0        10,000         9,400       150        63,146        6.7
  Area B.......................    638      24.5        27,234        25,600       128       131,482        5.1
  Area F.......................  2,400      20.4        85,000        79,900       100       387,060        4.8
                                 -----      ----       -------       -------       ---     ---------        ---
       Total -- Supplemental...  3,299      21.3       122,234       114,900       109       581,689        5.1
TOTAL RESERVES.................  8,084      22.5       316,319       297,339       104     1,353,093        4.6

---------------
* Estimated by BOYD based on WECO geologic model.

Note:

 "Assigned" = Reserves assigned by WECO to current Colstrip Plant contract committments.

 "Supplemental" = Reserves not included in current mining plans but considered mineable by WECO.

 All reserves are classified as "Proven" and "Probable."

                                      3-15

                                   TABLE 3.2

                              COAL QUALITY SUMMARY
                                  ROSEBUD MINE
                            ROSEBUD COUNTY, MONTANA
                                      FOR
                             CHASE SECURITIES INC.
                                       BY
                              JOHN T. BOYD COMPANY
                       MINING AND GEOLOGICAL CONSULTANTS
                                 SEPTEMBER 1999

                                                                      AS-RECEIVED BASIS
                                            ----------------------------------------------------------------------
                                                         IN-PLACE                           RECOVERABLE
                                  RECOV.    ----------------------------------   ---------------------------------   NA(2)O
                                   TONS     MOISTURE    ASH             SULFUR   MOISTURE   ASH             SULFUR   IN ASH
AREA                               (000)      (%)       (%)    BTU/LB    (%)       (%)      (%)    BTU/LB    (%)      (%)
----                              -------   --------   -----   ------   ------   --------   ----   ------   ------   ------
ASSIGNED RESERVES:
  Area C:
    C-West......................   29,533    26.33      8.79   8,448     0.85     26.00     9.55   8,512     0.67     0.35
    C-North.....................   27,897    25.67      9.98   8,330     0.98     25.96     9.30   8,506     0.69     0.31
    C-Central...................   17,092    25.45     10.37   8,305     0.99     25.94     9.23   8,505     0.69     1.22
    C-East......................   30,114    26.54      9.61   8,437     0.81     26.02     9.38   8,511     0.67     0.58
    C-South.....................   37,592    25.45     10.73   8,335     0.93     25.94     9.15   8,508     0.68     0.34
                                  -------    -----     -----   -----     ----     -----     ----   -----     ----     ----
         Subtotal -- Area C.....  142,228    25.91      9.90   8,375     0.91     25.97     9.32   8,509     0.68     0.49
  Area D........................   40,211    26.75      8.96   8,467     0.84     26.83     7.95   8,558     0.62     0.58
         Total -- Assigned......  182,439    26.09      9.69   8,396     0.89     26.16     9.02   8,520     0.67     0.51
SUPPLEMENTAL RESERVES:
  Area A........................    9,400    25.59      9.11   8,530     0.93     25.54     8.91   8,713     0.72     0.54
  Area B........................   25,600    25.52      8.97   8,580     0.80     25.51     8.85   8,739     0.72     0.30
  Area F........................   79,900    25.59      9.72   8,470     0.94     25.29     8.68   8,591     0.77     1.05
                                  -------    -----     -----   -----     ----     -----     ----   -----     ----     ----
         Total --Supplemental...  114,900    25.57      9.50   8,499     0.91     25.36     8.74   8,634     0.75     0.84
TOTAL RESERVES..................  297,339    25.89      9.62   8,436     0.90     25.85     8.91   8,564     0.70     0.64

                                      3-16

                                  ROSEBUD MINE

4.1 INTRODUCTION

     The Rosebud Mine is a large surface coal mining operation owned and operated by Western Energy Company (WECO). WECO is a subsidiary of Entech, Inc., which, in turn, is an affiliate of Montana Power Company.

     This chapter reviews the existing mine, its equipment, facilities, production capabilities, and operational performance in the context of the mine's reliability as a long-term supplier. Future mining plans and projected operating costs are also addressed.

4.2 PRESENT MINE

  4.2.1 Mine Background

     The Rosebud Mine was opened in 1968 to provide coal to the Corette Station. In 1975, with the construction of Colstrip Units 1 & 2, the mine expanded to a 5-million-ton per year (MTPY) capacity with a 60 cu. yd. Marion 8050 dragline working in Area E. In 1976, a second dragline was installed in Area B to produce coal under long-term supply contracts with Northern States Power (NSP) and Wisconsin Power and Light (WPL). Area C was opened in 1983, dedicated exclusively to Units 3 & 4. In 1986, Area E was depleted and Area D begun for Units 1 & 2.

     In 1995, the contracts with NSP and WPL expired, and were not renewed by the utilities. Similarly, in 1996 the Corette Station began buying coal from the Southern Powder River Basin (SPRB) in place of its traditional Rosebud tonnage. As a result, Rosebud Mine production decreased from over 13 MTPY in 1994 to 8 MTPY in 1996. Annual mine production since 1972 is summarized:

                AVERAGE
  PERIOD     TONS/YR (000)
-----------  -------------
1972 - 1975      4,745
1976 - 1980     10,363
1981 - 1985     10,742
1986 - 1990     13,342
1991 - 1995     12,956
   1996          7,779
   1997          9,127
   1998         10,499

     The reduction in mine production since 1994 has left some idle capacity in stripping and coal handling equipment. Other equipment has been retired or transferred to the areas producing coal for the Colstrip Station.

     Production is currently limited to fuel for the Colstrip Station, and coal for a few smaller customers, including:

     - Great Lakes Coal and Dock purchases coal for resale as industrial and stoker coal. This tonnage is limited, estimated at 200,000 tons annually.

     - Colstrip Energy Limited Partners (CELP) purchase "waste coal" (the high sulfur, high ash coal cleaned from the top of the seam in the normal course of mining) for consumption in their plant located north of Colstrip. This material is typically in the range of 240,000 tons per year and is sold under separate loading and transportation agreements.

     - Advanced Coal Conversion Process (ACCP) takes up to 450,000 tons per year from Area A, which provides feedstock to produce approximately 300,000 tons of low sulfur, high Btu syncoal. Approximately 200,000 tons of this is planned for sale to Units 1 & 2, while the balance would be sold to industrial or other customers.

                                       4-1

     The Rosebud Mine has difficulty competing in current utility coal markets for rail-served plants, and WECO's mine plans as of March 1999 do not provide for sales other than the Colstrip Station and the small customers noted above.

     In July 1999, WECO negotiated an agreement to sell up to 1.5 MTPY to Minnesota Power Company over a multi-year term (the precise term of the agreement is confidential). Producing this additional tonnage is within the installed capacity of the mine with only minimal additions of labor and equipment. This additional tonnage could engender a change in mining plans; however, our understanding is that the mine will generally follow currently planned pit progressions, and any change would be minor. Revisions to the mining plans and cost projections in our March 1999 report as a result of the sale to Minnesota Power are beyond the scope of this update. We consider it unlikely that such revisions, if they were made, would substantially affect the findings of that study.

     WECO will continue to work to sell coal into the broader utility market, and may successfully secure some future sales. We would not, however, expect these sales to be in large volumes over long terms.

     Although the mine is managed as a single integrated complex, contractual provisions relating to reserve dedication, capital equipment assignments, and cost allocations tend to create two separate mines. For purposes of planning, budgeting, and costing, the Area C operation (supplying Units 3 & 4) and Area D (supplying Units 1 & 2) are quasi-independent mines.

  4.2.2 Recent Performance

     Recent operational performance data for Rosebud are shown on Table 4.1 following this text, and are summarized below:

                                                              1995 - 1998
                                                                AVERAGE
                                                              -----------
Production (Tons/Yr - 000)..................................     9,664
Quality: Ash(%).............................................      9.44
     Sulfur(%)..............................................      0.74
     Btu/lb.................................................     8,526

Overburden Removal:
  Effective BCY/Yr (000)....................................    36,739
  Stripping Ratio (BCY/Ton).................................      3.80
Labor Force (No. of Employees)*.............................       288
Labor Productivity (Tons/Empl-Hr)...........................      16.1

---------------
* All employees -- 1996 and 1997 only

     Reported 1999 production through August totaled 6.9 million tons. Mine performance has been reasonably consistent over the period reviewed, with the exception of market-driven production decreases. We consider the mine reasonably well designed and managed, although there is potential for improvement in operational performance.

  4.2.3 Infrastructure and Equipment

     Mine infrastructure, such as buildings, roads, power distribution, and coal handling facilities, is adequate to support production in excess of levels planned for the Colstrip Station. Over time, various upgrades and modifications will be necessary, and systems such as roads and power distribution will have to be expanded. Overall, the mine infrastructure is in good condition and adequate to supply the Colstrip Station.

     Mine equipment data were reviewed and major items viewed in the field to generally assess condition and suitability for the operation. WECO provided supplemental information on equipment lifetime operating

                                       4-2
hours and percent mechanical/electrical availability for 1997 and 1998 (an indicator of condition). This data is summarized in Appendix A and discussed below.

     - Draglines. The draglines are the primary mining tools and appear to be in good condition, achieving generally acceptable availability. The machines are at an age where regular maintenance and major overhauls are a necessity to prolong the machine's useful life. Given such regular maintenance, and the excess capacity available due to production cutbacks, the draglines are adequate for the needs of the Colstrip Station.

     - Shovels. As with the draglines, the shovels are performing at acceptable levels but will require regular maintenance and overhauls.

     - Coal Haulers. WECO's coal hauler fleet, particularly for Area D, is relatively old. These machines are adequate now because there is excess capacity; however, they will require major rebuilds or replacement in the near future. Monies for these rebuilds/replacements are included in fuel cost projections.

     - Mobile/Support Equipment. Other equipment at the mine appears to be in fair operating condition, but is, in many cases, relatively old. A number of these items will require replacement in the near future.

     The equipment fleet is adequate (or has excess capacity) to reliably supply the needs of the Colstrip Station and planned third party sales. However, the equipment is relatively old, and capital expenditures for rebuilds and replacements are incorporated in the cost projections.

  4.2.4 Labor Force

     The January 1999 labor force at Rosebud numbers approximately 315, including administrative personnel. This represents a 22% reduction from the mine's peak employment in 1992 - 1994. Personnel assignments are approximately as follows:

                                                          NUMBER OF EMPLOYEES
                                                      ---------------------------
                                                      SALARIED    HOURLY    TOTAL
                                                      --------    ------    -----
Management..........................................      4         --         4
Administrative......................................     52          7        59
                                                         --        ---       ---
     Subtotal.......................................     56          7        63

Operations:
  Area D -- Production..............................      4         45        49
       -- Maintenance...............................      5         24        29
                                                         --        ---       ---
     Subtotal.......................................      9         69        78
  Area C -- Production..............................      5         66        71
       -- Maintenance...............................      6         45        51
                                                         --        ---       ---
     Subtotal.......................................     11        111       122
  CELP Load/Haul....................................     --          7         7
  ACCP Plant........................................      2         14        16
  Area C Conveyor...................................      2         13        15
  Other.............................................      1         13        14
                                                         --        ---       ---
     Total -- Operations............................     25        227       252
     Total -- All...................................     81        234       315

     Labor productivity averages 15 - 17 tons per employee hour (TPEH). This is within the typical range for mines with comparable equipment, production levels, and conditions.

                                       4-3

     The hourly workers at Rosebud are represented by the International Union of Operating Engineers under two separate collective bargaining agreements (one for the mine and one for the conveyor and ACCP facility). These specify competitive hourly pay rates in the range of $20/hr to $22/hr, and provide management adequate flexibility relative to work schedules, assignments, etc. The agreements, which include no-strike clauses, extend through 2001. Generally, labor relations at Rosebud have not been contentious. Absenteeism, turnover, accident rates, etc., are within typical ranges in the industry.

     The Rosebud labor force is stable, and provides adequate skills and abilities to reliably operate the mine.

  4.2.5 Operating Costs

     WECO provided data on direct mine operating costs for 1997 and 1998, and supplemental data for 1996. This information was reviewed to determine whether the costs were reasonable as compared to industry norms, and to identify any areas of particularly high or low costs.

     Average direct operating costs for 1996, 1997, and 1998 (11 months) are summarized:

                                                             $/TON
                                                 -----------------------------
                                                 1996*    1997    1998    AVG.
                                                 -----    ----    ----    ----
Direct Mining Expense
  Overburden Removal...........................  1.29     0.92    1.16    1.12
  Coal Loading & Hauling.......................  1.20     0.82    0.78    0.91
  Reclamation..................................  0.89     0.40    0.25    0.48
  Crushing/Conveying...........................  0.40     0.34    0.29    0.34
  Supervision/Engineering......................  0.50     0.28    0.28    0.34
  Other........................................  0.23     0.30    0.30    0.28
                                                 ----     ----    ----    ----
     Subtotal..................................  4.51     3.06    3.07    3.47
Other Costs
  Lease Rents & Records........................  0.02     0.01    0.01    0.01
  A & G and Overheads..........................  1.67     0.85    0.65    1.01
                                                 ----     ----    ----    ----
     Subtotal..................................  1.69     0.86    0.66    1.02
     Total.....................................  6.20     3.92    3.72    4.49

---------------
* Cost data not verified; included for comparison purposes only.

     Note that these costs do not include depreciation, depletion, and amortization, nor do they incorporate the substantial production tax and royalty expense incurred by the mine.

     The costs, as shown, reflect significant cost reductions achieved in 1997 and 1998 in spite of a higher stripping ratio. Much of this reduction is in the A & G and Overheads category, although reductions in operational areas are evident as well. Reductions in A & G reflect cutbacks at the mine and at WECO's head office, as well as changes in overhead allocation methodologies that have reduced costs allocated to the mine. Under the Amended and Restated Units 3 & 4 Coal Supply Agreement, future A & G charges will be determined by parameters established by an independent accounting firm.

     WECO's future plans assume these cost reductions can be maintained over the long term. BOYD agrees that costs in 1998 are more likely to be representative of future operations than costs in earlier years, and cost estimates presented herein are developed accordingly.

4.3 COAL HANDLING AND TRANSPORTATION

     Coal for Units 1 & 2 is hauled to the Area D tipple, crushed, and conveyed directly to the lowering well serving the power plant stockpile. The facility is equipped with a 250-ton capacity truck dump hopper, McNalley Pittsburgh double roll primary crusher, and American Pulverizer AC-7F secondary crusher. Rated

                                       4-4
facility capacity is 1,250 tons per hour (TPH) of minus 2-inch coal. The crushed coal can also be conveyed to a 190-ton rail car loadout bin for third party sales.

     The Area C crushing and conveying system, serving Units 3 & 4, incorporates primary and secondary crushing facilities, a 4.2-mile overland conveyor system, and various ancillary facilities. Major components of this system are:

     - Area C truck dump with two 250-ton dump hoppers feeding two parallel single roll primary crushers which reduce the coal to minus 8 inch size. Each circuit is rated at 1,875 TPH and is capable of independently feeding the overland conveyor system.

     - Secondary crusher, including tramp iron magnet and two McLanahan 30" x 72" double roll crushers sizing the coal to minus 3 inches.

     - Overland conveyor system, including 22,203 ft of conveyor in five flights with 2,200 total drive hp. Conveyors are 48", travel at 800 fpm, and the system is rated at 1,875 TPH.

     - Ancillary facilities include a dust collection system, water supply, and electrical, mechanical, and maintenance buildings.

     The overland conveyor delivers coal directly to the Units 3 & 4 coal handling facility. This facility is rated at 1,550 TPH, which limits the effective capacity of the overland conveyor.

     The existing conveyor system operates reliably and is adequate for projected fuel needs for Units 3 & 4. Overall, the Rosebud coal handling facilities are suitable for the plant.

4.4 ENVIRONMENTAL AND PERMITTING

     The Rosebud Mine operates under a number of environmental-related permit provisions, the most important of which are incorporated in the Surface Mining Permit issued by the Montana Department of Environmental Quality. This permit is in conformance with requirements of the Surface Mining Control and Reclamation Act (SMCRA) and subject to oversight by the Federal Office of Surface Mining.

     The environmental and permitting status of the Rosebud Mine was discussed with WECO personnel, and the permit documents reviewed to identify any issues that could affect the continued operation of the mine. The mine's records of inspections and regulatory compliance activities were also reviewed.

     WECO is generally in compliance with applicable laws and regulations as they are enforced in the region. The reclamation effort is good, and the mine has won several awards for excellence in mined land reclamation.

     Major outstanding environmental issues are minimal. There have been questions raised about the probable hydrological consequences of mining in Area C under the "least cost" mining approach. Mine staff considers these questions related mostly to lack of data, and believes the issue will be resolved favorably. If for some reason regulatory authorities did not approve these permit changes related to "least cost" mining, the previous mine plan (a "levelized" approach) provides an alternative. This previous plan is fully permitted, and, while it would not have certain of the benefits of "least cost" mining, it could be followed with no interruption to mining operations.

     Certain portions of Area D are not within the currently permitted area. This permit modification is expected to be approved in 1999.

     Planned mining through 2019 will concentrate in areas that are currently active and where the environmental issues are well defined. Area F, which is planned for mining after 2019, is less well defined. While mine personnel are unaware of any environmental limitations associated with Area F, there is still a degree of uncertainty.

     Overall, our review indicates that environmental and permitting activities at Rosebud are consistent with industry norms. There do not appear to be any environmentally related issues that constitute a "fatal flaw" or pose a significant risk to the fuel supply.

                                       4-5

     The "least cost" mining approach will result in extensive final pits at the conclusion of mining. These are expensive to reclaim and will constitute a significant liability. WECO indicates that the liability is fully funded for Area C at this time (except for Puget Sound Power & Light's share, which is on an accrual basis). Area D is funded via an accrual. As a result, the Colstrip Station owners should not have any outstanding obligation as regards final reclamation at the conclusion of the current contracts. BOYD has not verified the sufficiency of these accruals or legal obligations for final reclamation.

4.5 MINING PLANS

     By assignment, BOYD projected future operations over a 30-plus year period extending from July 1, 1999, to December 31, 2030. This significantly exceeds WECO's planning horizons, which extend through the expiration of the existing contracts in 2009 (for Units 1 & 2) and 2019 (for Units 3 & 4). WECO has developed two independent plans along these lines, one to satisfy each contract. We reviewed WECO's plans and believe they are generally accurate and represent a logical exploitation of the deposit. To extend these plans through 2030, we assumed that operations will continue beyond WECO's plan without major changes in production levels, methods, or equipment. The extended mining plan will recover the remaining supplemental reserves (Areas A, B, and F) and, in the final 2-3 years (2028 and later) certain deeper coal resources available via a logical continuation of WECO's planned operation.

     WECO's plans are based on typical or historic plant consumption levels of
2.85 MTPY for Units 1 & 2 and 6.5 MTPY for Units 3 & 4. Based on input from R.W. Beck, we have modified the plans to produce 3.02 MTPY for Units 1 & 2 and 6.971 MTPY for Units 3 & 4. These tonnages are consistent with station generation plans.

     WECO's plans, which form the basis for mine plan and cost projections presented herein, do not incorporate the 1.5 MTPY sales to Minnesota Power under the contract negotiated in July 1999. Revisions to the projections herein to include this tonnage are beyond the scope of this update. We consider it unlikely that such revisions, if made, would substantially affect the fuel cost projections presented herein.

     This section discusses WECO's mine plans and BOYD's extensions through 2030.

  4.5.1 Planning Concept

     Units 1 & 2 are supplied by Mining Area D. WECO's plan projects this to continue, scheduling mining in Area D through year 2010 and thus covering projected coal sales through the end of the coal sales contract in 2009. Coal quality is a key design criterion, with areas of high sodium coal (Na(2)O in ash) deferred until the last years of the plan. Also, late in the plan, the mine will encounter areas of relatively deep, high-ratio coal.

     BOYD's modification of the WECO plan assumes the contract will be extended and Area D worked to depletion in 2010. After that, the operations fueling Units 1 & 2 will move to Area B, depleting the remaining "supplemental" reserves, then to Area A, also depleting the available supplemental reserves. In the later years of the plan, the mine returns to Area B and recovers additional, relatively deep cover coal from the "extended resource" area. This mining schedule is shown on Table 4.2 following this text.

     Units 3 & 4 are fueled by the Area C operation. The mine-planning philosophy for Area C is a "least cost" approach originally proposed in conjunction with an arbitration of the coal supply contract. The current contract mandates this "least cost" mining, and WECO has developed mine plans accordingly. The "least cost" approach favors mining of low cover, low strip ratio reserves first, deferring high cost coal until later in the mine life. As a result, initial costs are low, but will increase over the life of the mine.

     WECO's mine plan projects continuing operations in Area C through contract termination in 2019. At that time, the available reserves within currently defined mining limits in Area C will be effectively depleted. BOYD's modifications assume production consistent with projected Units 3 & 4 burn, and that after depletion of Area C, operations move to Area F for the duration of the study period.

     Mining in Area C is not progressing precisely according to plan due to delays in obtaining federal coal leases. As a result, the current near-term plan is not integrated with the long-term plan for the area. For

                                       4-6
purposes of this report, we have modified the long-term plan to be consistent with the short-term situation at Rosebud as of January 1999. This modification presents a reasonable projection of future mining suitable for this study, but may not precisely reflect WECO's formal plans. This mining schedule is shown on Table 4.3 following this text.

  4.5.2 Production Requirements

     Mine production requirements for purposes of this study are based on estimated fuel needs of the Colstrip Station, as provided by R. W. Beck*, and anticipated sales to other customers, exclusive of tonnage committed to Minnesota Power in July 1999. That customer base is assumed to remain constant through year 2030 (i.e., coal contracts are assumed to be renewed). Resulting production requirements for the Rosebud Mine over the 1999 through 2030 timeframe are 319 million tons, as shown below:

                                                        TOTAL       AVG. PER YEAR
                                                      TONS (000)     TONS (000)
                                                      ----------    -------------
Colstrip Units 1 & 2................................    93,960          2,983
Colstrip Units 3 & 4................................   218,805          6,946
CELP Power Station*.................................     7,875            250
Great Lakes Terminal................................     6,300            200
                                                       -------         ------
                                                       319,065         10,129

---------------
* Waste coal -- not included in totals.

     The projected annual coal production tonnage for the Colstrip station reflects the fuel requirements provided by R. W. Beck, adjusted based on the thermal content (Btu/lb) of the coal produced from each mine area over the study period.

     Other assumed purchasers of Rosebud production include the CELP Power Station (which consumes waste coal) at 250,000 tons per year and industrial sales (Great Lakes) at 200,000 tons per year. "Waste" coal supplied to the CELP Power Station is selectively removed from the upper 6 inches of the Rosebud seam in conjunction with Area C operations supplying Colstrip Units 3 & 4.

     Coal for the Great Lakes Terminal is mined along with production for the Colstrip Units 1 & 2 from Areas A, B, and D.

     Additional coal is produced as feedstock for the ACCP plant. Current plans are to mine that coal from Area A, although it could also come from Area C or D. For purposes of this study, we have assumed that any ACCP coal mined from Area C or D would be offset by synfuel sold to Units 1 & 2 and thus not impact overall production requirements. The ACCP operation will most likely close in 2007 when available tax credits end.

  4.5.3 Mining Sequence and Schedule

     The mining sequence is designed to advance from lower to higher strip ratio areas. The sequence to supply Colstrip Units 1 & 2 continues current operations in Area D until reserves are depleted in 2011, then moves to Mine Areas A and B.

---------------

* R. W. Beck provided the following fuel requirements for planning purposes:
  -- Corette Station: 810,000 Tons per Year at 8,330 Btu/lb.
  -- Colstrip Units 1 & 2: 3,020,000 tons per year at 8,558 Btu/lb.
  -- Colstrip Units 3 & 4: 6,971,000 tons per year at 8,509 Btu/lb.

These production assumptions are adjusted for variations in coal quality to supply the required total Btu.

                                       4-7

     The Units 1 & 2 mining schedule and total coal recovered is shown in detail on Table 4.2 and summarized below:

                  UNITS 1 & 2 MINING
------------------------------------------------------
MINE      YEARS      COAL RECOVERED   EFFECTIVE RATIO*
AREA    OF MINING      (TONS-000)         BCY/TON
----   -----------   --------------   ----------------
D      1999 - 2011       40,190             5.7
B      2012 - 2019       25,316             6.3
A      2020 - 2022        9,400             6.8
B      2023 - 2030       25,354             9.7
                        -------             ---
Total                   100,260             7.0

---------------
* Effective stripping ratio includes dragline rehandle.

     Coal supply to Colstrip Units 3 & 4 assumes continuation of mining in Area C and subsequent relocation to mine Area F. Mine Area C encompasses a 4 mile by 9 mile area and is comprised of five sub-areas. All of these sub-areas are mined concurrently, based on the "least cost" design concept. The schedule of mining in Areas C and F is shown on Table 4.3 and summarized below:

                  UNITS 3 & 4 MINING
------------------------------------------------------
MINE      YEARS      COAL RECOVERED   EFFECTIVE RATIO*
AREA    OF MINING      (TONS-000)         BCY/TON
----   -----------   --------------   ----------------
C      1999 - 2019      142,905             5.0
F      2020 - 2030       75,900             6.0
                        -------             ---
                        218,805             5.4

---------------
* Effective stripping ratio includes dragline rehandle.

     These planned mining sequences are consistent with WECO's long-term planning concept, but assume no outside sales (except as noted) and continuing coal consumption by Colstrip at the estimated rates.

  4.5.4 Mining Equipment

     The mining equipment in the long-term plan is initially the same as currently in use at the Rosebud Mine. As the operation advances into areas of higher strip ratio and consequent increased overburden volumes, additional mining equipment is purchased to supplement the present fleets.

     The four existing draglines, one Marion 8200 and three Marion 8050s, are projected as the primary stripping machines. Presently two of the draglines are operated regularly, with a third operated intermittently. The use of the draglines is projected to increase until all four machines are scheduled for continuous operation in the late years of the mine plan.

     The draglines are supported by a fleet of large dozers (CAT D11 class). This fleet prepares an extended bench from which the draglines operate. The annual quantity of overburden the dozers push gradually increases over the mine life, and the dozer fleet is projected to expand through additional purchases according to these overburden volume increases.

     The combined dragline and dozer fleets move all overburden at depths less than 180 feet. Where overburden depth exceeds 180 feet, the overheight material is assumed to be handled by contract earthmovers. The overheight material is approximately 2% of total overburden volume, and therefore the contract operations are limited.

     Coal loading methods and equipment types are projected to remain the same as at present in WECO's mine plan and as extended to 2030. The two oldest coal-loading shovels are scheduled for replacement, as is the fleet of coal haulers. The present 120-ton and 160-ton coal haulers are assumed to be replaced with 200-ton haulers. The number of coal haulers is also increased in later years of the mine life as haul distances

                                       4-8
increase. Coal mining support fleets, including front-end loaders, drills, road graders, and water trucks, are replaced at typical unit life. The number of machines assigned to road maintenance is supplemented as haul distances increase.

4.6 COST PROJECTIONS

  4.6.1 Cost Estimating Parameters and Assumptions

     Capital and operating costs are generally estimated based on cost history at the Rosebud Mine. Where past costs may not be representative of planned operations, typical industry cost parameters are applied. For estimating purposes, costs are expressed on a functional unit basis (i.e., $/BCY for overburden removal, $/ton-mile for coal hauling, etc.).

     Total mining costs are directly related to the material volumes (overburden and coal) moved in each year of the plan. Inasmuch as overburden volume increases gradually over the plan life, production costs increase correspondingly. Major cost estimating parameters and assumptions in the plan are:

     - Present coal sales tonnages are assumed to continue beyond expiration of the current contracts.

     - Current mining equipment types (draglines, dozers, shovels, etc.) will be used for future mining. No major new technologies are envisioned, although certain upgrades are incorporated.

     - Mining equipment application will continue as at present. Primarily, the overburden stripping will include dozer pre-bench and dragline extended bench operations.

     - Stripping and loading equipment productivities remain constant over the plan term.

     - Capital expenditures for mining equipment replacement are scheduled based on typical industry machine life.

     - Rebuild capital has been included for the draglines and coal-loading shovels at typical intervals in the life cycle of these machines.

     - Coal haulage costs reflect the addition of larger capacity coal haulers and greater efficiency related to longer haul distances.

     - Projected operating costs include accruals to fund final reclamation of the mines. These accruals are reflected in fuel costs only to the extent allowed by the existing supply agreements.

     All costs are projected in 4th quarter 1998 dollars with no allowance for inflation. Costs include the direct cash cost for mine operations along with estimated capital expenditures. The estimates presented in this chapter do not include royalties, production taxes, and non-cash costs such as depreciation and depletion.

     The impact on overall mine costs resulting from the additional 1.5 MTPY sold to Minnesota Power has not been quantified. We expect the overall effect on a per-ton basis to be limited to reductions in certain fixed cost components, and possibly some additional capital expenditures. We cannot reliably estimate these cost impacts at this time; however, we do not believe overall mine costs on a per-ton basis would change substantially from estimates presented herein.

  4.6.2 Operating Cost Estimates

     Operating costs are projected individually for the Units 1 & 2 coal supply (Areas A, B, and D) and for operations supplying Colstrip Units 3 & 4 (Areas C and F and the conveyor).

                                       4-9

     Estimated operating costs over the 1999 through 2030 study period are shown in detail on Tables 4.2, 4.3, and 4.4 at the end of this chapter and are summarized below:

                                                     MINING COST -- 1998 $ PER TON
                                    ---------------------------------------------------------------
                                                                    THROUGH     EXTENDED
                                                                    CONTRACT    THROUGH
MINE/OPERATION                      1999    2000    2001    2002     TERM*        2030      AVERAGE
--------------                      ----    ----    ----    ----    --------    --------    -------
Units 1 & 2 (Areas A, B & D)
Overburden Removal................  1.71    1.69    1.37    1.12      1.65        2.27       2.03
Coal Mining.......................  1.06    0.95    1.02    1.05      1.01        1.13       1.09
Reclamation.......................  0.37    0.37    0.37    0.37      0.37        0.37       0.37
Other.............................  1.33    1.33    1.33    1.33      1.33        1.33       1.34
                                    ----    ----    ----    ----      ----        ----       ----
          Total -- 1 & 2..........  4.47    4.34    4.10    3.87      4.36        5.12       4.84
Units 3 & 4 (Areas C & F)
Overburden Removal................  0.76    0.60    0.61    0.62      1.59        1.75       1.54
Coal Mining.......................  1.08    1.12    1.22    1.26      1.10        1.59       1.28
Reclamation.......................  0.37    0.37    0.37    0.37      0.37        0.37       0.37
Other.............................  1.36    1.29    1.29    1.29      1.29        1.30       1.29
                                    ----    ----    ----    ----      ----        ----       ----
       Subtotal...................  3.56    3.38    3.49    3.54      4.35        5.01       4.48
Conveyor..........................  0.22    0.22    0.22    0.22      0.22        0.22       0.22
                                    ----    ----    ----    ----      ----        ----       ----
          Total -- 3 & 4..........  3.78    3.60    3.71    3.76      4.57        5.23       4.70

---------------
* 2003 through 2009 for Units 1 & 2, and 2003 through 2019 for Units 3 & 4.

     Operating costs gradually increase over the plan period, reflecting the advance of operations into higher strip ratio reserves. Conveying costs remain essentially constant over the plan term; however, truck haulage costs (included in "Coal Mining") increase somewhat as haul distances increase.

  4.6.3 Capital Costs

     Projected capital expenditures in the plan total $242 million over the 1999 through 2030 term. Capital costs by mine area are shown on Tables 4.2, 4.3, and 4.4, and summarized below:

                                                          CAPITAL EXPENDITURES ($-000)
                                                     --------------------------------------
                                                     UNITS 1 & 2    UNITS 3 & 4    CONVEYOR
                                                     (A, B, & D)      (C & F)       SYSTEM
                                                     -----------    -----------    --------
Site Preparation...................................     3,185           5,262           0
Buildings & Infrastructure.........................     6,375          11,186           0
Mining Equipment...................................    69,285         113,965       6,990
Support Equipment..................................     8,065          17,936           0
                                                       ------         -------       -----
          Total....................................    86,910         148,349       6,990

The majority of capital expenditures (almost 80% of total) are for mining equipment replacement, rebuilds, and fleet expansion. Due to the age of much of the existing equipment, significant capital expenditures, approximately $67 million (28% of total), are scheduled between 1999 and 2005. These expenditures are considered necessary to maintain mine productivity and assure fuel supply reliability.

     Actual capital expenditures for 1999 are, based on conversations with WECO personnel, reasonably consistent with projections. Exceptions are the acquisition of the federal coal leases, which was more costly than planned ($4.4 million vs. $4.0 million), and certain new equipment, which will be leased rather than purchased. Other planned capital purchases are in process, but may not be completed in 1999.

                                      4-10

4.7 GENERAL COMMENTS

     The Rosebud Mine has been producing coal for the Colstrip Power Station for over 20 years and is a proven reliable fuel source. In BOYD's opinion, the mine is capable of continuing to supply contracted fuel supplies through the term of the current contracts. The age of current mining equipment fleets is a concern, and significant capital expenditures in an equipment upgrade program are planned for and incorporated in cost projections herein.

     There are areas of risk or uncertainty relative to mine operations and costs. These include:

     - Renegotiation of hourly workers' collective bargaining agreements in 2001.

     - Leasing of federal reserves in Area C.

     - Higher sodium content coals in Areas D and F that may require blending.

     - Permitting issues related to probable hydrologic consequences of mining in Area C.

We do not consider any of these uncertainties as likely to significantly affect the fuel supply.

     Projections beyond the current contract terms to 2030 are more speculative. While there is no guarantee, we consider it likely that adequate reserves and resources will be available and that the mine will be capable of continuing to supply coal at costs and volumes projected.

     Beyond 2030, the remaining available coal resources will be higher ratio "extended resources" which would be relatively expensive to mine. We consider it likely that lower cost fuel would be available from other sources (specifically the SPRB) at that time, and that Rosebud operations will cease.

     Following this text are:

     Tables:

        4.1: Historical Performance Summary

        4.2: Mine Plan and Cost Estimate -- Units 1 & 2

        4.3: Mine Plan and Cost Estimate -- Units 3 & 4

        4.4: Conveyor Operating Cost Estimate

                                      4-11

                                   TABLE 4.1

                         HISTORICAL PERFORMANCE SUMMARY
                                  ROSEBUD MINE
                            ROSEBUD COUNTY, MONTANA
                                      FOR
                             CHASE SECURITIES, INC.
                                       BY
                              JOHN T. BOYD COMPANY
                       MINING AND GEOLOGICAL CONSULTANTS
                                 SEPTEMBER 1999

                                             1995       1996       1997       1998      AVERAGE
                                            -------    -------    -------    ------    ---------
PRODUCTION (TONS SOLD - 000):
Area A....................................      345         --         --        --          86
Area B....................................    2,087         --         --        --         522
Area C....................................    5,546      4,365      6,200     7,275       5,847
Area D....................................    3,271      3,414      2,927     3,224       3,209
                                            -------    -------    -------    ------     -------
          Total...........................   11,249      7,779      9,127    10,499       9,664

QUALITY (AS RECEIVED):
Area C
  Moisture (%)............................    25.88      25.90      25.72     25.80       25.82
  Ash (%).................................     9.64       9.75       9.89      9.95        9.82
  Sulfur (%)..............................     0.70       0.76       0.77      0.75        0.75
  BTU/lb..................................    8,509      8,512      8,543     8,514       8,520
Area D
  Moisture (%)............................    25.92      26.23      26.32     26.41       26.22
  Ash (%).................................     8.44       8.57       8.98      9.03        8.75
  Sulfur (%)..............................     0.68       0.71       0.76      0.73        0.72
  BTU/lb..................................    8,630      8,546      8,491     8,474       8,537

STRIPPING OPERATIONS:
Area B
Overburden:
  Virgin (BCY-000)........................    8,865         --         --        --       2,216
  Rehandle (BCY-000)......................    1,468         --         --        --         367
                                            -------    -------    -------    ------     -------
          Total...........................   10,333         --         --        --       2,583
Stripping Ratio:
  Virgin (BCY/ton)........................     4.25         --         --        --        4.25
  Effective (BCY/ton).....................     4.95         --         --        --        4.95
Area C
Overburden:
  Virgin (BCY-000)........................   19,266     14,682     17,597    26,156      19,425
  Rehandle (BCY-000)......................    3,993      2,079      1,566     3,832       2,868
                                            -------    -------    -------    ------     -------
          Total...........................   23,259     16,761     19,163    29,988      22,293
Stripping Ratio:
  Virgin (BCY/ton)........................     3.47       3.36       2.84      3.60        3.32
  Effective (BCY/ton).....................     4.19       3.84       3.09      4.12        3.81

                                      4-12

                                             1995       1996       1997       1998      AVERAGE
                                            -------    -------    -------    ------    ---------
Area D
Overburden:
  Virgin (BCY-000)........................    9,206     11,782     10,114    12,329      10,858
  Rehandle (BCY-000)......................    1,206      1,118        766       932       1,006
                                            -------    -------    -------    ------     -------
          Total...........................   10,412     12,900     10,880    13,261      11,863
Stripping Ratio:
  Virgin (BCY/ton)........................     2.81       3.45       3.46      3.82        3.38
  Effective (BCY/ton).....................     3.18       3.78       3.72      4.11        3.70
All Areas
Overburden:
  Virgin (BCY-000)........................   37,337     26,464     27,711    38,485      32,499
  Rehandle (BCY-000)......................    6,667      3,197      2,332     4,764       4,240
                                            -------    -------    -------    ------     -------
          Total...........................   44,004     29,661     30,043    43,249      36,739
Stripping Ratio:
  Virgin (BCY/ton)........................     3.32       3.40       3.04      3.67        3.36
  Effective (BCY/ton).....................     3.91       3.81       3.29      4.12        3.80
                                             1995       1996       1997       1998     TOTAL/AVG.
                                            -------    -------    -------    ------    ----------

LABOR FORCE:
Employees
  Salaried................................      n/a        n/a         78        77          78
  Hourly:
     Mine.................................      n/a        n/a        161       188         175
     Conveyor.............................      n/a        n/a         12        13          13
     ACCP.................................      n/a        n/a         24        22          23
                                            -------    -------    -------    ------     -------
          Subtotal........................      n/a        n/a        197       223         210
          Total(1)........................      355        268        275       300         288
Employee Hrs Worked
  All Mine Employees......................  653,054        n/a        n/a       n/a     653,054
  Reported to MSHA........................  700,673    518,068    547,292       n/a     588,678
Labor Productivity
  Tons/Empl. Hr. (All)....................    16.05      15.02      16.68       n/a       15.92
  Tons/E-Hr. (MSHA).......................    16.61      14.94      16.67       n/a       16.07

CASH OPERATING COSTS:(2)
  Direct Mining Expense ($/ton)
     Overburden Removal...................      n/a       1.29       0.92      1.16        1.12
     Coal Loading & Hauling...............      n/a       1.20       0.82      0.78        0.91
     Reclamation..........................      n/a       0.89       0.40      0.25        0.48
     Crushing/Conveying...................      n/a       0.40       0.34      0.29        0.34
     Supervision/Engineering..............      n/a       0.50       0.28      0.28        0.34
     Other................................      n/a       0.23       0.30      0.30        0.28
                                            -------    -------    -------    ------     -------
          Subtotal........................      n/a       4.51       3.04      3.07        3.47

                                      4-13

                                             1995       1996       1997       1998     TOTAL/AVG.
                                            -------    -------    -------    ------    ----------
  Other Expenses ($/ton)
     Lease Rent & Records.................      n/a       0.02       0.01      0.01        0.01
     A & G and Overheads..................      n/a       1.67       0.85      0.65        1.01
                                            -------    -------    -------    ------     -------
          Subtotal........................      n/a       1.69       0.86      0.66        1.02
I -- Cash Operating Cost..................      n/a       6.20       3.90      3.72        4.49

---------------
Notes: (1) Data for 1995 and 1996 are based on MSHA reports and are excluded from the average.
       (2) Cost data excludes royalties, taxes and non-cash costs. Cost data for 1996 is based on management control report information which has not been verified. Cost data for 1998 is through November.

                                      4-14

                                   TABLE 4.2

                          MINE PLAN AND COST ESTIMATE
                  ROSEBUD MINE -- UNITS 1 & 2 (AREAS A, B & D)
                                      FOR
                             CHASE SECURITIES, INC.
                                       BY
                              JOHN T. BOYD COMPANY
                       MINING AND GEOLOGICAL CONSULTANTS
                                 SEPTEMBER 1999

FOR CHASE SECURITIES, INC.        1999     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009
--------------------------        -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
OVERBURDEN REMOVAL
 Virgin Overburden (Bcy-000)....  8,185   16,048   13,783   11,693   11,379   12,133   11,399   11,936   19,597   20,435   21,702
 Contract Pre-Bench Volume
   (Bcy-000)....................      8      152       43       --      104       77       17       93      323      189      877
 Dozer Pre-Bench Volume
   (Bcy-000)....................  2,191    4,470    2,293      997    1,823    1,933      991    2,293    6,515    6,142    8,288
 Dragline Strip Volume:
   Virgin (Bcy-000).............  5,986   11,426   11,447   10,696    9,452   10,123   10,391    9,551   12,759   14,104   12,537
   Rehandle (Bcy-000)...........  1,679    3,043    1,791      973    1,287    1,451      905    1,539    4,002    4,226    5,066
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Dragline...............  7,664   14,469   13,238   11,669   10,739   11,574   11,297   11,090   16,761   18,330   17,603
   Total Effective Overburden
     (Bcy-000)..................  9,863   19,091   15,574   12,666   12,666   13,584   12,304   13,475   23,599   24,661   26,768
COAL PRODUCTION
 COAL RECOVERED (TONS-000):
 Area D.........................  1,610    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220
 Area A (Supplemental
   Reserves)....................     --       --       --       --       --       --       --       --       --       --       --
 Area B (Supplemental
   Reserves)....................     --       --       --       --       --       --       --       --       --       --       --
 Area B (Extended Resources)....     --       --       --       --       --       --       --       --       --       --       --
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total........................  1,610    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220
 Virgin Strip Ratio (Bcy/Rec.
   Ton).........................   5.08     4.98     4.28     3.63     3.53     3.77     3.54     3.71     6.09     6.35     6.74
 Effective Strip Ratio (Bcy/Rec.
   Ton).........................   6.13     5.93     4.84     3.93     3.93     4.22     3.82     4.18     7.33     7.66     8.31
 One-way haul distance
   (miles)......................    3.0      3.0      3.8      4.0      3.9      3.6      3.7      3.4      3.7      3.7      3.5
 PRODUCT COAL QUALITY (AS RECD):
 Ash (%)........................   8.10     8.10     8.10     8.10     8.10     8.10     8.10     8.10     8.10     8.10     8.10
 Sulfur (%).....................   0.64     0.64     0.64     0.64     0.64     0.64     0.64     0.64     0.64     0.64     0.64
 Btu/Lb.........................  8,558    8,558    8,558    8,558    8,558    8,558    8,558    8,558    8,558    8,558    8,558
 Na2O in Ash (%)................   0.40     0.40     0.42     0.44     0.45     0.46     0.47     0.46     0.41     0.57     1.01
 COAL SALES (TONS-000):
 Customer #4 -- Great Lakes.....    100      200      200      200      200      200      200      200      200      200      200
 Customer #5 -- Colstrip #1 &
   #2...........................  1,510    3,020    3,020    3,020    3,020    3,020    3,020    3,020    3,020    3,020    3,020
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Coal Tonnage...........  1,610    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220    3,220

FOR CHASE SECURITIES, INC.         2010     2011     2012     2013     2014     2015
--------------------------        ------   ------   ------   ------   ------   ------
OVERBURDEN REMOVAL
 Virgin Overburden (Bcy-000)....  22,790   18,392   13,539   14,833   16,448   17,056
 Contract Pre-Bench Volume
   (Bcy-000)....................   1,127      225       --       --        8       --
 Dozer Pre-Bench Volume
   (Bcy-000)....................   9,270    5,939    2,128    3,409    5,018    5,633
 Dragline Strip Volume:
   Virgin (Bcy-000).............  12,393   12,229   11,411   11,424   11,422   11,423
   Rehandle (Bcy-000)...........   5,317    4,237    2,424    3,364    3,957    4,216
                                  ------   ------   ------   ------   ------   ------
   Total Dragline...............  17,711   16,466   13,835   14,788   15,380   15,639
   Total Effective Overburden
     (Bcy-000)..................  28,107   22,629   15,963   18,197   20,406   21,273
COAL PRODUCTION
 COAL RECOVERED (TONS-000):
 Area D.........................   3,220    3,160       --       --       --       --
 Area A (Supplemental
   Reserves)....................      --       --       --       --       --       --
 Area B (Supplemental
   Reserves)....................      --       60    3,157    3,157    3,157    3,157
 Area B (Extended Resources)....      --       --       --       --       --       --
                                  ------   ------   ------   ------   ------   ------
   Total........................   3,220    3,220    3,157    3,157    3,157    3,157
 Virgin Strip Ratio (Bcy/Rec.
   Ton).........................    7.08     5.71     4.29     4.70     5.21     5.40
 Effective Strip Ratio (Bcy/Rec.
   Ton).........................    8.73     7.03     5.06     5.76     6.46     6.74
 One-way haul distance
   (miles)......................     2.9      3.4      5.7      5.5      4.9      6.1
 PRODUCT COAL QUALITY (AS RECD):
 Ash (%)........................    8.10     8.10     8.85     8.85     8.85     8.85
 Sulfur (%).....................    0.64     0.64     0.72     0.72     0.72     0.72
 Btu/Lb.........................   8,558    8,558    8,740    8,740    8,740    8,740
 Na2O in Ash (%)................    1.38     1.35     0.30     0.30     0.30     0.30
 COAL SALES (TONS-000):
 Customer #4 -- Great Lakes.....     200      200      200      200      200      200
 Customer #5 -- Colstrip #1 &
   #2...........................   3,020    3,020    2,957    2,957    2,957    2,957
                                  ------   ------   ------   ------   ------   ------
   Total Coal Tonnage...........   3,220    3,220    3,157    3,157    3,157    3,157

                                      4-15

FOR CHASE SECURITIES, INC.        1999     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009
--------------------------        -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
MINE OPERATING COSTS ($-000):
 OVERBURDEN REMOVAL OPERATIONS:
 Drilling & Blasting............    818    1,606    1,381    1,173    1,142    1,219    1,147    1,202    1,975    2,062    2,192
 Contract Pre-Bench.............      7      137       38       --       94       70       15       84      293      172      797
 Dozer Pre-Bench................    460      940      482      210      384      408      209      485    1,379    1,301    1,758
 Dragline Stripping.............  1,380    2,607    2,388    2,107    1,941    2,094    2,046    2,010    3,041    3,329    3,200
 Misc. Overburden Removal.......     82      161      138      117      114      122      115      120      198      206      219
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Overburden Cost
     ($-000)....................  2,747    5,450    4,428    3,607    3,676    3,913    3,531    3,901    6,886    7,070    8,166
 COAL MINING OPERATIONS:
 Drilling & Blasting............    113      225      225      225      225      225      225      225      225      225      225
 Coal Cleaning..................     64      129      129      129      129      129      129      129      129      129      129
 Coal Loading/Pit Pumping.......    337      674      674      674      674      674      674      674      674      674      674
 Coal Haulage & Roads...........    925    1,469    1,719    1,808    1,773    1,667    1,693    1,597    1,693    1,703    1,642
 Stockpile and Crushing.........    274      547      547      547      547      547      547      547      547      547      547
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Coal Mining Cost
     ($-000)....................  1,712    3,044    3,294    3,384    3,348    3,243    3,268    3,172    3,268    3,278    3,217
RECLAMATION OPERATIONS:
 Ongoing Reclamation............    451      902      902      902      902      902      902      902      902      902      902
 Final Reclamation Accrual......    145      290      290      290      290      290      290      290      290      290      290
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Reclamation Cost
     ($-000)....................    596    1,191    1,191    1,191    1,191    1,191    1,191    1,191    1,191    1,191    1,191
OTHER EXPENSES:
 Power Systems Maintenance......     32       63       63       63       63       63       63       63       63       63       63
 Supervisory/Engineering........    450      900      900      900      900      900      900      900      900      900      900
 Warehouse/Inventory............     93      186      186      186      186      186      186      186      186      186      186
 Unallocated Maintenance........    354      708      708      708      708      708      708      708      708      708      708
 Lease Rent & Records...........     16       32       32       32       32       32       32       32       32       32       32
 A & G and Overheads............  1,200    2,400    2,400    2,400    2,400    2,400    2,400    2,400    2,400    2,400    2,400
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Other Cost ($-000).....  2,145    4,290    4,290    4,290    4,290    4,290    4,290    4,290    4,290    4,290    4,290
   TOTAL OPERATING COST
     ($-000)....................  7,200   13,976   13,203   12,471   12,505   12,637   12,281   12,554   15,636   15,829   16,865
MINE COST BY FUNCTION ($/TON)
 Overburden Removal.............   1.71     1.69     1.38     1.12     1.14     1.22     1.10     1.21     2.14     2.20     2.54
 Coal Mining....................   1.06     0.95     1.02     1.05     1.04     1.01     1.02     0.99     1.02     1.02     1.00
 Reclamation....................   0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37
 Other Expenses.................   1.33     1.33     1.33     1.33     1.33     1.33     1.33     1.33     1.33     1.33     1.33
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total........................   4.47     4.34     4.10     3.87     3.88     3.92     3.81     3.90     4.86     4.92     5.24
MINE COST BY CATEGORY ($/TON)
 Labor..........................   1.23     1.18     1.13     1.07     1.07     1.08     1.05     1.07     1.33     1.35     1.42
 Power..........................   0.39     0.37     0.35     0.32     0.30     0.32     0.31     0.31     0.43     0.45     0.45
 Materials & Supplies...........   1.73     1.66     1.50     1.36     1.39     1.40     1.33     1.40     1.98     1.99     2.24
 Reclamation....................   0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37
 A & G and Overheads............   0.76     0.76     0.76     0.76     0.76     0.76     0.76     0.76     0.76     0.76     0.76
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total ($/Ton)................   4.47     4.34     4.10     3.87     3.88     3.92     3.81     3.90     4.86     4.92     5.24

FOR CHASE SECURITIES, INC.         2010     2011     2012     2013     2014     2015
--------------------------        ------   ------   ------   ------   ------   ------
MINE OPERATING COSTS ($-000):
 OVERBURDEN REMOVAL OPERATIONS:
 Drilling & Blasting............   2,304    1,861    1,371    1,504    1,669    1,733
 Contract Pre-Bench.............   1,025      205       --       --        8       --
 Dozer Pre-Bench................   1,968    1,262      453      726    1,070    1,202
 Dragline Stripping.............   3,223    2,999    2,523    2,699    2,810    2,860
 Misc. Overburden Removal.......     230      186      137      150      167      173
                                  ------   ------   ------   ------   ------   ------
   Total Overburden Cost
     ($-000)....................   8,751    6,513    4,484    5,079    5,723    5,968
 COAL MINING OPERATIONS:
 Drilling & Blasting............     225      225      221      221      221      221
 Coal Cleaning..................     129      129      126      126      126      126
 Coal Loading/Pit Pumping.......     674      674      662      662      662      662
 Coal Haulage & Roads...........   1,427    1,603    2,117    2,061    1,891    2,231
 Stockpile and Crushing.........     547      547      537      537      537      537
                                  ------   ------   ------   ------   ------   ------
   Total Coal Mining Cost
     ($-000)....................   3,003    3,179    3,663    3,607    3,437    3,776
RECLAMATION OPERATIONS:
 Ongoing Reclamation............     902      902      884      884      884      884
 Final Reclamation Accrual......     290      290      284      284      284      284
                                  ------   ------   ------   ------   ------   ------
   Total Reclamation Cost
     ($-000)....................   1,191    1,191    1,168    1,168    1,168    1,168
OTHER EXPENSES:
 Power Systems Maintenance......      63       63       63       63       63       63
 Supervisory/Engineering........     900      900      900      900      900      900
 Warehouse/Inventory............     186      186      186      186      186      186
 Unallocated Maintenance........     708      708      695      695      695      695
 Lease Rent & Records...........      32       32       32       32       32       32
 A & G and Overheads............   2,400    2,400    2,400    2,400    2,400    2,400
                                  ------   ------   ------   ------   ------   ------
   Total Other Cost ($-000).....   4,290    4,290    4,275    4,275    4,275    4,275
   TOTAL OPERATING COST
     ($-000)....................  17,235   15,173   13,590   14,129   14,604   15,188
MINE COST BY FUNCTION ($/TON)
 Overburden Removal.............    2.72     2.02     1.42     1.61     1.81     1.89
 Coal Mining....................    0.93     0.99     1.16     1.14     1.09     1.20
 Reclamation....................    0.37     0.37     0.37     0.37     0.37     0.37
 Other Expenses.................    1.33     1.33     1.35     1.35     1.35     1.35
                                  ------   ------   ------   ------   ------   ------
   Total........................    5.35     4.71     4.30     4.48     4.63     4.81
MINE COST BY CATEGORY ($/TON)
 Labor..........................    1.45     1.29     1.20     1.24     1.27     1.33
 Power..........................    0.45     0.42     0.36     0.38     0.40     0.41
 Materials & Supplies...........    2.33     1.88     1.60     1.71     1.81     1.93
 Reclamation....................    0.37     0.37     0.37     0.37     0.37     0.37
 A & G and Overheads............    0.76     0.76     0.77     0.77     0.77     0.77
                                  ------   ------   ------   ------   ------   ------
   Total ($/Ton)................    5.35     4.71     4.30     4.48     4.63     4.81

                                      4-16

FOR CHASE SECURITIES, INC.        1999     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009
--------------------------        -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
TOTAL CAPITAL EXPENDITURES
 ($-000):
 Site Preparation...............    100      525      260       --       --       --       --       --       --       --       --
 Buildings & Infrastructure.....     80       80      580       80      155       80       80       80       80       80       80
 Mining Equipment...............    400    5,000    7,200    2,940      955      955      955      955      955      955    1,305
 Support Equipment..............    210      390      210      360      210      260      390      210      210      260      210
                                  -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Capital ($-000)........    790    5,995    8,250    3,380    1,320    1,295    1,425    1,245    1,245    1,295    1,595
 Depreciation $/Yr (000)........  1,900    2,194    2,331    2,396    2,545    2,535    2,518    2,627    2,662    2,604    2,589
 $/Ton..........................   1.18     0.68     0.72     0.74     0.79     0.79     0.78     0.82     0.83     0.81     0.80

FOR CHASE SECURITIES, INC.         2010     2011     2012     2013     2014     2015
--------------------------        ------   ------   ------   ------   ------   ------
TOTAL CAPITAL EXPENDITURES
 ($-000):
 Site Preparation...............     900      850       --       --       --       --
 Buildings & Infrastructure.....     580      330      580       80       80       80
 Mining Equipment...............  10,155    2,905    6,390      955    3,755    3,755
 Support Equipment..............     390      210      360      210      260      390
                                  ------   ------   ------   ------   ------   ------
   Total Capital ($-000)........  12,025    4,295    7,330    1,245    4,095    4,225
 Depreciation $/Yr (000)........   2,943    3,334    3,604    3,757    3,811    3,855
 $/Ton..........................    0.91     1.04     1.14     1.19     1.21     1.22

---------------

Note: Projections based on data from January 1999

                                      4-17

                          MINE PLAN AND COST ESTIMATE
                  ROSEBUD MINE -- UNITS 1 & 2 (AREAS A, B & D)

                                    2016     2017     2018     2019     2020     2021     2022     2023     2024     2025     2026
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
OVERBURDEN REMOVAL
 Virgin Overburden (Bcy-000)......  17,605  16,288   17,262   17,337   16,406   18,277   18,443   22,617   22,617   24,029   24,029
 Contract Pre-Bench Volume
   (Bcy-000)......................    188       57       --      146       58      119      453       --       --       --       --
 Dozer Pre-Bench Volume
   (Bcy-000)......................  5,993    4,806    5,839    5,733    4,184    5,591    6,732    9,895    9,895   11,308   11,308
 Dragline Strip Volume:
 Virgin (Bcy-000).................  11,424  11,425   11,423   11,459   12,163   12,566   11,258   12,722   12,722   12,722   12,722
   Rehandle (Bcy-000).............  4,260    3,931    4,303    4,176    3,181    4,042    4,364    5,788    5,788    6,081    6,081
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Dragline.................  15,684  15,357   15,726   15,634   15,344   16,608   15,622   18,510   18,510   18,803   18,803
   Total Effective Overburden
     (Bcy-000)....................  21,865  20,220   21,565   21,513   19,586   22,319   22,807   28,405   28,405   30,111   30,111
COAL PRODUCTION
 Coal Recovered (Tons-000):
 Area D...........................     --       --       --       --       --       --       --       --       --       --       --
 Area A (Supplemental Reserves)...     --       --       --       --    3,166    3,166    3,068       --       --       --       --
 Area B (Supplemental Reserves)...  3,157    3,157    3,157    3,157       --       --       --       --       --       --       --
 Area B (Extended Resources)......     --       --       --       --       --       --       98    3,157    3,157    3,157    3,157
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total..........................  3,157    3,157    3,157    3,157    3,166    3,166    3,166    3,157    3,157    3,157    3,157
 Virgin Strip Ratio (Bcy/Rec.
   Ton)...........................   5.58     5.16     5.47     5.49     5.18     5.77     5.83     7.16     7.16     7.61     7.61
 Effective Strip Ratio (Bcy/Rec.
   Ton)...........................   6.93     6.40     6.83     6.81     6.19     7.05     7.20     9.00     9.00     9.54     9.54
 One-way haul distance (miles)....    4.9      3.6      5.7      4.3      7.5      7.5      7.5      5.5      5.5      5.6      5.6
 PRODUCT COAL QUALITY (AS RECD):
 Ash (%)..........................   8.85     8.85     8.85     8.85     8.91     8.91     8.91     8.85     8.85     8.85     8.85
 Sulfur (%).......................   0.72     0.72     0.72     0.72     0.72     0.72     0.72     0.72     0.72     0.72     0.72
 Btu/Lb. .........................  8,740    8,740    8,740    8,740    8,713    8,713    8,713    8,740    8,740    8,740    8,740
 Na2O in Ash (%)..................   0.30     0.30     0.30     0.30     0.54     0.54     0.54     0.30     0.30     0.30     0.30
 COAL SALES (TONS-000):
 Customer #4 -- Great Lakes.......    200      200      200      200      200      200      200      200      200      200      200
 Customer #5 -- Colstrip #1 &
   #2.............................  2,957    2,957    2,957    2,957    2,966    2,966    2,966    2,957    2,957    2,957    2,957
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Coal Tonnage.............  3,157    3,157    3,157    3,157    3,166    3,166    3,166    3,157    3,157    3,157    3,157
MINE OPERATING COSTS ($-000):
 OVERBURDEN REMOVAL OPERATIONS:
 Drilling & Blasting..............  1,790    1,658    1,759    1,768    1,675    1,868    1,887    2,316    2,318    2,465    2,468
 Contract Pre-Bench...............    172       52       --      134       53      110      417       --       --       --       --
 Dozer Pre-Bench..................  1,280    1,027    1,249    1,228      897    1,200    1,446    2,128    2,130    2,436    2,439
 Dragline Stripping...............  2,871    2,814    2,884    2,870    2,820    3,055    2,877    3,412    3,415    3,472    3,476
 Misc. Overburden Removal.........    179      166      176      177      168      187      189      232      232      247      247
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Overburden Cost
     ($-000)......................  6,293    5,718    6,069    6,177    5,613    6,420    6,815    8,087    8,095    8,621    8,629

                                     2027     2028     2029     2030     TOTAL
                                    ------   ------   ------   ------   -------
OVERBURDEN REMOVAL
 Virgin Overburden (Bcy-000)......  24,029   25,443   25,443   26,857   578,030
 Contract Pre-Bench Volume
   (Bcy-000)......................      --       --       --    1,414     5,677
 Dozer Pre-Bench Volume
   (Bcy-000)......................  11,308   12,722   12,722   12,722   200,087
 Dragline Strip Volume:
 Virgin (Bcy-000).................  12,722   12,722   12,722   12,722   372,266
   Rehandle (Bcy-000).............   6,081    6,297    6,297    6,297   126,445
                                    ------   ------   ------   ------   -------
   Total Dragline.................  18,803   19,019   19,019   19,019   498,711
   Total Effective Overburden
     (Bcy-000)....................  30,111   31,740   31,740   33,154   704,474
COAL PRODUCTION
 Coal Recovered (Tons-000):
 Area D...........................      --       --       --       --    40,190
 Area A (Supplemental Reserves)...      --       --       --       --     9,400
 Area B (Supplemental Reserves)...      --       --       --       --    25,316
 Area B (Extended Resources)......   3,157    3,157    3,157    3,157    25,354
                                    ------   ------   ------   ------   -------
   Total..........................   3,157    3,157    3,157    3,157   100,260
 Virgin Strip Ratio (Bcy/Rec.
   Ton)...........................    7.61     8.06     8.06     8.51      5.77
 Effective Strip Ratio (Bcy/Rec.
   Ton)...........................    9.54    10.05    10.05    10.50      7.03
 One-way haul distance (miles)....     5.7      5.7      5.8      5.8
 PRODUCT COAL QUALITY (AS RECD):
 Ash (%)..........................    8.85     8.85     8.85     8.85
 Sulfur (%).......................    0.72     0.72     0.72     0.72
 Btu/Lb. .........................   8,740    8,740    8,740    8,740
 Na2O in Ash (%)..................    0.30     0.30     0.30     0.30
 COAL SALES (TONS-000):
 Customer #4 -- Great Lakes.......     200      200      200      200     6,300
 Customer #5 -- Colstrip #1 &
   #2.............................   2,957    2,957    2,957    2,957    93,960
                                    ------   ------   ------   ------   -------
   Total Coal Tonnage.............   3,157    3,157    3,157    3,157   100,260
MINE OPERATING COSTS ($-000):
 OVERBURDEN REMOVAL OPERATIONS:
 Drilling & Blasting..............   2,470    2,618    2,621    2,769    58,813
 Contract Pre-Bench...............      --       --       --    1,312     5,195
 Dozer Pre-Bench..................   2,441    2,749    2,752    2,754    42,854
 Dragline Stripping...............   3,479    3,523    3,526    3,530    91,280
 Misc. Overburden Removal.........     247      262      262      277     5,881
                                    ------   ------   ------   ------   -------
   Total Overburden Cost
     ($-000)......................   8,638    9,152    9,160   10,642   204,023

                                      4-18

                                    2016     2017     2018     2019     2020     2021     2022     2023     2024     2025     2026
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
COAL MINING OPERATIONS:
 Drilling & Blasting..............    221      221      221      221      222      222      222      221      221      221      221
 Coal Cleaning....................    126      126      126      126      127      127      127      126      126      126      126
 Coal Loading/Pit Pumping.........    662      662      662      662      664      664      664      662      662      662      662
 Coal Haulage & Roads.............  1,891    1,635    2,117    1,721    2,401    2,401    2,401    2,061    2,061    2,089    2,089
 Stockpile and Crushing...........    537      537      537      537      538      538      538      537      537      537      537
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Coal Mining Cost
     ($-000)......................  3,437    3,181    3,663    3,267    3,951    3,951    3,951    3,607    3,607    3,635    3,635
RECLAMATION OPERATIONS:
 Ongoing Reclamation..............    884      884      884      884      886      886      886      884      884      884      884
 Final Reclamation Accrual........    284      284      284      284      285      285      285      284      284      284      284
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Reclamation Cost
     ($-000)......................  1,168    1,168    1,168    1,168    1,171    1,171    1,171    1,168    1,168    1,168    1,168
OTHER EXPENSES:
 Power Systems Maintenance........     63       63       63       63       63       63       63       63       63       63       63
 Supervisory/Engineering..........    900      900      900      900      900      900      900      900      900      900      900
 Warehouse/Inventory..............    186      186      186      186      186      186      186      186      186      186      186
 Unallocated Maintenance..........    695      695      695      695      697      697      697      695      695      695      695
 Lease Rent & Records.............     32       32       32       32       32       32       32       32       32       32       32
 A & G and Overheads..............  2,400    2,400    2,400    2,400    2,400    2,400    2,400    2,400    2,400    2,400    2,400
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Other Cost ($-000).......  4,275    4,275    4,275    4,275    4,277    4,277    4,277    4,275    4,275    4,275    4,275
   TOTAL OPERATING COST ($-000)...  15,173  14,341   15,175   14,888   15,013   15,820   16,215   17,137   17,145   17,699   17,707
MINE COST BY FUNCTION ($/TON)
 Overburden Removal...............   1.99     1.81     1.92     1.96     1.77     2.03     2.15     2.56     2.56     2.73     2.73
 Coal Mining......................   1.09     1.01     1.16     1.03     1.25     1.25     1.25     1.14     1.14     1.15     1.15
 Reclamation......................   0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37
 Other Expenses...................   1.35     1.35     1.35     1.35     1.35     1.35     1.35     1.35     1.35     1.35     1.35
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total..........................   4.81     4.54     4.81     4.72     4.74     5.00     5.12     5.43     5.43     5.61     5.61
MINE COST BY CATEGORY ($/TON)
 Labor............................   1.32     1.25     1.33     1.29     1.32     1.39     1.42     1.49     1.49     1.54     1.54
 Power............................   0.41     0.40     0.41     0.41     0.40     0.43     0.41     0.48     0.48     0.49     0.49
 Materials & Supplies.............   1.94     1.76     1.93     1.87     1.88     2.04     2.15     2.32     2.32     2.44     2.44
 Reclamation......................   0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37     0.37
 A & G and Overheads..............   0.77     0.77     0.77     0.77     0.77     0.77     0.77     0.77     0.77     0.77     0.77
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total ($/Ton)..................   4.81     4.54     4.81     4.72     4.74     5.00     5.12     5.43     5.43     5.61     5.61
TOTAL CAPITAL EXPENDITURES
 ($-000):
 Site Preparation.................     --       --       --       --      550       --       --       --       --       --       --
 Buildings & Infrastructure.......  2,080       80       80      155       80       80       80       80       80       80       80
 Mining Equipment.................    955    1,305    2,155      955    3,405    3,955    1,090      655      655      655    2,205
 Support Equipment................    210      210      260      210      390      210      360      210      260      390      210
                                    -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total Capital ($-000)..........  3,245    1,595    2,495    1,320    4,425    4,245    1,530      945      995    1,125    2,495
 Depreciation $/Yr (000)..........  3,660    3,488    3,446    3,407    3,298    3,226    3,254    3,211    3,166    2,982    2,753
 $/Ton............................   1.16     1.10     1.09     1.08     1.04     1.02     1.03     1.02     1.00     0.94     0.87

                                     2027     2028     2029     2030     TOTAL
                                    ------   ------   ------   ------   -------
COAL MINING OPERATIONS:
 Drilling & Blasting..............     221      221      221      221     7,018
 Coal Cleaning....................     126      126      126      126     4,010
 Coal Loading/Pit Pumping.........     662      662      662      662    21,002
 Coal Haulage & Roads.............   2,117    2,117    2,146    2,146    60,416
 Stockpile and Crushing...........     537      537      537      537    17,044
                                    ------   ------   ------   ------   -------
   Total Coal Mining Cost
     ($-000)......................   3,663    3,663    3,692    3,692   109,491
RECLAMATION OPERATIONS:
 Ongoing Reclamation..............     884      884      884      884    28,073
 Final Reclamation Accrual........     284      284      284      284     9,023
                                    ------   ------   ------   ------   -------
   Total Reclamation Cost
     ($-000)......................   1,168    1,168    1,168    1,168    37,096
OTHER EXPENSES:
 Power Systems Maintenance........      63       63       63       63     1,985
 Supervisory/Engineering..........     900      900      900      900    28,350
 Warehouse/Inventory..............     186      186      186      186     5,859
 Unallocated Maintenance..........     695      695      695      695    22,057
 Lease Rent & Records.............      32       32       32       32     1,003
 A & G and Overheads..............   2,400    2,400    2,400    2,400    75,600
                                    ------   ------   ------   ------   -------
   Total Other Cost ($-000).......   4,275    4,275    4,275    4,275   134,853
   TOTAL OPERATING COST ($-000)...  17,744   18,258   18,295   19,776   485,463
MINE COST BY FUNCTION ($/TON)
 Overburden Removal...............    2.74     2.90     2.90     3.37      2.03
 Coal Mining......................    1.16     1.16     1.17     1.17      1.09
 Reclamation......................    0.37     0.37     0.37     0.37      0.37
 Other Expenses...................    1.35     1.35     1.35     1.35      1.35
                                    ------   ------   ------   ------   -------
   Total..........................    5.62     5.78     5.80     6.26      4.84
MINE COST BY CATEGORY ($/TON)
 Labor............................    1.54     1.58     1.59     1.70      1.33
 Power............................    0.49     0.50     0.50     0.51      0.41
 Materials & Supplies.............    2.45     2.56     2.57     2.91      1.96
 Reclamation......................    0.37     0.37     0.37     0.37      0.37
 A & G and Overheads..............    0.77     0.77     0.77     0.77      0.76
                                    ------   ------   ------   ------   -------
   Total ($/Ton)..................    5.62     5.78     5.80     6.26      4.84
TOTAL CAPITAL EXPENDITURES
 ($-000):
 Site Preparation.................      --       --       --       --     3,185
 Buildings & Infrastructure.......     155       80       --       --     6,375
 Mining Equipment.................     455      300       50       --    69,285
 Support Equipment................     210      150       45       --     8,065
                                    ------   ------   ------   ------   -------
   Total Capital ($-000)..........     820      530       95       --    86,910
 Depreciation $/Yr (000)..........   2,479    2,207    1,972    1,551    92,307
 $/Ton............................    0.79     0.70     0.62     0.49      0.92

                                      4-19

                                   TABLE 4.3

                          MINE PLAN AND COST ESTIMATE
             ROSEBUD MINE -- UNITS 3 & 4 FUEL SUPPLY (AREAS C & F)
                                      FOR
                             CHASE SECURITIES, INC
                                       BY
                              JOHN T. BOYD COMPANY
                       MINING AND GEOLOGICAL CONSULTANTS

                                 SEPTEMBER 1999

FOR CHASE SECURITIES, INC.          1999     2000     2001     2002     2003
--------------------------         ------   ------   ------   ------   ------
OVERBURDEN REMOVAL
Virgin Overburden (Bcy-000)......   9,075   14,515   14,673   14,803   15,628
  Contract Pre-Bench Volume
    (Bcy-000)....................      --       --       --       --       --
  Dozer Pre-Bench Volume
    (Bcy-000)....................      --       --       --       --      207
  Dragline Strip Volume:
    Virgin (Bcy-000).............   9,075   14,515   14,673   14,803   15,421
    Rehandle (Bcy-000)...........      --       --       --       --      259
                                   ------   ------   ------   ------   ------
      Total Dragline.............   9,075   14,515   14,673   14,803   15,680
  Total Effective Overburden
    (Bcy-000)....................   9,075   14,515   14,673   14,803   15,887
COAL PRODUCTION
  Coal Recovered (Tons-000) Area
    C............................   3,485    6,971    6,971    6,971    6,971
    Area F.......................      --       --       --       --       --
                                   ------   ------   ------   ------   ------
      Total......................   3,485    6,971    6,971    6,971    6,971
  Product Coal Quality (As-Recd):
  Ash (%)........................    9.27     9.27     9.33     9.41     9.41
  Sulfur (%).....................    0.68     0.68     0.69     0.68     0.68
  Btu/Lb.........................   8,506    8,509    8,507    8,509    8,509
  Na(2)O in Ash (%)..............    0.76     0.38     0.33     0.34     0.34
  Strip Ratio (Bcy/Recovered
    Ton).........................    2.60     2.08     2.10     2.12     2.24
  Effective Strip Ratio (Bcy/
    Rec.Ton).....................    2.60     2.08     2.10     2.12     2.28
  One-Way Distance (Mi)..........    4.76     5.13     6.17     7.21     7.21
  Coal Sales Tonnage:
    Customer #1 -- CELP (Waste
      Coal)......................     125      250      250      250      250
    Customer #2 -- Colstrip #3 &
      #4.........................   3,485    6,971    6,971    6,971    6,971
                                   ------   ------   ------   ------   ------
      Total Sales Tonnage........   3,610    7,221    7,221    7,221    7,221

FOR CHASE SECURITIES, INC.          2004     2005     2006     2007     2008     2009
--------------------------         ------   ------   ------   ------   ------   ------
OVERBURDEN REMOVAL
Virgin Overburden (Bcy-000)......  19,203   21,923   24,569   26,283   29,041   31,649
  Contract Pre-Bench Volume
    (Bcy-000)....................      --       --      115       52       78      103
  Dozer Pre-Bench Volume
    (Bcy-000)....................   1,030    1,716    2,197    3,327    4,456    5,585
  Dragline Strip Volume:
    Virgin (Bcy-000).............  18,173   20,207   22,257   22,905   24,508   25,961
    Rehandle (Bcy-000)...........   1,104    1,820    2,339    3,683    4,753    5,972
                                   ------   ------   ------   ------   ------   ------
      Total Dragline.............  19,277   22,027   24,596   26,588   29,260   31,932
  Total Effective Overburden
    (Bcy-000)....................  20,307   23,743   26,908   29,967   33,794   37,620
COAL PRODUCTION
  Coal Recovered (Tons-000) Area
    C............................   6,971    6,971    6,971    6,971    6,971    6,971
    Area F.......................      --       --       --       --       --       --
                                   ------   ------   ------   ------   ------   ------
      Total......................   6,971    6,971    6,971    6,971    6,971    6,971
  Product Coal Quality (As-Recd):
  Ash (%)........................    9.41     9.41     9.41     9.41     9.41     9.34
  Sulfur (%).....................    0.68     0.68     0.68     0.68     0.68     0.68
  Btu/Lb.........................   8,509    8,509    8,509    8,509    8,509    8,509
  Na(2)O in Ash (%)..............    0.34     0.34     0.34     0.34     0.34     0.48
  Strip Ratio (Bcy/Recovered
    Ton).........................    2.75     3.14     3.52     3.77     4.17     4.54
  Effective Strip Ratio (Bcy/
    Rec.Ton).....................    2.91     3.41     3.86     4.30     4.85     5.40
  One-Way Distance (Mi)..........    7.21     7.21     7.21     5.06     5.06     5.06
  Coal Sales Tonnage:
    Customer #1 -- CELP (Waste
      Coal)......................     250      250      250      250      250      250
    Customer #2 -- Colstrip #3 &
      #4.........................   6,971    6,971    6,971    6,971    6,971    6,971
                                   ------   ------   ------   ------   ------   ------
      Total Sales Tonnage........   7,221    7,221    7,221    7,221    7,221    7,221

FOR CHASE SECURITIES, INC.          2010     2011     2012     2013     2014     2015
--------------------------         ------   ------   ------   ------   ------   ------
OVERBURDEN REMOVAL
Virgin Overburden (Bcy-000)......  34,351   36,921   39,037   39,037   39,037   39,037
  Contract Pre-Bench Volume
    (Bcy-000)....................     130      150       --       --       --       --
  Dozer Pre-Bench Volume
    (Bcy-000)....................   6,714    7,844   11,456   11,456   11,456   11,456
  Dragline Strip Volume:
    Virgin (Bcy-000).............  27,507   28,927   27,582   27,582   27,582   27,582
    Rehandle (Bcy-000)...........   7,097    8,427    9,077    9,077    9,077    9,077
                                   ------   ------   ------   ------   ------   ------
      Total Dragline.............  34,604   37,354   36,659   36,659   36,659   36,659
  Total Effective Overburden
    (Bcy-000)....................  41,448   45,348   48,114   48,114   48,114   48,114
COAL PRODUCTION
  Coal Recovered (Tons-000) Area
    C............................   6,971    6,971    6,971    6,971    6,971    6,971
    Area F.......................      --       --       --       --       --       --
                                   ------   ------   ------   ------   ------   ------
      Total......................   6,971    6,971    6,971    6,971    6,971    6,971
  Product Coal Quality (As-Recd):
  Ash (%)........................    9.34     9.34     9.28     9.28     9.28     9.28
  Sulfur (%).....................    0.68     0.68     0.68     0.68     0.68     0.68
  Btu/Lb.........................   8,509    8,509    8,509    8,509    8,509    8,509
  Na(2)O in Ash (%)..............    0.48     0.48     0.48     0.60     0.60     0.60
  Strip Ratio (Bcy/Recovered
    Ton).........................    4.93     5.30     5.60     5.60     5.60     5.60
  Effective Strip Ratio (Bcy/
    Rec.Ton).....................    5.95     6.51     6.90     6.90     6.90     6.90
  One-Way Distance (Mi)..........    5.06     5.06     4.53     4.53     4.53     4.53
  Coal Sales Tonnage:
    Customer #1 -- CELP (Waste
      Coal)......................     250      250      250      250      250      250
    Customer #2 -- Colstrip #3 &
      #4.........................   6,971    6,971    6,971    6,971    6,971    6,971
                                   ------   ------   ------   ------   ------   ------
      Total Sales Tonnage........   7,221    7,221    7,221    7,221    7,221    7,221

                                      4-20

FOR CHASE SECURITIES, INC.          1999     2000     2001     2002     2003
--------------------------         ------   ------   ------   ------   ------
MINE OPERATING COSTS ($-000):
  OVERBURDEN REMOVAL OPERATIONS:
  Drilling & Blasting............     907    1,453    1,470    1,485    1,569
  Contract Pre-Bench.............      --       --       --       --       --
  Dozer Pre-Bench................      --       --       --       --       44
  Dragline Stripping.............   1,633    2,615    2,646    2,673    2,834
  Misc. Overburden Removal.......      91      145      147      148      157
                                   ------   ------   ------   ------   ------
      Total Overburden Cost
        ($-000)..................   2,632    4,214    4,264    4,306    4,603
COAL MINING OPERATIONS:
  Drilling & Blasting............     244      488      488      488      488
  Coal Cleaning..................     139      279      279      279      279
  Coal Loading/Pit Pumping.......     730    1,459    1,459    1,459    1,459
  Coal Haulage & Roads...........   2,210    4,677    5,399    5,639    5,639
  Stockpile and Crushing.........     592    1,185    1,185    1,185    1,185
                                   ------   ------   ------   ------   ------
      Total Coal Mining Cost
        ($-000)..................   3,915    8,089    8,811    9,050    9,050
RECLAMATION OPERATIONS:
  Ongoing Reclamation............     976    1,952    1,952    1,952    1,952
  Final Recl. Accrual............     314      627      627      627      627
                                   ------   ------   ------   ------   ------
      Reclamation Cost ($-000)...   1,289    2,579    2,579    2,579    2,579
OTHER EXPENDITURES:
  Power Systems Maintenance......      68      135      135      135      135
  Supervisory/Engineering........     975    1,950    1,950    1,950    1,950
  Warehouse/Inventory............     400      400      400      400      400
  Unallocated Maintenance........     592    1,185    1,185    1,185    1,185
  Lease Rent & Records...........      67       67       67       67       67
  A & G and Overheads............   2,625    5,250    5,250    5,250    5,250
                                   ------   ------   ------   ------   ------
      Total Other Cost ($-000)...   4,727    8,987    8,987    8,987    8,987
TOTAL MINE OPERATING EXPENSE:
  Total Dollars ($-000) All
    Coal.........................  12,563   23,869   24,641   24,922   25,220
  Total Dollars ($-000) Units 3&4
    Fuel.........................  12,424   23,590   24,362   24,643   24,941
MINE COST BY FUNCTION ($/TON --
  UNITS 3&4 FUEL ONLY)
  Overburden Removal.............    0.76     0.60     0.61     0.62     0.66
  Coal Mining....................    1.08     1.12     1.22     1.26     1.26
  Reclamation....................    0.37     0.37     0.37     0.37     0.37
  Other Expenses.................    1.36     1.29     1.29     1.29     1.29
                                   ------   ------   ------   ------   ------
      Total......................    3.56     3.38     3.49     3.54     3.58

FOR CHASE SECURITIES, INC.          2004     2005     2006     2007     2008     2009
--------------------------         ------   ------   ------   ------   ------   ------
MINE OPERATING COSTS ($-000):
  OVERBURDEN REMOVAL OPERATIONS:
  Drilling & Blasting............   1,930    2,205    2,474    2,649    2,930    3,197
  Contract Pre-Bench.............      --       --      104       47       70       93
  Dozer Pre-Bench................     217      362      465      704      944    1,185
  Dragline Stripping.............   3,487    3,989    4,458    4,824    5,314    5,805
  Misc. Overburden Removal.......     193      221      247      265      293      320
                                   ------   ------   ------   ------   ------   ------
      Total Overburden Cost
        ($-000)..................   5,827    6,777    7,748    8,490    9,552   10,600
COAL MINING OPERATIONS:
  Drilling & Blasting............     488      488      488      488      488      488
  Coal Cleaning..................     279      279      279      279      279      279
  Coal Loading/Pit Pumping.......   1,459    1,459    1,459    1,459    1,459    1,459
  Coal Haulage & Roads...........   5,639    5,156    5,156    4,290    4,290    4,290
  Stockpile and Crushing.........   1,185    1,185    1,185    1,185    1,185    1,185
                                   ------   ------   ------   ------   ------   ------
      Total Coal Mining Cost
        ($-000)..................   9,050    8,568    8,568    7,701    7,701    7,701
RECLAMATION OPERATIONS:
  Ongoing Reclamation............   1,952    1,952    1,952    1,952    1,952    1,952
  Final Recl. Accrual............     627      627      627      627      627      627
                                   ------   ------   ------   ------   ------   ------
      Reclamation Cost ($-000)...   2,579    2,579    2,579    2,579    2,579    2,579
OTHER EXPENDITURES:
  Power Systems Maintenance......     135      135      135      135      135      135
  Supervisory/Engineering........   1,950    1,950    1,950    1,950    1,950    1,950
  Warehouse/Inventory............     400      400      400      400      400      400
  Unallocated Maintenance........   1,185    1,185    1,185    1,185    1,185    1,185
  Lease Rent & Records...........      67       67       67       67       67       67
  A & G and Overheads............   5,250    5,250    5,250    5,250    5,250    5,250
                                   ------   ------   ------   ------   ------   ------
      Total Other Cost ($-000)...   8,987    8,987    8,987    8,987    8,987    8,987
TOTAL MINE OPERATING EXPENSE:
  Total Dollars ($-000) All
    Coal.........................  26,444   26,911   27,882   27,757   28,820   29,867
  Total Dollars ($-000) Units 3&4
    Fuel.........................  26,165   26,632   27,604   27,478   28,541   29,588
MINE COST BY FUNCTION ($/TON --
  UNITS 3&4 FUEL ONLY)
  Overburden Removal.............    0.84     0.97     1.11     1.22     1.37     1.52
  Coal Mining....................    1.26     1.19     1.19     1.06     1.06     1.06
  Reclamation....................    0.37     0.37     0.37     0.37     0.37     0.37
  Other Expenses.................    1.29     1.29     1.29     1.29     1.29     1.29
                                   ------   ------   ------   ------   ------   ------
      Total......................    3.75     3.82     3.96     3.94     4.09     4.24

FOR CHASE SECURITIES, INC.          2010     2011     2012     2013     2014     2015
--------------------------         ------   ------   ------   ------   ------   ------
MINE OPERATING COSTS ($-000):
  OVERBURDEN REMOVAL OPERATIONS:
  Drilling & Blasting............   3,473    3,736    3,954    3,958    3,962    3,966
  Contract Pre-Bench.............     119      137       --       --       --       --
  Dozer Pre-Bench................   1,426    1,667    2,437    2,439    2,442    2,444
  Dragline Stripping.............   6,297    6,804    6,684    6,691    6,698    6,704
  Misc. Overburden Removal.......     347      374      395      396      396      397
                                   ------   ------   ------   ------   ------   ------
      Total Overburden Cost
        ($-000)..................  11,661   12,718   13,471   13,485   13,498   13,511
COAL MINING OPERATIONS:
  Drilling & Blasting............     488      488      488      488      488      488
  Coal Cleaning..................     279      279      279      279      279      279
  Coal Loading/Pit Pumping.......   1,459    1,459    1,459    1,459    1,459    1,459
  Coal Haulage & Roads...........   4,290    4,290    3,957    3,957    3,957    3,957
  Stockpile and Crushing.........   1,185    1,185    1,185    1,185    1,185    1,185
                                   ------   ------   ------   ------   ------   ------
      Total Coal Mining Cost
        ($-000)..................   7,701    7,701    7,369    7,369    7,369    7,369
RECLAMATION OPERATIONS:
  Ongoing Reclamation............   1,952    1,952    1,952    1,952    1,952    1,952
  Final Recl. Accrual............     627      627      627      627      627      627
                                   ------   ------   ------   ------   ------   ------
      Reclamation Cost ($-000)...   2,579    2,579    2,579    2,579    2,579    2,579
OTHER EXPENDITURES:
  Power Systems Maintenance......     135      135      135      135      135      135
  Supervisory/Engineering........   1,950    1,950    1,950    1,950    1,950    1,950
  Warehouse/Inventory............     400      400      400      400      400      400
  Unallocated Maintenance........   1,185    1,185    1,185    1,185    1,185    1,185
  Lease Rent & Records...........      67       67       67       67       67       67
  A & G and Overheads............   5,250    5,250    5,250    5,250    5,250    5,250
                                   ------   ------   ------   ------   ------   ------
      Total Other Cost ($-000)...   8,987    8,987    8,987    8,987    8,987    8,987
TOTAL MINE OPERATING EXPENSE:
  Total Dollars ($-000) All
    Coal.........................  30,929   31,986   32,406   32,420   32,433   32,446
  Total Dollars ($-000) Units 3&4
    Fuel.........................  30,650   31,707   32,128   32,141   32,154   32,167
MINE COST BY FUNCTION ($/TON --
  UNITS 3&4 FUEL ONLY)
  Overburden Removal.............    1.67     1.82     1.93     1.93     1.94     1.94
  Coal Mining....................    1.06     1.06     1.02     1.02     1.02     1.02
  Reclamation....................    0.37     0.37     0.37     0.37     0.37     0.37
  Other Expenses.................    1.29     1.29     1.29     1.29     1.29     1.29
                                   ------   ------   ------   ------   ------   ------
      Total......................    4.40     4.55     4.61     4.61     4.61     4.61

                                      4-21

FOR CHASE SECURITIES, INC.          1999     2000     2001     2002     2003
--------------------------         ------   ------   ------   ------   ------
MINE COST BY CONTRACT CATEGORY
  ($/TON -- UNITS 3&4 FUEL ONLY)
  Labor..........................    0.99     0.92     0.96     0.97     0.98
  Power..........................    0.28     0.25     0.25     0.25     0.26
  Materials & Supplies...........    1.15     1.09     1.16     1.19     1.21
  Reclamation (Excl Accrual).....    0.28     0.28     0.28     0.28     0.28
  A & G and Overheads............    0.77     0.76     0.76     0.76     0.76
                                   ------   ------   ------   ------   ------
      Total ($/Ton)..............    3.47     3.29     3.40     3.45     3.49
TOTAL CAPITAL EXPENDITURE
  ($-000):
  Site Preparation...............     366      974      520      932      920
  Buildings & Infrastructure.....      --    2,495      710      410      985
  Mining Equipment...............   2,210   10,650    4,740    1,850    3,950
  Support Equipment..............     385      436      210      170      170
                                   ------   ------   ------   ------   ------
      Total Capital..............   2,961   14,555    6,180    3,362    6,025
  Depreciation $/Yr (000)........   2,327    3,062    3,997    4,302    4,555
      $/Ton (Units 3&4 Fuel
        Only)....................    0.67     0.44     0.57     0.62     0.65

FOR CHASE SECURITIES, INC.          2004     2005     2006     2007     2008     2009
--------------------------         ------   ------   ------   ------   ------   ------
MINE COST BY CONTRACT CATEGORY
  ($/TON -- UNITS 3&4 FUEL ONLY)
  Labor..........................    1.03     1.04     1.08     1.07     1.11     1.15
  Power..........................    0.29     0.31     0.33     0.35     0.37     0.40
  Materials & Supplies...........    1.30     1.33     1.41     1.39     1.48     1.57
  Reclamation (Excl Accrual).....    0.28     0.28     0.28     0.28     0.28     0.28
  A & G and Overheads............    0.76     0.76     0.76     0.76     0.76     0.76
                                   ------   ------   ------   ------   ------   ------
      Total ($/Ton)..............    3.66     3.73     3.87     3.85     4.00     4.15
TOTAL CAPITAL EXPENDITURE
  ($-000):
  Site Preparation...............      --       --       --       --       --       --
  Buildings & Infrastructure.....     132      132      132      132      132      132
  Mining Equipment...............   4,465    5,665    1,665    2,015    1,665    2,100
  Support Equipment..............     660      855      585      585      660      585
                                   ------   ------   ------   ------   ------   ------
      Total Capital..............   5,257    6,652    2,382    2,732    2,457    2,817
  Depreciation $/Yr (000)........   5,057    5,519    5,846    5,980    5,996    5,948
      $/Ton (Units 3&4 Fuel
        Only)....................    0.73     0.79     0.84     0.86     0.86     0.85

FOR CHASE SECURITIES, INC.          2010     2011     2012     2013     2014     2015
--------------------------         ------   ------   ------   ------   ------   ------
MINE COST BY CONTRACT CATEGORY
  ($/TON -- UNITS 3&4 FUEL ONLY)
  Labor..........................    1.19     1.23     1.24     1.24     1.24     1.24
  Power..........................    0.42     0.44     0.45     0.45     0.45     0.45
  Materials & Supplies...........    1.65     1.74     1.79     1.79     1.79     1.79
  Reclamation (Excl Accrual).....    0.28     0.28     0.28     0.28     0.28     0.28
  A & G and Overheads............    0.76     0.76     0.76     0.76     0.76     0.76
                                   ------   ------   ------   ------   ------   ------
      Total ($/Ton)..............    4.31     4.46     4.52     4.52     4.52     4.52
TOTAL CAPITAL EXPENDITURE
  ($-000):
  Site Preparation...............      --       --       --       --       --       --
  Buildings & Infrastructure.....     132      132      132      132      132      132
  Mining Equipment...............   5,165    4,865    4,915    1,365    5,865    3,565
  Support Equipment..............     855      585      885      585      660      855
                                   ------   ------   ------   ------   ------   ------
      Total Capital..............   6,152    5,582    5,932    2,082    6,657    4,552
  Depreciation $/Yr (000)........   6,117    6,217    6,062    5,759    5,760    5,620
      $/Ton (Units 3&4 Fuel
        Only)....................    0.88     0.89     0.87     0.83     0.83     0.81

---------------

Note: Projections based on data from January 1999

                                      4-22

                          MINE PLAN AND COST ESTIMATE
             ROSEBUD MINE -- UNITS 3 & 4 FUEL SUPPLY (AREAS C & F)

FOR CHASE SECURITIES INC                2016     2017     2018     2019     2020
------------------------               ------   ------   ------   ------   ------
OVERBURDEN REMOVAL
  Virgin Overburden (Bcy-000)........  39,139   38,859   38,859   42,422   22,845
  Contract Pre-Bench Volume
    (Bcy-000)........................     101      800      800      840       --
  Dozer Pre-Bench Volume (Bcy-000)...  11,456   13,719   13,719   14,483    1,088
  Dragline Strip Volume:
    Virgin (Bcy-000).................  27,582   24,339   24,339   27,099   21,757
    Rehandle (Bcy-000)...............   9,077    8,963    8,963    9,484    1,034
                                       ------   ------   ------   ------   ------
      Total Dragline.................  36,659   33,302   33,302   36,583   22,790
  Total Effective Overburden
    (Bcy-000)........................  48,216   47,821   47,821   51,906   23,879
COAL PRODUCTION
  Coal Recovered (Tons-000)
    Area C...........................   6,971    6,971    6,971    6,971       --
    Area F...........................      --       --       --       --    6,900
                                       ------   ------   ------   ------   ------
      Total..........................   6,971    6,971    6,971    6,971    6,900
  Product Coal Quality (As-Recd):
    Ash (%)..........................    9.28     9.22     9.22     9.17     8.68
    Sulfur (%).......................    0.68     0.68     0.68     0.69     0.77
    Btu/Lb...........................   8,509    8,508    8,508    8,516    8,591
    Na2O in Ash (%)..................    0.60     0.62     0.62     0.66     1.05
  Strip Ratio (Bcy/Recovered Ton):...    5.61     5.57     5.57     6.09     3.31
  Effective Strip Ratio
    (Bcy/Rec.Ton):...................    6.92     6.86     6.86     7.45     3.46
  One-Way Distance (Mi)..............    4.53     5.65     5.65     5.65     6.20
Coal Sales Tonnage:
  Customer #1 -- CELP (Waste Coal)...     250      250      250      250      250
  Customer #2 -- Colstrip #3 & #4....   6,971    6,971    6,971    6,971    6,900
                                       ------   ------   ------   ------   ------
      Total Sales Tonnage............   7,221    7,221    7,221    7,221    7,150
MINE OPERATING COSTS ($-000):
OVERBURDEN REMOVAL OPERATIONS:
  Drilling & Blasting................   3,980    3,956    3,960    4,242    2,287
  Contract Pre-Bench.................      93      733      734      756       --
  Dozer Pre-Bench....................   2,447    2,933    2,936    3,041      229
  Dragline Stripping.................   6,711    6,102    6,108    6,585    4,106
  Misc. Overburden Removal...........     398      396      396      424      229
                                       ------   ------   ------   ------   ------
      Total Overburden Cost
        ($-000)......................  13,629   14,120   14,133   15,049    6,851
COAL MINING OPERATIONS:
  Drilling & Blasting................     488      488      488      488      483
  Coal Cleaning......................     279      279      279      279      276
  Coal Loading/Pit Pumping...........   1,459    1,459    1,459    1,459    1,446
  Coal Haulage & Roads...............   3,957    4,660    4,660    4,660    4,954
  Stockpile and Crushing.............   1,185    1,185    1,185    1,185    1,173
                                       ------   ------   ------   ------   ------
      Total Coal Mining Cost
        ($-000)......................   7,369    8,071    8,071    8,071    8,332
RECLAMATION OPERATIONS:
  Ongoing Reclamation................   1,952    1,952    1,952    1,952    1,932

FOR CHASE SECURITIES INC                2021     2022     2023     2024     2025     2026
------------------------               ------   ------   ------   ------   ------   ------
OVERBURDEN REMOVAL
  Virgin Overburden (Bcy-000)........  22,659   20,257   28,203   33,101   34,066   41,283
  Contract Pre-Bench Volume
    (Bcy-000)........................      --       --       25       50       47      676
  Dozer Pre-Bench Volume (Bcy-000)...   1,043      658    4,269    5,401    5,934   11,351
  Dragline Strip Volume:
    Virgin (Bcy-000).................  21,616   19,599   23,910   27,650   28,086   29,255
    Rehandle (Bcy-000)...............     990      587    3,484    4,332    4,813    7,888
                                       ------   ------   ------   ------   ------   ------
      Total Dragline.................  22,607   20,186   27,394   31,982   32,900   37,143
  Total Effective Overburden
    (Bcy-000)........................  23,649   20,844   31,687   37,433   38,880   49,170
COAL PRODUCTION
  Coal Recovered (Tons-000)
    Area C...........................      --       --       --       --       --       --
    Area F...........................   6,900    6,900    6,900    6,900    6,900    6,900
                                       ------   ------   ------   ------   ------   ------
      Total..........................   6,900    6,900    6,900    6,900    6,900    6,900
  Product Coal Quality (As-Recd):
    Ash (%)..........................    8.68     8.68     8.68     8.68     8.68     8.68
    Sulfur (%).......................    0.77     0.77     0.77     0.77     0.77     0.77
    Btu/Lb...........................   8,591    8,591    8,591    8,591    8,591    8,591
    Na2O in Ash (%)..................    1.05     1.05     1.05     1.05     1.05     1.05
  Strip Ratio (Bcy/Recovered Ton):...    3.28     2.94     4.09     4.80     4.94     5.98
  Effective Strip Ratio
    (Bcy/Rec.Ton):...................    3.43     3.02     4.59     5.43     5.63     7.13
  One-Way Distance (Mi)..............   10.90    11.10    13.80    14.60    13.40    12.70
Coal Sales Tonnage:
  Customer #1 -- CELP (Waste Coal)...     250      250      250      250      250      250
  Customer #2 -- Colstrip #3 & #4....   6,900    6,900    6,900    6,900    6,900    6,900
                                       ------   ------   ------   ------   ------   ------
      Total Sales Tonnage............   7,150    7,150    7,150    7,150    7,150    7,150
MINE OPERATING COSTS ($-000):
OVERBURDEN REMOVAL OPERATIONS:
  Drilling & Blasting................   2,270    2,032    2,832    3,327    3,427    4,157
  Contract Pre-Bench.................      --       --       22       45       42      613
  Dozer Pre-Bench....................     219      139      900    1,140    1,254    2,400
  Dragline Stripping.................   4,077    3,644    4,951    5,785    5,957    6,733
  Misc. Overburden Removal...........     227      203      283      333      343      416
                                       ------   ------   ------   ------   ------   ------
      Total Overburden Cost
        ($-000)......................   6,794    6,018    8,988   10,630   11,023   14,319
COAL MINING OPERATIONS:
  Drilling & Blasting................     483      483      483      483      483      483
  Coal Cleaning......................     276      276      276      276      276      276
  Coal Loading/Pit Pumping...........   1,446    1,446    1,446    1,446    1,446    1,446
  Coal Haulage & Roads...............   7,151    7,262    8,760    9,203    8,538    8,149
  Stockpile and Crushing.............   1,173    1,173    1,173    1,173    1,173    1,173
                                       ------   ------   ------   ------   ------   ------
      Total Coal Mining Cost
        ($-000)......................  10,529   10,640   12,138   12,581   11,916   11,527
RECLAMATION OPERATIONS:
  Ongoing Reclamation................   1,932    1,932    1,932    1,932    1,932    1,932

FOR CHASE SECURITIES INC                2027     2028     2029     2030      TOTAL
------------------------               ------   ------   ------   ------   ---------
OVERBURDEN REMOVAL
  Virgin Overburden (Bcy-000)........  45,142   45,142   45,920   51,076     997,756
  Contract Pre-Bench Volume
    (Bcy-000)........................   1,218    1,218    1,039    2,319       9,758
  Dozer Pre-Bench Volume (Bcy-000)...  14,706   14,706   15,247   18,845     225,523
  Dragline Strip Volume:
    Virgin (Bcy-000).................  29,218   29,218   29,635   29,912     762,474
    Rehandle (Bcy-000)...............   9,369    9,369   10,021   11,724     171,858
                                       ------   ------   ------   ------   ---------
      Total Dragline.................  38,587   38,587   39,656   41,636     934,332
  Total Effective Overburden
    (Bcy-000)........................  54,511   54,511   55,941   62,801   1,169,614
COAL PRODUCTION
  Coal Recovered (Tons-000)
    Area C...........................      --       --       --       --     142,905
    Area F...........................   6,900    6,900    6,900    6,900      75,900
                                       ------   ------   ------   ------   ---------
      Total..........................   6,900    6,900    6,900    6,900     218,805
  Product Coal Quality (As-Recd):
    Ash (%)..........................    8.68     8.68     8.68     8.68
    Sulfur (%).......................    0.77     0.77     0.77     0.77
    Btu/Lb...........................   8,591    8,591    8,591    8,591
    Na2O in Ash (%)..................    1.05     1.05     1.05     1.05
  Strip Ratio (Bcy/Recovered Ton):...    6.54     6.54     6.66     7.40        4.56
  Effective Strip Ratio
    (Bcy/Rec.Ton):...................    7.90     7.90     8.11     9.10        5.35
  One-Way Distance (Mi)..............   12.10    12.10    11.00    14.90
Coal Sales Tonnage:
  Customer #1 -- CELP (Waste Coal)...     250      250      250      250       7,875
  Customer #2 -- Colstrip #3 & #4....   6,900    6,900    6,900    6,900     218,805
                                       ------   ------   ------   ------   ---------
      Total Sales Tonnage............   7,150    7,150    7,150    7,150     226,680
MINE OPERATING COSTS ($-000):
OVERBURDEN REMOVAL OPERATIONS:
  Drilling & Blasting................   4,550    4,555    4,638    5,164     100,697
  Contract Pre-Bench.................   1,105    1,106      944    2,110       8,872
  Dozer Pre-Bench....................   3,113    3,116    3,234    4,001      47,877
  Dragline Stripping.................   7,001    7,008    7,209    7,577     169,714
  Misc. Overburden Removal...........     455      455      464      516      10,070
                                       ------   ------   ------   ------   ---------
      Total Overburden Cost
        ($-000)......................  16,224   16,240   16,489   19,368     337,230
COAL MINING OPERATIONS:
  Drilling & Blasting................     483      483      483      483      15,316
  Coal Cleaning......................     276      276      276      276       8,752
  Coal Loading/Pit Pumping...........   1,446    1,446    1,446    1,446      45,825
  Coal Haulage & Roads...............   7,817    7,817    7,206    9,370     180,960
  Stockpile and Crushing.............   1,173    1,173    1,173    1,173      37,197
                                       ------   ------   ------   ------   ---------
      Total Coal Mining Cost
        ($-000)......................  11,195   11,195   10,584   12,748     288,050
RECLAMATION OPERATIONS:
  Ongoing Reclamation................   1,932    1,932    1,932    1,932      61,265

                                      4-23

FOR CHASE SECURITIES INC                2016     2017     2018     2019     2020
------------------------               ------   ------   ------   ------   ------
  Final Recl. Accrual................     627      627      627      627      621
                                       ------   ------   ------   ------   ------
      Reclamation Cost ($-000).......   2,579    2,579    2,579    2,579    2,553
OTHER EXPENDITURES:
  Power Systems Maintenance..........     135      135      135      135      135
  Supervisory/Engineering............   1,950    1,950    1,950    1,950    1,950
  Warehouse/Inventory................     400      400      400      400      400
  Unallocated Maintenance............   1,185    1,185    1,185    1,185    1,173
  Lease Rent & Records...............      67       67       67       67       67
  A & G and Overheads................   5,250    5,250    5,250    5,250    5,250
                                       ------   ------   ------   ------   ------
      Total Other Cost ($-000).......   8,987    8,987    8,987    8,987    8,975
TOTAL MINE OPERATING EXPENSE:
  Total Dollars ($-000) All Coal.....  32,564   33,757   33,771   34,687   26,711
  Total Dollars ($-000) Units 3&4
    Fuel.............................  32,285   33,479   33,492   34,408   26,435
MINE COST BY FUNCTION ($/TON -- UNITS
  3&4 FUEL ONLY)
  Overburden Removal.................    1.96     2.03     2.03     2.16     0.99
  Coal Mining........................    1.02     1.12     1.12     1.12     1.17
  Reclamation........................    0.37     0.37     0.37     0.37     0.37
  Other Expenses.....................    1.29     1.29     1.29     1.29     1.30
                                       ------   ------   ------   ------   ------
      Total..........................    4.63     4.80     4.80     4.94     3.83
MINE COST BY CONTRACT CATEGORY ($/
  TON -- UNITS 3&4 FUEL ONLY)
  Labor..............................    1.25     1.30     1.30     1.33     1.04
  Power..............................    0.45     0.42     0.42     0.45     0.32
  Materials & Supplies...............    1.80     1.95     1.95     2.02     1.33
  Reclamation (Excl Accrual).........    0.28     0.28     0.28     0.28     0.28
  A & G and Overheads................    0.76     0.76     0.76     0.76     0.77
                                       ------   ------   ------   ------   ------
      Total ($/Ton)..................    4.54     4.71     4.71     4.85     3.74
TOTAL CAPITAL EXPENDITURE ($-000):
  Site Preparation...................      --       --       --    1,050      500
  Buildings & Infrastructure.........     132      132      132      982    2,782
  Mining Equipment...................   2,715    1,865    1,365    9,900    4,365
  Support Equipment..................     585      585      660      585      855
                                       ------   ------   ------   ------   ------
      Total Capital..................   3,432    2,582    2,157   12,517    8,502
  Depreciation $/Yr (000)............   5,305    5,149    4,970    5,056    4,769
      $/Ton (Units 3&4 Fuel Only)....    0.76     0.74     0.71     0.73     0.69

FOR CHASE SECURITIES INC                2021     2022     2023     2024     2025     2026
------------------------               ------   ------   ------   ------   ------   ------
  Final Recl. Accrual................     621      621      621      621      621      621
                                       ------   ------   ------   ------   ------   ------
      Reclamation Cost ($-000).......   2,553    2,553    2,553    2,553    2,553    2,553
OTHER EXPENDITURES:
  Power Systems Maintenance..........     135      135      135      135      135      135
  Supervisory/Engineering............   1,950    1,950    1,950    1,950    1,950    1,950
  Warehouse/Inventory................     400      400      400      400      400      400
  Unallocated Maintenance............   1,173    1,173    1,173    1,173    1,173    1,173
  Lease Rent & Records...............      67       67       67       67       67       67
  A & G and Overheads................   5,250    5,250    5,250    5,250    5,250    5,250
                                       ------   ------   ------   ------   ------   ------
      Total Other Cost ($-000).......   8,975    8,975    8,975    8,975    8,975    8,975
TOTAL MINE OPERATING EXPENSE:
  Total Dollars ($-000) All Coal.....  28,851   28,186   32,653   34,739   34,467   37,374
  Total Dollars ($-000) Units 3&4
    Fuel.............................  28,575   27,910   32,377   34,463   34,191   37,098
MINE COST BY FUNCTION ($/TON -- UNITS
  3&4 FUEL ONLY)
  Overburden Removal.................    0.98     0.87     1.30     1.54     1.60     2.08
  Coal Mining........................    1.49     1.50     1.72     1.78     1.69     1.63
  Reclamation........................    0.37     0.37     0.37     0.37     0.37     0.37
  Other Expenses.....................    1.30     1.30     1.30     1.30     1.30     1.30
                                       ------   ------   ------   ------   ------   ------
      Total..........................    4.14     4.04     4.69     4.99     4.96     5.38
MINE COST BY CONTRACT CATEGORY ($/
  TON -- UNITS 3&4 FUEL ONLY)
  Labor..............................    1.15     1.13     1.32     1.41     1.39     1.50
  Power..............................    0.32     0.30     0.36     0.40     0.41     0.45
  Materials & Supplies...............    1.53     1.48     1.87     2.04     2.01     2.28
  Reclamation (Excl Accrual).........    0.28     0.28     0.28     0.28     0.28     0.28
  A & G and Overheads................    0.77     0.77     0.77     0.77     0.77     0.77
                                       ------   ------   ------   ------   ------   ------
      Total ($/Ton)..................    4.05     3.95     4.60     4.90     4.87     5.29
TOTAL CAPITAL EXPENDITURE ($-000):
  Site Preparation...................      --       --       --       --       --       --
  Buildings & Infrastructure.........     132      132      132      132      132      132
  Mining Equipment...................  10,915    4,365    1,565    3,565    2,765    1,915
  Support Equipment..................     585      885      585      660      855      585
                                       ------   ------   ------   ------   ------   ------
      Total Capital..................  11,632    5,382    2,282    4,357    3,752    2,632
  Depreciation $/Yr (000)............   4,737    5,226    5,266    5,249    5,332    5,316
      $/Ton (Units 3&4 Fuel Only)....    0.69     0.76     0.76     0.76     0.77     0.77

FOR CHASE SECURITIES INC                2027     2028     2029     2030      TOTAL
------------------------               ------   ------   ------   ------   ---------
  Final Recl. Accrual................     621      621      621      621      19,692
                                       ------   ------   ------   ------   ---------
      Reclamation Cost ($-000).......   2,553    2,553    2,553    2,553      80,958
OTHER EXPENDITURES:
  Power Systems Maintenance..........     135      135      135      135       4,253
  Supervisory/Engineering............   1,950    1,950    1,950    1,950      61,425
  Warehouse/Inventory................     400      400      400      400      12,800
  Unallocated Maintenance............   1,173    1,173    1,173    1,173      37,197
  Lease Rent & Records...............      67       67       67       67       2,144
  A & G and Overheads................   5,250    5,250    5,250    5,250     165,375
                                       ------   ------   ------   ------   ---------
      Total Other Cost ($-000).......   8,975    8,975    8,975    8,975     283,193
TOTAL MINE OPERATING EXPENSE:
  Total Dollars ($-000) All Coal.....  38,947   38,963   38,601   43,644     989,432
  Total Dollars ($-000) Units 3&4
    Fuel.............................  38,671   38,687   38,325   43,368     980,680
MINE COST BY FUNCTION ($/TON -- UNITS
  3&4 FUEL ONLY)
  Overburden Removal.................    2.35     2.35     2.39     2.81        1.54
  Coal Mining........................    1.58     1.58     1.49     1.81        1.28
  Reclamation........................    0.37     0.37     0.37     0.37        0.37
  Other Expenses.....................    1.30     1.30     1.30     1.30        1.29
                                       ------   ------   ------   ------   ---------
      Total..........................    5.60     5.61     5.55     6.29        4.48
MINE COST BY CONTRACT CATEGORY ($/
  TON -- UNITS 3&4 FUEL ONLY)
  Labor..............................    1.55     1.55     1.53     1.75        1.23
  Power..............................    0.47     0.47     0.48     0.51        0.38
  Materials & Supplies...............    2.44     2.44     2.40     2.89        1.70
  Reclamation (Excl Accrual).........    0.28     0.28     0.28     0.28        0.28
  A & G and Overheads................    0.77     0.77     0.77     0.77        0.77
                                       ------   ------   ------   ------   ---------
      Total ($/Ton)..................    5.51     5.52     5.46     6.20        4.36
TOTAL CAPITAL EXPENDITURE ($-000):
  Site Preparation...................      --       --       --       --       5,262
  Buildings & Infrastructure.........      50       --       --       --      11,186
  Mining Equipment...................   1,200      700       50       --     113,965
  Support Equipment..................     370      260      155       --      17,936
                                       ------   ------   ------   ------   ---------
      Total Capital..................   1,620      960      205       --     148,349
  Depreciation $/Yr (000)............   5,176    4,948    4,348    3,649     162,619
      $/Ton (Units 3&4 Fuel Only)....    0.75     0.72     0.63     0.53        0.74

---------------

Note: Projections based on data from January 1999

                                      4-24

                                   TABLE 4.4

                        CONVEYOR OPERATING COST ESTIMATE
                   ROSEBUD MINE -- UNITS 3 & 4 (AREAS C & F)
                                      FOR
                             CHASE SECURITIES, INC.
                                       BY
                              JOHN T. BOYD COMPANY
                       MINING AND GEOLOGICAL CONSULTANTS
                                 SEPTEMBER 1999

YEAR:                               1999    2000    2001    2002    2003    2004    2005    2006    2007    2008    2009    2010
-----                               -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
COAL CONVEYED (TONS-000)..........  3,485   6,971   6,971   6,971   6,971   6,971   6,971   6,971   6,971   6,971   6,971   6,971
CONVEYOR OPERATING COSTS
  Operating Expense by Category
    ($-000)
    Labor.........................    345     690     690     690     690     690     690     690     690     690     690     690
    Power.........................    230     460     460     460     460     460     460     460     460     460     460     460
    Materials & Supplies..........    192     383     383     383     383     383     383     383     383     383     383     383
                                    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
      Total ($/Ton Sold)..........    767   1,534   1,534   1,534   1,534   1,534   1,534   1,534   1,534   1,534   1,534   1,534
  Operating Expense by Category
    ($/Ton)
    Labor.........................   0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10
    Power.........................   0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07
    Materials & Supplies..........   0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06
                                    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
      Total Dollars ($-000).......   0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22
CONVEYOR CAPITAL COSTS ($-000):
    Facility Upgrades.............     --      --      --      --     100      --      --      --      --     100      --      --
    Conveyor Belting &
      Structure...................    160     160     160     160     160     160     160     160     160     160     160     160
    Maintenance/Support
      Equipment...................     30      60      30      60      30      60      30      60      30      60      30      60
    Miscellaneous.................     25      25      25      25      25      25      25      25      25      25      25      25
                                    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
      Total Capital ($-000).......    215     245     215     245     315     245     215     245     215     345     215     245
    Conveyor Depreciation
      ($-000).....................    473     506     533     557     592     621     642     685     698     693     687     680
    Conveyor Depreciation
      ($/Ton).....................   0.14    0.07    0.08    0.08    0.08    0.09    0.09    0.10    0.10    0.10    0.10    0.10

YEAR:                               2011    2012    2013    2014    2015
-----                               -----   -----   -----   -----   -----
COAL CONVEYED (TONS-000)..........  6,971   6,971   6,971   6,971   6,971
CONVEYOR OPERATING COSTS
  Operating Expense by Category
    ($-000)
    Labor.........................    690     690     690     690     690
    Power.........................    460     460     460     460     460
    Materials & Supplies..........    383     383     383     383     383
                                    -----   -----   -----   -----   -----
      Total ($/Ton Sold)..........  1,534   1,534   1,534   1,534   1,534
  Operating Expense by Category
    ($/Ton)
    Labor.........................   0.10    0.10    0.10    0.10    0.10
    Power.........................   0.07    0.07    0.07    0.07    0.07
    Materials & Supplies..........   0.06    0.06    0.06    0.06    0.06
                                    -----   -----   -----   -----   -----
      Total Dollars ($-000).......   0.22    0.22    0.22    0.22    0.22
CONVEYOR CAPITAL COSTS ($-000):
    Facility Upgrades.............     --      --     100      --      --
    Conveyor Belting &
      Structure...................    160     160     160     160     160
    Maintenance/Support
      Equipment...................     30      60      30      60      30
    Miscellaneous.................     25      25      25      25      25
                                    -----   -----   -----   -----   -----
      Total Capital ($-000).......    215     245     315     245     215
    Conveyor Depreciation
      ($-000).....................    626     626     629     633     633
    Conveyor Depreciation
      ($/Ton).....................   0.09    0.09    0.09    0.09    0.09

                                      4-25

YEAR:                               2016    2017    2018    2019    2020    2021    2022    2023    2024    2025    2026    2027
-----                               -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
COAL CONVEYED (TONS-000)..........  6,971   6,971   6,971   6,971   6,900   6,900   6,900   6,900   6,900   6,900   6,900   6,900
CONVEYOR OPERATING COSTS
  Operating Expense by Category
    ($-000)
    Labor.........................    690     690     690     690     683     683     683     683     683     683     683     683
    Power.........................    460     460     460     460     455     455     455     455     455     455     455     455
    Materials & Supplies..........    383     383     383     383     380     380     380     380     380     380     380     380
                                    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
      Total ($/Ton Sold)..........  1,534   1,534   1,534   1,534   1,518   1,518   1,518   1,518   1,518   1,518   1,518   1,518
  Operating Expense by Category
    ($/Ton)
    Labor.........................   0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10    0.10
    Power.........................   0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07    0.07
    Materials & Supplies..........   0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06    0.06
                                    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
      Total Dollars ($-000).......   0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22    0.22
CONVEYOR CAPITAL COSTS ($-000):
    Facility Upgrades.............     --      --     100      --      --      --      --     100      --      --      --      --
    Conveyor Belting &
      Structure...................    160     160     160     160     160     160     160     160     160     160     100      50
    Maintenance/Support
      Equipment...................     60      30      60      30      60      30      60      30      60      30      60      20
    Miscellaneous.................     25      25      25      25      25      25      25      25      25      25      25      20
                                    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
      Total Capital ($-000).......    245     215     345     215     245     215     245     315     245     215     185      90
    Conveyor Depreciation
      ($-000).....................    633     633     627     255     251     251     251     251     251     251     246     234
    Conveyor Depreciation
      ($/Ton).....................   0.09    0.09    0.09    0.04    0.04    0.04    0.04    0.04    0.04    0.04    0.04    0.03

                                                                    1999-2030
YEAR:                               2028    2029    2030              TOTAL
-----                               -----   -----   -----           ---------
COAL CONVEYED (TONS-000)..........  6,900   6,900   6,900            218,805
CONVEYOR OPERATING COSTS
  Operating Expense by Category
    ($-000)
    Labor.........................    683     683     683             21,662
    Power.........................    455     455     455             14,441
    Materials & Supplies..........    380     380     380             12,034
                                    -----   -----   -----            -------
      Total ($/Ton Sold)..........  1,518   1,518   1,518             48,137
  Operating Expense by Category
    ($/Ton)
    Labor.........................   0.10    0.10    0.10               0.10
    Power.........................   0.07    0.07    0.07               0.07
    Materials & Supplies..........   0.06    0.06    0.06               0.06
                                    -----   -----   -----            -------
      Total Dollars ($-000).......   0.22    0.22    0.22               0.22
CONVEYOR CAPITAL COSTS ($-000):
    Facility Upgrades.............     --      --      --                500
    Conveyor Belting &
      Structure...................     --      --      --              4,470
    Maintenance/Support
      Equipment...................     --      --      --              1,280
    Miscellaneous.................     15       5      --                740
                                    -----   -----   -----            -------
      Total Capital ($-000).......     15       5      --              6,990
    Conveyor Depreciation
      ($-000).....................    206     172     140             15,168
    Conveyor Depreciation
      ($/Ton).....................   0.03    0.02    0.02               0.07

---------------
Note: Projections based on data from January 1999

                                      4-26

                              ALTERNATIVE SUPPLIES

5.1 INTRODUCTION

     This study assumes that Colstrip will continue to acquire fuel from the Rosebud Mine over the 30-year study period. However, should Rosebud costs prove excessive or reserves inadequate, and for the period beyond 2030, alternative fuel supplies are available. The most likely of these alternatives is the Southern Powder River Basin (SPRB) of Wyoming, the current source of coal to Corette.

     This chapter addresses the SPRB mines, both as primary suppliers to Corette, and as an alternative and/or post 2030 supply at Colstrip.

5.2 SOUTHERN POWDER RIVER BASIN

     The SPRB includes portions of Campbell and Converse Counties, Wyoming (see Figure 3.2). The area of active mining encompasses a three to six mile wide north-south zone extending from approximately 15 miles north of Gillette, Wyoming, to a point 60 miles south of Gillette. Within this area, the thick Anderson-Wyodak coal seam is recoverable using low-cost surface mining methods. Fifteen large mining operations are active in the area, producing about 270 million tons in 1998.

  5.2.1 SPRB Geology and Reserves

     The Anderson-Wyodak seam occurs in the Paleocene Fort Union Formation, outcropping along a north-south trend and dipping to the west. The seam varies from over 100 ft thick north of Gillette, to 50 - 70 ft thick at the southern end of the deposit.

     The SPRB constitutes the largest in-place coal resource in the contiguous U.S. Regional reserve estimates are available from a variety of sources and vary widely. The majority of the available tonnage is low sulfur compliance quality, and at moderate depths. Even with relatively aggressive production projections, the resources available in the SPRB are unlikely to be depleted prior to 2050.

     SPRB coals are subbituminous in rank, and characterized by high moisture, low sulfur, low ash, and relatively low heat content. Quality improves to the south, with the highest Btu coals found in the southern portion of the deposit. Following are typical quality ranges for SPRB coals:

                     PROXIMATE ANALYSIS
                       (AS-RECEIVED)                              SPRB
                     ------------------                       -------------
Moisture (%)................................................   26.0 - 32.0
Ash (%).....................................................   4.0 - 10.0
Volatile Matter (%).........................................   29.0 - 33.0
Sulfur (%)..................................................   0.1 -  0.6
Lbs SO(2)/MM Btu............................................   0.3 -  1.4
Btu/lb......................................................  7,600 - 8,850

     The north-south quality variations result in two distinct coal products. The northern mines produce a lower Btu coal in the 8,300 - 8,500 Btu/lb range, while the southern mines produce an 8,700 - 8,800 Btu/lb product. Sulfur content is also lower at many of the southern mines, resulting in a "super compliance" coal with less than 0.5 lbs SO(2)/MMBtu. Economics generally favor shipping the higher Btu southern coal to more distant customers, while the lower Btu coals go to plants closer to the mines.

     All SPRB coal is sold raw after crushing and screening. There are several projects planned or in place to upgrade SPRB coals, including production of synfuels; however, these represent fairly small tonnages. In excess of 95% of SPRB coal is sold for electric power generation.

                                       5-1

  5.2.2 SPRB Supply

     SPRB mines are typically large, high volume surface mining operations. Average production is over 16 million tons per year, and the largest, Black Thunder, produces in excess of 35 million tons annually. In 1997, there were 6 mines producing more than 20 MTPY (excludes Caballo at 19.9 million). The mines typically employ the largest available equipment, high volume coal handling and processing systems, and many other techniques to allow maximum advantage of the operation's inherent economies of scale.

     Production and quality data for the 15 active mines are summarized:

                                                         TYPICAL QUALITIES (AS-RECEIVED)
                                                         -------------------------------
                                          1997 TONS       ASH       SULFUR
MINE                                      (MILLIONS)      (%)        (%)         BTU/LB
----                                      ----------     -----     --------     --------
Buckskin................................     14.4         5.2         .40         8,450
Rawhide.................................     10.7         4.9         .40         8,320
Eagle Butte.............................     17.9         4.6         .41         8,350
Dry Fork................................      0.9         4.8         .37         8,175
Fort Union..............................      0.6         6.0         .40         8,200
Wyodak..................................      3.3         6.0         .42         8,050
Caballo.................................     20.0         5.1         .38         8,400
Belle Ayr...............................     22.8         4.6         .30         8,550
Cordero Rojo............................     28.0         5.6         .35         8,350
Coal Creek..............................      2.9         5.7         .33         8,350
Jacobs Ranch............................     27.1         5.6         .44         8,690
Black Thunder...........................     37.7         5.0         .28         8,850
North Rochelle..........................       --         4.7         .23         8,800
Rochelle................................  24.9...         4.7         .21         8,750
North Antelope..........................     35.0         4.7         .24         8,800
Antelope................................     13.6         5.3         .22         8,800
                                            -----
          Total.........................    259.8

---------------
Note: Data derived from MSHA and FERC reports.

     Total SPRB production has increased rapidly in recent years from approximately 3 million tons in 1975 to 157 million tons in 1990 and 270 million tons in 1998.

     Operations are gradually moving into more expensive reserves due to a combination of increasing stripping ratio and greater haul distances. Many operations are currently in 200 ft - 300 ft of cover and experience stripping ratios of 2.5 BCY/ton or more. Typically, cash operating costs (before royalties, taxes, and depreciation) are in the range of $1.75 - $3.00 per ton. We believe these costs will gradually increase at a rate of 1% to 2% per year in real terms.

     The SPRB coal supply is capable of growing at a rapid rate to meet demand. However, there are constraints related to loadout capacity, rail logistics, industry consolidation, and economics. In situations of rapid demand increase, some increase in prices due to tightening of supplies can be expected.

     The SPRB provides a large, stable alternative fuel source for Colstrip. Mineable reserves are extensive and sufficient to sustain operations through the study period and beyond. The mines themselves are efficient low-cost operations, and, while we believe costs (and prices) will gradually increase, we do not believe that increase will be prohibitive.

                                       5-2

  5.2.3 SPRB Demand

     The primary market for SPRB coals is and will continue to be electric power generators. Future fueling decisions by the electrical generating industry will be influenced by a number of factors, including:

     - Deregulation

     - Clean Air Act Amendments (CAAA)

     - Sulfur dioxide limitations

     - NO(x) emission reductions.

     Some, if not all, of these issues favor burning SPRB coal for electrical generation. The desirability of SPRB coal for these reasons will result in significant future demand growth, particularly in the 2000 - 2005 period, as CAAA Phase 2 requirements become effective. BOYD estimates demand for SPRB coal will increase to 330 million tons in 2000, and 415 million tons in 2010. Growth is projected to moderate after about 2015 due to uncertainty in future environmental regulation and lack of planned new coal-fired capacity. The mines in the SPRB will generally be able to satisfy this demand growth, although some tightening of supplies, particularly in the 2000 - 2005 period, is likely.

  5.2.4 SPRB Prices

     The Colstrip Station, if it were to purchase SPRB coal, would most likely take that coal from the mines producing 8,300 - 8,500 Btu/lb coal. The higher Btu coals carry a price premium related to savings in transportation costs, which would not be realized over the relatively short rail haul to Colstrip. Projected FOB mine prices for the lower Btu coals are summarized:

                                                              8,400 BTU/LB
YEAR                                                           1998 $/TON
----                                                          ------------
2000........................................................      4.25
2001........................................................      4.60
2002........................................................      4.85
2003........................................................      5.00
2004........................................................      5.25
2005........................................................      5.35
2006 on.....................................................      5.40

     Expected price increases in the 2000 - 2005 time frame result from increased demand in that period, largely as a result of CAAA Phase 2. Beyond that date, we do not anticipate major price increases in real terms.

5.3 TRANSPORTATION

     SPRB coal, with only minor exceptions, moves to market via rail. Rail transportation costs are very significant to the economics of SPRB coal, typically constituting 50% to 80% of the delivered fuel costs. The ability of the railroads to lower rates, particularly on longer hauls, has been a key factor in the growth of the SPRB.

     Two railroads compete for SPRB originations, the Union Pacific-Southern Pacific (UPSP) and the Burlington Northern-Santa Fe (BNSF). Both railroads serve the mines south of Gillette, while the mines north of Gillette are captive to the BNSF. Traditionally, the mines served by both railroads have enjoyed lower rail rates because of the competitive situation. However, recent consolidation among suppliers and a more competitive posture by the BNSF has minimized this differential.

     Corette and Colstrip are both captive to the BNSF. Although this captive situation is not as great a disadvantage as in the past, it is still a consideration which will impact transportation cost to those plants.

                                       5-3

     The bulk of SPRB coal movements are under terms of contracts between the railroads and shippers. Very little tonnage moves under public tariff. While regulatory agencies (primarily the federal Surface Transportation Board) place some limitations on rates the railroads can charge, these tend to be at higher levels than are typically arrived at through negotiation. Coal movements to Corette, and potentially to Colstrip, would be the result of negotiations between the BNSF and the utility. Factors that would affect such negotiations include:

     - Volume. Higher volume movements of one to two million tons/year or more generally enjoy lower rates. The large volumes involved at Colstrip would be an advantage.

     - Distance. Longer hauls are lower-cost on a ton-mile basis. Rail distances to Corette (253 miles) and Colstrip (360 miles) are comparatively short for SPRB movements.

     - Competition. If there is effective competition from alternative carriers or other fuel sources, lower rates are possible. This would not be the case for Colstrip and Corette.

Typically, high-volume, long-distance (1,000 miles or more) movements are relatively low-cost, in the range of $0.01/ton-mile. Shorter movements of 500 miles or less can be significantly more expensive on a ton-mile basis, ranging from $0.015/ton-mile to $0.025/ton-mile or more.

     The transportation infrastructure to move SPRB coal to Corette and, if need be, to Colstrip is in place and proven. We are unaware of any circumstances that would impair the railroad's ability to deliver to the stations, either in the near term or very long term (through 2048) at Colstrip. Current trends are towards more efficient railroad operations and lower costs. The cost of coal movements to Corette and Colstrip would be the subject of negotiations with the railroad.

5.4 CORETTE STATION FUEL SUPPLY

     The Corette Station, located near Billings, Montana, is fueled by coal purchased from the SPRB, and transported via rail to the plant. It is anticipated that Corette will continue to be fueled by SPRB coal for the duration of the study period. Prices are essentially at market, and transportation agreements remain to be negotiated.

     The Corette Station requires a relatively low-sulfur coal, equivalent to
0.60 lbs SO(2)/MMBtu, to meet emissions regulations. This is lower than the average sulfur at most of the northern, low-Btu SPRB mines; however, those mines can generally use selective mining techniques to supply a limited amount of lower sulfur coal. Alternatively, an acceptable low-sulfur coal is available from several mines (at a premium of $1.00/ton or more) in the southern, higher-Btu portion of the SPRB Corette is currently receiving coal from this source under contract which allows the supplier to provide coal from either area. The specifics of the Corette fuel supply situation are discussed in detail in the Fuel Cost chapter of this report.

5.5 OTHER SUPPLY SOURCES

     Other potential supply sources exist for both Colstrip and Corette; however, most are not established operations, and there are questions of coal quality and cost.

     These other sources include:

     - Bull Mountains. The Bull Mountains coal field is located 35 miles north of Billings in Yellowstone and Musselshell Counties. Burlington Resources, Inc., owns a large reserve which could be mined using underground methods. The property does not have access to rail, but coal could be trucked to Billings. Issues of cost and quality would require investigation.

     - Tongue River. The Tongue River Region is a large coal field located about 35 miles southeast of Colstrip. The area has no rail access, and thus has never been developed. Proposals are in place, however, to provide rail access either connecting to the BNSF at Miles City or via an extension of the Colstrip spur. If development in the Tongue River field takes place, it could provide an alternative supply for the Colstrip Station.

                                       5-4

     - Big Sky. The Big Sky Mine is located just south of WECO's Rosebud Mine and recovers coal from the same seam. Big Sky is close enough to deliver coal directly to the Colstrip Station (via over-the-road truck). Big Sky would have capacity and cost constraints, but could be viable in an emergency.

     - Other Rosebud Seam Resources. Extensive Rosebud Seam resources exist southeast of Colstrip. These could be developed as a long-term supply, but would require investment in mine and transportation facilities.

     In general, none of these alternatives is as attractive as the established mines in the SPRB. However, over the plant lifetime through 2048, one of these could develop into a viable supply option and/or an alternative to the Rosebud Mine. Ample alternatives exist to fuel the plant over its projected remaining life.

                                       5-5

                                   FUEL COSTS

6.1 INTRODUCTION

     The long-term cost of fuel to the Colstrip and Corette Stations is related to a number of issues. At Corette, which will most likely be fueled by SPRB coal, market supply, demand, and price, along with transportation costs, determine the delivered fuel price. At Colstrip, the situation is more complex, with price affected not only by production costs at the Rosebud Mine, but also by the specific terms and conditions of various coal sales and transportation agreements. This chapter analyzes these issues and develops estimates of resulting long-term fuel costs.

6.2 COLSTRIP -- GENERAL

     The Colstrip Station is fueled entirely by coal from WECO's Rosebud Mine, which is purchased under long-term contracts between WECO and the station owners. The contracts are full-requirements agreements, making the mine and station effectively captive to each other. The provisions of these contracts determine coal price.

     The coal supply for Units 1 & 2 is contractually, as well as physically, separate from that for Units 3 & 4. Historically, the price of coal to Units 3 & 4 has been significantly above that to Units 1 & 2.

     There are operational advantages to combining the two coal supplies. In particular, combining the operations would provide opportunities to blend coal to provide a more desirable quality for Units 1 & 2. The combined operations would also allow more efficient utilization of equipment and personnel. However, the existence of the contracts, differences in quality and price, and a continuing minority ownership in Units 3 & 4 may make a combination problematical. For purposes of this study, we have assumed that the coal supply to Units 1 & 2 remains separate from Units 3 & 4, each being administered under the respective contracts.

     Sales of coal to outside customers, particularly the recent 1.5 MTPY contract with Minnesota Power, could have some affect on mining plans and costs. However, the sale will probably not significantly affect coal price due to allocation mechanisms incorporated in the contracts. If significant additional outside sales are secured, the ability to supply Colstrip beyond the current contract term could be affected.

6.3 COLSTRIP UNITS 1 & 2

  6.3.1 Existing Contract

     Colstrip Units 1 & 2 are fueled by coal from the Rosebud Mine's Area D, which is delivered directly to the plant. Sales are under provisions of a long-term agreement signed July 30, 1971.

     Key factors affecting future coal supply under this contract include:

     - Term. The contract extends through December 31, 2009, with provisions for extension under mutually agreeable terms.

     - Quantity. The contract is for the full requirements of Colstrip Units 1 & 2. Typically, the units take +/-2.6 million tons per year.

     - Pricing. Pricing structure is base price plus escalation, with a commodity price per ton (including labor, M & S, power, profit, etc.) and a fixed charge per month (depreciation, A & G, etc.). Also included in the price is an accrual (estimated at $0.10/Ton) for final mine reclamation. Production taxes and royalties are passed through at cost. Current delivered prices under this contract are in the range of $8.00 - $9.00/ton.

     - Price Re-opener. A price re-opener will occur on July 30, 2001. If the parties are unable to agree on Base Price revisions, the matter is to be arbitrated so as to be "equitable to all parties and . . . shall reflect the sellers reasonable costs of mining." Thus, the re-opener is effectively based on costs, not market.

                                       6-1

     - Assignment. The buyer's rights under the contract can be assigned only in conjunction with a sale of the buyer's interest in Units 1 & 2.

     Re-openers, such as that in 2001, have occasionally been contentious issues at Colstrip. There are incentives at the time of the re-opener to renegotiate the contract, perhaps along lines of the Amended and Restated Units 3 & 4 agreement. However, unlike Units 3 & 4, the Units 1 & 2 price is relatively low under the current contract, and operating costs will increase significantly late in the agreement's life. Thus a renegotiation may be disadvantageous for the plant owners. In estimating future fuel prices for Units 1 & 2, we assume the current contract remains in force through its normal expiration date (2009), and that the 2001 re-opener results in only minor price adjustments to reconcile to actual operating costs. This is a reasonable assumption given the relative position of the parties, but not a certainty.

     In addition to the Coal Supply Agreement, there is an agreement to purchase synfuel produced at Entech's (WECO's parent) Advanced Coal Conversion Process
(ACCP) plant for use in Units 1 & 2. The synfuel is priced equal to the variable cost of Area D coal on a MMBtu basis. There is also a bonus arrangement based on a proportional rebate of savings that may occur at the plant as a result of burning the synfuel. Synfuel tonnages will likely be low, on the order of 200,000 tons annually.

     This synfuel agreement is structured such that the net fuel price approximately equals the price of supplying an energy-equivalent amount of coal. Thus for purposes of fuel price estimates, we assume the total fuel expense will be essentially the same whether or not some portion is actually synfuel.

     The ACCP synfuel plant operation realizes certain significant tax advantages that expire in 2007; the plant will most likely close at that time.

     The existing coal supply agreement precludes purchasing outside (i.e., SPRB) coal through its expiration in 2009. Upon expiration, the contract may be extended "on terms mutually agreeable to the Seller and Buyers, reflecting then existing market conditions for such existing . . . (Rosebud) . . . coal." The contract does not contain language that clearly obligates either party to reach a mutual agreement on contract extension. It is probable that, upon contract expiration in 2009, WECO would effectively have no further obligations to the Units 1 & 2 owners.

  6.3.2 Units 1 & 2 Supply Reliability

     Our review indicates that sufficient recoverable, proven and probable reserves remain in Area D to satisfy requirements of the current contract through expiration in 2009. Late in the term, the mine will incur higher costs due to deep cover and will encounter an area of relatively high sodium coal. The higher costs will not affect the price of coal due to the contract's base price plus escalation cost structure.

     The higher-sodium coal (in excess of 1% NaO(2) in ash), which will be encountered in 2008 and later, will meet contractual quality specifications (there is no specific limit on sodium). However, high-sodium coal has caused difficulties in Units 1 & 2 in the past, and may do so in this instance. The potential problem could be avoided by blending with lower sodium (Area C) coals, substituting reserves, or some combination of measures.

     Certain equipment and facilities at Mine Area D are, as discussed in Chapter 4, adequate for current operations but are relatively old. Substantial capital investment is required in the 2000 - 2002 period to assure reliable operation over the remaining contract term. We assume WECO will be reluctant to make major investments in new, long-lived equipment and facilities with only +/-9 years remaining on the contract. Therefore, the projected investments are assumed to be mostly in overhauls, rebuilds, and other "stop-gap" expenditures with relatively short depreciable lifetimes. This investment will increase the price of coal by $0.10 - 0.15/ton via the depreciation component of the fixed charge.

  6.3.3 Units 1 & 2 Existing Contract Fuel Costs

     We estimated future fuel prices under the existing contract, considering the contractual pricing parameters and likely future events. The 2001 re-opener will have some effect on price, as certain price

                                       6-2
components may vary from actual costs. Although there is considerable uncertainty, we have assumed a limited price cut will result from the re-opener. We do not expect the sale of coal to Minnesota Power to significantly affect contract price.

     Estimated fuel costs under the existing contract are shown on Table 6.1 following this text, and summarized below (1998 dollars):

                                       UNITS 1 & 2 DELIVERED FUEL PRICE (1998 DOLLARS)
                                    -----------------------------------------------------
                                                                        2003 -
                                    1999     2000     2001     2002      2009     AVERAGE
                                    -----    -----    -----    -----    ------    -------
Tons/Yr (000).....................  1,510    3,020    3,020    3,020    3,020      3,020
Quality -- Btu/lb.................  8,558    8,558    8,558    8,558    8,558      8,558
Contract Price ($/Ton):
  Commodity Charge................   5.79     5.78     5.78     5.19     5.31       5.41
  Fixed Charge....................   1.31     1.39     1.42     1.44     1.48       1.46
  Royalties*......................   1.04     1.04     1.05     0.96     0.98       1.00
  Quality Adjustment..............  (0.14)   (0.14)   (0.14)   (0.13)   (0.13)     (0.13)
                                    -----    -----    -----    -----    -----      -----
          Total...................   8.00     8.07     8.11     7.46     7.64       7.72
Fuel Price ($/MMBtu)..............   0.47     0.47     0.47     0.44     0.45       0.45

---------------
* Includes production taxes associated with royalty payments.

     The cost estimates, as shown, assume a price cut as a result of the 2001 re-opener, roughly reconciling price to costs at that time. Our analysis of mine operations also indicates that mining costs will increase significantly in the last 2 - 3 years of the contract term. Under the current contract format, this increase will not be reflected in the price and will reduce WECO's profits.

  6.3.4 Units 1 & 2 Long-Term Fuel Cost

     Beyond the expiration date of the current contract, the fuel source for Units 1 & 2, and therefore the price, is speculative. We developed estimates of price based on reasonable assumptions about future events as outlined below.

     It is reasonable to assume the current supplier relationship will be extended at (or before) expiration of the current contract. However, the "market" price for "such existing coal" as stated in the contract will be indefinite, since the only other currently identifiable market for such coal is Units 3 & 4. The reserves available at Rosebud for an extension will also be more costly to mine. Thus the outcome of price negotiations for any extended term is uncertain. For purposes of this study, we have assumed:

     - The contractual relationship with WECO will be extended for the entire study period (i.e., through 2030).

     - A new contract structure will be negotiated for Units 1 & 2 similar to the Amended and Restated supply agreement for Units 3 & 4. This "cost plus" pricing structure is acceptable to WECO and provides reasonable compensation and profit, while allowing the station owners considerable control over the operation.

     - The pricing structure under a new contract would be designed to assure delivered fuel costs are equal to or less than the delivered cost of alternative (SPRB) fuel. This competitive benchmark is assumed to be $0.65/MMBtu.

     - Existing reserves in Areas A and B would be dedicated to the contract, and delivered directly to the existing coal handling facility.

     - Operations supplying fuel to Units 1 & 2 would continue to be physically separate from the Units 3 & 4 supply.

                                       6-3

     This revised and extended contract would result in an increase in fuel costs due to increased costs at the mine, and capital investment needed to operate over the extended contract term.

     Estimated delivered fuel costs for Units 1 & 2 over the 2010 - 2030 period are shown on Table 6.1 following this text, and are summarized below (1998 dollars):

                                                                AVERAGE
                                                              2010 - 2030
                                                              -----------
Tons/Yr (000)...............................................     2,964
Quality (Btu/lb)............................................     8,728
Coal Price ($/Ton)
  Fixed Charge..............................................      1.66
  Commodity Charge
     Mine Operating Expense.................................      4.26
     Return on Investment...................................      0.54
     Fees...................................................      0.55
     Royalties & Production Taxes...........................      3.69
                                                                 -----
          Subtotal..........................................      9.04
          Total Price.......................................     10.70
     Price per MMBtu........................................      0.61

     The price is relatively consistent over the study period, but does gradually increase from +/-$10.50/ton in the early years to over $11.00/ton late in the period. These increases relate to increases in mining costs as operations progress into deeper cover areas. Resource depletion as a result of third party sales could increase prices further late in the study period.

6.4 COLSTRIP UNITS 3 & 4

  6.4.1 Units 3 & 4 -- Existing Coal Supply Contract

     Colstrip Units 3 & 4 are fueled by coal from Area C, which is transported to the plant via a 4.2-mile conveyor owned and operated by WECO. Sales are governed by an agreement originally signed in 1980, and extensively amended in 1998. The August 24, 1998, "Amended and Restated Coal Supply Agreement" significantly changes the terms and provisions of the original 1980 contract (which was similar in form to the Units 1 & 2 agreement) by changing to a cost plus pricing structure and eliminating future re-openers. The new contract will result in a significant price decrease estimated at +/-$4.00/ton. This decrease will be phased in over a two-year period, taking full effect on July 1, 2000. Prior to that time, the old pricing structure will remain, with labor and ad valorem tax cost components limited to actual amounts.

     Key provisions affecting future coal supply and costs include:

     - Term. The contract terminates on December 31, 2019. The parties can, by mutual agreement, extend the contract beyond that date, but there is no obligation to do so.

     - Quantity. The contract is for the full requirements of Units 3 & 4. The agreement provides for WECO to substitute outside coal for Rosebud Mine coal under certain conditions.

     - Pricing. Pricing structure is cost plus, including certain fees, incentives, and return on investment compensation.

     - Administrative Structure. The Amended and Restated Contract provides for a Mine Operating Committee to monitor the mine operation, approve budgets, review plans, etc. Effectively, the station owners control major planning and investment aspects of the mine while WECO manages day-to-day operations.

     - Assignment. In general, the buyer's rights under the coal supply agreement can be assigned only as part of a sale of the buyer's interest in the generating station. Special provisions apply relative to

                                       6-4

       Montana Power's obligations guaranteeing WECO's performance of final reclamation work. Montana Power cannot assign this obligation except with the consent of the other owners.

     Sufficient recoverable proven and probable coal reserves remain in Area C for the duration of the contract, and Area C will be essentially depleted when the contract expires. Additional reserves are available farther west in Area F, but are not committed to Units 3 & 4.

     Under the Amended and Restated contract, all coal requirements for Units 3 & 4 must be purchased under terms of the contract, but those terms provide for the purchase of coal from outside sources (probably from the SPRB). Should outside coal be purchased, WECO is entitled to add certain fees to the selling price and will recover certain fixed costs (depreciation, return on investment, etc.) in full, irrespective of outside coal purchases. Based on our estimates of Rosebud fuel costs and that from alternative sources, we consider it unlikely that any significant tonnage of third party coal could be economically purchased in the normal course of dealing under the Amended and Restated Contract.

     Upon termination in 2019, the contract can be extended by mutual agreement. If the parties are unable to agree, the contract terminates. Thus, WECO has no obligation to continue supplying coal beyond 2019, and the Units 3 & 4 owners have no legal right to any reserves beyond that date. Should the contract not be extended, coal from the SPRB could provide a viable, competitive alternative fuel supply for the balance of the study period and beyond.

  6.4.2 Units 3 & 4 Coal Transportation Agreement

     WECO's operation of the 4.2-mile overland conveyor which delivers Area C coal to Units 3 & 4 is under a separate agreement with the owners of Units 3 &
4. That agreement was initially negotiated in 1981; it was amended in 1987 and again in 1998. The 1998 amendment significantly alters the economic parameters of the agreement, reducing the price, and eliminates future price re-openers. Key provisions of the amended agreement are:

     - Term. The transportation agreement remains in force for so long as the Units 3 & 4 Coal Supply Agreement continues, i.e., through 2019. The contract can be extended by mutual agreement.

     - Quantity. All coal sold under the Coal Supply Agreement (from Area C) will be transported via the conveyor.

     - Price. Under the 1998 amendment, effective July 1, 2001, the price is the sum of the actual costs to operate the conveyor, fixed charges such as depreciation, taxes, etc., and a "Fee-Operating Profit" of $0.58/Ton indexed for inflation.

     - Other Terms. The 1998 amendment eliminates re-openers in 2001, 2006, and 2011, and deletes the gross inequity provision.

     - Assignment. Can be assigned by buyer only in conjunction with an assignment of rights under the Coal Supply Agreement.

     The price revisions incorporated in the amendment will result in a decrease in transportation cost of about $0.70/ton from $1.60 - $1.65/ton to $0.90 - $0.95/ton. The higher price remains in effect until the new price is phased in on July 1, 2001.

     The amended contract provides the station owners considerable control over operating decisions affecting the conveyor, particularly as relates to capital expenditures. We anticipate that future capital expenditures on the conveyor will be minimal, mostly related to replacements and major rebuilds.

  6.4.3 Units 3 & 4 Existing Contract Price

     The Amended and Restated Contract provides for a phasing in of the new "cost plus" pricing structure. Approved capital expenditures made after January 1, 1999, will be incorporated into the capital investment base. The basic "cost plus" pricing structure becomes effective on July 1, 2000, and the Fixed Fee

                                       6-5

($0.40/ton) is implemented on July 1, 2001. Prior to July 1, 2000, the old pricing (a "base price plus escalation" structure) remains in place with certain limitations on labor cost and property taxes.

     Mining equipment in Area C is relatively old and will require rebuilding or replacement in the near future. WECO has a five-year $40 million capital budget (including an additional dragline to be moved from Area A) for this purpose. These expenditures will affect coal price under the Amended and Restated Agreement via depreciation and return on investment provisions of the contract.

     The Amended and Restated Agreements create a funding mechanism for final reclamation expenses at the Rosebud Mine. Under this mechanism, WECO takes the responsibility for final reclamation expenses, except for Puget Sound Power & Light's proportional (25%) share. (Puget's share is assumed to continue as an accrual equal to 25% of the appropriate total accrual on a per-ton basis.) The contractual funding mechanism requires Montana Power to effectively guarantee WECO's performance in this area.

     The Amended and Restated Agreement gives the Units 3 & 4 owners strong rights over mining plans, capital expenditures, and budgets. The contract also dictates a "least cost" mining approach which will result in relatively low costs in the initial years of the contract, with gradual increases over the contract term. These gradually increasing mining costs will, with the "cost plus" structure, result in gradually increasing coal prices. Estimated fuel prices under the Amended and Restated Agreement are shown on Table 6.1, and summarized below (1998 dollars):

                                      UNITS 3 & 4 DELIVERED FUEL PRICE (1998 DOLLARS)
                                  --------------------------------------------------------
                                  1999     2000     2001     2002     2003 - 19    AVERAGE
                                  -----    -----    -----    -----    ---------    -------
Tons/Yr (000)...................  3,485    6,971    6,971    6,971      6,971       6,971
Quality -- Btu/lb...............  8,509    8,509    8,509    8,509      8,509       8,509
Contract Price ($/Ton)
  Commodity Charge..............   9.52     7.35     5.91     6.24       6.91        6.92
  Fixed Charge..................   0.68     0.91     1.14     1.18       1.37        1.31
  Royalties*....................   1.70     1.44     1.17     1.23       1.37        1.36
                                  -----    -----    -----    -----      -----       -----
     Subtotal...................  11.90     9.70     8.22     8.65       9.65        9.59
  Transportation ($/Ton)........   1.62     1.62     1.27     0.91       0.92        0.99
Total Cost:
  $/Ton.........................  13.52    11.32     9.49     9.56      10.57       10.58
  $/MMBtu.......................   0.79     0.67     0.56     0.56       0.62        0.62

---------------
* Includes production taxes associated with royalty payments.

     Delivered fuel price projections could be affected by third party sales (Minnesota Power); however, the structure of the contract will serve to minimize this impact.

  6.4.4 Units 3 & 4 Estimated Price -- Extended Term

     Following expiration in 2019, the contract can be extended by mutual agreement. Although there is no assurance, it appears likely that WECO would have reserves available for such an extension in Area F.

     For purposes of estimating fuel prices to Units 3 & 4 after 2019, we have assumed that the present contract will be extended on terms and conditions similar to those currently in the agreement, and that WECO will dedicate Area F to Units 3 & 4. This is a reasonable assumption given the current lack of other markets for WECO's coal. The initial mining in Area F is relatively low-cost, as shallow reserves are available, but will increase over time as deeper overburden and longer haul distances affect prices.

     Our review indicates that prices under this extended contract will be in the same range, or possibly higher than the delivered cost of coal from the SPRB. In estimating these long-term fuel costs, we have assumed that WECO will make concessions in the form of reduced profits to assure the Rosebud coal is priced competitively with SPRB coal. This pricing benchmark is estimated at $0.65/MMBtu delivered to the plant.

                                       6-6

     Contract costs are for delivery to the Area C tipple. Additional expense will be incurred conveying the coal from Area C to the power plant. Our estimates assume the current transportation contract pricing structure, as amended, will remain in place for the entire study period (through 2030). That structure incorporates a 15% discount of certain price components after 120.5 million tons have been delivered. At projected production rates, this occurs in 2018.

     Projected fuel costs for Units 3 & 4 after 2019 are shown on Table 6.1 and summarized below (1998 dollars):

                                                                AVERAGE
                                                              2020 - 2030
                                                              -----------
Tons/Yr (000)...............................................     6,900
Quality (Btu/lb)............................................     8,591
Fob Mine Price ($/Ton):
  Commodity Charge..........................................      6.79
  Fixed Charge..............................................      1.28
  Royalties*................................................      1.34
                                                                 -----
     Subtotal...............................................      9.41
  Transportation ($/Ton)....................................      0.78
Total Cost:
  $/Ton.....................................................     10.19
  $/MMBtu...................................................      0.59

---------------
* Includes production taxes associated with royalty payments.

6.5 COLSTRIP -- ALTERNATIVE SUPPLY POTENTIAL

     The availability of relatively low-priced coal from the SPRB provides Colstrip an alternative to the Rosebud Mine for fuel supply. This is addressed in general in the "Alternative Supplies" chapter of this report; specific impact at Colstrip is discussed in this section.

  6.5.1 Alternative Supply Issues

     Bringing SPRB coals to Colstrip raises a number of issues. These include:

     - Transportation. Coal would move to Colstrip by rail via the BNSF. Rail distance from Gillette, Wyoming, to Colstrip is approximately 350 miles, and the movement would be captive to the BNSF.

     - Coal Handling. The Colstrip Station is not equipped to receive coal by rail in significant volumes. SPRB coal delivered prices would have to include the capital and operating costs associated with a coal receiving facility.

     - Plant Design. The Colstrip plant is designed specifically for Rosebud coal; the operational impact of burning SPRB coal is unknown. We would expect the impact to be minimal due to the general similarity of the coals; thus, we have not considered any impacts in this study.

     - Units 1 & 2 Contract. The existing contract would preclude purchasing any SPRB coal for Units 1 & 2 prior to January 1, 2010. SPRB coal could be a viable option after that time.

     - Units 3 & 4 Contract. The current Units 3 & 4 contract allows purchase of outside coal, but specifies certain payments to WECO that would add to the delivered cost. Outside coal could be purchased without these payments beginning January 1, 2020, following expiration of the contract.

     All of these issues impact the economics of any alternative outside supplies, and must be considered in assessing the viability of such a supply.

                                       6-7

  6.5.2 SPRB Prices

     As discussed in the Alternative Supplies chapter of this report, the most economical SPRB sources for Colstrip are likely to be the lower quality +/-8,400 Btu/lb coal mines in the northern portion of the SPRB. BOYD's long-term projections of prices at these mines increase from a projected $4.25/ton (1998 dollars) in 2000 to $5.40/ton in 2006, remaining constant in real terms thereafter.

  6.5.3 Transportation Costs

     Transportation to Colstrip will be via the BNSF, a distance of approximately 360 miles. Typically, such movements are under contracts negotiated between the shipper and the BNSF. The precise outcome of such a negotiation regarding Colstrip is unknown and subject to considerable uncertainty due to the specifics of the movement, including:

     - At 350 miles, the movement is fairly short as compared to most SPRB hauls. Shorter hauls are typically less efficient and more costly on a ton-mile basis.

     - The haul is captive to the BNSF as delivering carrier and probably as originating carrier. This places the BNSF in a strong position in rate negotiations.

     - The potential volume, at +/-10 million tons per year, is very large and would represent an attractive business for the BNSF.

     - The route, particularly from Gillette to Huntly, Montana (near Billings), is relatively uncongested, resulting in minimal delays in transit.

     Considering these factors, we estimate the cost of rail transportation from the Gillette area at $6.05 per ton. This estimate includes the carrier charge and an allowance for ownership and maintenance costs on the required cars.

  6.5.4 Coal Handling

     To take SPRB coal, the Colstrip Station would have to construct a coal receiving facility and integrate that facility into the existing coal handling infrastructure. The capital and operating costs for such a facility could vary significantly depending on specific design criteria. For purposes of comparative fuel cost estimates for this study, we have assumed a total cost, including facility depreciation and operating cost, of $0.25/ton.

  6.5.5 WECO Charges

     Under the Units 1 & 2 coal supply contract, no outside coal could be purchased for those units prior to expiration in 2009. After that time, outside coal could be purchased with no fee or other payment to WECO.

     For Units 3 & 4, the purchase of outside coal under the current contract would require certain compensation to WECO, both in the form of a specific fee, and fixed payments dictated by contract irrespective of the tonnage produced at Rosebud. These include:

     - Average Fixed Fee Per Ton ($0.40/ton) on each ton of outside coal purchased.

     - Earned portion of the "Incentive Fee Per Ton" (base $0.35/ton) on each ton of outside coal purchased.

     - Per-Ton Return on Investment (ROI) paid on a pro-rata basis on the first 5 million tons purchased, whether those tonnages are Rosebud or outside coal. In effect, outside coal must bear its proportional per-ton share of the ROI charge.

     - Conveyor "Fee-Operating Profit" of $0.54/ton under the Amended Transportation Agreement is paid on all coal sold under the contract, whether by WECO or a third party.

                                       6-8

     These estimated WECO charges averaged over the life of the Units 3 & 4 contract are summarized (1998 dollars):

                                                            2000 - 2019
                                                              AVERAGE
CHARGE                                                         $/TON
------                                                      -----------
Fixed Fee.................................................     0.37
Incentive Fee.............................................     0.28
ROI Charge................................................     0.72
Conveyor Fee..............................................     0.58
                                                               ----
          Total...........................................     1.95

     The actual WECO charge allocated to outside purchases varies from year to year, and could depend on the relative proportions of Rosebud and outside coal. The above figure is, however, reasonable for comparative purposes.

  6.5.6 Total Cost of Alternative Fuel

     The comparative cost of SPRB coal delivered to the Colstrip station is summarized (1998 dollars):

                                                                  UNITS 3 & 4
                                            UNITS 1 & 2    -------------------------
COST                                        AFTER 2009     2000 - 2019    AFTER 2019
----                                        -----------    -----------    ----------
FOB Mine Price (Average)..................      5.40           5.25          5.40
Rail Transport............................      6.05           6.05          6.05
Handling..................................      0.25           0.25          0.25
WECO Charges..............................        --           1.95            --
                                               -----          -----         -----
          Total...........................     11.70          13.50         11.70
$/MMBtu @ 8,400 Btu/lb....................      0.70           0.80          0.70

     As shown, the cost of SPRB coal delivered to Units 3 & 4 under the current contract is likely to be significantly more expensive than Rosebud coal (at $0.60 to $0.65 per MMBtu), largely due to the added WECO charges.

     After termination of the current contracts, SPRB supplies could be delivered to Colstrip at prices in the range of $0.70/MMBtu, or perhaps, given the uncertainties in the estimates, for as little as $0.60 to $0.65 per MMBtu. For purposes of this study, we have assumed that Rosebud coal would have to be priced at a delivered cost of less than $0.65 per MMBtu to be competitive with the SPRB after expiration of the existing contracts.

     While it appears that SPRB coal will not be an economical replacement for Rosebud coal over the study period, the potential to purchase SPRB coal effectively caps the post-contract fuel cost for Colstrip.

  6.5.7 Long-Term Fuel Alternatives

     The Colstrip plant is expected to continue operation beyond the specific study period addressed in this report, with current plans extending to 2048. Projections for the 2030 - 2048 period would be highly speculative and are not developed herein. However, there are certain long-term factors affecting fuel supplies beyond 2030 that can be addressed. These include:

     - Fuel Source. Economically recoverable coal at the Rosebud Mine will likely be depleted in 2030 or perhaps earlier. Several alternative coal sources are likely to be available at that time (discussed in Chapter 5), with the most likely source being the SPRB. Available reserves in the SPRB are, based on current projections, likely to be adequate to fuel Colstrip over the 2030 - 2048 period.

     - Delivery. Coal would most likely be delivered to Colstrip via rail, specifically by the BNSF. The existing rail infrastructure is in-place, and we are unaware of any circumstances that would impair the ability of the railroad to deliver adequate volumes of coal. Projections of rail rates to 2030 and beyond
                                       6-9
       are not meaningful; however, the recent trend is towards lower rail rates. We would not expect this to continue indefinitely; however, we would also not expect a major reversal towards significantly higher rates.

     - Plant Modifications. Receiving SPRB coal via rail would require construction of a receiving facility, and probably some modifications to coal handling facilities, all of which appear feasible. The cost of these unloading facilities would depend on specific design criteria and ability to integrate with the existing system. Assuming the existing WECO spur, loop track, and conveyor facilities are available, and that no major surge storage is needed, we estimate the facility cost in the range of $10 million. Surge capacity and/or throughput improvements could increase this by $5 million to $7 million, and a fully independent facility could range up to $25 million.

       Modifications needed to the plant itself are beyond the scope of BOYD's study; however, given the general similarities between the coals, we would not anticipate major new investment.

     In general, adequate and feasible fuel supplies appear to be available for the Colstrip Station for the 2030 - 2048 period.

6.6 CORETTE

     The Corette Station, located near Billings, Montana, is fueled by coal purchased from the SPRB, and transported via rail to the plant. It is anticipated that Corette will continue to be fueled by SPRB coal for the duration of the study period.

  6.6.1 Fuel Supply Source

     The Corette Station currently buys coal under provisions of a short-term agreement with Caballo Coal Company, a subsidiary of Peabody Holding Company (Peabody). The contract extends through December 31, 1999, and specifies delivery of 750,000 tons during 1999.

     The coal was traditionally supplied by the Rawhide Mine in Campbell County, Wyoming, which is owned and operated by a Peabody affiliate. Quality specifications call for a relatively low-sulfur coal, which Rawhide produced via selective mining within the seam horizon. These specifications are:

                  EXPECTED MONTHLY WEIGHTED
                 AS-RECEIVED SPECIFICATIONS
-------------------------------------------------------------
Moisture............................................   30.8%
Ash.................................................   5.0%
Btu/lb..............................................   8,320
Sulfur..............................................   0.25%
SO(2)/MMBtu.........................................  0.60lb

     By contract, calculated sulfur dioxide on a trainload basis is not to exceed 0.60 lbs/MMBtu. This low sulfur coal is needed to meet emissions regulations in the Billings area.

     Contract price for 1999 is set at $3.65/ton. This is competitive for the +/-8,400 Btu/lb SPRB coals, and does not appear to carry a significant premium for the low sulfur. We believe that, in the future, the lower sulfur coal will carry a small premium due to demand for CAAA compliance.

     The base contract was amended to allow coal produced at Peabody's North Antelope/Rochelle complex to be substituted for Rawhide coal after April 1, 1999. Peabody exercised this option, and has been delivering from North Antelope since April (the Rawhide Mine has been idled). North Antelope is located at the southern end of the SPRB and produces a higher quality (8,800 Btu/lb, 0.22% sulfur) "super compliance" coal. The North Antelope coal is priced at a discount to current market, and would be delivered to Corette for approximately the same price per MMBtu as Rawhide.

     Future coal supplies will likely continue to be purchased from SPRB Mines. The traditional supplier, the Rawhide Mine, provides an attractive source due to the ability to selectively mine a low-sulfur product. Other

                                      6-10
mines in the vicinity of Rawhide (Buckskin and Eagle Butte) also have the ability to selectively mine a low-sulfur product. If Rawhide is unable to supply future coal, these nearby mines offer a viable, competitively priced alternative low-sulfur, low-Btu source.

     In the worst case, several mines, such as North Antelope/Rochelle in the southern, higher-Btu portion of the SPRB could supply coal, meeting the 0.60-lb SO(2)/MMBtu limit. These coals are higher priced (typically by $1.00/ton or more) than Corette's current contract price and must be transported farther. The higher-Btu content offsets some of this expense, but the delivered cost would still likely be $0.05 to $0.08/MMBtu (or more) higher than for coal supplied from Rawhide or other nearby mines.

     Overall, we believe the SPRB mines will provide a reliable long-term source of low-sulfur coal for Corette. If Rawhide or nearby suppliers cannot provide adequate low-sulfur coal, the plant can obtain low-sulfur coal from the higher-Btu mines in the southern portion of the SPRB at the expense of a small premium.

  6.6.2 Corette Coal Transportation

     Coal is currently transported to Corette under two transportation agreements with the Burlington-Northern Santa Fe Railway. The first agreement is for coal movements from Rosebud to Corette. Although no coal is moved under the agreement, a fixed fee of approximately $1.1 million per year is charged. The second rate agreement is for movements between various Wyoming (SPRB) origins and Corette. These movements are priced at $5.00 - $6.00 per ton, depending on origin, plus various supplemental charges. Shipper-owned cars are specified. Overall transportation cost to Corette (excluding the $1.1 million dollar fixed fee) are typically in the range of $6.00/ton or $0.024/ton-mile for the 253-mile haul.

     The existing Corette contract was scheduled to terminate June 30, 1999, but was extended to the end of 1999 to coincide with the termination of the coal supply agreement. PP&L Montana intends to negotiate a new rail transportation agreement with substantially different terms prior to that date. The outcome of these negotiations is unknown at this time. Factors that could affect the negotiations include:

     - The distance involved is relatively short at 253 miles. Variable costs per ton-mile are higher on short hauls.

     - The current rate at +/-$0.025 per ton-mile is relatively high.

     - The utility owns 75-cars, which are moved as a unit. Shipper ownership of cars will result in a lower rate; however, a 75-car train is relatively short.

     - The volume involved, at 750,000 to 800,000 tons per year, is relatively small. The railroad may not be able to dedicate locomotives to the movement full-time.

     - Corette is captive to the BNSF. There is little effective competition for fuel deliveries.

     We believe a rate reduction can be negotiated, but that reduction will be limited, given the railroad's negotiating position. Our estimated cost for transportation of Corette coal is $0.020/ton-mile ($5.06/ton). This considers savings due to car ownership and maintenance (which is charged to power station O & M).

  6.6.3 Corette Coal Supply -- Delivered Cost

     Coal supplies from the SPRB are adequate for Corette over the study period. Although the sulfur restrictions limit the possible sources, there are sufficient potential suppliers in both the northern and southern portions of the SPRB to assure adequate supply alternatives.

     Coal costs FOB mine are estimated based on benchmark price projections for 8,400 Btu/lb coal (see Chapter 5). These are adjusted for the lower Btu required at Corette and a premium for low sulfur content.

                                      6-11

     Delivered fuel prices are the sum of the FOB mine price and the transportation cost. These fuel price estimates are shown on Table 6.1 following this text, and summarized below (1998 dollars):

                                                       DELIVERED PRICE (1998 $)
                                               -----------------------------------------
                                                               2001-    2006-
                                               1999    2000    2005     2030     AVERAGE
                                               ----    ----    -----    -----    -------
FOB Mine ($/Ton).............................  3.65    4.10    4.90      5.40      5.23
Transportation ($/Ton).......................  5.06    5.06    5.06      5.06      5.06
                                               ----    ----    ----     -----     -----
          Total..............................  8.71    9.16    9.96     10.46     10.29
$/MMBtu @ 8,330 Btu/lb.......................  0.52    0.55    0.60      0.63      0.62

6.7 FUEL PRICE ESTIMATES -- INFLATED BASIS

     Estimated fuel prices over the study period are shown on Table 6.1 (following this text) expressed in 4th quarter 1998 dollars with no allowance for inflation. Because the fuel price is the sum of a number of components, not all of which inflate at similar rates (or at all), the delivered fuel cost will likely lag inflation somewhat. We have therefore developed parallel fuel price estimates on a nominal (i.e., inflated) dollar basis, as shown on Table 6.2 (following this text). Inflation assumptions incorporated in Table 6.2 are based on a number of projections which we consider reasonable for the price estimates, including general inflation (GDP-IPD) of 2% - 3% per year.

     Following this text are:

    Tables:
       6.1: Estimated Fuel Price Summary -- 1998 Dollars
      6.2: Estimated Fuel Price Summary -- Inflated Dollars

                                      6-12

                                   TABLE 6.1

              ESTIMATED FUEL PRICE -- COLSTRIP & CORETTE STATIONS
                   1998 DOLLARS -- NO ALLOWANCE FOR INFLATION
                                      FOR
                             CHASE SECURITIES, INC.
                                       BY
                              JOHN T. BOYD COMPANY
                        MINING & GEOLOGICAL CONSULTANTS
                                 SEPTEMBER 1999

                                                               1999     2000     2001     2002     2003     2004     2005     2006
                                                              ------   ------   ------   ------   ------   ------   ------   ------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000)..................................   1,510    3,020    3,020    3,020    3,020    3,020    3,020    3,020
   Other Sources (Tons-000).................................      --       --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------   ------
     Total..................................................   1,510    3,020    3,020    3,020    3,020    3,020    3,020    3,020
 Avg. Quality (Btu/Lb)......................................   8,558    8,558    8,558    8,558    8,558    8,558    8,558    8,558
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton)................................    8.00     8.07     8.11     7.46     7.51     7.50     7.50     7.53
   Other Sources ($/Ton)....................................      --       --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------   ------
     Total -- $/Ton.........................................    8.00     8.07     8.11     7.46     7.51     7.50     7.50     7.53
 Units 1 & 2 Total Fuel Cost -- $-000.......................  12,078   24,381   24,500   22,541   22,670   22,661   22,647   22,741
                                                              ------   ------   ------   ------   ------   ------   ------   ------
                       --$/MMBtu............................    0.47     0.47     0.47     0.44     0.44     0.44     0.44     0.44
                                                              ------   ------   ------   ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS
UNITS 1 & 2 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)....................................   2,261    4,745    4,862    4,909    5,036    5,027    5,013    5,106
   Variable Cost:
     Per Year ($-000).......................................   9,816   19,636   19,638   17,632   17,634   17,634   17,633   17,635
     Per Ton ($)............................................    6.50     6.50     6.50     5.84     5.84     5.84     5.84     5.84
     Per MMBtu ($)..........................................    0.38     0.38     0.38     0.34     0.34     0.34     0.34     0.34
COLSTRIP UNITS 3 & 4
 Coal Purchased:
   Rosebud Mine (Tons-000)..................................   3,485    6,971    6,971    6,971    6,971    6,971    6,971    6,971
   Other Sources (Tons-000).................................      --       --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------   ------
     Total..................................................   3,485    6,971    6,971    6,971    6,971    6,971    6,971    6,971
 Avg. Quality (Btu/Lb)......................................   8,509    8,509    8,509    8,509    8,509    8,509    8,509    8,509
 Fuel Price (Delivered):
   Rosebud Mine Coal:
   Coal Cost FOB Mine ($/Ton)...............................   11.90     9.70     8.22     8.65     8.77     9.15     9.33     9.55
     Transportation Cost ($/Ton)............................    1.62     1.62     1.27     0.91     0.92     0.92     0.92     0.93
                                                              ------   ------   ------   ------   ------   ------   ------   ------
       Subtotal.............................................   13.52    11.32     9.49     9.56     9.69    10.07    10.25    10.48
   Other Sources ($/Ton)....................................      --       --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------   ------
   Total -- $/Ton...........................................   13.52    11.32     9.49     9.56     9.69    10.07    10.25    10.48
 Units 3 & 4 Total Fuel Cost -- $-000.......................  47,122   78,910   66,166   66,675   67,517   70,168   71,485   73,063
                                                              ------   ------   ------   ------   ------   ------   ------   ------
                       --$/MMBtu............................    0.79     0.67     0.56     0.56     0.57     0.59     0.60     0.62
                                                              ------   ------   ------   ------   ------   ------   ------   ------

                                                               2007     2008     2009     2010     2011     2012     2013     2014
                                                              ------   ------   ------   ------   ------   ------   ------   ------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000)..................................   3,020    3,020    3,020    3,020    3,020    2,957    2,957    2,957
   Other Sources (Tons-000).................................      --       --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------   ------
     Total..................................................   3,020    3,020    3,020    3,020    3,020    2,957    2,957    2,957
 Avg. Quality (Btu/Lb)......................................   8,558    8,558    8,558    8,558    8,558    8,740    8,740    8,740
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton)................................    7.85     7.83     7.82    10.34    10.12    10.06    10.40    10.59
   Other Sources ($/Ton)....................................      --       --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------   ------
     Total -- $/Ton.........................................    7.85     7.83     7.82    10.34    10.12    10.06    10.40    10.59
 Units 1 & 2 Total Fuel Cost -- $-000.......................  23,692   23,641   23,629   31,230   30,554   29,741   30,765   31,317
                                                              ------   ------   ------   ------   ------   ------   ------   ------
                       --$/MMBtu............................    0.46     0.46     0.46     0.60     0.59     0.58     0.60     0.61
                                                              ------   ------   ------   ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS
UNITS 1 & 2 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)....................................   5,140    5,090    5,078   10,564   10,856   11,112   11,472   11,547
   Variable Cost:
     Per Year ($-000).......................................  18,552   18,551   18,551   20,666   19,698   18,629   19,293   19,770
     Per Ton ($)............................................    6.14     6.14     6.14     6.84     6.52     6.30     6.52     6.69
     Per MMBtu ($)..........................................    0.36     0.36     0.36     0.40     0.38     0.36     0.37     0.38
COLSTRIP UNITS 3 & 4
 Coal Purchased:
   Rosebud Mine (Tons-000)..................................   6,971    6,971    6,971    6,971    6,971    6,971    6,971    6,971
   Other Sources (Tons-000).................................      --       --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------   ------
     Total..................................................   6,971    6,971    6,971    6,971    6,971    6,971    6,971    6,971
 Avg. Quality (Btu/Lb)......................................   8,509    8,509    8,509    8,509    8,509    8,509    8,509    8,509
 Fuel Price (Delivered):
   Rosebud Mine Coal:
   Coal Cost FOB Mine ($/Ton)...............................    9.45     9.55     9.65     9.83    10.00     9.99     9.87     9.82
     Transportation Cost ($/Ton)............................    0.93     0.93     0.93     0.93     0.92     0.92     0.92     0.92
                                                              ------   ------   ------   ------   ------   ------   ------   ------
       Subtotal.............................................   10.38    10.48    10.58    10.76    10.92    10.91    10.79    10.74
   Other Sources ($/Ton)....................................      --       --       --       --       --       --       --       --
                                                              ------   ------   ------   ------   ------   ------   ------   ------
   Total -- $/Ton...........................................   10.38    10.48    10.58    10.76    10.92    10.91    10.79    10.74
 Units 3 & 4 Total Fuel Cost -- $-000.......................  72,337   73,045   73,773   74,986   76,129   76,074   75,207   74,891
                                                              ------   ------   ------   ------   ------   ------   ------   ------
                       --$/MMBtu............................    0.61     0.62     0.62     0.63     0.64     0.64     0.63     0.63
                                                              ------   ------   ------   ------   ------   ------   ------   ------

                                                               2015
                                                              ------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000)..................................   2,957
   Other Sources (Tons-000).................................      --
                                                              ------
     Total..................................................   2,957
 Avg. Quality (Btu/Lb)......................................   8,740
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton)................................   10.90
   Other Sources ($/Ton)....................................      --
                                                              ------
     Total -- $/Ton.........................................   10.90
 Units 1 & 2 Total Fuel Cost -- $-000.......................  32,243
                                                              ------
                       --$/MMBtu............................    0.62
                                                              ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS
UNITS 1 & 2 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)....................................  11,805
   Variable Cost:
     Per Year ($-000).......................................  20,439
     Per Ton ($)............................................    6.91
     Per MMBtu ($)..........................................    0.40
COLSTRIP UNITS 3 & 4
 Coal Purchased:
   Rosebud Mine (Tons-000)..................................   6,971
   Other Sources (Tons-000).................................      --
                                                              ------
     Total..................................................   6,971
 Avg. Quality (Btu/Lb)......................................   8,509
 Fuel Price (Delivered):
   Rosebud Mine Coal:
   Coal Cost FOB Mine ($/Ton)...............................    9.79
     Transportation Cost ($/Ton)............................    0.92
                                                              ------
       Subtotal.............................................   10.71
   Other Sources ($/Ton)....................................      --
                                                              ------
   Total -- $/Ton...........................................   10.71
 Units 3 & 4 Total Fuel Cost -- $-000.......................  74,639
                                                              ------
                       --$/MMBtu............................    0.63
                                                              ------

                                      6-13

                                                               1999     2000     2001     2002     2003     2004     2005     2006
                                                              ------   ------   ------   ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS
UNITS 3 & 4 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)....................................   3,899   14,956   23,181   23,649   24,060   25,127   25,771   26,228
   Variable Cost:
     Per Year ($-000).......................................  43,223   63,954   42,985   43,026   43,456   45,040   45,714   46,835
     Per Ton ($)............................................   12.40     9.17     6.17     6.17     6.23     6.46     6.56     6.72
     Per MMBtu ($)..........................................    0.73     0.54     0.36     0.36     0.37     0.38     0.39     0.39
CORETTE STATION
 Coal Purchased (Tons -- 000)...............................     405      810      810      810      810      810      810      810
 Avg. Quality (Btu/Lb)......................................   8,330    8,330    8,330    8,330    8,330    8,330    8,330    8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton)...............................    3.65     4.10     4.45     4.70     4.90     5.15     5.30     5.40
   Transportation Cost ($/Ton)..............................    5.06     5.06     5.06     5.06     5.06     5.06     5.06     5.06
                                                              ------   ------   ------   ------   ------   ------   ------   ------
   Total -- $/Ton...........................................    8.71     9.16     9.51     9.76     9.96    10.21    10.36    10.46
 Corette Total Fuel Cost* -- $-000..........................   3,528    7,420    7,703    7,906    8,068    8,270    8,392    8,473
                                                              ------   ------   ------   ------   ------   ------   ------   ------
                    --$/MMBtu...............................    0.52     0.55     0.57     0.59     0.60     0.61     0.62     0.63
                                                              ------   ------   ------   ------   ------   ------   ------   ------

                                                               2007     2008     2009     2010     2011     2012     2013     2014
                                                              ------   ------   ------   ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS
UNITS 3 & 4 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)....................................  25,823   25,617   25,394   25,586   25,871   25,768   25,181   24,967
   Variable Cost:
     Per Year ($-000).......................................  46,514   47,428   48,379   49,400   50,258   50,306   50,026   49,924
     Per Ton ($)............................................    6.67     6.80     6.94     7.09     7.21     7.22     7.18     7.16
     Per MMBtu ($)..........................................    0.39     0.40     0.41     0.42     0.42     0.42     0.42     0.42
CORETTE STATION
 Coal Purchased (Tons -- 000)...............................     810      810      810      810      810      810      810      810
 Avg. Quality (Btu/Lb)......................................   8,330    8,330    8,330    8,330    8,330    8,330    8,330    8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton)...............................    5.40     5.40     5.40     5.40     5.40     5.40     5.40     5.40
   Transportation Cost ($/Ton)..............................    5.06     5.06     5.06     5.06     5.06     5.06     5.06     5.06
                                                              ------   ------   ------   ------   ------   ------   ------   ------
   Total -- $/Ton...........................................   10.46    10.46    10.46    10.46    10.46    10.46    10.46    10.46
 Corette Total Fuel Cost* -- $-000..........................   8,473    8,473    8,473    8,473    8,473    8,473    8,473    8,473
                                                              ------   ------   ------   ------   ------   ------   ------   ------
                    --$/MMBtu...............................    0.63     0.63     0.63     0.63     0.63     0.63     0.63     0.63
                                                              ------   ------   ------   ------   ------   ------   ------   ------

                                                               2015
                                                              ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS
UNITS 3 & 4 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)....................................  24,796
   Variable Cost:
     Per Year ($-000).......................................  49,843
     Per Ton ($)............................................    7.15
     Per MMBtu ($)..........................................    0.42
CORETTE STATION
 Coal Purchased (Tons -- 000)...............................     810
 Avg. Quality (Btu/Lb)......................................   8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton)...............................    5.40
   Transportation Cost ($/Ton)..............................    5.06
                                                              ------
   Total -- $/Ton...........................................   10.46
 Corette Total Fuel Cost* -- $-000..........................   8,473
                                                              ------
                    --$/MMBtu...............................    0.63
                                                              ------

---------------

* Corette costs are considered 100% variable

Note: All dollar values are in 4th quarter 1998 dollars with no allowance for inflation.

Note: Projections based on data from January 1999

                                      6-14

              ESTIMATED FUEL PRICE -- COLSTRIP & CORETTE STATIONS
                   1998 DOLLARS -- NO ALLOWANCE FOR INFLATION

                                      2016     2017     2018     2019     2020     2021     2022     2023     2024     2025
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000).........   2,957    2,957    2,957    2,957    2,966    2,966    2,966    2,957    2,957    2,957
   Other Sources (Tons-000)........      --       --       --       --       --       --       --       --       --       --
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
     Total.........................   2,957    2,957    2,957    2,957    2,966    2,966    2,966    2,957    2,957    2,957
 Avg. Quality (Btu/Lb).............   8,740    8,740    8,740    8,740    8,713    8,713    8,713    8,740    8,740    8,740
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton).......   10.82    10.30    10.59    10.35    10.32    10.72    10.89    11.23    11.10    11.61
   Other Sources ($/Ton)...........      --       --       --       --       --       --       --       --       --       --
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
     Total -- $/Ton................   10.82    10.30    10.59    10.35    10.32    10.72    10.89    11.23    11.10    11.61
 Units 1& 2 Total Fuel Cost
                        -- $-000...  31,983   30,461   31,323   30,616   30,595   31,787   32,293   33,220   32,835   34,323
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                      -- $/MMBtu...    0.62     0.59     0.61     0.59     0.59     0.62     0.62     0.64     0.64     0.66
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS
UNITS 1 & 2 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)...........  11,616   11,109   11,179   10,891   10,786   11,089   11,157   11,255   10,994   11,644
   Variable Cost:
     Per Year ($-000)..............  20,367   19,351   20,144   19,725   19,809   20,698   21,136   21,965   21,841   22,678
     Per Ton ($)...................    6.89     6.54     6.81     6.67     6.68     6.98     7.13     7.43     7.39     7.67
     Per MMBtu ($).................    0.39     0.37     0.39     0.38     0.38     0.40     0.41     0.42     0.42     0.44
COLSTRIP UNITS 3 & 4
 Coal Purchased:
   Rosebud Mine (Tons-000).........   6,971    6,971    6,971    6,971    6,900    6,900    6,900    6,900    6,900    6,900
   Other Sources (Tons-000)........      --       --       --       --       --       --       --       --       --       --
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
     Total.........................   6,971    6,971    6,971    6,971    6,900    6,900    6,900    6,900    6,900    6,900
 Avg. Quality (Btu/Lb).............   8,509    8,509    8,509    8,509    8,591    8,591    8,591    8,591    8,591    8,591
 Fuel Price (Delivered):
   Rosebud Mine Coal:
     Coal Cost FOB Mine ($/Ton)....    9.70     9.85     9.71     9.97     8.03     8.59     8.62     9.55     9.52     9.46
     Transportation Cost ($/Ton)...    0.92     0.92     0.83     0.78     0.78     0.78     0.78     0.78     0.78     0.78
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
       Subtotal....................   10.62    10.77    10.54    10.75     8.81     9.37     9.40    10.33    10.31    10.24
     Other Sources ($/Ton).........      --       --       --       --       --       --       --       --       --       --
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
       Total -- $/Ton..............   10.62    10.77    10.54    10.75     8.81     9.37     9.40    10.33    10.31    10.24
 Units 3 & 4 Total Fuel Cost
                        -- $-000...  74,045   75,058   73,484   74,958   60,792   64,657   64,879   71,301   71,119   70,673
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                       --$/MMBtu...    0.62     0.63     0.62     0.63     0.51     0.55     0.55     0.60     0.60     0.60
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

                                      2026     2027     2028     2029     2030    TOTAL/AVERAGE
                                     ------   ------   ------   ------   ------   -------------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000).........   2,957    2,957    2,957    2,957    2,957        93,960
   Other Sources (Tons-000)........      --       --       --       --       --            --
                                     ------   ------   ------   ------   ------     ---------
     Total.........................   2,957    2,957    2,957    2,957    2,957        93,960
 Avg. Quality (Btu/Lb).............   8,740    8,740    8,740    8,740    8,740         8,664
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton).......   10.98    10.83    10.86    10.69    11.10          9.70
   Other Sources ($/Ton)...........      --       --       --       --       --            --
                                     ------   ------   ------   ------   ------     ---------
     Total -- $/Ton................   10.98    10.83    10.86    10.69    11.10          9.70
 Units 1& 2 Total Fuel Cost
                        -- $-000...  32,474   32,016   32,106   31,622   32,821       911,506
                                     ------   ------   ------   ------   ------     ---------
                      -- $/MMBtu...    0.63     0.62     0.62     0.61     0.63          0.56
                                     ------   ------   ------   ------   ------     ---------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS
UNITS 1 & 2 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)...........  10,389   10,054    9,791    9,427    9,281       280,287
   Variable Cost:
     Per Year ($-000)..............  22,085   21,962   22,315   22,196   23,540       631,219
     Per Ton ($)...................    7.47     7.43     7.55     7.51     7.96          6.72
     Per MMBtu ($).................    0.43     0.42     0.43     0.43     0.46          0.39
COLSTRIP UNITS 3 & 4
 Coal Purchased:
   Rosebud Mine (Tons-000).........   6,900    6,900    6,900    6,900    6,900       218,805
   Other Sources (Tons-000)........      --       --       --       --       --            --
                                     ------   ------   ------   ------   ------     ---------
     Total.........................   6,900    6,900    6,900    6,900    6,900       218,805
 Avg. Quality (Btu/Lb).............   8,591    8,591    8,591    8,591    8,591         8,537
 Fuel Price (Delivered):
   Rosebud Mine Coal:
     Coal Cost FOB Mine ($/Ton)....    9.86    10.00     9.89     9.62    10.38          9.52
     Transportation Cost ($/Ton)...    0.78     0.78     0.78     0.77     0.77          0.91
                                     ------   ------   ------   ------   ------     ---------
       Subtotal....................   10.64    10.78    10.67    10.39    11.15         10.43
     Other Sources ($/Ton).........      --       --       --       --       --            --
                                     ------   ------   ------   ------   ------     ---------
       Total -- $/Ton..............   10.64    10.78    10.67    10.39    11.15         10.43
 Units 3 & 4 Total Fuel Cost
                        -- $-000...  73,420   74,404   73,600   71,705   76,914     2,283,196
                                     ------   ------   ------   ------   ------     ---------
                       --$/MMBtu...    0.62     0.63      062     0.60     0.65          0.61
                                     ------   ------   ------   ------   ------     ---------

                                      6-15

                                      2016     2017     2018     2019     2020     2021     2022     2023     2024     2025
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS
UNITS 3 & 4 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)...........  24,306   24,086   23,507   23,876   20,664   21,856   22,429   23,865   24,074   23,968
   Variable Cost:
     Per Year ($-000)..............  49,738   50,972   49,977   51,082   40,128   42,801   42,450   47,437   47,045   46,705
     Per Ton ($)...................    7.14     7.31     7.17     7.33     5.82     6.20     6.15     6.87     6.82     6.77
     Per MMBtu ($).................    0.42     0.43     0.42     0.43     0.34     0.36     0.36     0.40     0.40     0.39
CORETTE STATION
 Coal Purchased (Tons -- 000)......     810      810      810      810      810      810      810      810      810      810
 Avg. Quality (Btu/Lb).............   8,330    8,330    8,330    8,330    8,330    8,330    8,330    8,330    8,330    8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton)......    5.40     5.40     5.40     5.40     5.40     5.40     5.40     5.40     5.40     5.40
   Transportation Cost ($/Ton).....    5.06     5.06     5.06     5.06     5.06     5.06     5.06     5.06     5.06     5.06
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
   Total -- $/Ton..................   10.46    10.46    10.46    10.46    10.46    10.46    10.46    10.46    10.46    10.46
 Corette Total Fuel Cost*
                        -- $-000...   8,473    8,473    8,473    8,473    8,473    8,473    8,473    8,473    8,473    8,473
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                    -- $/MMBtu.....    0.63     0.63     0.63     0.63     0.63     0.63     0.63     0.63     0.63     0.63
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

                                      2026     2027     2028     2029     2030    TOTAL/AVERAGE
                                     ------   ------   ------   ------   ------   -------------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS
UNITS 3 & 4 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)...........  24,408   24,494   23,939   22,869   23,478       747,720
   Variable Cost:
     Per Year ($-000)..............  49,012   49,910   49,661   48,909   53,436     1,535,475
     Per Ton ($)...................    7.10     7.23     7.20     7.07     7.74          7.02
     Per MMBtu ($).................    0.41     0.42     0.42     0.41     0.45          0.41
CORETTE STATION
 Coal Purchased (Tons -- 000)......     810      810      810      810      810        25,515
 Avg. Quality (Btu/Lb).............   8,330    8,330    8,330    8,330    8,330         8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton)......    5.40     5.40     5.40     5.40     5.40          5.25
   Transportation Cost ($/Ton).....    5.06     5.06     5.06     5.06     5.06          5.06
                                     ------   ------   ------   ------   ------     ---------
   Total -- $/Ton..................   10.46    10.46    10.46    10.46    10.46         10.31
 Corette Total Fuel Cost*
                        -- $-000...   8,473    8,473    8,473    8,473    8,473       263,100
                                     ------   ------   ------   ------   ------     ---------
                    -- $/MMBtu.....    0.63     0.63     0.63     0.63     0.63          0.62
                                     ------   ------   ------   ------   ------     ---------

---------------
* Corette costs are considered 100% variable

Note: All dollar values are in 4th quarter 1998 dollars with no allowance for inflation.

Note: Projections based on data from January 1999

                                      6-16

                                   TABLE 6.2

              ESTIMATED FUEL PRICE -- COLSTRIP & CORETTE STATIONS
                             INFLATED DOLLAR BASIS
                                      FOR
                             CHASE SECURITIES, INC.
                                       BY
                              JOHN T. BOYD COMPANY
                        MINING & GEOLOGICAL CONSULTANTS

                                 SEPTEMBER 1999

                                                      1999     2000     2001     2002     2003
                                                     ------   ------   ------   ------   ------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000).........................   1,510    3,020    3,020    3,020    3,020
   Other Sources (Tons-000)........................      --       --       --       --       --
                                                     ------   ------   ------   ------   ------
     Total.........................................   1,510    3,020    3,020    3,020    3,020
 Avg. Quality (Btu/Lb).............................   8,558    8,558    8,558    8,558    8,558
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton).......................    8.13     8.32     8.61     8.14     8.43
   Other Sources ($/Ton)...........................      --       --       --       --       --
                                                     ------   ------   ------   ------   ------
     Total -- $/Ton................................    8.13     8.32     8.61     8.14     8.43
 Units 1& 2 Total Fuel Cost -- $-000...............  12,276   25,131   26,009   24,595   25,459
                                                     ------   ------   ------   ------   ------
                      -- $/MMBtu...................    0.47     0.49     0.50     0.48     0.49
                                                     ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS UNITS 1 &
 2 DELIVERED FUEL COST:
 Fixed Cost ($/Yr-000).............................   2,271    4,789    4,980    5,114    5,315
 Variable Cost:
   Per Year ($-000)................................  10,005   20,342   21,029   19,482   20,145
   Per Ton ($).....................................    6.63     6.74     6.96     6.45     6.67
   Per MMBtu ($)...................................    0.39     0.39     0.41     0.38     0.39
COLSTRIP UNITS 3 & 4
 COAL PURCHASED:
   Rosebud Mine (Tons-000).........................   3,485    6,971    6,971    6,971    6,971
   Other Sources (Tons-000)........................      --       --       --       --       --
                                                     ------   ------   ------   ------   ------
     Total.........................................   3,485    6,971    6,971    6,971    6,971
 Avg. Quality (Btu/Lb).............................   8,509    8,509    8,509    8,509    8,509
 Fuel Price (Delivered):
   Rosebud Mine Coal:
     Coal Cost FOB Mine ($/Ton)....................   12.08     9.92     8.50     9.11     9.41
     Transportation Cost ($/Ton)...................    1.63     1.65     1.29     0.94     0.96
                                                     ------   ------   ------   ------   ------
       Subtotal....................................   13.71    11.57     9.80    10.04    10.37
   Other Sources ($/Ton)...........................      --       --       --       --       --
                                                     ------   ------   ------   ------   ------
     Total -- $/Ton................................   13.71    11.57     9.80    10.04    10.37
 Units 3 & 4 Total Fuel Cost -- $-000..............  47,774   80,644   68,312   70,016   72,301
                                                     ------   ------   ------   ------   ------
                      -- $/MMBtu...................    0.81     0.68     0.58     0.59     0.61
                                                     ------   ------   ------   ------   ------

                                                      2004     2005     2006     2007     2008     2009
                                                     ------   ------   ------   ------   ------   ------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000).........................   3,020    3,020    3,020    3,020    3,020    3,020
   Other Sources (Tons-000)........................      --       --       --       --       --       --
                                                     ------   ------   ------   ------   ------   ------
     Total.........................................   3,020    3,020    3,020    3,020    3,020    3,020
 Avg. Quality (Btu/Lb).............................   8,558    8,558    8,558    8,558    8,558    8,558
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton).......................    8.68     8.94     9.25     9.92    10.22    10.54
   Other Sources ($/Ton)...........................      --       --       --       --       --       --
                                                     ------   ------   ------   ------   ------   ------
     Total -- $/Ton................................    8.68     8.94     9.25     9.92    10.22    10.54
 Units 1& 2 Total Fuel Cost -- $-000...............  26,210   27,002   27,935   29,963   30,856   31,820
                                                     ------   ------   ------   ------   ------   ------
                      -- $/MMBtu...................    0.51     0.52     0.54     0.58     0.60     0.62
                                                     ------   ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS UNITS 1 &
 2 DELIVERED FUEL COST:
 Fixed Cost ($/Yr-000).............................   5,374    5,431    5,600    5,711    5,741    5,817
 Variable Cost:
   Per Year ($-000)................................  20,836   21,571   22,335   24,252   25,115   26,002
   Per Ton ($).....................................    6.90     7.14     7.40     8.03     8.32     8.61
   Per MMBtu ($)...................................    0.40     0.42     0.43     0.47     0.49     0.50
COLSTRIP UNITS 3 & 4
 COAL PURCHASED:
   Rosebud Mine (Tons-000).........................   6,971    6,971    6,971    6,971    6,971    6,971
   Other Sources (Tons-000)........................      --       --       --       --       --       --
                                                     ------   ------   ------   ------   ------   ------
     Total.........................................   6,971    6,971    6,971    6,971    6,971    6,971
 Avg. Quality (Btu/Lb).............................   8,509    8,509    8,509    8,509    8,509    8,509
 Fuel Price (Delivered):
   Rosebud Mine Coal:
     Coal Cost FOB Mine ($/Ton)....................   10.00    10.43    10.90    11.02    11.40    11.81
     Transportation Cost ($/Ton)...................    0.99     1.02     1.06     1.09     1.12     1.15
                                                     ------   ------   ------   ------   ------   ------
       Subtotal....................................   11.00    11.45    11.96    12.11    12.52    12.96
   Other Sources ($/Ton)...........................      --       --       --       --       --       --
                                                     ------   ------   ------   ------   ------   ------
     Total -- $/Ton................................   11.00    11.45    11.96    12.11    12.52    12.96
 Units 3 & 4 Total Fuel Cost -- $-000..............  76,677   79,814   83,354   84,400   87,280   90,344
                                                     ------   ------   ------   ------   ------   ------
                      -- $/MMBtu...................    0.65     0.67     0.70     0.71     0.74     0.76
                                                     ------   ------   ------   ------   ------   ------

                                                      2010     2011     2012      2013      2014      2015
                                                     ------   ------   -------   -------   -------   -------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000).........................   3,020    3,020     2,957     2,957     2,957     2,957
   Other Sources (Tons-000)........................      --       --        --        --        --        --
                                                     ------   ------   -------   -------   -------   -------
     Total.........................................   3,020    3,020     2,957     2,957     2,957     2,957
 Avg. Quality (Btu/Lb).............................   8,558    8,558     8,740     8,740     8,740     8,740
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton).......................   13.17    13.28     13.56     14.37     14.97     15.83
   Other Sources ($/Ton)...........................      --       --        --        --        --        --
                                                     ------   ------   -------   -------   -------   -------
     Total -- $/Ton................................   13.17    13.28     13.56     14.37     14.97     15.83
 Units 1& 2 Total Fuel Cost -- $-000...............  39,787   40,112    40,090    42,480    44,274    46,795
                                                     ------   ------   -------   -------   -------   -------
                      -- $/MMBtu...................    0.77     0.78      0.78      0.82      0.86      0.91
                                                     ------   ------   -------   -------   -------   -------
SUMMARY BY FIXED AND VARIABLE COMPONENTS UNITS 1 &
 2 DELIVERED FUEL COST:
 Fixed Cost ($/Yr-000).............................  13,497   14,321    15,051    15,902    16,367    17,187
 Variable Cost:
   Per Year ($-000)................................  26,290   25,791    25,039    26,578    27,907    29,608
   Per Ton ($).....................................    8.71     8.54      8.47      8.99      9.44     10.01
   Per MMBtu ($)...................................    0.51     0.50      0.48      0.51      0.54      0.57
COLSTRIP UNITS 3 & 4
 COAL PURCHASED:
   Rosebud Mine (Tons-000).........................   6,971    6,971     6,971     6,971     6,971     6,971
   Other Sources (Tons-000)........................      --       --        --        --        --        --
                                                     ------   ------   -------   -------   -------   -------
     Total.........................................   6,971    6,971     6,971     6,971     6,971     6,971
 Avg. Quality (Btu/Lb).............................   8,509    8,509     8,509     8,509     8,509     8,509
 Fuel Price (Delivered):
   Rosebud Mine Coal:
     Coal Cost FOB Mine ($/Ton)....................   12.34    12.91     13.29     13.49     13.78     14.12
     Transportation Cost ($/Ton)...................    1.18     1.20      1.24      1.27      1.31      1.35
                                                     ------   ------   -------   -------   -------   -------
       Subtotal....................................   13.52    14.11     14.52     14.76     15.09     15.47
   Other Sources ($/Ton)...........................      --       --        --        --        --        --
                                                     ------   ------   -------   -------   -------   -------
     Total -- $/Ton................................   13.52    14.11     14.52     14.76     15.09     15.47
 Units 3 & 4 Total Fuel Cost -- $-000..............  94,225   98,373   101,249   101,916   105,203   107,852
                                                     ------   ------   -------   -------   -------   -------
                      -- $/MMBtu...................    0.79     0.83      0.85      0.87      0.89      0.91
                                                     ------   ------   -------   -------   -------   -------

                                      6-17

                                                      1999     2000     2001     2002     2003
                                                     ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS UNITS 3 &
 4 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)...........................   3,925   15,206   23,975   24,846   25,716
   Variable Cost:
     Per Year ($-000)..............................  43,849   65,438   44,337   45,170   46,585
     Per Ton ($)...................................   12.58     9.39     6.36     6.48     6.68
     Per MMBtu ($).................................    0.74     0.55     0.37     0.38     0.39
CORETTE STATION
 Coal Purchased (Tons-000).........................     405      810      810      810      810
 Avg. Quality (Btu/Lb).............................   8,330    8,330    8,330    8,330    8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton)......................    3.75     4.32     4.82     5.23     5.60
   Transportation Cost ($/Ton).....................    5.06     5.01     4.96     4.91     4.86
                                                     ------   ------   ------   ------   ------
   Total -- $/Ton..................................    8.81     9.33     9.78    10.14    10.46
 Corette Total Fuel Cost* -- $-000.................   3,567    7,560    7,921    8,212    8,472
                    -- $/MMBtu.....................    0.53     0.56     0.59     0.61     0.63
                                                     ------   ------   ------   ------   ------

                                                      2004     2005     2006     2007     2008     2009
                                                     ------   ------   ------   ------   ------   ------
SUMMARY BY FIXED AND VARIABLE COMPONENTS UNITS 3 &
 4 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)...........................  27,348   28,604   29,680   29,810   30,233   30,683
   Variable Cost:
     Per Year ($-000)..............................  49,329   51,210   53,674   54,590   57,047   59,661
     Per Ton ($)...................................    7.08     7.35     7.70     7.83     8.18     8.56
     Per MMBtu ($).................................    0.42     0.43     0.45     0.46     0.48     0.50
CORETTE STATION
 Coal Purchased (Tons-000).........................     810      810      810      810      810      810
 Avg. Quality (Btu/Lb).............................   8,330    8,330    8,330    8,330    8,330    8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton)......................    6.04     6.39     6.68     6.86     7.05     7.24
   Transportation Cost ($/Ton).....................    4.81     4.76     4.72     4.67     4.62     4.62
                                                     ------   ------   ------   ------   ------   ------
   Total -- $/Ton..................................   10.85    11.15    11.40    11.53    11.67    11.86
 Corette Total Fuel Cost* -- $-000.................   8,792    9,032    9,233    9,341    9,453    9,608
                    -- $/MMBtu.....................    0.65     0.67     0.68     0.69     0.70     0.71
                                                     ------   ------   ------   ------   ------   ------

                                                      2010     2011     2012      2013      2014      2015
                                                     ------   ------   -------   -------   -------   -------
SUMMARY BY FIXED AND VARIABLE COMPONENTS UNITS 3 &
 4 DELIVERED FUEL COST:
   Fixed Cost ($/Yr-000)...........................  31,726   33,011    33,906    34,123    34,734    35,565
   Variable Cost:
     Per Year ($-000)..............................  62,499   65,362    67,343    68,794    70,468    72,287
     Per Ton ($)...................................    8.97     9.38      9.66      9.87     10.11     10.37
     Per MMBtu ($).................................    0.53     0.55      0.57      0.58      0.59      0.61
CORETTE STATION
 Coal Purchased (Tons-000).........................     810      810       810       810       810       810
 Avg. Quality (Btu/Lb).............................   8,330    8,330     8,330     8,330     8,330     8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton)......................    7.43     7.64      7.84      8.05      8.27      8.49
   Transportation Cost ($/Ton).....................    4.62     4.62      4.62      4.62      4.62      4.62
                                                     ------   ------   -------   -------   -------   -------
   Total -- $/Ton..................................   12.06    12.26     12.46     12.68     12.89     13.12
 Corette Total Fuel Cost* -- $-000.................   9,766    9,928    10,095    10,267    10,443    10,624
                    -- $/MMBtu.....................    0.72     0.74      0.75      0.76      0.77      0.79
                                                     ------   ------   -------   -------   -------   -------

                                      6-18

              ESTIMATED FUEL PRICE -- COLSTRIP & CORETTE STATIONS
                             INFLATED DOLLAR BASIS

                                     2016      2017      2018      2019      2020
                                    -------   -------   -------   -------   -------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000)........    2,957     2,957     2,957     2,957     2,966
   Other Sources (Tons-000).......       --        --        --        --        --
                                    -------   -------   -------   -------   -------
     Total........................    2,957     2,957     2,957     2,957     2,966
 Avg. Quality (Btu/Lb)............    8,740     8,740     8,740     8,740     8,710
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton)......    16.14     15.78     16.63     16.65     17.04
   Other Sources ($/Ton)..........       --        --        --        --        --
                                    -------   -------   -------   -------   -------
     Total -- $/Ton...............    16.14     15.78     16.63     16.65     17.04
 Units 1 & 2 Total Fuel
   Cost -- $-000..................   47,730    46,659    49,169    49,238    50,544
                                    -------   -------   -------   -------   -------
                      --$/MMBtu...     0.92      0.90      0.95      0.95      0.98
                                    -------   -------   -------   -------   -------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS UNITS 1 & 2 DELIVERED
 FUEL COST:
 Fixed Cost ($/Yr-000)............   17,429    17,114    17,634    17,580    17,900
 Variable Cost:
   Per Year ($-000)...............   30,301    29,545    31,535    31,657    32,644
   Per Ton ($)....................    10.25      9.99     10.66     10.71     11.01
   Per MMBtu ($)..................     0.59      0.57      0.61      0.61      0.63
COLSTRIP UNITS 3 & 4
 Coal Purchased:
   Rosebud Mine (Tons-000)........    6,971     6,971     6,971     6,971     6,900
   Other Sources (Tons-000).......       --        --        --        --        --
                                    -------   -------   -------   -------   -------
     Total........................    6,971     6,971     6,971     6,971     6,900
 Avg. Quality (Btu/Lb)............    8,509     8,509     8,509     8,509     8,591
 Fuel Price (Delivered):
   Rosebud Mine Coal:
     Coal Cost FOB Mine ($/Ton)...    14.40     15.02     15.21     16.09     13.39
     Transportation Cost
       ($/Ton)....................     1.38      1.42      1.32      1.31      1.35
                                    -------   -------   -------   -------   -------
       Subtotal...................    15.79     16.44     16.53     17.40     14.73
   Other Sources ($/Ton)..........       --        --        --        --        --
                                    -------   -------   -------   -------   -------
     Total -- $/Ton...............    15.79     16.44     16.53     17.40     14.73
 Units 3 & 4 Total Fuel
   Cost -- $-000..................  110,058   114,603   115,248   121,273   101,669
                                    -------   -------   -------   -------   -------
                      --$/MMBtu...     0.93      0.97      0.97      1.02      0.86
                                    -------   -------   -------   -------   -------

                                     2021      2022      2023      2024      2025      2026
                                    -------   -------   -------   -------   -------   -------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000)........    2,966     2,966     2,957     2,957     2,957     2,957
   Other Sources (Tons-000).......       --        --        --        --        --        --
                                    -------   -------   -------   -------   -------   -------
     Total........................    2,966     2,966     2,957     2,957     2,957     2,957
 Avg. Quality (Btu/Lb)............    8,710     8,710     8,740     8,740     8,740     8,740
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton)......    18.20     18.96     20.05     20.31     21.01     21.32
   Other Sources ($/Ton)..........       --        --        --        --        --        --
                                    -------   -------   -------   -------   -------   -------
     Total -- $/Ton...............    18.20     18.96     20.05     20.31     21.01     21.32
 Units 1 & 2 Total Fuel
   Cost -- $-000..................   53,995    56,249    59,283    60,049    62,130    63,049
                                    -------   -------   -------   -------   -------   -------
                      --$/MMBtu...     1.05      1.09      1.15      1.15      1.20      1.22
                                    -------   -------   -------   -------   -------   -------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS UNITS 1 & 2 DELIVERED
 FUEL COST:
 Fixed Cost ($/Yr-000)............   18,963    19,559    20,191    20,185    20,387    20,439
 Variable Cost:
   Per Year ($-000)...............   35,032    36,691    39,092    39,864    41,743    42,610
   Per Ton ($)....................    11.81     12.37     13.22     13.48     14.12     14.41
   Per MMBtu ($)..................     0.68      0.71      0.76      0.77      0.81      0.82
COLSTRIP UNITS 3 & 4
 Coal Purchased:
   Rosebud Mine (Tons-000)........    6,900     6,900     6,900     6,900     6,900     6,900
   Other Sources (Tons-000).......       --        --        --        --        --        --
                                    -------   -------   -------   -------   -------   -------
     Total........................    6,900     6,900     6,900     6,900     6,900     6,900
 Avg. Quality (Btu/Lb)............    8,591     8,591     8,591     8,591     8,591     8,591
 Fuel Price (Delivered):
   Rosebud Mine Coal:
     Coal Cost FOB Mine ($/Ton)...    14.76     15.19     17.23     17.55     17.87     19.08
     Transportation Cost
       ($/Ton)....................     1.39      1.43      1.47      1.51      1.56      1.60
                                    -------   -------   -------   -------   -------   -------
       Subtotal...................    16.15     16.62     18.70     19.06     19.42     20.68
   Other Sources ($/Ton)..........       --        --        --        --        --        --
                                    -------   -------   -------   -------   -------   -------
     Total -- $/Ton...............    16.15     16.62     18.70     19.06     19.42     20.68
 Units 3 & 4 Total Fuel
   Cost -- $-000..................  111,428   114,684   129,037   131,514   134,026   142,697
                                    -------   -------   -------   -------   -------   -------
                      --$/MMBtu...     0.94      0.97      1.09      1.11      1.13      1.20
                                    -------   -------   -------   -------   -------   -------

                                     2027      2028      2029      2030     TOTAL/AVERAGE
                                    -------   -------   -------   -------   -------------
COLSTRIP UNITS 1 & 2
 Coal Purchased:
   Rosebud Mine (Tons-000)........    2,957     2,957     2,957     2,957        93,960
   Other Sources (Tons-000).......       --        --        --        --            --
                                    -------   -------   -------   -------     ---------
     Total........................    2,957     2,957     2,957     2,957        93,960
 Avg. Quality (Btu/Lb)............    8,740     8,740     8,740     8,740         8,664
 Fuel Price (Delivered):
   Rosebud Mine Coal ($/Ton)......    21.64     22.30     22.56     24.06         14.97
   Other Sources ($/Ton)..........       --        --        --        --            --
                                    -------   -------   -------   -------     ---------
     Total -- $/Ton...............    21.64     22.30     22.56     24.06         14.97
 Units 1 & 2 Total Fuel
   Cost -- $-000..................   63,989    65,949    66,719    71,140     1,406,683
                                    -------   -------   -------   -------     ---------
                      --$/MMBtu...     1.24      1.28      1.29      1.38          0.86
                                    -------   -------   -------   -------     ---------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS UNITS 1 & 2 DELIVERED
 FUEL COST:
 Fixed Cost ($/Yr-000)............   20,443    20,518    20,326    20,650       437,784
 Variable Cost:
   Per Year ($-000)...............   43,546    45,431    46,393    50,490       968,899
   Per Ton ($)....................    14.73     15.36     15.69     17.07         10.31
   Per MMBtu ($)..................     0.84      0.88      0.90      0.98          0.60
COLSTRIP UNITS 3 & 4
 Coal Purchased:
   Rosebud Mine (Tons-000)........    6,900     6,900     6,900     6,900       218,805
   Other Sources (Tons-000).......       --        --        --        --            --
                                    -------   -------   -------   -------     ---------
     Total........................    6,900     6,900     6,900     6,900       218,805
 Avg. Quality (Btu/Lb)............    8,591     8,591     8,591     8,591         8,537
 Fuel Price (Delivered):
   Rosebud Mine Coal:
     Coal Cost FOB Mine ($/Ton)...    19.81     20.08     20.04     22.03         14.15
     Transportation Cost
       ($/Ton)....................     1.65      1.68      1.72      1.76          1.34
                                    -------   -------   -------   -------     ---------
       Subtotal...................    21.46     21.76     21.77     23.79         15.49
   Other Sources ($/Ton)..........       --        --        --        --            --
                                    -------   -------   -------   -------     ---------
     Total -- $/Ton...............    21.46     21.76     21.77     23.79         15.49
 Units 3 & 4 Total Fuel
   Cost -- $-000..................  148,071   150,163   150,185   164,145     3,389,535
                                    -------   -------   -------   -------     ---------
                      --$/MMBtu...     1.25      1.27      1.27      1.38          0.91
                                    -------   -------   -------   -------     ---------

                                      6-19

                                     2016      2017      2018      2019      2020
                                    -------   -------   -------   -------   -------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS UNITS 3 & 4 DELIVERED
 FUEL COST:
   Fixed Cost ($/Yr-000)..........   35,937    36,616    36,712    38,730    34,943
   Variable Cost:
     Per Year ($-000).............   74,121    77,987    78,536    82,543    66,726
     Per Ton ($)..................    10.63     11.19     11.27     11.84      9.67
     Per MMBtu ($)................     0.62      0.66      0.66      0.70      0.56
CORETTE STATION
 Coal Purchased (Tons -- 000).....      810       810       810       810       810
 Avg. Quality (Btu/Lb)............    8,330     8,330     8,330     8,330     8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton).....     8.72      8.96      9.20      9.45      9.70
   Transportation Cost ($/Ton)....     4.62      4.62      4.62      4.62      4.62
                                    -------   -------   -------   -------   -------
   Total -- $/Ton.................    13.35     13.58     13.82     14.07     14.33
 Corette Total Fuel
   Cost* -- $-000.................   10,810    11,000    11,196    11,398    11,604
                                    -------   -------   -------   -------   -------
 -- $/MMBtu.......................     0.80      0.82      0.83      0.84      0.86
                                    -------   -------   -------   -------   -------

                                     2021      2022      2023      2024      2025      2026
                                    -------   -------   -------   -------   -------   -------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS UNITS 3 & 4 DELIVERED
 FUEL COST:
   Fixed Cost ($/Yr-000)..........   38,245    40,203    43,749    45,211    46,129    48,235
   Variable Cost:
     Per Year ($-000).............   73,183    74,480    85,287    86,303    87,897    94,462
     Per Ton ($)..................    10.61     10.79     12.36     12.51     12.74     13.69
     Per MMBtu ($)................     0.62      0.63      0.72      0.73      0.74      0.80
CORETTE STATION
 Coal Purchased (Tons -- 000).....      810       810       810       810       810       810
 Avg. Quality (Btu/Lb)............    8,330     8,330     8,330     8,330     8,330     8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton).....     9.97     10.23     10.51     10.80     11.09     11.39
   Transportation Cost ($/Ton)....     4.62      4.62      4.62      4.62      4.62      4.62
                                    -------   -------   -------   -------   -------   -------
   Total -- $/Ton.................    14.59     14.86     15.13     15.42     15.71     16.01
 Corette Total Fuel
   Cost* -- $-000.................   11,816    12,034    12,258    12,488    12,724    12,967
                                    -------   -------   -------   -------   -------   -------
 -- $/MMBtu.......................     0.88      0.89      0.91      0.93      0.94      0.96
                                    -------   -------   -------   -------   -------   -------

                                     2027      2028      2029      2030     TOTAL/AVERAGE
                                    -------   -------   -------   -------   -------------
SUMMARY BY FIXED AND VARIABLE
 COMPONENTS UNITS 3 & 4 DELIVERED
 FUEL COST:
   Fixed Cost ($/Yr-000)..........   49,607    49,676    48,818    51,534     1,117,437
   Variable Cost:
     Per Year ($-000).............   98,464   100,487   101,367   112,611     2,272,097
     Per Ton ($)..................    14.27     14.56     14.69     16.32         10.38
     Per MMBtu ($)................     0.83      0.85      0.86      0.95          0.61
CORETTE STATION
 Coal Purchased (Tons -- 000).....      810       810       810       810        25,515
 Avg. Quality (Btu/Lb)............    8,330     8,330     8,330     8,330         8,330
 Fuel Price (Delivered):
   Coal Cost FOB Mine ($/Ton).....    11.69     12.01     12.33     12.67          8.53
   Transportation Cost ($/Ton)....     4.62      4.62      4.62      4.62          4.68
                                    -------   -------   -------   -------     ---------
   Total -- $/Ton.................    16.32     16.63     16.96     17.29         13.21
 Corette Total Fuel
   Cost* -- $-000.................   13,216    13,471    13,734    14,004       337,038
                                    -------   -------   -------   -------     ---------
 -- $/MMBtu.......................     0.98      1.00      1.02      1.04          0.79
                                    -------   -------   -------   -------     ---------

---------------
* Corette costs are considered 100% variable

Note: All dollar values are on an inflated (nominal) basis.

Note: Projections based on data from January 1999

                                      6-20

                                   APPENDIX A

                              MAJOR EQUIPMENT LIST
                                  ROSEBUD MINE
                            ROSEBUD COUNTY, MONTANA
                                      FOR
                             CHASE SECURITIES, INC.
                                       BY
                              JOHN T. BOYD COMPANY
                       MINING AND GEOLOGICAL CONSULTANTS

                                 SEPTEMBER 1999

                                                                                                                   AVAILABILITY
                                                                                    YEAR             OPER. HRS   ----------------
                                                                          EQUIP.   PUT IN     AGE     THROUGH      1997     1998
ITEM/DESCRIPTION                                   CAPACITY    LOCATION    NO.     SERVICE   (YRS)     1998        (%)       (%)
----------------                                  -----------  --------   ------   -------   -----   ---------   --------   -----
DRAGLINES:
Marion -- 8200..................................     75 Cu Yd  Area C     W7000     1983      16      76,465         88.5    88.0
Marion -- 8050..................................     60 Cu Yd  Area D      W5       1980      19      83,336         67.2    90.9
Marion -- 8050..................................     60 Cu Yd   Idle       W46      1975      24      57,701         99.7   100.0
Marion -- 8050..................................     60 Cu Yd   Idle       W47      1976      23      98,945         99.2    95.4
POWER SHOVELS:
Marion 191M.....................................     27 Cu Yd  Area C     W7027     1983      16      49,283         84.1    90.6
B-E 280B........................................     17 Cu Yd  Area D      W41      1973      26      29,641         93.5    96.1
B-E 280B........................................     17 Cu Yd   Idle       W42      1974      25      27,554         99.9    99.8
OVERBURDEN/PARTING/COAL DRILLS:
B-E Track Drill -- 60 R.........................      12 1/4"       --     W48       n/a      --      13,024         98.0    93.1
Marion -- M3....................................      12 1/4"  Area C     W7034     1984      15      24,623         85.6    97.5
Ingersol Rand -- DM45E..........................       9 7/8"       --    W415       n/a      --      16,250         98.8    88.9
Gardner Denver -- RDC16.........................       4 1/4"  Area D     W422      1989      10      10,610          n/a   100.0
Gardner Denver -- RDC16.........................       4 1/4"  Area C     W7055     1985      14      13,454          n/a   100.0
FRONT-END LOADERS:
Caterpillar -- 992C.............................     16 Cu Yd  Area D     W416      1989      10      29,422         79.1    82.1
Caterpillar -- 992D.............................     16 Cu Yd  Area C     W7074     1992       7      20,306         90.3    93.9
Caterpillar -- 992C.............................     15 Cu Yd  Area C      W15      1981      18      42,222         86.4    77.3
Caterpillar -- 970F.............................   8.75 Cu Yd       --     716      1998       1       1,980     New 1998    99.1
Komatsu -- WA6001L..............................      8 Cu Yd  Area D     W458      1994       5      24,102         79.8    90.9
Caterpillar -- IT28.............................   2.25 Cu Yd   Conv.     W9016      n/a      --       9,992          n/a     n/a
John Deere Loader/BH............................      1 Cu Yd   Conv.     W9006     1983      16       6,145          n/a     n/a
BOTTOM DUMP COAL HAULERS:
Dart -- 4160....................................      160 Ton  Area C     W7028     1983      16      49,250         88.0    82.7
Dart -- 4160....................................      160 Ton  Area C     W7029     1983      16      53,467         81.4    83.6
Dart -- 4160....................................      160 Ton  Area C     W7030     1984      15      51,547         79.1    85.2
Dart -- 4160....................................      160 Ton  Area C     W7031     1984      15      51,612         83.1    80.4
Caterpillar 776B................................      160 Ton  Area C     W7061     1988      11      39,460         79.0    63.5
Euclid -- CH120.................................      120 Ton  Area D      W34      1974      25      72,663         80.8    72.6
Euclid -- CH120.................................      120 Ton  Area D      W35      1974      25      68,820         80.3    91.4
Euclid -- CH120.................................      120 Ton  Area D      W36      1975      24      74,292         76.5    71.5
Euclid -- CH120.................................      120 Ton  Area D      W37      1975      24      80,864         84.2    75.3
Euclid -- CH120.................................      120 Ton  Area D      W38      1975      24      70,675         77.0    74.3
Euclid -- CH120.................................      120 Ton  Area D      W66      1976      23      83,427         72.0    80.4
Euclid -- CH120.................................      120 Ton  Area D      W67      1976      23      71,905         90.2    70.1

                                                                                                                   AVAILABILITY
                                                                                    YEAR             OPER. HRS   ----------------
                                                                          EQUIP.   PUT IN     AGE     THROUGH      1997     1998
ITEM/DESCRIPTION                                   CAPACITY    LOCATION    NO.     SERVICE   (YRS)     1998        (%)       (%)
----------------                                  -----------  --------   ------   -------   -----   ---------   --------   -----
END DUMP TRUCK:
Euclid -- R35...................................       35 Ton  Area D     W264      1983      16      23,552          n/a     n/a
WATER TRUCKS:
Caterpillar -- 631D.............................   10000 Gal.  Area D     W258      1983      16      26,601         89.6    76.1
Caterpillar -- 631D.............................   10000 Gal.   Idle      W259       n/a      --      32,932         72.6    82.6
Caterpillar -- 631D.............................   10000 Gal.  Area D     W455      1983      16      26,096         77.4    68.8
Caterpillar -- 631D.............................   10000 Gal.  Area C     W7003     1983      16      27,403         83.6    83.5
Caterpillar -- 631D.............................   10000 Gal.       --    W7011      n/a      --      41,004         89.3    93.5
Caterpillar -- 631D.............................   10000 Gal.  Area C     W7046     1983      16      41,234         96.3    66.4
TRACK DOZERS:
Caterpillar -- D11N.............................     53 Cu Yd  Area C     W424      1989      10      44,163         75.5    71.5
Caterpillar -- D11R.............................     45 Cu Yd  Area D      630      1997       2      12,363         91.6    86.2
Komatsu -- D475A2...............................     45 Cu Yd  Area C     W7073     1992       7      31,828         83.0    66.9
Caterpillar -- D10N.............................     28 Cu Yd  Area D     W412      1988      11      39,983         71.2    81.2
Komatsu -- D375A3...............................     28 Cu Yd  Area D      701      1997       2       5,332         79.9    83.8
Caterpillar -- D10R.............................     28 Cu Yd  Area C      615      1996       3      15,170         81.9    76.4
Komatsu -- D375A................................     26 Cu Yd       --    W467       n/a      --      33,657         80.8    76.5
Caterpillar -- D9N..............................     17 Cu Yd  Area C     W7075     1994       5      20,014         92.6    95.0
GRADERS:
Caterpillar -- 14G..............................       18 ft.  Area C     W7026     1984      15      38,202         91.3    85.0
Caterpillar -- 16G..............................       16 ft.  Area C     W423      1989      10      40,449         74.6    82.5
Caterpillar -- 16H..............................       16 ft.  Area D      616      1996       3      10,483         93.7    90.7
Caterpillar -- 16H..............................       16 ft.  Area C      727      1998       1       3,073     New 1998    94.3
Caterpillar -- 130G.............................       14 ft.  Area D     W7068     1984      15      12,222         99.5    91.0
SCRAPERS:
Caterpillar -- 657E.............................     35 Cu Yd  Area C      610      1996       3      13,689         91.9    94.5
Caterpillar -- 657E.............................     35 Cu Yd  Area D      611      1996       3      13,087         90.6    94.4
BACKHOE:
Caterpillar -- 245..............................  3 - 5 Cu Yd  Area D     W207      1981      18      22,789         73.1    94.3

---------------
Note: n/a indicates not available.

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 10.1 of PPL Montana's Limited Liability Company Agreement provides that PPL Montana will indemnify its member, managers, officers and certain other persons to the extent permitted by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *1.1     Purchase Agreement dated July 13, 2000 between the Company and Chase Securities Inc., Credit Suisse First Boston
          Corporation, UBS Warburg LLC and TD Securities (USA) Inc.
 *3.1     Certificate of Formation of PPL Montana, LLC, dated December
          23, 1998, as amended.
 *3.2     Limited Liability Company Agreement and By-Laws of PPL
          Montana, LLC, effective as of December 17, 1999.
 *4.1     Exchange and Registration Rights Agreement dated July 13,
          2000 among the Company and Chase Securities Inc., Credit
          Suisse First Boston Corporation, UBS Warburg LLC and TD
          Securities (USA) Inc.
 *4.2     Pass Through Trust Agreement dated July 20, 2000 with
          respect to the formation of the Colstrip 2000 Pass Through
          Trust, between the Company and The Chase Manhattan Bank, as
          Pass Through Trustee.
 *4.3     Letter of Representations dated July 19, 2000, among the
          Company, The Chase Manhattan Bank and The Depository Trust
          Company.
 *4.4     Form of 8.903% Pass Through Certificate.
 *4.5a    Participation Agreement (BA 1/2) dated July 13, 2000 among the Company, Montana OL3 LLC, Wilmington Trust Company,
          Montana OP3 LLC, and The Chase Manhattan Bank, as Lease
          Indenture Trustee and as Pass Through Trustee.
 *4.5b    Schedule identifying substantially identical agreement to
          Participation Agreement constituting Exhibit 4.5a hereto.
 *4.6a    Participation Agreement (BA 3) dated July 13, 2000 among the
          Company, Montana OL4 LLC, Wilmington Trust Company, Montana
          OP4 LLC, and The Chase Manhattan Bank, as Lease Indenture
          Trustee and as Pass Through Trustee.
 *4.6b    Schedule identifying substantially identical agreement to
          Participation Agreement constituting Exhibit 4.6a hereto.
 *4.7a    Facility Lease Agreement (BA 1/2), between the Company and
          Montana OL3 LLC.
 *4.7b    Schedule identifying substantially identical agreement to
          Facility Lease Agreement constituting Exhibit 4.7a hereto.
 *4.8a    Facility Lease Agreement (BA 3), between the Company and
          Montana OL4 LLC.
 *4.8b    Schedule identifying substantially identical agreement to
          Facility Lease Agreement constituting Exhibit 4.8a hereto.
 *4.9a    Indenture of Trust, Mortgage and Security Agreement (BA
          1/2), between Montana OL3 LLC and The Chase Manhattan Bank.
 *4.9b    Schedule identifying substantially identical agreement to
          Indenture of Trust, Mortgage and Security Agreement
          constituting Exhibit 4.9a hereto.
 *4.10a   Indenture of Trust, Mortgage and Security Agreement (BA 3),
          between Montana OL4 LLC and The Chase Manhattan Bank.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *4.10b   Schedule identifying substantially identical agreement to
          Indenture of Trust, Mortgage and Security Agreement
          constituting Exhibit 4.10a hereto.
 *5.1     Opinion of Orrick, Herrington & Sutcliffe LLP as to the
          legality of the Pass Through Certificates being registered hereby.
  8.1     Opinion of Orrick, Herrington & Sutcliffe LLP regarding tax matters.
*10.1a    Asset Purchase Agreement dated as of October 31, 1998 by and between PP&L Global, Inc. and The Montana Power Company
          (incorporated by reference to The Montana Power Company's
          Form 8-K, as filed with the Commission on November 9, 1998,
          File No. 001-04566).
*10.1b    Amendment No. 1 dated as of June 29, 1999 to the Asset
          Purchase Agreement dated as of October 31, 1998 by and
          between PP&L Global, Inc. and The Montana Power Company.
*10.1c    Amendment No. 2 dated as of October 29, 1999 to the Asset
          Purchase Agreement dated as of October 31, 1998 by and
          between PPL Global, Inc. and The Montana Power Company.
*10.2     Instrument of Assignment dated as of December 17, 1999 among
          PPL Global, the Company and Colstrip Comm Serv, LLC.
*10.3     Construction and Ownership Agreement dated July 30, 1971,
          pertaining to Colstrip Units 1 and 2, as amended October 21,
          1998, between The Montana Power Company and Puget Sound
          Power & Light Company.
*10.4     Agreement for the Operation and Maintenance of Colstrip
          Steam Electric Generating Plant dated July 30, 1971,
          pertaining to Colstrip Units 1 and 2, between The Montana
          Power Company and Puget Sound Power & Light Company.
*10.5a    Ownership & Operation Agreement Colstrip Units 3 & 4 dated as of May 6, 1981, among The Montana Power Company, First
          Trust Company of Montana, Puget Sound Power and Light
          Company, Puget Colstrip Construction Company, The Washington
          Water Power Company, Portland General Electric Company and
          Pacific Power & Light Company.
*10.5b    Amendment No. 1 to the Ownership & Operation Agreement dated as of October 11, 1991, pertaining to Colstrip Units 3 & 4, among The Montana Power Company, Puget Sound Power and Light
          Company, The Washington Water Power Company, Portland
          General Electric Company and PacifiCorp (doing business as
          Pacific Power & Light Company).
*10.5c    Amendment No. 2 to the Ownership & Operation Agreement dated as of July 13, 1998, pertaining to Colstrip Units 3 & 4,
          among The Montana Power Company, Puget Sound Power and Light
          Company (now Puget Sound Energy, Inc.), The Washington Water
          Power Company, Portland General Electric Company and Pacific
          Power & Light Company (now PacifiCorp).
*10.6a    Common Facilities Agreement Colstrip Units #1, #2, #3 and #4
          dated as of May 6, 1981, as amended January 21, 1992, among
          The Montana Power Company, Puget Sound Power & Light
          Company, Puget Colstrip Construction Company, Portland
          General Electric Company, The Washington Water Power Company
          and Pacific Power & Light Company (now PacifiCorp).
*10.6b    Amendment No. 1 to the Common Facilities Agreement dated as of January 21, 1992, among The Montana Power Company, Puget
          Sound Power and Light Company, Portland General Electric
          Company, The Washington Water Power Company and PacifiCorp
          (doing business as Pacific Power and Light Company).
*10.7     MPC/PP&L Colstrip Units 3 & 4 Generating Project Reciprocal
          Sharing Agreement dated as of December 15, 1999 by and
          between The Montana Power Company and the Company.
*10.8     Credit Agreement dated as of November 16, 1999 among the
          Company, the Lenders party thereto (as defined therein) and
          The Chase Manhattan Bank.
*10.9     General Assignment and Bill of Sale between The Montana
          Power Company and the Company, dated December 17, 1999.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
*10.10    Assignment and Assumption Agreement (Colstrip 1 and 2
          Agreements) dated as of December 17, 1999 by and between The
          Montana Power Company and the Company.
*10.11    Assignment and Assumption Agreement (Colstrip 3 and 4
          Agreements) dated as of December 17, 1999 by and between The
          Montana Power Company and the Company.
*10.12    Project Committee Vote Sharing Agreement dated as of
          December 15, 1999, between The Montana Power Company and the
          Company.
*10.13    Colstrip Unit Number 3 Wholesale Transition Service
          Agreement dated as of December 17, 1999, by and between the
          Company and The Montana Power Company.
*10.14    Non Colstrip Unit Number 3 Wholesale Transition Service
          Agreement dated as of December 17, 1999 by and between the
          Company and The Montana Power Company.
*10.15    Equity Contribution Agreement dated July 20, 2000 between
          PPL Corporation and the Company.
*10.16a   Bill of Sale (BA 1/2), between the Company and Montana OL3
          LLC.
*10.16b   Schedule identifying substantially identical agreement to
          Bill of Sale constituting Exhibit 10.17a hereto.
*10.17a   Site Lease and Sublease (BA 1/2), between the Company and
          Montana OL3 LLC.
*10.17b   Schedule identifying substantially identical agreement to
          Site Lease and Sublease constituting Exhibit 10.19a hereto.
*10.18a   Assignment and Reassignment of Project Agreements (BA 1/2),
          between the Company and Montana OL3 LLC.
*10.18b   Schedule identifying substantially identical agreement to
          Assignment and Reassignment of Project Agreements
          constituting Exhibit 10.20a hereto.
*10.19    Omnibus Voting Rights Agreement (BA/NC-1/2), among the
          Company, Montana OL1 LLC, Montana OL3 LLC, and the Lease
          Indenture Trustee.
*10.20a   Bill of Sale (BA 3), between the Company and Montana OL4
          LLC.
*10.20b   Schedule identifying substantially identical agreement to
          Bill of Sale constituting Exhibit 10.23a hereto.
*10.21a   Site Lease and Sublease (BA 3), between the Company and
          Montana OL4 LLC.
*10.21b   Schedule identifying substantially identical agreement to
          Site Lease and Sublease constituting Exhibit 10.25a hereto.
*10.22a   Assignment and Reassignment of Project Agreements (BA 3),
          between the Company and Montana OL4 LLC.
*10.22b   Schedule identifying substantially identical agreement to
          Assignment and Reassignment of Project Agreements
          constituting Exhibit 10.26a hereto.
*10.23    Omnibus Voting Rights Agreement (BA/NC-3), among the
          Company, Montana OL1 LLC, Montana OL4 LLC, and the Lease
          Indenture Trustee.
*10.24    Brokering and Contract Management Agreement, dated as of
          December 17, 1999, between PP&L EnergyPlus Co., LLC and the
          Company.
*10.25    Memorandum of Understanding, dated as of June 26, 2000,
          between PPL EnergyPlus, LLC and the Company.
*12.1     Statement regarding ratio of earnings to fixed charges.
*23.1     Consent of Winthrop, Stimson, Putnam and Roberts.
*23.2     Consent of Orrick, Herrington & Sutcliffe LLP (included in
          Exhibits 5.1 and 8.1 to this Registration Statement).
 23.3     Consent of PricewaterhouseCoopers LLP.
*23.4     Consent of R.W. Beck, Inc.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
*23.5     Consent of PA Consulting Services Inc.
*23.6     Consent of John T. Boyd Company.
*24.1     Power-of-Attorney (contained on the signature page of this
          Registration Statement).
*25.1     Statement of Eligibility and Qualification on Form T-1 of
          The Chase Manhattan Bank.
*27.1     Financial Data Schedule.
*99.1     Form of Letter of Transmittal.
*99.2     Form of Letter to Clients.
*99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
*99.4     Form of Notice of Guaranteed Delivery.

---------------
* previously filed

     (b) Financial Statement Schedules

     Financial statement schedules are not included as the required information is inapplicable or is presented in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or sec.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana on the 20th day of February, 2001.


                                          PPL MONTANA, LLC
                                          a Delaware limited liability company

                                          By:       /s/ PAUL A. FARR

                                            ------------------------------------

                                                        Paul A. Farr
                                                       Vice President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul A. Farr and David B. Kinnard, or either of them, as his true and lawful attorneys and agents, to do any and all acts and things in his name and on his behalf in any and all capacities, including as an individual or as an officer or director authorized to act on behalf of an entity, and to execute any and all instruments for him and in his name in the capacity indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable PPL Montana, LLC to comply with the Securities Act and any rules, regulations and requirements of the SEC in connection with this registration statement, including specifically, but without limitation, power and authority to sign for him in his name in the capacity indicated below, any and all amendments (including post-effective amendments) hereto; and each such person does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                         *                           President, Chief Executive
---------------------------------------------------    Officer and Manager
                 Roger L. Petersen                     (Principal executive officer)

                 /s/ PAUL A. FARR                    Vice President, Chief Financial  February 20, 2001
---------------------------------------------------    Officer and Assistant
                   Paul A. Farr                        Secretary (Principal
                                                       financial and accounting
                                                       officer)

                         *                           Vice President, General Counsel
---------------------------------------------------    and Secretary
                 David B. Kinnard

                         *                           Manager
---------------------------------------------------
                  John R. Biggar

                         *                           Manager
---------------------------------------------------
                 Paul T. Champagne

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
                         *                           Manager
---------------------------------------------------
                  Robert J. Grey

                         *                           Manager
---------------------------------------------------
                 William F. Hecht

                         *                           Manager
---------------------------------------------------
                   Frank A. Long

              * By: /s/ PAUL A. FARR                                                  February 20, 2001
        ------------------------------------------
                Name: Paul A. Farr
                 Attorney-in fact

                                 EXHIBIT INDEX


EXHIBIT                                                                  PAGE
NUMBER                            DESCRIPTION                           NUMBER
-------                           -----------                           ------
 *1.1     Purchase Agreement dated July 13, 2000 between the Company and Chase Securities Inc., Credit Suisse First Boston
          Corporation, UBS Warburg LLC and TD Securities (USA)
          Inc. .......................................................
 *3.1     Certificate of Formation of PPL Montana, LLC, dated December
          23, 1998, as amended........................................
 *3.2     Limited Liability Company Agreement and By-Laws of PPL
          Montana, LLC, effective as of December 17, 1999.............
 *4.1     Exchange and Registration Rights Agreement dated July 13,
          2000 among the Company and Chase Securities Inc., Credit
          Suisse First Boston Corporation, UBS Warburg LLC and TD
          Securities (USA) Inc. ......................................
 *4.2     Pass Through Trust Agreement dated July 20, 2000 with
          respect to the formation of the Colstrip 2000 Pass Through
          Trust, between the Company and The Chase Manhattan Bank, as
          Pass Through Trustee........................................
 *4.3     Letter of Representations dated July 19, 2000, among the
          Company, The Chase Manhattan Bank and The Depository Trust
          Company.....................................................
 *4.4     Form of 8.903% Pass Through Certificate.....................
 *4.5a    Participation Agreement (BA 1/2) dated July 13, 2000 among the Company, Montana OL3 LLC, Wilmington Trust Company,
          Montana OP3 LLC, and The Chase Manhattan Bank, as Lease
          Indenture Trustee and as Pass Through Trustee...............
 *4.5b    Schedule identifying substantially identical agreement to
          Participation Agreement constituting Exhibit 4.5a hereto....
 *4.6a    Participation Agreement (BA 3) dated July 13, 2000 among the
          Company, Montana OL4 LLC, Wilmington Trust Company, Montana
          OP4 LLC, and The Chase Manhattan Bank, as Lease Indenture
          Trustee and as Pass Through Trustee.........................
 *4.6b    Schedule identifying substantially identical agreement to
          Participation Agreement constituting Exhibit 4.6a hereto....
 *4.7a    Facility Lease Agreement (BA 1/2), between the Company and
          Montana OL3 LLC.............................................
 *4.7b    Schedule identifying substantially identical agreement to
          Facility Lease Agreement constituting Exhibit 4.7a hereto...
 *4.8a    Facility Lease Agreement (BA 3), between the Company and
          Montana OL4 LLC.............................................
 *4.8b    Schedule identifying substantially identical agreement to
          Facility Lease Agreement constituting Exhibit 4.8a hereto...
 *4.9a    Indenture of Trust, Mortgage and Security Agreement (BA
          1/2), between Montana OL3 LLC and The Chase Manhattan
          Bank........................................................
 *4.9b    Schedule identifying substantially identical agreement to
          Indenture of Trust, Mortgage and Security Agreement
          constituting Exhibit 4.9a hereto............................
 *4.10a   Indenture of Trust, Mortgage and Security Agreement (BA 3),
          between Montana OL4 LLC and The Chase Manhattan Bank........
 *4.10b   Schedule identifying substantially identical agreement to
          Indenture of Trust, Mortgage and Security Agreement
          constituting Exhibit 4.10a hereto...........................
 *5.1     Opinion of Orrick, Herrington & Sutcliffe LLP as to the
          legality of the Pass Through Certificates being registered hereby......................................................
  8.1     Opinion of Orrick, Herrington & Sutcliffe LLP regarding tax matters.....................................................
*10.1a    Asset Purchase Agreement dated as of October 31, 1998 by and between PP&L Global, Inc. and The Montana Power Company
          (incorporated by reference to The Montana Power Company's
          Form 8-K, as filed with the Commission on November 9, 1998,
          File No. 001-04566).........................................
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
EXHIBIT                                                                  PAGE
NUMBER                            DESCRIPTION                           NUMBER
-------                           -----------                           ------
*10.1b    Amendment No. 1 dated as of June 29, 1999 to the Asset
          Purchase Agreement dated as of October 31, 1998 by and
          between PP&L Global, Inc. and The Montana Power Company.....
*10.1c    Amendment No. 2 dated as of October 29, 1999 to the Asset
          Purchase Agreement dated as of October 31, 1998 by and
          between PPL Global, Inc. and The Montana Power Company......
*10.2     Instrument of Assignment dated as of December 17, 1999 among
          PPL Global, the Company and Colstrip Comm Serv, LLC.........
*10.3     Construction and Ownership Agreement dated July 30, 1971,
          pertaining to Colstrip Units 1 and 2, as amended October 21,
          1998, between The Montana Power Company and Puget Sound
          Power & Light Company.......................................
*10.4     Agreement for the Operation and Maintenance of Colstrip
          Steam Electric Generating Plant dated July 30, 1971,
          pertaining to Colstrip Units 1 and 2, between The Montana
          Power Company and Puget Sound Power & Light Company.........
*10.5a    Ownership & Operation Agreement Colstrip Units 3 & 4 dated as of May 6, 1981, among The Montana Power Company, First
          Trust Company of Montana, Puget Sound Power and Light
          Company, Puget Colstrip Construction Company, The Washington
          Water Power Company, Portland General Electric Company and
          Pacific Power & Light Company...............................
*10.5b    Amendment No. 1 to the Ownership & Operation Agreement dated as of October 11, 1991, pertaining to Colstrip Units 3 & 4, among The Montana Power Company, Puget Sound Power and Light
          Company, The Washington Water Power Company, Portland
          General Electric Company and PacifiCorp (doing business as
          Pacific Power & Light Company)..............................
*10.5c    Amendment No. 2 to the Ownership & Operation Agreement dated as of July 13, 1998, pertaining to Colstrip Units 3 & 4,
          among The Montana Power Company, Puget Sound Power and Light
          Company (now Puget Sound Energy, Inc.), The Washington Water
          Power Company, Portland General Electric Company and Pacific
          Power & Light Company (now PacifiCorp)......................
*10.6a    Common Facilities Agreement Colstrip Units #1, #2, #3 and #4
          dated as of May 6, 1981, as amended January 21, 1992, among
          The Montana Power Company, Puget Sound Power & Light
          Company, Puget Colstrip Construction Company, Portland
          General Electric Company, The Washington Water Power Company
          and Pacific Power & Light Company (now PacifiCorp)..........
*10.6b    Amendment No. 1 to the Common Facilities Agreement dated as of January 21, 1992, among The Montana Power Company, Puget
          Sound Power and Light Company, Portland General Electric
          Company, The Washington Water Power Company and PacifiCorp
          (doing business as Pacific Power and Light Company).........
*10.7     MPC/PP&L Colstrip Units 3 & 4 Generating Project Reciprocal
          Sharing Agreement dated as of December 15, 1999 by and
          between The Montana Power Company and the Company...........
*10.8     Credit Agreement dated as of November 16, 1999 among the
          Company, the Lenders party thereto (as defined therein) and
          The Chase Manhattan Bank....................................
*10.9     General Assignment and Bill of Sale between The Montana
          Power Company and the Company, dated December 17, 1999......
*10.10    Assignment and Assumption Agreement (Colstrip 1 and 2
          Agreements) dated as of December 17, 1999 by and between The
          Montana Power Company
          and the Company.............................................
*10.11    Assignment and Assumption Agreement (Colstrip 3 and 4
          Agreements) dated as of December 17, 1999 by and between The
          Montana Power Company
          and the Company.............................................
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
EXHIBIT                                                                  PAGE
NUMBER                            DESCRIPTION                           NUMBER
-------                           -----------                           ------
*10.12    Project Committee Vote Sharing Agreement dated as of
          December 15, 1999, between The Montana Power Company and the
          Company.....................................................
*10.13    Colstrip Unit Number 3 Wholesale Transition Service
          Agreement dated as of December 17, 1999, by and between the
          Company and The Montana Power Company.......................
*10.14    Non Colstrip Unit Number 3 Wholesale Transition Service
          Agreement dated as of December 17, 1999 by and between the
          Company and The Montana Power Company.......................
*10.15    Equity Contribution Agreement dated July 20, 2000 between
          PPL Corporation and the Company.............................
*10.16a   Bill of Sale (BA 1/2), between the Company and Montana OL3
          LLC.........................................................
*10.16b   Schedule identifying substantially identical agreement to
          Bill of Sale constituting Exhibit 10.17a hereto.............
*10.17a   Site Lease and Sublease (BA 1/2), between the Company and
          Montana OL3 LLC.............................................
*10.17b   Schedule identifying substantially identical agreement to
          Site Lease and Sublease constituting Exhibit 10.19a
          hereto......................................................
*10.18a   Assignment and Reassignment of Project Agreements (BA 1/2),
          between the Company and Montana OL3 LLC.....................
*10.18b   Schedule identifying substantially identical agreement to
          Assignment and Reassignment of Project Agreements
          constituting Exhibit 10.20a hereto..........................
*10.19    Omnibus Voting Rights Agreement (BA/NC-1/2), among the
          Company, Montana OL1 LLC, Montana OL3 LLC, and the Lease
          Indenture Trustee...........................................
*10.20a   Bill of Sale (BA 3), between the Company and Montana OL4
          LLC.........................................................
*10.20b   Schedule identifying substantially identical agreement to
          Bill of Sale constituting Exhibit 10.23a hereto.............
*10.21a   Site Lease and Sublease (BA 3), between the Company and
          Montana OL4 LLC.............................................
*10.21b   Schedule identifying substantially identical agreement to
          Site Lease and Sublease constituting Exhibit 10.25a
          hereto......................................................
*10.22a   Assignment and Reassignment of Project Agreements (BA 3),
          between the Company and Montana OL4 LLC.....................
*10.22b   Schedule identifying substantially identical agreement to
          Assignment and Reassignment of Project Agreements
          constituting Exhibit 10.26a hereto..........................
*10.23    Omnibus Voting Rights Agreement (BA/NC-3), among the
          Company, Montana OL1 LLC, Montana OL4 LLC, and the Lease
          Indenture Trustee...........................................
*10.24    Brokering and Contract Management Agreement, dated as of
          December 17, 1999, between PP&L EnergyPlus Co., LLC and the
          Company.....................................................
*10.25    Memorandum of Understanding, dated as of June 26, 2000,
          between PPL EnergyPlus, LLC and the Company.................
*12.1     Statement regarding ratio of earnings to fixed charges......
*23.1     Consent of Winthrop, Stimson, Putnam and Roberts............
*23.2     Consent of Orrick, Herrington & Sutcliffe LLP (included in
          Exhibits 5.1 and 8.1 to this Registration Statement)........
 23.3     Consent of PricewaterhouseCoopers LLP.......................
*23.4     Consent of R.W. Beck, Inc...................................
*23.5     Consent of PA Consulting Services Inc.......................
*23.6     Consent of John T. Boyd Company.............................
*24.1     Power-of-Attorney (contained on the signature page of this
          Registration Statement).....................................
*25.1     Statement of Eligibility and Qualification on Form T-1 of
          The Chase Manhattan Bank....................................
*27.1     Financial Data Schedule.....................................
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

EXHIBIT                                                                  PAGE
NUMBER                            DESCRIPTION                           NUMBER
-------                           -----------                           ------
*99.1     Form of Letter of Transmittal...............................
*99.2     Form of Letter to Clients...................................
*99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees................................
*99.4     Form of Notice of Guaranteed Delivery.......................

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* previously filed